Filed pursuant to Rule 424(b)(3)
Registration No. 333-170434
Prospectus

Offer to Exchange Shares of Common Stock of Chuo Mitsui Trust Holdings, Inc. for
Shares of Common Stock of The Sumitomo Trust and Banking Company, Limited

The boards of directors of Chuo Mitsui Trust Holdings, Inc., or CMTH, and The Sumitomo Trust and Banking Company, Limited., or STB, have agreed to conduct a statutory share exchange (kabushiki kokan) between the two companies under the Companies Act of Japan (Law No. 86 of 2005), or the Companies Act, pursuant to which shareholders of STB will become shareholders of CMTH and STB will become a wholly owned subsidiary of CMTH. On August 24, 2010, the two companies entered into the share exchange agreement setting forth the share exchange ratio and other terms of the share exchange. In the share exchange, holders of STB common stock will receive 1.49 shares of CMTH common stock for each share of STB common stock they hold.

The share exchange is part of a planned management and business integration between the CMTH and STB corporate groups in which CMTH will serve as the holding company of the combined group and is expected to be renamed Sumitomo Mitsui Trust Holdings, Inc., or SMTH, following completion of the share exchange.

The share exchange may only be completed upon the approval of the share exchange agreement by shareholders of CMTH and STB and certain other conditions being satisfied. The additional conditions and other terms of the share exchange are more fully described in this prospectus in the section entitled “The Share Exchange.” Under the current schedule, if the shareholders of each company approve the share exchange agreement and the other conditions are satisfied, then the share exchange is expected to become effective on April 1, 2011.

This prospectus has been prepared for holders of STB common stock who are resident in the United States to provide them with detailed information about the share exchange and the shares of CMTH common stock to be issued and delivered in connection with the share exchange. You are encouraged to read this prospectus in its entirety.

Based on the number of shares of STB common stock issued as of September 30, 2010, CMTH expects to issue or deliver 2,495,111,627 shares of its common stock in connection with the share exchange. Approximately 15.9% of those shares will be offered to holders of STB common stock who are resident in the United States.

The extraordinary general meeting of shareholders and the class shareholders’ meeting for holders of STB common stock, at which holders of STB common stock will vote on the approval of the share exchange agreement, are currently scheduled to be held on December 22, 2010 at 10:00 a.m. in Osaka, Japan. Shareholders of STB common stock of record as of the close of business on September 30, 2010 will be entitled to vote at these meetings. To attend and vote at the extraordinary general meeting of shareholders and the class shareholders’ meeting, or to vote electronically, STB shareholders must follow the procedures outlined in the convocation notice and the mail-in voting card and other voting and reference materials that will be distributed by STB.

Shares of CMTH common stock are traded in yen on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange. On November 15, 2010, the last reported official sale price of shares of CMTH common stock on the Tokyo Stock Exchange was ¥301 per share.

You may have dissenters’ appraisal rights in connection with the share exchange under Japanese law. See page 65 for a further discussion of any dissenters’ rights.

You should carefully consider the risk factors beginning on page 6 of this prospectus.

NEITHER CMTH NOR STB IS ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY TO CMTH OR STB.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the share exchange or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 15, 2010.

		Page

Additional Information		ii
Questions and Answers About the Share Exchange, the Extraordinary General Meeting and Class Shareholders’ Meeting of STB Shareholders		iii
Cautionary Statement Concerning Forward-Looking Statements		ix
Summary		1
Risk Factors		6
Selected Historical Financial Data of CMTH		23
Selected Historical Financial Data of STB		25
Unaudited Pro Forma Combined Condensed Financial Information		27
Selected Unaudited Pro Forma Per Share Data		38
Market Price and Dividend Information		39
Currency Exchange Rate Data		41
The Extraordinary General Meeting and Class Shareholders’ Meeting of STB Shareholders		42
The Share Exchange		45
Business Goals and Strategies After the Share Exchange		67
Business of CMTH		72
Business of STB		95
The Japanese Banking and Trust Banking Industry		111
Supervision and Regulation		115
Competition		130
CMTH Management’s Discussion and Analysis of Financial Condition and Results of Operations		132
Additional Financial Information for CMTH		188
STB Management’s Discussion and Analysis of Financial Condition and Results of Operations		200
Additional Financial Information for STB		258
Directors and Management After the Share Exchange		272
Major Shareholders		275
Description of CMTH Common Stock and Preferred Stock, and SMTH ADRs		276
Japanese Foreign Exchange Controls and Certain Other Regulations		294
Comparison of Shareholders’ Rights		296
Taxation		297
Experts		304
Legal Matters		304
Where You Can Find More Information		304
Enforceability of Civil Liabilities		305
Index to Financial Statements		F-1

Appendix A	–	English Translation of the Share Exchange Agreement, the Management Integration Agreement and the Memorandum on Share Exchange Agreement
Appendix B	–	English Translation of Fairness Opinion Delivered by UBS Securities Japan Ltd
Appendix C	–	English Translation of Fairness Opinion Delivered by Daiwa Securities Capital Markets Co. Ltd.
Appendix D	–	English language press release of CMTH, dated November 12, 2010, announcing its unaudited Japanese GAAP results for the second quarter (first half) ended September 30, 2010
Appendix E	–	Unaudited Reverse Reconciliation of Selected Financial Information of CMTH as of and for the year ended March 31, 2010
Appendix F	–	English language press release of STB, dated November 12, 2010, announcing its unaudited Japanese GAAP results for the first half ended September 30, 2010
Appendix G	–	Unaudited Reverse Reconciliation of Selected Financial Information of STB as of and for the year ended March 31, 2010
Appendix H	–	English Translation of Selected Articles of the Companies Act

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ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-4, which includes additional important business and financial information about CMTH and STB that is not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request. If you would like to receive any of the additional information, please contact:

Nobuo Murakami Investor Relations Group, General Planning Department Chuo Mitsui Trust Holdings, Inc. 33-1, Shiba 3-chome Minato-ku, Tokyo 105-8574 Japan Telephone: +81-3-5232-8828	Hiroaki Hirose
IR Office, Financial Management Department
The Sumitomo Trust and Banking Company, Limited
GranTokyo South Tower, 9-2, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-6611
Japan
Telephone: +81-3-3286-8354

Please note that copies of documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this prospectus.

In order to receive timely delivery of requested documents, you should make your request no later than December 15, 2010, which is five business days before you must make a decision regarding the share exchange.

For additional information about CMTH and STB, see “Where You Can Find More Information” on page 304.

QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE, THE EXTRAORDINARY GENERAL MEETING AND CLASS SHAREHOLDERS’ MEETING OF STB SHAREHOLDERS

Q. What are CMTH and STB proposing?

A. CMTH and STB are proposing to conduct a statutory share exchange (kabushiki kokan) under the Companies Act pursuant to which shareholders of STB will become shareholders of CMTH, and STB will become a wholly owned subsidiary of CMTH, which will serve as the holding company for the combined group and is expected to be renamed Sumitomo Mitsui Trust Holdings, Inc., or SMTH, following completion of the share exchange.

Q. Why are CMTH and STB proposing the share exchange?

A. CMTH and STB aim, through the share exchange and the management and business integration of the two groups, to create a new trust bank group with the status, expertise and capability to be the leading trust bank group in Japan. SMTH will leverage the strong foundations of the CMTH and STB groups, as well as synergies and other streamlining effects anticipated from the integration of the two groups, to create a large-scale financial institution with enhanced expertise and comprehensive capability to provide high value-added financial services to its clients and customers across a broad scope of trust bank-related businesses.

Q. What will holders of STB common stock receive in the share exchange?

A. In the share exchange, holders of STB common stock immediately preceding the effective time of the share exchange will receive 1.49 shares of CMTH common stock for each share of STB common stock they hold. Holders of STB common stock who have duly exercised their dissenters’ appraisal rights will not receive shares of CMTH common stock for shares of STB common stock.

Q. How will holders of STB American depository receipts, or ADRs, be treated in the share exchange?

A. STB and CMTH plan that SMTH will adopt a sponsored ADRs program and that ADRs of STB or CMTH will be exchanged for those of SMTH.

Q. How did CMTH and STB determine the share exchange ratio?

A. CMTH and STB conducted thorough negotiations and discussions on the share exchange ratio, each taking into account the analyses of its respective financial advisors; the financial position, assets and future prospects of each party; and other factors. As a result of these negotiations and discussions concerning the exchange ratio, CMTH and STB each reached the conclusion that the share exchange ratio was appropriate and on August 24, 2010 agreed upon the share exchange ratio.

Q. Does the board of directors of STB recommend the share exchange?

A. Yes. The STB board of directors unanimously recommends the share exchange.

Q. When is the share exchange expected to become effective?

A. The share exchange, if approved, is expected to become effective on April 1, 2011, unless the share exchange agreement is terminated or amended in accordance with its terms.

Q. What vote of STB’s shareholders is required to approve the share exchange agreement?

A. The affirmative vote of the holders of at least two-thirds of the voting rights of STB present or represented at its extraordinary general meeting of shareholders, at which shareholders holding at least one-third of the total voting rights of STB are present or represented, is required to approve the share exchange agreement. One thousand (1,000) shares of STB common stock constitutes one voting right, or unit. Holders of STB Class II Preferred Shares are not entitled to voting rights at the extraordinary general meeting of shareholders. A class shareholders’ meeting for holders of STB common stock and a class shareholders’ meeting for holders of STB Class II Preferred Shares will be held and the approvals of the share exchange agreement from those class shareholders’ meetings are also required. The number of affirmative votes and the quorum required to approve the share exchange agreement at a class shareholders’ meeting for holders of STB common stock is the same as that required at the extraordinary shareholders’ meeting.

Q. How will fractional shares be treated in the share exchange?

A. If any fractional shares of CMTH common stock would otherwise be allocated to holders of STB common stock in the share exchange, CMTH will sell the shares representing the aggregate of all such fractional shares (in case the aggregate includes any fractional shares, such fractional shares shall be rounded off) in the Japanese market or buy such shares itself at the market price and distribute the net cash proceeds from the sale on a proportionate basis to the former holders of STB common stock who would otherwise have received fractional shares. Distribution of the proceeds from such a sale of shares typically takes about two months to complete but may vary depending on the circumstances.

Q. How will shareholders with less than a unit of CMTH shares be treated after the share exchange?

A. The articles of incorporation of CMTH provide that 1,000 shares of its common stock constitute one unit, which will have one voting right. Some holders of STB common stock may receive less than a unit of CMTH shares of common stock in the share exchange. Holders of less than one unit of shares will be registered in CMTH’s register of shareholders, but shares held by a holder constituting less than one unit will not carry voting rights. A holder of less than one unit of CMTH shares may request that CMTH purchase those shares at their market value. Moreover, CMTH’s articles of incorporation provide that a holder of less than one unit of shares has the right to require CMTH to sell to the holder from any available treasury stock a number of shares that will, when added to the number of shares held by such holder, constitute one unit of shares.

Q. Can the number of shares of CMTH common stock issued in exchange for each share of STB common stock be changed between now and when the transaction is completed?

A. No. The exchange ratio has been fixed and, unless the share exchange agreement is amended, will not change regardless of any changes in the market prices of either CMTH or STB common stock between now and the effectiveness of the share exchange. For a more detailed discussion of the fixed exchange ratio, see the first risk factor under “Risk Factors—Risks Related to the Share Exchange.”

Q. Will STB’s shareholders receive dividends on the STB shares they hold for the fiscal year ending March 31, 2011?

A. STB expects to pay dividends in June 2011 to holders of record of its common stock and Class II Preferred Shares as of March 31, 2011. STB’s payment of dividends is subject to approval at the ordinary general meeting of shareholders in June 2011, where SMTH will vote as the sole shareholder of STB if, by obtaining approval at STB’s extraordinary general meeting of shareholders approving the share exchange agreement, the provisions in STB’s articles of incorporation with respect to the record date of ordinary general meetings of shareholders are removed in accordance with the share exchange agreement. For a more detailed discussion of dividends, see “The Share Exchange — Material Terms of the Share Exchange and Management Integration Agreements — Payment of Dividends by CMTH and STB”.

Q. Will the STB shareholders of record as of March 31, 2011 be given the right to vote at SMTH’s ordinary general shareholders’ meeting planned to be held in June 2011?

A. The share exchange agreement provides that STB common shareholders receiving shares of CMTH common stock in the share exchange will also be given the right to vote at SMTH’s ordinary general meeting of shareholders scheduled to be held in June 2011, subject to certain conditions including that the provisions in STB’s articles of incorporation with respect to the record date of ordinary general meetings of shareholders are removed and that the share exchange takes effect.

Q. How will trading in shares of STB common stock be affected in connection with the effectiveness of the share exchange?

A. In connection with the share exchange, the shares of STB common stock will be delisted from the Tokyo Stock Exchange and the Osaka Securities Exchange. Under the current schedule, the last day of trading in shares of STB common stock is expected to be March 28, 2011, four trading days prior to the effective date of the share exchange, and the STB shares are expected to be delisted the following day.

Q. Will the legal rights of CMTH common stock differ from the legal rights of STB common stock?

A. There is no material difference between the legal rights of holders of CMTH common stock and the legal rights of holders of STB common stock.

Q. What is the record date for voting at the extraordinary general meeting of shareholders?

A. The record date for voting at STB’s extraordinary general meeting of shareholders for the approval of the share exchange is September 30, 2010. Holders of record of at least one unit of STB shares of common stock as of the close of business on that date will be eligible to vote at the meeting, which is scheduled to be held on December 22, 2010.

Q. How do I vote at the extraordinary general meeting of shareholders?

A. You may exercise your voting rights by submitting a vote via the internet, returning the mail-in voting card, submitting a vote via the electronic proxy voting platform operated by Investor Communications Japan Inc., or ICJ, or attending the STB extraordinary general meeting of shareholders in person or through another shareholder with voting rights whom you have appointed as your attorney-in-fact, or through a standing proxy in the case of a non-resident shareholder. Completed mail-in voting cards must be received by STB by 5:00 p.m. (Japan time) one business day prior to the shareholders’ meeting.

STB will distribute to shareholders eligible to vote who are residents of Japan voting and reference materials that will enable those shareholders to exercise their voting rights. For shareholders eligible to vote who are non-residents of Japan and who have appointed a standing proxy in Japan, STB will distribute voting and reference materials to the standing proxies, who are expected to deal with those materials according to the terms of their arrangements with the shareholders they represent. For shareholders eligible to vote who are non-residents of Japan and who have purchased shares of STB through a securities broker located outside of Japan, STB will distribute voting and reference materials to the broker’s standing proxy in Japan, who is expected to deal with those materials according to the terms of his/her arrangements with the broker he/she represents. Non-resident STB shareholders are encouraged to contact their standing proxy in Japan, or broker, to obtain the voting and reference materials and confirm the necessary procedures to exercise their voting rights. For more details relating to the delivery of voting and reference materials and how to vote at the extraordinary general meetings of shareholders, see “The Extraordinary General Meeting and Class Shareholders’ Meeting of STB Shareholders—General: Date, Time and Place.”

STB’s shareholders may exercise their voting rights through the internet by accessing the website designated by STB (http://www.webdk.net) and entering the exercise code and password enclosed with the mail-in voting card. Internet voting is available only in Japanese and is available until 5:00 p.m. (Japan time) one business day prior to the shareholders’ meeting.

An electronic proxy voting platform operated by ICJ is also available as a means of electronic voting for institutional investors if properly arranged in advance.

Q. How will shares represented by mail-in voting cards be treated at the extraordinary general meeting of shareholders?

A. The mail-in voting cards used for STB’s extraordinary general meeting of shareholders will list the proposals to be voted on by shareholders at the meeting, including the approval of the share exchange agreement and any other matters that may properly come before the shareholders’ meeting. A mail-in voting

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card will allow a shareholder to indicate approval or disapproval with respect to the share exchange agreement and any other proposals to be voted on at the meeting. In accordance with Japanese law, STB intends to count toward the quorum for the meeting any shares represented by mail-in voting cards that are returned without indicating the approval or disapproval of any of the proposals and count those mail-in voting cards as votes in favor of the share exchange and the other proposals referred to in the mail-in voting cards. A mail-in vote will become void if the shareholder who voted by mail attends the meeting in person or through another shareholder with voting rights whom the shareholder appointed as his or her attorney-in-fact.

Q. May I change my vote after I have submitted a mail-in voting card?

A. Yes. To change your vote after submitting a mail-in voting card, you may subsequently submit a timely vote via the internet, or attend the extraordinary general meeting of shareholders in person or through another shareholder with voting rights whom you have appointed as your attorney-in-fact or through a standing proxy in the case of a non-resident shareholder.

Q. May I change my vote after I have submitted my vote via the internet?

A. Yes. To change your vote after submitting a vote via the internet, you may submit a timely vote via the internet, or attend the extraordinary general meeting of shareholders in person or through another shareholder with voting rights whom you have appointed as your attorney-in-fact. If you submit more than one vote via the internet, the last vote submitted will be counted as your vote unless properly revoked or changed by any of the methods described above.

Q. If my shares are held in “street name” by my broker, will my broker vote them for me without instructions?

A. Whether your broker will vote your shares without your instructions depends on the terms of the agreement entered into by you and your broker. Therefore, you are encouraged to contact your broker directly to confirm the applicable voting procedure.

Q.	What is a class shareholders’ meeting for holders of STB common stock and why is it necessary in addition to the extraordinary general meeting of shareholders?

A. Under the Companies Act, the resolution of separate meetings of class shareholders of each class is required in situations where a company that may issue two or more classes of shares under its articles of incorporation carries out certain actions, including a share exchange, and the action is likely to prejudice the interests of the relevant class of shareholders. Pursuant to this law, STB plans to convene class shareholders’ meetings of common stockholders and preferred stockholders in addition to the extraordinary general meeting of shareholders.

Q. Will different items be submitted for approval at the class shareholders’ meeting of common stock holders?

A. While both of the approval of the share exchange agreement and the amendment to the articles of incorporation will be the items submitted for approval of the extraordinary general meeting of shareholders, the approval of the share exchange agreement will be the only item submitted for approval of the class shareholders’ meeting of common stockholders.

Q. What is the procedure for voting at a class shareholders’ meeting for holders of STB common stock?

A. A class shareholders’ meeting for holders of STB common stock will be also held concurrently with the general meeting of shareholders at the same venue. The record date of and procedures for voting at a class shareholders’ meeting for holders of STB common stock is the same as that for voting at the extraordinary shareholders’ meeting.

Q. Do I have dissenters’ appraisal rights in connection with the share exchange?

A. Yes. Under the Companies Act, you are entitled to dissenters’ appraisal rights in connection with the share exchange if you comply with the procedures set forth in the Companies Act and Share Handling Regulations of STB. Any STB shareholder of common stock who either:

•	has voting rights at the extraordinary general meeting and the class shareholders’ meeting, and notifies STB prior to the extraordinary general meeting of shareholders and the class shareholders’ meeting of his or her intention to oppose the share exchange and votes against the approval of the share exchange agreement at the extraordinary general meeting of shareholders and the class shareholders’ meeting; or

•	does not have voting rights at the extraordinary general meeting of shareholders and the class shareholders’ meeting, including any shareholder whose shares constitute less than one unit; and

complies with the other relevant procedures set forth in the Companies Act and Share Handling Regulations of STB, may demand in writing that STB purchase his or her shares of common stock at fair value. Such demand must be made within the period from the day 20 days prior to the effective date to the day immediately preceding the effective date of the share exchange.

The failure of an STB shareholder of common stock who is entitled to vote at the extraordinary general meeting of shareholders and the class shareholders’ meeting to provide the required notice prior to the shareholders’ meetings or to vote against the share exchange agreement at the shareholders’ meetings will constitute a waiver of the right to demand that STB purchase his or her shares of common stock at fair value.

There are other procedural issues that you may wish to consider when deciding whether to exercise your dissenters’ appraisal rights. For a more detailed discussion of dissenters’ appraisal rights, see “The Share Exchange—Dissenters’ Appraisal Rights.” In addition, dissenters’ appraisal rights for shareholders of a company becoming a wholly owned subsidiary through a share exchange are set forth in Articles 785 and 786 of the Companies Act. An English translation of these articles is included in this prospectus as Appendix H.

Q. Are there any conditions under which the share exchange might not take place?

A. Under the share exchange agreement, the respective obligations of CMTH and STB to complete the share exchange are subject to the conditions that CMTH and STB obtain approval from their shareholders (including holders of STB preferred stock) of the share exchange agreement and CMTH and STB obtain or satisfy all regulatory approvals, permits, consents and requirements necessary for the effectiveness of the transaction. Shareholder approval of the share exchange agreement will thus be subject to fulfillment of conditions imposed on the share exchange by Japanese, U.S. and other regulatory authorities. CMTH and STB may be required to obtain further shareholder approval in the event that any conditions imposed by Japanese, U.S. or other regulatory authorities materially alter any aspect of the share exchange as previously approved.

Q. What are the Japanese tax consequences of the share exchange?

A. In the opinion of Nagashima Ohno & Tsunematsu, Japanese counsel to CMTH for Japanese tax matters, based on certain assumptions and subject to certain limited exceptions, the share exchange is expected to be a tax-free transaction for Japanese tax purposes for holders of shares of STB common stock who will be allotted shares of CMTH common stock. As such, non-resident holders of shares of STB common stock will generally not recognize any gains or losses for Japanese tax purposes at the time of the share exchange. See “Taxation—Japanese Tax Consequences” for further discussion.

Q. What are the U.S. tax consequences of the share exchange?

A. The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes. The share exchange will be a taxable transaction to exchanging or dissenting STB shareholders. For a more detailed discussion of the material U.S. federal income tax consequences of the share exchange to certain U.S. holders, see “Taxation—United States Federal Income Tax Considerations.” Each U.S. shareholder is strongly urged to consult its own tax advisor concerning the U.S. federal income tax consequences of the transaction as well as the tax consequences under any applicable state, local or non-U.S. tax law.

Q. Who can I contact with questions?

A. If you have more questions about the share exchange, you should contact:

Nobuo Murakami Investor Relations Group, General Planning Department Chuo Mitsui Trust Holdings, Inc. 33-1, Shiba 3-chome Minato-ku, Tokyo 105-8574 Japan Telephone: +81-3-5232-8828	Hiroaki Hirose
IR Office, Financial Management Department
The Sumitomo Trust and Banking Company, Limited
GranTokyo South Tower, 9-2, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-6611
Japan
Telephone: +81-3-3286-8354

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995 that reflect the expectations, assumptions, estimates and projections of CMTH and STB about their respective businesses, financial condition and results of operations, as well as their plans and expectations in relation to, and the benefits resulting from, the proposed share exchange and business and management integration of the CMTH and STB corporate groups. Such forward-looking statements are based on the current assumptions and beliefs of CMTH and STB in light of the information currently available to them and may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions, or by discussion of, among other things, strategy, goals, plans or intentions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results, performance or achievements may differ materially and adversely from those expressed in any forward-looking statement contained in this prospectus, due to various factors including but not limited to:

•	the inability to obtain necessary shareholder approval or to satisfy other conditions to the effectiveness of the share exchange, including the failure to obtain all necessary regulatory approvals;

•	the failure of the combined group to integrate the CMTH and STB businesses, product and service offerings and branch networks successfully, to realize the anticipated cost savings and synergies of the planned management and business integration, or to execute any of its business strategies after the completion of the share exchange;

•	the effects of financial instability or changes in general economic or industry conditions in Japan or other jurisdictions where the combined group will operate; and

•	changes in domestic and international laws, regulatory and accounting standards and fiscal policies, particularly those adversely affecting financial institutions.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. You should not place undue reliance on any forward-looking statements. You should consider the risks discussed in “Risk Factors” beginning on page 6, which include or refer to important factors that could cause actual results to differ materially from those expressed in any forward-looking statements. CMTH expressly disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the other documents to which this document refers for a more complete understanding of the share exchange being considered at the extraordinary general meeting of STB’s shareholders.

In this prospectus, “CMTH” refers to Chuo Mitsui Trust Holdings, Inc. and “STB” refers to The Sumitomo Trust and Banking Company, Limited., in each case on a consolidated basis, except where the context otherwise requires. Also, references to the “share exchange” are to the proposed share exchange between CMTH and STB, the terms of which are set forth in the share exchange agreement dated August 24, 2010 between CMTH and STB.

References to the “combined group” are to the combination of the CMTH and STB corporate groups resulting from the share exchange and subsequent management and business integration of the two groups. References to SMTH are to the holding company for the combined group after the completion of the share exchange, on a consolidated basis, except where the context otherwise requires.

The Companies

CMTH and STB represent two of Japan’s largest trust and banking groups. Each is engaged in a wide range of financial services, including retail trust and banking services, individual and corporate bank lending, real estate-related services, stock transfer agency services, trust asset management and administration, pension trust operations and private equity fund management services.

Chuo Mitsui Trust Holdings, Inc.

CMTH is the holding company for the Chuo Mitsui Trust Group, or CMTH group, which is composed of:

•	CMTH, a licensed bank holding company;

•	CMTH’s two trust bank subsidiaries: The Chuo Mitsui Trust and Banking Company, Limited, or Chuo Mitsui, and Chuo Mitsui Asset Trust and Banking Company, Limited, or Chuo Mitsui Asset;

•	CMTH’s two asset management subsidiaries: Chuo Mitsui Asset Management Company, Limited and Chuo Mitsui Capital Company Limited; and

•	CMTH’s other consolidated subsidiaries.

CMTH is engaged in a broad range of trust and banking businesses through its trust bank subsidiaries, Chuo Mitsui and Chuo Mitsui Asset, and asset management subsidiaries, Chuo Mitsui Asset Management and Chuo Mitsui Capital, as well as other finance-related activities through its subsidiaries and affiliates. As of March 31, 2010, CMTH had ¥15,318 billion in total assets on a consolidated basis. Its consolidated net income for the fiscal year ended March 31, 2010 was ¥104 billion. As of March 31, 2010, on a Japanese GAAP basis, CMTH had ¥37,835 billion in total entrusted assets.

CMTH’s principal executive offices are located at 33-1, Shiba 3-chome, Minato-ku, Tokyo 105-8574, Japan, and its main telephone number is +81-3-5232-8828. CMTH maintains an internet website at www.chuomitsui.jp, the contents of which are not incorporated by reference into this prospectus.

The Sumitomo Trust and Banking Company, Limited

As of March 31, 2010, STB had ¥23,442 billion in total assets, including loan trusts and jointly operated money trusts, on a consolidated basis. Its consolidated net income for the fiscal year ended March 31, 2010 was ¥82 billion. As of March 31, 2010, on a Japanese GAAP basis, STB had ¥79,308 billion in total entrusted assets on a non-consolidated basis.

STB has its head office in Osaka and, as of March 31, 2010, had 51 branches and 12 representative offices. It had four overseas branches in the United States, the United Kingdom, Singapore and the People’s Republic of China, four overseas representative offices in Indonesia, Thailand, the People’s Republic of China and the Republic of Korea, and four overseas subsidiaries in the United States, Luxembourg and the People’s Republic of China (two subsidiaries).

STB’s principal executive offices are located at GranTokyo South Tower, 9-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-6611, Japan, and its main telephone number is +81-3-3286-8354. STB maintains an internet website at www.sumitomotrust.co.jp, the contents of which are not incorporated by reference into this prospectus.

The Share Exchange (page 45)

The boards of directors of CMTH and STB have agreed to conduct a statutory share exchange (kabushiki kokan) pursuant to which shareholders of STB immediately preceding the effective time of the share exchange will become shareholders of CMTH, and STB will become a wholly owned subsidiary of CMTH. Holders of STB stock who have duly exercised their dissenters’ appraisal rights will not receive shares of CMTH stock for shares of STB stock held.

The proposed share exchange is part of a planned management and business integration between CMTH and STB, in which CMTH will serve as the holding company for the combined group and is expected to be renamed Sumitomo Mitsui Trust Holdings, Inc. following completion of the share exchange.

The share exchange can only be completed if the share exchange agreement is approved by shareholders of CMTH and STB and certain other conditions are satisfied. If the share exchange agreement is approved at the extraordinary general meetings of shareholders and at the class shareholders’ meetings of shareholders of both CMTH and STB and if the other conditions to completing the share exchange are satisfied, the share exchange is expected to become effective on April 1, 2011.

Reasons for the Share Exchange (page 48)

CMTH and STB aim, through the share exchange and the management and business integration of the two groups, to create a new trust bank group with the status, expertise and capability to be the leading trust bank group in Japan. SMTH will leverage the strong foundations of the CMTH and STB groups, as well as synergies and other streamlining effects anticipated from the integration of the two groups, to create a large-scale financial institution with enhanced expertise and comprehensive capability to provide high value-added financial services to its clients and customers across a broad scope of trust bank-related businesses.

The Extraordinary General Meeting and Class Shareholders’ Meeting of STB Shareholders (page 42)

General. STB plans to seek shareholder approval of the share exchange agreement at its extraordinary general meeting of shareholders and class shareholders’ meeting for holders of STB common stock to be held at 10:00 a.m. on December 22, 2010 (Japan time) at the conference room on the 12th floor of the Sumitomo Building located at 5-33, Kitahama 4-chome, Chuo-ku, Osaka-shi Osaka, Japan, unless it is postponed or adjourned. STB also plans to seek shareholder approval at the class shareholders’ meeting for holders of STB Class II Preferred Shares to be held separately from the meetings for holders of STB common stock. Under the Companies Act, notice of convocation of a general meeting of shareholders and a class shareholders’ meeting must be sent at least two weeks in advance to all shareholders of record having voting rights. STB shareholders not resident in Japan are encouraged to contact their standing proxy in Japan, or their securities broker if they purchased the STB shares through a securities broker outside of Japan, regarding how to obtain the notice of convocation, which will include voting and reference materials.

Record Date. Shareholders of STB common stock of record as of the close of business on September 30, 2010 will be entitled to receive notice of and to vote at the extraordinary general meeting of shareholders and the class shareholders’ meeting for holders of STB common stock.

Shares Entitled to Vote. STB shareholders who own as of the close of business on the record date at least one unit of 1,000 shares of STB common stock will have one voting right for each unit held.

How to Vote; Required Vote. STB shareholders may exercise their voting rights by submitting a vote via the internet, returning their mail-in voting card, submitting a vote via the electronic proxy voting platform operated by ICJ or attending the extraordinary general meeting of shareholders and class shareholders’ meeting in person or through another shareholder with voting rights who has been appointed as their attorney-in-fact, or through a standing proxy in the case of a nonresident shareholder. The affirmative vote of two-thirds of the voting rights of STB represented at each meeting is required to approve the share exchange agreement. The quorum required for each meeting is one-third of the total voting rights of STB as of the record date.

Based on STB’s shareholder register as of September 30, 2010, which is the record date of shareholders who will be entitled to vote at the extraordinary general meeting of shareholders and the class shareholders’ meeting for holders of STB common stock, approximately 0.04% of STB’s outstanding shares of common stock were held directly or indirectly by STB’s directors, executive officers and affiliates.

Determination of the STB Board of Directors (page 49)

On August 24, 2010, the board of directors of STB unanimously concluded that the share exchange ratio is appropriate and recommends approval of the share exchange agreement.

Structure of the Share Exchange and Subsequent Business Integration (page 59)

Pursuant to the terms of the share exchange agreement, holders of STB common stock immediately preceding the effective time of the share exchange (other than those STB shareholders who have duly exercised their dissenters’ appraisal rights) will receive 1.49 shares of CMTH common stock for each share of STB common stock they hold and holders of shares of STB Class II Preferred Shares entered or recorded on STB’s register of shareholders at the time immediately preceding the effective time of the share exchange (other than those STB shareholders who have duly exercised their dissenters’ appraisal rights) will receive 1 share of the First Series of SMTH Class VII Preferred Shares for each share of STB Class II Preferred Shares they hold. As a result of the share exchange, STB will become a wholly owned subsidiary of CMTH, and CMTH, which is expected to be renamed Sumitomo Mitsui Trust Holdings, Inc., will serve as the holding company for the combined group.

After the completion of the share exchange, SMTH plans to merge its three trust bank subsidiaries, STB, Chuo Mitsui and Chuo Mitsui Asset, into a single trust bank. The target date for the proposed merger of the trust banks is April 1, 2012. In addition, other subsidiaries of SMTH are expected to be reorganized by function.

Conditions of the Share Exchange Agreement (page 62)

The obligations of each of CMTH and STB to complete the share exchange are subject to the following conditions being satisfied:

•	CMTH’s shareholders having approved the share exchange agreement by the requisite vote at the extraordinary general meeting of its shareholders and at the class shareholders’ meeting of its common stock holders;

•	STB’s shareholders of common stock having approved the share exchange agreement by the requisite vote at the extraordinary general meeting of its shareholders and at the class shareholders’ meeting of its common stock holders;

•	STB’s shareholders of Class II Preferred Shares having approved the share exchange agreement by the requisite vote at the class shareholders’ meeting of such preferred stock holders; and

•	all regulatory approvals and consents or other requirements necessary to effect the share exchange having been obtained or satisfied.

An English translation of the share exchange agreement is attached as Appendix A to this prospectus. CMTH urges you to read the English translation of the share exchange agreement in its entirety.

Amendment and Cancellation of the Share Exchange Agreement (page 63)

CMTH and STB may, upon negotiation and agreement with each other, agree to amend the share exchange agreement or cancel the share exchange if:

•	there is a material change in the conditions of assets or business operations or rights and obligations of CMTH or STB;

•	a situation arises or is discovered that materially obstructs the implementation of the share exchange; or

•	some other reason makes it difficult to achieve the purpose of the share exchange agreement.

Further, if at the extraordinary general meeting of shareholders of CMTH or STB approving the share exchange agreement, all or part of the resolutions relating to amendments of the articles of incorporation of CMTH or STB or the election of CMTH officers as of the effective date of the share exchange are not adopted, either CMTH or STB may cancel the share exchange after negotiation with the other party.

Material Japanese Income Tax Consequences of the Share Exchange (page 64)

In the opinion of Nagashima Ohno & Tsunematsu, Japanese counsel to CMTH for Japanese tax matters, based on certain assumptions and subject to certain limited exceptions, the share exchange is expected to be a tax-free transaction for Japanese tax purposes for holders of shares of STB common stock who will be allotted shares of CMTH common stock. As such, non-resident holders of shares of STB common stock will generally not recognize any gains or losses for Japanese tax purposes at the time of the share exchange. See “Taxation—Japanese Tax Consequences” for further discussion.

Material U.S. Federal Income Tax Consequences of the Share Exchange (page 64)

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes. The share exchange will be a taxable transaction to exchanging or dissenting STB shareholders. For a more detailed discussion of the material U.S. federal income tax consequences of the share exchange to certain U.S. holders, see “Taxation—United States Federal Income Tax Considerations.” Each U.S. shareholder is strongly urged to consult its own tax advisor concerning the U.S. federal income tax consequences of the transaction as well as the tax consequences under any applicable state, local or non-U.S. tax law.

Required Regulatory Approvals (page 64)

Pursuant to amendments to the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, or the Anti-Monopoly Act effective since January 2010, CMTH is required to make a filing with the Japan Fair Trade Commission, or JFTC, and to observe a waiting period of 30 days prior to the effective date of the share exchange, unless such waiting period is shortened by the JFTC. Even if the waiting period has expired, the review by the JFTC may still continue if clearance from the JFTC is not obtained and the JFTC during the waiting period had requested more information from CMTH or STB. CMTH and STB consulted the JFTC regarding the antitrust implication of the management integration through the Share Exchange and made the filing after they obtained clearance from the JFTC. Prior to completing the share exchange, CMTH and STB will also file any required notifications with regulatory authorities in jurisdictions other than Japan regarding the share exchange and will observe any applicable waiting periods under those applicable laws.

Anticipated Accounting Treatment (page 65)

For accounting purposes, the share exchange transaction will be treated as a reverse acquisition in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, with STB as the acquirer and CMTH as the acquired party. Under a reverse acquisition, STB, the accounting acquirer, will not issue consideration for CMTH, the accounting acquiree. Instead, CMTH will issue its equity shares to the owners of STB. Accordingly, the acquisition-date fair value of the consideration transferred by STB for its interest in CMTH will be based on the number of equity interests STB, as the legal subsidiary, would have had to issue to give the owners of CMTH, the legal parent, the same percentage equity interest in the combined entity that results from the reverse acquisition. The fair value of CMTH’s assets and liabilities will be assessed and any difference between the fair value of CMTH’s net assets and the fair value of the consideration transferred will be recognized as goodwill or negative goodwill, as appropriate.

Dissenters’ Appraisal Rights (page 65)

Under the Companies Act, you may have dissenters’ appraisal rights in connection with the share exchange. For a more detailed discussion of these rights, see “The Share Exchange—Dissenters’ Appraisal Rights.”

Risk Factors (page 6)

In determining whether to vote to approve the share exchange, you should carefully consider the risk factors described in this prospectus.

Market Price and Dividend Information (page 39)

The shares of CMTH and STB common stock are listed on the First Sections of the Tokyo Stock Exchange and the Osaka Securities Exchange. CMTH common stock is also listed for trading on the Nagoya Stock Exchange. The following table sets forth: the closing sale prices of CMTH and STB common stock as reported on the First Section of the Tokyo Stock Exchange on (i) November 5, 2009, the last trading day before the public announcement of the proposed share exchange by CMTH and STB; (ii) August 24, 2010, the date of determination of the share exchange ratio and execution of the share exchange agreement; and (iii) November 15, 2010, the last practicable trading day before the distribution of this prospectus. The table also sets forth the implied equivalent value of STB common stock on these dates. CMTH urges you to obtain current market quotations for both CMTH and STB common stock.

		STB
		Common Stock
	CMTH		Implied
	Common Stock		equivalent
	Historical	Historical	value

November 5, 2009	¥320	¥480	¥322
August 24, 2010	312	468	314
November 15, 2010	301	458	307

References in this prospectus to “yen” and “¥” refer to the lawful currency of Japan and references to “dollars” and “$” refer to the lawful currency of the United States.

In tables appearing in this prospectus, figures may not be equal to the total of the individual items because of rounding or truncating.

As used in this prospectus, “Japanese GAAP” means accounting principles generally accepted in Japan.

RISK FACTORS

Investing in CMTH common stock involves risk.  In determining whether to vote to approve the share exchange, you should carefully consider the risk factors described below as well as the other information in this prospectus, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to the Share Exchange

The exchange ratio for the share exchange is fixed and will not be adjusted to reflect changes in matters affecting the market prices for CMTH and STB common stock. As a result, the value of CMTH common stock you receive in the share exchange may be less than the value of your shares when you vote on the share exchange.

Upon the effectiveness of the share exchange, each share of STB common stock will be exchanged for shares of CMTH common stock. The ratio at which STB common stock will be exchanged for CMTH common stock is fixed and, unless the share exchange agreement is amended, will not be adjusted for matters affecting the market prices of either CMTH or STB common stock. Therefore, even if the relative market prices for CMTH and STB common stock change, there will be no change in the number of shares of CMTH common stock that STB shareholders will receive in the share exchange.

In addition, STB will not obtain updated fairness opinions from its financial advisors; the fairness opinions and their underlying assumptions and qualifications will not reflect any changes in the operations or prospects of CMTH or STB subsequent to August 24, 2010.

The value that holders of STB common stock will receive in the share exchange depends on the market price of CMTH common stock at the effective date of the share exchange; fluctuations of the market price of CMTH common stock prior to the effective date will affect the expected value that a holder of STB common stock will receive in the share exchange. The value of CMTH common stock to be received in the share exchange (which will occur approximately three months after the extraordinary general meeting of STB shareholders and the class shareholders’ meetings) may be higher or lower than the value calculated based on the market price of CMTH common stock as of the date of this prospectus or as of the date of the extraordinary general meetings of shareholders, depending on the then-prevailing market prices of CMTH common stock.

Market prices for CMTH and STB common stock are subject to general price fluctuations in the markets for publicly traded equity securities and have experienced volatility in the past. Stock price changes may result from a variety of factors that are beyond the control of CMTH and STB, including actual changes in or investor perception of CMTH’s and STB’s businesses, operations and prospects. Regulatory developments, current or potential legal proceedings and changes in general market and economic conditions may also affect the market prices for CMTH and STB common stock.

You should obtain and review recent market price quotations for CMTH and STB common stock before voting on the share exchange. There can be no assurance of the future market prices of CMTH and STB common stock before the completion of the share exchange or of the market price of SMTH common stock at any time after the completion of the share exchange.

CMTH and STB may have difficulty integrating their management and business operations, which could result in the failure by SMTH to realize the anticipated benefits of the share exchange.

CMTH and STB agreed to the share exchange with the expectation that planned management and business integration between CMTH and STB will enable them to pursue growth opportunities and achieve cost savings and other synergistic benefits, including through the subsequently planned merger of Chuo Mitsui, Chuo Mitsui Asset and STB into a single trust bank, as well as the anticipated reorganization of other subsidiaries of CMTH and STB. SMTH’s ability to realize these anticipated benefits will depend in part on the extent to which SMTH can successfully implement and manage the planned management and business integration of CMTH and STB, including:

•	effectively integrating their respective organizations, key management, employees and other personnel, business cultures, procedures and operations;

•	identifying and streamlining redundant operations and assets, and combining their product and service offerings effectively and quickly;

•	identifying areas and activities that present substantial potential synergies as a result of the management and business integration, and allocating resources effectively to those and other promising areas and activities;

•	formulating effective business plans for the combined entity and achieving those goals;

•	coordinating and consolidating the functions of the domestic and overseas subsidiaries and branch offices of SMTH;

•	retaining existing customers and strategic partners of each group;

•	smoothly transitioning relevant operations and facilities to a common information technology system; and

•	developing and implementing uniform accounting policies, internal controls and procedures, disclosure controls and procedures and other governance policies and standards.

If SMTH is not able to successfully implement and manage the integration process, the combined group may not be able to fully realize, or it may take longer than expected to realize, the synergies and other anticipated benefits of the share exchange, which may have a material adverse effect on SMTH’s business, results of operations and financial condition.

Significant costs will be incurred in the course of the share exchange and the subsequent integration of the management and business operations of CMTH and STB.

The costs associated with the share exchange and management integration are expected to be significant. For the fiscal year ending March 31, 2011, CMTH and STB expect to incur a variety of transaction-related costs associated with the share exchange and management integration, including financial advisory, legal and accounting fees and expenses, filing fees, printing expenses and other related charges. Some or all of these costs will be due and payable by CMTH or STB whether or not the share exchange is completed.

In addition to transaction-related expenses, SMTH will also incur significant costs integrating the management and businesses of CMTH and STB, including expenses associated with eliminating redundant operations and resources, and reallocating and integrating resources and operations. SMTH may also incur opportunity costs to the extent there is disruption to its businesses while integrating operations and streamlining product and service offerings or distraction of its management and employees from day-to-day operations. After the share exchange, SMTH is expected to incur significant costs relating to re-branding of the CMTH and STB businesses under the new brand name of the combined group. Significant integration and other costs are also expected to be incurred in relation to the subsequently planned merger of the three trust banks under SMTH, currently scheduled for April 1, 2012.

Additional costs are expected to be incurred in connection with compensating CMTH and STB shareholders who exercise their dissenters’ appraisal rights in connection with the share exchange.

The share exchange is subject to regulatory approvals and various conditions set forth in the share exchange agreement and, even though it may be approved by the shareholders of CMTH and STB, the share exchange may nonetheless not be completed as scheduled, or at all.

Under the share exchange agreement, the respective obligations of CMTH and STB to complete the share exchange are subject to a number of specified conditions, including obtaining or satisfying all regulatory approvals, permits, consents and requirements in order to effect the share exchange. Regulatory authorities in Japan, the United States or elsewhere may seek to block or delay the share exchange, may impose conditions that would reduce or eliminate some or all of the anticipated benefits of the share exchange or make it difficult to complete the share exchange as planned. Even if the share exchange agreement is approved by shareholders of CMTH and STB, there is no assurance that the share exchange will ultimately be completed as scheduled, or at all, if all necessary regulatory approvals, permits, consents and requirements are not satisfied or any other conditions precedent set forth in the share exchange agreement are not satisfied.

Failure to complete the share exchange could adversely affect the stock price and the future business and financial results of STB because of, among other things, the potential decline in the market price of STB shares that would occur as a result of uncertainties resulting from such a failure.

There is no assurance that CMTH and STB will obtain the necessary shareholder approvals or satisfy the other conditions required to complete the share exchange. If the share exchange is not completed for any reason, STB will be subject to several risks, including the following:

•	market prices for the shares of STB may decline to the extent that those prices reflected a market assumption that the share exchange will be completed and that the related benefits and synergies will be realized, or as a result of market perception that the share exchange was not completed due to an adverse change in STB’s businesses; and

•	the businesses of STB may be harmed and market prices for STB shares may decline to the extent that employees, clients, suppliers and others believe that STB cannot compete in the marketplace as effectively without completing the share exchange or otherwise remain uncertain about STB’s future prospects in the absence of the share exchange.

In connection with the effectiveness of the share exchange, it will not be possible to trade shares of STB common stock during certain periods.

In connection with the share exchange, STB common stock will be delisted from the Tokyo Stock Exchange and the Osaka Securities Exchange. Under the current schedule and assuming the share exchange is completed, the last day of trading in shares of STB is expected to be four trading days prior to the effective date of the share exchange and the delisting of STB common stock is expected to be three trading days prior to the effective date of the share exchange. Holders of STB shares who will receive shares in the share exchange are expected to be able to sell them beginning on April 1, 2011. As a result, holders of STB common stock will not be able to trade their shares, or the CMTH common stock they will be entitled to receive when the share exchange is completed, during the period between the delisting of STB common stock and effective date of the share exchange. Accordingly, these holders will be subject to the risk of not being able to liquidate their shares, including during a falling market.

A successful legal challenge to the validity of the share exchange following its completion may invalidate the shares of CMTH issued in the share exchange.

Until six months after the effective date of the share exchange, any of CMTH’s or STB’s shareholders, directors, corporate auditors or liquidators as of the effective date of the share exchange as well as any of CMTH’s or STB’s shareholders, directors, corporate auditors, liquidators or a trustee in bankruptcy as of the day on which they may bring a court action, may bring a court action to nullify the share exchange. A court may nullify the share exchange if it finds that a material procedural defect occurred in connection with the share exchange. If any court action challenging the validity of the share exchange is brought, the price or liquidity of SMTH’s shares may be adversely affected, regardless of the merits of the claim. Moreover, if such a court action were successful and a court entered a final and binding judgment, the share exchange would be nullified and the CMTH shares issued in the exchange would be invalidated.

Risks Related to the Current Financial Environment

Recent economic recovery may be fragile and may not be sustainable, and there is no assurance that monetary policies and other governmental actions to stabilize the financial markets and stimulate the economy will achieve the intended effects.

Although there have been recent signs of economic recovery in Japan, the United States and other major countries, this recovery may be fragile and partially attributable to the effects of various government economic stimulus efforts. The sustainability of the recovery is uncertain, particularly after the effects of these various government stimulus programs subside. Concerns about conditions in European countries are contributing to economic instability particularly in Europe and a weakening of the euro against other major currencies. The outlook for the Japanese and other global economies is uncertain, and the period until a return to consistent positive nominal GDP growth may be prolonged, and it is possible that another global economic downturn could occur.

In Japan, a persistently strong yen against currencies such as the U.S. dollar and the euro has begun to produce deflation and may negatively affect corporate earnings and exports, which could hamper economic growth. In Japan, there have been a number of corporate bankruptcies, particularly by companies directly affected by declines in real estate prices, and the ongoing financial and economic downturn is also affecting companies in other sectors. The resulting economic pressure on Japanese consumers and businesses could adversely affect the combined group’s business, financial condition and operating results.

In response to the financial crisis, governments, including the Japanese government, have been implementing a broad array of monetary policies and other measures to stabilize domestic and global financial markets and stimulate renewed economic growth. In May 2009, the Japanese Diet approved a supplemental budget of ¥13.9 trillion, and the new government led by the Democratic Party of Japan has announced that it will launch economic stimulus measures intended to boost consumer spending and domestic demand. With regard to monetary policy, in December 2009, the Bank of Japan, or BOJ, implemented enhanced monetary easing policies to encourage a decline in longer-term interest rates, and from April 2010 the BOJ began providing liquidity through funds-supplying operations against pooled collateral (Japanese government bonds, or JGBs, corporate bonds, commercial paper and loans on deeds). In October 2010, the BOJ decided to implement a comprehensive monetary easing policy in order to further enhance economic conditions. However, despite these and other measures, the government efforts may not sustain continued improvements in economic and financial market conditions.

If economic conditions do not recover or if they worsen, particularly in Japan, SMTH could experience weakness in its trust and banking businesses, real estate related business and asset management business, as well as a deterioration in the credit quality of its loan portfolio and a related increase in its credit costs, which could adversely affect its results of operations and financial condition.

SMTH’s businesses may be adversely affected by negative developments with respect to other Japanese financial institutions, both directly and through the effects such developments may have on the overall Japanese banking environment and on its borrowers.

Some Japanese financial institutions, including banks, non-bank lending and credit institutions, affiliates of securities companies and insurance companies, experienced declining asset quality and capital adequacy and other financial problems during the period from the mid-1990s to the first half of the 2000s, resulting in the liquidation and government control of some of the affected institutions, and again during the recent financial crisis. If Japanese financial institutions experience similar declines in asset quality or capital adequacy or encounter other financial problems in the future, this could cause severe liquidity and solvency problems and could again result in the liquidation or government control of some of the affected institutions. Financial difficulties of other financial institutions could adversely affect SMTH because:

•	SMTH may have extended loans or given other credit to troubled banks and financial institutions;

•	SMTH may own shares of troubled banks and financial institutions;

•	troubled banks and financial institutions may discontinue or decrease their credit support to troubled borrowers to whom SMTH is also a lender, resulting in significant failures of those borrowers and/or a deterioration in the quality of SMTH’s loan portfolio;

•	SMTH may be required to provide assistance or support to troubled banks or financial institutions;

•	financial institutions may become majority owned, controlled or subsidized by the Japanese government, which could change SMTH’s competitive environment;

•	deposit insurance premiums that SMTH is obligated to pay to the Deposit Insurance Corporation of Japan, or the DIC, could rise if deposit insurance funds held by the DIC prove to be inadequate; and

•	repeated or large-scale bankruptcies, or government support or control of financial institutions, could generally undermine depositor confidence or adversely affect the overall banking environment.

Risks Related to the Japanese Banking Industry

SMTH will be subject to significant regulation, and adverse regulatory developments or changes in laws, regulations, codes of practice, or government fiscal or other policies could have a negative impact on its results of operations.

CMTH and STB are each subject to significant regulation and regulatory supervision as financial institutions. They conduct their businesses subject to ongoing regulation and associated regulatory risks, including the effects of changes in the laws, regulations, policies, voluntary codes of practice and judicial interpretations in Japan and the other markets in which they operate. Future changes in regulations or fiscal or other policies and their effects on SMTH are unpredictable and beyond its control.

Changes in the regulatory environment may adversely affect the financial condition and results of operations of SMTH. In recent years the Japanese financial services industry has been the subject of a number of significant regulatory initiatives. For example, in June 2006 legislation was enacted that substantially revised a number of laws governing activities of financial institutions, including the introduction of the Financial Instruments and Exchange Act, or the FIEA, to replace the Securities and Exchange Law as well as amendments to the Banking Act and other laws that came into force in September 2007. Among other things, these changes expanded the scope of the FIEA, formerly the Securities and Exchange Law, to apply to financial derivatives and derivative-embedded financial products as well as securities. These changes also applied more stringent regulatory requirements to certain areas of the financial services industry — for example, by expanding the duties of financial institutions to provide clients with detailed disclosure regarding the financial products they offer while also permitting certain types of new financial services businesses that had previously been prohibited. Related amendments applicable from the fiscal year that began April 1, 2008 added new requirements to Japan’s listed company reporting system under which listed companies must file, together with their annual securities reports, audited internal control reports assessing the effectiveness of their internal control structures for financial reporting. Any failure by SMTH to comply with these and other changes in applicable laws and regulations could result in sanctions or penalties and could harm its reputation. In addition, these and other changes in applicable laws and regulations could also lead to increased compliance costs.

The Financial Services Agency of Japan, or the FSA, and other regulatory authorities also have the authority to conduct, at any time, inspections of SMTH and its trust bank subsidiaries, with respect to both operations generally and classifications of loans and receivables. From time to time, the FSA has encouraged stricter evaluation of loans and receivables by Japanese banks, and its inspections of banks have often resulted in the identification of more impaired loans and receivables than initially reported by the inspected banks. The FSA may encourage SMTH and its trust bank subsidiaries to apply stricter evaluation standards in the future, which could result in an increase in impaired loans and receivables and credit costs for SMTH. The FSA may also encourage SMTH and its trust bank subsidiaries to support individual or, small and medium enterprises, or SME, borrowers and facilitate financing to those clients.

The Securities and Exchange Surveillance Committee, or SESC, also has the authority to inspect at any time the trust bank subsidiaries and asset management subsidiaries of SMTH. Any failure of the trust bank subsidiaries or asset management subsidiaries to comply with applicable laws and regulations, which could be discovered through an SESC inspection, could result in a business improvement order or other administrative sanctions and could harm the reputation of SMTH and the SMTH group.

SMTH may not be able to maintain capital adequacy ratios above the minimum required levels, which could result in the suspension of some or all of its operations.

SMTH and its trust bank subsidiaries will be required to maintain capital adequacy ratios at or above the levels specified in the capital adequacy guidelines of the FSA. The capital adequacy ratios will be calculated in accordance with Japanese banking regulations based on information derived from the relevant entity’s financial statements prepared in accordance with Japanese GAAP. These guidelines provide for minimum target ratios of capital to risk-weighted assets on a consolidated basis for Japanese banks and bank holding companies and on a non-consolidated basis for Japanese banks. As of March 31, 2010, CMTH’s consolidated capital adequacy ratio was 13.80%, Chuo Mitsui’s consolidated capital adequacy ratio was 12.59% and its non-consolidated capital adequacy ratio was 13.04% and Chuo Mitsui Asset’s non-consolidated capital adequacy ratio was 29.42%, which in each case is above the 4.0% minimum level required of Japanese banks without overseas branches or bank subsidiaries. As of March 31, 2010, STB’s consolidated capital adequacy ratio was 13.85% and its non-consolidated capital adequacy ratio was 15.26%, which in each case is above the 8.0% minimum level currently required of Japanese banks with overseas branches or bank subsidiaries. SMTH, as a bank holding company with overseas branches or bank subsidiaries, will have to maintain a capital adequacy ratio of 8.0% or higher under Japan’s current capital adequacy regulations. Giving effect to the share exchange as described herein as if it had occurred on March 31, 2010, the pro forma capital adequacy ratio for SMTH would be approximately 13% as of that date, on a consolidated basis. The capital adequacy ratio of SMTH or its trust bank subsidiaries could decline as a result of a number of factors, including:

•	increases in credit costs of SMTH or its trust bank subsidiaries;

•	declines in the value of securities held by SMTH or its trust bank subsidiaries;

•	a reduction in the amount of deferred tax assets;

•	changes in accounting rules;

•	any inability to refinance subordinated debt obligations or non-cumulative preferred securities issued through finance subsidiaries with comparable debt obligations or securities;

•	potential downgrades of borrowers under the internal ratings-based approach to credit risk, potential increases in estimates of the probability of borrower default and potential increases in operational risk;

•	the risk that the FSA may revoke the approval it has granted to CMTH, its trust bank subsidiaries and STB, which is required in order to adopt specific risk-weighting methods or operational risk-calculation methods, and its approval of market risk calculation methods for STB, provided for in the FSA bank capital adequacy guidelines;

•	any repurchase by CMTH or SMTH from The Resolution and Collection Corporation, or the RCC, a wholly owned subsidiary of the DIC, of shares of CMTH’s or SMTH’s common stock then held by RCC, as a means of repaying the public funds CMTH has received from the Japanese government; and

•	other potential adverse developments discussed in these risk factors.

Under the FSA’s capital adequacy guidelines, where the net deferred tax assets of a bank or bank holding company established pursuant to Japanese GAAP exceed 20% of Tier I capital, its Tier I capital for capital ratio purposes must be adjusted by deducting the amount in excess of the limit. Giving effect to the share exchange as described herein as if it had occurred on March 31, 2010, SMTH would have net deferred tax assets of ¥224 billion as of that date based on the arithmetic total of CMTH’s and STB’s deferred tax assets under Japanese GAAP, comprising approximately 11% of its Tier I capital. If the percentages of capital that consist of net deferred tax assets in accordance with Japanese GAAP for CMTH, its trust bank subsidiaries or STB increase, or if the limits are further decreased, such change could adversely affect SMTH’s capital adequacy ratio.

If SMTH’s capital adequacy ratio falls below the required level, the FSA could require it to implement a variety of corrective measures, including suspension of all or part of its business operations. For a discussion of CMTH’s and STB’s capital adequacy ratios and the related regulatory guidelines, see “Supervision and Regulation—Japan—Capital Adequacy”, “CMTH Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Adequacy” and “STB Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Credit, Market and Other Risks—Capital Management.”

Potential changes in capital adequacy regulations could adversely affect SMTH’s capital ratios.

The recent financial and economic turmoil is prompting authorities to review and revise capital adequacy guidelines, in particular in relation to quality of capital and accounting standards, and such revisions could adversely affect SMTH’s capital ratios.

In September 2009, the Group of Central Bank Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, or the Basel Committee, announced an agreement on key measures to strengthen regulation of the banking sector, and on December 17, 2009, the Basel Committee published a consultative document entitled “Strengthening the Resilience of the Banking Sector” containing proposals to implement these measures. The Group of Central Bank Governors and Heads of Supervision reached a broad agreement on the overall design of the capital and liquidity reform package and made a series of amendments to the December 2009 proposals in July 2010 and announced new standards of the increased capital requirements and transition arrangements in September 2010. Standardization of the new requirements is expected by the end of 2010, and implementation is to be phased in as economic conditions improve and is targeted for completion by the end of 2012.

The Basel Committee agreed that the predominant form of Tier I capital should be common shares and retained earnings and that a maximum leverage ratio and new quantitative liquidity requirements should be introduced. The Basel Committee and the Financial Stability Board, or the FSB, are also developing an integrated approach to systemically important financial institutions which could include combinations of capital surcharges, contingent capital and bail-in debt. Depending on the content of the final proposals, SMTH may be classified as a large, systemically important financial institution and thus subject to a capital surcharge. While certain details of these proposals remain to be determined, it is expected that new regulations will generally result in the imposition of higher capital and new leverage and liquidity requirements on SMTH and other financial institutions. For further discussion of the December 2009 proposals and the July 2010 amendments to such proposals and the announcement of new standards of the increased capital requirements and transition arrangements in September 2010, please see “Supervision and Regulation—Japan—Capital Adequacy.”

CMTH anticipates that the FSA will change its capital adequacy guidelines to reflect any such standards adopted by the Basel Committee. If these standards are adopted by the FSA, such implementation could cause SMTH’s capital, leverage and liquidity ratios to be insufficient for regulatory purposes and could lead it to engage in capital conservation measures or may require it to raise common equity, which in turn could lead to dilution of earnings and lower return on equity, or ROE. See “Supervision and Regulation.”

SMTH will operate in a highly competitive financial services industry.

Deregulation, consolidation among financial institutions, including the consolidation of rival trust banks into Japan’s major banking groups, diversification of financial institutions and the expanded presence of foreign financial institutions and investors have made the Japanese market for financial services highly competitive. Moreover, competition in overseas markets has intensified owing to global consolidation, convergence and alliances among financial institutions. SMTH will compete with various types of financial service providers, including:

•	banking groups, including Japan’s other major banking groups;

•	regional banking institutions;

•	Japan Post Bank Co., Ltd. and other government-controlled and government-affiliated entities;

•	major investment banks;

•	non-bank finance companies;

•	asset management companies; and

•	other financial service providers.

Government actions, such as those taken to stabilize the market and to alter the regulatory framework, may affect SMTH’s competitive position. In response to the recent financial crisis, the Japanese government has adopted, and may adopt, additional policies, including providing fiscal stimulus or extending credit support to other Japanese financial institutions, that adversely affect SMTH’s competitive position. Internationally, various forms of financial support provided by foreign governments to foreign banks and other financial institutions during the current financial crisis may reduce the cost of capital to those institutions and otherwise give them competitive advantages.

CMTH and STB expect that competition across SMTH’s business lines will continue to intensify, including as a result of additional business combinations and alliances among their competitors and deregulation. The Japanese government is currently considering legislation that would raise the cap on postal savings deposits and permit Japan Post Bank to more easily offer new services, which may compete with the services offered by SMTH. Moreover, competitors may seek to match SMTH’s service offerings, making it more difficult for customers to differentiate between SMTH’s products and services and those of its competitors. If SMTH is unable to compete effectively in this increasingly deregulated and competitive business environment, its business, results of operations and financial condition will be adversely affected.

Risks Related to SMTH’s Businesses after the Share Exchange

SMTH will face significant challenges in executing its business strategies.

CMTH and STB expect that SMTH will pursue various business strategies to strengthen its levels of expertise and expand its business operations to become Japan’s leading trust bank group in terms of scale and status. In addition to the risks associated with combining the two groups, there are various other risks that could adversely impact the ability of SMTH to execute its business strategies, including the following:

•	SMTH may be unable to sell or cross-sell its products and services as effectively as anticipated, and new products and services introduced by SMTH may not gain acceptance among customers;

•	SMTH may be unable to integrate the personnel of the two groups, its plans to redeploy personnel may be unsuccessful and it may have difficulty retaining employees as a result of the integration;

•	SMTH may have difficulty coordinating the operations of its subsidiaries and affiliates, including those overseas, owing to legal restrictions;

•	SMTH may lose customers and business as it integrates and, in some cases, rebrands some of its subsidiaries’ or affiliates’ operations;

•	SMTH may lose clients or some of their business if clients choose to reallocate their business among trust banks owing to the transaction;

•	SMTH’s efforts to streamline operations may require more time than expected and may cause negative reactions from customers;

•	SMTH may have difficulty integrating the separate risk management structures of the CMTH and STB groups;

•	SMTH’s business alliances may not produce the expected benefits, or alliance partners may decide to terminate their arrangements with SMTH; and

•	SMTH may have difficulty integrating information systems.

SMTH’s results of operations and financial condition may be adversely affected if it fails to execute any of its business strategies.

Credit costs related to problem loans could increase if there are adverse changes in the financial condition of SMTH’s borrowers or general economic conditions, including real estate prices, that are not anticipated by SMTH’s allowances.

In the course of the recent general economic turmoil in Japan, there have been a number of corporate bankruptcies and increased use of business revitalization alternative dispute resolution procedures recently implemented by the Japanese government, in particular by companies directly affected by declines in real estate prices, low consumer demand and the lingering effects of the worldwide financial and economic crisis. The economic environment in Japan has been affecting companies in sectors other than the financial sector, such as the real estate, construction, wholesale and retail industries. Because CMTH and STB have significant credit exposure to Japanese corporate and individual borrowers, these trends may adversely affect SMTH’s credit costs.

As of March 31, 2010, CMTH’s aggregate amount of impaired loans and advances was ¥121 billion out of ¥9,771 billion total loans and advances. STB’s aggregate amount of impaired loans and advances was ¥273 billion out of ¥13,884 billion total loans and advances.

SMTH’s problem loans and credit costs could increase if:

•	current restructuring plans of borrowers are not successfully implemented;

•	borrowers, particularly large borrowers, become insolvent or are forced to restructure, including as a result of a decision by SMTH or any other lender to withdraw support from any such borrower;

•	the Japanese government’s economic stimulus measures are ended before the economy fully recovers;

•	Japanese regulators introduce more stringent rules on borrower classification or establishing reserves, including as a result of their inspections of SMTH’s banking subsidiaries;

•	economic conditions in Japan, either generally or in specific industries in which large borrowers operate, again deteriorate or the global economic environment deteriorates generally;

•	real estate prices or stock prices in Japan decline; or

•	the rate of corporate or individual bankruptcies in Japan rises.

The credit quality of SMTH’s loan portfolio may be adversely affected by the continuing financial difficulties facing some companies operating in the Japanese real estate, finance and insurance sectors.

CMTH and STB have large exposures to borrowers in the Japanese real estate, finance and insurance sectors and are thus exposed to the ongoing financial difficulties faced by some borrowers operating in those sectors. Some of the companies in these sectors to which CMTH or STB has extended credit are exposed to ongoing financial difficulties, and they may be in negotiations to cancel debt, engaged in Japan’s alternative dispute resolution process or considering whether to seek bankruptcy protection. If these companies are unsuccessful in their efforts due to continuing financial and operational difficulties or other factors, unable to resolve their difficulties or forced to seek bankruptcy protection or alternative dispute resolution, or if other lenders discontinue or decrease their financial support to these companies for any reason, there may be further significant deterioration in the credit quality of SMTH’s loan portfolio, which would expose it to further loan losses. Moreover, SMTH may decide to provide additional support to troubled borrowers unable to obtain new loans from other lenders, which may increase SMTH’s credit risk and balance of impaired loans and receivables.

SMTH’s allowance for credit losses may be insufficient to cover future loan losses.

CMTH’s and STB’s allowances for possible loan losses on claims in their banking accounts are based on their past experience of credit losses and assumptions and estimates about their loan portfolios, the value of collateral and guarantees, general business and economic conditions and other pertinent indicators. As of March 31, 2010, CMTH had an impairment allowance of ¥60 billion and collateral of ¥57 billion in relation to its impaired loans and advances of ¥121 billion. As of March 31, 2010, STB had an impairment allowance of ¥103 billion and collateral of ¥117 billion in relation to its impaired loans and advances of ¥273 billion. SMTH’s actual loan losses could prove to be materially different from the estimates and could materially exceed the allowances, in which case SMTH would incur additional losses and would need to provide additional allowances for credit losses. This might occur if:

•	economic conditions deteriorate, either generally or in particular industries in which large borrowers operate;

•	the standards for establishing allowances change, causing SMTH to change some of the evaluations, assumptions and estimates used in determining the allowances; or

•	the value of collateral declines.

Poor performance of the trust assets over which SMTH’s trust bank subsidiaries have investment discretion or the assets managed by SMTH’s asset management subsidiaries could materially adversely affect SMTH’s businesses.

Success in the asset management business of SMTH’s trust bank and asset management subsidiaries will depend in part on favorable investment performance relative to portfolio benchmarks, including the Nikkei Stock Average and the Tokyo Stock Price Index, or TOPIX, and competing investment products. Poor investment performance relative to such benchmarks or to competing products could cause clients to withdraw assets in favor of better-performing investment products or could diminish SMTH’s ability to attract new clients, adversely affecting SMTH’s operating results and financial condition.

Changes in projected income may adversely affect deferred tax assets.

CMTH and STB each calculates and records deferred tax assets based on a reasonable estimation of future taxable income in accordance with applicable accounting standards. SMTH’s financial condition and results of operations could be materially and adversely affected if its deferred tax assets decline due to a change in its estimation of future taxable income or other factors.

SMTH’s trading and investment activities will expose it to interest rate fluctuations and other market risks.

CMTH and STB each undertakes trading and investment activities involving a variety of financial instruments, including securities, derivatives and other instruments. SMTH’s income from these activities will be subject to a variety of market-related risks, including, among other things, changes in interest rates, bond credit ratings, foreign currency exchange rates and market prices for equity and debt securities.

CMTH and STB have substantial investments in yen-denominated debt securities, principally fixed-rate bonds. As of March 31, 2010, CMTH had ¥1,752 billion of available-for-sale domestic debt securities, of which ¥1,688 billion were JGBs and STB had ¥1,354 billion of available-for-sale domestic debt securities, of which ¥1,261 billion were JGBs. An increase in market interest rates could substantially decrease the value of SMTH’s fixed-income portfolios, and any unexpected change in market interest rates could adversely affect its bond and interest rate derivative positions.

Declines in market prices for Japanese stocks may also reduce the value of SMTH’s equity securities portfolio. As of March 31, 2010, CMTH had ¥713 billion in available-for-sale domestic equity securities, up from ¥585 billion as of March 31, 2009, and STB had ¥634 billion in available-for-sale domestic equity securities, up from ¥538 billion as of March 31, 2009. The market values of equity securities are inherently volatile. A significant decline in market prices for Japanese stocks could cause SMTH to recognize losses and could also have negative effects on SMTH’s capital positions and distributable profits.

SMTH will also face risks with respect to its holdings of foreign bonds and other available-for-sale securities. As of March 31, 2010, CMTH had ¥1,036 billion of available-for-sale foreign securities, primarily consisting of foreign bonds, such as mortgage-backed securities issued by government-sponsored enterprises, U.S. Treasury notes and corporate bonds, but also including alternative investments, such as investments in foreign and domestic investment trusts, domestic credit-linked bonds and repackaged bonds, foreign and domestic collateralized debt obligations and others. STB had ¥997 billion of available-for-sale foreign securities, primarily consisting of foreign bonds, such as U.S. Treasury notes, European government bonds, corporate bonds and asset-backed securities, or ABSs, but also including alternative investments, such as investments in foreign and domestic investment trusts and domestic credit-linked bonds. Increases in market interest rates, adverse changes in currency exchange rates or the widening of credit spreads could substantially decrease the value of SMTH’s foreign bonds. Significant declines in market prices for foreign stocks could negatively affect the value of other available-for-sale securities, such as foreign investment trusts. In addition, due to limited liquidity, market prices for some securities other than Japanese equity and debt securities may be volatile.

Changes in interest rates could adversely affect SMTH’s financial condition and results of operations.

SMTH’s profitability will be dependent to a large extent upon net interest income, which is the difference between interest earned on loans, securities and other interest-earning assets and interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of its interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, changes in interest rates could adversely affect SMTH’s profitability. For example, if interest rates increase, unless the increases in net interest income resulting from the increases in interest rates are larger than the decline in the value of SMTH’s holdings of debt securities, SMTH’s financial condition and results of operations could be adversely affected. In addition, any increases in interest rates may lead to increases in SMTH’s non-performing claims, as some of its borrowers may not be able to meet increased interest payment requirements, or to a decrease in demand for housing loans, an important element of its lending activities.

Refinancing risk could negatively affect SMTH’s results of operations and financial condition.

SMTH will depend on its ability to continue to attract deposits and to refinance its debt obligations at commercially acceptable rates. SMTH may encounter difficulty obtaining financing on reasonable terms if:

•	its balance of deposits significantly decreases;

•	its financial condition worsens or its results of operations decline;

•	its credit ratings are downgraded;

•	it suffers damage to its reputation; or

•	there is a general downturn in economic conditions or a decline in liquidity in the Japanese financial markets.

Similarly, during periods of unstable market conditions, SMTH may need to find alternative sources of financing as traditional credit sources become constrained. Funding may not be available on acceptable terms, or at all. Failure by SMTH to refinance its obligations could materially adversely affect its results of operations and financial condition.

A significant downgrade of SMTH’s credit ratings could have a negative impact on its business.

Although CMTH has not, as a bank holding company, separately obtained its own credit ratings, credit ratings have been obtained by Chuo Mitsui and Chuo Mitsui Asset, by STB and some of its subsidiaries and equity-method affiliates, including Sumitomo Trust Banking Co. (U.S.A.) and Japan Trustee Services Bank, Ltd., or JTSB. Reduction of any of those ratings by one or more credit rating agencies could have a negative effect on SMTH’s treasury operations, procurement of funds and other aspects of its business and could result in damage to its reputation. Any downgrade may also:

•	result in SMTH’s having to accept less favorable terms in transactions or preventing it from entering into some transactions;

•	cause existing agreements or transactions to be cancelled;

•	lead clients to withdraw some or all of their funds from its accounts; or

•	require that SMTH provide additional collateral in connection with derivatives transactions.

The occurrence of any of the above events could adversely affect SMTH’s results of operations and financial condition.

Pension plan losses or declines in returns on plan assets may negatively affect SMTH’s results of operations and financial condition.

SMTH’s pension-related costs and projected benefit obligations are calculated based on assumptions regarding projected returns on pension plan assets and various actuarial assumptions relating to the plans. SMTH’s pension costs may increase as a result of revised actuarial assumptions on which the calculations of the projected pension obligations are based or other changes in its pension plans. Further, if actual results differ from SMTH’s assumptions or if SMTH revises its assumptions in the future, owing to changes in the stock markets, interest rate environment or for other reasons, then its pension-related costs and projected benefit obligations could increase. In addition, any future changes to SMTH’s pension plans could also lead to increases in its pension-related costs and projected benefit obligations.

SMTH’s risk management policies and procedures may not adequately address unidentified or unanticipated risks.

CMTH and STB have each devoted significant resources to developing and strengthening their risk management policies and procedures and they expect SMTH to continue to do so in the future. Nevertheless, particularly in light of the planned management and business integration between the two groups, the policies and procedures that SMTH will utilize to identify, monitor and manage risks may not be fully effective. As a result, these policies and procedures may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate.

SMTH will be exposed to a variety of day-to-day operational, legal and regulatory risks throughout the organization. Management of these risks requires, among other things, policies and procedures to properly record and verify large numbers of transactions and events. Operational risk will be inherent in SMTH’s businesses and can manifest itself in various ways, including malfunctioning or inappropriate internal processes, human errors and employee misconduct. The policies and procedures adopted by SMTH, its trust bank subsidiaries, its asset management subsidiaries, its other consolidated subsidiaries, its equity-method affiliates and other members of the combined group may not be effective in preventing losses related to the day-to-day operational and other risks that SMTH will face in its businesses.

As a listed company in Japan, SMTH will file annual securities reports, including audited financial statements and audited internal control reports assessing the effectiveness of its internal controls over financial reporting. If it is unable to identify and resolve any significant defects or material weaknesses by the end of a particular fiscal year, it will need to report that fact in its annual securities report. If this occurs, SMTH’s reputation may be damaged, which could lead to a decline of investor confidence in SMTH. Moreover, SMTH may have to incur additional costs in order to implement internal controls needed to prevent or mitigate those defects or weaknesses.

A failure or disruption of information technology or business systems could harm SMTH’s relationships with its clients, expose it to administrative actions or otherwise adversely affect its operations.

The capacity and reliability of SMTH’s electronic information technology and business systems will be critical to its day-to-day operations. In addition to its own internal information systems, SMTH will also provide its clients with access to its services and products through the internet and through its telephone banking system. SMTH’s hardware and software will be subject to damage or incapacitation due to human error, natural disasters, power loss, sabotage, hacking, product defects, computer viruses and similar threats. To date neither CMTH nor STB has experienced widespread disruption of service to clients, but there can be no assurance that SMTH or its service providers will not encounter disruptions in the future due to substantially increased numbers of clients and transactions or for other reasons.

As is the case for many other Japan-based companies, CMTH’s and STB’s main information technology centers, which are both located in Tokyo, are subject to earthquake risk. Although their information technology systems are designed to incorporate redundancy at all levels, including the capability to recover data and functionality, and although they each have information storage and technology backup facilities, these measures may not be sufficient to avoid a material disruption in SMTH’s operations. In addition, the combined group’s continuity of business plans may not address all contingencies that could arise in the event of a major disruption of services.

SMTH must hire qualified employees to succeed in implementing its business strategy.

SMTH’s success in executing its business strategy will depend in part on its ability to attract and retain employees with professional experience and specialized product knowledge. SMTH will face competition in hiring highly skilled business, technical and other personnel from not only other trust banks and asset management companies but also commercial banks, investment banks and other financial service providers. SMTH might not succeed in attracting, integrating and retaining appropriately qualified personnel as a result of these competitive pressures.

SMTH will rely extensively on third-party service providers, including with respect to its information technology systems and other important aspects of its businesses, and the failure of third-party service providers to perform as expected could adversely affect its operations.

SMTH will rely on third-party service providers for significant elements of its information technology systems, including telephone, internet and data transport services. For example, Chuo Mitsui entrusts back-office operations relating to stock transfer agency services to Japan Stockholders Data Service Company, Limited, a new 50/50 joint venture with Mizuho Trust & Banking Co., Ltd., or Mizuho Trust. Also, STB entrusts administrative services related to corporate pension plans, such as membership management and corporate pension benefit payments, to Japan Pension Operation Service, Ltd., or JPOS, a joint venture it established with Mizuho Trust. Because Japan Stockholders Data Service and JPOS are each expected to be affiliates even after the share exchange, SMTH will not be in a position to fully control the administration of the back-office operations that it entrusts.

Although SMTH will exercise care in selecting and monitoring its third-party service providers, any problems with or interruptions in the services they provide could expose SMTH to lawsuits or administrative sanctions, harm its client relationships or otherwise have an adverse affect on SMTH’s results of operations and financial condition.

Negative media coverage of SMTH or of Japan’s financial industry may have a material adverse effect on SMTH’s image and undermine the confidence of its clients.

Negative media coverage of SMTH or of Japan’s financial industry, even if inaccurate or inapplicable to SMTH, may have a material adverse effect on SMTH’s image and undermine the confidence of its clients, which could affect SMTH’s businesses and results of operations.

Employee or client fraud and other misconduct could subject SMTH to losses and regulatory sanctions.

SMTH will be exposed to potential losses resulting from fraud, negligence and other misconduct by its employees and clients. Employees may bind SMTH to transactions that exceed authorized limits or present unacceptable risks, hide from it and its clients unauthorized or unsuccessful activities, improperly use confidential information or otherwise abuse client confidences. Clients may engage in fraudulent activities, including fraudulent use of client accounts or the use of a false identity to open an account for money laundering, tax evasion or other illegal purposes. Others could use stolen or forged ATM cards or engage in credit card fraud, in which case SMTH may be required to indemnify its clients for the losses. Because of the broad range of businesses that the combined group will engage in and the large number of its employees and clients, such fraud and other misconduct will be difficult to completely prevent or detect, and SMTH may not be able to recover the losses caused by such activities. As a result of these risks, SMTH could be subject to regulatory sanctions, civil liability and significant damage to its reputation.

SMTH may fail to meet the performance objectives in the business revitalization plan it submits to the FSA, which could subject it to administrative action.

As a recipient of public funds from the Japanese government, CMTH is required to submit and periodically update a business revitalization plan setting forth certain performance objectives for it and for its trust bank subsidiaries, Chuo Mitsui and Chuo Mitsui Asset. See “Supervision and Regulation—Japan—Public Money Injection and Rationalization Plan.” If CMTH does not repay the public funds by the effectiveness of the share exchange, through a public offering or by purchasing the shares from the RCC, SMTH will be required to prepare and submit a business revitalization plan to the FSA and to periodically update such business revitalization plan. See “Supervision and Regulation—Japan—Resolution and Collection Corporation.” If there is a considerable discrepancy between the business revitalization plan and actual performance:

•	SMTH may be required to submit a business improvement plan to the FSA and be subject to an order by the FSA to implement such a plan; and

•	if SMTH’s financial results are substantially below the targets set in a business revitalization plan, then the FSA may take administrative action, including ordering SMTH’s senior management to resign.

In addition, the FSA, the RCC or other governmental agencies could take other actions, as a regulator or shareholder, that are designed to protect the interests of depositors or the Japanese government’s investment but may be materially adverse to the interests of SMTH’s other shareholders. Until all public funds received by CMTH have been repaid or the RCC disposes of the CMTH shares it holds, SMTH will continue to be subject to this heightened regulatory oversight by the FSA.

The Japanese government may elect to dispose of its shares of CMTH common stock, which could adversely affect prevailing market prices.

As of March 31, 2010, the Japanese government held approximately 30% of CMTH’s common stock, owing to the receipt of public funds by CMTH’s predecessor banks which took place in 1999. If the RCC determines or is perceived to have determined to dispose of these shares in the market after a vote to approve the share exchange agreement, the share price of CMTH common stock may be affected and the market value of the shares to be received by STB shareholders could be lower than the market value of CMTH shares when the vote was held. If CMTH does not repay the public funds prior to the share exchange through a public offering or by purchasing the shares from the RCC, then after the share exchange the RCC is expected to hold approximately 12% of SMTH’s common stock. If the RCC then determines or is perceived to have then determined to dispose of these shares in the market, there is a possibility that the share price of SMTH would be adversely affected depending on the market environment or other factors.

SMTH may be subject to liability and regulatory action if it is unable to protect personal and other confidential information.

In recent years, there have been many cases of personal information and records in the possession of corporations and institutions being leaked or improperly accessed. If personal information in SMTH’s possession is leaked or improperly accessed and subsequently misused, SMTH may be subject to liability and regulatory action.

The standards under Japan’s Personal Information Protection Act that will apply to SMTH in its handling of the personal information of its clients are stringent. Any material unauthorized disclosure of personal information or other failure to protect or properly control personal information could adversely affect SMTH’s businesses in a number of ways. For example, SMTH could be subject to complaints and lawsuits for damages from clients and could become subject to administrative actions or sanctions or could incur additional expenses associated with changing its security systems, either voluntarily or in response to administrative guidance or other regulatory initiatives. In addition, such incidents could create a negative public perception of SMTH’s operations or its brand, which may in turn decrease client and market confidence in SMTH and materially and adversely affect its business, operating results and financial condition.

SMTH’s business operations will be exposed to risks of natural disasters, terrorism, pandemic and calamities.

Despite any preparations it takes, SMTH’s business operations will be subject to the risks of earthquakes or other natural disasters, blackouts, terrorism, pandemic and other calamities. An occurrence of these events could impair SMTH’s business operations and adversely affect SMTH’s operations and financial condition.

Risks of Owning the Shares

SMTH will depend on the earnings and cash flows of its operating subsidiaries to meet its obligations, and its ability to pay dividends will also be restricted by statutory provisions.

SMTH, the holding company for the combined group, will be dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries in order to pay expenses, meet its debt service obligations and pay any cash dividends or distributions on its shares. Some of these operating subsidiaries have debt outstanding or are subject to laws or regulations that impose restrictions or prohibitions on such operating subsidiaries’ ability to pay dividends or distributions. The ability of SMTH’s subsidiaries to pay it dividends may be limited by statutory provisions. As a result, although SMTH’s subsidiaries may have cash, SMTH may not be able to access that cash to satisfy its obligations and pay dividends to its stockholders.

Under the Companies Act, SMTH will not be able to declare or pay dividends unless it meets specified financial criteria on an unconsolidated basis. Generally, SMTH will be permitted to pay dividends only if it has retained earnings on its unconsolidated balance sheet as of the end of the preceding fiscal year as determined in accordance with Japanese GAAP. CMTH had a distributable amount of ¥285 billion as of March 31, 2010 that could be used for dividends. For details of restrictions on the payment of dividends on CMTH’s common stock, see “Description of CMTH Common Stock and Preferred Stock, and SMTH ADRs—Common Stock—Dividends—Restriction on Distribution of Surplus.”

In addition, SMTH’s right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims by SMTH as a creditor of such subsidiary are recognized. As a result, the shares of each subsidiary to be held by SMTH will effectively be subordinated to all existing and future liabilities and obligations of that subsidiary.

Japan’s unit share system imposes restrictions on the rights of holders of shares of CMTH common stock that do not constitute a unit, and holders of SMTH common stock are expected to be subject to the same restrictions.

Pursuant to the Companies Act and related legislation, CMTH’s articles of incorporation provide that 1,000 shares of CMTH common stock will constitute one unit. Holders of shares that constitute less than one unit do not have voting rights under the Companies Act, which imposes other significant restrictions and limitations on such holders. The transferability of such shares is also significantly limited. Under the unit share system, holders of shares constituting less than one unit have the right to require the issuer to purchase their shares. In addition, CMTH’s articles of incorporation provide that a holder of less than one unit of CMTH shares may request that CMTH sell to such holder the number of shares that will, when added to the shares constituting less than one unit, constitute one unit of shares, as long as CMTH has treasury stock to sell upon such request. Holders of shares of SMTH common stock are expected to be subject to the same or similar restrictions upon effectiveness of the share exchange.

Rights of shareholders under Japanese law are different than those under the laws of other jurisdictions.

The articles of incorporation, share handling regulations and regulations of the board of directors and the provision of the Companies Act relating to joint stock corporations govern the affairs of CMTH. Legal principles relating to such matters as the validity of corporate actions, directors’ and officers’ fiduciary duties and shareholders’ rights may be different from or less clearly defined than those that would apply if CMTH were incorporated in another jurisdiction. Shareholders’ rights under Japanese law are different in a number of respects and may not be as extensive as shareholders’ rights under the laws of other countries or jurisdictions within the United States. For example, under the Companies Act, only holders of 3% or more of a joint stock corporation’s voting rights or total issued shares (excluding treasury stock) are entitled to examine the company’s accounting books and records. In addition, you may have more difficulty in asserting your rights as a shareholder than you would as a shareholder of a corporation organized in another jurisdiction.

Because of daily price range limitations under Japanese stock exchange rules, you may not be able to sell SMTH shares at a particular price on any particular trading day, or at all.

Stock prices on Japanese stock exchanges are determined on a real-time basis by the equilibrium between bids and offers. These exchanges are order-driven markets without specialists or market makers to guide price formation. To prevent excessive volatility, these exchanges set daily upward and downward price fluctuation limits for each listed stock, based on the previous day’s closing price. Although transactions on a given

Japanese stock exchange may continue at the upward or downward price limit, if the price limit is reached on a particular trading day, no transactions on that exchange may take place outside these limits. Consequently, an investor wishing to sell shares on a Japanese stock exchange at a price outside of the relevant daily limit may be unable to complete the sale through that exchange on that particular trading day. In addition, any suspension of trading on a Japanese stock exchange could prevent investors from trading SMTH shares.

It may not be possible for investors to effect service of process within the United States upon CMTH’s directors, senior management or corporate auditors, or to enforce against CMTH or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

CMTH is a joint stock corporation organized under Japanese law. CMTH’s directors, senior management and corporate auditors reside outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon these persons. Furthermore, many of the assets of CMTH and of these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to enforce, against CMTH or these persons, judgments obtained in the U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. CMTH believes that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of claims predicated solely upon the federal securities laws of the United States.

SMTH will likely terminate its obligation under Section 15(d) of the Exchange Act to file or furnish reports required under Section 13(a), or its registration with the United States Securities and Exchange Commission, or SEC, under Section 12(g) thereof, whichever is then applicable, as soon as practicable.

STB and CMTH currently intend that SMTH will terminate its obligation under Section 15(d) of the Exchange Act to file or furnish reports required under Section 13(a) thereof, or its registration with the SEC under Section 12(g) thereof, whichever is then applicable, as soon as the conditions for such termination are met, which is expected to occur in or around December 2011. After such termination, SMTH’s shareholders will need to obtain SMTH’s information from public filings it will make, press releases and announcements it will issue and materials that it will send directly to shareholders, in each case pursuant to Japanese law or otherwise voluntarily.

As a holder of ADRs, you have fewer rights than a shareholder and you must act through the depositary to exercise these rights.

CMTH and STB plan to create a sponsored ADR program for SMTH shares, and that current holders of STB ADRs will receive SMTH ADRs if the share exchange is consummated. The rights of SMTH shareholders under Japanese law to take actions such as voting their shares, receiving dividends and distributions, bringing derivative actions, examining SMTH’s accounting books and records and exercising appraisal rights are available only to shareholders of record. Because the depositary, through its custodian, will be the record holder of the shares underlying the ADRs, a holder of ADRs may not be entitled to the same rights as a shareholder. In your capacity as an ADR holder, you are not able to bring a derivative action, examine SMTH’s accounting books and records or exercise appraisal rights, except through the depositary.

Foreign exchange rate fluctuations may affect the dollar value of SMTH ADRs and dividends payable to holders of SMTH ADRs.

Market prices for SMTH ADRs may fall if the value of the yen declines against the dollar. In addition, the dollar amount of cash dividends and other cash payments made to holders of SMTH ADRs would be reduced if the value of the yen declines against the dollar.

SELECTED HISTORICAL FINANCIAL DATA OF CMTH

IFRS Selected Financial Data

The following selected financial data at March 31, 2010 and 2009 and for each of the two years ended March 31, 2010 and 2009 are derived from the audited IFRS consolidated financial statements of CMTH. You should read these data together with “CMTH Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CMTH’s consolidated financial statements included elsewhere in this prospectus.

	At and for the year ended March 31,
	2010	2009
	(Millions of yen, unless otherwise indicated)

Income statement data
Interest income	¥203,705	¥232,826
Interest expenses	72,814	104,597
Operating income	295,150	220,006
Operating expenses	169,091	315,050
Operating profit (loss) before tax	125,550	(93,906)
Profit (loss) for the year	104,104	(144,549)
Other comprehensive income (loss) for the year, net of tax	97,800	(134,949)
Total comprehensive income (loss)	201,904	(279,498)

Statement of financial position data
Total assets	15,318,579	15,864,991
Investment securities	2,503,695	3,319,574
Loans and advances	9,710,846	9,831,088
Assets pledged as collateral	1,721,353	1,290,516

Total liabilities	14,475,331	15,408,444
Deposits	9,064,722	9,421,346
Cash collateral on securities lent and repurchase agreements	1,702,698	1,255,648
Due to investors of trust accounts	1,568,220	1,891,361
Borrowings	1,228,505	1,704,097

Total equity attributable to owner of the parent	657,279	269,844
Non-controlling interests	185,969	186,703
Total equity	843,248	456,547
Share capital	261,609	161,434
Weighted average number of common shares issued (thousands)	1,490,668	1,107,405
Weighted average number of common shares for diluted earnings per share (thousands)	1,638,547	1,107,405

	At and for the year ended March 31,
	2010	2009
	(Yen, unless otherwise indicated)

Per share data
Basic earnings per share(1)	¥63.98	¥(138.18)
Diluted earnings per share(2)	59.65	(138.18)
Book value per share(3)	396.41	233.18
Dividend per common share(4)	8.0	5.0
Dividend per common share ($)(5)	0.08	0.05
Number of common shares outstanding excluding treasury shares (thousands)	1,658,060	1,157,227

(1)	Basic earnings per share is calculated by dividing the profit attributable to shareholders of CMTH by the weighted average number of common shares outstanding during the year, excluding common shares purchased as treasury shares.

(2)	Diluted earnings per share is calculated adjusting the weighted average number of common shares outstanding to assume conversion of all dilutive potential common shares. For the year ended March 31, 2010, Class II preferred shares, which can be converted to common shares, were included in the calculation of diluted earnings per share as they had a dilutive effect before the date of mandatory conversion. For the year ended March 31, 2009, these preferred shares were excluded from the calculation of diluted earnings per share as the impact is anti-dilutive.

(3)	Book value per share is calculated by dividing the total equity attributable to owners of CMTH by the number of common shares, excluding common shares purchased as treasury shares.

(4)	Dividend per common share is dividend paid on CMTH common shares for the periods indicated.

(5)	Calculated using the yen-dollar exchange rate at the date following the date of the shareholders’ meeting at which the relevant dividend payment was approved.

SELECTED HISTORICAL FINANCIAL DATA OF STB

IFRS Selected Financial Data

The following selected financial data as of March 31, 2010 and 2009 and for each of the two years ended March 31, 2010 are derived from the audited IFRS consolidated financial statements of STB. You should read these data together with “STB Management’s Discussion and Analysis of Financial Condition and Results of Operations” and STB’s consolidated financial statements included elsewhere in this prospectus.

	As of and for the year ended March 31,
	2010	2009
	(Millions of yen, unless otherwise indicated)

Income statement data
Interest income	¥293,994	¥391,948
Interest expenses	107,893	195,744
Fee and commission income	147,929	146,360
Fee and commission expenses	26,321	26,579
Other income	118,575	166,653
Total income	398,555	385,533
Operating expenses	253,273	346,039
Profit before income tax expenses	146,718	41,779
Net profit	82,114	15,280
Other comprehensive income (losses), net of tax	124,533	(187,041)
Total comprehensive income (losses)	206,647	(171,761)

Statement of financial position data
Total assets	23,442,169	24,960,729
Derivative financial instruments	3,130,994	4,027,339
Investment securities	3,949,512	4,790,073
Loans and advances	13,780,823	13,494,699

Total liabilities	22,000,701	23,719,524
Deposits	14,585,719	14,170,297
Derivative financial instruments	2,827,439	3,751,432
Debt securities issued	1,186,808	1,465,823
Borrowed funds	1,383,207	1,540,360

Total equity attributable to equity holders of STB	1,138,625	847,258
Minority interest	302,843	393,947
Total equity	1,441,468	1,241,205
Share capital	342,037	287,537
Weighted-average number of common shares outstanding (thousands)	1,674,588	1,674,616

	As of and for the year ended March 31,
	2010	2009
	(Yen, unless otherwise indicated)

Per share data
Basic earnings per share(1)	¥41.2	¥4.1
Diluted earnings per share(2)	41.2	4.1
Book value per share(3)	679.9	505.9
Dividend per common share(4)	10.0	10.0
Dividend per common share ($)(5)	0.11	0.10
Number of common shares (thousands)	1,674,572	1,674,603

(1)	Basic earnings per share is calculated by dividing the profit attributable to shareholders of STB by the weighted-average number of common shares outstanding during the year, excluding common shares held as treasury shares.

(2)	Diluted earnings per share is calculated by dividing the profit attributable to shareholders of STB by the weighted-average number of common shares outstanding, adjusted to assume conversion of all dilutive potential common shares. There were no dilutive equity instruments outstanding for the years ended March 31, 2010 and 2009.

(3)	Book value per share is calculated by dividing the total equity attributable to equity holders of STB by the number of common shares outstanding, excluding common shares held as treasury shares.

(4)	Dividend per common share is dividend paid on STB common shares for the periods indicated.

(5)	Calculated using the yen-dollar exchange rate at the next day following the date of the shareholders’ meeting at which the relevant dividend payment was approved.

UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial information gives effect to the share exchange between STB and CMTH in a transaction to be accounted for under the acquisition method of accounting under IFRS and in which STB is treated as the acquirer for financial reporting purposes. See the share exchange agreement appearing elsewhere in this prospectus.

The unaudited pro forma combined condensed statement of financial position has been derived from the individual historical consolidated statements of financial position of STB and CMTH as of March 31, 2010, appearing elsewhere in this prospectus, and adjusts such information to give effect to the share exchange between STB and CMTH as if it had occurred on March 31, 2010. Included in CMTH’s historical consolidated statement of financial position are certain reclassification adjustments to conform CMTH’s financial accounts to STB’s financial account line presentation.

The unaudited pro forma combined condensed income statement has been derived from the individual historical consolidated income statements of STB and CMTH for the fiscal year ended March 31, 2010, appearing elsewhere in this prospectus, and adjusts such information to give effect to the share exchange as if it had occurred on April 1, 2009. Included in CMTH’s historical consolidated income statement are certain reclassification adjustments to conform CMTH’s financial accounts to STB’s financial account line presentation.

The historical consolidated financial information has been adjusted to give effect to the events that are directly attributable to the share exchange, factually supportable, and, with respect to the pro forma income statement information, expected to have a continuing impact on the combined results.

The unaudited pro forma combined condensed financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what STB and CMTH’s financial position or results of operations actually would have been had the share exchange been completed at the dates indicated. In addition, the unaudited pro forma combined condensed financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma combined condensed financial information should be read in conjunction with the following:

•	accompanying notes to the unaudited pro forma combined condensed financial information;

•	historical audited consolidated financial statements of STB for the fiscal year ended March 31, 2010, included in this prospectus; and

•	historical audited consolidated financial statements of CMTH for the fiscal year ended March 31, 2010, included in this prospectus.

The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting under IFRS. STB has been treated as the acquirer in the share exchange for financial reporting purposes. Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The actual results of these studies may depend in part on prevailing market rates and conditions. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined condensed financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences may have a material impact on the accompanying unaudited pro forma combined condensed financial information and the combined company’s future results of operations and financial position.

UNAUDITED PRO FORMA COMBINED
CONDENSED STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2010

	Historical	Historical		Pro Forma		Pro Forma
	STB	CMTH		Adjustments		Combined
	(Millions of yen)

ASSETS
Cash and deposits with banks	¥1,027,819	¥268,450		¥35,396	(a)	¥1,331,665
Call loans	112,455	10,875		380,000	(a)	438,330
				(65,000)	(c)
Cash collateral on securities borrowed	—	1,521		—		1,521
Financial assets held for trading	551,166	12,007		—		563,173
Derivative financial instruments	3,130,994	203,406		—		3,334,400
Financial assets designated at fair value through profit or loss	—	124,408		—		124,408
Investment securities	3,949,512	4,233,017	*	683,835	(a)	8,866,202
				(162)	(b)
Loans and advances	13,780,823	9,710,846		65,858	(b)	23,542,729
				(14,798)	(c)
Investment in associates and joint ventures	48,399	21,990		(38,594)	(a)	31,795
Property and equipment	151,081	141,707		1,460	(a)	254,566
				(39,682)	(b)
Investment property	66,028	—		—		66,028
Intangible assets	158,329	68,464		24,617	(a)	332,216
				5,407	(b)
				118,736	(e)
				(43,337)	(f)
Deferred tax assets	80,548	186,178		279	(a)	254,284
				(14,672)	(d)
				1,951	(g)
Other assets	385,015	343,679		15,810	(a)	710,827
				(24,520)	(b)
				(9,157)	(c)

Total assets	¥23,442,169	¥15,326,548	*	¥1,083,427		¥39,852,144

See the accompanying notes to the unaudited pro forma combined condensed financial information.

UNAUDITED PRO FORMA COMBINED
CONDENSED STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2010

	Historical	Historical		Pro Forma		Pro Forma
	STB	CMTH		Adjustments		Combined
	(Millions of yen)

LIABILITIES AND EQUITY
Deposits	¥14,585,719	¥9,064,722		¥48,990	(a)	¥23,738,867
				39,436	(b)
Call money	79,519	306,161		(65,000)	(c)	320,680
Cash collateral on securities lent and repurchase agreements	601,787	1,702,698		—		2,304,485
Financial liabilities held for trading	7,386	—		—		7,386
Derivative financial instruments	2,827,439	199,932	*	—		3,027,371
Financial liabilities designated at fair value through profit or loss	—	2,080		—		2,080
Due to trust accounts	83,337	21,356		978,618	(a)	1,083,311
Principal guaranteed trust certificates	655,047	1,216,105		—		1,871,152
Debt securities issued	1,186,808	233,969		3,094	(b)	1,423,871
Borrowed funds	1,383,207	1,580,620		20,369	(a)	2,978,778
				9,380	(b)
				(14,798)	(c)
Current tax payable	8,169	4,625		—		12,794
Deferred tax liabilities	17,669	10,899		109	(a)	43,730
				15,053	(d)
Retirement benefit obligations	9,204	5,793		302	(a)	15,954
				655	(b)
Other liabilities	555,410	134,340		35,116	(a)	720,509
				(9,157)	(c)
				4,800	(g)

Total liabilities	22,000,701	14,483,300	*	1,066,967		37,550,968

Equity attributable to equity holders:
Share capital	342,037	261,609		(261,609)	(h)(i)	261,609
				(80,428)	(h)(i)
Capital surplus	297,052	33,701		(33,701)	(h)(ii)	867,756
				80,428	(h)(ii)
				(465)	(h)(ii)
				490,741	(h)(ii)
Retained earnings	429,096	244,790		(2,849)	(g)	592,795
				(244,790)	(h)(iii)
				166,548	(i)
Other reserves	70,905	117,450		(117,450)	(h)(iv)	70,905
Treasury shares	(465)	(271)		736	(h)(v)	—

Total equity attributable to equity holders of STB, CMTH, and Pro Forma Combined	1,138,625	657,279		(2,839)		1,793,065
Non-controlling interests	302,843	185,969		19,299	(a)	508,111

Total equity	1,441,468	843,248		16,460		2,301,176

Total liabilities and equity	¥23,442,169	¥15,326,548	*	¥1,083,427		¥39,852,144

*	Included in CMTH’s historical investment securities account is ¥7,969 million of embedded derivative liabilities as of March 31, 2010. Refer to CMTH’s financial statements Note 12. This liability is reclassified to derivative financial instruments to conform CMTH’s financial accounts to STB’s financial account line presentation.

See the accompanying notes to the unaudited pro forma combined condensed financial information.

UNAUDITED PRO FORMA COMBINED
CONDENSED INCOME STATEMENT
FOR THE YEAR ENDED MARCH 31, 2010

	Historical	Historical	Pro Forma		Pro Forma
	STB	CMTH	Adjustments		Combined
	(Millions of yen, except per share data)

Interest income	¥293,994	¥203,705	¥1,861	(a)	¥491,624
			(7,936)	(b)
Interest expenses	107,893	72,814	1,233	(a)	160,454
			(21,486)	(b)

Net interest income	186,101	130,891	14,178		331,170
Provision for credit losses	27,729	10,894	—		38,623

Net interest income after provision for credit losses	158,372	119,997	14,178		292,547
Fee and commission income	147,929	112,875	40,152	(a)	270,429
			(30,527)	(c)
Fee and commission expenses	26,321	21,061	1,333	(a)	31,150
			(17,565)	(c)

Net fee and commission income	121,608	91,814	25,857		239,279
Net gains on financial instruments held for trading	83,508	13,868	—		97,376
Net losses on financial instruments designated at fair value through profit or loss	—	(803)	—		(803)
Net other operating income	35,067	59,380	73	(a)	94,520

Other income	118,575	72,445	73		191,093

Total income	398,555	284,256	40,108		722,919
Impairment losses on investment securities	16,595	8,919	—		25,514
General and administration expenses	201,476	129,819	26,741	(a)	354,799
			9,725	(b)
			(12,962)	(c)
Other expenses	35,202	19,459	12,302	(a)	66,112
			(851)	(d)

Operating expenses	253,273	158,197	34,955		446,425
Share of gains (losses) of associates and joint ventures	1,436	(509)	(184)	(a)	743

Profit before income tax expenses	146,718	125,550	4,969		277,237
Income tax expenses	64,604	21,446	201	(a)	88,172
			346	(d)
			1,575	(e)

Net profit	¥82,114	¥104,104	¥2,847		¥189,065

Net profit attributable to:
Equity holders of STB, CMTH, and Pro Forma Combined	¥69,334	¥97,354	¥2,755		¥169,443
Non-controlling interests	12,780	6,750	92	(a)	19,622

Net profit	82,114	104,104	2,847		189,065
Earnings per share (in yen):
Basic	41.2	64.0	—		41.9	*
Diluted	41.2	59.7	—		41.0	*
Weighted-average shares used to calculate earnings per share (in thousands):
Basic	1,674,588	1,490,668	—		3,985,804
Diluted	1,674,588	1,638,547	—		4,133,683

*	Pro forma earnings per share is calculated using the adjusted pro forma net profit attributable to equity holders divided by the pro forma weighted average number of shares outstanding. Adjusted pro forma net profit attributable to equity holders is derived by making certain adjustments, which relate to the preference shares, to the pro forma net profit attributable to equity holders. Refer to STB’s financial statements Note 41 and CMTH’s financial statements Note 43 for preference share dividend information.

See the accompanying notes to the unaudited pro forma combined condensed financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1. Description of the Transaction and Basis of Presentation

The boards of directors of STB and CMTH have agreed to conduct a statutory share exchange between the two companies under the Companies Act of Japan pursuant to which shareholders of STB will become shareholders of CMTH, and STB will become a wholly owned subsidiary of CMTH. The share exchange is part of a planned management and business integration between STB and CMTH corporate groups in which CMTH will serve as the holding company of the combined group and is expected to be renamed SMTH, following the completion of the share exchange.

The share exchange is subject to STB and CMTH shareholders’ approval, governmental and regulatory approvals, and other usual and customary closing conditions. The share exchange is expected to be completed in April 2011. See the share exchange agreement appearing elsewhere in this prospectus.

The unaudited pro forma combined condensed financial information was prepared using the acquisition method of accounting in accordance with the revised version of IFRS 3 “Business Combinations”, or IFRS 3R, effective for business combinations for which the acquisition date is in annual periods beginning on or after July 1, 2009.

Based on the exchange ratio of 1.49 CMTH shares for each common share of STB, as set forth in the share exchange agreement, former STB shareholders will own approximately 60.1% and former CMTH shareholders will own approximately 39.9% of SMTH. Based on these projected ownership percentages and the relative size of assets and operations, STB is treated as the acquirer for financial reporting purposes.

In accordance with IFRS 3R, as CMTH, the entity that issues securities (the legal acquirer), is identified as the acquiree for financial reporting purposes, this transaction is considered a reverse acquisition. In a reverse acquisition, the consideration transferred by the acquirer for its interest in the acquiree is based on the equity interest that STB, the legal acquiree, would have had to issue to give the shareholders of CMTH, the legal acquirer, the same percentage equity interest in the combined entity that results from the reverse acquisition.

IFRS 3R requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements can be highly subjective and it is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. In addition, the consideration transferred is required to be measured at the closing date of the transaction at the then current market price; this particular requirement will likely result in a consideration transferred that is different from the amounts assumed in this unaudited pro forma combined condensed financial information.

Acquisition-related transaction costs (i.e., advisory, legal, valuation, and other professional fees) and certain acquisition-related restructuring charges are not included as a component of the consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

STB and CMTH have not yet finalized formal plans for combining the two companies’ operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated herein because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available. These costs will be expensed as incurred in future periods.

The unaudited pro forma combined condensed financial information does not reflect any cost savings, operating synergies or revenue enhancements that SMTH may achieve as a result of the share exchange or the costs to integrate the operations of STB and CMTH or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

2. Accounting Policies

Upon consummation of the share exchange, STB and CMTH will review their accounting policies. As a result of that review, STB and CMTH may identify differences in the accounting policies between the two companies that, when conformed, could have a material impact on the combined financial statements. Currently, STB and CMTH are not aware of any differences that would have a material impact on the combined financial statements. As such, the unaudited pro forma combined condensed financial information does not assume any material differences in accounting policies.

3. Estimate of Consideration to be Transferred

The following is a preliminary estimate of the consideration expected to be transferred:

		(Millions of yen)

STB common shares outstanding as of March 31, 2010 (in thousands)	1,674,572
STB ownership ratio(1)	60.1%
Deemed common shares issued to CMTH (in thousands)(2)	1,112,792

STB closing share price (in yen)(3)	¥441

Estimated consideration to be transferred		¥490,741

(1)	As of March 31, 2010, STB and CMTH have 1,674,572 thousand common shares and 1,658,060 thousand common shares outstanding, respectively. Under the share exchange agreement with an exchange ratio of 1.49 common shares for each common share of STB, legally, CMTH would issue 2,495,112 thousand CMTH common shares in exchange for all common shares outstanding of STB. As a result, equity holders of STB would obtain 60.1% voting interest of the combined entity.

(2)	Under the reverse acquisition where STB is the acquirer and CMTH is the acquiree for accounting purposes, the deemed shares issued to CMTH are based on the number of new shares STB would have to issue to give the equity holders of CMTH the same voting interest ownership ratio in the combined entity had STB been the entity issuing shares for this business combination. This is determined by dividing STB’s outstanding common shares of 1,674,572 thousand shares as of March 31, 2010 by 60.1%, representing STB equity holders’ deemed ownership ratio of the combined entity, multiplied by 39.9%, representing CMTH equity holders’ deemed ownership ratio of the combined entity.

(3)	Represents STB’s market share price as of October 29, 2010. Using the share price of STB for the past year, a range of possible outcomes was determined that appeared reasonable in light of the market volatility, based on the daily change in share price and its associated standard deviation. Based on such volatility, a 1% change to 10% change in the market price would impact the estimated consideration to be transferred by ¥4,907 million to ¥49,074 million, respectively.

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

For the purpose of this unaudited pro forma combined condensed financial information, the above estimated consideration to be transferred has been allocated based on a preliminary estimate of the fair value of assets to be acquired and liabilities to be assumed. The excess of the value of the net assets acquired over the consideration transferred would be recorded as a gain on bargain purchase and is presented as a non-recurring adjustment to the pro forma statement of financial position. The following table represents the allocation of the consideration transferred for the acquired net assets and resulting gain on bargain purchase:

(Millions of yen)

Estimated consideration to be transferred	¥490,741

Less fair value of assets to be acquired:
Cash and deposits with banks	268,450
Call loans	10,875
Cash collateral on securities borrowed	1,521
Financial assets held for trading	12,007
Derivative financial instruments	203,406
Financial assets designated at fair value through profit or loss	124,408
Investment securities	4,232,855

(Millions of yen)

Loans and advances	9,776,704
Investment in associates and joint ventures	21,990
Property and equipment	102,025
Intangible assets	149,270
Deferred tax assets	171,506
Other assets	319,159

Plus fair value of liabilities to be assumed:
Deposits	9,104,158
Call money	306,161
Cash collateral on securities lent and repurchase agreements	1,702,698
Derivative financial instruments	199,932
Financial liabilities designated at fair value through profit or loss	2,080
Due to trust accounts	21,356
Principal guaranteed trust certificates	1,216,105
Debt securities issued	237,063
Borrowed funds	1,590,000
Current tax payable	4,625
Deferred tax liabilities	25,952
Retirement benefit obligations	6,448
Other liabilities	134,340

Non-controlling interests	185,969

Gain on bargain purchase	¥166,548

5. Unaudited Pro Forma Combined Condensed Statement of Financial Position Adjustments

(a) Change in the scope of consolidation

To incorporate the assets and liabilities of entities that are newly consolidated based on the combined ownership percentage between STB and CMTH. These entities have been historically accounted for as investments in associates by both STB and CMTH.

(b) Fair value adjustments for the identifiable assets acquired and liabilities assumed

To adjust the value of investment securities, loans and advances, property and equipment, computer software, other assets predominantly related to prepaid pension expenses, deposits, debt securities issued, borrowed funds, and retirement benefit obligations to recognize the assets acquired and liabilities assumed at their estimated fair value.

(c) Inter-company transactions

To eliminate pro forma inter-company receivables and payables as of March 31, 2010.

(d) Deferred income taxes

To record deferred income taxes arising from the pro forma adjustments, except for those which resulted from transaction costs below, STB and CMTH have applied the statutory tax rate in effect during the period presented.

(e) Intangible assets recognized

To reflect the recognition of intangible assets to estimated fair value. Intangible assets primarily represent client relationships and contracts in the pension trust business and in stock transfer agency services.

(f) Goodwill

To eliminate the historical goodwill balance included within CMTH’s financial statements as of March 31, 2010.

(g) Transaction costs

To record a liability and related income tax effect for estimated unpaid transaction costs directly related to the share exchange that is expected to be incurred.

(h) Shareholders’ equity

The adjustments below are based on the terms of the share exchange agreement.

(i) Share capital

To adjust the share capital balance to be in accordance with the share exchange agreement by eliminating CMTH’s historical share capital and reclassifying STB’s historical share capital in excess of CMTH’s historical share capital to capital surplus.

(ii) Capital surplus

To eliminate CMTH’s historical capital surplus, reclassify STB’s historical share capital in excess of CMTH’s historical share capital to capital surplus, retire STB’s historical treasury shares, and record estimated consideration to be transferred.

(iii) Retained earnings

To eliminate CMTH’s historical retained earnings.

(iv) Other reserves

To eliminate CMTH’s historical other reserves.

(v) Treasury shares

To eliminate CMTH’s historical treasury shares and retire STB’s historical treasury shares.

(i) Gain on bargain purchase

The excess of the pro forma fair value of net assets acquired over the total pro forma consideration to be transferred as measured under IFRS 3R is recognized as a gain on bargain purchase arising from the transaction. The gain on bargain purchase is presented as a non-recurring adjustment to the pro forma statement of financial position, and not included as an adjustment to the pro forma income statement. In accordance with IFRS 3R, before recognizing a gain on bargain purchase, STB and CMTH reassessed whether they had identified all of the assets acquired and liabilities assumed, and measured all such assets and liabilities at estimated fair value.

6. Unaudited Pro Forma Combined Condensed Income Statement Adjustments

(a) Change in the scope of consolidation

To incorporate the results of operations of entities that are newly consolidated based on the combined ownership percentage between STB and CMTH. These entities have been historically accounted for as investments in associates by both STB and CMTH.

(b) Fair value adjustments

(i) Investment securities

To adjust interest income resulting from the subsequent amortization of adjustments to estimated fair value.

(ii) Loans and advances

To adjust interest income resulting from the subsequent amortization of adjustments to estimated fair value.

(iii) Property and equipment

To adjust depreciation expense of property and equipment resulting from the adjustments to estimated fair value. Property and equipment are depreciated over the estimated useful lives of 1 to 49 years.

(iv) Computer software

To adjust amortization expense of computer software resulting from the adjustments to estimated fair value. Computer software is amortized over the estimated useful lives of 1 to 5 years.

(v) Intangible assets recognized

To record incremental amortization expense related to the intangible assets recognized at estimated fair value. The intangible assets are amortized over the estimated amortization periods of 10 to 19 years.

(vi) Deposits

To adjust interest expenses resulting from the subsequent amortization of adjustments to estimated fair value.

(vii) Debt securities issued

To adjust interest expenses resulting from the subsequent amortization of adjustments to estimated fair value.

(viii) Borrowed funds

To adjust interest expenses resulting from the subsequent amortization of adjustments to estimated fair value.

(c) Inter-company transactions

To eliminate pro forma inter-company income and expenses for the year ended March 31, 2010.

(d) Non-recurring costs

To eliminate transaction costs incurred during fiscal year ended March 31, 2010, which are directly attributable to the share exchange, but are not expected to have a continuing impact on the combined company’s results of operations.

(e) Income tax expenses

To record estimated income tax expenses arising from the pro forma adjustments, STB and CMTH have applied the statutory tax rate in effect during the period presented.

SELECTED UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth certain historical unaudited pro forma information with respect to net book value per share as of March 31, 2010 and earnings per share and dividends declared per share for the fiscal year ended March 31, 2010 for STB and CMTH. The historical information for STB and CMTH has been prepared under IFRS. The information that follows should be read in conjunction with the unaudited pro forma combined condensed financial information and notes thereto and the audited consolidated financial statements for the fiscal year ended March 31, 2010 for STB and CMTH, included elsewhere in this prospectus.

The pro forma per share data have been included for comparative purposes only and do not purport to be indicative of (a) the results of operations or financial position of SMTH which actually would have been realized if the share exchange had been completed at the beginning of the period presented or as of the date indicated, or of (b) the results of operations or financial position of SMTH which may be obtained in the future.

				Equivalent
	Historical		Pro Forma	Pro Forma(5)
	STB	CMTH	SMTH	STB	CMTH
	(Yen)

As of March 31, 2010
Net book value per share	¥680.0	¥396.4	¥431.7(1)	¥643.3	¥431.7

For the fiscal year ended March 31, 2010
Dividends declared per share	10.0	8.0	7.2(2)	10.7	7.2
Earnings per share attributable to STB, CMTH, and Pro Forma Combined – basic	41.2	64.0	41.9(3)	62.5	41.9
Earnings per share attributable to STB, CMTH, and Pro Forma Combined – diluted	41.2	59.7	41.0(4)	61.1	41.0

Notes:

(1)	Pro forma net book value per share is calculated using the pro forma net book value divided by the pro forma number of shares outstanding. The pro forma number of shares outstanding is derived after taking into consideration the additional number of shares expected to be issued based on the applicable share exchange ratio.

(2)	Pro forma dividends declared per share is calculated using the pro forma dividend declared divided by the pro forma weighted average number of shares outstanding. The pro forma weighted average number of shares is derived after taking into consideration the additional number of shares expected to be issued based on the applicable share exchange ratio assuming that these shares were issued at the beginning of the period.

(3)	Pro forma earnings per share is calculated using the adjusted pro forma net profit attributable to equity holders divided by the pro forma weighted average number of shares outstanding. Adjusted pro forma net profit attributable to equity holders is derived by making certain adjustments, which relate to preference shares, to pro forma net profit attributable to equity holders.

(4)	Pro forma diluted earnings per share is calculated on the assumption that convertible preference shares issued were converted into common shares as soon as they became eligible for conversion.

(5)	Equivalent pro forma per share amounts are calculated by multiplying the pro forma SMTH per share amounts by the applicable share exchange ratio, which is 1.49 common shares of CMTH for each common share of STB.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price Information

CMTH common stock is listed on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange. STB common stock is listed on the First Sections of the Tokyo Stock Exchange and the Osaka Securities Exchange.

The following table sets forth, for the periods indicated, the reported high and low sales prices per share of CMTH and STB common stock on the First Section of the Tokyo Stock Exchange.

	CMTH Common Stock		STB Common Stock
	Price per share		Price per share
	High	Low	High	Low

Fiscal Year Ended March 31,
2006	¥1,867	¥962	¥1,390	¥628
2007	1,792	1,113	1,454	991
2008	1,205	543	1,294	604
2009:
First quarter	799	578	960	687
Second quarter	702	478	814	579
Third quarter	600	262	727	318
Fourth quarter	446	236	539	270
2010:
First quarter	412	299	574	366
Second quarter	402	293	587	435
Third quarter	380	289	524	434
Fourth quarter	356	300	559	454
Most Recent Six Months
May 2010	356	313	552	471
June 2010	348	311	499	443
July 2010	336	290	496	443
August 2010	318	296	492	445
September 2010	299	275	452	413
October 2010	315	273	476	411
November 2010 (through November 15)	317	281	479	424

The table below sets forth the closing sales prices of CMTH and STB common stock as reported on the First Section of the Tokyo Stock Exchange on: (i) November 5, 2009, the last trading day before the public announcement of the share exchange by CMTH and STB; (ii) August 24, 2010, the date of determination of the share exchange ratio; and (iii) November 15, 2010, the last practicable trading day before the distribution of this prospectus. The table also sets forth the implied equivalent value of STB common stock on these dates as determined by multiplying the applicable reported sales price of CMTH common stock by the exchange ratio of CMTH shares per STB share. CMTH urges you to obtain current market quotations for CMTH and STB common stock.

	CMTH	STB
	Common Stock	Common Stock
			Implied
	Historical	Historical	equivalent value

November 5, 2009	¥320	¥480	¥322
August 24, 2010	312	468	314
November 15, 2010	301	458	307

Dividend Information

The following table sets forth, for the periods indicated, the dividends per share paid on CMTH and STB common stock. The U.S. dollar equivalents for the cash dividends shown are based on the noon buying rate for Japanese yen on the last date of each period set below.

	CMTH Common Stock		STB Common Stock
	Japanese Yen	U.S. Dollar	Japanese Yen	U.S. Dollar

Year ended March 31,
2006	¥4.0	$0.03	¥12.0	$0.10
2007	5.0	0.04	17.0	0.14
2008	7.0	0.07	17.0	0.17
2009	5.0	0.05	10.0	0.10
2010	8.0	0.08	10.0	0.11

The declaration and payment of future dividends by CMTH are subject to future earnings, financial condition and other factors, including statutory and other restrictions with respect to the payment of dividends.

CURRENCY EXCHANGE RATE DATA

Fluctuations in exchange rates between the Japanese yen and the U.S. dollar and other currencies will affect the U.S. dollar and other currency equivalents of the Japanese yen price of CMTH shares of common stock and the U.S. dollar amounts received on conversion of cash dividends. The following table sets forth information regarding the noon buying rates for custom purposes by the Federal Reserve Bank of New York expressed in Japanese yen per $1.00 for the periods and as of the dates shown.

	High	Low	Average(1)	Period-end

Fiscal year ended March 31,
2006	¥120.93	¥104.41	¥113.67	¥117.48
2007	121.81	110.07	116.55	117.56
2008	124.09	96.88	113.61	99.85
2009	110.48	87.80	100.85	99.15
2010	100.71	86.12	92.49	93.40

Most recent six months
May 2010	94.68	89.89	91.97	90.81
June 2010	92.33	88.39	90.81	88.49
July 2010	88.59	86.40	87.50	86.43
August 2010	86.42	84.10	85.37	84.10
September 2010	85.77	83.05	84.36	83.53
October 2010	83.33	80.47	81.79	80.47
November 2010 (through November 5)	81.13	80.66	80.73	80.66

Note:

(1)	The average exchange rates for the fiscal-year periods shown is the average of the month-end rates during the period.

THE EXTRAORDINARY GENERAL MEETING AND CLASS SHAREHOLDERS’ MEETING OF STB SHAREHOLDERS

General: Date, Time and Place

STB will distribute mail-in voting cards to holders of STB common stock who have voting rights as of the record date (or to their standing proxies in Japan, as appropriate) for use at its extraordinary general meeting of shareholders. This shareholders’ meeting is currently scheduled to be held at 10:00 a.m. on December 22, 2010 (Japan time) at the conference room on the 12th floor of the Sumitomo Building located at 5-33, Kitahama 4-chome Chuo-ku, Osaka-shi, Osaka, Japan. STB will distribute the mail-in voting cards, together with the notice of convocation of the meeting and reference materials concerning the exercise of voting rights, by mail to holders of STB common stock as of the record date.

Non-resident shareholders are required to appoint a standing proxy in Japan directly or indirectly through their securities broker or designate a mailing address in Japan. For shareholders not resident in Japan and who have a standing proxy in Japan, STB will distribute the mail-in voting cards and notice of convocation to their standing proxy in Japan, who may then convey those materials to the shareholders according to the terms of the respective proxy agreements. Such shareholders are encouraged to contact their standing proxy in Japan to confirm the applicable voting procedure. For shareholders not resident in Japan and who have purchased STB shares through a securities broker located outside of Japan, such shareholders are encouraged to ask their broker to obtain the voting and reference materials from the broker’s standing proxy in Japan. For shareholders not resident in Japan and who have designated a mailing address in Japan, STB will send a mail-in voting card and notice of convocation to that mailing address.

The purpose of the extraordinary general meeting of shareholders will be:

•	to consider and to vote upon the approval of the share exchange agreement; and

•	to consider and to vote upon the approval of the amendment to the articles of incorporation.

Record Date, Shares Entitled to Vote, Quorum

Record Date

The record date for the extraordinary general meeting of shareholders is September 30, 2010. Holders of record of STB common stock as of the close of business on the record date will be entitled to receive notice of and to vote at the shareholders’ meeting and to receive notices of any adjournments or postponements of the meeting. Based on STB’s shareholder register as of the record date, of the 1,675,128,546 shares of STB common stock, directors, executive officers and affiliates of STB owned an aggregate of 600,405 shares, representing approximately 0.04% of STB’s outstanding shares, of which no shares were held by affiliates that did not have voting rights as set forth in the third bullet of “—Shares Entitled to Vote” below.

Shares Entitled to Vote

STB currently uses the unit share system (tan-gen kabu seido), where one unit consists of 1,000 shares of STB common stock. Each unit is entitled to one vote, and shares constituting less than one unit are not entitled to vote. Regardless of the number of shares, the following shares are not entitled to vote at, and are not counted in determining the quorum for, the extraordinary general meeting of shareholders:

•	Class II Preferred Shares;

•	treasury shares held by STB;

•	shares held by entities in which STB (together with its subsidiaries) holds 25% or more of the voting rights; and

•	shares issued after the applicable record date and shares that have come to constitute one or more unit after the record date.

Quorum

The quorum for a vote on the share exchange agreement and the amendment to the articles of incorporation to be voted on at the extraordinary general meeting of shareholders is at least one-third of the total voting rights of STB as of the record date.

How to Vote, Required Vote

How to Vote

Shareholders who are entitled to exercise voting rights at the extraordinary general meeting of shareholders may exercise their voting rights by attending the meeting in person or by having another shareholder who has voting rights attend the meeting as their attorney-in-fact, by submitting a vote via the internet or by returning the mail-in voting card that will be mailed to those shareholders or, in case of non-resident shareholders who have appointed a standing proxy, through their standing proxy in Japan.

Mail-in voting cards will allow a shareholder with a right to vote at the shareholders’ meeting to indicate his or her approval or disapproval with respect to each proposal at the meeting, including the share exchange agreement. Completed mail-in voting cards must be received by STB by 5:00 p.m. (Japan time) one business day prior to the shareholders’ meeting.

In accordance with applicable Japanese law, STB intends to:

•	count toward the quorum for its shareholders’ meeting any shares represented by mail-in voting cards that are returned without indicating the approval or disapproval of any of the proposals; and

•	count the shares represented by mail-in voting cards returned in this manner as votes in favor of the share exchange agreement and other proposals referred to in the mail-in voting cards.

Voting rights may be exercised through the internet by accessing the website designated by STB (http://www.webdk.net) and entering the exercise code and password provided with the mail-in voting card. Internet voting is available only in Japanese and is available until 5:00 p.m. (Japan time) one business day prior to the shareholders’ meeting.

An electronic proxy voting platform operated by ICJ is also available as a means of electronic voting for institutional investors if properly arranged in advance.

Required Vote

The affirmative vote of two-thirds of the voting rights of STB present or represented at the extraordinary general meeting of shareholders (including, but not limited to, those submitted via the internet, the mail-in voting card or electronic proxy voting platform) is required to approve the share exchange agreement and the amendment to the articles of incorporation to be voted on.

Revocation

Any shareholder who votes by submitting a mail-in voting card may revoke it by subsequently submitting a timely vote via the internet, or by attending the shareholders’ meeting in person or through another shareholder having voting rights who has been appointed as the shareholder’s attorney-in-fact or through a standing proxy in the case of a non-resident shareholder. Any shareholder who votes via the internet may change his or her vote through a subsequent vote via the internet, or by attending the shareholders’ meeting or through another shareholder having voting rights who is appointed as the shareholder’s attorney-in-fact. Voting via the internet always prevails over a mail-in voting card, and if a shareholder submits more than one vote via the internet, the last vote submitted will be counted as the shareholder’s vote unless properly revoked or changed at the shareholders’ meeting.

No Solicitation of Proxies, Consents or Authorizations

STB’s management is not soliciting proxies, consents or authorizations with respect to the share exchange prior to the shareholders’ meeting. STB will not solicit any separate form of proxy, consent, or authorization from the mail-in voting cards distributed in accordance with the Companies Act.

Class Shareholders’ Meeting

A class shareholders’ meeting for holders of STB common stock will be held concurrently with the extraordinary general meeting of shareholders at the same venue. The record date, required vote, quorum and the procedures for voting at a class shareholders’ meeting for holders of STB common stock are the same as those for voting at the extraordinary shareholders’ meeting. Further, a separate class shareholders’ meeting for holders of STB Class II Preferred Shares will be held on December 22, 2010 (Japan time). The purpose of these class shareholders’ meetings will be to consider and to vote upon the share exchange agreement, which will be the only item to be submitted for the approval of these class shareholders’ meetings. The approvals of the share exchange agreement by the class shareholders’ meetings are conditions precedent for the effectiveness of the share exchange.

While holders of STB Class II Preferred Shares are not entitled to vote and will not count toward the quorum at the extraordinary general meeting of shareholders, they will separately consider and vote upon the share exchange agreement at a separate class shareholders’ meeting for them, and approval at that meeting is one of the conditions precedent for effectiveness of the share exchange. The quorum for a vote on the share exchange agreement at this meeting is one-third of the total voting rights of STB Class II Preferred Shares and the affirmative vote of two-thirds of the voting rights present or represented at the meeting is required to approve the share exchange agreement. STB Class II Preferred Shares are not listed, and held by approximately twenty Japanese companies who have business relationships with STB.

THE SHARE EXCHANGE

This section of the prospectus describes material aspects of the proposed share exchange including certain terms of the share exchange agreement. While CMTH believes this description covers the material aspects of the share exchange, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the share exchange agreement, the English translation of which is incorporated herein by reference in its entirety and is included in this prospectus as Appendix A. You should carefully read this entire prospectus for a more complete understanding of the share exchange.

General

The boards of directors of CMTH and STB have agreed to conduct a statutory share exchange (kabushiki kokan) between the two companies under the Companies Act pursuant to which shareholders of STB will become shareholders of CMTH and STB will become a wholly owned subsidiary of CMTH. On August 24, 2010, the two companies entered into the share exchange agreement setting forth the share exchange ratio and other terms of the share exchange. Under the share exchange agreement, which is subject to approval by shareholders of CMTH and STB, holders of STB common stock will receive 1.49 shares of CMTH common stock for each share of STB common stock they hold and holders of shares of STB Class II Preferred Shares will receive 1 share of the First Series of SMTH Class VII Preferred Shares for each share of STB Class II Preferred Shares they hold.

The proposed share exchange is part of a planned management and business integration between the CMTH and STB corporate groups, in which CMTH will serve as the holding company for the combined group and is expected to be renamed Sumitomo Mitsui Trust Holdings, Inc. following completion of the share exchange.

The share exchange can only be completed if the share exchange agreement is approved by shareholders of CMTH and STB and certain other conditions are satisfied. If the share exchange agreement is approved at the extraordinary general meetings of shareholders and the class shareholders’ meetings of common stock holders of both CMTH and STB, and at the class shareholders’ meeting of holders of STB Class II Preferred Shares scheduled to be held on December 22, 2010, and if the other conditions to completing the share exchange are satisfied, the share exchange is expected to become effective on April 1, 2011. CMTH’s extraordinary general meeting of shareholders is scheduled to be held on December 22, 2010 and its class shareholders’ meeting of common stock holders is scheduled to be held on December 22, 2010. STB’s extraordinary general meeting of shareholders is scheduled to be held on December 22, 2010, its class shareholders’ meetings of common stockholders is scheduled to be held on December 22, 2010 and its class shareholders’ meetings of holders of Class II Preferred Shares are scheduled to be held on December 22, 2010.

Holders of record of common stock of STB as of the close of business on September 30, 2010 will receive a notice of convocation of the extraordinary general meeting of shareholders and the class shareholders’ meeting of common stock holders of STB, including the voting and reference materials that contain the terms and conditions of the share exchange. Holders of STB common stock outside Japan who have appointed a standing proxy in Japan directly or indirectly through their securities broker are expected to receive this notice through their standing proxy or broker, as applicable, if so provided in their proxy agreement.

Background of the Share Exchange

In recent years, the industry environment for Japanese trust banks has become increasingly difficult owing to intense competition. So-called “megabank groups,” which consist of Mitsubishi UFJ Financial Group, or MUFG, Mizuho Financial Group and Sumitomo Mitsui Financial Group, or SMFG, all formed through the mergers of major banks, have strong competitive advantages over trust banks owing to their substantial client bases and size. In the Japanese trust bank industry, trust banks are classified into two groups, and competition between the two groups has been intense. One group is the trust banks that operate under megabank groups such as Mitsubishi UFJ Trust and Banking Corporation, or Mitsubishi UFJ Trust, and Mizuho Trust. The other group is the trust banks that are independent from the megabank groups with their own client bases, such as CMTH and STB. Further, due to deregulation, banks and trust banks must compete with other types of financial institutions, such as insurance companies and investment advisory companies.

The management of each of CMTH and STB independently has from time to time considered various strategic options, including the restructuring of their businesses in light of the financial crisis that began with the collapse of Lehman Brothers and the subsequent major structural changes in the global economy. In deliberating on how to strengthen its trust bank business, the management of each of CMTH and STB has considered the possibility of integration with one of its industry peers, including one another.

Efforts to stabilize the global financial system in the wake of the recent global financial crisis will likely lead to the imposition of more stringent capital ratio requirements, particularly for financial institutions operating internationally, and cause the regulatory environment for the bank and trust bank industries to become severe.

Facing such a difficult environment, the presidents of CMTH and STB, at various industry and other meetings attended by the heads of Japanese banks and trust banks, had occasions to exchange views about their respective business environments and the basic direction of future business operations. The presidents shared a common perspective in part because CMTH and STB are in the same industry and both are independent trust banks not belonging to a megabank group as explained above.

By May 2009, the presidents of CMTH and STB exchanged their views of the business environment and reached a mutual understanding that:

•	the recent global financial crisis had led to major structural changes in the global economy and clients faced increasingly complex issues in managing their assets;

•	Japan’s low birthrate and aging society, as well as the maturing of the economy, made it a pressing challenge to facilitate the flow of Japan’s substantial personal financial assets, pensions and other funds to promising fields and to realize sustainable economic growth; and

•	CMTH and STB groups, both of which have high levels of expertise and broad business scope, were entering a period where they should give full play to their strengths in order to address these social and economic challenges.

In July 2009, the presidents of CMTH and STB met and agreed to begin to discuss the possibility of a management integration. Each of CMTH and STB then had its own team of directors, executive officers and staff independently begin discussing the details and schedule of a possible management integration between the CMTH group and the STB group.

In August 2009, the presidents of CMTH and STB met and confirmed their mutual understanding on a number of details relating to a potential management integration, should the parties agree to proceed. Specifically, the presidents confirmed that:

•	the integrated company would be called Sumitomo Mitsui Trust Holdings;

•	the headquarters would be in Tokyo; and

•	the board of directors would have an equal number of directors from CMTH and from STB.

In addition, the presidents of CMTH and STB agreed that in a management integration of the two companies, should the parties agree to proceed, the subsequent merger of the three trust bank subsidiaries would involve the following:

•	the combined trust bank would be called Sumitomo Mitsui Trust Bank;

•	the headquarters would be in Tokyo; and

•	the board of directors would have an equal number of directors from CMTH and from STB.

The presidents of CMTH and STB also agreed to examine the following tentative schedule for a management integration:

•	announcing the planned management integration in November 2009;

•	completing the management integration through a share exchange in April 2011; and

•	merging the trust bank subsidiaries in April 2012.

Beginning in September 2009, the presidents of CMTH and STB each met with their company’s directors and exchanged opinions on the potential for a management integration between CMTH and STB and explained their progress on discussion of the details, should the parties agree to proceed.

In October 2009, based on their preliminary analysis, the presidents of CMTH and STB met to confirm their basic vision and the purpose, method and schedule of a possible management integration. Both presidents shared a common understanding that the combination of personnel, know-how and other managerial resources of CMTH and STB groups was in the best interest of all their stakeholders, shareholders, clients, employees and society. They also shared a common understanding that a financial group with independent trust banks at its core, combining their expertise and comprehensive capability, would be better able to provide clients with better and swifter comprehensive solutions. Specifically, the presidents shared the understanding that:

•	the integration of independent trust bank groups would create more synergies, such as a reduction in overlapping system investments, than an integration with a commercial bank;

•	both groups have similar corporate cultures that emphasize a strong relationship of trust with assignors and beneficiaries, so the management integration could be achieved without harming these corporate cultures; and

•	CMTH and STB groups are the best available integration candidates for each other and from the perspective of their clients, since there is limited overlap of their branches.

On November 6, 2009, the boards of directors of CMTH and STB adopted resolutions authorizing each to conclude a basic agreement to pursue specific discussions toward the management integration of CMTH and STB, the basic objective of which would be to implement the management integration through a share exchange in April 2011 and a subsequent merger of their subsidiary trust banks in April 2012. On the same date, CMTH and STB jointly announced that they had concluded a basic agreement for the management integration. Also pursuant to the basic agreement, CMTH and STB announced the launch of the Integration Promotion Committee, headed by the presidents of CMTH and STB, in order to facilitate the smooth and swift integration of the two groups.

In December 2009, both CMTH and STB completed the selection of their legal, financial and accounting advisors. CMTH retained JPMorgan Securities Japan Co., Ltd. and Nomura Securities Co., Ltd. as its financial advisors, Nagashima Ohno & Tsunematsu as its Japanese legal counsel and Davis Polk & Wardwell LLP as its U.S. legal counsel. STB retained UBS Securities Japan Ltd, or UBS, and Daiwa Securities Capital Markets Co. Ltd., or Daiwa, as its financial advisors, Mori Hamada & Matsumoto as its Japanese legal counsel and Sullivan & Cromwell LLP as its U.S. legal counsel.

Thereafter, CMTH and STB established various measures for the proposed management integration, such as the creation of several committees in order to facilitate various aspects of the management integration, and have been discussing specific methods of facilitating the management integration. CMTH and STB also held a number of meetings with each other and with their financial advisors and legal counsel concerning the integration schedule and the time necessary to prepare for all the regulatory filings and to obtain governmental and other approvals necessary to effect the transaction.

In May 2010, CMTH and STB commenced their legal, financial, tax and business due diligence, all of which were completed in July 2010.

Concurrently with the due diligence conducted through July 2010, the Integration Promotion Committees and other members of CMTH and STB discussed and held meetings concerning various issues relating to the potential integration including:

•	operational plans after the management integration;

•	basic strategies in relation to consolidating their headquarters and branches, as well as integrating of IT systems, and the related costs, in order to estimate the potential synergy effects;

•	the functions of the integrated holding company; and

•	the organization of companies in which the integrated holding company would hold direct investments.

In July 2010, CMTH and STB started discussions in relation to the key terms of the share exchange agreement, including the share exchange ratio.

In August 2010, the CMTH and STB Integration Promotion Committees discussed the expected synergy effects of the potential integration for a combined CMTH and STB, and agreed to aim to realize revenue synergies of approximately ¥28 billion and cost-saving synergies of approximately ¥28 billion as a group beginning with the fiscal year ending March 31, 2016. For more detailed discussion of synergy effects, see “Business Goals and Strategies After the Share Exchange—Expected Synergy Effects.”

Beginning in early August 2010, after CMTH and STB each announced their financial results for the quarter ended June 30, 2010, the presidents of CMTH and STB and certain board members held several discussions concerning the share exchange ratio. The discussions continued through August 24, 2010, when they agreed on and announced the share exchange ratio.

On August 24, 2010, the CMTH and STB boards of directors separately met and approved the share exchange agreement, including that 1.49 shares of SMTH common stock will be allotted for each share of STB common stock. The CMTH and STB boards of directors had each conducted a comprehensive review of various factors relating to each other, including their financial conditions, asset conditions, and prospects, in order to reach the resolution. The CMTH and STB boards of directors also took into consideration the analyses by their respective financial advisors in determining share exchange ratio.

On August 24, 2010, at the same board meetings, CMTH and STB also approved a management integration agreement which stipulates basic matters concerning the management integration, and approved the public announcement of the execution of both agreements. The management integration agreement provides that the integrated holding company will be named Sumitomo Mitsui Trust Holdings, Inc., and that the president of CMTH, Mr. Kazuo Tanabe, will be nominated as the president of SMTH, and the president of STB, Mr. Hitoshi Tsunekage, will be nominated as the chairman of SMTH. It also provides that CMTH and STB will each nominate an equal number of directors and corporate auditors for SMTH.

On August 24, 2010, CMTH and STB announced the execution of the share exchange agreement and the management integration agreement.

Reasons for the Share Exchange

CMTH and STB aim, through the share exchange and the management and business integration of the two groups, to create a new trust bank group with the status, expertise and capability to be the leading trust bank group in Japan. SMTH will leverage the strong foundations of the CMTH and STB groups, as well as synergies and other streamlining effects anticipated from the integration of the two groups, to create a large-scale financial institution with enhanced expertise and comprehensive capability to provide high value-added financial services to its clients and customers across a broad scope of trust bank-related businesses. See “Business Goals and Strategies After the Share Exchange”.

Determination of the STB Board of Directors

The board of directors of STB considered the factors discussed above and the respective analyses performed by UBS and Daiwa, its financial advisors, which are discussed below. The considerations included consideration of the current market prices of STB shares and CMTH shares. Based on an overall analysis of those factors, STB’s board of directors determined that the share exchange is advisable and in the best interests of STB and its shareholders. On August 24, 2010, the board of directors of STB unanimously concluded that the share exchange ratio is appropriate and recommends approval of the share exchange agreement.

Opinions of STB’s Financial Advisors

Opinion of UBS

In connection with a meeting of STB’s board of directors held on August 24, 2010 to evaluate the proposed share exchange between STB and CMTH, UBS delivered to STB a written opinion, dated August 24, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the share exchange was fair, from a financial point of view, to the holders of STB’s common stock.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Appendix B and is incorporated into this prospectus by reference. Holders of STB common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of STB’s board of directors in connection with, and for the purpose of, its evaluation of the exchange ratio from a financial point of view and does not address any other aspect of the share exchange. The opinion does not address the relative merits of the share exchange or any related transaction as compared to other business strategies or transactions that might be available to STB or STB’s underlying business decision to effect the share exchange or any related transaction. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the share exchange or any related transaction. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to STB and CMTH;

•	reviewed certain internal financial information and other data relating to the businesses and financial prospects of STB that were not publicly available, including financial forecasts and estimates prepared by the management of STB that STB’s board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed certain internal financial information and other data relating to the businesses and financial prospects of CMTH that were not publicly available, including financial forecasts and estimates prepared by the management of CMTH that STB’s board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed certain estimates of synergies prepared by the managements of STB and CMTH that were not publicly available that STB’s board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior managements of STB and CMTH concerning the businesses and financial prospects of STB and CMTH;

•	reviewed publicly available financial and stock market data with respect to selected publicly traded Japanese major banks which UBS believed to be generally relevant;

•	reviewed current and historical market prices of STB common stock and CMTH common stock;

•	reviewed the management integration agreement between STB and CMTH, draft dated as of August 23, 2010, and the share exchange agreement between STB and CMTH, draft dated as of August 23, 2010; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of STB’s board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of STB’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of STB and CMTH, and was not furnished with any such evaluation or appraisal. UBS is not an expert in the evaluation of individual financial assets, such as loan or lease portfolios or allowances for losses with respect thereto, and UBS was not requested to, and did not, conduct a review of individual credit files, and was advised and therefore assumed that such allowances for STB and CMTH were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. With respect to the financial forecasts, estimates and synergies referred to above, UBS assumed, at the direction of STB’s board of directors, that such forecasts, estimates and synergies had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future financial performance of their respective companies and such synergies. In addition, UBS assumed, with the approval of STB’s board of directors, that such financial forecasts, estimates and synergies referred to above would be achieved at the times and in the amounts projected.

UBS’ opinion was based upon financial information prepared in accordance with Japanese GAAP. UBS did not review any financial information prepared by STB or CMTH in accordance with IFRS for the purpose of its analyses and did not take account of any differences between Japanese GAAP and IFRS in its analyses. UBS also assumed, with the consent of STB’s board of directors, that the share exchange would qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes. UBS’ opinion was necessarily based on economic, financial, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of STB’s board of directors, UBS was not asked to, and it did not, offer any opinion (1) as to the terms, other than the exchange ratio to the extent expressly specified in UBS’ opinion, of the management integration agreement and the share exchange agreement or the form of the share exchange or any related transaction, or (2) as to the fairness to, or any other consideration to, the holders of any class of securities, creditors or other constituencies of STB, other than the holders of STB common stock. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the share exchange, or any class of such persons, relative to the exchange ratio. UBS expressed no opinion as to the price at which STB common stock would trade following the announcement of the management integration agreement and the share exchange agreement or what the value of CMTH common stock would be when issued pursuant to the share exchange or the price at which STB common stock or CMTH common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of STB’s board of directors, that (1) the final executed form of the management integration agreement and the share exchange agreement would not differ in any material respect from the drafts that UBS reviewed, (2) the parties to the management integration agreement and the share exchange agreement would comply with all material terms of such agreements and (3) the share exchange would be consummated in accordance with the terms of the management integration agreement and the share exchange agreement without any adverse waiver or amendment of any material term or condition of such agreements. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the share exchange would be obtained without any material adverse effect on STB, CMTH or the share exchange. UBS was not authorized to solicit and did not solicit indications of interest in a transaction with STB from any third party. Except as described above, STB imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by authorized committees of UBS and UBS Securities LLC.

In connection with rendering its opinion to STB’s board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded Japanese major banks summarized below, no bank used as a comparison was identical to STB or CMTH. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of STB and CMTH prepared by STB and CMTH or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of STB and CMTH. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The exchange ratio was determined through negotiation between STB and CMTH and the decision by STB to enter into the share exchange was solely that of STB’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by STB’s board of directors in its evaluation of the share exchange and should not be viewed as determinative of the views of STB’s board of directors or management with respect to the share exchange or the exchange ratio.

The following is a brief summary of the material financial analyses performed by UBS in connection with its opinion relating to the proposed share exchange. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Financial Analysis of UBS

Historical Trading Ratio Analysis

For perspective on the relative prices at which STB’s common stock and CMTH’s common stock have historically traded, UBS reviewed the ratio of the average daily closing price of STB common stock to the average daily closing price of CMTH common stock for the six-month period ended August 17, 2010, the last trading day before a newspaper article in the Nihon Keizai Shimbun purporting to disclose the proposed exchange ratio was published, as well as the ratio of the average daily closing price of STB common stock to the average daily closing price of CMTH common stock for each of the other periods set forth in the table below, each such period ended and including August 17, 2010. UBS noted that, as of August 17, 2010, the ratio of the closing price of STB common stock to the closing price of CMTH common stock was 1.48. UBS compared the results of this analysis to the exchange ratio provided for in the share exchange of 1.49 shares of CMTH common stock per share of STB common stock.

The following table presents the results of this analysis as of August 17, 2010:

Historical trading ratio

One-week trading day average	1.50
One-month trading day average	1.52
Three-month trading day average	1.49
Six-month trading day average	1.53

Analysis of Selected Publicly Traded Japanese Major Banks

UBS reviewed selected financial and stock market data of the following three publicly traded Japanese major banks:

•	MUFG;

•	SMFG; and

•	Mizuho Financial Group.

UBS excluded Mizuho Trust from its analysis due to the low liquidity of its common stock as a result of Mizuho Financial Group’s 74.8% ownership stake as of March 31, 2010. UBS also excluded Resona Holdings, Inc. from its analysis as Resona Holdings had issued convertible preferred shares which would result in over 100% dilution of the common stock upon conversion.

UBS reviewed, among other things, the selected companies’ closing stock prices, 52-week high and low stock prices, and market capitalization, each as of August 17, 2010. UBS reviewed the ROE for each of the selected companies, as reported by the companies. UBS also reviewed closing stock prices on August 17, 2010 as a multiple of (1) stated book value per share as of June 30, 2010, to derive price-to-book ratios, and (2) calendar years 2010 and 2011 estimated earnings per share, or EPS, to derive price-to-earnings ratios. UBS compared these returns and multiples derived for the selected companies with the corresponding returns and multiples derived for STB and CMTH. Financial data for the selected companies were based on International Brokers’ Estimate System, or IBES, estimates, public filings and other publicly available information. Estimated financial data for STB and CMTH were based both on estimates prepared by STB and CMTH that STB directed UBS to use for purposes of its analyses, referred to as Management Estimates, and IBES estimates, referred to as Consensus Estimates.

This analysis indicated the following implied high, median, mean and low returns and multiples for the selected companies, as compared to corresponding multiples implied for STB and CMTH:

					STB based on an exchange
					ratio of 1.49 shares of CMTH
	Selected companies based on				common stock and on CMTH’s
	closing stock price				closing stock price	STB based on closing stock		CMTH based on closing stock
	on August 17, 2010				on August 17, 2010	price on August 17, 2010		price on August 17, 2010

					STB	STB	STB	CMTH	CMTH
					Consensus	Management	Consensus	Management	Consensus
	High	Median	Mean	Low	Estimates	Estimates	Estimates	Estimates	Estimates

Return on average equity, for the fiscal year ended March 31, 2010	10.9	7.6	7.8	4.9	—	—	5.3	—	9.8

Price-to-book ratio as of June 30, 2010	0.75	0.74	0.73	0.71	0.74	—	0.73	—	0.78

Price-to-earnings ratio:

Estimated net income for the fiscal year ending March 31, 2011	13.7	10.1	10.7	8.2	11.6	10.8	11.5	10.2	10.1

Estimated net income for the fiscal year ending March 31, 2012	11.5	9.7	9.8	8.3	11.6	10.2	11.5	9.1	9.9

Discounted Cash Flow Analysis

UBS performed discounted cash flow analyses of STB and CMTH using the dividend discount model and a discounted cash flow analysis for the synergies, net of restructuring costs, projected to result from the share exchange. UBS then used the range of equity values implied by these analyses to derive a range of equity values for the combined company, pro forma for the share exchange.

STB: UBS performed a discounted cash flow analysis of STB using financial forecasts and estimates relating to STB prepared by STB’s management. UBS assumed a range of target core Tier I capital ratios from 6.0% to 8.0%, and calculated the annual increases or decreases to capital that would correspond to such target ratios assuming such financial forecasts and estimates, and estimated adjustments to projected net income as a function of these increases or decreases to capital. UBS calculated a range of implied present values (as of April 1, 2011) of the standalone after-tax free cash flow to holders of STB common stock that STB was forecasted to generate over the fiscal years ending March 31, 2011 to March 31, 2016 and of terminal values for STB based on STB’s fiscal year 2016 estimated adjusted net income to common stock. Implied terminal values were derived by applying to STB’s fiscal year 2016 estimated adjusted net income to common stock a range of terminal value multiples of 11.0x to 13.0x. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.0% to 9.0%. The discounted cash flow analysis resulted in a range of implied present values for STB common stock of approximately ¥1.03 trillion to ¥1.54 trillion.

CMTH: UBS performed a discounted cash flow analysis of CMTH using financial forecasts and estimates relating to CMTH prepared by CMTH’s management. UBS assumed a range of target core Tier I capital ratios from 6.0% to 8.0%, and calculated the annual increases or decreases to capital that would correspond to such target ratios assuming such financial forecasts and estimates, and estimated adjustments to projected net income as a function of these increases or decreases to capital. UBS calculated a range of implied present values (as of April 1, 2011) of the standalone after-tax free cash flow to holders of CMTH common stock that CMTH was forecasted to generate over the fiscal years ending March 31, 2011 to March 31, 2016 and of terminal values for CMTH based on CMTH’s fiscal year 2016 estimated adjusted net income to common stock. Implied terminal values were derived by applying to CMTH’s fiscal year 2016 estimated adjusted net income to common stock a range of terminal value multiples of 10.0x to 12.0x. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.0% to 9.0%. The discounted cash flow analysis resulted in a range of implied present values for CMTH common stock of approximately ¥0.74 trillion to ¥1.07 trillion.

Net Synergies: UBS performed a discounted cash flow analysis of the synergies, net of restructuring costs, projected to result from the share exchange using estimates of synergies and restructuring costs prepared by the managements of STB and CMTH. UBS calculated a range of implied present values (as of April 1, 2011) of total synergies net of restructuring costs of the share exchange over the fiscal years ending March 31, 2011 to March 31, 2016 and of terminal values based on the pro forma combined company’s fiscal year 2016 estimated after-tax free cash flow. Implied terminal values were derived by applying to the fiscal year 2016 estimated after-tax free cash flow from net synergies a perpetuity growth rate of 0.0%. Present values and terminal values were calculated using discount rates ranging from 7.0% to 9.0%. The discounted cash flow analysis resulted in a range of implied present values for net synergies of approximately ¥0.18 trillion to ¥0.24 trillion.

The Pro Forma Combined Company: UBS summed the range of implied present values of the common equity of STB and of CMTH with the range of implied present values of the net synergies resulting from the proposed share exchange to derive a range of implied present values of the common equity of the pro forma combined company of approximately ¥1.95 trillion to ¥2.86 trillion, and then calculated, based on the exchange ratio, that the approximately 60.1% of the common equity of the pro forma combined company to be held by current holders of STB common stock would have a range of implied present values of approximately ¥1.17 trillion to ¥1.72 trillion, as compared to the range of implied present values for STB common stock on a standalone basis of approximately ¥1.03 trillion to ¥1.54 trillion referenced above. In percentage terms, the implied present value of the equity of the pro forma combined company owned by current holders of STB common stock represented an increase in the implied present value relative to the implied present value of STB common stock on a standalone basis ranging from 9.5% to 16.0%.

Contribution Analysis

UBS compared the approximately 60.1% pro forma ownership of the pro forma combined company by current holders of STB common stock, based on the exchange ratio, with the relative contribution to the net income to common stock, for the fiscal years ending March 31, 2011 through March 31, 2016, of the pro forma combined company attributable to STB versus that attributable to CMTH and the after-tax synergies projected to result from the share exchange. For purposes of this analysis, the after-tax restructuring costs projected to be incurred pursuant to the share exchange were not netted against the projected after-tax synergies. This analysis indicated the following implied relative contributions to the pro forma net income to common stock of the pro forma combined company:

	Total contribution
	STB	After-tax synergy	CMTH

Fiscal year ending March 31, 2010 (actual)	51.9%	—	48.1%
Fiscal year ending March 31, 2011 (estimated)	58.5%	—	41.5%
Fiscal year ending March 31, 2012 (estimated)	57.0%	—	43.0%
Fiscal year ending March 31, 2013 (estimated)	56.1%	3.6%	40.3%
Fiscal year ending March 31, 2014 (estimated)	53.9%	7.6%	38.6%
Fiscal year ending March 31, 2015 (estimated)	51.9%	10.0%	38.1%
Fiscal year ending March 31, 2016 (estimated)	50.5%	13.2%	36.3%

Pro Forma Accretion/Dilution Analysis

UBS prepared an implied pro forma analysis of the potential financial impact of the combination using estimates of net income to common stock for STB and for the pro forma combined company, as prepared by the managements of STB and CMTH. For fiscal years ending March 31, 2012 to March 31, 2014, UBS compared estimated net income to common stock for STB, on a standalone basis, divided by STB’s diluted common shares outstanding, to estimated net income per share of the pro forma combined company, including synergies before estimated restructuring costs. For comparison purposes, the estimated net income per share of the pro forma combined company, including synergies before estimated cost to achieve, was multiplied by the exchange ratio to reflect the net income of the pro forma combined company per share of STB common stock. Based on this analysis, UBS concluded that, based on the assumptions and estimates provided by the managements of STB and CMTH, the share exchange would be accretive, on a pro forma basis, to STB’s earnings per share in each of fiscal years 2012 through 2014 on both a GAAP EPS and cash EPS basis.

Miscellaneous

Under the terms of UBS’ engagement, STB agreed to pay UBS a fee for its financial advisory services in connection with the share exchange, a portion of which is contingent upon consummation of the share exchange and a further portion of which is contingent upon the consummation of a merger of STB, Chuo Mitsui Asset and Chuo Mitsui. In addition, STB agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS and its affiliates have provided investment banking services to STB and CMTH and their respective affiliates unrelated to the proposed share exchange, for which UBS and its affiliates received compensation, including having acted as a financial advisor to STB on (1) the merger between STB Leasing Co., Ltd., a wholly owned subsidiary of STB, and Sumishin Panasonic Financial Services Co., Ltd., or Sumishin Panasonic, and (2) STB’s acquisition of Nikko Asset Management Co., Ltd, or NAM. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of STB and CMTH or their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities. STB selected UBS as its financial advisor in connection with the share exchange because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Opinion of Daiwa

Daiwa delivered its written opinion to STB’s board of directors that, as of August 23, 2010 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair from a financial point of view to the holders of the common stock of STB.

The full text of the written opinion of Daiwa, dated August 23, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C and is incorporated by reference in this prospectus. Daiwa provided its opinion for the information and assistance of STB’s board of directors in connection with its consideration of the share exchange. The Daiwa opinion was not a recommendation as to how any holder of STB’s common stock should vote with respect to the share exchange, or any other matter.

Daiwa has consented to the inclusion of its opinion as Appendix C to this prospectus. By giving such consent, Daiwa does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it thereby admit that it is an expert with respect to any part of this registration statement on Form F-4 of which this prospectus forms a part within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

In arriving at its opinion set forth below, Daiwa:

•	reviewed and analyzed the drafts of a share exchange agreement and the management integration agreement between STB and CMTH dated August 23, 2010;

•	reviewed and analyzed financial information and business descriptions contained in the annual securities reports (yuka-shoken hokokusho) and other disclosure materials of STB and CMTH;

•	reviewed and analyzed publicly available materials, including share-related information, related to STB and CMTH;

•	reviewed and analyzed the business plans of STB and CMTH prepared by STB and CMTH, respectively, for the period between April 1, 2010 and March 31, 2016 and any other related information provided to Daiwa by STB, including through interviews;

•	reviewed and analyzed the expected synergies relating to the transaction prepared by each of STB and CMTH;

•	interviewed the management of STB and CMTH regarding their respective finances and businesses, financial forecasts and the effects of the transaction, including the expected synergies;

•	reviewed and analyzed the historical market prices and trading activity of the shares of common stock of each of STB and CMTH;

•	reviewed the report, dated July 13, 2010, on legal due diligence performed by STB’s legal advisors on CMTH received from STB;

•	reviewed the report, dated July 12, 2010, on financial due diligence performed by STB’s accounting advisors on CMTH received from STB;

•	reviewed the report, dated July 12, 2010, on tax due diligence performed by STB’s tax advisors on CMTH received from STB; and

•	reviewed and analyzed other related information Daiwa deemed appropriate.

In preparing its opinion, Daiwa assumed and relied on the accuracy and completeness of all information that Daiwa reviewed or analyzed, and did not verify or assume any obligation to independently verify the accuracy or completeness of such information. Daiwa did not undertake a separate evaluation, appraisal or assessment of any of the assets or liabilities, on an aggregate or individual basis, of STB or CMTH and their respective affiliates (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), nor did Daiwa make any request to a third party for any such valuation, appraisal or assessment. In preparing its opinion, Daiwa assumed that there were no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to STB, CMTH and their respective affiliates that might affect its opinion. Daiwa did not evaluate the solvency and the credit ratings of STB, CMTH and their respective affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. Daiwa did not conduct any physical inspection of the properties or facilities of STB, CMTH, or their respective affiliates, nor did Daiwa assume any obligation to do so. Daiwa understands that STB’s legal, accounting and tax advisors performed legal, financial and tax due diligence, respectively, on CMTH based on the scope of due diligence agreed between the respective advisors and STB. Daiwa did not independently verify such scope or assume any obligation with respect to such due diligence.

In preparing its opinion, Daiwa assumed that the business plans, financial forecasts and other information prepared by STB and CMTH were prepared according to reasonable procedures, and reflect the best then-available estimates and judgment of the management of STB and CMTH, respectively, and, with STB’s consent, Daiwa relied on such information without independent verification. In addition, in preparing its opinion, Daiwa did not take into consideration any synergies. Daiwa assumed that all assumptions for the preparation of the business plans and financial forecasts were accurate and feasible. Daiwa conducted no independent verifications of the accuracy or feasibility thereof, nor did Daiwa assume any obligation to do so.

Daiwa assumed that the share exchange agreement and the management integration agreement would be legally and validly executed with terms and conditions substantially the same as those set forth in the relevant drafts that Daiwa reviewed, and the transaction would be legally and validly performed and completed pursuant to such terms and conditions, without any waiver, revision or amendment of any material terms or conditions thereof. Further, Daiwa assumed that the governmental, regulatory or other consents or approvals necessary for the execution of the transaction would be obtained without any adverse effect on the expected benefits of the transaction. Daiwa did not evaluate the decision of STB with respect to its execution of the transaction or the relative merits of the transaction as compared to any strategic alternatives that might be available to STB, nor was Daiwa requested by STB to do so. Daiwa is not a legal, accounting or tax expert and did not verify or assume any obligation to independently analyze and verify the legality and validity of accounting and tax treatment of any matter regarding the transaction. Daiwa also assumed that the anticipated tax effects of the transaction communicated to Daiwa by STB would be realized.

Daiwa received a fee from STB as consideration for its advisory services regarding the transaction upon delivering its opinion, and additional payment is contingent upon the transaction being concluded. Daiwa’s opinion is subject to the indemnification provisions set forth in its advisory services agreement in connection with its advisory services regarding the transaction.

Daiwa and its affiliates have provided to STB, CMTH and certain of their respective affiliates securities-related services, including investment and financing services, for which Daiwa has received compensation, and may do so in the future. In addition, Daiwa and its affiliates may actively trade or hold financial products, including securities and derivatives products, of STB, CMTH and any of their respective affiliates, for their own accounts or for the accounts of customers.

Daiwa’s opinion was prepared solely for the use and benefit of the board of directors of STB in connection with its review of the exchange ratio. STB may not disclose, refer, communicate or use (collectively, Disclosure) all or any part of Daiwa’s opinion to or for any third party without Daiwa’s prior written consent. STB will be solely responsible for Disclosure of Daiwa’s opinion to a third party with Daiwa’s prior consent. Daiwa’s opinion does not constitute a recommendation or solicitation to any holders of shares of common stock of STB as to how such holder of shares should vote on the transaction (including exercise of the appraisal right of opposing holders of shares), the assignment and receipt of shares of common stock of STB or any other related matters.

Daiwa’s opinion addresses only the fairness of the exchange ratio from a financial point of view to the holders of the shares of the common stock of STB, and STB did not ask Daiwa to address, and Daiwa’s opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of common stock of STB. Daiwa does not provide any opinion on any premise or assumption upon which the determination of the exchange ratio was based or the underlying business decision of STB to proceed with the transaction. Daiwa does not express any opinion as to the prices at which the shares of common stock of STB and CMTH will trade at any time after the date of its opinion. In addition, Daiwa expresses no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the Exchange Ratio by any officers, directors, employees or any class of such persons involved in the transaction. In preparing its opinion, Daiwa was not authorized by STB’s board of directors or STB to solicit, nor did Daiwa solicit, any third-party indication of interest for the acquisition of all or any part of STB.

Daiwa’s opinion is based upon financial, economic, market and other conditions as they existed as of August 23, 2010, and relied on information made available to Daiwa by August 23, 2010. Additionally, although Daiwa’s opinion may be affected by future changes in conditions, Daiwa does not assume any obligation to renew, revise or reaffirm its opinion.

The preparation and submission of Daiwa’s opinion was authorized by its fairness opinion approval committee.

The following is a summary of the material financial analyses delivered by Daiwa to the board of directors of STB in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Daiwa, nor does the order of analyses described represent relative importance or weight given to those analyses by Daiwa. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Daiwa’s financial analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 23, 2010 and is not necessarily indicative of current market conditions.

Financial Analyses of Daiwa

Stock Price Analysis

In performing its stock price analysis, Daiwa set August 17, 2010 as a reference date, and used the closing share prices of the common stock of STB and CMTH during the one-month, three-month and six-month periods ending on the reference date. The following table presents the closing prices and the resulting STB share exchange ratios. Each STB share exchange ratio represents the number of shares of CMTH common stock that are to be allotted for each share of STB common stocks, based on the result of the relevant analysis.

			Exchange ratio
	STB	CMTH	per STB share

Reference Date	¥453	¥307	1.48
1 Month	¥467	¥307	1.52
3 Months	¥474	¥319	1.49
6 Months	¥504	¥331	1.53

As a result of this analysis, the range of implied exchange ratios per share of STB was calculated to be 1.48 to 1.53.

Discounted Cash Flow Analysis

Daiwa performed a discounted cash flow analysis using the dividend discount model to estimate a range of present values per each share of STB and CMTH common stock under the assumption that each of them continues to operate as a stand-alone entity. For each of the two companies, Daiwa calculated this range by adding (1) the present value of the stream of dividends that the company can pay to its shareholders during the period from April 1, 2010 to March 31, 2016 while maintaining its target ratio of Tier I capital to risk-weighted assets and (2) the present value of the company’s terminal value. The financial projections used in this analysis were based on estimates prepared by STB or CMTH management.

In calculating the range, Daiwa made the following assumptions:

•	Dividends: Daiwa assumed that only year-end dividends would be paid.

•	Target Tier I Capital Ratio: Daiwa assumed target ratios of Tier I capital ranging from 8.0% to 10.0%. For purposes of this analysis, Daiwa assumed that Tier I capital would continue to be calculated in accordance with each company’s current methods, which are based on the applicable provisions of the Banking Law and FSA guidance.

•	Perpetual Growth Rates: In calculating terminal value, Daiwa applied perpetual growth rates ranging from -0.50% to 0.50% to each company’s estimated free cash flows, which Daiwa calculated as the difference between the amount of Tier I capital expected by the company’s management and the minimum Tier I capital required by the company to maintain the target Tier I capital ratio.

•	Discount Rates: The dividend stream and terminal values were then discounted using discount rates ranging from 7.3% to 7.6%. Daiwa calculated these discount rates based on STB’s and CMTH’s costs of capital, as well as certain selected companies’ costs of capital, while taking into consideration STB’s and CMTH’s unique business risks.

As a result of this analysis, the range of implied exchange ratios per share of STB was calculated to be 1.36 to 1.55.

Contribution Analysis

For reference purposes only, Daiwa analyzed STB’s and CMTH’s respective contributions to the combined adjusted book value as of March 31, 2010, the combined adjusted Tier I capital as of March 31, 2010, the combined estimated adjusted pre-provision profit from the fiscal year ending March 31, 2011 through the fiscal year ending March 31, 2016, and combined estimated adjusted net income from the fiscal year ending March 31, 2011 through the fiscal year ending March 31, 2016. For this analysis, all historical data were derived from STB’s or CMTH’s publicly available Japanese GAAP financial statements. Financial projections used in this analysis were based on estimates prepared by STB or CMTH management. The results of this analysis are summarized as follows:

	Relative contribution		Exchange ratio per
	STB	CMTH	STB share

Adjusted book value(1) (March 31, 2010)	61.2%	38.8%	1.56
Adjusted Tier I capital(2) (March 31, 2010)	60.9%	39.1%	1.54
Adjusted pre-provision profit(3) (estimate)
Year ending March 31, 2011	58.3%	41.7%	1.38
Year ending March 31, 2012	59.4%	40.6%	1.45
Year ending March 31, 2013	59.4%	40.6%	1.45
Year ending March 31, 2014	58.6%	41.4%	1.40
Year ending March 31, 2015	57.8%	42.2%	1.36
Year ending March 31, 2016	57.4%	42.6%	1.34
Adjusted net income(4) (estimate)
Year ending March 31, 2011	58.5%	41.5%	1.39
Year ending March 31, 2012	57.0%	43.0%	1.32
Year ending March 31, 2013	58.2%	41.8%	1.38
Year ending March 31, 2014	58.3%	41.7%	1.38
Year ending March 31, 2015	57.7%	42.3%	1.35
Year ending March 31, 2016	58.2%	41.8%	1.38

(1)	Net assets, less minority interests and outstanding preferred stock.

(2)	Tier I capital, less outstanding preferred stock.

(3)	“Pre-provision profit” is defined as the (a) sum of non-consolidated pre-provision profits (i.e., net operating profits before providing for general allowances for credit losses and trust account credit costs) of bank subsidiaries and gross operating profit of other subsidiaries, less the (b) sum of operating expenses of other subsidiaries and income from intragroup transactions. Adjusted pre-provision profit was calculated by subtracting preferred stock dividends from pre-provision profit.

(4)	Net income, less preferred stock dividends.

Although Daiwa used this analysis for references purposes only, Daiwa noted that this analysis resulted in the range of implied exchange ratios per share of STB between 1.32 and 1.56.

Structure of the Share Exchange and Subsequent Business Integration

Pursuant to the terms of the share exchange agreement, holders of shares of STB common stock immediately preceding the effective time of the share exchange (other than those STB shareholders who have duly exercised their dissenters’ appraisal rights) will receive 1.49 shares of CMTH common stock for each share of STB common stock they hold and holders of shares of STB Class II Preferred Shares immediately preceding the effective time of the share exchange (other than those STB shareholders who have duly exercised their dissenters’ appraisal rights) will receive 1 share of The First Series of SMTH Class VII Preferred Shares for each share of STB Class II Preferred Shares they hold. As a result of the share exchange, STB will become a wholly owned subsidiary of CMTH, and CMTH, which is expected to be renamed Sumitomo Mitsui Trust Holdings, Inc., will serve as the holding company for the combined group.

After the completion of the share exchange, SMTH plans to merge its three trust bank subsidiaries, STB, Chuo Mitsui and Chuo Mitsui Asset, into a single trust bank. The target date for the proposed merger of the trust banks is April 1, 2012. In addition, other subsidiaries of the combined group are expected to be reorganized by function.

The diagram below shows the planned structure of the combined group, including the proposed reorganization of the trust bank subsidiaries, after the completion of the share exchange.

Outline of Management Integration (Planned)

<The First Step>: April 1, 2011 (Planned)

Sumitomo Mitsui Trust Holdings, Inc.
Trust Bank
The Chuo Mitsui Trust and Banking Company, Limited
Chuo Mitsui Asset Trust and Banking Company, Limited
The Sumitomo Trust and Banking Company, Limited
Private Equity Fund Management
Chuo Mitsui Capital Company Limited
Asset Management
Chuo Mitsui Asset Management Company, Limited
Real Estate Operation
Chuo Mitsui Trust Realty Company, Limited
Other subsidiaries
Asset Administration
Japan Trustee Services Bank, Ltd.
Real Estate Operation
STB Real Estate Investment Management Co., Ltd.
Asset Management
Nikko Asset Management Co., Ltd.
STB Asset Management Co., Ltd.
Think Tank
STB Research Institute Co., Ltd.
Other subsidiaries

<The Second Step>: April 1, 2012 (Planned)

Sumitomo Mitsui Trust Holdings, Inc.
Sumitomo Mitsui Trust Bank, Limited
Asset Administration
Japan Trustee Services Bank, Ltd.
Private Equity Fund Management
Chuo Mitsui Capital Company Limited
Investment Trust Management
Chuo Mitsui Asset Management Company, Limited
STB Asset Management Co., Ltd. *1
Merger
Chuo Mitsui Asset Management and STB Asset Management plan to be merged at an appropriate time after the Management Integration
Think Tank *1
STB Research Institute Co., Ltd.
Asset Management *2
Nikko Asset Management Co., Ltd.
Real Estate Fund Management *3
Chuo Mitsui Trust Realty Company, Limited
STB Real Estate Investment Management Co., Ltd.
Other subsidiaries *4
*1 The appropriate timing of SMTH to directly own STB Asset Management and STB Research Institute is under consideration.
*2 With regard to NAM, which aims for a public listing, SMTH will review the holding structure of NAM, including directly holding NAM's shares in the future.
*3 SMTH to review the holding structure Real Estate Fund Management subsidiaries after the management integration.
*4 SMTH to review the business realignment of other subsidiaries whose business scopes overlap.

Material Terms of the Share Exchange and Management Integration Agreements

On August 24, 2010, CMTH and STB entered into a share exchange agreement and a management integration agreement setting forth the terms of the share exchange and matters relating to the management integration. The following is a summary of material provisions of the share exchange and the management integration agreements. This summary is qualified in its entirety by reference to the share exchange and management integration agreements, English translations of which are incorporated by reference in their entirety and attached to this prospectus as Appendix A. CMTH urges you to read the English translations of the share exchange and management integration agreements in their entirety.

Structure of the Share Exchange

On April 1, 2011, CMTH and STB will conduct a statutory share exchange (kabushiki kokan) under the Companies Act of Japan through which CMTH will acquire all outstanding shares of STB (excluding STB treasury stock, which will be cancelled, and shares of STB owned by CMTH), making CMTH the sole shareholder of STB and STB a wholly owned subsidiary of CMTH.

Each share of STB common stock (excluding STB treasury stock, which will be cancelled, and shares of STB held by CMTH) will be exchanged for 1.49 shares of CMTH common stock immediately preceding the time CMTH acquires all of the issued shares of STB. Shares of STB Class II Preferred Shares will be exchanged for an equivalent number of shares of the First Series of CMTH Class VII Preferred Shares.

Shareholders Meeting of CMTH and STB

CMTH will seek a resolution approving the share exchange agreement at the extraordinary general meeting of shareholders and the class shareholders’ meeting of holders of CMTH common stock, both scheduled to be held on December 22, 2010, and STB will seek a resolution approving the share exchange agreement at the extraordinary general meeting of shareholders, the class shareholders’ meetings of holders of STB common stock and STB Class II Preferred Shares, each scheduled to be held on December 22, 2010.

Officers of CMTH

The number of candidates for directors and corporate auditors to be nominated by CMTH shall be the same as the number of candidates for directors and corporate auditors to be nominated by STB. CMTH shall, at the extraordinary general meeting of shareholders approving the share exchange agreement, seek a resolution approving the election of those candidates to be newly elected as directors and corporate auditors of CMTH as of the effective date of the share exchange, on the condition that the share exchange takes effect.

Articles of Incorporation of CMTH and STB

CMTH will, at its extraordinary general meeting of shareholders to approve the share exchange agreement, seek approval of a resolution amending its articles of incorporation to:

•	change its trade name to Mitsui Sumitomo Trust Holdings Kabushiki Kaisha, which will be written in English as Sumitomo Mitsui Trust Holdings, Inc., or SMTH;

•	change the location of its head office to Chiyoda-ku, Tokyo;

•	add the contents of the First Series of CMTH Class VII Preferred Shares; and

•	make other changes as agreed by and between CMTH and STB.

The amendments will be made as of the effective date of the share exchange, on the condition that the share exchange takes effect.

STB will, at its extraordinary general meeting of shareholders to approve the share exchange agreement, seek approval of a resolution amending its articles of incorporation to remove as of March 30, 2011 the provisions with respect to the record date of the ordinary general meetings of its shareholders on the condition that, prior to March 30, 2011, the share exchange agreement has not become invalid and the share exchange has not been canceled.

Granting of Voting Rights to Shareholders of STB

STB common shareholders that will receive common stock of CMTH in the share exchange will be given the right to vote at SMTH’s ordinary general shareholders’ meeting scheduled to be held in June 2011, subject to certain conditions including that the provisions in STB’s articles of incorporation with respect to the record date of ordinary general meetings of shareholders are removed and that the share exchange takes effect.

Payment of Dividends by CMTH and STB

CMTH may, in accordance with its existing dividend policies, make payments of dividends to the common shareholders or the registered stock pledgees with respect to CMTH common stock entered or recorded on its final register of shareholders:

•	at the close of September 30, 2010, up to 8 yen per share; and

•	at the close of March 31, 2011, up to the amount (yen per share) calculated by the formula 8+8–x, where x is the amount of dividends paid per share to the common shareholders or pledgees with respect to shares of CMTH common stock at the close of September 30, 2010.

STB may, in accordance with its existing dividend policies, make payments of dividends to the common shareholders or the registered stock pledgees with respect to STB common stock entered or recorded on its final register of shareholders:

•	at the close of September 30, 2010, up to 10 yen per share; and

•	at the close of March 31, 2011, up to the amount (yen per share) calculated by the formula 10+10–x, where x is the amount of the dividends paid per share to the common shareholders or pledgees with respect to shares of STB common stock at the close of September 30, 2010.

Also, STB may make payments of dividends to the holders of STB Class II Preferred Shares or the registered stock pledgees with respect to STB Class II Preferred Shares entered or recorded on its final register of shareholders:

•	at the close of September 30, 2010, up to 21.15 yen per share; and

•	at the close of March 31, 2011, up to 21.15 yen per share.

Conditions of the Share Exchange Agreement

The obligations of each of CMTH and STB to complete the share exchange are subject to the following conditions being satisfied:

•	CMTH’s shareholders having approved the share exchange agreement by the requisite vote at the extraordinary general meeting of its shareholders and at the class shareholders’ meeting of common stock holders;

•	STB’s shareholders of common stock having approved the share exchange agreement by the requisite vote at the extraordinary general meeting of its shareholders and at the class shareholders’ meeting of common stock holders;

•	STB’s shareholders of Class II Preferred Shares having approved the share exchange agreement by the requisite vote at the class shareholders’ meeting of such preferred stock holders; and

•	all regulatory approvals and consents or other requirements necessary to effect the share exchange having been obtained or satisfied.

Amendment and Cancellation of the Share Exchange Agreement

CMTH and STB may, upon negotiation and agreement with each other, agree to amend the share exchange agreement or cancel the share exchange if:

•	there is a material change in the conditions of assets or business operations or rights and obligations of CMTH or STB;

•	a situation arises or is discovered that materially obstructs the implementation of the share exchange; or

•	some other reason makes it difficult to achieve the purpose of the share exchange agreement.

Further, if at the extraordinary general meeting of shareholders of CMTH or STB approving the share exchange agreement, all or part of the resolutions relating to amendments of the articles of incorporation of CMTH or STB or the election of CMTH officers as of the effective date of the share exchange are not adopted, either CMTH or STB may cancel the share exchange after negotiation with the other party.

CMTH and STB will cancel the share exchange if the management integration agreement is terminated or cancelled.

The Trust Bank Combination

Assuming the share exchange is approved, the management integration agreement provides that after the effective date of the share exchange STB, Chuo Mitsui and Chuo Mitsui Asset shall enter into a merger agreement, with STB as the surviving entity. The effective date of the planned merger of the three trust banks is planned to be April 1, 2012. The trade name of the merged entity is planned to be Mitsui Sumitomo Shintaku Ginko Kabushiki Kaisha and the English name is planned to be Sumitomo Mitsui Trust Bank, Limited, or SMTB.

Officers of SMTB

SMTB’s chairman will be nominated by Chuo Mitsui or Chuo Mitsui Asset and its president will be nominated by STB. The number of candidates for directors and corporate auditors to be nominated by Chuo Mitsui and Chuo Mitsui Asset shall be the same as the number of candidates for directors and corporate auditors to be nominated by STB.

Obligation for Exclusive Negotiation of the Management Integration Agreement

Until the effective date of the share exchange, CMTH and STB shall not directly or indirectly provide information to, or solicit information from, third parties, negotiate with third parties or engage in any similar act in relation to any transaction similar to, or that would go against, the management integration or the trust bank combination.

Cancellation of the Management Integration Agreement

CMTH and STB may cancel the management integration agreement by giving written notice to the other party if, inter alia, any of the following events occurs by the effective date of the share exchange:

•	a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings or other similar legal insolvency proceedings (including proceedings under foreign laws) is filed against the other party, or the other party files such petition;

•	the other party falls into a status of suspension of payments, becomes insolvent or has liabilities in excess of assets; or

•	the other party commits a material breach of the agreement or suffers material adverse change in its financial position, operating results or rights or obligations, and CMTH and STB cannot reach an agreement on measures to achieve the objectives of the management integration agreement after negotiation with each other and it is deemed that the implementation of the share exchange is materially obstructed.

Termination of the Management Integration Agreement

The management integration agreement shall be terminated if any of the following events occurs:

•	CMTH and STB agree to terminate the management integration agreement;

•	the management integration agreement is cancelled; or

•	the share exchange agreement is cancelled, or ceases to be effective, in accordance with its terms.

CMTH and STB will cancel the share exchange if the management integration agreement is terminated or cancelled.

Material Japanese Income Tax Consequences of the Share Exchange

In the opinion of Nagashima Ohno & Tsunematsu, Japanese counsel to CMTH on Japanese tax matters, based on certain assumptions and subject to certain limited exceptions, the share exchange is expected to be a tax-free transaction for Japanese tax purposes for holders of shares of STB common stock who will be allotted shares of CMTH common stock. As such, non-resident holders of shares of STB common stock will generally not recognize any gains or losses for Japanese tax purposes at the time of the share exchange. See “Taxation—Japanese Tax Consequences” for further discussion.

Material U.S. Federal Income Tax Consequences of the Share Exchange

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes. The share exchange will be a taxable transaction to exchanging or dissenting STB shareholders. For a more detailed discussion of the material U.S. federal income tax consequences of the share exchange to certain U.S. holders, see “Taxation—United States Federal Income Tax Considerations.” Each U.S. shareholder is strongly urged to consult its own tax advisor concerning the U.S. federal income tax consequences of the transaction, as well as the tax consequences under any applicable state, local or non-U.S. tax law. See “Taxation—United States Federal Income Tax Considerations.”

Required Regulatory Approvals

Pursuant to amendments to the Anti-Monopoly Act effective since January 2010, CMTH is required to make a filing with the JFTC and to observe a waiting period of 30 days prior to the effective date of the share exchange, unless such waiting period is shortened by the JFTC. Even if the waiting period has expired, the review by the JFTC may still continue if clearance from the JFTC is not obtained and the JFTC during the waiting period had requested more information from CMTH or STB. CMTH and STB consulted the JFTC regarding the antitrust implications of the management integration through the share exchange and made the filing after they obtained clearance from the JFTC.

Prior to completion of the share exchange, CMTH and STB also intend to file any required notifications with regulatory authorities in the United States and other non-Japanese jurisdictions regarding the integration of the CMTH and STB groups and to observe any applicable waiting periods under the relevant laws.

Anticipated Accounting Treatment

For accounting purposes, the share exchange transaction will be treated as a reverse acquisition in accordance with IFRS, with STB as the acquirer and CMTH as the acquired party. Under a reverse acquisition, STB, the accounting acquirer will not issue consideration for CMTH, the accounting acquiree. Instead, CMTH will issue its equity shares to the owners of STB. Accordingly, the acquisition-date fair value of the consideration transferred by STB for its interest in CMTH will be based on the number of equity interests STB, as the legal subsidiary, would have had to issue to give the owners of CMTH, the legal parent, the same percentage equity interest in the combined entity that results from the reverse acquisition. The fair value of CMTH’s assets and liabilities will be assessed and any difference between the fair value of CMTH’s net assets and the fair value of the consideration transferred will be recognized as goodwill or negative goodwill, as appropriate.

Fees, Costs and Expenses

All expenses incurred in connection with the share exchange, the share exchange agreement and the transactions contemplated by the share exchange and the fees and expenses related to the preparation and filing of the registration statement on Form F-4 and this prospectus will be paid by the party incurring those expenses, except that CMTH and STB have agreed to share equally certain fees, costs and expenses.

Dissenters’ Appraisal Rights

Any STB shareholder of common stock who:

•	has voting rights at the extraordinary meeting of shareholders and the class shareholders’ meeting, and notifies the company prior to its extraordinary general meeting of shareholders and the class shareholders’ meeting of his or her intention to oppose the share exchange and votes against the approval of the share exchange agreement at the extraordinary meeting of shareholders and the class shareholders’ meeting; or

•	does not have voting rights at the extraordinary meeting of shareholders and the class shareholders’ meeting, including any shareholder whose shares constitute less than one unit; and

complies with the other relevant procedures set forth in the Companies Act and share-handling regulations of STB, may demand in writing that STB purchase his or her shares of common stock at fair value. Such demand must be made within the period from the day 20 days prior to the effective date to the day immediately preceding the effective date of the share exchange.

The failure of any STB shareholder of common stock who is entitled to vote at the extraordinary general meeting of shareholders and the class shareholders’ meeting to provide such notice prior to the shareholders’ meeting or to vote against the share exchange at the shareholders’ meeting will constitute a waiver of the shareholder’s right to demand STB to purchase his or her shares of common stock at fair value. STB shareholders of common stock not entitled to vote at the extraordinary general meeting of shareholders and the class shareholders’ meeting are not required to vote against the share exchange agreement in order to assert the right to demand that the company purchase their STB shares.

The demand must state the class and the number of shares held by the dissenting shareholder. The Companies Act and share-handling regulations of STB do not require any other statement in the demand. Accordingly, the demand is legally valid regardless of whether the demand includes the dissenting holder’s estimate of the fair value of shares. The dissenting shareholder must also request an individual shareholder notification (kobetsu kabunushi tsuchi) through its standing proxy in Japan from Japan Securities Depository Center, Inc., or JASDEC, and submit a receipt of the individual shareholder notification and identity verification documents to STB upon the request from STB.

If the value of the STB shares held by a dissenting shareholder is agreed upon by the shareholder and STB, then STB is required to make payment to the shareholder of the agreed value within 60 days from the effective date of the share exchange. If the dissenting shareholder and STB do not agree on the value of the shares within 30 days from the effective date of the share exchange, either the shareholder or STB may, within 30 days after the expiration of the 30-day period, file a petition with the Osaka District Court for a determination of the value of the shares. STB is also required to make payment of interest at a rate specified by the Companies Act on the share value as determined by the court, accruing from the expiration of the 60-day period from the effective date of the share exchange. STB’s obligation to purchase the shares becomes effective upon the effective date of the share exchange.

Dissenters’ appraisal rights for shareholders of a company becoming a wholly owned subsidiary through a share exchange are set forth in Articles 785 and 786 of the Companies Act. An English translation of these articles is included in this prospectus as Appendix H.

Any holder of STB Class II Preferred Shares who has voting rights at the class shareholders’ meeting for preferred stockholders and had notified STB of his or her intention to vote against and actually voted against the approval of the share exchange agreement at the class shareholders’ meeting for preferred stockholders will be also permitted to exercise dissenters’ appraisal rights.

Resale of Shares of CMTH Common Stock Under U.S. Securities Laws

The exchange of shares of STB common stock held by U.S. shareholders for shares of CMTH common stock pursuant to the share exchange has been registered under the Securities Act of 1933, as amended, or the Securities Act. Accordingly, there will be no restrictions under the Securities Act on the resale or transfer of such shares by U.S. shareholders of STB except for those shareholders, if any, who become “affiliates” of CMTH as such term is used in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of CMTH generally include individuals or entities that, directly or indirectly, control, are controlled by, or are under common control with CMTH. With respect to those shareholders who may be deemed to be affiliates of CMTH after the share exchange, Rule 144 places certain restrictions on the offer and sale within the United States or to U.S. persons of shares of CMTH common stock that may be received by them pursuant to the share exchange. This prospectus does not cover resales of shares of CMTH common stock received by any person who may be deemed to be an affiliate of CMTH after the share exchange.

BUSINESS GOALS AND STRATEGIES AFTER THE SHARE EXCHANGE

CMTH and STB plan to conduct the share exchange and management integration in order to form a new trust bank group that, with the combination of significant expertise and comprehensive capabilities, will provide better and swifter comprehensive solutions to its clients.

The Function of SMTH

SMTH, when formed as an integrated holding company, will focus on the management of business operations, with the following as its key functions:

•	formulating group management strategy;

•	allocation of management resources;

•	monitoring administration of business activities;

•	supervising risk management;

•	supervising compliance management; and

•	managing internal auditing.

Group Structure

The shares of the trust banks, which are planned to be merged into a single trust bank, and the following entities, which operate asset management and administration related businesses, and others, will be directly held by SMTH.

•	Chuo Mitsui Asset Management;

•	STB Asset Management Co., Ltd., or STB Asset;

•	Chuo Mitsui Capital;

•	STB Research Institute Co., Ltd., or STB Research; and

•	JTSB.

SMTH will consider an appropriate time to directly own STB Asset and STB Research. Also, SMTH plans to merge Chuo Mitsui Asset Management and STB Asset at an appropriate time after the management integration. In addition, SMTH plans to have its trust banks hold direct ownership of other group companies, and will review the business realignment through merger or other methods of these companies whose business scopes overlap. With regard to NAM, which aims to achieve an eventual public listing, SMTH will review the form of ownership, including holding its shares directly in the future, taking into account the conditions for a public listing.

Basic Strategy of SMTH Group

The SMTH group will aim to leverage its strengths towards the development of a business model that is distinct from that of Japanese megabank groups.

•	Provide comprehensive solutions, with superior products and services across business fields. SMTH will aim to leverage its high level of expertise and a wide range of capabilities cultivated from both the CMTH group and the STB group over the years, to provide comprehensive solutions with superior products and services across business fields that correspond to clients’ needs.

•	Concentrate resources on prioritized strategic areas and focus on pursuit of synergies. SMTH will aim to improve profitability and realize stable and sustainable growth by concentrating management resources on strategic areas where the SMTH group is competitive and expects stronger growth and business synergies across different business fields.

•	Financial soundness and capital efficiency. SMTH will aim to secure capital adequacy in terms of quality and quantity, and maintain a sound financial position. At the same time, SMTH will aim to enhance its capital efficiency through the reinforcement of its fee businesses based on its trust functions.

Banking Business

Retail Business

SMTH will aim to provide comprehensive solutions by leveraging its strong expertise as a trust bank to respond to its clients’ wide range of needs for asset management, administration and succession through its balanced network of branches throughout Japan, with a focus on the Tokyo Metropolitan Area, as well as the Kansai and Chubu areas. In the retail business, SMTH will focus on the following strategic areas:

•	Investment trust and insurance sales. SMTH will aim to increase revenue from the sales of diversified products, including not only investment trust and insurance, in which it is expected to have one of the leading positions in terms of the sales amount among Japanese banks, but also mutual fund wrap programs and foreign currency deposits. SMTH will aim to develop its product line-up and services by leveraging the product development capabilities of its group companies, and will reinforce its sales structure for providing high quality asset management consulting services by increasing the number of sales representatives, and introducing rigorous training.

•	Loans to individuals. SMTH will aim to expand its housing loan business, targeting individuals with strong housing acquisition needs, such as the baby boomer junior generation, and reinforcing its business structure for swifter services by increasing the number of sales representatives and by leveraging diversified channels including major developers, house builders and convenient online internet channels. SMTH will seek stable growth in housing loans as one of its core assets among its credit portfolio.

•	Will trust and inheritance management. In response to the increasing social needs as to wealth management and succession issues in the context of an aging society, SMTH will aim to further develop and improve its structure for proposing custom-made solutions by dedicated consultants with in-depth knowledge and experience.

Wholesale Business

Building on its wide range of business relationships with corporate clients, including the Mitsui group and the Sumitomo group, SMTH will aim to increase its presence as a strategic partner with comprehensive solution capabilities derived from the integration of various functions of the group, in order to meet the diversified needs of corporate clients aiming to increase their enterprise value. In the wholesale business, SMTH will focus on the following strategic areas:

•	Corporate credit. SMTH will be capable of providing diversified financing methods of banking as well as trust services, and will aim to reinforce its sales structure for providing value-added products and services that combine the strengths of financial functions such as syndicated loans and securitization with those having trust and real estate business functions, based on appropriate responses to the financing requirements of its corporate clients.

•	Financial products sales. In response to the asset management needs of school corporations and financial institutions, SMTH will aim to develop and distribute diversified financial products, including market-based financial products and private fund trusts by integrating the specialized functions of the group.

•	International business. SMTH will seek to respond to the financing needs of Japanese companies expanding overseas and will aim to expand its trust business through partnerships. In particular, SMTH will aim to steadily capture growth opportunities in Asia and to further elevate its recognition in the region.

Market Activities

SMTH will strive to provide timely solutions, by way of utilizing its market making functions and its market-based financial products, to respond to clients’ investment and risk management needs with regard to interest rates and foreign exchange.

Asset Management and Administration Business

SMTH will aim to build up strong brand recognition and further reinforce its competitiveness by providing comprehensive, quality services ranging from asset management to asset administration and by responding to the broad range of needs of its clients, including institutional investors and corporate and retail clients. In the asset management and administration business, SMTH will focus on the following strategic areas:

•	Pension and securities business. In response to the sophisticated asset management needs of domestic and international institutional investors such as corporate pension funds, SMTH plans to develop its asset management capabilities in relation to domestic and international assets and reach a larger base of investors through partnerships with leading international asset managers and by utilizing their networks in Asia, and will aim to become a leading asset manager in the Asian market. SMTH will also aim to provide diversified products developed by its trust banks, which are scheduled to merge in April 2012, and other group companies, by leveraging its expertise in consulting capabilities of pension plans as well as asset management and administration, related to defined-benefit and defined-contribution pension plans.

•	With regard to the asset administration business such as investment trust and asset custody services, SMTH will aim to increase its assets under custody and profitability by further increasing business process efficiency and the value of its services, including lending services.

•	Investment trust management. SMTH plans to strategically reinforce its investment trust management companies. Through the reinforcement of these investment trust management companies, SMTH will aim to further increase its assets under management.

•	Stock transfer agency service. SMTH plans to provide stock transfer agency services by utilizing high-level IT infrastructure, speedy processing and its information collected from its stock transfer agency business platform. SMTH also aims to provide its corporate clients with tailored support to resolve their problems through value-added investor- and shareholder-relations information operations.

Real Estate Business

SMTH group will aim to expand its real estate business, providing a full range of real estate service such as brokerage, securitization and structuring of real estate investment products, so that it can capture a wide range of real estate related needs of various clients, including large corporations, domestic and international investors and retail clients, as one of the leading market players in Japan.

Expected Synergy Effects

The CMTH group and the STB group believe they have limited overlap between their client bases, and they expect the management integration to create a broad and well-balanced business platform. Combining the management resources and strengths of the two groups, including personnel and know-how, SMTH will aim to realize substantial synergy effects.

Through the redeployment of its personnel and sharing of know-how, SMTH will seek to realize revenue synergies through organizational restructuring. SMTH also will seek to realize cost synergies through the reduction of non-personnel expenses through consolidating its headquarters and reduction of IT systems maintenance and operation costs through IT systems integration. Beginning in the fiscal year ending March 31, 2016, SMTH will aim to realize synergies exceeding approximately ¥56.0 billion per year.

Through the fiscal year ending March 31, 2016, initial integration costs as a consequence of the management integration, such as IT systems integration costs and reorganization of the headquarters and branch networks, are expected to add up to approximately ¥63.0 billion. However, CMTH and STB believe that it will be possible for SMTH to absorb such expenses through expected total synergies of approximately ¥134.0 billion to be realized during the same period.

Expected Revenue Synergy Measures

Following the planned management integration, over 500 employees in management departments with overlapping functions will be redeployed into strategic areas, mainly investment trust and insurance sales in the retail service and also loans to individuals, wholesale operations, asset management and administration, and real estate businesses. SMTH will aim to achieve the revenue synergy goals for the fiscal year ending March 31, 2016 through the following measures:

Business Segment	Planned measures to be implemented

Retail Banking — Investment Trust and Insurance Sales	Aim to increase sales of investment trusts and insurance through a substantial increase in the number of sales representatives, and reinforcement of asset management consulting capabilities by sharing products and know-how on sales.

Retail Banking — Loans to Individuals	Aim to increase loan origination by increasing the number of sales representatives and sharing the operational structure and know-how for business development of the CMTH and STB groups. Through these measures, revenue of the loan guarantee company is expected to accordingly increase.

Wholesale Banking — Corporate Credit and others	Aim to expand fee businesses, including syndicated loans and asset securitization, in conjunction with the improvement of SMTH’s position through increased relationships with corporate clients.

Wholesale Banking — Financial Products Sale	Aim to increase financial products sales, such as market-based financial products and private fund trusts, by leveraging the expanded client base, including school corporations and financial institutions.

Wholesale Banking — International Business	Aim to increase loan balances, in part by meeting the financing requirements of Japanese corporate clients through overseas offices by increasing sales representatives.

Business Segment	Planned measures to be implemented

Asset management and Administration — Pension and Securities Business	Aim to increase trust balances by cross-selling of active funds and alternative products that are highly rated by clients of the CMTH and STB groups to corporate pension funds and international institutional investors. Aim to increase trust balances in conjunction with realized synergies from the retail business of investment trusts and insurance sales.

Asset management and Administration — Investment Trust Management	Planned redeployment of employees with specialized knowledge in the asset management business to improve the investment trust managers’ product development capabilities and sales support functions for the sales company, which is expected to increase sales of investment trusts for retail clients and assets under management.

Real Estate	Aim to increase generation of brokerage fees, through the redeployment of personnel from overlapping functions of both the CMTH and STB groups, and through increased information matching capabilities in connection with the expansion of the corporate and retail client base.

Expected Cost Synergy Measures

Consolidation of headquarters and branches and IT systems integration are expected to lead to cost synergies in the fiscal year ending March 31, 2016. SMTH will aim to achieve the cost synergy goals for the fiscal year ending March 31, 2016 through the following measures:

Segment	Measures

Consolidation of headquarters and branches	After the planned headquarters consolidation in the fiscal year ending March 31, 2013 and full integration of IT systems in the fiscal year ending March 31, 2015, SMTH plans to consolidate overlapping branches. The expected efficiency improvements in business administration are expected to help reduce outsourcing, business and advertising expenses.

IT systems-related costs	Settlement and clearance systems and IT systems related to each business field are planned to be consolidated or integrated in the fiscal year ending March 31, 2015, in order to help reduce operating and maintenance expenses and development costs.

Personnel costs	Aim to reduce headcount by approximately 1,000 by the fiscal year ending March 31, 2016 by controlling hiring needs, and thus help reduce personnel and retirement benefit costs.

BUSINESS OF CMTH

Introduction

CMTH is the financial holding company for the CMTH group – one of Japan’s leading trust banking groups. The CMTH group includes:

•	CMTH;

•	Chuo Mitsui, a trust bank subsidiary;

•	Chuo Mitsui Asset, a trust bank subsidiary;

•	Chuo Mitsui Asset Management, an asset management subsidiary;

•	Chuo Mitsui Capital, an asset management subsidiary; and

•	other consolidated subsidiaries.

Through these subsidiaries and affiliates, CMTH provides a broad range of trust and banking, real estate, asset management, stock transfer agency, and other financial-related services for individual, corporate and institutional clients in Japan and overseas.

CMTH is a joint stock corporation (kabushiki kaisha) organized under Japanese law. Its principal executive offices are located at 33-1, Shiba 3-chome, Minato-ku, Tokyo 105-8574, Japan, and its telephone number is +81-3-5232-8828. CMTH’s agent in the United States, The Chuo Mitsui Trust and Banking Company, Limited, New York Representative Office, is located at 655 Third Avenue, 26th Floor, New York, New York, 10017-5617, and its telephone number is 1-212-309-1900.

CMTH’s common stock is currently listed on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange.

History and Development

CMTH’s roots can be traced to The Mitsui Trust and Banking Company, Limited established in 1924 and The Chuo Trust and Banking Company, Limited established in 1962. In 2000, The Mitsui Trust and Banking and The Chuo Trust and Banking merged to form Chuo Mitsui, and in 2001 Chuo Mitsui acquired the shares of The Sakura Trust & Banking Co., Ltd. (subsequently renamed Mitsui Asset Trust and Banking Company, Limited, or Mitsui Asset) from The Sumitomo Mitsui Banking Corporation, or SMBC.

CMTH was established in February 2002 as Mitsui Trust Holdings, Inc., the bank holding company of the Mitsui Trust Financial Group, by way of a stock transfer transaction by Chuo Mitsui under Japanese law. Upon its formation, CMTH purchased from Chuo Mitsui all of the shares of Mitsui Asset, making it a direct wholly owned subsidiary. In March 2002, Mitsui Asset succeeded to the pension trust and securities trust businesses of Chuo Mitsui by way of a corporate split transaction under Japanese law and, in March and April of 2002, CMTH transferred an aggregate of 15.6% of the shares of Mitsui Asset to third parties through private placements. Between September and November of 2006, in order to rationalize group management, CMTH reacquired all of the shares of Mitsui Asset held by third parties and again made Mitsui Asset its wholly owned subsidiary through a series of cash purchases and a share exchange.

In October 2007, CMTH changed its name from Mitsui Trust Holdings, Inc. to Chuo Mitsui Trust Holdings, Inc. and its group trade name from Mitsui Trust Financial Group to Chuo Mitsui Trust Group. It also renamed Mitsui Asset as Chuo Mitsui Asset Trust and Banking Company, Limited. Simultaneously, in an effort to strengthen group management, CMTH converted Chuo Mitsui Asset Management and Chuo Mitsui Capital, which had been direct wholly owned subsidiaries of Chuo Mitsui, into direct wholly owned subsidiaries of CMTH, thereby separating the asset management-related businesses of Chuo Mitsui Asset

Management and Chuo Mitsui Capital from Chuo Mitsui’s trust banking businesses to capitalize on strategic opportunities in the market for asset management services and to enhance risk management.

For a chart showing CMTH’s organizational structure as of March 31, 2010, see “—Business Overview” below.

On November 6, 2009, CMTH and STB publicly announced that they had reached a basic agreement on the management and business integration of their two groups. For the background and history of CMTH’s discussions with STB regarding the proposed management and business integration, see “The Share Exchange—Background of the Share Exchange.”

Business Overview

CMTH is engaged in a broad range of trust and banking businesses through its trust bank subsidiaries, Chuo Mitsui and Chuo Mitsui Asset, and asset management subsidiaries, Chuo Mitsui Asset Management and Chuo Mitsui Capital, as well as other finance-related activities through its subsidiaries and affiliates. As of March 31, 2010, CMTH had ¥15,319 billion in total assets. Its net profit for the fiscal year ended March 31, 2010 was ¥104 billion. Chuo Mitsui accounts for a substantial majority of CMTH’s revenues and net profit.

CMTH’s trust bank subsidiaries, Chuo Mitsui and Chuo Mitsui Asset, are permitted under the Law Concerning Financial Institutions’ Concurrent Management of Trust Business (Law No. 43 of 1943), or the Concurrent Operations Law, to take custody of and manage assets under trust. Under the trust system in Japan, an entrustor entrusts assets to an entrustee through a trust agreement, will or other trust action. The entrustee then manages or disposes of the assets for the beneficiary in accordance with the intent of the entrustor. Assets that can be entrusted under the trust system in Japan include money, securities, money claims, properties, real estate, and intellectual property rights. In connection with managing and disposing of client assets, trust banks in Japan are authorized to concurrently engage in related businesses, including real estate brokerage, the stock transfer agency business and inheritance and succession businesses.

While both Chuo Mitsui and Chuo Mitsui Asset administer and manage assets under trust, Chuo Mitsui markets its trust products and services to individual and corporate clients while Chuo Mitsui Asset markets its trust products and services to institutional investors. As of March 31, 2010, Chuo Mitsui had ¥6,852 billion in total entrusted assets and Chuo Mitsui Asset had ¥30,983 billion in total entrusted assets under Japanese GAAP.

Chuo Mitsui offers retail trust and banking products and services to individuals and corporate clients. Chuo Mitsui’s retail business offers investment trusts, annuity and other insurance products, various trust and deposit products, testamentary trust, inheritance-processing services and tailor-made trusts. Chuo Mitsui also offers individual loans, including housing loans and reverse mortgages. Chuo Mitsui provides corporate clients with an array of financial services, real estate services and stock transfer agency services.

Chuo Mitsui Asset offers pension and security trust products to institutional investors, providing asset management, asset administration, and pension management services.

Chuo Mitsui Asset Management is an asset management company that is responsible for investment trust management services. Chuo Mitsui Asset Management manages publicly placed investment trusts for individual investors and privately placed investment trusts for variable annuity insurance clients. It also designs and manages investment trust funds for defined contribution pension plans, institutional investors and other investors.

Chuo Mitsui Capital is an asset management company for private equity funds, which are pooled investment vehicles designed to secure profits through investments in privately owned companies and other investments. Chuo Mitsui Capital raises capital from mainly Chuo Mitsui, and in part from financial institutions, businesses, pension funds and other investors.

In recent years, CMTH has made the reallocation of its revenue structure a primary goal and focused on areas that it believes offer high growth and profitability, including selling investment trusts and annuity and other insurance products, real estate brokerage and housing loans. At the same time, CMTH has been emphasizing efficiency by striving to keep costs at low levels and to improve its financial base by maintaining the soundness of its loan assets.

CMTH maintains its main office in Tokyo, and, as of March 31, 2010, Chuo Mitsui had 67 regular branches, 3 sub-branches, 28 Consulplazas (in-store mini-branches specializing in consulting services for individual clients) and a support center that provides customer assistance to individual clients. Chuo Mitsui has overseas subsidiaries in the United States, the United Kingdom, Singapore and Hong Kong, and Chuo Mitsui has representative offices in the United States, Singapore, China and the United Kingdom.

The chart below shows the organizational structure of CMTH and its significant consolidated subsidiaries as of March 31, 2010.

CMTH

CMTH’s management philosophy spotlights three objectives:

•	to utilize financial and trust banking functions to meet the needs of society and contribute to further development of the Japanese economy;

•	to be aware of the role that a corporate citizen must play and strive to fulfill its inherent social responsibilities; and

•	to enhance structures for risk management and compliance, including adherence to laws and other socially mandated requirements, and to ensure management soundness.

Based on this management philosophy, CMTH, especially the two trust banks — Chuo Mitsui and Chuo Mitsui Asset — and the two asset management companies — Chuo Mitsui Asset Management and Chuo Mitsui Capital — take a flexible approach to business development in their respective fields of expertise. Subsidiaries in CMTH cooperate on several fronts and seek to capitalize on the synergies afforded by interrelationships. Meanwhile, CMTH, as the holding company, aims to enhance group profitability by ensuring effective allocation of management resources to each operating division.

As the bank holding company established to oversee the operation and administration of CMTH, CMTH performs the following primary functions.

•	Formulation of Group Management Strategy. CMTH coordinates divisional strategies for Chuo Mitsui, Chuo Mitsui Asset, Chuo Mitsui Asset Management and Chuo Mitsui Capital and establishes strategies to maximize groupwide profits and shareholder value.

•	Monitoring of Business Activities. CMTH monitors the status of operations of each group company, including Chuo Mitsui, Chuo Mitsui Asset, Chuo Mitsui Asset Management and Chuo Mitsui Capital, to ensure consistency within group strategies.

•	Allocation of Management Resources. CMTH allocates management resources for the group, such as personnel, budgets and investments in equipment and information systems, and monitors the use of these resources and the application of funds at each group company.

•	Supervision of Risk Management and Internal Controls. CMTH formulates key policies on risk management and internal controls for the group as a whole, and undertakes related assessments, including review of risk management activities, at Chuo Mitsui, Chuo Mitsui Asset, Chuo Mitsui Asset Management and Chuo Mitsui Capital.

•	Tracking of Compliance Status. CMTH tracks efforts at Chuo Mitsui, Chuo Mitsui Asset, Chuo Mitsui Asset Management and Chuo Mitsui Capital to comply with corporate ethics policies, as well as employee and senior management standards of conduct, which are formulated and maintained by CMTH on a groupwide basis.

•	Monitoring of Internal Audits. In addition to formulating the direction for the execution of internal audits on a groupwide basis, CMTH examines the results of internal audits and, based on the results, provides feedback and guidance regarding any actions required.

Chuo Mitsui

Chuo Mitsui provides a range of financial products and services to individuals and corporate clients primarily in Japan, including an array of retail and commercial banking and trust products and services, as well as related services such as real estate and stock transfer agency services.

Savings and Investment Products and Services for Individuals. Chuo Mitsui offers a variety of deposit products as well as a range of investment trusts, annuity and other insurance products for which it acts as sales agent.

Housing Loans. With years of experience in the real estate industry, Chuo Mitsui offers a variety of housing loan products to individual clients. Chuo Mitsui also offers a product called a reverse mortgage, which allows elderly homeowners to borrow against the equity in their homes and have the loan balance paid from the proceeds of the sale of the home by their estate.

Testamentary Services. Chuo Mitsui provides preparation, custodial and executory services for wills, examination of testamentary assets, title transfer, and other related services.

Corporate Finance and Investment Banking Services. Chuo Mitsui is engaged in various corporate finance and investment banking activities, including:

•	Corporate Lending. Chuo Mitsui has years of experience in corporate lending and counts many of Japan’s major companies among its clients.

•	Corporate Advisory Services. Chuo Mitsui offers advisory services and products relating to financial strategies, management and corporate governance structures, hostile takeover defense, business succession planning and initial public offerings. In its corporate restructuring and revitalization business, Chuo Mitsui provides financing and advisory services relating to management buyouts, or MBOs, leveraged buyouts and other merger and acquisition transactions.

Real Estate Operations Business. Chuo Mitsui provides brokerage, comprehensive real estate securitization, appraisal and other related services to help clients effectively use their real estate assets.

Real Estate Asset Finance. Chuo Mitsui offers real estate asset finance services, including nonrecourse loans and arrangement and agency businesses.

Stock Transfer Agency Services. Chuo Mitsui facilitates stock transfer transactions, administers online shareholders’ meetings and offers services to support investor relations activities. It also provides administrative services in connection with initial public offerings.

Trust Services. Chuo Mitsui provides a variety of trust products and services tailored to meet the financing and asset management needs of individuals, corporations and other institutions. These products and services include money claims in trust for securitization, real estate in trust, charitable trusts and property formation benefit trusts.

Chuo Mitsui offers its products and services through a varied and distinctive network that includes traditional branches, and Consulplaza locations that are open on weekdays and weekends throughout the year, with extended evening hours to accommodate clients who do not have the time to stop by during regular daytime operations. Consulplaza are mainly located in or adjacent to train stations, department stores and other places of convenience that clients are likely to frequent in the course of their day-to-day activities, making it easier for clients to drop into a Consulplaza on the way to or from an errand. In addition to its branch and Consulplaza network, Chuo Mitsui offers electronic banking so that clients can electronically access Chuo Mitsui’s services.

Chuo Mitsui Asset

Chuo Mitsui Asset provides a range of wholesale trust banking services, including trust asset management, trust asset administration and pension management services, to institutional investors in Japan.

Trust Asset Management. Chuo Mitsui Asset is one of the largest institutional investors in Japan, with approximately ¥22 trillion in assets under management as of March 31, 2010, including corporate pensions and public pensions.

Trust Asset Administration. Chuo Mitsui Asset provides custody, settlement and accounting services, as well as transition management services and online integrated master record-keeping services to pension funds and other trust asset administration clients.

Pension Management. As a provider of pension management services, Chuo Mitsui Asset offers system and contract administration services, actuarial calculations and member and beneficiary maintenance services, as well as advisory services concerning all aspects of retirement benefit plans.

Chuo Mitsui Asset Management

Investment Trust Management Services. In cooperation with Chuo Mitsui Asset, with its wealth of asset management experience, Chuo Mitsui Asset Management offers investment advisory services, creates and manages investment trust products and markets those products to individual and institutional investors through Chuo Mitsui and other third-party financial institutions.

Chuo Mitsui Capital

Buyout and Other Targeted Equity Investments Business. Chuo Mitsui Capital manages private equity investments including leveraged buyouts and management buyouts.

Products and Services Offered by Chuo Mitsui

In recent periods, Chuo Mitsui has focused on certain strategic areas of its business such as investment trusts, annuity and other insurance products, real estate-related business and housing loans. For individuals, Chuo Mitsui has focused in particular on the extension of housing loans and sales of investment trusts and annuity and other insurance products. Chuo Mitsui also offers its advisory services to individuals in the areas of testamentary-related services. For corporate clients, Chuo Mitsui offers services such as real estate operations services, real estate nonrecourse loans, and corporate finance and investment banking services, including corporate advisory services. Chuo Mitsui has also strengthened its corporate offerings in stock transfer agency services and other areas. Chuo Mitsui’s principal products and service offerings to its individual and corporate clients are summarized below.

Savings and Investment Products and Services for Individuals

Chuo Mitsui offers individual clients a wide selection of savings and investment products, including a range of investment trusts and annuity and other insurance products, for which it acts as sales agent, as well as a variety of deposit products and other trust-related products designed to suit the individual needs of each client. In addition, through “Best Quality,” Chuo Mitsui’s members-only service for clients with an individual aggregate transaction balance exceeding ¥10 million, Chuo Mitsui offers eligible clients preferential interest rates and reduced fees.

CMTH has recently been focusing on increasing its sales volumes of investment trusts and annuity and other insurance products in order to take advantage of the trend of individuals increasingly shifting their financial assets from savings to investments. For example, Chuo Mitsui increased the number of its Consulplaza locations specializing in consulting services for individual clients from 22 to 28 in the two-year period ended March 31, 2010. Chuo Mitsui has also broadened the services available through its “Chuo Mitsui Direct” internet channel. In addition, Chuo Mitsui hosts periodic seminars to provide investors with information about the investment trusts and annuity and other insurance products that it offers, sponsors special sales campaigns related to these products and targets its existing customers, including borrowers under its individual loans, for cross-sales of these products.

Investment Trusts. Chuo Mitsui offers a wide array of investment trust products. By offering one-on-one consultations with individual investors, Chuo Mitsui strives to provide products geared to its clients’ needs. The investment trust products offered by Chuo Mitsui are created and managed by a variety of financial institutions, including Chuo Mitsui Asset Management. Chuo Mitsui derives revenues on sales of these investment trusts through up-front sales commissions and annual trust fees earned under contracts with these institutions. An important part of CMTH’s long-term strategy is increasing Chuo Mitsui’s sales of investment trust products. Chuo Mitsui’s sales balance of investment trust products decreased following the global financial crisis, but more recently the sales balance of such products has been moderately recovering. Strengthening Chuo Mitsui’s consultation capabilities has been an important part of CMTH’s strategy to enhance revenue from sales of these investment products.

Chuo Mitsui’s lineup of investment trust offerings includes trusts that invest in a variety of Japanese and overseas equity and debt securities, including Japanese and overseas index-based securities. To attract individual investors seeking a diversified investment product, Chuo Mitsui also offers investment trusts incorporating Japanese and overseas real estate investment trust, or REITs, as well as an emerging markets high-yield investment trust, which provides a monthly dividend payment to investors.

For individual accountholders intending to invest a minimum amount of ¥10 million who wish to invest in a variety of investment trust products, Chuo Mitsui offers “Chuo Mitsui Private Wrap.” This is an asset management product with comprehensive investment advisory and retail asset management services, including assistance in forming a fundamental investment plan and ongoing assistance with the selection of specific investments, purchase and sales execution and periodic monitoring and reporting. Chuo Mitsui Private Wrap investors may invest in different classes of investment trusts, including trusts invested in domestic and overseas equities, bonds and REITs, as well as commodities and hedge funds. Chuo Mitsui also offers “Chuo Mitsui Executive Wrap” to individual account holders who intend to invest ¥100 million or more in order to meet the needs of customers with greater investment experience and more tolerance for risk.

Annuity and Other Insurance Products. Chuo Mitsui’s insurance product lineup consists primarily of variable annuities and other annuity insurance as well as lump-sum whole life insurance products. Through one-on-one consultations, Chuo Mitsui works to identify each individual client’s needs and to propose the insurance products best suited to those needs. Chuo Mitsui also offers some of its annuity and other insurance products via its Chuo Mitsui Direct internet channel. All the insurance products that Chuo Mitsui offers are created and managed by third-party financial institutions and, through contracts entered into with these institutions, Chuo Mitsui earns a sales commission on each insurance product that it sells. The annuity insurance that Chuo Mitsui offers provides its clients with the choice of a variety of underlying investments, including investment trusts managed by Chuo Mitsui Asset Management.

In recent years, Chuo Mitsui has introduced new annuity and other insurance products. Recently, Chuo Mitsui added fixed annuities to its product lineup as well as variable annuities to respond to the needs of individuals.

Deposit Products. Chuo Mitsui offers an array of deposit account options suited to small- and large-scale depositors. Chuo Mitsui’s deposit product lineup allows clients to select the products best suited to their savings needs, including ordinary deposit accounts as well as short- and long-term time deposit accounts. Chuo Mitsui also offers innovative time deposit products designed to attract investors in search of higher returns, including foreign-currency and variable-rate products. In addition, Chuo Mitsui offers savings-type trust products, similar to deposits for which Chuo Mitsui guarantees the principal. Loan trusts were a major saving product for individuals who desired to save by investing their funds for a long period of time. In September 2009, Chuo Mitsui stopped accepting new funds for or rolling over existing funds in loan trusts as part of an initiative to revise its product lineup. Money trust products provide retail clients with a variety of savings options, including jointly operated designated money trusts, or JOMTs. Although JOMTs typically have a maturity of five years; Chuo Mitsui offers them in a variety of maturities, from one year to five years or more.

Chuo Mitsui supports the range of products described above with individually tailored retail investment advisory services provided through sales and consulting staff located in each of its regular and sub-branch offices and in its Consulplaza locations, which provide an array of individual consulting services including loans, real estate, asset management and testamentary and inheritance matters. In addition, in 2005 Chuo Mitsui opened its “Private Trust Salon” in the historic Mitsui Main Building in Nihonbashi, Tokyo. Through the Private Trust Salon, Chuo Mitsui provides private banking services to high net-worth clients, including comprehensive consulting and administrative services relating to real estate and asset management, as well as testamentary, tax and estate planning.

In addition, Chuo Mitsui has alliances with leading domestic companies to raise its brand awareness among consumers and to secure new clients and business opportunities. In 2008, Chuo Mitsui entered a business alliance with Seibu Holdings Inc., whereby holders of a Seibu “Prince Card” or a “Prince Card Gold” credit card can accumulate Prince points and are eligible to receive preferential interest rates or fee discounts when they purchase certain Chuo Mitsui products and services. Chuo Mitsui had earlier entered into similar credit card alliances with, for example, Tokyu Card, Inc., for holders of its “TOP & Card,” Odakyu Electric Railway Co., Ltd., for holders of its “OP Credit Card,” and Keihin Electric Express Railway Co., Ltd., for holders of its “Keikyu Card.”

Individual clients may use their Chuo Mitsui cash cards to make deposits and withdrawals from ordinary deposit accounts and other accounts at Chuo Mitsui and third-party ATMs throughout Japan and may also use CMTH’s integrated Chuo Mitsui Direct internet banking and telephone banking system to remotely access their accounts. Customers can use the Chuo Mitsui Direct system to view detailed account statements and make electronic transfers from their ordinary deposit accounts, as well as view detailed account statements, make deposits and renew or terminate time deposits. Customers may also deposit funds into foreign currency deposit accounts and buy and sell investment trust products, as well as view simulations of investments in investment trust products. In order to enhance efficiency and the consulting capabilities that it can offer to individual customers, Chuo Mitsui is introducing a new branch terminal system called “Palette” which has new features reflecting feedback obtained from customer surveys. Palette reduces the time and effort that Chuo Mitsui customers must spend on paperwork for investment trust products.

Housing Loans

Chuo Mitsui offers an array of products and services to individuals considering the purchase or sale of a home. Chuo Mitsui provides to clients, mainly through real estate developers and real estate agents, housing loans specifically designed for first-time homeowners, as well as loan refinancing and home equity loans for existing homeowners who wish to reduce their interest payments or to increase their liquidity.

Chuo Mitsui has built valuable relationships with real estate developers and brokers through years of experience in the domestic real estate industry, relationships that have provided it with a steady flow of housing loan clients. The vast majority of Chuo Mitsui’s housing loan originations in recent years have come through the real estate developer and real estate agent sales channels, and CMTH believes that access to this steady supply of housing loan clients differentiates Chuo Mitsui from other financial institutions. Of the total number of housing loans originated by Chuo Mitsui during the fiscal year ended March 31, 2010, approximately 90% were originated through the real estate developer, residential home builder and real estate broker sales channels.

Chuo Mitsui has been focusing on increasing its balance of housing loans as one of its business priorities. Chuo Mitsui has increased the aggregate balance of outstanding loans to individuals to ¥3,963 billion, of which ¥3,630 billion consisted of housing loans, as of March 31, 2010, compared to ¥3,751 billion, of which ¥3,379 billion consisted of housing loans, as of March 31, 2009.

Chuo Mitsui leverages its extensive experience in the real estate industry and comprehensive lineup of housing loan products to meet demand by individuals for housing loans. For example, Chuo Mitsui provides:

•	loans for first-time homeowners as well as financing to cover the cost of building a new home, to purchase a home upon selling an older dwelling and to refinance an existing housing loan;

•	“Exerina” housing loans for working women offering reduced interest rates for the first year after a child is born, medical insurance upon hospitalization and other special features;

•	home-backed card loans, called “α-style,” which are secured financial instruments that enable clients to acquire funds for their personal use;

•	home equity loans and loans for the elderly to remodel their homes to make them barrier-free or better able to withstand earthquakes; and

•	loans with repayment provisions that grant borrowers added peace of mind in the event of unforeseen circumstances, such as illness, through loan packages that carry a rider against all three major diseases in Japan — cancer, stroke and heart attack — or one specifically for cancer.

In 2005, Chuo Mitsui began offering a reverse mortgage loan product designed to serve the lifestyle needs of the growing population of elderly Japanese homeowners, one of the first reverse mortgage products to be offered in Japan. Chuo Mitsui’s reverse mortgages allow homeowners between the ages of 60 and 83 to borrow funds against the equity that they have built up in their homes. Upon the death of the borrower, the balance on the reverse mortgage is paid from the proceeds of the sale of the home by the borrower’s estate. Chuo Mitsui’s reverse mortgages are generally suited to relatively wealthy, older homeowners.

Testamentary Services

Chuo Mitsui offers individual clients a range of testamentary-related services. Chuo Mitsui provides preparation, custodial and executory services for wills as well as services on behalf of heirs in cases where the deceased did not prepare a will, including examining the assets in an estate and transferring title to those assets to the respective heirs. Chuo Mitsui also offers a testamentary trust product that allows a person to place a portion of his or her estate assets in trust pending the execution of the will.

Chuo Mitsui is focusing on and aims to increase income from testamentary-related businesses by drawing on the agency agreements entered into in recent years with a number of important strategic partners. Under agency agreements entered into by Chuo Mitsui with a number of regional Japanese banks and with each of SMBC, Tokai Tokyo Securities Co., Ltd., Nikko Cordial Securities Inc. and Heian Ceremony Services, K.K., a provider of wedding and funeral services and related advisory services, each of these agents refers its clients to the testamentary services and testamentary trust products offered by Chuo Mitsui.

In 2008, Chuo Mitsui announced a referral alliance with Prudential Life Insurance Co., Ltd. in the area of testamentary trust and execution. CMTH believes that it was one of the first alliances of its kind to be made between an insurance company and a trust bank after the 2008 amendments to the Insurance Law of Japan officially permitting such alliances.

Corporate Finance and Investment Banking Services

Corporate Lending. Chuo Mitsui has years of experience in corporate lending to many of Japan’s major companies including, as its clients, companies in the Mitsui group.

Chuo Mitsui addresses the diverse fund procurement requirements of corporate clients by providing corporate restructuring and revitalization-related financing. Chuo Mitsui draws on a wealth of experience and know-how accumulated over many years to provide financing geared to the needs of corporate clients. Financing techniques include leveraged financing, which enables clients in the process of corporate restructuring to reinforce corporate value through management buyouts and leveraged buyouts, and debtor-in-possession financing for clients seeking funds to revitalize operations through corporate rehabilitation procedures.

Corporate Advisory Services. Chuo Mitsui provides its corporate clients with a variety of advisory services in areas including the formation and execution of financial strategies, corporate restructuring and revitalization plans and the establishment of business succession plans. Chuo Mitsui provides an array of financing and advisory services relating to merger and acquisition transactions, as well as corporate restructuring and revitalization schemes.

Securitization. Chuo Mitsui assists companies in reducing their balance sheets and enhancing liquidity through securitization of assets. Chuo Mitsui provides comprehensive advisory and administrative services to allow its corporate clients to place their corporate accounts receivable, bills of exchange and other receivables into trust. Once receivables have been placed in trust, Chuo Mitsui arranges the sale of interests in the trust to investors.

Corporate Bond Administrative Services. Chuo Mitsui has accumulated years of experience and know-how in providing bond trustee and fiscal agent services to its corporate clients in connection with domestic corporate bond issuances. Chuo Mitsui also has considerable experience in the role of custodian’s agent in connection with overseas convertible bond issuances by Japanese corporations.

Corporate Business Matching Services. Chuo Mitsui has also focused its efforts in recent years on increasing the revenue contribution of its business-matching services, in which Chuo Mitsui introduces clients to potential business partners that can enlarge their marketing channels and provide outsourcing assistance.

Market Operations

Chuo Mitsui invests in JGBs, foreign government bonds, Japanese stocks, and other market-risk-related securities which include investments in foreign and domestic investment trusts, domestic residential and commercial mortgage-backed securities, derivatives, domestic and foreign buyout and other funds and domestic real estate equity investments. Market risks in relation to the securities are monitored by Chuo Mitsui’s Risk Management Department and reported to the executive committee. In addition, Chuo Mitsui transacts in various kinds of derivative products, such as interest rate swaps and foreign currency transactions, for hedging or trading purposes.

Real Estate Operations Business

Chuo Mitsui provides real estate brokerage services and also provides services to help clients identify and evaluate potential investment properties, including appraisal services. Chuo Mitsui keeps its corporate clients informed of available properties and current market conditions through its real estate information network, in cooperation with a number of real estate companies.

With its deep and broad experience in the real estate industry, Chuo Mitsui is well positioned to provide real estate fund managers with brokerage and an array of related services as they assemble their portfolios of properties at the time of formation and as they dispose of and purchase additional properties during the lives of their funds. In addition, the Investment Trust and Investment Companies Act (Law No. 198 of 1951) requires Japanese real estate investment trusts, or J-REITs, to outsource to trust banks and other financial institutions general administrative tasks such as bookkeeping and procedures related to transfers of title for investment units and debt instruments of J-REITs. Chuo Mitsui provides these services to a number of J-REITs. Chuo Mitsui is also involved in the planning and development of J-REITs designed to meet the investing needs of pension funds and other institutional investors.

Real Estate Asset Finance

Chuo Mitsui offers advanced financial techniques, based on the know-how and track record it has obtained through both its financing and real estate operations businesses, in order to securitize real estate properties.

In relation to real estate asset finance, Chuo Mitsui offers financing solutions tailored to its clients’ various real estate-related needs, such as providing special purpose companies established by real estate developers with nonrecourse loans for real estate projects, providing J-REITs or private funds with loans to acquire properties, or offering corporate clients ways to securitize properties.

Chuo Mitsui believes it is a pioneer in the real estate asset financing market in Japan. Based on its expertise from the financing and real estate-related businesses, Chuo Mitsui uses stringent and conservative valuation techniques when monitoring collateral properties for financings.

Stock Transfer Agency Services

Chuo Mitsui provides stock transfer agency clients with a number of administrative services, including maintaining shareholders’ registers, conducting surveys and analyses of clients’ institutional shareholders, mailing out voting documents, distributing convocation notices for shareholders’ meetings and calculating and distributing dividends. Chuo Mitsui also provides execution services for stock-related transactions such as recapitalizations, stock splits and corporate restructuring-related transactions such as statutory share transfers, statutory share exchanges and corporate splits. Chuo Mitsui’s online system for shareholders’ meetings reduces corporate time and expenses and gives shareholders greater flexibility in exercising their voting rights. Shareholders can vote online 24 hours a day, until the day prior to a shareholders’ meeting, using mobile phones or computers connected to the internet.

Chuo Mitsui also provides stock transfer agency clients with an array of corporate advisory and consultation services related to investor relations activities, including those targeting foreign investors. Chuo Mitsui employs staff who specialize in providing advisory services to corporate clients considering initial public offerings, and offers other consulting services including seminars, informational forums and periodical publications designed to keep clients informed of changes to the Companies Act and the FIEA that could affect their businesses.

The stock transfer agency business of Chuo Mitsui has been a reliable source of fee income, and CMTH seeks to further grow this business by drawing on the trust agency agreements Chuo Mitsui has entered into with SMBC, Tokai Tokyo Securities and a number of regional Japanese banks, under which each agent refers to Chuo Mitsui potential clients for its stock transfer agency services.

Trust Services and Business

As described above, Chuo Mitsui offers saving-type trust products to individual clients. In addition, Chuo Mitsui offers a variety of trust products tailored to the investment and asset management needs of its individual and corporate clients. For example, trust products used by corporate clients of Chuo Mitsui include the following:

Composite Trusts

Composite trusts are trusts in which the trust property consists of more than one type of asset. Composite trusts may be discretionary trusts or nondiscretionary trusts. The majority of the composite trusts administered by Chuo Mitsui consists of real estate-managed trusts employed in connection with real estate securitization structures. As of March 31, 2010, the entrusted balance of Chuo Mitsui’s composite trusts was ¥5,543 billion.

Money Trusts

As of March 31, 2010, the entrusted balance of Chuo Mitsui’s money trusts was ¥859 billion. Generally, entrustments of money that are required at maturity to return assets to the client in money are categorized as money trusts. Money trusts invest in various kinds of securities including bonds and stocks. Chuo Mitsui’s money trusts can be categorized into two main types, depending upon the manner in which the entrusted funds are managed:

•	Jointly Operated Designated Money Trusts. JOMTs are savings vehicles in the form of open-ended trusts. Chuo Mitsui guarantees the principal of certain of the JOMTs that it offers. JOMTs are offered in a number of contract maturities, from one year to five years or more. Beneficiaries of almost all JOMTs are paid a fixed-rate dividend. JOMT funds are jointly managed pursuant to general guidelines set forth in the trust agreement.

•	Independently Operated Designated Money Trusts. Assets entrusted to an independently operated designated money trust are segregated from other entrusted funds and are managed by Chuo Mitsui pursuant to guidelines established by the person that has entrusted the funds.

Other Types of Trusts

As of March 31, 2010, Chuo Mitsui had ¥450 billion of assets in trusts other than the types of trusts described above. These other types of trusts include those described below.

Real Estate in Trust. In connection with Chuo Mitsui’s real estate business, Chuo Mitsui offers its real estate in trust products, through which Chuo Mitsui’s customers may entrust their buildings, developed or undeveloped land or leasehold interests. As of March 31, 2010, the entrusted balance of Chuo Mitsui’s real estate in trusts was ¥76 billion.

Property Formation Benefit Trusts. Property formation benefit trusts are specialized savings plans provided by a company to its employees to enable them to save for the purchase of a house, for retirement or for other purposes. As of March 31, 2010, the entrusted balance of Chuo Mitsui’s property formation benefit trusts was ¥14 billion.

Money Claims in Trust. As described above, money claims in trust are vehicles that provide clients with asset-backed securitization products such as sales credit trusts and billing credit trusts. As of March 31, 2010, the entrusted balance of Chuo Mitsui’s money claims in trusts was ¥1 billion.

Loan Facilitation

In response to legislation passed in November 2009 intended to lessen some of the effects of the global economic downturn and to fulfill its social role as a lender, Chuo Mitsui has taken a number of steps to facilitate financing to individual clients and SME clients having difficulties owing to the recent business environment. In particular, Chuo Mitsui has appointed staff at its branches who are responsible for quickly responding to consultation requests by individual and SME borrowers about the terms of their loans and, in the case of SMEs, to help them with management issues. Chuo Mitsui has also established a team in its headquarters responsible for overseeing and coordinating branch efforts to facilitate financing for clients. Chuo Mitsui has created a horizontal structure within its headquarters that includes the heads of its risk management and other departments in order to facilitate the flow of information and assess its response to client needs on a company-wide basis.

Products and Service Offerings of Chuo Mitsui Asset

Types of Businesses Offered by Chuo Mitsui Asset

Chuo Mitsui Asset is a “wholesale trust bank,” providing the asset management, asset administration and pension management businesses described below to institutional investors.

The following table shows the relationship between three business categories and product lines of Chuo Mitsui Asset.

Trust Asset Management Business

Chuo Mitsui Asset had approximately ¥22 trillion in assets under management as of March 31, 2010, including corporate pensions, public pensions and mutual-aid-association pensions, which are managed according to guidelines formulated with the explicit input of clients. Chuo Mitsui Asset has one of the largest amounts of assets under management in Japan, and Chuo Mitsui Asset leverages this scale with the talents of its skilled investment professionals to achieve its fund management performance.

Chuo Mitsui Asset offers a diverse selection of asset management products, including actively managed and passively managed funds targeting both domestic and foreign investments. Actively managed funds are managed according to research data and quantitative analyses compiled by Chuo Mitsui Asset’s own in-house corporate and economic analysts. Chuo Mitsui Asset is one of the largest managers of passively managed funds in Japan. Chuo Mitsui Asset also provides hedge funds, real estate funds, private equity funds and other alternative investment funds.

In addition, following the lifting in 2004 of restrictions on the ability of trust banks to provide investment advisory services, Chuo Mitsui Asset has offered consulting services for its clients’ portfolios. Chuo Mitsui Asset also provides Chuo Mitsui Asset Management and other institutional investors with investment advisory services in connection with its trust asset management business.

In recent years Chuo Mitsui Asset has been promoting among overseas institutional investors sales of Japanese stock funds, provision of advisory services mainly related to Japanese stock investments and its other services.

Trust Asset Administration Business

The trust asset administration business, in which asset administration professionals provide custody, settlement, accounting and record-keeping services to fund managers, is a natural complement to Chuo Mitsui Asset’s trust asset management business. Chuo Mitsui Asset also provides services beyond the standard menu of administrative services, such as securities lending, transition management and information management services, including integrated presentation of trust asset administration results.

Chuo Mitsui Asset provides trust asset administration clients, such as pension funds and other institutional investors, with online access to master record-keeping services that provide timely, integrated data regarding their assets. Even where the assets of a client are distributed among different types of funds under management by multiple fund managers, Chuo Mitsui Asset can provide integrated data on the status of the client’s investments, comparative evaluations of investment performance under different fund managers, and information useful to evaluate risk management efforts.

Chuo Mitsui Asset also offers transition management services to clients that are replacing asset management companies, changing the allocation of assets within a fund or making other significant changes to a fund. Chuo Mitsui Asset provides such clients with consultation and advisory services, consolidates the administrative operations involved in any transition of assets and manages the overall transition process to help minimize associated costs and risks.

To enhance efficiency, Chuo Mitsui Asset entrusts its basic trust asset administration operations to CMTH’s equity-method affiliate, JTSB. One-third of the shares of JTSB are owned by each of CMTH, STB and Resona Bank, Limited. With ¥182.2 trillion in entrusted assets as of March 31, 2010, JTSB is one of Japan’s largest asset administrators, enjoying significant economies of scale in its basic trust asset administration operations.

Pension Management Business

With the introduction of retirement benefit accounting, the enactment of the Defined Contribution Pension Law of Japan (Law No. 88 of 2001) and the Defined Benefit Corporate Pension Law of Japan (Law No. 50 of 2001), and the continuing aging of Japan’s population, the role of corporate and other pension plans has grown significantly.

In its capacity as a provider of pension management services, Chuo Mitsui Asset offers system and contract administration services, actuarial calculations and member and beneficiary maintenance services to corporate clients in all industry sectors, from large corporations to SMEs. Chuo Mitsui Asset provides these services on behalf of defined-benefit type pension plans and defined-contribution type pension plans.

The tax-qualified pension plan system will be abolished by law in March 2012, and companies will have to adopt other pension plans. Chuo Mitsui Asset will strengthen its consultation ability to support companies in their transition to a defined benefit corporate pension plan or defined contribution pension plan, and strive to ensure a smooth and orderly shift.

Product Lines Offered by Chuo Mitsui Asset

Chuo Mitsui Asset offers a number of trust products designed to suit the investment and asset management needs of institutional investors.

Chuo Mitsui Asset does not guarantee the principal of any of the trusts that it administers.

The principal types of trusts that Chuo Mitsui Asset administers are money trusts, pension trusts and investment trusts. Money trusts accounted for 28%, pension trusts accounted for 22%, and investment trusts accounted for 36% of the total trust account of Chuo Mitsui Asset as of March 31, 2010.

Chuo Mitsui Asset derives revenues from its trust business primarily from trust fees. Most of the fees derived from trusts administered by Chuo Mitsui Asset are calculated based principally on the value of the assets in trust. Fee percentages typically are higher for discretionary trusts than for nondiscretionary trusts.

Pension Products

The nonconsolidated balance of entrusted assets in Chuo Mitsui Asset’s pension trust business as of March 31, 2010 was ¥6.7 trillion, a slight increase from ¥6.7 trillion as of March 31, 2009. The four most important types of pension trusts operated by Chuo Mitsui Asset are employee pension fund trusts, tax-qualified pension fund trusts, defined-benefit corporate pension trusts and national pension fund trusts, each of which is described below.

Employee Pension Fund Trusts. An employee pension fund trust is a trust vehicle established by an employee pension fund, which is a special type of corporation under Japanese law that may only be established with the approval of the Ministry of Health, Labor and Welfare. Corporations or associated groups of corporations establish an employee pension fund to provide for the management of a portion of the pension moneys of the Employee Welfare Pension Insurance program, the pension program administered by the Japanese national government. Additionally, employee pension fund trusts are managed with the aim of generating pension benefits in addition to those provided by the national program. Corporations and their employees make contributions to their employee pension fund, for which some contributions are supplemented by contributions from the Japanese government, and the employee pension fund in turn entrusts such funds in an employee pension fund trust with Chuo Mitsui Asset. Chuo Mitsui Asset believes it provides its clients with industry-leading pension plan services.

Tax-Qualified Pension Fund Trusts. Before 2004, a corporation could establish a tax-qualified pension fund as a trust pursuant to a trust agreement with Chuo Mitsui Asset as long as certain statutory requirements were met under Japanese tax law. Employer and employee contributions to a tax-qualified pension fund trust are tax deductible, and trust income is not taxed until it is paid out upon retirement. With the enforcement of the Defined-benefit Corporate Pension Act (April 1, 2002), all funds held in tax-qualified pension funds must be transferred to defined benefit corporate pension trusts, a new defined benefit pension system described below, and other types of pension trusts by the end of March 2012, when tax-qualified pension plans will be legally abolished.

Defined-Benefit Corporate Pension Trusts. The severe economic environment in recent years has led to problems with employees’ pension funds and tax-qualified pension plans, where in some cases the pension assets are not sufficiently protected in a bankruptcy, and the system may need to be revised in order to protect employee rights to receive benefits, or eligibility. To deal with these kinds of situations, the Defined-Benefit Corporate Pension Law determines reserve obligations and other standard measures for eligibility protection, and is intended to reorganize the defined-benefit type pension system.

National Pension Fund Trusts. The National Pension Fund is open to self-employed individuals and others who do not have the benefit of a corporate pension plan. National pension fund trusts are funded with the moneys paid into the National Pension Fund, a pension fund system administered by the Japanese national government. Although the National Pension Fund is a national system, its administration is divided among a large number of local city and prefectural governments and among a number of industry-related groups.

Defined-Contribution Pensions. With defined-contribution pensions, the contributions paid are clearly specified for each employee, and benefits are determined based on the sum of the contributions and the investment profit generated by the pension plan.

Money Trusts

As of March 31, 2010, the entrusted balance of Chuo Mitsui Asset’s money trusts was ¥8,594 billion. Generally, entrustments of money that are required at maturity to return assets to the client in money are categorized as money trusts. Money trusts are most commonly used by pension funds or other public funds and invest in various kind of securities including bonds and stocks. Chuo Mitsui Asset’s money trusts can be divided into two main categories, depending upon the manner in which the funds are managed:

•	Designated Money Trusts. These are trusts for which the trustee has the authority to manage the entrusted funds at its own discretion within the range and type of assets designated by the institutional investor that has entrusted the funds.

•	Specified Money Trusts. These are trusts for which the institutional investor that has entrusted the funds retains full discretionary rights over the management of the entrusted assets. In some cases, funds entrusted to Chuo Mitsui Asset in a specified money trust are invested by an investment advisor pursuant to the specific instructions contained in an investment advisory agreement. Because specified money trusts are nondiscretionary, Chuo Mitsui Asset’s role is limited to the custody of trust assets, execution of trade orders, record-keeping and similar administrative functions.

Investment Trusts

Investment trusts are similar to mutual funds. They are investment vehicles that enable a diverse group of investors to pool their funds for investment in domestic and foreign securities. An investment trust management company, such as Chuo Mitsui Asset Management, entrusts the pooled funds of investors with Chuo Mitsui Asset in an investment trust. Because investment trusts are specified money trusts, Chuo Mitsui Asset is required to invest the entrusted funds as directed by the investment trust management company in a portfolio of securities consistent with the investment trust’s stated investment objectives. Because Chuo Mitsui Asset does not exercise investment discretion over the funds in investment trusts, its role is generally limited to administrative functions. As of March 31, 2010, the entrusted balance of Chuo Mitsui Asset’s investment trusts was ¥11,222 billion.

Other Types of Trusts

As of March 31, 2010, Chuo Mitsui Asset had ¥4,417 billion of assets in trusts other than the types of trusts described above. These other types of trusts include those described below.

Money in Trust Other Than Money Trusts. As of March 31, 2010, the entrusted balance of Chuo Mitsui Asset’s money in trust other than money trusts was ¥343 billion. Money in trust other than money trusts refers to entrustments of money that, unlike money trusts described above, are not required at maturity to return assets to the client in money. For example, money in trust other than money trusts may at maturity return assets to clients in the form of a portfolio of securities. Money in trust other than money trusts includes fund trusts, which consist of investment portfolios invested at the discretion of Chuo Mitsui Asset pursuant to written guidelines set forth in the trust agreement. Money in trust other than money trusts also includes specified, or nondiscretionary, trusts.

Securities in Trust. As of March 31, 2010, the entrusted balance of Chuo Mitsui Asset’s securities in trusts was ¥1,369 billion. A securities in trust is a mechanism for entrusting the administration or management of a portfolio of securities to a trust bank. Chuo Mitsui Asset offers three types of securities in trusts: administration-type securities in trust, management-type securities in trust and disposal-type securities in trust.

In the case of an administration-type securities in trust, Chuo Mitsui Asset is responsible for administrative duties relating to the entrusted portfolio of securities, such as collection of dividend and interest payments, exercise of voting rights and related operations. Management-type securities in trust are used by clients as vehicles for lending a portfolio of securities while disposal-type securities in trust are used by clients as vehicles for disposing of a portfolio of securities.

Money Claims in Trust. As of March 31, 2010, the entrusted balance of Chuo Mitsui Asset’s money claims in trusts was ¥1,547 billion. Money claims in trust are used primarily to provide clients with asset-backed securitization products such as sales credit trusts and billing credit trusts. Clients using this trust product assign receivables and other payment obligations to a money claims in trust, after which Chuo Mitsui Asset collects and enforces such obligations for their benefit.

Composite Trusts. As of March 31, 2010, the entrusted balance of Chuo Mitsui Asset’s composite trusts was ¥1,158 billion. Composite trusts are trusts in which the trust property consists of more than one type of asset. Composite trusts may be discretionary trusts or nondiscretionary trusts. The majority of the composite trusts administered by Chuo Mitsui Asset are retirement benefit trusts mainly composed of stocks.

Product and Service Offerings of Chuo Mitsui Asset Management and Chuo Mitsui Capital

As discussed above, in October 2007, CMTH converted Chuo Mitsui Asset Management and Chuo Mitsui Capital, which had been direct wholly owned subsidiaries of Chuo Mitsui, into direct wholly owned subsidiaries of CMTH. These organizational changes reflect CMTH’s strategy of further strengthening its asset management-related businesses. CMTH believes the organizational changes better position it to take advantage of strategic opportunities for asset management services. CMTH also believes the separation of its asset management-related businesses from its trust banking business allows for more efficient and effective risk management.

Chuo Mitsui Asset Management — Investment Trust Management Services

Chuo Mitsui Asset Management is an investment trust management company that offers investment advisory services, creates and manages investment trust products and provides those products to investors through Chuo Mitsui and other third-party financial institutions. Chuo Mitsui Asset Management had ¥2,223 billion in assets under management as of March 31, 2010.

Chuo Mitsui Asset Management manages publicly placed investment trusts for ordinary individual investors and privately placed investment trusts for variable annuity insurance clients and also designs and manages investment trust funds for a wide range of investors, including defined-contribution pension plans and institutional investors.

Chuo Mitsui Capital — Buyout and Other Targeted Equity Investments

CMTH’s wholly owned subsidiary Chuo Mitsui Capital manages investments in leveraged buyout, management buyout and other targeted equity investments. Although the majority of Chuo Mitsui Capital’s managed funds are invested by Chuo Mitsui, Chuo Mitsui Capital aims to raise capital from a wide range of investors, including financial institutions, business corporations and pension funds, and directs the contributions into four categories of private equity investment, which are Mezzanine Finance, Growth Capital Investment, Fund of Funds and Venture Capital. Chuo Mitsui Capital has developed significant experience in mezzanine financing in connection with buyout transactions. Total assets under management by Chuo Mitsui Capital on a commitment basis were ¥260 billion as of March 31, 2010, a decrease from ¥263 billion as of March 31, 2009. Chuo Mitsui Capital intends to increase its efforts to raise funds from outside investors.

Others

Chuo Mitsui has subsidiaries that offer complementary services which CMTH’s two trust bank subsidiaries and two asset management companies do not provide:

Chuo Mitsui Realty Company, Limited, a subsidiary of Chuo Mitsui, provides real estate-related consulting and administrative services for individual clients in search of new homes, including up-to-date information about available properties and market conditions, brokerage services and general consulting and administrative services to assist in the purchase and sale of properties.

Tokyo Securities Transfer Agent Company, Limited, a subsidiary Chuo Mitsui acquired in 2005, broadened the stock transfer agency services client base of the CMTH group. CMTH believes that in the stock transfer agency services business the combined client base of Chuo Mitsui and Tokyo Securities Transfer Agent is one of the largest client bases in Japan, as measured by both aggregate number of listed companies as clients and aggregate shareholders under administration.

A law to incorporate shares of stock into the paperless clearing system and eliminate all certificates representing shares of Japanese listed companies became effective on January 5, 2009. In order to enhance profitability in light of the new paperless system for listed shares, Chuo Mitsui and Mizuho Trust established Japan Stockholders Data Service as a 50/50 joint venture company in 2009. Japan Stockholders Data Service focuses on the execution of back-office operations relating to stock transfer agency services and commenced its operations with more than 2,500 issuer clients for its stock transfer agency services. By outsourcing back-office operations to this joint venture company, Chuo Mitsui and Mizuho Trust seek to realize economies of scale and enhance the quality of their stock transfer agency services and their ability to satisfy the needs of stock transfer agency client companies and their shareholders.

Risk Management

Basic Policies on Risk Management

CMTH is working to improve its risk management system because it recognizes the importance of risk management to ensuring the sound and stable management of CMTH. Risk management is therefore one of the most important functions in CMTH.

CMTH aims to manage the risks particular to each business or transaction, prevent the emergence of risks, and control risks even where they appear so that losses can be contained. CMTH has established an integrated risk management system as a framework for assessment of risks in a comprehensive manner and to keep risks within set limits. Risks are classified into the four categories of: credit risk, market risk, liquidity risk, and operational risk (encompassing procedural risk, system risk, legal risk, human risk and tangible fixed-asset risk). The results of risk status monitoring are reported on a monthly basis to the Executive Committee and the Board of Directors.

Group Risk Management System

Supervision of CMTH’s risk management activities is one of the most important functions of CMTH in its role as a holding company. CMTH has established “Rules for Risk Management” as its key principles for risk management and aims to further improve and upgrade its risk management system. Policies and plans are then formulated for each year with respect to risk management.

The Risk Management Department at CMTH supervises overall group risk management, monitors the risk status of the group, and also supervises, manages and issues instructions to CMTH’s trust bank and asset management subsidiaries on the development of proper risk management systems. Additionally, the Compliance Department has been formed at the holding company to formulate risk and compliance policies for the group and to monitor the status of management and operations.

A system of internal audits is in place whereby the holding company determines policy improvements of the internal audit system for the group, supervises internal audit functions of the trust bank and asset management subsidiaries and issues instructions upon receipt of reports on audit results and the status of improvements carried out by those subsidiaries.

CMTH’s trust bank and asset management subsidiaries have developed systems for risk management corresponding to the risk characteristics and compliance requirements of each business.

CMTH’s Board of Directors obtains information and monitors, assesses and analyzes the risk status of the group. Additionally, the directors recognize that risk management has a material impact on the achievement of CMTH’s strategic targets, and the executive officers in charge of risk management strive to accurately recognize the risk status of the group and to examine policies and specific measures in relation to the group’s risk status, based on a sufficient understanding of risk source, type and characteristics and the methods and importance of risk management. The roles and responsibilities of directors and executive officers in charge of risk management are outlined in the Rules for Risk Management.

The following figure shows an outline of CMTH’s risk management and compliance structure.

Outline of the Risk Management and Compliance Structure of CMTH

Credit Risk

Credit risk is the risk of suffering losses due to a decrease or extinguishment of assets, including off-balance sheet items, as a result of deterioration of financial conditions of clients or market counterparties. CMTH outlines a core framework for risk management in the Rules for Risk Management, and outlines specific requirements for credit risk management in its Rules for Credit Risk Management. In order to maintain asset quality and avert the unpredictable development of nonperforming assets, the credit risk management target includes lending transactions, market transactions and off-balance sheet transactions.

CMTH has also established a Risk Management Department at each trust bank subsidiary, which performs credit risk management with the Risk Management Department of the holding company and the credit related departments. In addition, CMTH has established an Investment and Credit Committee at Chuo Mitsui, the trust bank subsidiary that conducts most of the group’s credit-related business. The Investment and Credit Committee consists of the president and executives of Chuo Mitsui, and reviews the credit status objectives of loan and security investments.

CMTH monitors risk status on a monthly basis to ensure that each business unit remains within the capital allocation amount established by the holding company as the maximum level of credit risk that may be assumed by the credit risk-related departments. In addition, CMTH’s risk management rules are designed to reduce credit concentration with respect to borrowers in specific industries or corporate groups. The credit risk amounts and credit balances by industry and credit rating are monitored quarterly and provided to the Investment and Credit Committee along with regular updates on portfolio status.

In order to monitor lending activities and achieve appropriate levels of return, CMTH has also established a risk index spread corresponding to the degree of risk inherent in each of Chuo Mitsui’s lending transactions, including the duration of the credit and the level of borrower integrity based on an internal credit rating for that borrower.

Reports on the status of risk are also sent to the Executive Committee and the Board of Directors on a monthly basis.

The estimation of credit exposure is complex and requires the use of models, as the value of a product varies with changes in market variables, expected cash flows and the passage of time. The assessment of the credit risk of a portfolio of assets entails further estimations as to the likelihood of defaults occurring, of the associated loss ratios and of default correlations between counterparties.

CMTH has developed models to support the quantification of credit risk. The models are reviewed regularly to monitor their robustness relative to actual performance and amended as necessary to optimize their effectiveness. The credit risk measurements, which reflect expected loss, or the expected loss model, are required by the Basel Committee and its Supervisory Practices and are embedded in CMTH’s daily operational management.

CMTH manages counterparty credit risk on derivatives and long-term settlement transactions based on current and potential credit exposures. Counterparty credit risk is calculated by adding the future potential exposure to the current replacement costs that would be required to enter into contacts with comparable market terms and conditions. Counterparty credit risk is managed in CMTH’s asset assessments conducted regularly on a quarterly and semiannual basis, monitoring the amounts of the counterparty credit risk to manage the exposure within the allocated capital amount. In addition, counterparty credit risk is monitored as a part of credit risk together with other credit risk related assets.

Market Risk

CMTH has exposure to market risk, which is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risks arise from open positions in interest rate, currency and equity products, all of which are exposed to general and specific market movements and changes in the level of volatility of market rates or prices such as interest rates, foreign exchange rates and equity prices. CMTH monitors together the market risk in its trading and non-trading portfolios.

CMTH segregates duties to ensure appropriate verification takes place. Accordingly, the front office divisions execute transactions, the back office division confirms the content of these transactions, the middle office division monitors the market risk, and each division is independent of each other. The Risk

Management Department, as a middle office division, performs monitoring and reporting of overall market risk on a daily basis.

As a way of mitigating or controlling market risk, CMTH undertakes various economic hedging strategies. Interest swaps, currency swaps/options and bond options, and other hedging strategies are used.

CMTH utilizes the value-at-risk, or VaR, approach in the measurement of market risk. VaR measures the maximum loss that could be incurred due to movements in certain specified risk factors based on a specified holding period and confidence level. CMTH calculates VaR, principally using a historical simulation technique, based on an analysis of major historical market data and a 99% confidence level.

The Risk Management Department is responsible for monitoring and managing market risk. The Risk Management Department ensures compliance with the capital allocation amounts established by the holding company as the maximum level of market risk that may be assumed by CMTH and submits reports to a designated executive officer on a daily basis and the Board of Directors on a monthly basis.

CMTH’s market risk measurements are comprehensive, covering foreign exchange, interest rates and other trading business transactions, as well as cross-shareholdings, and other banking business investments.

CMTH’s market risk management structure is designed to enable CMTH to avoid potential risks. CMTH has established alarm points and loss limits to prevent the expansion of losses following a downturn in market trading. CMTH also undertakes hypothetical stress tests with assumptions that reproduce drastic price swings that have occurred in the market during the past 20 years, and uses these results as guidelines for establishing risk limits.

As VaR constitutes an integral part of CMTH’s market risk control regime, VaR limits are established by the Board of Directors quarterly for all trading portfolio operations and allocated to business units. Actual exposure against limits, together with a consolidated group-wide VaR, is reviewed daily. The quality of the VaR model is continuously monitored by back-testing the VaR results for trading books. All back-testing exceptions and any exceptional revenues on the profit side of the VaR distribution are investigated, and all back-testing results are reported to the executive committee.

Liquidity Risk

CMTH recognizes two types of liquidity risk. In a narrow, cash flow sense, liquidity risk is the risk that CMTH either will be unable to secure necessary funds due to a poor financial position or will be forced to acquire funds at interest rates significantly higher than ordinary prevailing rates. In a broader, market-wide sense, liquidity risk is the risk that turmoil in the market will impede CMTH’s ability to execute transactions or will compel CMTH to execute transactions at prices significantly higher than ordinary prevailing rates.

CMTH has established guidelines with respect to the narrow, cash-flow type of liquidity risk at each trust bank subsidiary, particularly with respect to cash gaps, and CMTH monitors compliance with these guidelines in order to control cash flow liquidity risk. In addition, CMTH has established contingency plans regarding measures to be invoked in times of emergency in order to facilitate timely and flexible responses to liquidity risk threats.

CMTH enhances its ability to accurately identify cash flow risk by entrusting cash flow risk management to the Risk Management Department of each trust bank subsidiary and cash flow control to its treasury department.

With respect to monitoring the broader, market-wide form of liquidity risk, trading value limits are assigned for each type of transaction, based on factors including transaction value and CMTH’s strategic objectives. CMTH monitors compliance with the assigned trading amounts.

Operational Risk

Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. This risk category includes procedural risk, system risk, legal risk, human resources risk and tangible-assets risk.

CMTH’s operational risk management activities target the operational risks inherent in all of its businesses. CMTH attempts to minimize operational risk by appropriately identifying and assessing operational risk, both quantitatively and qualitatively, while adopting measures to avoid potential operational risks before they arise and to recover losses resulting from operational risks that have actually arisen.

With respect to the measurement of operational risk under the FSA bank capital adequacy guidelines that came into effect as of March 31, 2007, CMTH has received formal approval from the FSA to adopt the standardized approach. CMTH’s Risk Management Department is responsible for the overall administration of its operational risk management activities. In an effort to further strengthen its management of operational risk, the Risk Management Department also cooperates directly with the Operations Administration Department in its management of procedural risk, the Systems Planning Department in its management of systems risk, the Legal Department in its management of legal risk, the Personnel Department in its management of human resources risk and the General Affairs Department in its management of tangible asset risk.

In order to improve its ability to recognize and evaluate the types of operational risk inherent in each of its businesses, CMTH undertakes semiannual self-assessments of the operational risks affecting each of its business lines and the status of the controls that have been established in each business line to manage those risks. CMTH refers to these self-assessments as Control Self-Assessments, or CSAs.

In addition, in order to quantitatively identify and assess operational risk, on a quarterly basis CMTH measures its operational risk as a monetary amount equal to the sum of the actual monetary losses incurred by CMTH as a result of operational risks that have actually arisen and the amount of potential monetary losses that could be incurred by CMTH as a result of potential operational risks that have not yet arisen. Such potential monetary losses are calculated based on external estimates and based on estimates resulting from scenarios developed using the results of CSAs. Each department of CMTH involved in operational risk management activities develops and executes measures designed to minimize operational risk based on the operational risks quantitatively and qualitatively assessed by it, in the context of both internal rule-making and everyday business practices. The effectiveness of these measures is then verified and evaluated in subsequent CSAs and subsequent quarterly calculations of the monetary amount of operational risk. CMTH refers to the system described above as the “PDCA” cycle: Plan, Do, Check and Act.

Compliance

Basic Policies on Compliance

Through activities undertaken by its two subsidiary trust banks and its two asset management companies, CMTH assumes a public mission and a social responsibility to contribute to further development of the Japanese national economy. CMTH addresses these obligations by striving to provide products and services that meet the diverse needs of its clients. Accordingly, CMTH aims to function as a private corporation with a public conscience, striving to expand the scope of its social responsibility and public mission. CMTH believes that achieving this status is key to securing the unwavering trust of clients and society as a whole. Ongoing progress in deregulation and the increasing diversification of financial transactions and services require financial institutions to remain true to the principle of self-responsibility in the execution of business activities and to act with independent resolve in dealing with issues of importance. Sound and appropriate management, underpinned by rigorous self-discipline, is vital to the effort to earn and sustain the trust of clients, and from this perspective, compliance is one of the most important management issues for CMTH. Compliance means adherence to laws and regulations, as well as conformity to social norms. CMTH regards trust as CMTH’s main asset and believes it is imperative to achieve processes for compliance, and thereby instill trust among clients and society as a whole. Executives — whose positions demand respect for rules and standards — as well as employees aim to conscientiously address compliance as they go about their daily routines in order to support a solid compliance structure. The trust placed in CMTH by its clients carries considerable weight, and, well aware of the value of such trust, CMTH aims to provide the information that clients need to form suitable decisions on transactions and strives to reinforce its efforts to build a superior client support structure that can help prevent unwarranted losses.

The Role of CMTH

CMTH’s Compliance Department is the supervisory unit for compliance at the bank holding company level. This department promotes various measures to evaluate compliance within the CMTH group. Such measures include the establishment of a reporting structure and the preparation of:

•	rules of compliance, which set forth a basic policy on business ethics and provide guidelines governing the conduct of employees;

•	rules for compliance management, which set forth compliance criteria;

•	a compliance manual that serves as a detailed handbook;

•	a set of fundamental group policies relating to customer support activities; and

•	an annual compliance program to enhance groupwide compliance practices.

Compliance Structures

Chuo Mitsui. Supervision of compliance at Chuo Mitsui is the responsibility of the Compliance Department, which promotes measures to reinforce the compliance structure based on the compliance policy of the CMTH group. For example, Chuo Mitsui encourages its employees to read and fully understand the formal rules of compliance and the compliance manual, which are updated as necessary. Chuo Mitsui has also established a formal compliance program, which is a concrete action agenda for compliance, and it promotes a variety of measures, including the development of a compliance structure and the implementation of training courses.

In addition, Chuo Mitsui monitors the status of compliance at its staffed branches and its head office departments through self-implemented inspections in each location, as well as through internal audits conducted by its Internal Audit Department.

Chuo Mitsui Asset. Chuo Mitsui Asset’s Compliance Department has been designated as the supervisory unit for compliance at Chuo Mitsui Asset. In line with the CMTH group policy, Chuo Mitsui Asset’s compliance methods mirror those of Chuo Mitsui described above, but the measures used by Chuo Mitsui Asset to improve its compliance status are adjusted in light of Chuo Mitsui Asset’s focus on its pension trust and securities trust businesses.

Competition

For the competitive environment facing CMTH see “Competition.”

Organizational Structure

CMTH conducts its business together with its subsidiaries and equity method affiliates. The following table presents information on CMTH’s significant subsidiaries as of September 30, 2010:

				Voting interest
				directly and
			Paid-in	indirectly owned
Name	Country	Main business	capital	by CMTH
			(thousands)

Consolidated subsidiaries:
The Chuo Mitsui Trust and Banking Company, Limited	Japan	Trust and banking	¥399,697,000	100.0%
Chuo Mitsui Asset Trust & Banking Company, Limited	Japan	Trust and banking	¥11,000,000	100.0%
Chuo Mitsui Asset Management Company, Limited	Japan	Investment advisory and investment trust services	¥300,000	100.0%
Chuo Mitsui Capital Company Limited	Japan	Venture capital	¥1,247,034	100.0%
Chuo Mitsui Guarantee Co., Ltd.	Japan	Credit guarantee services	¥301,250	86.9%
Chuo Mitsui Card Co., Ltd.	Japan	Credit card services	¥300,000	93.9%
Chuo Mitsui Realty Co., Ltd.	Japan	Real estate brokerage	¥300,000	55.0%
Chuo Mitsui Trust International, Ltd.	United Kingdom	Securities services	£20,000	100.0%
Chuo Mitsui Information Technology Co., Ltd.	Japan	Computer-related services	¥200,000	100.0%
CMTB Equity Investments Co., Ltd.	Japan	Investment, management and administration of stocks	¥100,000	100.0%
Chuo Mitsui Finance Service Co., Ltd.	Japan	Finance	¥3,150,000	100.0%
Tokyo Securities Transfer Agent Co., Ltd.	Japan	Stock transfer agency services	¥50,000	100.0%
Chuo Mitsui Trust Realty Company, Limited	Japan	Investment, management	¥300,000	100.0%

Property and Equipment

CMTH’s headquarters offices and those of Chuo Mitsui are located in a shared building in central Tokyo owned by Chuo Mitsui. Chuo Mitsui Asset’s headquarters building, which it leases, is also located in central Tokyo. CMTH owns or leases the space for all of its branches and other facilities. The following table shows the net carrying amount of CMTH’s tangible fixed assets as of March 31, 2010:

As of
March 31, 2010
(Millions of yen)

Land	¥85,791
Buildings	47,710
Equipment and others	8,005
Construction in progress	201

Total	¥141,707

Employees

As of September 30, 2010, Chuo Mitsui, Chuo Mitsui Asset, Chuo Mitsui Asset Management and Chuo Mitsui Capital had a combined total of 7,290 employees on a nonconsolidated basis, including locally hired overseas staff. CMTH considers its labor relations to be good.

Legal Proceedings

CMTH is not involved in any litigation or other legal proceedings that would individually or in the aggregate be expected to have a material adverse effect on its results of operations or financial condition.

BUSINESS OF STB

Introduction

STB operates a combined banking, trust and real estate business. In other words, in addition to the banking business, STB operates trust and property management businesses that include pension trusts, investment management, securities processing, stock transfer agencies and real estate services. STB’s client base ranges from individuals to corporations and institutional investors. STB’s business is organized into five main areas: retail financial services, wholesale financial services, global markets, real estate and fiduciary services.

Retail Financial Services Business

In the Retail Financial Services Business, in addition to products typically offered by banks, such as deposits, mutual funds, individual annuities, and housing loans, STB provides real estate-related services, will trusts, and estate settlement services. STB’s major Retail Financial Services Business subsidiaries are:

•	Sumishin Card Company, Limited, or Sumishin Card Company;

•	Sumishin Guaranty Company Limited; and

•	STB Wealth Partners Co., Limited, or STB Wealth.

Wholesale Financial Services Business

In the Wholesale Financial Services Business, STB provides corporate clients with bilateral corporate loans, real estate nonrecourse loans and other financial instruments. STB also offers asset securitization arrangements, M&A advisory, corporate consulting, stock transfer agency and other financial services. STB’s major Wholesale Financial Services Business subsidiaries are:

•	Sumishin Panasonic;

•	Sumishin Real Estate Loan & Finance, Ltd.; and

•	Japan TA Solution, Ltd., or Japan TA.

Global Markets Business

In the Global Markets Business, operations consist of market-operation business and client business. The market-operation business includes treasury operations, which control various financial risks, and proprietary investment activities. The client business includes market-making operations, dealing in foreign exchange and interest rates, and marketing of financial instruments for risk-hedging purposes.

Real Estate Business

In the Real Estate Business, operations consist of: real estate transactions (including brokerage, securitization and consulting); real estate investment management and advisory services (including REITs and private real estate fund investment); and real estate infrastructure services (including real estate trusts and appraisal services). STB’s major Real Estate Business subsidiaries are:

•	Sumishin Realty Company, Limited;

•	STB Research; and

•	STB Real Estate Investment Management Co., Ltd., or STB Real Estate.

Fiduciary Services Business

Fiduciary Services Business covers: pension trusts, including pension system consulting, system design, and administration of pension funds; investment management, which provides asset management products and services to retail and corporate clients and institutional investors such as corporate pensions and public funds; and securities processing services, which provide custody, global custody and settlement services for securities. STB’s major Fiduciary Services Business subsidiaries and affiliates are:

•	JPOS;

•	JTSB;

•	STB Asset;

•	NAM;

•	Sumitomo Trust and Banking Co. (U.S.A.); and

•	Sumitomo Trust and Banking (Luxembourg) S.A.

History and Development

STB was originally incorporated under the name of Sumitomo Trust Co., Ltd. under the Trust Business Law in 1925. STB initially engaged only in trust business. In 1948, STB started banking operations. In 1949, STB listed its shares on the Tokyo Stock Exchange and the Osaka Securities Exchange. In 1952, STB adopted the current name, The Sumitomo Trust and Banking Company, Limited.

In 1951, STB began custody services for investment. This was followed by the launch of loan trust, retirement pension trust and real estate brokerage businesses in the 1950s. STB also started a stock transfer agency business in 1958. Until the 1980s, STB steadily expanded its operations in Japan. In overseas, STB established Sumitomo Trust and Banking (Luxembourg) in 1985 and Sumitomo Trust and Banking Co. (U.S.A.) in 1987.

During the 2000s, STB pursued a series of steps, including mergers and acquisitions, to expand its business franchise. In 2000, STB acquired two trust banking entities — Daiwa International Trust Bank Limited from The Daiwa Securities Group Inc. and SB Trust Bank Co., Ltd. from Sumitomo Bank Co., Ltd. STB merged with those trust banking entities and as a result became the sole trust bank among the “Sumitomo companies” (a loose group of Japanese companies, most of them carrying the “Sumitomo” name, that has evolved during a period of over 100 years). Also in 2000, STB and The Daiwa Bank, Ltd. (now Resona Bank) jointly established JTSB, which specializes in securities processing services, and STB commenced a comprehensive REIT consulting business. STB became a licensed investment advisor and securities intermediary in 2004.

In 2005, STB acquired a 66% stake in Sumishin Matsushita Financial Services Co., Ltd., or SMFC. Also in 2005, STB acquired First Credit Corporation, which is in the business of making real estate-secured loans. In 2007, STB acquired Life Housing Loan, Ltd. or Life Housing, and also established SBI Sumishin Net Bank, Ltd. jointly with SBI group. In 2008, STB merged with Barclays Global Investors Japan Trust & Banking Co., Ltd. In 2009, STB acquired NAM, which is one of the major Japanese asset managers. On November 6, 2009, STB and CMTH publicly announced they had reached a basic agreement on the management and business integration of their two groups. For the background and history of STB’s discussions with CMTH regarding the proposed management and business integration, see “The Share Exchange—Background of the Share Exchange.” In April 2010, STB merged two leasing subsidiaries, STB Leasing Co., Ltd. and SMFC, to further rationalize its leasing operations. In September 2010, First Credit Corporation transferred its small and medium-sized real estate-secured loan business and other businesses to Life Housing, and, Life Housing changed its trade name to Sumishin Real Estate Loan & Finance, Ltd., or Sumishin Real Estate Loan & Finance.

Business Overview

As of March 31, 2010, STB had ¥23,442 billion in total assets, including loan trusts and jointly operated money trusts on a consolidated basis. Its consolidated net income for the fiscal year ended March 31, 2010 was ¥82 billion. As of March 31, 2010, on the Japanese GAAP basis, STB had ¥79,308 billion in total entrusted assets on a non-consolidated basis.

STB has its head office in Osaka and as of March 31, 2010, had 51 branches and 12 representative offices. It had four overseas branches in the United States, the United Kingdom, Singapore and the People’s Republic of China, four overseas representative offices in Indonesia, Thailand, the People’s Republic of China and the Republic of Korea, and four overseas subsidiaries in the United States, Luxembourg and the People’s Republic of China (two subsidiaries).

Retail Financial Services Business

In addition to products typically offered by banks, such as deposits, mutual funds, individual annuities, and housing loans, STB provides real estate-related services, will trusts, and estate settlement services. In doing so, STB provides consulting services tailored to individual retail clients’ needs with a view to solidifying its presence as the retail clients’ main bank for asset management and asset servicing.

In 1977, STB became the first among the Japanese banks to employ financial consultants for face-to-face consultation with its retail clients. With their banking and asset management expertise, STB’s financial consultants have made possible a more personalized and specialized relationship with each retail client. At the same time, STB continues to enhance the accessibility of its services by making more services available over the phone and online and by expanding its network of ATMs located in convenience stores across Japan.

The Retail Financial Services Business of STB mainly consists of the following products and services:

Deposits. “Good Select” is a time deposit with favorable interest. “Kisetsu No Tayori” is a pension-like time deposit, allowing the beneficiaries to receive part of their principal and interest on a quarterly basis. “Wakuwaku Select” is a special agreement-attached time deposit that provides the client with the right to purchase JTB Corp. products using a gift card called Wakuwaku Plus upon expiration of the deposit term using the principle and interest from the deposit.

Loans. STB offers housing loans, consumer loans and home equity loans, among others. For example, “Relay Plan Flex” is one of the housing loans designed for clients who are planning to construct or renovate their home. With “Relay Plan Flex,” the clients can access their loan balance by phone or online.

Asset Management-Type Packages. STB offers two types of Asset Management-Type Package plans, both of which combine interest-bearing time deposits with mutual funds. First, Periodic Plan offers the clients investment trusts that make partial investments over a period of time. Second, Portfolio Plan provides a stable, mid- or long-term investment combining time deposit products with mutual funds.

Mutual Funds. STB develops mutual fund products in coordination with NAM (which it acquired in 2009) and with STB Asset. These products invest in bonds, stocks and REITs, among others. The available types of investment include diversified investments in global bonds and stocks, as well as investments in special markets, industry sectors or funds of funds. STB Asset received the Mixed Asset Fund First Prize in the Investment Trusts/Aggregate Category of the R&I Fund Award in 2010 for two consecutive years. NAM received 2010 Mercer MPA (Japan) Awards for outstanding investment performance of its Japan Enhanced Index Strategy.

Discretionary Investment Management Products. STB offers its asset management expertise to retail clients through discretionary investment management products: “Sumishin SMA” and “Sumishin Fund Wrap.” Sumishin SMA is a savings account coupled with discretionary investment services. Sumishin SMA primarily invests in domestic and foreign investment trusts. Sumishin Fund Wrap makes available ten varieties of investment plans tailored to each client’s risk tolerance level.

Private Banking. In addition to offering “Sumishin SMA” and “Sumishin Fund Wrap,” STB assigns a full-time relationship manager to each private banking client. These relationship managers help the clients in various areas, including asset management, business restructuring or disposition, and estate planning. STB’s private banking service also includes nonfinancial assistance, such as artwork appraisal and health and medical support.

Will Trust and Estate Settlement Services. The rapidly aging population in Japan has generated various inheritance issues and demand for solutions. In response, STB offers will trust service through which the professional staff creates, stores and executes the client’s will. STB also offers estate settlement services to advise clients on property succession and related procedures. In addition, in an estate planning service, STB advises on the legal, financial and tax aspects of the clients’ estate prior to his or her death and prepares for smooth future succession.

Second Life Support Service. In order to support retail clients’ retirement life, STB offers special plans each of which combines time deposits of various maturity periods or combines investment trust products with time deposits with favorable interest. STB supports retiree-clients through regular distribution of tax and pension-related information and sponsorship of various asset management seminars and a membership-based informational service called the “Trust Generation Club.”

Insurance. STB offers variable annuity insurance, single premium whole life insurance and fire insurance. STB also advises on retirement planning, estate planning and asset management.

The following subsidiaries of STB operate as part of its Retail Financial Services Business:

Sumishin Card Company, Limited. Sumishin Card Company operates as a credit card company of STB and is a member of the VJA group (formerly, the Visa Japan group). Sumishin Card Company has 153 thousand cardholders as of March 31, 2010, and provides credit cards and various unsecured loans to retail clients of STB.

Sumishin Guaranty Company Limited. Sumishin Guaranty conducts guaranty operations for STB’s retail loans including STB’s housing and card loans. The principal operations of Sumishin Guaranty are guaranty services for STB’s housing loan clients.

STB Wealth Partners Co., Limited. STB Wealth operates as a consulting company for STB’s private banking clients on matters including inheritance, business disposition and asset valuation.

Wholesale Financial Services Business

Wholesale Financial Services Business covers a wide range of clients including corporations, financial institutions and nonprofit organizations. In addition to providing bilateral corporate loans and deposit facilities, STB also provides the products and services listed below:

Real Estate Nonrecourse Loans. A real estate nonrecourse loan means financing real estate acquisition by means of a special purpose company, or SPC. The loan itself is repaid exclusively from the cash flow originating from the real estate (such as rental income) or the proceeds on its sale. The real estate nonrecourse loans contribute to STB’s operations under the Real Estate Business, which carries out real estate securitization projects.

Syndicated Loans. A syndicated loan is a scheme by which an arranger, or lead bank, organizes a syndicate consisting of several financial institutions that jointly supply funds to the borrower under the same conditions. STB engages in composing syndicated loans in areas such as real estate nonrecourse loans and buyout finance. STB also securitizes its loan assets in the credit loan market.

Project Finance. Project finance is the long-term financing of infrastructure and industrial projects based upon the projected cash flows of the project and limits its collateral to that project’s assets. STB engages in project finance to support various long-term projects including wind power generation and other new energy businesses.

Buyout Finance. Buyout finance primarily involves providing acquisition capital for private equity funds that seek to acquire businesses or corporate assets. STB arranges buyout finance to assist the clients with sale of non-core businesses or subsidiaries as part of corporate reorganization or taking listed corporations private.

Credit Investment. STB’s credit investment portfolio consists of receivables and financial instruments (such as loans and traded securities), with an aim to strike an optimal balance between the return and the credit risk of the borrowers and the financial instrument issuer. STB invests in corporate bonds, syndicated loans and various ABSs. STB also invests in domestic and foreign private equity funds as part of its credit investment operation.

Asset Securitization. Asset securitization refers to the process of acquiring loans, accounts receivable, real estate or other assets and combining them into a pool so that investors may buy interests in the pool rather than in the individual assets. Securitization allows original owners of the assets to raise funds from investors, who in return enjoy cash flow generated from the assets. For a further discussion on securitization related to real estate, see “—Real Estate Business.”

Assets can be securitized by the trust method or the SPC method. The trust method involves entrusting assets to a trustee and allowing investors to obtain the rights to cash flows accruing from those assets. The SPC method involves transfer of assets to a corporate vehicle, which in turn would issue bonds collateralized by those assets. STB developed accounts receivable trusts in 1991.

M&A Advisory. STB advises on business reorganization, disposal of noncore asset or business, business acquisitions, corporate revitalization pursuant to the Civil Rehabilitation Law of Japan and MBOs. STB’s M&A Advisory clients represent a wide range of industries including the manufacturing, distribution, finance and service sectors. STB utilizes its skills and know-how related to pension plans and real estate within the group where needed in the context of its M&A advisory service.

Consulting for Corporate Clients. STB provides consulting services for corporate clients in connection with their plans to restructure their business, or where the owners of privately held businesses seek to dispose of their equity ownership, management rights or both. STB also advises on anti-takeover measures, intragroup corporate reorganization, financing techniques and capital policies based on various client needs or in response to changes in accounting standards.

Stock Transfer Agency. As an agent of record for listed companies, STB completed the transition from the paper stock certificate system to the electronic stock certificate system in January 2009. STB’s transfer agency service system processes clerical tasks ranging from managing stockholder lists, performing dividend calculations, purchasing odd lots of stock and distributing materials in connection with general shareholders’ meetings.

The corporate clients for which STB acts as a stock transfer agent often turn to STB to consult on various corporate and legal matters. In response, STB has reinforced its consultation capability by placing legal experts at an office in each of Tokyo and Osaka. The legal consulting service assists with preparation and implementation of shareholders’ meetings and also advises on anti-takeover measures and other corporate matters.

The following subsidiaries of STB operate as part of its Wholesale Financial Services Business:

Sumishin Panasonic Financial Services Co., Ltd. Sumishin Panasonic is a joint venture company of STB and Panasonic Corporation, one of the largest electronic product manufacturers in the world. Sumishin Panasonic offers general finance leasing, installment loans and credit cards, among others.

Sumishin Real Estate Loan & Finance Ltd. Sumishin Real Estate Loan & Finance is a housing loan company. Sumishin Real Estate Loan & Finance utilizes STB’s real estate-related information network and other resources to address clients’ needs. In September 2010, Sumishin Real Estate Loan & Finance assumed the small and medium-sized real estate-secured business and other businesses of First Credit Corporation through a business transfer to become a core company within STB’s real estate-secured finance business.

Japan TA Solution, Ltd. Japan TA carries out system development, system operation and data processing for stock transfer agencies. STB holds an 80% equity interest in Japan TA. The remaining 20% equity interest is held by Japan Securities Agents, Ltd.

Global Markets Business

The Global Markets Business of STB primarily consists of a market-operation business and client business. The market-operation business in turn consists of: (i) treasury operations whereby STB performs market environment analysis, market risk measurement and hedging operations in order to control market risks with a view to realizing stable earnings company-wide; and (ii) proprietary operations whereby STB invests its own funds in a wide variety of assets including bonds, stocks, credit, real estate and commodities.

As part of client business, STB acts as a market maker in foreign exchange and interest rates. This market-making operation is the basis for the creation of structured products offered by STB. STB closely works with the wholesale and retail client service teams to provide those products to clients. Another line of operation under the client business is risk consulting for corporate clients. Fully leveraging the risk management know-how and technologies developed by STB, STB advises clients on how to manage the interest rate, foreign currency and other risks to which they are exposed. In that process, STB sells financial products to meet their hedging needs.

Real Estate Business

STB has focused on real estate as a core business since its establishment over 80 years ago. The licensed real estate appraisers, professional architects and other professionals of STB work with STB’s subsidiaries and affiliates. Sumishin Realty collaborates with STB’s retail operation on real estate brokerage and housing loans. STB Research operates as a corporate think tank focused on real estate market and real estate finance; the institute evaluates property risk and advises on investment strategy for STB and STB’s corporate clients. STB Real Estate established in November 2005, manages funds which invest in real estate securitization of offices, commercial and residential buildings and logistics facilities.

In December 2005, STB formed the Ecoland-Fund as the industry’s first soil contamination improvement fund. In the J-REIT area, STB jointly formed Top REIT, Inc. with Nippon Steel City Produce, Inc. and Oji Real Estate Co., Ltd. In March 2006, STB listed Top REIT on the Tokyo Stock Exchange. To enlarge STB’s real estate client base, STB executed a business alliance with AXA Real Estate Investment Managers in 2009 through joint formation of a Japanese real estate investment fund.

The Real Estate Business can be classified into three broad categories of operations: real estate transactions (including brokerage, securitization and consulting), real estate investment management and advisory services (including REITs and private real estate fund investment), and real estate infrastructure services (including real estate trusts and appraisal services).

Real Estate Transaction Services

Real Estate Brokerage. In the commercial real estate brokerage business, STB acts as an intermediary for lease, purchase and sale of office and condominium sites, factories, distribution center sites, commercial facilities and hotels. For retail clients, Sumishin Realty offers similar brokerage services while dealing with small and medium-size commercial properties.

Real Estate Securitization-Related Business. STB has long engaged in the real estate securitization business. STB’s operation in this regard offers a one-stop solution. STB identifies client needs in real estate securitization, evaluates real estate properties, and structures and arranges the securitization scheme tailored to the individual circumstances of each case. STB helps clients raise funds, both equity and debt portions, by soliciting investor interests. In addition, STB manages the underlying real estate properties on behalf of its clients during the life of the arrangement.

Consulting on Effective Use of Real Estate and in Construction. STB consults corporate clients on ways to improve the economic utility of real estate. By offering architectural consulting, STB also helps clients enhance their financial and operational efficiency.

Real Estate Investment & Advisory Services

STB seeks to develop its real estate investment management capability that utilizes STB’s information network and real estate know-how. This line of business consists of the sale and management of real estate investment products and advisory services.

The volume of entrusted assets for STB Real Estate increased steadily, recording ¥237 billion on a Japanese GAAP basis as of March 31, 2010. STB Real Estate also provides advisory services to investors.

Real estate clients with STB also have access to the information, analysis and advice from STB Research, STB’s real estate think tank.

Real Estate Infrastructure Services

Real Estate-Related Trust Operations. To adequately address the demand for proper management of real estate properties that are securitized, STB is working to streamline the information and accounting systems relating to real estate trust operations. Such efforts by STB are represented by implementation of the real estate total management system, or SMART, which provides corporate clients with online access to operating and accounting information on their respective real estate interest on a daily basis.

Real Estate Appraisal Operations. The need for real estate appraisal services is increasing because of various industry and regulatory developments, including management integration, accounting changes, real estate securitization and corporate real estate strategies, which purport to increase corporate value through optimal use of real estate. STB responds to a broad range of appraisal needs in connection with purchasing, selling, leasing, inheriting or creating a lien on real property.

The following subsidiaries of STB operate as part of its Real Estate Business:

Sumishin Realty Company, Limited. Sumishin Realty provides real estate brokerage services for residential, investment and commercial properties. Sumishin Realty works with STB in the Retail Financial Services Business and the Real Estate Business in connection with housing loan and brokerage services. As of March 31, 2010, Sumishin Realty has 58 offices in Japan.

STB Research Institute Co., Ltd. STB Research is a research and consulting institution focused on real estate market and real estate finance. The consulting service includes evaluation of risks of individual property and formulation of investment strategy. STB Research also provides consulting services as a third-party evaluator of real estate investment.

STB Real Estate Investment Management Co., Ltd. STB Real Estate is an investment consulting company specializing in real estate securitization. In addition to operating core funds that invest in office buildings and commercial facilities, STB Real Estate provides wide-ranging investment opportunities for logistics facilities and development funds.

Fiduciary Services Business

STB’s Fiduciary Services Business consists of pension trust, investment management and securities processing services. As of March 31, 2010, the Fiduciary Services Business had ¥39.6 trillion in assets under management on a Japanese GAAP consolidated basis, while the total value of entrusted assets reached ¥79.3 trillion on a Japanese GAAP nonconsolidated basis. Having acquired NAM in 2009, STB plans to further expand its business in this segment in the Asia-Pacific and other regions through acquisitions, organic growth or other means.

Pension Trust

Pension Plan Designing. STB helps corporate clients set up and modify their corporate pension systems tailored to their management strategy and financial and human resource needs. In this process, STB also mediates between the employees and the management and negotiates with government and regulatory authorities as necessary.

In addition to defined benefit corporate pension plans, Japanese companies are increasingly adopting defined contribution pension plans. Successful introduction of a defined contribution pension plan requires adequate administrative support and effective investment education for the beneficiaries. STB has set up an exclusive call center and an internet website dedicated to provide an electronic forum for administrative calculation and benefit simulation. STB also offers practical investment seminars on post-retirement life planning.

Asset Management. Based on the needs and clearly defined asset management strategies, STB offers asset management products that consist of both products developed in-house and products available from other financial institutions.

STB’s asset management approach is to seek to maximize the portfolio performance while reducing risks through diversified exposure to stocks and bonds, as well as alternative investments including hedge funds, managed futures, private equity and real estate securitization products.

Management of Subscribers and Beneficiaries. Through JPOS, a company jointly established in December 2004 by STB and Mizuho Trust, STB provides administrative services including corporate pension plan administration, subscriber and beneficiary record-keeping administration and pension benefit payments. JPOS combines the human resources and know-how of STB and Mizuho Trust to deliver prompt and effective administrative services.

Others. In addition to corporate pension plans, STB offers various liability assessment services based on retirement benefit accounting standards. STB also offers retirement benefit trust services whereby corporate clients entrust their securities to STB for management for the benefit of their employees and retirees.

Investment Management

STB’s investment management operation manages entrusted assets and provides investment advisory service to corporate and retail clients. In particular, STB focuses on providing corporate clients with pension trusts and other asset management services.

For retail clients, STB primarily offers mutual funds managed by NAM and STB Asset. STB acquired NAM from Nikko Citi Holdings and another shareholder in 2009 as a strategic decision to tap retail clients in the Fiduciary Services Business that had traditionally relied on private and public pension funds for their client base. Mutual funds managed by NAM and STB Asset are distributed through the branch network of STB, the Japan Post Office and other Japanese financial institutions.

According to a 2009 survey conducted by Toward the Infinite World, Inc., an investment research company based in Japan, and e-Associates Inc., an IR-consulting firm based in Japan, STB ranked first in the buy-side analyst quality. STB’s pension trust operation consists of various asset management products and consulting services. STB actively teams up with third parties in order to offer new real estate fund or hedge fund products. For example, STB agreed with FRM Holdings Limited, the holding company of Financial Risk Management Limited, a prominent fund of a hedge funds company based in the United Kingdom, to cooperate on the sale of hedge fund products in Japan. This strategic relationship has been in place since August 2005. As of March 31, 2010, the balance of entrusted assets in alternative investments reached ¥1,080 billion on a Japanese GAAP basis.

Securities Processing Services

Through its securities processing services, STB stores securities in which the clients have invested and also assists with settling trades, collecting interest and dividend payments, producing client-use reports on the custody and storage status of securities and securities lending. STB provides much of its securities custody services through JTSB, which is a trust bank established jointly by STB, CMTH and Resona Bank, to specialize in securities processing services. JTSB provides securities processing services while maintaining assets under custody of ¥182.3 trillion as of March 31, 2010 on a Japanese GAAP basis.

STB provides institutional investors and other clients with global custody services through subsidiaries in the United States and Luxembourg in connection with the clients’ investment in North America, South America, Europe, Asia, Oceania, Middle East, Africa and other markets. Featuring a highly detailed Japanese-language service, the global custody service facilitates overseas security investments by Japanese investors.

The following subsidiaries and affiliates of STB operate as part of its Fiduciary Services Business:

Japan Pension Operation Service, Ltd. JPOS handles administrative services related to corporate pension plans. The services include membership management, pension benefit payments, system development and system operation. Jointly established with Mizuho Trust, JPOS is an equity method affiliate of STB.

Japan Trustee Services Bank, Ltd. JTSB is a trust bank and conducts securities processing services, asset servicing in pension trusts and stock mutual funds. JTSB is an equity-method affiliate of STB. One-third of the shares of JTSB are owned by each of STB, CMTH and Resona Bank.

Nikko Asset Management Co., Ltd. NAM has assets under management of ¥10.4 trillion as of March 31, 2010 on a Japanese GAAP basis. NAM’s institutional equity styles include actively managed strategies, as well as enhanced index and quantitative approaches. NAM also manages various fixed income strategies and alternative investment strategies. NAM distributes its investment trust products through more than 90% of the regional banks in Japan and is a material provider of investment trusts to Japan Post Bank.

STB Asset Management Co., Ltd. STB Asset has assets under management of ¥1.5 trillion as of March 31, 2010 on a Japanese GAAP basis. It provides investment management and investment advisory services. STB Asset offers active and passive management of domestic and foreign stocks and bonds, alternative investments including REITs, absolute return products and balanced funds.

Sumitomo Trust and Banking Co. (U.S.A.) and Sumitomo Trust and Banking (Luxembourg) S.A. These two companies provide global custody services. The two companies offer foreign securities settlement and processing services primarily for institutional investors that invest directly in the world’s securities markets.

Other Group Company

SBI Sumishin Net Bank, Ltd. SBI Sumishin Net Bank is an internet bank established jointly with SBI group in September 2007. SBI group is a wholly owned subsidiary of SBI SECURITIES Co. Ltd. which is a major internet securities company in Japan with over 2 million accounts as of March 31, 2010. SBI Sumishin Net Bank provides yen deposit accounts with 24-hour per day online access, foreign currency deposits, services linked to SBI SECURITIES accounts, housing loans and credit card loans. SBI Sumishin Net Bank is an equity-method affiliate of STB.

Risk Management

STB categorizes risks faced during the course of its business operations into credit risk, market risk, operational risk, and liquidity risk. For a fuller discussion of STB’s risk management, including STB’s policies and process regarding capital management in accordance with applicable regulations, see Note 4 to STB’s consolidated financial statements contained elsewhere in this prospectus.

The Board of Directors formulates policies and plans concerning the management of overall risks that are faced by STB, and disseminates the policies and plans throughout STB, as well as vests authority to relevant functions within STB. The Board has established the Executive Committee and other sub-committees (such as the Credit Risk Committee, Asset-Liability Management Committee, or ALM Committee, and Compliance Committee) as bodies to deliberate and decide on matters relating to specific business strategies, risk management and operations. In addition, the Executive Committee sets rules and provisions regarding the identification, assessment, monitoring, control and mitigation of risks in line with the policies set out by the Board of Directors. The Executive Committee also develops frameworks to put the policies into practice.

The Corporate Risk Management Department, which is the middle office independent of the various departments, performs the groupwide coordination function for risk management. In addition, the Corporate Risk Management Department is also responsible for the monitoring of credit, liquidity and market risks of STB, and reports directly to the Credit Risk Committee, ALM Committee, Executive Committee, and the Board of Directors, as appropriate. In addition, to manage operational risks, the Corporate Risk Management Department is supported by various departments who are primarily responsible for the monitoring and analysis of risks and the planning and promotion of appropriate risk management frameworks. These departments and the sub-category of operational risks that they relate to are disclosed in the section for operational risks.

The risk management related departments are responsible for accurate recognition and continuous assessment, appropriate management and administration of risks, as well as integrity of the compliance (observance of relevant laws and regulations) frameworks, as independent departments. Among them, the Corporate Risk Management Department has the company-wide coordination function for risk management for comprehensive management of various risks. Each risk category has a risk management related department in charge, which undertakes the monitoring and analysis of risks and the planning and promotion of appropriate risk management frameworks. The front-office departments execute transactions and operations with the purpose of increasing revenues, while also supervising the accompanying planning, examining, or engaging in administrative management. In accordance with the policies and plans set out by the Board of Directors, front office departments engage in operational administration aimed at ensuring the effectiveness of risk management, such as implementing appropriate controls that reflect the scale and characteristics of risks. The Internal Audit Department prepares the necessary framework to implement effective internal auditing. Reporting directly to the President and chief executive officer, or CEO, the Internal Audit Department assesses and verifies the status of all activities as an independent department.

The following chart represents STB’s risk measurement and reporting structure as of March 31, 2010:

Note:	Statutory auditors are appointed pursuant to the Companies Act to monitor the performance of directors, and are different from the public accounting firm acting as the independent external auditor.

Credit Risk

Credit risk is the risk of financial loss to STB if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from STB’s loans and advances to customers and other banks and investments in debt securities. STB manages credit risk considering and consolidating major elements of credit risk exposure such as individual obligor default risk, country and sector risk.

The basic policy of STB’s credit risk management focuses on maintaining a diversified credit portfolio to mitigate credit concentration risks and enforcing strict credit management for individual credits. For the former, STB mitigates credit concentration risks by managing, on a sector-by-sector and country-by-country basis, the diversification of the overall credit portfolio, including large borrowers. For the latter, STB manages individual credits through the operation of credit screening, self-assessment and internal credit ratings.

STB also sets credit limits which represent the maximum credit exposures that STB is willing to assume for each obligor and each country. In addition, credit approval authorities are assigned to individuals depending on their qualifications and for certain transactions exceeding certain amounts, ratification by the Credit Risk Committee is required as part of the approval process.

STB has established a credit risk management framework under which various organizations and departments are closely organized for mutual support and effective checks and balances. Relevant organizations and departments assume their respective roles based on the credit strategies and credit risk management plans formulated by the Board of Directors.

An integral part of the credit approval and portfolio management process is a detailed credit screening on the credit status of obligors and the possibility of defaults of every individual transaction.

STB uses an internal evaluation methodology that combines a statistical quantitative model and qualitative assessment based on certain criteria such as financial standing, cash position and profit-earning capacity of the obligors. Based on the results of the evaluation, ratings from 1 through 10 are assigned to a wide range of obligors, from all corporate clients, including banks, to project finance (loan for a particular project, to be repaid with the cash flows of that project with no, or limited, recourse to the borrower’s other assets) and other structured finance transactions. The credit ratings also serve as the basis for the credit risk calculation using the Internal Ratings-Based Approach, or IRB Approach, of the Basel II framework.

In addition, Japanese banks are required to categorize obligors into the groups based on their financial condition and other factors and then to classify loans and off-balance sheet instruments against obligors, taking into consideration the risk of collection and risk of impairment. This categorization and classification process is usually referred to as the self-assessment procedures which are conducted in conjunction with the credit rating system.

STB quantifies the credit risk amount to ascertain the potential impact of losses based on the results of credit ratings and self-assessment that STB is likely to incur from credit events over the coming year.

Liquidity Risk

Liquidity risk is the risk that STB will encounter difficulty in meeting obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. This can arise owing to maturity mismatches between investment and funding and/or an unexpected outflow of funds (funding risk).

STB’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities as and when they fall due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to STB’s reputation.

Funding risk is managed on a daily basis by setting an upper limit on the daily funding gap. Daily checks are also conducted to ascertain if future funding gaps, including planned investment amounts, can be covered by assets easily convertible into cash and funds to be raised from the market.

In addition, regular liquidity stress tests which assume stress unique to STB and overall market stress, and based on various scenarios covering “normal conditions” to “times of emergency” are also conducted to ensure that STB has sufficient liquid assets to meet its financial obligation even under a “worst-case” scenario.

The ALM Committee, assisted by the Treasury Unit, Global Markets Department, is responsible for the management of liquidity risks at STB level. The Corporate Risk Management Department (middle office) separately monitors these liquidity risks and their reports cover the liquidity positions of STB, operating subsidiaries and foreign branches and are prepared and reviewed on a daily basis. Periodic reports are also submitted to the ALM Committee, Executive Committee and the Board of Directors.

Market Risk

Market risk is the risk that changes in market prices, such as interest rates, equity prices and foreign exchange rates and credit spreads will affect STB’s income or the value of its holdings of financial assets. STB’s basic policy for the management of market risks is to proactively take risks within the allowable range and appropriately manage them in a manner that will maximize returns. For discussion of quantitative and qualitative disclosures about market risk, see “STB Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Credit, Market and Other Risks.”

Operational Risk

Operational risk is the risk of losses arising from inappropriate business processes, activities of officers/employees and computer systems, as well as external incidents. Operational risks include business processing risk, information security risk, compliance risk, human resource risk, event risk and reputational risk. STB’s objective in operational risk management is to prevent such risk from occurring and mitigate STB’s financial losses and damage to its reputation.

STB continuously carries out activities to enhance the staff’s administrative capabilities and the quality of their services. Through training and the constant development of various rules and regulations and their strict implementation, STB aims to enhance the prevention and awareness of operational risks. It is STB’s basic policy to build the internal risk management framework and strengthen its operation so that STB is able to respond promptly and contain damage to a minimum if, by any chance, an accident does indeed occur. Further, operational risk is managed as part of STB’s integrated risk management approach, and is also quantified as part of the required capital under Basel II.

From the viewpoint of building an effective operational risk management framework, STB has developed a framework for the management of operational risks in six subcategories:

(1)	Business processing risk managed by Operations Process Planning Department and Personnel Department.

The risk of incurring losses arising from executives or employees neglecting to engage in proper business activities, or other incidents such as accident or fraud is managed by Operations Process Planning Department, except for internal fraud which is managed by Personnel Department.

(2)	Information security risk managed by IT & Business Process Planning Department.

The risk of incurring losses, owing to factors such as improper management of information of clients and the company, system failure or improper management of system development projects.

(3)	Compliance risk managed by Legal and Compliance Department.

The risk of incurring losses for reasons such as penalties, claims or lawsuits arising from failure to comply with laws and regulations in Japan and abroad.

(4)	Human resource risk managed by Personnel Department.

The risk of incurring losses due to issues such as unequal or unfair management of personnel (including issues related to compensation, benefits and release from employment), and harassment.

(5)	Event risk managed by Corporate Administration Department.

The risk of incurring losses arising from extraordinary situations such as natural disasters, war and criminal offenses.

(6)	Reputational risk managed by Corporate Risk Management Department.

The risk of incurring losses due to a possible major impact on business as a result of deterioration in reputation for STB, owing to reasons such as mass media reports, rumors or speculation.

The Board of Directors and Executive Committee determine key matters pertaining to operational risk management activities (Operational Risk Management Plan). The Operational Risk Management Committee coordinates the management of respective risk categories among the respective responsible departments. Each responsible department is in charge of collecting and assessing various data related to the specific risk categories, and is also responsible for issuing instructions to each business unit. In addition, the Internal Audit Department conducts periodic reviews of the adequacy and operating effectiveness of the risk management framework.

The results of the internal audit reviews are discussed with the management of the business unit to which they relate, with summaries submitted to senior management of STB, including the Board of Directors.

STB has also put in place a framework to collect and analyze reports on operational accidents for STB as a whole. The Corporate Risk Management Department who is responsible for the comprehensive management of operational risk and coordination of activities of other risk management related departments, will also implement measures to prevent the recurrence of similar accidents.

In addition, on a periodical basis, each business unit:

•	conducts a self-risk assessment;

•	identifies operational risks in each operation in the form of scenarios;

•	estimates the amount and frequency of losses that may arise in each scenario (a situation that could have an impact on the management of STB); and

•	evaluates the extent of the impact.

Based on the results thereof, each department formulates appropriate risk management plans and risk management measures regarding scenarios whose impact it estimates to be large, and follows up on the implementation of those measures.

Additionally, based on the internal loss data collected through operational accident reports and risk assessment results, STB calculates the amount of operational risk on a semiannual basis using the Monte Carlo simulation method, which estimates the maximum value of losses that could arise during a given period. The operational risk amount thus calculated is distributed to each business unit and is utilized for internal management purposes, such as the risk quantity plan and corporate profit goal. The status of the occurrence of operational accidents, the results of risk assessments, risk quantity and other reports are submitted to the Executive Committee and the Board of Directors on a periodic basis.

Organizational Structure

The following table represents STB’s main subsidiaries and affiliates.

	(As of September 30, 2010, except as noted below)
		STB Group
		Ownership (Group
	Country of	Companies’
Name	Incorporation	Ownership)	Main Business

The Sumishin Shinko Company Limited	Japan	100%	Building Management
Sumishin Guaranty Company Limited	Japan	100%	Loan Guaranty
The Sumitomo Trust Finance (H.K.) Limited	Hong Kong	100%	Finance
First Credit Corporation(1)	Japan	100%	Loan
Sumitomo Trust and Banking (Luxembourg) S.A.	Luxembourg	100%	Trust, Finance and Securities
STB Wealth Partners Co., Limited	Japan	100%	Consulting
Sumishin Real Estate Loan & Finance, Ltd.(1)	Japan	100%	Loan
Sumishin Business Service Company, Limited	Japan	100%	Back-office Support and Temporary Staffing
STB Finance Cayman Limited	Cayman	100%	Finance
Sumitomo Trust and Banking Co. (U.S.A.)	U.S.A.	100%	Finance and Trust
STB Consulting (China) Co., Ltd.	China	100%	Consulting
STB Real Estate Investment Management Co., Ltd.	Japan	100%	Investment Advisory and Investment Management
STB Preferred Capital 2 (Cayman) Limited	Cayman	100%	Finance
STB Business Partners Co., Ltd.	Japan	100% (15%)	Human Resources related Service
STB Preferred Capital 3 (Cayman) Limited	Cayman	100%	Finance
STB Preferred Capital 4 (Cayman) Limited	Cayman	100%	Finance
STB Preferred Capital 5 (Cayman) Limited	Cayman	100%	Finance

	(As of September 30, 2010, except as noted below)
		STB Group
		Ownership (Group
	Country of	Companies’
Name	Incorporation	Ownership)	Main Business

Nikko Asset Management Co., Ltd.	Japan	98.59%	Investment Management and Investment Advisory
Japan TA Solution, Ltd.	Japan	80%	Information Processing and Computing
STB Omega Investment Limited	Cayman	75%	Finance
Sumishin Panasonic Financial Services Co., Ltd.	Japan	84.90%	Lease, Installment Sales Broker, Credit Card
Sumishin Card Company, Limited	Japan	95% (45%)	Credit Card
STB Investment Corporation	Japan	100% (60%)	Venture Capital
Sumishin Information Service Company Limited	Japan	100% (65%)	Information Processing and Computing
STB Asset Management Co., Ltd.	Japan	100% (70%)	Investment Management and Investment Advisory
STB Research Institute Co., Ltd.	Japan	100% (70.16%)	Research, Consulting and Investment Advisory
Sumishin Realty Company, Limited	Japan	100% (95%)	Real Estate Broker
SBI Sumishin Net Bank, Ltd.(2)	Japan	50%	Banking
Japan Pension Operation Service, Ltd.(2)	Japan	50%	Calculation of Pension Benefit
BUSINEXT CORPORATION(2)	Japan	40%	Loan
Sumishin Life Card Company, Limited(2)	Japan	40%	Credit Card
Top REIT Asset Management Co., Ltd.(2)	Japan	38%	Investment Institution Asset Management
HR One Corporation(2)	Japan	35.90%	Human Resources related Service
Japan Trustee Services Bank, Ltd.(2)	Japan	33.33%	Trust and Banking
Fresco Asset Funding Corporation	Cayman	0%	Finance
Crecer Asset Funding Corporation	Cayman	0%	Finance
Nanjin Trust & Investment Corporation	China	19.99%	Collection of Claim, Liquidation

(1)	On September 30, 2010, First Credit Corporation transferred its small and medium-sized real estate-secured loan business and other businesses to Life Housing, and Life Housing changed its trade name to Sumishin Real Estate Loan & Finance. After the business transfer, the dissolution of First Credit Corporation was approved at its shareholder’s meeting.

(2)	This company is accounted for by the equity method.

Property and Equipment

STB owns real estate properties either for use in its operations. STB leases some of its office space in Japan. Its head office is located in Osaka.

STB owns or leases the space for all of its branches and other facilities. The following table shows the net carrying amount of STB’s tangible fixed assets as of March 31, 2010.

STB considers its office and other facilities to be well maintained and adequate for current requirements.

As of March 31, 2010
(Billions of yen)

Land and Buildings	¥110
Equipment and others	41

Total	¥151

Employees

As of September 30, 2010, STB had 10,481 employees, on a consolidated basis, including locally hired overseas staff but excluding contract employees and temporary staff, compared with 9,993 as of September 30, 2009.

Most of STB’s employees are members of Sumitomo Trust & Banking Employees’ Union, which negotiates with STB concerning remuneration and working conditions. STB considers its labor relations to be good.

Legal Proceedings

STB is not a party to any material pending legal proceedings other than routine litigation incidental to its business. These litigation cases are in the early stages of the legal process and the amount of losses cannot be reasonably estimated. However, based on currently available information, STB is of the view that these litigation cases, both individually and collectively, are not reasonably likely to have a material adverse effect on its consolidated results of operations, financial position or liquidity.

THE JAPANESE BANKING AND TRUST BANKING INDUSTRY

The Japanese Banking System

The Japanese banking system is broadly divided into three groups: a central bank, public financial institutions and private-sector banking institutions. The BOJ is the Japanese central bank and has responsibility for the regulation of currency, the control and facilitation of credit and finance and the maintenance and development of the credit system. See “Supervision and Regulation—Japan—The Bank of Japan.” There are a number of public financial institutions, such as the Development Bank of Japan and the Japan Finance Corporation, which have been organized in order to provide funding for specific matters and to supplement the activities of private-sector banking institutions. Their funds are provided mainly from government sources.

According to FSA classifications, as of August 2010 unless otherwise specified, private-sector banking institutions in Japan consisted of:

•	185 ordinary banks, of which there are 5 city banks, 106 regional banks (of which there were 63 regional banks which were members of Regional Banks Association of Japan as of May 2010, 42 regional banks which were members of the Second Association of Regional Banks as of March 2010, and one other regional bank), 58 foreign banks with operations in Japan as of October 2010 and 16 other banks, including internet banks and specialty banks; and

•	18 trust banks.

City banks are distinguished from regional banks on the basis of head office location as well as the size and scope of their operations and are generally considered to be the largest and most influential group of banks in Japan. These banks are based in either Tokyo or Osaka, and operate nationwide through networks of branch offices. City banks, unlike regional banks, have strong links with large corporate clients, including the major industrial companies in Japan. However, due to deregulation and other competitive factors, city banks have placed increasing emphasis on other markets, including SMEs, retail banking, international operations and, more recently, investment banking and related services. In recent years, almost all of the city banks have consolidated or merged with other city banks and, in some cases, with trust banks or long-term credit banks. Some of this bank integration was achieved through the use of bank holding companies. See “Supervision and Regulation—Japan—Bank Holding Companies.” According to the FSA, as of July 1, 2010, there were 16 bank holding companies in Japan.

The regional banks generally tend to be much smaller in terms of total assets than the city banks. Generally, each regional bank is based in one of the Japanese prefectures and may extend its operations into neighboring prefectures. Their clients are mostly regional enterprises and local public utilities, although the regional banks also lend to large corporations.

Foreign banks operating banking businesses in Japan are subject to a statutory framework similar to the Japanese domestic bank regulations. Their funds come principally from their overseas head offices or other branches.

Other banks have emerged in recent years, including internet banks such as The Japan Net Bank, Limited, Rakuten Bank, Ltd., Sony Bank, Inc. and SBI Sumishin Net Bank. Internet banks generally do not operate stand-alone branches; they enter into agreements with city banks, regional banks, convenience stores and supermarkets to grant their accountholders access to established ATM networks.

Trust banks, such as Chuo Mitsui, Chuo Mitsui Asset and STB, provide various trust products and services, including money trusts, pension trusts and investment trusts, and offer other services, including real estate services, stock transfer agency services and testamentary services, as well as retail and commercial banking services.

Apart from banking institutions, some other private-sector financial institutions in Japan, including agricultural and marine cooperative financial institutions, credit associations and credit unions, are mainly engaged in making loans to small businesses and individuals.

Another distinctive element of the Japanese banking system is the role of the postal savings system, which Japan Post Bank took over from Japan Post. Postal savings deposits for Japan Post Bank are gathered through the network of post offices throughout Japan operated by Japan Post Network Co., Ltd. Japan Post Bank offers various types of deposits through these post offices. As of March 31, 2010 the balance of deposits held by Japan Post Bank was approximately ¥175.8 trillion.

In 2005, the Diet adopted legislation to privatize postal services, including postal savings. In 2007, Japan Post was thus reorganized into a holding company with four operating companies, including the Japan Post Bank. The shares of the newly established bank were originally planned to be sold by the holding company and the privatization was originally planned to be completed by 2017. However, in December 2009, the privatization plan was suspended, and the Japanese government is currently considering legislation, which, if enacted, will double to ¥20 million the amount of deposits Japan Post Bank can accept from an individual depositor, permit Japan Post Bank to more easily enter new businesses and require the government to retain more than one-third of the voting rights in Japan Post Holdings Co., Ltd. and require Japan Post Holdings to retain more than one-third of the voting rights in Japan Post Bank.

The Japanese government has recently started to privatize or eliminate other government financial institutions. In 2007, the Government Housing Loan Corporation was abolished and the Japan Housing Finance Agency was incorporated. In addition, in 2008, a number of government financial institutions were reorganized into stock corporations or organizations funded by local public organizations, including, among others, the Japan Finance Corporation for the Municipal Enterprises, the Central Cooperative Bank for Commerce and Industry, the Development Bank of Japan, National Life Finance Corp., the Japan Bank for International Cooperation, the Agriculture, Forestry and Fisheries Finance Corp. and the Japan Finance Corporation for Small and Medium Enterprise.

Competition in the Japanese banking system is expected to increase owing to industry consolidation, possible privatization of government financial institutions, ongoing deregulation, the efforts to diversify sources of income by Japanese financial institutions and the expanded presence of foreign institutions and investors.

The Trust Banking Industry

The trust banking industry in Japan is principally regulated by the Trust Law, the Trust Business Law and the Concurrent Operations Law, in addition to the Banking Act. The Trust Law and the Trust Business Law were first enacted in 1922 and imposed regulations on the trust industry, defined the activities in which trust companies (later, trust banks) could engage, and limited the conduct of trust activities to chartered trust companies having a sound financial base and meeting certain other regulatory requirements. As part of an effort to mobilize national savings during World War II, the Concurrent Operations Law was passed, authorizing banks to engage in trust activities, in addition to their banking activities, through the acquisition of, or merger with, existing trust companies. As a result, by the end of the war, most of Japan’s trust companies had been merged into commercial banks, and only seven trust companies remained.

The former Securities and Exchange Law, enacted in 1948, prohibited trust companies from underwriting and brokering securities, which had been important businesses for trust companies. Partially to alleviate the negative impact of these new prohibitions on the profits of the trust companies, all remaining trust companies were subsequently chartered as banks under the Banking Act and were authorized to engage in trust activities pursuant to the Concurrent Operations Law. As a result, trust activities in Japan were conducted only by trust banks, which were allowed under the Concurrent Operations Law to engage in trust banking activities as well as banking activities.

To support postwar reconstruction, Japan developed a system of specialized financial institutions. Following the introduction of loan trusts pursuant to the Loan Trust Law, trust banks developed into specialized institutions whose primary function was to use loan trusts and other consumer savings vehicles as sources of long-term financing for industrial concerns. As part of the government’s policy of specialization of financial institutions, those banks not engaged primarily in trust banking activities were required to terminate their trust activities. Consequently, regional banks closed their trust departments and some of the city banks transferred their trust operations to newly established trust banks and, with the exception of one city bank, trust banks became the only entities engaged in trust activities.

Trust banks continued to function as part of Japan’s system of specialized financial institutions until the early 1990s. Between the immediate postwar period and the 1990s, however, Japan’s trust banks gradually broadened the scope of their business activities, entering new businesses such as stock transfer agency services, tax-qualified pension trusts, employees’ pension fund trusts, property formation benefit trusts and charitable trusts.

As a result of the Financial System Reform Law, which came into effect in 1993, trust banks are permitted to engage in certain securities activities through their subsidiaries and certain financial institutions are permitted to engage in trust banking activities, either directly or through their subsidiaries.

Financial institutions, such as banks and securities firms, are permitted to engage in certain trust banking activities through the following methods:

•	Establishment of a trust bank subsidiary. A subsidiary established by a financial institution is permitted to engage in trust banking activities. To establish a trust bank subsidiary, a financial institution must obtain authorization from the FSA Commissioner to establish a bank subsidiary under the Banking Act and to permit the newly established bank subsidiary to engage in trust banking activities under the Concurrent Operations Law.

•	Direct engagement in the trust banking business by the financial institution itself. Since 2002, banks and other financial institutions and the Norinchukin Bank (the central bank for agricultural, forestry and fishery cooperatives) have been permitted to engage directly in trust banking activities, subject to prior authorization by the Commissioner of the FSA under the Concurrent Operations Law.

•	Agency business. Financial institutions may engage in certain trust banking activities as a trust agency of trust banks. Prior to an amendment to the Trust Business Law that became effective in 2004, trust banks could not appoint a trust agency to undertake trust banking activities without first obtaining authorization from the Commissioner of the FSA. Following the amendment to the Trust Business Law, financial institutions that register with the Commissioner of the FSA may execute on behalf of trust banks as a trust agency.

Continuing deregulation of the trust banking industry has gradually broadened the scope of the trust banking activities that financial institutions are permitted to undertake through the methods described above. The trust banking activities that are permitted to be undertaken only by certain trust banks, and not by other financial institutions, are now considerably more limited and include:

•	real estate brokerage; and

•	certain real estate trusts for the purpose of disposing of real estate.

In 2004, the Trust Business Law was substantially amended to further develop and facilitate new entries into the trust business. The effects of the amendment include, among others:

•	abolition of limitations on the kinds of assets that may be entrusted; and

•	relaxation of requirements applicable to entities authorized to engage in certain trust activities.

As a result of the abolition of limitations on the types of assets that may be entrusted, various kinds of assets, including intellectual property rights, may be entrusted as trust assets, generating new business opportunities in the trust banking industry in Japan. The relaxation of requirements for entities authorized to engage in certain trust activities may lead to entities other than financial institutions entering into the trust business. The amendment also relaxed regulations applicable to the trust agency business so that only registration with the FSA Commissioner is required for an entity, including a financial institution, to commence trust agency business activities. As the result of a related amendment to the Concurrent Operations Law, authorization from the FSA Commissioner is no longer required in order to establish or abolish a trust agency.

In 2006, a new Trust Law (Law No. 108 of 2006) was promulgated, and the new Trust Law and the related amendments to the Trust Business Law came into effect in 2007. The new Trust Law contained amendments which included, among others, the introduction of new types of trusts, such as trusts issuing certificate of beneficiary interest, limited liability trusts, purpose trusts and declaration of trusts, and a realignment of provisions regarding the liability of trustees and the rights of beneficiaries. These amendments were generally designed to allow more flexible arrangements and to enhance the availability and usage of trust arrangements. The related amendments to the Trust Business Law were enacted principally to effect the introduction of such new types of trusts.

Trust bank subsidiaries of foreign banks have been doing business in Japan since 1985. There are no legal restrictions preventing these entities from engaging in the same activities as other trust banks.

SUPERVISION AND REGULATION

Japan

Pursuant to the Banking Act, the FSA has the authority in Japan to supervise banks, bank holding companies and banks’ principal shareholders (defined as shareholders of a bank having 20% (or 15% in certain cases) or more of the voting rights of a bank). In addition, the BOJ has supervisory authority over banks in Japan based primarily on its contractual agreements and transactions with Japanese banks. Only companies licensed by the Prime Minister are defined as banks under the Banking Act, and a license may only be granted to a joint-stock corporation (kabushiki kaisha) with paid-up capital of ¥2 billion or more. An approval by the Prime Minister is required to become or establish a bank holding company that must be a joint-stock corporation.

For trust banks, the FSA also has the authority to supervise them with respect to their trust business under the Concurrent Operations Law. Approval from the FSA is required under the Concurrent Operations Law for a bank to engage in the trust business.

Banks which are authorized to engage in certain limited categories of financial instruments business are required to be registered with the FSA under the FIEA. Those banks are subject to supervision by the FSA with respect to the authorized financial instruments business.

The Financial Services Agency

The Prime Minister has supervisory authority over banks in Japan, which is generally delegated to the FSA commissioner except for matters prescribed by cabinet order. The Minister for Financial Services has the power to direct the FSA and to support the Prime Minister.

The FSA’s authority over banks and bank holding companies under the Banking Act includes approving: becoming a principal shareholder of banks; reductions in capital of banks; changes of corporate name; the establishment or closure of overseas offices of banks; establishment or acquisition of certain subsidiaries; mergers, corporate splits or business transfers; and dissolution or discontinuation of business by existing banks.

The FSA may request the submission of reports or other materials from a bank and/or its bank holding company, and make inquiries to, or inspect books and documents or other objects of, the bank and/or the bank holding company, if necessary in order to secure the sound and appropriate operation of the business of a bank.

The FSA may order a bank or bank holding company to suspend its or its subsidiary’s business as a bank or to remove its directors or may revoke a bank license or an approval of a bank holding company if the bank or bank holding company violates laws or regulations or its articles of incorporation, or commits acts contrary to public policy and, in the case of a bank in financial difficulty, may direct the bank to hold certain property in Japan for the protection of depositors and issue other orders as it may deem necessary.

Under the prompt corrective action, or PCA, system, the FSA may take corrective actions if necessary to ensure the sound and appropriate management of the business of a bank. These actions include requiring a bank or bank holding company to formulate and implement business improvement plans requiring it to decrease its assets or take other specific actions, and issuing an order suspending all or part of its business operations.

A prompt warning system was introduced in 2002 to enable the FSA to take precautionary measures to maintain and promote the sound operations of a bank even before that bank becomes subject to the PCA system. These measures require a bank to reform profitability, credit risk management, stability and cash flow management.

Under the Concurrent Operations Law, the FSA may order a bank engaged in the trust business to suspend its business or may revoke an approval if such bank violates laws and regulations or commits acts contrary to public policy. The FSA may also take corrective actions, including issuing an order to suspend all or part of a bank’s trust business, if necessary to ensure the sound and appropriate management of a trust business.

Under the FIEA, the FSA may order a registered financial institution to suspend its authorized financial instruments business or incidental business or may revoke a registration in certain prescribed cases, including cases where a registered financial institution violates laws and regulations or where it commits a wrongful or unjust act and the circumstances are especially serious. If any director of the institution is involved in such cases, the FSA may order the registered financial institution to remove such director. The FSA also has the power to order a registered financial institution to take corrective measures if necessary and appropriate for public policy and investor protection in connection with management of the institution’s business.

The Bank of Japan

The BOJ is the central bank of Japan and serves as the principal instrument for the execution of Japan’s monetary policy. The BOJ implements monetary policy mainly by adjusting its discount rate, conducting open market operations and imposing deposit reserve requirements. Banks in Japan maintain deposits with the BOJ and rely substantially upon obtaining borrowings from, and rediscounting bills with, the BOJ. Moreover, all banks in Japan maintain current accounts under agreements with the BOJ pursuant to which the BOJ is entitled to supervise, examine and audit the banks. The BOJ’s supervisory functions enable it to seek to execute monetary policy effectively, while the FSA’s supervisory practices aim to maintain the sound operations of banks in Japan and promote the security of depositors.

Inspection of Banks

The Banking Act authorizes the FSA to inspect banks and bank holding companies in Japan at any time with any frequency. Inspections are conducted by officials from the FSA’s Inspection Department. The FSA monitors the financial soundness of banks and the status and performance of their control systems for business activities by evaluating banks’ systems of self-assessment, auditing their accounts and reviewing their compliance with laws and regulations. Bank inspection is performed pursuant to the FSA’s Financial Inspection Manual, which emphasizes the need for bank self-assessment rather than assessment based on the advice of the government authority and risk management by each bank instead of a mere assessment of assets. FSA inspections emphasize dialogue between inspectors and financial institutions and enhanced verification of risk management and compliance systems. The framework also introduces a financial inspection ratings system, which provides inspection results in the form of graded evaluations intended to offer an incentive for management action as well as an indication of the FSA’s subsequent regulatory stance with respect to the financial institution in terms of, among other things, frequency and scope of inspections. Currently, the FSA takes the “better regulation” approach in its financial regulation and supervision. This consists of four pillars: optimal combination of rules-based and principles-based supervisory approaches; timely recognition of priority issues and effective response; encouraging voluntary efforts by financial institutions and placing greater emphasis on providing them with incentives; and improving the transparency and predictability of regulatory actions in pursuit of improvement of the quality of financial regulation and supervision.

The SESC examines banks’ business activities in connection with their financial instruments, in accordance with the FIEA.

BOJ examinations are normally conducted once every few years, and involve such matters as examining asset quality, risk management and reliability of operations. Through these examinations, the BOJ seeks to identify problems at an early stage and give corrective guidance where necessary.

In addition, the Ministry of Finance conducts examinations of banks in relation to foreign exchange transactions under the Foreign Exchange and Foreign Trade Act. Such examinations generally are conducted once every few years.

Capital Adequacy

The FSA’s capital adequacy guidelines closely follow the Basel Committee risk-adjusted approach and are intended to further strengthen the soundness and stability of Japanese banks. Under the risk-adjusted capital framework of the FSA’s capital adequacy guidelines, balance sheet assets and off-balance sheet exposures are assessed according to broad categories of relative risk, based primarily on the credit risk of the counterparty, country transfer risk and the risk in relation to the category of transactions.

In relation to capital, the FSA’s capital adequacy guidelines are in accord with the Bank for International Settlements standards for a target minimum standard risk-adjusted capital ratio of 8% (at least half of which must consist of core capital (Tier I), or a risk-adjusted core capital ratio of 4%) on both a consolidated and nonconsolidated basis for banks with overseas branches or bank subsidiaries, or on a consolidated basis for bank holding companies with overseas branches or bank subsidiaries. The FSA’s capital adequacy guidelines place considerable emphasis on tangible common stockholders’ equity as the core element of the capital base, with appropriate recognition of other components of capital.

Capital is classified into three tiers, referred to as Tier I, Tier II and Tier III. Tier I capital generally consists of components of shareholders’ equity, including common stock, preferred stock, capital surplus, retained earnings (which includes deferred tax assets) and minority interests. However, recorded goodwill and other items, such as treasury stock and unrealized losses on investment securities classified as securities available for sale under Japanese GAAP, net of any taxes, are deducted from Tier I capital. At least 50% of the minimum total capital requirements must be maintained in the form of Tier I capital. Tier II capital generally consists of:

•	The amount (up to a maximum of 0.6% of credit risk-weighted assets) by which eligible reserves for credit losses exceed expected losses in the IRB Approach, and general reserves for credit losses, subject to a limit of 1.25% of modified risk-weighted assets determined by the partial use of the standardized approach, or SA (including a phased rollout of the IRB Approach);

•	45% of the unrealized gains on investment securities classified as securities available for sale under Japanese GAAP;

•	45% of land revaluation excess;

•	the balance of perpetual subordinated debt; and

•	the balance of subordinated term debt with an original maturity of over five years and preferred stock with a maturity up to 50% of Tier I capital.

Tier III capital generally consists of short-term subordinated debt with an original maturity of at least two years and which is subject to a “lock-in” provision, which stipulates that neither interest nor principal may be paid if such payment would cause the bank’s overall capital amount to be less than its minimum capital requirement.

Banks and bank holding companies are required to measure and apply capital charges in respect of their market risks in addition to their credit risks. Market risk is defined as the risk of losses in on-and off-balance sheet positions arising from movements in market prices. The risks subject to this requirement are:

•	the risks pertaining to interest rate-related instruments and equities in the trading book; and

•	foreign exchange risk and commodities risk throughout the bank.

Japanese banks without overseas branches or bank subsidiaries and their bank holding companies are subject to Japanese capital adequacy requirements that are similar to those discussed above, except that those banks and holding companies are required to have a minimum capital adequacy ratio of 4%, at least half of which must consist of Tier I capital, and are not required to apply capital charges to their market risks.

Under FSA guidelines, the amount of net deferred tax assets that can be recorded without diminishing the Tier I capital of major Japanese banks and their holding companies, including CMTH, Chuo Mitsui and STB, is limited to 20% of the level of their Tier I capital.

In 2004, the Basel Committee announced the Basel II amended rules with respect to minimum capital requirements, including amended risk weight calculations, the inclusion of operational risk and the introduction of internal rating systems, supervisory review and market discipline through effective disclosure. The amendments adopt variable risk weights according to the credit rating given to the obligor of the risk assets. The better the credit rating of an obligor, the lower is the risk weight applicable to the risk assets owed by it. The amended rules also require financial institutions to establish an internal risk management system, to make thorough disclosure of relevant information and to establish an appropriate reserve against operational risk. These rules took effect in Japan in 2007, except for the introduction of the advanced IRB approach and the advanced measurement approach, which took effect in 2008. These amendments did not change the minimum capital ratio of 8% applicable to banks with overseas branches or bank subsidiaries nor the minimum capital ratio of 4% applicable to banks without overseas branches or bank subsidiaries.

In addition to the new methods for risk-weighting and requirements to measure and establish reserves for operational risk, the new FSA capital adequacy guidelines also require Japanese banks and bank holding companies to expand their disclosure of capital ratio data. The expanded disclosure obligations require banks and bank holding companies to include detailed disclosure in their annual and semiannual Japanese language disclosure reports (disclosure shi). The required disclosure includes detailed information regarding the risk-weighting calculations and operational risk measurement calculations underlying their capital ratio data. Under the Banking Act and its related regulations, banks and bank holding companies are required to publish their annual disclosure reports within four months of the end of the most recent annual fiscal period and to publish semiannual disclosure reports within four months of the end of the most recent interim fiscal period.

If a Japanese bank, bank holding company or other financial institution fails to maintain the required risk-adjusted capital ratios, under the PCA system, the FSA may, depending upon the extent of capital deterioration of an institution, take corrective action, including requiring the institution to formulate and implement reform measures, decrease assets or take other specific actions or suspend all or part of its business operations.

In July 2009, the Basel Committee approved a package of measures to strengthen the rules governing trading book capital and to enhance the Basel II framework. With certain adjustments made in June 2010, the new rules are scheduled to take effect by the end of 2011.

In December 2009, the Basel Committee announced a package of proposals to strengthen global capital and liquidity regulations with the goal of promoting a more resilient banking sector. The proposals cover the following key areas:

•	raising the quality, consistency and transparency of the capital base through methods such as raising the quality of the Tier I capital base and harmonizing other elements of the capital structure;

•	strengthening the risk coverage of the capital framework;

•	introducing a leverage ratio as a supplementary measure to the Basel II risk-based framework with a view to migrating to a minimum capital requirements treatment based on appropriate review and calibration;

•	introducing a series of measures to promote the build-up of capital buffers in good times that can be drawn upon in periods of stress; and

•	introducing a global minimum liquidity standard for internationally active banks that includes a 30-day liquidity coverage ratio requirement underpinned by a longer-term structural liquidity ratio.

In July 2010, the Group of Central Bank Governors and Heads of Supervision, the oversight body of the Basel Committee reached a broad agreement on the overall design of the capital and liquidity reform package and made a series of amendments to the December 2009 proposals. Included in the agreement are:

•	Revisions to the proposal on Tier I capital requirements. The amended proposal would allow financial institutions limited recognition of mortgage servicing rights, deferred tax assets and significant investments in the common shares of unconsolidated financial institutions when calculating the common equity component of Tier I capital.

•	The introduction of a minimum Tier I Leverage Ratio of 3%, subject to a “parallel run” period from 2013 to 2017, with the goal of issuing a final effective calibration of the leverage ratio in 2018.

•	A consultative paper outlining the creation of a countercyclical capital buffer that would impose an add-on buffer to Tier I capital requirements during times of excessive credit growth. The proposal would require financial institutions to meet the additional requirement within 12 months of the announcement of buffer add-on decisions, or be restricted from paying distributions on earnings. Regulators would impose the additional buffer during periods in which the ratio of private sector credit to GDP deviates significantly from the historical trend.

In September 2010, the Group of Central Bank Governors and Heads of Supervision announced new standards of the increased capital requirements and transition arrangements which include the following:

•	The minimum common equity requirement will be increased from 2% to 4.5%.

•	Banks will be required to hold a capital conservation buffer of 2.5% to withstand future periods of stress bringing the total common equity requirements to 7%.

•	The minimum Tier 1 capital requirement will be increased from 4% to 6%.

•	A countercyclical buffer within a range of 0% to 2.5% of common equity or other fully loss absorbing capital will be implemented according to national circumstances.

•	The minimum total capital requirement will remain at 8%, but will be increased to 10.5% with the above capital conservation buffer.

•	The above mentioned new capital requirements will be phased in between January 1, 2013 and January 1, 2019.

The Basel Committee announced that it remained committed to adopting final proposals by the end of 2010 and implementing many of the proposals by the end of 2012. Some proposals, such as the Leverage Ratio and Net Stable Funding Ratio guidelines are planned to undergo a phase-in and observation period before their effective application in 2018.

The Basel Committee and the FSB are also developing an integrated approach to systemically important financial institutions which could include combinations of capital surcharges, contingent capital and bail-in debt.

It is likely that the FSA will change its capital adequacy guidelines to reflect any changes made by the Basel Committee.

Public Money Injection and Rationalization Plan

The Law Concerning Emergency Measures for Stabilization of Financial Functions (Law No. 5 of 1998) and its successor, the Law Concerning Emergency Measures for Early Rehabilitation of Financial Functions (Law No. 143 of 1998) were enacted in 1998. The purpose of the laws was to prevent the failure of financial institutions by promoting the prompt disposition of bad debts and to provide measures for strengthening the capital structure of financial institutions. To achieve these goals, both laws provided that, in addition to its normal operations, the Resolution and Collection Bank (which has since been merged into the RCC) could purchase preferred stock or subordinated debts issued by, or extend a subordinated loan to, financial institutions. Such actions are subject to governmental approval and each financial institution applying for this type of injection of public funds is required to submit a business revitalization plan. In the business revitalization plan, the financial institution must set forth specific remedial measures it will take to restructure its management. A report verifying the result of the undertakings pursuant to the business revitalization plan must be submitted to the supervisory authority semiannually until such securities or loans have been fully redeemed or repaid. If there is considerable discrepancy between the business revitalization plan and actual performance, the FSA may take administrative action, including the imposition of a partial business suspension order under the Banking Law. Injections of public funds into financial institutions, including the former The Chuo Trust and Banking and The Mitsui Trust and Banking have occurred twice: in 1998 and 1999.

In 1999, the Financial Rehabilitation Committee announced its policies (which were subsequently clarified by the FSA in 2001 and in 2004) concerning the administrative actions to be taken to ensure the fulfillment of the rationalization plan. Among other administrative actions stated in such policies, the FSA stated that it will consider issuing a business improvement administrative order requiring the subject bank to submit and implement a business improvement plan that indicates concrete measures for achieving the targets and implementing those measures when:

•	the targeted ratio of banking profit to shareholders’ equity, or the targeted net income of the bank in the rationalization plan, and the actual result differ by 30% or more and the creditability of the bank in the market is deteriorating; or

•	the targeted ratio of banking profit to shareholders’ equity, or the targeted net income of the bank in the rationalization plan, and the actual result differ by 70% or more.

In 2003, the FSA issued guidelines (which were later amended in that year) concerning the governance of banks into which public funds were injected. In these guidelines, the FSA referred to the policies concerning the administrative actions to be taken to ensure the fulfillment of the business revitalization plan stated above and also stated that it will consider issuing a business improvement administrative order requiring the subject bank to submit and implement a plan that includes measures such as the retirement of the representative director, clarification of responsibility each officer owns, revision of the compensation system and cessation of payment of bonuses to the officers. Such guidelines also state the conditions under which the Japanese government may convert preferred stock of banks or bank holding companies that it owns into common stock for the purposes of enhancing the corporate governance of such banks or bank holding companies. Among the considerations under which it may do so under those guidelines is the nonpayment of dividends on those preferred stocks for two consecutive years, or nonpayment for one year only if followed by a partial payment of preferred dividends for the second year.

In 2005, the FSA announced that the disposal of preferred stock and other forms of publicly held securities should be profitable, considering the taxpayers’ interest, but noted that disposals would generally be made at the request of the issuing financial institution in accordance with and in respect of the financial institution’s capital policy. Later the same day as the FSA announcement, the DIC announced a further revision to its previously announced policy, declaring that, while disposal of preferred stock or other publicly held securities is basically made upon the request of the issuing financial institution in line with the financial institution’s capital policy, it will base decisions to voluntarily dispose of preferred stock or other forms of publicly held securities on the following criteria and upon consultation with the relevant financial institution:

•	whether the disposal will be profitable and advantageous (in the case of preferred stock, the disposal will be deemed profitable when the market price of the common stock is approximately 150% or more of the conversion price of the preferred stock for about 30 consecutive trading days);

•	whether the disposal will adversely affect the market due to the method or size of repayment or will otherwise impair the financial system; and

•	whether the disposal will impair the bank’s or bank holding company’s business soundness.

Disclosure

Under the Banking Act, banks and bank holding companies must disclose their nonperforming and underperforming loans (consolidated and nonconsolidated) as risk-monitored loans. Risk-monitored loans are classified into four categories: bankrupt loans, nonaccrual loans, loans past due three months or more and restructured loans. Banks and bank holding companies are required to prepare disclosure documents about their business and properties that include the amount of risk-monitored loans and keep them at its business office and make them available for public inspection. Banks and bank holding companies must disclose their financial statements on an annual basis. The financial statements consist of a balance sheet and income statement and explanatory documents regarding business and asset conditions, each prepared under the Banking Act both on a nonconsolidated and consolidated basis.

Independent of the Banking Act disclosure regulations, the Act Concerning Emergency Measures for the Revitalization of the Financial Functions requires banks to disclose loans and “other problem assets.” Assets are classified into four categories — claims under bankruptcy and virtual bankruptcy, claims under high risk, claims under close observation and normal claims — the first three of which constitute nonperforming loans. Generally, claims under bankruptcy and virtual bankruptcy correspond to the total of bankrupt loans and the lower tier of nonaccrual loans, to borrowers which are effectively bankrupt, under the Banking Act disclosure. Claims under high risk generally correspond to the higher tier portion of the nonaccrual loans, to borrowers which have the potential to become bankrupt. Claims under close observation generally correspond to the total of restructured loans and loans past due three months or more. Claims under bankruptcy and virtual bankruptcy and claims under high risk also include non-loan assets, for example securities lending, foreign exchange, accrued interest, advanced payments and customers’ liabilities for acceptances and guarantees.

Certain Legal and Accounting Restrictions Applicable to Trust Banks

Under the Concurrent Operations Law, banks and other financial institutions, as permitted by the Prime Minister, are able to conduct trust businesses.

The concurrent conduct of two separate types of business, the banking business and the trust business, regulated by two separate sets of laws — the Banking Act on one hand and the Trust Law, the Trust Business Act and the Concurrent Operations Law on the other hand — has certain legal and accounting consequences. These consequences include the following:

•	under the Trust Law, assets accepted in trust by a trust bank must be segregated in the accounts of such trust bank from its other assets. Accordingly, trust banks maintain two sets of records, the “banking account,” which gives details of its banking business, and the “trust account” which gives details of its trust business;

•	a trust bank’s published audited financial statements reflect its banking account only; and

•	trust account assets are not available to depositors or other creditors of a trust bank, including long-term lenders.

Trust banks guarantee the principal of loan trusts and certain types of money trusts. The resulting contingent liability in relation to such guarantee is disclosed in the notes to the financial statements of the trust bank relating to its banking account.

Self-Assessment and Reserves

The PCA system requires financial institutions to establish self-assessment programs. Financial institutions, including CMTH, are required to analyze their assets giving due consideration to accounting principles and other applicable rules and to classify their assets into various categories taking into account the likelihood of repayment and the risk of impairment. These classifications will determine whether an addition to or reduction in allowances or write-offs is necessary.

The Japan Institute of Certified Public Accountants issued guidelines for accounting practices for Japanese banks in 1997. Pursuant to these guidelines, based on the outcome of each financial institution’s self-assessment, substantially all of a bank’s loans and other claims on customers are to be analyzed by classifying obligors into five categories:

•	normal borrowers;

•	caution borrowers;

•	possible bankruptcy borrowers;

•	virtual bankruptcy borrowers; and

•	legal bankruptcy borrowers.

The allowances for possible loan losses are then calculated based on these obligor categories. In connection with the implementation of the PCA system, the Ministry of Finance issued guidelines for its examination of bank assets. These guidelines require banks to classify their assets not only by the five categories of obligor described above but also by four categories of asset quality. CMTH and STB have adopted their own internal guidelines for self-assessment which conform to such guidelines currently in effect and comply with the requirements of the PCA system.

Based on the Accounting Standards for Banks issued by the Japanese Bankers Association, banks, for statutory purposes, establish three categories of reserves: a general reserve; a specific reserve; and a reserve for specific overseas loan losses.

The general reserve is a fixed fraction of the total of certain outstanding loans at each balance sheet date. For Japanese taxation purposes, the amount credited to the general reserve is recognized as an expense and will generally be treated as a tax-deductible reserve, if it is not more than the amount based on the average loan loss ratio for previous fiscal years. The specific reserve is established for specific loans, the repayment of which is considered materially doubtful, in amounts equal to the amounts of expected losses on such loans. The reserve for specific overseas loan losses is for possible losses on loans to certain countries that are classified as restructuring countries.

The self-assessment rule for the credit quality of the assets of financial institutions as well as the PCA system, permit CMTH and STB to establish reserves for its loan portfolio based on its assessment of the probability of loss.

The FSA’s Financial Inspection Manual provides guidelines for the inspection of financial institutions, including credit-risk management and the standards for write-offs and reserves. The Financial Inspection Manual itself does not have the force of law, but FSA inspections of banks are based on the manual. Based on an inspection, the FSA may exercise its authority under the Banking Act to suspend or terminate a bank’s banking business.

The FSA issues non-binding guidelines to clarify its interpretation and enforcement policies of the Banking Act and related regulations. It also discloses the results of its investigations of banks and other financial companies.

Credit Limit

The Banking Act restricts the aggregate amount of loans, guarantees and capital investments to any single customer in order to avoid excessive concentration of credit risks and promote fair and extensive use of bank credit. An ordinary bank’s aggregate exposure to any single customer is limited by the Banking Act and the related cabinet order. The limits applicable to a bank holding company and bank with respect to their aggregate lending to any single customer or customer group are established by a cabinet order and by the Banking Act. The current limits are 25% of the total qualifying capital of the bank holding company or bank and its subsidiaries and affiliates with respect to a single customer, and 40% of the total qualifying capital of the bank holding company or bank and its subsidiaries and affiliates with respect to a customer group.

Deposit Insurance System

In 1971, the Deposit Insurance Act was enacted in order to protect depositors when financial institutions fail to meet their obligations. The DIC was established to implement the law and is supervised by the Prime Minister and the Minister of Finance. Subject to limited exceptions, the Prime Minister’s authority is delegated to the FSA Commissioner.

Since April 2010, the DIC receives annual insurance premiums from insured banks equivalent to 0.107% of deposits that bear no interest, are redeemable upon demand and are used by depositors primarily for payment and settlement purposes, and 0.082% of other deposits. Premiums held by the DIC may be either deposited at financial institutions or used to purchase marketable securities. The insurance money may be paid out in case of a suspension of repayments of deposits, banking license revocation, dissolution or bankruptcy of a bank. Payouts are generally limited to a maximum of ¥10 million of principal amount together with any interest accrued with respect to each depositor. Since 2005, only non-interest bearing deposits that are redeemable upon demand and used by depositors primarily for payment and settlement functions are protected in full.

City banks, regional banks (including member banks of the second association of regional banks), long-term credit banks, trust banks, credit associations, credit cooperatives and labor banks participate in the deposit insurance system on a compulsory basis.

Resolution of Failed Financial Institutions

Amendments to the Deposit Insurance Act effective in 2001 created a permanent system for resolving failed financial institutions.

General Framework of Resolution Procedure

The basic method of resolution for a failed financial institution under the Deposit Insurance Act is cessation of the business by paying insurance money to the depositors up to the principal amount of ¥10 million plus accrued interest per depositor, the so-called “pay-off,” or transfer of the business to another financial institution with financial “aid provided within the cost of pay-off.” Under the Deposit Insurance Law, transfer of the business is regarded as the primary method. In order to effect a prompt transfer of the business, the following framework has been established.

•	A Financial Reorganization Administrator will be appointed by the FSA Commissioner and will take control of the management and assets of the failed financial institution. An administrator is expected to efficiently search for a financial institution that will succeed the business of such failed institution.

•	In the case where no successor financial institution can be immediately found, a “bridge bank” will be established by the DIC for the purpose of the temporary maintenance and continuation of the failed financial institution’s operations, and the bridge bank will seek to transfer the failed financial institution’s assets to another financial institution or dissolve the failed financial institution.

•	In order to facilitate or encourage a financial institution to succeed a failed business, the DIC may provide financial aid to enhance the successor financial institution’s capital after succession or to indemnify any loss incurred by such succession.

Addressing Potential Financial Crises

Where it is anticipated that the failure of a financial institution operating in Japan may cause an extremely grave problem in maintaining financial order in Japan or in another region where such financial institution is operating, the following exceptional measures may be taken after consultation with the Conference for Financial Crisis Countermeasures.

•	The DIC may subscribe to the shares or other instruments issued by the relevant financial institution and require such institution to submit to the DIC a plan to regain sound management.

•	If such financial institution fails, financial aid exceeding the cost for pay-off may be available to such institution.

•	In the case where the failed institution is a bank and the problem above cannot be avoided by the measure mentioned in the second bullet above, the DIC may acquire all of the shares of such bank.

In order to fund the above-mentioned activities, the DIC may borrow from financial institutions or issue bonds which may be guaranteed by the government.

Resolution and Collection Corporation

The RCC was established in 1999 as a wholly owned subsidiary of the DIC through the merger of the Housing Loan Administration Corporation, which had managed mortgages assigned from jusen (housing loan) corporations, and the Resolution and Collection Bank, which had collected loan receivables assigned from failed financial institutions. The RCC is permitted to purchase under-performing loan receivables not only from failed financial institutions but also from healthy financial institutions in order to improve the creditworthiness of the Japanese financial system. The RCC also specializes in the purchase and collection of under-performing loan receivables. The DIC provides guarantees to the RCC to finance the RCC’s business and to compensate the RCC for losses it incurs.

The RCC holds 30.20% of CMTH’s common stock owing to the Japanese government’s injection of public funds into the predecessor banks of Chuo Mitsui.

Restriction on Aggregate Shareholdings by a Bank

The Act Concerning Restriction on Shareholdings by Banks requires Japanese banks and their qualified subsidiaries to limit the aggregate market value (excluding any unrealized gains) of their holdings of equity securities issued by listed companies to an amount equal to 100% of their consolidated Tier I capital, with adjustments, in order to reduce exposure to stock price fluctuations.

For the purposes of the above requirement, a bank’s “holdings of equity securities” is defined as the sum of:

•	the amount of equity securities owned by the bank and its consolidated subsidiaries; and

•	the product of the amount of equity securities owned by the bank’s nonconsolidated subsidiaries, multiplied by the bank’s minority interests in the nonconsolidated subsidiaries’ profits and losses calculated according to the equity method, divided by the total amount of those profits and losses.

Bank Holding Companies

Under the Banking Act, a bank holding company is prohibited from carrying out businesses other than administrating the businesses of its subsidiaries and matters incidental to such businesses. A bank holding company may have any of the following as a subsidiary: a bank, a company specialized in securities business, an insurance company and a foreign subsidiary that is engaged in the banking, securities or insurance business. In addition, a bank holding company may have as a subsidiary any company that is engaged in a finance-related business, such as a credit card company, a leasing company or an investment management company. Certain companies that are designated by ministerial ordinance as those that cultivate new business fields may also become the subsidiary of a bank holding company.

The Anti-Monopoly Act provision which prohibits banks from holding more than 5% of voting rights of other companies does not apply to bank holding companies. However, the Banking Act prohibits a bank holding company and its subsidiary, on an aggregated basis, from holding more than 15% of the voting rights of certain types of companies which are not permitted to become subsidiaries of bank holding companies.

Examination and Reporting Applicable to Shareholders of Banks

Under the Banking Act, a person who desires to hold 20% (in some exceptional cases, 15%) or more of the voting rights of a bank is required to obtain advance approval of the FSA Commissioner. In addition, the FSA may request the submission of reports or materials from, or may conduct an inspection of, any principal shareholder who holds 20% (or, in some exceptional cases, 15%) or more of the voting rights of a bank if the FSA deems the action necessary in order to secure the sound and appropriate operation of the business of the bank. Under limited circumstances, the FSA may order the principal shareholder to take such measures as the FSA deems necessary.

Furthermore, any person who becomes a holder of more than 5% of the voting rights of a bank holding company or a bank must report the ownership of the voting rights to the director of the relevant local finance bureau within five business days. This requirement is separate from the significant shareholdings report required under the FIEA. In addition, a similar report must be made in respect of any subsequent change of 1% or more in any previously reported holding or in respect of any change in material matters set out in reports previously filed, with some exceptions. If the description contained in the report is inappropriate in any material respect, the FSA may request the submission of a report or other materials from, or may conduct an inspection of, the holder of the voting rights.

Special Measures Act Concerning Facilitation of Reorganization by Financial Institutions, Etc.

Under the Special Measures Act Concerning Facilitation of Reorganization by Financial Institutions, Etc. :

•	for one year after the merger or transfer of the entire business of a financial institution the maximum amount to be covered by the deposit insurance will be ¥10 million multiplied by the number of parties to the merger or business transfer; and

•	a financial institution will be entitled to enjoy the benefit of certain simplified procedures for the forms of reorganization.

The Financial Instruments and Exchange Act

In 2007, legislation became effective which replaced the Securities and Exchange Act with the FIEA and amended other financial laws to broaden and strengthen investor protection and reduce trading costs through deregulation and the elimination and easing of certain excessive regulatory restrictions.

The regime under the FIEA includes the following:

•	the development of comprehensive and cross-sectoral regulations covering a wide range of financial instruments;

•	the enhancement of corporate disclosure, requiring listed companies to file quarterly reports, audited internal control reports assessing the effectiveness of internal control structures for financial reporting, and confirmation of the content of annual reports;

•	the expansion of the duties of financial institutions to provide customers with detailed disclosure regarding the financial products that they offer and other measures to protect investors; and

•	the easing of regulations through flexible application depending on the type of investor (professional or general public).

In 2008, amendments to the FIEA and the Banking Act and related legislation, intended to strengthen the competitiveness of the financial market and the capital market of Japan, were enacted by the Diet. The amendments provide for:

•	the creation of a securities market in which only qualified investors can participate;

•	the revamp of firewall regulations between banks, securities companies and insurance companies;

•	the development of a system to manage conflicts of interest between banks, securities companies and insurance companies; and

•	the expansion of business services that banks and certain other entities can provide (for example, banks and certain other entities will be allowed to conduct investment advisory business and execute emissions trading). The amendments became effective on December 12, 2008 and on June 1, 2009.

The amendment related to firewall regulations abolished the ban on certain officers and employees from holding concurrent posts in banks, securities companies and insurance companies, and relaxed restrictions on the transfer of non-public customer information. On the other hand, the amendment related to managing conflicts of interest requires those financial institutions, including banks, to implement proper information management procedures and to develop appropriate internal systems whereby they will prevent customer interests from being unfairly harmed through trading by the financial institution or by other companies within its group. For example, a financial institution may have to create information barriers between departments and review how it executes transactions with customers.

Deregulation of the Securities Business by a Bank

Article 65 of the former Securities and Exchange Law, before the deregulation described below, was intended to clearly separate the commercial banking business from the securities business in Japan, which was defined to include dealing, brokerage, underwriting and distribution of securities. Under this law, banks could not engage in any securities business except for approved activities. Due to gradual deregulation, the former Securities and Exchange Law permitted banks to:

•	underwrite and deal in JGBs, Japanese local government bonds, Japanese government guaranteed bonds, commercial paper and certain bonds issued by special purpose companies;

•	sell beneficiary certificates of investment trusts and securities issued by an investment company; and

•	engage in listed or over-the-counter, or OTC, securities derivatives transactions, as well as in the securities intermediary business, each subject to registration with the FSA.

In addition, amendments to the FIEA, which became effective on June 1, 2009, abolished restrictions on directors and officers holding concurrent offices in banks, securities companies and insurance companies and introduced a system to manage conflicts of interest between banks, securities companies and insurance companies, among other things. See “—The Financial Instruments and Exchange Act.”

Protection of Personal Information

The Act Concerning Protection of Personal Information of Japan became fully effective in 2005. The law and related rules, regulations and guidelines impose various requirements on businesses that use databases containing personal information, such as appropriate custody of such information and restrictions on sharing of such information with third parties. The FSA may advise or order an institution to take proper action if it violates certain provisions of the law. Noncompliance with an order issued by the FSA to take necessary measures to comply with the law subjects an institution to criminal and/or administrative sanctions.

Regulation on Money Lending Business

In December 2006, the Diet passed legislation to reform regulations relating to the consumer lending business. The amendment to the Law Concerning Acceptance of Investment, Cash Deposit and Interest Rate etc. reducing the maximum permissible interest rate from 29.2% per annum to 20% per annum became effective on June 18, 2010. The amendment to the Law Concerning Lending Business abolishing the so-called “gray-zone interest,” meaning interest rates exceeding the limits stipulated by the Interest Rate Restriction Law yet permitted under certain conditions set forth in the Law Concerning Lending Business, also became effective on June 18, 2010. As a result of the reforms, all interest rates are now subject to the lower limits (15-20% per annum) imposed by the Interest Rate Restriction Law, which compelled many lending institutions, including money lending subsidiaries of CMTH and STB and equity method investees, to lower the interest rates they charge borrowers. Furthermore, new regulations, which became effective on June 18, 2010, require, among other things, money lending companies to review the repayment capability of borrowers before lending, thereby limiting the amount of loans available to individual borrowers.

In addition, the business environment for consumer finance companies in Japan has been altered in favor of borrowers, owing to recent Supreme Court of Japan decisions imposing stringent requirements for charging such gray-zone interest. Due to such changes, borrowers’ claims for reimbursement of such excess interest that they have paid to the consumer finance companies have significantly increased and are still at high levels.

Act on Sales, Etc. of Financial Products

Due to deregulatory measures in the banking and finance industry, more financial products, including highly structured and complicated products, may now be marketed to various customers. The Act on Sales, Etc. of Financial Products was enacted to better protect customers from incurring unexpected losses as a result of purchasing these financial products. Under this law, sellers of financial products have a duty to their potential customers to explain the nature and magnitude of risk involved and other important matters regarding the financial products that they sell. If a seller fails to comply with the duty, the loss in value of the purchased investment product is refutably presumed to be the amount of the customer’s loss. An amendment to this law, together with other related laws, that became effective in 2007 enlarged the scope of duty of financial services providers to inform customers of important matters related to the financial products that they offer.

Act Preventing Transfer of Profits Generated from Crime

Under the Act Preventing Transfer of Profits Generated from Crime, which addresses money laundering and terrorism concerns, financial institutions and some other entities, such as credit card companies, are required to undertake customer identification, submit suspicious transaction reports and keep records of their transactions.

Laws Concerning Protection of Depositors and Relief for Victims of Certain Types of Fraud

The Act Concerning Protection of Depositors from Illegal Withdrawals Made by Forged or Stolen Cards became effective in 2006. This law requires financial institutions to establish internal systems to prevent illegal withdrawals of deposits made using forged or stolen bank cards. The law also requires financial institutions to compensate depositors for any amount illegally withdrawn using forged or stolen bankcards, subject to conditions.

The Act Concerning Payment of Dividends for Relief of Damages from Funds in Account used in Connection with Crimes became effective in 2008. This law requires that financial institutions take appropriate measures against various crimes including the closing of accounts used in connection with fraud and other crimes. The law also requires financial institutions to make, in accordance with specified procedures, payments from funds collected from the closed accounts to victims of certain crimes.

Capital Injection and Funds-supplying Operations by the Government

In 2008, in response to the financial turmoil, amendments to the Special Measures Law for Strengthening Financial Functions and the Special Measures Law Concerning Facilitation of Reorganization by Financial Institutions, and other related legislation were enacted by the Diet in order to authorize capital contributions to financial institutions by the Japanese government. The amendments include extension to March 31, 2012 of the deadline for financial institutions to apply to the government for capital contributions, which had expired on March 31, 2008, other revisions of the government requirements associated with capital contributions intended to facilitate the financing of SMEs and amendments which permit the government to make capital contributions to credit cooperatives, credit unions and other types of cooperative financial institutions.

In December 2009, the BOJ approved a new loan program of approximately ¥10 trillion, accepting as collateral such instruments as JGBs, corporate bonds, commercial paper and loans on deeds (pooled collateral). The BOJ also injected ¥1 trillion into short-term money markets in December 2009. The BOJ continued special funds supplying operations to facilitate corporate financing through March 2010 and from April 2010 the BOJ is providing liquidity through funds-supply operations against pooled collateral.

Measures Relaxing Capital Adequacy Regulations

In response to recent financial turmoil, the FSA took several measures relaxing capital adequacy regulations including:

•	revisions which took effect in November 2008 to capital adequacy guidelines and the bank inspection manual whereby the FSA allows banks to more easily alter the terms of loans to SMEs without having to categorize those loans as “restructuring loans” on the banks’ books;

•	revisions to the capital adequacy guidelines that took effect in December 2008 under which banks with overseas branches or bank subsidiaries may opt not to deduct the approximately 60% of unrealized losses on yen-denominated JGBs and certain other securities with no credit risks that would normally reduce Tier I capital and to exclude the 45% of the unrealized gains on those securities normally included in Tier II capital and banks without overseas branches or bank subsidiaries shall not deduct the approximately 60% of unrealized losses on securities that would normally reduce Tier I capital (this measure is applied to CMTH now); and

•	revisions to the capital adequacy guidelines, which took effect in December 2008, that permit banks to reduce the risk weight of loans to SMEs in certain circumstances, and further measures introduced in March 2009 to facilitate loans to SMEs by reducing the risk weight of loans fully guaranteed by credit guarantee corporations, with government-backed guarantees, under the emergency guarantee system.

Banks’ Shareholdings Purchase Corporation, Etc.

In March 2009, in order to facilitate the disposition of shares of listed stocks held by banks while preventing adverse effects caused by sales of large amounts of shares in a short period of time, legislation restarting share purchases by the Banks’ Shareholdings Purchase Corporation of listed shares from banks and certain other financial institutions under certain conditions was enacted and became effective.

Act Concerning Temporary Measures to Facilitate Financing for SMEs, etc.

In November 2009, the Japanese Diet passed legislation entitled the Act Concerning Temporary Measures to Facilitate Financing for SMEs, etc. The legislation, which took effect on December 4, 2009, requires financial institutions, among other things, to make an effort to reduce their customers’ loan payment burden by methods such as modifying the terms of loans at the request of eligible borrowers, including SMEs and individual home loan borrowers. The legislation also requires financial institutions to internally establish a system to implement the requirements of the legislation and periodically make disclosure of and report to the relevant authority on the status of implementation. Following the legislation, in December 2009, the FSA announced that it would change its approach in inspections and shift its emphasis to facilitation of finance, while monitoring risks appropriately. These measures are effective until March 2011.

Other

Elsewhere in the world, SMTH’s operations will be subject to regulation and control by local central banks and monetary authorities.

COMPETITION

Overview

Competition has been intense since the effectiveness of The Law Amending the Relevant Laws for the Reform of the Financial System of Japan (Law No. 107 of 1998) and an amendment to the Trust Business Law that became effective in 2004.

Previously, Japan’s financial services industry was subject to an array of restrictions that served to limit competition, including foreign exchange controls, ceilings on deposit interest rates and regulations that strictly compartmentalized business sectors. However, as a result of the deregulation of the financial sector, many of these restrictions were lifted prior to 2000. In particular, deregulation largely eliminated barriers between different types of Japanese financial institutions, which now compete against one another directly or through their subsidiaries. The Law Amending the Relevant Laws for the Reform of the Financial System of Japan, reduced the barriers between the banking, securities and insurance businesses and enabled financial institutions, through their subsidiaries, to engage in businesses that they were not previously permitted to engage in.

In addition, the Trust Business Law amendment that became effective in 2004 permitted entities that register with the Prime Minister to engage in certain non-discretionary administration-type trust business activities that formerly required a license from the Prime Minister. This amendment also permitted non-financial companies to conduct a full array of trust business activities upon obtaining a license from the FSA Commissioner, whereas, as a matter of practice, non-financial companies previously were not permitted to do so. The amendment also permitted trust banks to offer certain services and products that they were previously unable to provide. Although this amendment has led to few new entries into the trust business to date, these changes and similar deregulatory measures in the future may intensify the competition CMTH and STB face in their traditional trust banking operations.

Historically, the principal competitors to CMTH and STB have been other major trust banks in Japan, such as Mitsubishi UFJ Trust and Mizuho Trust, as well as the major “city” banks. However, owing in part to the relaxation of regulations relating to Japanese financial institutions, major city banks and trust banks have integrated to form large financial groups, so called “mega bank groups”, such as MUFG, the Mizuho Financial Group and SMFG, and these mega bank groups have acquired large client bases. After the realignment of financial institutions into the mega bank groups, the major competitors to CMTH and STB vary by sector, as described below.

Savings

CMTH and STB compete against city banks and other major banks, as well as local banks and foreign-affiliated financial institutions, in attracting customer deposits. In addition, Japan Post Bank, a wholly owned subsidiary of the government-owned Japan Post Holdings, has the largest deposit base among Japanese financial institutions and is a competitor, particularly with respect to deposits and sales of investment trusts.

The Japanese government is currently considering legislation to raise the deposit limit on bank accounts at Japan Post Bank from the current ¥10 million to ¥20 million. Japan Post Bank enjoys a high level of trust among Japanese depositors, owing to the fact that it is a government owned institution, and it is likely that trust banks will be exposed to intensified competition for deposits if the government raises the deposit limit at Japan Post Bank.

Investment Products and Services for Individuals

In sales of investment trusts and annuity and other insurance products, CMTH and STB compete against various financial institutions, including city banks and other major banks, regional banks and securities companies. In 2005, post offices (now Japan Post Bank branches within post offices) started to sell investment trusts, which has further increased competition.

Housing Loans

CMTH and STB compete against city banks and other major banks, regional banks and the government-owned Japan Housing Finance Agency to provide housing loans. As part of an economic stimulus package enacted by the Japanese government, in February 2010 the Japan Housing Finance Agency became able to offer housing loans at lower interest rates than before, which further intensified the competitive environment in the housing loan market.

Real Estate Related Business

In the real estate brokerage business, CMTH and STB compete with other trust banks that are increasing their sales efforts among their city bank parents’ client bases, and with real estate companies. When securitizing real estate in Japan, it is common for the originator to entrust the real estate to trust banks in order to create trust beneficiary certificates or administer the properties, which results in trust banks having access to information relating to the properties which may be used in their real estate related business. Trust banks are key players in the commercial real estate brokerage business since they are typically chosen to perform brokerage and entrustment services, however, CMTH and STB compete against major real estate companies that focus on businesses such as developing, investing and brokering real estate.

Pension Management Business

In the pension management business, particularly in the entrusted asset management business, CMTH and STB compete with life insurers and investment advisory companies, in addition to competing with other trust banks. Life insurers and investment advisory companies are competitors because some have mid- to long-term asset management experience and capabilities comparable to that of trust banks.

Stock Transfer Agency Business

CMTH and STB compete against trust banks that belong to mega bank groups in the stock transfer agency business. Those trust banks are increasing their sales efforts among the client bases of the city banks within their mega bank groups.

CMTH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion below should be read together with CMTH’s consolidated financial statements and related notes included elsewhere in this registration statement. The discussion as of and for the years ended March 31, 2010 and 2009 is based on CMTH’s audited annual consolidated financial statements, which have been prepared in accordance with IFRS. Unless otherwise indicated, the information is presented on a consolidated basis. The discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. CMTH’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”

OVERVIEW

Operating Environment

In response to the financial crisis that began in calendar 2008, governments or central banks in major countries, including the Japanese government, have been implementing a broad array of monetary policies and other measures to stabilize the domestic and global financial markets and stimulate renewed economic growth. Owing in part to these measures, the global economy has been improving.

However, sovereign debt crises in Greece and other European countries that emerged late in calendar 2009, as well as the slowdown of the pace of economic recovery in China and other developing countries that played a leading role in recent global economic growth, has led to increased concern about the sustainability of the global economic recovery, and the outlook for the Japanese and global economies is becoming increasingly uncertain.

CMTH’s financial condition and results of operations are significantly affected by the general business environment in Japan and, to a lesser extent, other major economies. The weak economic and market conditions after the financial crisis had a negative impact on CMTH’s financial condition and results of operations in the second half of the fiscal year ended March 31, 2009, as the downturn led to impairment of financial assets, as well as a falling-off of individual clients’ demand for investment trusts and a sharp drop in real estate transactions which CMTH has been focusing on as priority business areas. Although CMTH’s financial condition and results of operations have been improving in connection with the economic recovery in the fiscal year ended March 31, 2010, CMTH’s business environment continues to be challenging owing to the uncertain Japanese and global economic environments and the instability of financial markets. In addition, the business environment for Japanese financial institutions is highly competitive. See “Competition”. Facing these challenges, CMTH’s business units in all its group companies are striving to increase profit and operating income.

Regulatory Environment

CMTH expects that its financial condition and operating results will also be significantly affected by regulatory trends. To address perceived weaknesses in financial regulation revealed by the global financial crisis, regulatory authorities in Japan and abroad are taking significant steps to enhance regulation for financial institutions. The Basel Committee and other international bodies are leading efforts to formulate regulatory enhancements, including in the area of capital regulation. These enhancements include an increase of the risk weights for resecuritization instruments and reconsideration of regulations on the trading book as well as enhancements in the quality of capital and introduction of liquidity requirements. Furthermore, a capital surcharge may be required for systemically important financial institutions. It is anticipated that the FSA will change its capital adequacy guidelines applied for Japanese domestic banks and bank holding companies including CMTH to reflect any such standards adopted by the Basel Committee.

Japanese banks are facing increased scrutiny over their credit policies relating to SMEs and residential mortgage loans. The Act Concerning Temporary Measures to Facilitate Financing for SMEs, etc., which took effect on December 4, 2009, requires financial institutions, among other things, to make an effort to reduce their customers’ burden of loan repayments by employing such methods as term modification at the request of eligible borrowers, including SMEs and individual housing loan borrowers.

On the other hand, deregulation of financial activities in Japan has accelerated over the past several years. This enables banks to offer customers an increasingly attractive and diversified range of products and services, such as pension-type insurance and securities intermediary services.

For a more detailed description of regulations to which CMTH is subject, risks associated with regulatory development and CMTH’s management policy under this environment, see “Risk Factors—Risks Related to the Japanese Banking Industry” and “Supervision and Regulation”.

Factors Affecting CMTH’s Financial Results

Income (Loss)

CMTH’s principal sources of operating income are: net interest income, net fee and commission income, net gains on financial instruments classified as held for trading, net gain on financial instruments designated at fair value through profit or loss, and net investment income. Income other than these five principal sources is included in “other operating income.”

Net Interest Income. Net interest income, or the difference between interest income and interest expenses, is a function of the amount of interest-earning assets and interest-bearing liabilities, the spread (the difference between the rate of the interest earned on average interest-earning assets and the rate of interest paid on average interest-bearing liabilities), and the general level of interest rates.

CMTH’s interest income principally comes from loans and advances to corporate and individual clients, which are extended by Chuo Mitsui based on short-term interest rates including Tokyo interbank offered rate, or the TIBOR, a short-term and a long-term prime rate, long-term fixed rates including swap rates, and other indicative rates. CMTH’s interest income also includes interest on debt securities except those categorized as financial assets held for trading and financial assets designated at fair value through profit or loss.

CMTH’s interest expense includes interest paid on deposits, dividends paid to the beneficiaries of principal-guaranteed trust products which are recorded on the consolidated statement of financial position as due to investors of trust accounts and interest paid on borrowings and other ways of funding.

It is difficult to earn a wide interest spread when interest rates are at a low level, as they currently are in Japan. When interest rates rise from extremely low levels, interest spreads at commercial banks generally increase. However, interest spreads may temporarily decrease immediately after an increase in interest rates because it may take time for banks to increase lending rates correspondingly, in contrast to their funding rates. After an adjustment period, lending rates generally also increase and banks are able to secure a wider interest spread than in a low interest rate environment. Conversely, interest spreads may temporarily increase immediately after a decrease in interest rates because it may take time for banks to correspondingly decrease lending rates, in contrast to their funding rates. After an adjustment period, lending rates generally also decrease and banks generally are not able to maintain a wide interest spread. While various factors may affect the level of net interest income, generally the loan-to-deposit interest spread increases when short-term interest rates rise, particularly in the current low interest-rate environment.

Net Fee and Commission Income. Net fee and commission income is the difference between fee and commission income and fee and commission expenses. CMTH’s fee and commission income is derived from a variety of services, including:

•	trust asset management, trust asset administration, and pension management businesses of Chuo Mitsui Asset;

•	sales of investment trusts and annuity and other insurance products to individual clients by Chuo Mitsui;

•	real estate brokerage and other real estate related businesses offered by Chuo Mitsui;

•	stock transfer agency services provided by Chuo Mitsui;

•	other services and products offered by Chuo Mitsui including testamentary services offered to individual clients as well as a variety of services provided to corporate clients such as corporate advisory services, securitization-related services, corporate bond administration services, and business matching services; and

•	services and products offered by other subsidiaries.

CMTH’s fee and commission income is generally calculated based on the volume of services or product sales. The amount of assets under trust asset management and trust asset administration changes in accordance with stock prices, bond prices and other market conditions. Individual clients’ demand for investment trusts and annuity and other insurance products as well as the transaction volume of real estate related businesses are also affected by the market environment. As a result, a substantial part of CMTH’s fee and commission income fluctuates from year to year.

CMTH’s fee and commission expenses include expenses in connection with remittances and market transactions as well as fees paid to equity-method affiliates to which CMTH outsources part of its administrative work.

Net Gains (Losses) on Financial Instruments Classified as Held for Trading. Net gains (losses) on financial instruments classified as held for trading consist mainly of realized and unrealized profit and loss on securities classified as held for trading as well as gains and losses on derivatives including interest rate swaps, currency swaps, foreign exchange forwards, bond futures and equity futures which CMTH transacts for trading, ALM and hedging purposes. Net gains (losses) on financial instruments classified as held for trading also include interest income on the securities classified as held for trading as well as gains and losses on derivatives which are embedded with the securities such as credit-link notes which are not consolidated to the statement of financial position and equity options embedded with convertible securities.

Net Gains (Losses) on Financial Instruments Designated at Fair Value Through Profit or Loss. Net gains (losses) on financial instruments designated at fair value through profit or loss largely consist of interest, dividend, realized and unrealized gains and losses on the securities in which Chuo Mitsui invests through funds.

Net Investment Income. Net investment income consists mainly of gains and losses from the disposal of investment securities including JGBs, foreign bonds and Japanese listed stocks as well as dividends on available-for-sale Japanese listed stocks.

Other Operating Income. Other operating income includes gains on disposal of property and equipment and other income that is not included in the above items.

Expense

General and Administration Expenses. CMTH’s general and administration expenses consist of personnel expenses, operating and administration expenses, and depreciation and amortization. CMTH has been making efforts to restrain total amount of personnel expenses and operating and administration expenses.

Impairment Charges. Impairment charges are recognized when there is objective evidence that a financial asset or a group of assets is impaired. Most of CMTH’s impairment charges are posted in connection with investment securities as well as loans and advances. When economic conditions or financial markets deteriorate, impairment charges generally increase. The deterioration of an individual client’s financial condition also may increase impairment charges.

Other Operating Expenses. Other operating expenses include losses on disposal of property and equipment and other expenses that are not included in the above items.

Critical Accounting Policies

CMTH’s financial statements and its financial results are influenced by accounting policies, assumptions, estimates and management judgment, which necessarily have to be made in the course of preparation of the consolidated financial statements. CMTH makes estimates and assumptions that affect the reported amounts of assets and liabilities. All estimates and assumptions required in conformity with IFRS are best estimates undertaken in accordance with the applicable standard. Estimates and judgments are evaluated on a continuous basis, and are based on past experience and other factors, including expectations with regard to future events. Accounting policies and management’s judgments for certain items are especially critical for CMTH’s results and financial position due to their materiality. The following is a summary of CMTH’s critical accounting estimates.

Impairment Losses on Loans and Advances

In determining whether an impairment loss should be recorded in the consolidated income statements on its loan portfolios, CMTH makes judgments as to whether there is any objective evidence that a loan or group of loans is impaired. This evidence may include observable data indicating that there has been an adverse change in the repayment ability of a specific borrower or borrowers in a group, or national or local economic conditions that correlate with defaults on assets in CMTH.

CMTH individually assesses all impaired loans that exceed specific monetary thresholds. Impairment losses are recognized as the difference between the carrying value of the loan and the discounted value of management’s best estimate of future cash repayments and proceeds from any collateral. These estimates take into account the borrower’s debt service capacity and financial flexibility; the level and quality of its earnings; and the realizable value of any collateral. Estimating the quantum and timing of future recoveries involves significant judgment.

CMTH collectively assesses impairment losses for impaired loans that are below individual assessment thresholds and loan losses that have been incurred but have not been separately identified at the reporting date. Collectively assessed impairment allowances are established on a portfolio basis based on the contractual cash flows and historical loss experience for assets with the credit risk characteristics similar to those in CMTH. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ materially from reported impairment allowances. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. Were the net present value of estimated cash flows to differ by +1%, which is considered a reasonably possible change based on management’s best estimates, the impairment charge would be ¥1,519 million higher for the year ended March 31, 2010 and ¥1,684 million higher for the year ended March 31, 2009. Were the net present value of estimated cash flows to differ by -1%, which is considered a reasonably possible change based on management’s best estimates, the impairment charge would be ¥1,569 million lower for the fiscal year ended March 31, 2010 and ¥1,689 million lower for the fiscal year ended March 31, 2009.

Impairment of Available-for-Sale Equity Investments

CMTH determines that available-for-sale equity investments are impaired when there has been a significant or prolonged decline in the fair value below its cost. The determination of what is significant or prolonged requires judgment. In making this judgment, CMTH evaluates among other factors, the volatility in share price. In addition, objective evidence of impairment may be a deterioration in the financial condition of the investee, industry and sector performance, changes in technology, and operational and financing cash flows. Had all the declines in fair value below cost been considered significant or prolonged, the maximum amount that CMTH would have recognized as an additional impairment charge in its consolidated income statement was ¥1,245 million for the fiscal year ended March 31, 2010 and ¥18,018 million for the fiscal year ended March 31, 2009.

Fair Value of Financial Instruments

The fair value of financial instruments, where no active market exists or where quoted prices are not otherwise available, is determined using valuation techniques. In these cases, the fair value is estimated, using observable data on similar financial instruments, discounted cash flow method and other pricing models. When the discounted cash flow method is used, estimation of the amounts and timing of future cash flows and appropriate discount rate required significant judgment. Where valuation models are used to determine the fair values, they are periodically reviewed by qualified personnel and departments. All models are tested before they are implemented in practice and models are updated and improved to ensure that the outputs reflect the actual market transactions. CMTH uses valuation models principally for derivatives, including interest rate swaps, forward exchange plain vanilla contracts, whose fair values are reliable estimated using the inputs derived from the market. Where market observable inputs are not always available, they are estimated based on management’s best assumptions. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

Fair Value Hierarchy

IFRS 7 specifies a fair value hierarchy to classify fair value measurements that reflect the significance of the inputs used in making such measurements based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources; unobservable inputs reflect CMTH’s market assumptions. The fair value hierarchy is as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities. This level includes listed equity securities and debt instruments quoted in active markets and exchange traded derivatives such as futures.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices). This level principally includes a majority of the OTC derivative contracts, most government agency securities, municipal obligations, investment-grade corporate bonds and unlisted public investment funds which invest only in listed products. The sources of input parameters like LIBOR yield curve are available from price information providers such as Bloomberg LP or Thomson Reuters PLC.

Level 3 – Inputs for the asset or liability that are not based on observable market data (unobservable inputs). This level principally includes most unlisted equity investments, unlisted investment partnerships, certain interests in securitizations, and debt instruments and derivatives with significant unobservable components.

This hierarchy requires the use of observable market data when available. CMTH considers relevant and observable market prices in its valuations where possible.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following table presents the three levels of fair value of CMTH’s classes of financial instruments that are measured and recorded at fair value as of March 31, 2010 and 2009.

	Level 1	Level 2	Level 3	Total
	(Millions of yen)

At March 31, 2010
Financial assets held for trading other than derivatives	¥50	¥11,957	¥–	¥12,007
Derivative financial assets	39	202,543	824	203,406
Financial assets designated at fair value through profit or loss	7,480	19,116	97,812	124,408
Investment securities
Equity securities	575,692	47,077	127,704	750,473
Debt securities	416,907	402,766	206,744	1,026,417
Assets pledged as collateral	1,465,909	250,136	–	1,716,045
Other financial assets	–	–	53,286	53,286

Total financial assets	¥2,466,077	¥933,595	¥486,370	¥3,886,042

Derivative financial liabilities	–	190,159	1,804	191,963
Financial liabilities designated at fair value through profit or loss	2,080	–	–	2,080

Total financial liabilities	¥2,080	¥190,159	¥1,804	¥194,043

At March 31, 2009
Financial assets held for trading other than derivatives	117	26,126	–	26,243
Derivative financial assets	32	231,691	655	232,378
Financial assets designated at fair value through profit or loss	7,869	23,041	98,832	129,742
Investment securities
Equity securities	469,598	44,480	105,991	620,069
Debt securities	1,149,570	416,627	182,205	1,748,402
Assets pledged as collateral	892,301	398,215	–	1,290,516
Other financial assets	–	–	53,012	53,012

Total financial assets	¥2,519,487	¥1,140,180	¥440,695	¥4,100,362

Derivative financial liabilities	8	225,914	14,152	240,074
Financial liabilities designated at fair value through profit or loss	2,818	–	–	2,818

Total financial liabilities	¥2,826	¥225,914	¥14,152	¥242,892

Reconciliation of Level 3 Items

		Financial
		assets
		designated
		at fair value	Investment	Investment
	Derivative	through	securities -	securities -	Other		Derivative
	financial	profit or	equity	debt	financial		financial	Total
	assets	loss	securities	securities	assets	Total assets	liabilities	liabilities
	(Millions of yen)

Balance at March 31, 2009	¥655	¥98,832	¥105,991	¥182,205	¥53,012	¥440,695	¥14,152	¥14,152
Total gains and losses
Profit or loss	824	(3,352)	(727)	(7)	–	(3,262)	(12,044)	(12,044)
Other comprehensive income	–	–	23,963	12,572	274	36,809	–	–
Purchases	–	3,130	540	44,203	–	47,873	–	–
Settlements	(655)	(798)	(2,063)	(32,229)	–	(35,745)	(304)	(304)

Balance at March 31, 2010	¥824	¥97,812	¥127,704	¥206,744	¥53,286	¥486,370	¥1,804	¥1,804

Effect of Changes in Significant Unobservable Input to Reasonably Possible Alternatives

As of March 31, 2010, financial instruments valued on the basis of unobservable inputs comprised unlisted equity securities of ¥157,727 million, unlisted investment funds of ¥35,991 million, corporate bonds of ¥224,411 million and mortgage- and asset-backed securities of ¥14,131 million, OTC derivatives of ¥980 million and other financial assets of ¥53,286 million. The valuation methodologies used and unobservable inputs to those methodologies are described in Note 33.2 of CMTH’s consolidated financial statements included elsewhere in this prospectus.

Reasonably possible changes in critical unobservable inputs would increase and decrease the fair value of the financial instruments. Such changes in fair values are summarized as follows:

	Increase in fair	Decrease in fair
	value	value
	(Millions of yen)

Unlisted equity securities	¥17,515	¥17,502
Corporate bonds	2,422	2,323
Other	2,599	2,593

For such financial investments, the reasonably possible changes in critical unobservable inputs would increase other comprehensive income by ¥12,243 million and profit by ¥10,293 million if the changes are favorable, and decrease other comprehensive income by ¥11,624 million and profit by ¥10,793 million if the changes are unfavorable. In this analysis, the reasonably possible changes are determined by applying +/-10 percent shift for unobservable inputs based on management’s judgment, and favorable and unfavorable changes in each of the critical inputs are assumed to occur independently with each other, and correlations and diversification effects are not taken into account. In addition, when the fair value of a financial instrument is affected by more than one unobservable input, the amounts of reasonably possible changes reflect the combined effects of individual assumptions that would result in most favorable or most unfavorable changes in fair value.

Securitizations and Consolidation of Special Purpose Entities

CMTH sponsors the formation of special purpose entities, or SPEs, primarily to provide structured products to clients, to meet internal risk management purposes, to generate liquidity and to achieve favorable capital treatment. CMTH is party to securitization transactions that transfer various financial assets to SPEs. The SPE then issues securities to investors. The consolidation of SPEs is addressed in Note 2.2 of CMTH’s audited consolidated financial statements included elsewhere in this prospectus. Depending on the individual arrangement, CMTH may continue to recognize the securitized assets and issued securities, may continue to recognize only a portion of the assets up to CMTH’s remaining involvement in those assets, or may derecognize the assets and recognize, as separate assets or liabilities, any rights and obligations constituted or retained in the transfer. SPEs are consolidated when the substance of the relationship between CMTH and the SPE indicates control. As it may be difficult to determine whether CMTH controls an SPE, management makes judgments about its exposure to the risks and rewards, as well as about its ability to make operational decisions for the SPE in question.

Income Taxes

CMTH is subject to income taxes principally in Japan. The deferred tax assets are recognized at the end of each reporting period based on future profitability assumptions based on management plans. CMTH reassesses unrecognized deferred tax assets and recognizes a previously unrecognized deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered. In the event of changes to these profitability assumptions, the deferred tax assets recognized may be adjusted. As CMTH considers the future profitability assumptions forward-looking estimates, they are vulnerable to changes in economic and market conditions.

Retirement Benefits

The present value of the retirement benefit obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. Any changes in these assumptions will impact the carrying amount of retirement benefit obligations. The assumptions used in determining the retirement benefit obligations and net cost (or benefit) for retirement benefits include the discount rate, expected rates of return on plan assets, mortality rates and rates of future salary increases. CMTH determines the appropriate discount rate at the end of each year, being the interest rates that are used to determine the present value of estimated future cash outflows expected to be required to settle the pension obligations. In determining the appropriate discount rates, CMTH considers the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. Other key assumptions for pension obligations are based in part on current market conditions. Were the discount rate used to differ by 0.5% from management’s estimates, the defined benefit obligation for pension benefits would have been estimated to be ¥12,525 million lower for fiscal year ended March 31, 2010, ¥12,469 million lower for fiscal year ended March 31, 2009 or ¥13,517 million higher for fiscal year ended March 31, 2010 and ¥13,467 million higher for fiscal year ended March 31, 2009.

Early Adopted Accounting Pronouncements

An amendment to IFRS 1, “First-time adoption of International Financial Reporting Standards” was issued in January 2010. The amendment relieves first-time adopters of IFRS from providing the additional disclosures introduced in March 2009 by Improving Disclosures about Financial Instruments (Amendments to IFRS 7). It is intended to ensure that first-time adopters benefit from the same transition provisions that Amendments to IFRS 7 provides to current IFRS preparers. IFRS 1 (amendment) is mandatory for CMTH’s accounting periods beginning on or after April 1, 2011, but CMTH has early-adopted the standard for the year ended March 31, 2010.

Recent Accounting Pronouncements

The following standards and interpretations have been issued and are mandatory for CMTH’s accounting periods beginning on or after July 1, 2009 and are expected to be relevant to CMTH:

Applicable for financial
Standard/interpretation	Content	years beginning on/after

IFRS 3 (as revised in 2008)	Business combinations	July 1, 2009
IAS 27 (as revised in 2008)	Consolidated and separate financial statements	July 1, 2009
IFRS 9	Financial instruments part 1: Classification and measurement- Financial assets	January 1, 2013

IFRS 3, “Business Combinations”

The revised standard continues to apply the acquisition method to business combinations, with some significant changes. For example, all payments to purchase a business are to be recorded at fair value at the acquisition date, with contingent payments classified as debt subsequently re-measured through the income statement. There is a choice, on an acquisition-by-acquisition basis, to measure the non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets. All acquisition-related costs should be expensed. CMTH will apply IFRS 3 (revised) prospectively to all business combinations from April 1, 2010. CMTH is currently analyzing the implications of this standard and the impact on CMTH’s financial reporting.

IAS 27, “Consolidated and Separate Financial Statements”

The revised standard requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control and these transactions will no longer result in goodwill or gains and losses. The standard also specifies the accounting when control is lost; any remaining interest in the entity is re-measured at fair value, and a gain or loss is recognized in profit or loss. CMTH will apply International Accounting Standards, or IAS, 27 (revised) prospectively to transactions with non-controlling interests from April 1, 2010. CMTH is currently analyzing the implications of this standard and the impact on CMTH’s financial reporting.

IFRS 9, “Financial Instruments Part 1: Classification and Measurement — Financial Assets”

IFRS 9 was issued in November 2009 and replaces those parts of IAS 39 relating to the classification and measurement of financial assets. Under IFRS 9, financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortized cost. The determination is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. An instrument is subsequently measured at amortized cost only if it is a debt instrument and both the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and the asset’s contractual cash flows represent only payments of principal and interest (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.

All equity instruments are to be subsequently measured at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity instruments, an irrevocable election can be made at initial recognition, to recognize unrealized and realized fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment. While adoption of IFRS 9 is mandatory from 1 January 2013, earlier adoption is permitted.

CMTH is currently analyzing the implications of the standard, the impact on CMTH’s financial reporting and the timing of its adoption by CMTH. The IASB has indicated that it aims to complete the replacement of IAS 39 in 2011. The impact of IFRS 9 may change as the final aspects of the financial instruments project are completed by the IASB. Accordingly, it is impracticable to quantify the impact of IFRS 9 at this time.

RESULTS OF OPERATIONS

The following table presents information as to CMTH’s income, expenses and net profit (loss) for the fiscal years ended March 31, 2010 and 2009:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Interest income	¥203,705	¥232,826
Interest expenses	72,814	104,597

Net interest income	130,891	128,229

Fee and commission income	112,875	126,486
Fee and commission expenses	21,061	15,351

Net fee and commission income	91,814	111,135

Net gains (losses) on financial instruments classified as held for trading	13,868	(39,784)
Net losses on financial instruments designated at fair value through profit or loss	(803)	(40,616)
Net investment income	46,997	50,891
Other operating income	12,383	10,151

Operating income	295,150	220,006

General and administration expenses	129,819	131,961
Impairment charges	19,813	163,696
Other operating expenses	19,459	19,393

Operating expenses	169,091	315,050

Share of profit (loss) in associates and joint ventures	(509)	1,138

Operating profit (loss) before tax	125,550	(93,906)
Income tax expenses	21,446	50,643

Profit (loss) for the year	¥104,104	¥(144,549)

Profit (loss) attributable to:
Owners of the parent	¥97,354	¥(149,002)
Non-controlling interests	6,750	4,453

Net Interest Income

The table below sets forth information regarding CMTH’s interest income and expenses for the years shown:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Interest income
Loans and advances	¥155,579	¥168,845
Cash and deposit with banks	203	341
Call loans	183	1,003
Investment securities - debt securities	47,271	61,467
Other	469	1,170

Total interest income	¥203,705	¥232,826

Interest expenses
Deposits	¥46,392	¥51,462
Cash collateral on securities lent and repurchase agreements	3,484	19,516
Due to investors of trust accounts	9,196	13,090
Debt securities issued	8,171	9,952
Borrowings	4,069	5,937
Other	1,502	4,640

Total interest expenses	72,814	104,597

Net interest income	¥130,891	¥128,229

Net interest income increased by ¥2,662 million, or 2.1%, from ¥128,229 million in the fiscal year ended March 31, 2009 to ¥130,891 million in the fiscal year ended March 31, 2010. The increase in net interest income was due to a decrease in interest expense that was not fully offset by the decrease in interest income, although lower market interest rates in the fiscal year ended March 31, 2010 compared to the fiscal year ended March 31, 2009 resulted in a decrease in both interest income and interest expense.

Interest Income. Total interest income decreased by ¥29,121 million, or 12.5%, from ¥232,826 million in the fiscal year ended March 31, 2009 to ¥203,705 million in the fiscal year ended March 31, 2010. This decrease principally reflected a decrease in interest on loans and advances and a decrease in interest on investment securities. Interest on loans and advances decreased by ¥13,266 million, or 7.9%, from ¥168,845 million in the fiscal year ended March 31, 2009 to ¥155,579 million in the fiscal year ended March 31, 2010, primarily as a result of lower yields owing to a decline of market interest rates, which are indicative rates for loans. In addition, interest on investment debt securities decreased by ¥14,196 million, or 23.1%, from ¥61,467 million in the fiscal year ended March 31, 2009 to ¥47,271 million in the fiscal year ended March 31, 2010 primarily as a result of a decline in the balance of investment debt securities as well as a decline in coupon rates of certain securities.

Interest Expenses. Total interest expense decreased by ¥31,783 million, or 30.4%, from ¥104,597 million in the fiscal year ended March 31, 2009 to ¥72,814 million in the fiscal year ended March 31, 2010, due primarily to decreases in interest on deposits, cash collateral on securities lent and repurchase agreements, and due to investors of trust accounts. Interest on deposits decreased by ¥5,070 million, or 9.9%, from ¥51,462 million in the fiscal year ended March 31, 2009 to ¥46,392 million in the fiscal year ended March 31, 2010 primarily due to a decrease in the balance of negotiable certificates of deposits from banks. Interest expense on cash collateral on securities lent and repurchase agreements decreased by ¥16,032 million, or 82.1%, from ¥19,516 million in the fiscal year ended March 31, 2009 to ¥3,484 million in the fiscal year ended March 31, 2010 due to a decrease in interest rates accompanying the declines in market interest rates. Interest expense on due to investors of trust accounts decreased by ¥3,894 million, or 29.7%, from

¥13,090 million in the fiscal year ended March 31, 2009 to ¥9,196 million in the fiscal year ended March 31, 2010, mainly due to the decrease in amount of principal-guaranteed money trust and loan trust.

Net Fee and Commission Income

The following table sets forth certain information regarding CMTH’s fee and commission income and expenses for the periods shown:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Fee and commission income
Trust and asset management fees	¥51,758	¥54,769
Investment trust sales fees	12,178	10,524
Insurance product sales fees	7,054	11,187
Real estate brokerage fees	9,308	12,417
Stock transfer agency fees	22,696	27,785
Other fees	9,881	9,804

Total fee and commission income	¥112,875	¥126,486

Fee and commission expenses	21,061	15,351

Net fee and commission income	¥91,814	¥111,135

CMTH’s fee and commission income consists of:

•	trust and asset management fees, which are generated from trust asset management, trust asset administration, and pension management businesses of Chuo Mitsui Asset, other trust product businesses of Chuo Mitsui and Chuo Mitsui Asset, and asset management business of Chuo Mitsui Asset Management and Chuo Mitsui Capital;

•	investment trust sales fees which come from sales of investment trusts to individual clients by Chuo Mitsui;

•	insurance product sales fees which come from sales of annuity and other insurance products to individual clients by Chuo Mitsui;

•	real estate brokerage fees which come from real estate brokerage services offered by Chuo Mitsui and a certain subsidiary;

•	stock transfer agency fees which come from stock transfer agency services provided by Chuo Mitsui and a certain subsidiary; and

•	other fees including fees on testamentary services offered to individual clients by Chuo Mitsui, fees on a variety of services provided to corporate clients by Chuo Mitsui such as corporate advisory services, securitization-related services, corporate bond administration services, and business matching services as well as other fees gained by other subsidiaries.

CMTH’s fee and commission expenses include brokerage expenses in connection with remittances and market transactions as well as fees paid to its equity-method affiliates, JTSB and Japan Stockholders Data Services to which CMTH outsources a part of its administrative work.

Net fee and commission income decreased by ¥19,321 million, or 17.4%, from ¥111,135 million in the fiscal year ended March 31, 2009 to ¥91,814 million in the fiscal year ended March 31, 2010. The decrease in net fee and commission income was due to a decrease in fee and commission income as well as an increase in fee and commission expenses.

Fee and Commission Income. Fee and commission income decreased by ¥13,611 million, or 10.8%, from ¥126,486 million in the fiscal year ended March 31, 2009 to ¥112,875 million in the fiscal year ended March 31, 2010. The primary reason for the decrease in this period was a decrease in trust and asset management fees, insurance product sales fees, real estate brokerage fees, and stock transfer agency fees. The decrease in trust and asset management fees is mainly due to a decrease in the market value of the entrusted assets which is a base for fee calculation. Insurance product sales fees also decreased because of a decline in commission rate of annuity insurance products as well as a decline in the sales volume of annuity insurances caused by certain insurance companies ceasing to underwrite some annuity insurance products; although investment trust sales fees increased in tandem with the recovery of the financial markets, it could not off-set the decrease in the above described items. Real estate brokerage fees decreased amid weakness in the Japanese real estate market where the transaction volumes have remained low since the financial crisis. The rate charged for stock transfer agency fees declined due to the abolishment of physical certificates for listed stocks in January 2009, which resulted in the decrease in stock transfer agency fees in the fiscal year ended March 31, 2010.

Fee and Commission Expenses. Fee and commission expenses increased by ¥5,710 million, or 37.2%, from ¥15,351 million in the fiscal year ended March 31, 2009 to ¥21,061 million in the fiscal year ended March 31, 2010, primarily owing to the commencement of outsourcing of administration in connection with stock transfer agency services to an affiliate, Japan Stockholders Data Services.

Net Gains (Losses) on Financial Instruments Classified as Held for Trading

The following table sets forth certain information regarding CMTH’s net gains (losses) on financial instruments classified as held for trading for the periods shown:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Debt securities	¥(918)	¥(1,037)
Derivatives
Interest rate contracts	9,802	26
Foreign currency contracts	(238)	(1,166)
Stock contracts	(517)	(18,458)
Bond contracts	(8,247)	(4,788)
Credit contracts	13,986	(14,361)

Total	¥13,868	¥(39,784)

CMTH’s net gains (losses) on financial instruments classified as held for trading are generated from transactions of derivatives, as well as debt securities classified as held for trading, including commercial paper and JGBs. CMTH had net losses on financial instruments classified as held for trading of ¥39,784 million for the fiscal year ended March 31, 2009, but recorded a net gain on financial instruments classified as held for trading of ¥13,868 million for the fiscal year ended March 31, 2010. The improvement was partly due to improvement of the fair value of collateralized debt obligations and credit-linked notes which are not consolidated with the statement of financial position. The fair value of the credit derivatives deteriorated drastically amid financial crisis in the fiscal year ended March 31, 2009, and recovered in the following fiscal year. A decrease in losses on stock derivatives due to improvements in the stock markets also contributed to the improvement in total gains.

Net Losses on Financial Instruments Designated at Fair Value Through Profit or Loss

The following table sets forth certain information regarding CMTH’s net losses on financial instruments designated at fair value for the periods shown:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Debt securities	¥(7,939)	¥661
Equity securities	7,136	(41,277)

Total	¥(803)	¥(40,616)

CMTH’s financial instruments designated at fair value through profit or loss include investments in listed and unlisted equity securities and corporate bonds, which are mainly held through consolidated investment funds. CMTH’s net losses on financial instruments designated at fair value through profit or loss decreased from ¥40,616 million for the fiscal year ended March 31, 2009 to ¥803 million for the fiscal year ended March 31, 2010, mainly due to a decrease in losses on equity securities. CMTH posted a large realized loss for the fiscal year ended March 31, 2009 through its sales of funds which invested in listed equity securities with the purpose of reducing future financial uncertainty caused by stock price fluctuation, as well as to decrease risk-weighted assets on regulatory capital adequacy ratio basis.

Net Investment Income

The following table sets forth certain information regarding CMTH’s net investment income for the periods shown:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Financial assets classified as available-for-sale
Net gains on sales and redemption of debt securities	¥20,208	¥17,319
Net gains on sales of equity securities	17,897	12,199
Dividends	7,819	19,067

Subtotal	45,924	48,585

Gains on foreign exchange	992	2,247
Other	81	59

Total	¥46,997	¥50,891

CMTH’s net investment income decreased by ¥3,894 million, or 7.7%, from ¥50,891 million in the fiscal year ended March 31, 2009 to ¥46,997 million in the fiscal year ended March 31, 2010. While net gains on sales and redemption of debt securities and net gains on sales of equity securities increased due to recovery of market, total gains decreased primarily by a decrease in dividends on equity securities partly due to a deterioration of earnings of the stock issuers, as well as a decrease in gains on foreign exchange due to an unfavorable change of foreign exchange rates.

Other Operating Income

The following table sets forth certain information regarding CMTH’s other operating income for the periods shown:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Gain on disposal of property and equipment	¥277	¥267
Gain on redemption of subordinated bonds	1,860	–
Gain on redemption of Class III preferred shares	–	1,621
Dividends on miscellaneous contributions	2,262	1,940
Other	7,984	6,323

Total	¥12,383	¥10,151

CMTH’s other operating income increased by ¥2,232 million, or 22.0%, from ¥10,151 million in the fiscal year ended March 31, 2009 to ¥12,383 million in the fiscal year ended March 31, 2010. The increase was mainly due to gains on redemption of subordinated bonds which CMTH bought back in the market at a lower price than the issue price.

Operating Expenses

Operating expenses decreased by ¥145,959 million, or 46.3%, from ¥315,050 million in the fiscal year ended March 31, 2009 to ¥169,091 million in the fiscal year ended March 31, 2010, primarily due to a decrease in impairment charges.

The main components of CMTH’s operating expenses are: general and administration expenses, impairment charges and other operating expenses.

General and Administration Expenses.

The following table sets forth certain information regarding CMTH’s general and administration expenses for the periods shown:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Personnel expenses	¥70,787	¥61,452
Operating and administrative expenses	46,780	55,757
Depreciation and amortization	12,252	14,752

Total	¥129,819	¥131,961

General and administration expenses decreased by ¥2,142 million, or 1. 6%, from ¥131,961 million in the fiscal year ended March 31, 2009 to ¥129,819 million in the fiscal year ended March 31, 2010, because the decrease in operating and administrative expenses as a result of CMTH’s effort to restrain such expenses as well as depreciation and amortization exceeded the increase in CMTH’s personnel expenses mainly due to an increase in pension costs.

Impairment Charges.

The following table sets forth certain information regarding CMTH’s impairment charges relating to financial assets for the periods shown:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Investment securities – equity securities
Financial assets classified as available-for-sale	¥8,912	¥114,108
Investment securities – debt securities
Financial assets classified as available-for-sale	7	4
Financial assets classified as loans and receivables	–	2,824
Loans and advances
Financial assets classified as loans and receivables	11,126	46,386
Other assets
Financial assets classified as loans and receivables	(232)	374

Total	¥19,813	¥163,696

Impairment charges relating to financial instruments decreased from ¥163,696 million for the fiscal year ended March 31, 2009 to ¥19,813 million for the fiscal year ended March 31, 2010. The improvement was due to a decrease in impairment charges on equity securities compared to the previous fiscal year, when the global economic downturn contributed to large declines in stock market prices and fair value of CMTH’s equity portfolio, mainly composed by Japanese listed stocks, deeply declined.

Impairment charges of loans and advances decreased from ¥46,386 million for the fiscal year ended March 31, 2009 to ¥11,126 million for the fiscal year ended March 31, 2010, primarily due to the improvement of the borrowers’ financial conditions affected by the recovery of the economic and business environments. For the fiscal year ended March 31, 2009, the financial crisis and economic downturn deteriorated the financial conditions of certain large borrowers, some of which bankrupted. As a result, CMTH recognized impairment charges for such borrowers.

Other Operating Expenses

The following table sets forth certain information regarding CMTH’s other operating expenses for the periods shown:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Loss on disposal of property and equipment	¥503	¥1,974
Expenses for system development	3,804	4,594
Professional service fee	6,728	5,702
Expenses for integration	525	–
Other expenses	7,899	7,123

Total other operating expenses	¥19,459	¥19,393

CMTH had other operating expenses of ¥19,393 million for the fiscal year ended March 31, 2009, and ¥19,459 million for the fiscal year ended March 31, 2010.

Net Profit (Loss)

Share of profit in associates and joint ventures was ¥1,138 million in the fiscal year ended March 31, 2009, whereas CMTH had share in losses of associates and joint ventures of ¥509 million in the fiscal year ended March 31, 2010. Income tax expense was ¥50,643 million in the fiscal year ended March 31, 2009 as compared to ¥21,446 million in the fiscal year ended March 31, 2010. CMTH had a net loss of ¥144,549 million for the fiscal year ended March 31, 2009 but recovered to a net profit of ¥104,104 million for the fiscal year ended March 31, 2010 mainly as a result of an increase in net gains on financial instruments classified as held for trading as well as a decrease in net losses on financial instruments designated at fair value through profit or loss and impairment charges.

Total Comprehensive Income (Loss)

The following table set forth certain information regarding CMTH’s total comprehensive income (loss) for the periods shown:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Profit (loss) for the year	¥104,104	¥(144,549)

Other comprehensive income (loss)
Net (loss) / gains on available-for-sale financial assets	165,480	(221,869)
Net loss on cash flow hedges	(103)	(52)
Exchange differences on translations of foreign operations	491	(1,979)
Share of other comprehensive loss of associates and joint ventures	(1)	(2)
Income tax (expense)/ benefit relating to components of other comprehensive income	(68,067)	88,953

Other comprehensive income (loss) for the year, net of tax	97,800	(134,949)

Total comprehensive income (loss) for the year	¥201,904	¥(279,498)

Total comprehensive income (loss) attributable to:
Owners of the parent	194,989	(284,302)
Non-controlling interests	6,915	4,804

Total	¥201,904	¥(279,498)

CMTH had total comprehensive loss of ¥279,498 million in the fiscal year ended March 31, 2009 but recovered to total comprehensive income of ¥201,904 million in the fiscal year ended March 31, 2010. Other comprehensive loss, net of tax, for the fiscal year ended March 31, 2009 amounted to ¥134,949 million mainly due to net losses on available-for-sale financial assets caused by the fall of stock prices. Other comprehensive income, net of tax, for the fiscal year ended March 31, 2010 amounted to ¥97,800 million due mainly to net gains on available-for-sale financial assets in accordance with the recovery of stock prices.

Segment Information

Operating Segment Information

CMTH has determined its operating segments based on the reports reviewed by its Board of Directors in making their strategic decisions. All operating segments used by management meet the definition of a reportable segment under IFRS 8.

CMTH has four operating segments, identified according to service line consistent with the reports used by its Board of Directors. These segments and their respective operations are as follows:

Chuo Mitsui

Chuo Mitsui offers retail trust and banking products and services to individuals and corporate clients. Chuo Mitsui’s retail business offers investment trusts and annuity insurance, various trust and deposit products, testamentary trust and inheritance-processing services and tailor-made trusts. Chuo Mitsui also offers individuals housing loans and other loans. Chuo Mitsui provides corporate clients an array of financial services, real estate services and stock transfer agency services.

Chuo Mitsui Asset

Chuo Mitsui Asset offers pension and securities trust products to institutional investors, providing asset management, asset administration, and pension management services.

Investment Management Subsidiaries

Investment Management Subsidiaries consist of Chuo Mitsui Asset Management and Chuo Mitsui Capital. Chuo Mitsui Asset Management is an asset management company responsible for investment trust management services. Chuo Mitsui Capital is an asset management company for private equity funds, which are pooled investment vehicles designed to secure profits through investments in privately owned companies and other investments.

Other

Other includes consolidated subsidiaries except for Chuo Mitsui, Chuo Mitsui Asset and the Investment Management Subsidiaries described above.

The business segment information set forth below is based on financial information prepared in accordance with Japanese GAAP as allocated in accordance with internal management accounting rules and practices. Accordingly, the format and information are not consistent with the consolidated financial statements prepared on the basis of IFRS.

The segment information provided to CMTH’s Board of Directors for the reportable segments for the fiscal year ended March 31, 2010 and 2009 is as follows:

	For the fiscal year ended March 31, 2010
			Investment
			Management
	Chuo Mitsui	Chuo Mitsui Asset	Subsidiaries	Other	Eliminations	Total
	(Millions of yen)

Revenue
External customers	¥297,999	¥41,193	¥10,353	¥15,971	¥—	¥365,516
Inter-segment	8,262	2,895	(44)	30,396	(41,509)	—

Total	¥306,261	¥44,088	¥10,309	¥46,367	¥(41,509)	¥365,516

Profit/(loss) before tax	¥74,647	¥13,094	¥407	¥10,569	¥(13,918)	¥84,799

	For the fiscal year ended March 31, 2009
			Investment
			Management
	Chuo Mitsui	Chuo Mitsui Asset	Subsidiaries	Other	Eliminations	Total
	(Millions of yen)

Revenue
External customers	¥335,745	¥44,174	¥12,552	¥20,573	¥—	¥413,044
Inter-segment	7,698	3,468	1	44,446	(55,613)	—

Total	¥343,443	¥47,642	¥12,553	¥65,019	¥(55,613)	¥413,044

Profit/(loss) before tax	¥(123,482)	¥17,467	¥1,301	¥4,723	¥(9,688)	¥(109,679)

As the majority of CMTH’s revenue comes from Chuo Mitsui, the business results of Chuo Mitsui have a significant effect on CMTH’s overall revenue and profit. Chuo Mitsui’s revenue decreased by ¥37,182 million from ¥343,443 million for the fiscal year ended March 31, 2009 to ¥306,261 million for the fiscal year ended March 31, 2010 due mainly to a decrease in interest income as well as a decrease in fees on insurance product sales, real estate brokerage, and stock transfer business. Chuo Mitsui Asset’s revenue decreased by ¥3,554 from ¥47,642 million for the fiscal year ended March 31, 2009 to ¥44,088 million for the fiscal year ended March 31, 2010 due mainly to a decrease in trust and asset management fees. Investment Management Subsidiaries’ revenue decreased by ¥2,244 million from ¥12,553 million for the fiscal year ended March 31, 2009 to ¥10,309 million for the fiscal year ended March 31, 2010 due mainly to a decrease in trust and asset management fees. CMTH recovered from a loss before tax of ¥109,679 million for the fiscal year ended March 31, 2009 to a profit before tax of ¥84,799 million for the fiscal year ended March 31, 2010, principally due to Chuo Mitsui having returned to a profit owing to the lack of a substantial realized losses by sale of fund which invested to listed equity securities for the fiscal year ended March 31, 2010, whereas Chuo Mitsui had recorded such large losses for the fiscal year ended March 31, 2009.

Geographic Information

Revenue from external customers for the years ended March 31, 2010 and 2009 is as follows:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Revenue from domestic operations	¥308,153	¥349,463
Revenue from foreign operations	57,363	63,581

Total	¥365,516	¥413,044

The majority of CMTH’s revenue comes from domestic operations. Revenue from foreign operations represents revenue arising from the businesses conducted by CMTH’s overseas subsidiaries, as well as the international businesses conducted by certain divisions headquartered in Japan, such as foreign currency denominated loans, nonresident yen-denominated loans, and foreign currency debt securities.

Financial Condition

Assets

CMTH’s assets as of March 31, 2010 and 2009 were as follows:

	At March 31,
	2010	2009
	(Millions of yen)

Assets
Cash and deposits with banks	¥268,450	¥239,871
Call loans	10,875	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	8,812
Financial assets held for trading other than derivatives	12,007	26,243
Derivative financial assets	203,406	232,378
Financial assets designated at fair value through profit or loss	124,408	129,742
Investment securities	2,503,695	3,319,574
Loans and advances	9,710,846	9,831,088
Assets pledged as collateral	1,721,353	1,290,516
Investment in associates and joint ventures	21,990	22,643
Property and equipment	141,707	143,815
Intangible assets	68,464	63,511
Current income tax assets	3,401	5,937
Deferred income tax assets	186,178	259,758
Other assets	340,278	267,338

Total assets	¥15,318,579	¥15,864,991

As of March 31, 2010, CMTH had total assets of ¥15,318,579 million, a decrease of 3.4%, as compared to total assets of ¥15,864,991 million as of March 31, 2009. The decrease was mainly due to a decrease in investment debt securities.

Loans and Advances

The following table shows CMTH’s loans and advances to individual clients and to corporate borrowers as of the dates shown:

	At March 31,
	2010	2009
	(Millions of yen)

Individual
Gross individual total	¥3,953,540	¥3,741,608
Less: Impairment allowance	14,432	14,744

Loans and advances to individual	3,939,108	3,726,864

Corporate
Gross corporate total	5,817,596	6,152,991

Less: Impairment allowance	45,858	48,767

Loans and advances to corporate	5,771,738	6,104,224

Total loans and advances	¥9,710,846	¥9,831,088

The lending business is one of CMTH’s main operating activities. CMTH makes loans and extends other types of credit principally to corporate and individual customers in Japan, as well as to corporate clients in foreign countries.

As of March 31, 2010, CMTH’s loans and advances were ¥9,710,846 million, or 63.4% of total assets, representing a decrease of ¥120,242 million, or 1.2%, from March 31, 2009. This decrease resulted from a decrease in loans and advances to corporate that exceeded the increase in CMTH’s loans to individuals, principally housing loans.

Impairment Allowance on Loans and Advances

CMTH’s consolidated statement of financial position reflects impairment allowance on loans and advances.

The following table shows the reconciliation of impairment allowances on loans and advances for the periods shown.

	For the fiscal year ended March 31,
	2010		2009
	Individual		Individual
	allowances for	Collective allowance	allowances for	Collective allowance
	impairment	for impairment	impairment	for impairment
	(Millions of yen)

Individual
Balance at beginning of year	¥518	¥14,226	¥759	¥16,163
Increase/(decrease) in provision for impairment losses	1,098	(61)	1,261	(1,937)
Charge-offs	(2,027)	—	(2,376)	—
Recoveries	678	—	874	—

Balance at end of year	267	14,165	518	14,226

Corporate
Balance at beginning of year	25,323	23,444	12,595	17,404
Increase/(decrease) in provision for impairment losses	11,681	(1,592)	41,022	6,040
Charge-offs	(15,697)	—	(30,826)	—
Recoveries	2,710	—	2,536	—
Foreign currency translation and other adjustments	(11)	—	(4)	—

Balance at end of year	24,006	21,852	25,323	23,444

Total impairment losses at end of year	¥24,273	¥36,017	¥25,841	¥37,670

A portion of CMTH’s loans and advances consists of impaired loans and advances. The following tables show the detail of CMTH’s loans and advances as of the periods shown including impaired loans and advances:

	At March 31,
	2010	2009
	(Millions of yen)

Neither past due nor impaired	¥9,600,004	¥9,682,755
Past due but not impaired	49,750	56,203
Individually impaired	121,382	155,641

Amount before deducting impairment allowance	9,771,136	9,894,599
Less: impairment allowance
Normal	18,299	17,130
Caution	9,934	10,552
Close observation or lower	32,057	35,829

Net	¥9,710,846	¥9,831,088

Investment Securities

The following table shows CMTH’s investment securities for the periods shown:

	At March 31,
	2010	2009
	(Millions of yen)

Equity securities
Available-for-sale	¥750,473	¥620,069

Total equity securities	750,473	620,069

Debt securities (including debt securities pledged as collateral)
Available-for-sale	2,750,604	3,057,506
Embedded derivatives	(8,142)	(18,588)
Held-to-maturity	399,323	596,829
Loans and receivables	332,790	354,274

Total debt securities	3,474,575	3,990,021

Total	¥4,225,048	¥4,610,090

CMTH’s investment securities, including available-for-sale assets, held-to-maturity investments, and loans and receivables, totaled ¥4,225,048 million as of March 31, 2010, a decrease of ¥385,042 million, or 8.4%, from ¥4,610,090 million as of March 31, 2009.

CMTH’s debt securities portfolio is principally held to secure income and to secure capital gains through portfolio management and is mostly comprised of JGBs, foreign government bonds and bonds issued by government-related institutions. The corporate bonds in CMTH’s bond portfolio mainly consist of bonds issued by foreign companies.

As of March 31, 2010, CMTH had ¥ 3,474,575 million of debt securities, a decrease of ¥ 515,446 million, or 12.9%, from ¥ 3,990,021 million as of March 31, 2009. This decrease was mainly due to the disposal of JGBs made with CMTH’s investment and ALM strategies.

CMTH’s equity portfolio consists principally of listed Japanese equity securities, and includes common or preferred stocks issued by its clients, which is a typical practice among Japanese financial institutions.

As of March 31, 2010, CMTH had ¥750,473 million of equity securities, an increase of ¥130,404 million, or 21.0%, from ¥620,069 million as of March 31, 2009. This increase was mainly due to an improvement in the fair value of listed equity securities owing to the recovery of the stock market.

There are no transactions pursuant to repurchase agreements, securities lending transactions or other transactions involving the transfer of financial assets with an obligation to repurchase such transferred assets that are treated as sales for accounting purposes in CMTH’s consolidated financial statements.

Financial Assets Held for Trading Other Than Derivatives

The following table shows CMTH’s financial assets held for trading other than derivatives as of the periods shown:

	At March 31,
	2010	2009
	(Millions of yen)

Debt securities
Japanese government bonds	¥50	¥117
Commercial paper	11,957	26,126

Total	¥12,007	¥26,243

CMTH’s financial assets held for trading other than derivatives were ¥12,007 million as of March 31, 2010, a decrease of ¥14,236 million, from ¥26,243 million as of March 31, 2009, mainly due to a decrease in commercial paper.

Financial Assets Designated at Fair Value Through Profit or Loss

The following table shows information regarding the fair value of CMTH’s financial assets designated at fair value through profit or loss at March 31, 2010 and 2009:

	At March 31,
	2010	2009
	(Millions of yen)

Equity securities
Listed	¥7,501	¥7,868
Unlisted	85,108	57,432

Total equity securities	92,609	65,300

Debt securities
Corporate bonds	31,799	64,442

Total debt securities	31,799	64,442

Total	¥124,408	¥129,742

The fair value of financial assets designated at fair value through profit or loss was ¥124,408 million as of March 31, 2010, 4.1% decrease from ¥129,742 million as of March 31, 2009. The decrease was mainly due to a decrease in corporate bonds.

Liabilities

The following table shows CMTH’s liabilities as of March 31, 2010 and 2009:

	At March 31,
	2010	2009
	(Millions of yen)

Liabilities
Deposits	¥9,064,722	¥9,421,346
Call money	306,161	253,478
Cash collateral on securities lent and repurchase agreements	1,702,698	1,255,648
Derivative financial liabilities	191,963	240,074
Financial liabilities designated at fair value through profit or loss	2,080	2,818
Due to trust accounts	21,356	25,592
Due to investors of trust accounts	1,568,220	1,891,361
Debt securities issued	233,969	373,395
Borrowings	1,228,505	1,704,097
Current income tax liabilities	4,625	3,032
Deferred income tax liabilities	10,899	2,975
Retirement benefit obligations	5,793	5,706
Other liabilities	134,340	228,922

Total liabilities	¥14,475,331	¥15,408,444

CMTH’s liabilities as of March 31, 2010 were ¥14,475,331 million, a decrease of ¥933,113 million, or 6.1%, from ¥15,408,444 million as of March 31, 2009, primarily due to decreases in deposits, due to investors of trust accounts, and borrowings.

Deposits

The following table shows a breakdown of CMTH’s deposits as of the dates indicated:

	At March 31,
	2010	2009
	(Millions of yen)

Deposits from banks
Current/settlement accounts	¥924	¥1,685
Ordinary accounts	6,400	7,492
Time deposits	22,382	69,228
Negotiable certificates of deposit	51,400	267,000
Other	17,212	160

Total deposits from banks	¥98,318	¥345,565

Deposits from customers
Corporate customers
Current/settlement accounts	¥112,287	¥107,378
Ordinary accounts	307,727	326,670
Time deposits	1,241,292	1,722,023
Negotiable certificates of deposit	275,790	275,280
Deposits at notice	21,510	20,155
Other	10,329	11,493
Retail customers
Current/settlement accounts	302	363
Ordinary accounts	830,710	796,845
Time deposits	6,157,964	5,797,356
Saving accounts	2,993	3,357
Deposits at notice	5	5
Other	5,495	14,856

Total deposits from customers	¥8,966,404	¥9,075,781

Total deposits	¥9,064,722	¥9,421,346

CMTH offers a range of banking accounts through its branch network, including current accounts, ordinary accounts, time deposits, and negotiable certificates of deposits. CMTH’s deposit balances, which primarily consist of time deposits, as of March 31, 2010 were ¥9,064,722 million, a decrease of ¥356,624 million, or 3.8%, from ¥9,421,346 million as of March 31, 2009, primarily due to decreases in time deposits from corporate clients and negotiable certificates of deposit from other banks.

Cash Collateral on Securities Lent and Repurchase Agreement

CMTH’s cash collateral on securities lent and repurchase agreements is one of its largest categories of liabilities due to it being one of CMTH’s main sources of funding. CMTH’s balance of cash collateral on securities lent and repurchase agreements as of March 31, 2010 was ¥1,702,698 million, an increase of ¥447,050 million, or 35.6%, from ¥1,255,648 million as of March 31, 2009 in response to decrease of other ways of funding, such as decrease in deposits, due to investors of trust accounts and borrowings.

Due to Investors of Trust Accounts

Under IFRS, CMTH consolidates certain investment trusts, principal-guaranteed money and loan trusts, and securitization vehicles. CMTH’s amounts due to investors of trust accounts, mainly consists of amounts due to investors of principal-guaranteed money and loan trust accounts, which CMTH provides primarily as a savings product to individuals.

The following table shows the amount that third party investors invested in such consolidated trust accounts managed by CMTH as of March 31, 2010 and 2009:

	At March 31,
	2010	2009
	(Millions of yen)

Principal-guaranteed trust accounts	¥1,216,105	¥1,448,727
Securitization trust accounts	350,602	438,167
Other	1,513	4,467

Total	¥1,568,220	¥1,891,361

CMTH’s amounts due to investors of trust accounts as of March 31, 2010 were ¥1,568,220 million, a decrease of ¥323,141 million, or 17.1%, from March 31, 2009, primarily due to CMTH no longer accepting applications for loan trusts on or after September 2009. CMTH’s amounts due to investors of trust accounts as of March 31, 2009 were ¥1,891,361 million.

Borrowings

The following tables show information with respect to the balances and average interest rates of CMTH’s borrowings as of March 31, 2010 and 2009.

		At March 31,
	Maturity	2010	2009
		(Millions of yen)

Borrowings	2010-2014	¥1,135,922	¥1,611,509
Subordinated borrowings	2010-2018	77,583	77,588
Subordinated perpetual borrowings		15,000	15,000

Total		¥1,228,505	¥1,704,097

	Average interest rate
	At March 31,
	2010	2009
	(Percentages)

Borrowings	0.12%	0.25%
Subordinated borrowings	2.43	2.55

Most of borrowings other than subordinated borrowings are made from the BOJ in connection with its money market operations. Subordinated borrowings are made from other financial institutions such as insurance companies. As of March 31, 2010, CMTH’s borrowings were ¥1,228,505 million, a decrease of ¥475,592 million, or 27.9%, from ¥1,704,097 million as of March 31, 2009 due primarily to a decrease in the borrowings from the BOJ owing to a decrease in funding needs caused by disposal of investment securities. The average interest rate on borrowings other than subordinated borrowings, whose term is relatively short, declined further than the average interest on subordinated borrowing, which includes long-term fixed borrowings.

Total Equity

The following table shows information about CMTH’s total equity as of March 31, 2010 and 2009:

	At March 31,
	2010	2009
	(Millions of yen)

Equity attributable to owner of the parent
Share capital	¥261,609	¥161,434
Capital surplus	33,701	(66,344)
Retained earnings	244,790	155,201
Other reserves	117,450	19,815
Treasury shares	(271)	(262)

Total equity attributable to owner of the parent	¥657,279	¥269,844

Non-controlling interests	185,969	186,703

Total equity	¥843,248	¥456,547

Total equity increased by ¥386,701 million, or 84.7%, from ¥456,547 million as of March 31, 2009 to ¥843,248 million as of March 31, 2010 due primarily to an increase in share capital and capital surplus owing to the conversion of CMTH preferred shares held by the RCC into CMTH common stock, an increase in retained earnings due to booking of current profits, and an increase in other reserves as a result of an improvement in the valuation gains on available-for-sale financial assets.

Reconciliation with Japanese GAAP

CMTH’s consolidated financial statements are prepared in accordance with accounting policies as summarized in Note 2 “Summary of Significant Accounting Policies” of its audited consolidated financial statements included elsewhere in this registration statement. These policies differ in some respects from Japanese GAAP. Under Japanese banking regulations, CMTH reports its annual financial results prepared under Japanese GAAP. In addition, pursuant to the requirements of the FIEA, CMTH prepares quarterly financial statements which are also under Japanese GAAP. A description of the difference between CMTH’s IFRS and Japanese GAAP financial statements are contained in Note 3 “First time adoption” to its audited consolidated financial statements included elsewhere in this prospectus

CMTH has attached unaudited consolidated financial information prepared under Japanese GAAP for the second quarter (first half) ended September 30, 2010 that it announced on November 12, 2010 as Appendix D to this prospectus. CMTH cautions you, however, that the information in Appendix D is of limited use in evaluating CMTH’s IFRS results, and you should not place undue importance on them because these results are only for one fiscal half and may not be representative of financial results for the full fiscal year and because of the existence of differences between IFRS and Japanese GAAP as explained in Appendix E.

Cash Flows

The following table presents CMTH’s cash flows for the fiscal years ended March 31, 2010 and 2009:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Cash and cash equivalents at the beginning of year	¥272,448	¥560,722

Net cash generated from (used in) operating activities	56,437	(690,415)
Net cash flows generated from (used in) investing activities	464,519	(590,577)
Net cash generated from (used in) financing activities	(512,860)	994,703
Effect of exchange rates on cash and cash equivalents	302	(1,985)

Net increase (decrease) in cash and cash equivalents	8,398	(288,274)

Cash and cash equivalents at the end of year	280,846	272,448

Cash and cash equivalents comprise of:
Cash and deposit with banks	268,450	239,871
Call loans	10,875	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	8,812

Total	¥280,846	¥272,448

CMTH’s net cash flows fluctuate year by year depending on CMTH’s investment, ALM and funding strategies, as well as the market and business environments affecting its clients’ needs for deposits and loans.

Net cash generated from operating activities was ¥56,437 million for the fiscal year ended March 31, 2010, compared to net cash used in operating activities of ¥690,415 million for the fiscal year ended March 31, 2009. The change was mainly due to a net decrease in loans and advances and a net increase in cash collateral on securities lent and repurchase agreements which was only partially offset by a net decrease in deposits.

Net cash flows generated from investing activities were ¥464,519 million for the fiscal year ended March 31, 2010, compared to net cash flows used in investing activities of ¥590,577 million for the fiscal year ended March 31, 2009. The change was primarily due to an increase in proceeds from sale of investment securities that was partially offset by the outflow due to the purchase of investment securities.

Net cash used in financing activities was ¥512,860 million for the fiscal year ended March 31, 2010, compared to net cash generated from financing activities of ¥994,703 million for the fiscal year ended March 31, 2009. The change was mainly due to a decrease in proceeds from borrowings and an increase in repayments of borrowings.

As a result, cash and cash equivalents at March 31, 2010 were ¥280,846 million, an increase of ¥8,398 million compared to cash and cash equivalents of ¥272,448 million at March 31, 2009. CMTH believes that its working capital is sufficient to meet its requirements.

Dividends

Dividends recognized by CMTH for the fiscal years ended March 31, 2010 and 2009 were as follows:

	For the fiscal year ended March 31,
	2010	2009	2010	2009
	Dividend per share		Aggregate amounts
	(Yen)		(Millions of yen)

Common stock	¥5.0	¥7.0	¥5,786	¥6,911
Class II preferred shares	14.4	14.4	1,350	1,350
Class III preferred shares	20.0	20.0	629	2,666

In June 2010, the following dividends were approved by a common shareholders’ meeting. CMTH’s consolidated financial statements for the fiscal year ended March 31, 2010 do not include this dividend payable as it was approved after year end.

	Dividend per	Aggregate
	share	amounts
	(Yen)	(Millions of yen)

Common stock	¥ 8.0	¥13,264

Related Party Transactions

CMTH has certain business relationships with related parties. Transactions with such parties are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those applied to third party customers. These transactions also do not involve more than normal risk of collectibility or present other unfavorable features.

Major Shareholder

The RCC holds 30.20% of CMTH’s common stock as a result of the Japanese government’s injection of public funds into the predecessor banks of CMTH. As of March 31, 2010, the balance of loans and advances to the RCC was ¥42,356 million and the balance of other assets to the RCC was ¥80,275 million. As of March 31, 2009, the balance of loans and advances to the RCC was ¥45,739 million and the balance of other assets to the RCC was ¥78,860 million. Interest rates on loans and advances to the RCC are based on indexed TIBOR, which was comparable to the market interest rate at the time of origination.

Key Management Personnel

Key management personnel are defined as those persons having the authority and responsibility for planning, directing and controlling the activities of CMTH, namely the directors and executive officers of CMTH.

For the fiscal years ended March 31, 2010 and 2009, CMTH made no loans to key management personnel.

LIQUIDITY AND CAPITAL RESOURCES

CMTH recognizes two types of liquidity risk. In a narrow, cash flow sense, liquidity risk is the risk that CMTH either will be unable to secure necessary funds due to a poor financial position or will be forced to acquire funds at interest rates significantly higher than ordinary prevailing rates. In a broader, market-wide sense, liquidity risk is the risk that turmoil in the market will impede CMTH’s ability to execute transactions or will compel CMTH to execute transactions at prices significantly higher than ordinary prevailing rates.

CMTH has established guidelines with respect to the narrow, cash-flow type of liquidity risk at each trust bank subsidiary, particularly with respect to cash gaps, and CMTH monitors compliance with these guidelines in order to control cash flow liquidity risk. In addition, CMTH has established contingency plans regarding measures to be invoked in times of emergency in order to facilitate timely and flexible responses to liquidity risk threats.

CMTH enhances its ability to accurately identify cash flow risk by entrusting liquidity risk management to the Risk Management Department of each trust bank subsidiary and cash flow control to its treasury department which raises the funds required to secure sufficient liquidity for a certain period based on a daily estimate on the liquidity position.

With respect to monitoring the broader, market-wide form of liquidity risk, limits of trading value are assigned for each type of transaction, based on such factors as transaction value and CMTH’s strategic objectives. CMTH monitors compliance with the assigned trading amounts.

Funding Approach

CMTH seeks to enhance the management of its liquidity to meet clients’ loan requirements and deposit withdrawals and to enable it to respond to unforeseen situations, such as adverse movements in securities markets or changes in general domestic economic conditions. In accordance with regulatory reserve requirements, CMTH maintains reserves with the BOJ against a certain portion of all checking and savings accounts and time deposits. CMTH relies primarily on deposits from individuals located in Japan for funding, which CMTH believes is a relatively stable source of funds. CMTH also raises money through deposit-like trust products (such as principal-guaranteed loan trusts and money trusts), the amount of which is recorded on the consolidated statement of financial position as due to investors of trust accounts as another stable source of funds. In addition, CMTH supplements its sources of liquidity by maintaining a portfolio of securities with high credit ratings that can be quickly converted into cash.

According to its Liquidity Risk Management Regulation, CMTH’s treasury department controls and manages liquidity risk by assessing the money market circumstances and funding environment, and reports the current funding condition to the executive committee every month. Under guidelines in the Liquidity Risk Management Regulation for how to address an anticipated future cash gap, the treasury department utilizes various kinds of funding resources, such as liquidity provided by BOJ through funding operations, securities lent and repurchase agreements with cash collateral, and short term deposits from banks through money market, to ensure sufficient liquidity.

Capital Adequacy

CMTH, Chuo Mitsui and Chuo Mitsui Asset are subject to regulatory capital requirements administered by the FSA in accordance with the provisions of the Banking Act and related regulations.

The FSA’s capital adequacy guidelines closely follow the risk-adjusted approach proposed by the Basel Committee of Banking Supervision and are intended to further strengthen the soundness and stability of Japanese banks. Under the risk-adjusted capital framework of the FSA’s capital adequacy guidelines, on-balance sheet assets and off-balance sheet exposures are assessed according to broad categories of relative risk, based primarily on the credit risk of the counterparty, country transfer risk and the risk regarding the category of transactions.

The FSA provides two sets of capital adequacy standards. One is a standard applicable to Japanese banks and bank holding companies and banks with overseas branches conducting international operations, as defined (the “international standard”), and the other is applicable to Japanese banks and bank holding companies that are not engaged in international operations conducted by overseas branches (the “domestic standard”). The international standard requires a minimum risk-adjusted capital ratio of 8.0%, including capital charges for market risk, for banking institutions with international operations, while minimum capital ratio is 4.0% for baking institutions which do not have overseas branches under the domestic standard.

The FSA’s capital adequacy guidelines place considerable emphasis on tangible common shareholders’ equity as the core element of the capital base, with appropriate recognition of other components of capital.

For banking institutions that do not have overseas branches, capital is classified into two tiers, referred to as core capital, or Tier I, and supplementary capital, or Tier II. Core capital generally consists of shareholders’ equity less any recorded goodwill and certain other items. Supplementary capital may be counted up to the amount equivalent to core capital and generally consists of (i) the general reserve for possible loan losses (subject to a limit of 0.625% of total risk-adjusted assets and off-balance sheet exposures), (ii) the balance of subordinated perpetual debt and (iii) the balance of subordinated term debt with original maturity of over five years and limited life preferred equity (up to a maximum of 50% of core capital).

CMTH, Chuo Mitsui and Chuo Mitsui Asset do not have overseas branches and are subject to the minimum capital adequacy ratio of 4.0%.

Under FSA guidelines, the amount of net deferred tax assets that can be recorded without diminishing the Tier I capital of major Japanese banks and their holding companies, including CMTH is limited to 20% of the level of their Tier I capital.

In 2004, the Basel Committee announced the Basel II amended rules with respect to minimum capital requirements, including amended risk weight calculations, the inclusion of operational risk and the introduction of internal rating systems, supervisory review and market discipline through effective disclosure. The amendments adopt variable risk weights according to the credit rating given to the obligor of the risk assets. The better the credit rating of an obligor, the lower is the risk weight applicable to the risk assets owed by it. The amended rules also require financial institutions to establish an internal risk management system, to disclose relevant information and to establish an appropriate reserve against operational risk. These rules took effect in Japan in 2007, except for the introduction of the advanced IRB approach and the advanced measurement approach which took effect in 2008.

The table below summarizes the composition of regulatory capital and the ratios of CMTH on a consolidated basis as of March 31, 2010, and March 31, 2009. During those years, CMTH and individual entities within CMTH complied with all of the externally imposed capital requirements to which they were subject.

	At March 31,
	2010	2009
	(Millions of yen, except percentages)

Tier I capital
Capital stock	¥261,608	¥261,608
Non-cumulative perpetual preferred stock	–	100,175
Capital surplus	–	–
Retained earnings	377,592	338,524
Treasury shares (−)	270	262
Projected amount of distribution (−)	13,264	7,765
Foreign currency translation adjustment	(1,738)	(2,045)
Minority interest of consolidated subsidiaries	187,805	187,763
Non-dilutive preferred securities issued by overseas SPCs	183,500	183,500
Goodwill equivalent amount (−)	35,304	37,755
Amount equivalent to capital increase due to securitization transactions (−)	20,401	26,681
Amount equivalent to 50% of exceeding the expected loss amount exceeding the qualifying reserve (−)	13,602	14,370
Total Tier I capital before deduction of deferred tax assets (total amount of above respective items)	742,425	699,016
Amount of deferred tax assets deducted	–	52,412

Total Tier I capital (A)	742,425	646,603

Non-dilutive preferred securities with interest rate step-up provisions (B)	¥85,000	¥85,000

	At March 31,
	2010	2009
	(Millions of yen, except percentages)

Tier II capital
General reserve for possible loan losses	0	0
Amount of qualifying reserve exceeding the expected loss amount	–	–
Liability type fundraising means	319,250	267,070
Perpetual subordinated bonds	116,750	119,570
Fixed-term subordinated bonds and fixed-term preferred shares	202,500	147,500
Amount not includable Tier II capital	–	–

Total Tier II capital (C)	319,251	267,070

Items for deduction (D)	23,041	21,841

Capital amount (E) = (A) + (C) − (D)	1,038,635	891,832

Risk weighted assets, etc.
Credit risk-weighted asset amount	7,022,674	6,855,889
On-balance sheet items	6,371,285	6,087,070
Off-balance sheet items	651,389	768,818
Amount arrived at by dividing operational risk equivalents by 8%	503,395	541,112

Total (F)	¥7,526,070	¥7,397,001

Consolidated capital adequacy ratio (domestic standard) = (E)/(F) x 100	13.80%	12.05%
(A)/(F) x 100	9.86%	8.74%
(B)/(A) x 100	11.44%	13.14%

Note: The table above is prepared based on information prepared in accordance with Japanese GAAP. To be consistent with Japanese GAAP, the numbers are rounded down.

Capital Allocation Operations

CMTH, as the holding company, undertakes capital allocation operations by allocating capital of CMTH to each of its trust bank subsidiaries and asset management subsidiaries by each business unit for its risks (credit risk, market risk and operational risk). The capital allocation plan is formulated by the capital management department of the holding company based on the risk status ascertained through the integrated risk management system and the annual plan. The plan is also reviewed for appropriateness by the Risk Management Department and is approved by the Board of Directors. Each business unit operates its business in compliance with the allocated risk capital (amount of required risk capital).

The Risk Management Department monitors the adherence to the allocated risk capital (amount of required risk capital) and the risk status on a monthly basis and reports to the Executive Committee and the Board of Directors. The capital allocation plan is reexamined on a regular basis each quarter, and also whenever deemed necessary due to modifications to the business plan of any one of the group companies or change in risk status.

Assessment of Capital Adequacy Level, Capital Strategy

The level of capital adequacy is assessed each time a capital allocation plan is formulated or re-examined, and is reported to the Executive Committee and the Board of Directors.

An assessment of the capital adequacy level is conducted based on the status of the required level of regulatory capital, the ratio of Tier I capital to capital and the results of the review of the appropriateness of the capital allocation plan. The review of the appropriateness of the capital allocation plan, occurs at the same time as the review of the appropriateness of the method of capital allocation, and the level at which capital can buffer against stress is also reviewed. Based on the results of the assessment of the capital adequacy level,

CMTH formulates and carries out a capital strategy, including goals for capital levels and policies for capital financing, thereby ensuring an adequate financial base that corresponds to the risks in the business.

RESEARCH, DEVELOPMENT, PATENTS AND LICENSES

CMTH does not conduct any significant research and development activities.

OFF-BALANCE SHEET ARRANGEMENTS

Guarantees and Other Off-Balance Sheet Instruments

In the normal course of its business, CMTH engages in several types of off-balance sheet arrangements to meet the financing needs of its customers, including guarantees and commitments to extend credit. The following table summarizes these commitments as of March 31, 2010 and 2009.

	At March 31,
	2010	2009
	(Millions of yen)

Financial guarantees	¥18,281	¥23,857
Loan commitments and other credit-related obligations – individual	119,982	123,568
Loan commitments and other credit-related obligations – corporate	732,655	658,923
Commitments to invest in partnerships	21,149	26,883

Total	¥892,067	¥833,231

The contractual amounts of these guarantees and loan commitments and other credit-related obligations represent the amounts at risk should the contracts be fully drawn upon with a subsequent default by CMTH’s clients and a decline in the value of the underlying collateral. Because many of these commitments expire without being drawn upon, the total contractual or notional amounts of these commitments do not necessarily represent CMTH’s future cash requirements. Such risks are monitored and managed as a part of CMTH’s risk management system as set forth in “—Quantitative and Qualitative Disclosures about Credit, Market and Other Risks” below.

CMTH maintains an allowance for losses on its off-balance sheet arrangements. This allowance is included in other liabilities. The allowance for losses on off-balance sheet credit instruments was ¥95 million as of March 31, 2010 and ¥189 million as of March 31, 2009.

Cash Collateral on Securities Lent and Repurchase Agreements

CMTH enters into repurchase agreements and securities lending transactions to raise short-term funds as part of its funding strategy. Because CMTH accounts for those transactions as collateralized financing transactions, CMTH’s proprietary securities positions sold or lent under those transactions remain on its consolidated statement of financial position. For CMTH’s accounting policies relating to securities sold under repurchase agreements and securities lending transactions, see Note 2 in CMTH’s consolidated financial statements included elsewhere in this prospectus. The following table summarizes ending balances of these transactions for each of the periods shown.

Ending balances
(Millions of yen)

Cash collateral on securities lent and repurchase agreements
At the quarter ended:
March 31, 2008	¥1,821,318
June 30, 2008	2,122,620
September 30, 2008	1,892,085
December 31, 2008	1,100,123
March 31, 2009	1,255,648
June 30, 2009	1,563,039
September 30, 2009	1,609,981
December 31, 2009	1,324,779
March 31, 2010	1,702,698

Special Purpose Entities

In the normal course of business, CMTH engages in numerous transactions involving SPEs, which are primarily used to provide CMTH as well as CMTH’s customers with efficient access to funds and investment opportunities.

CMTH participates in SPEs that CMTH establishes as well as those established by third parties. With respect to each of the SPEs CMTH is involved with, CMTH performs an assessment to determine whether its relationship with the SPE indicates substantive control by CMTH. CMTH’s assessment of control is based on the analysis of facts and circumstances surrounding each transaction, including whether in substance:

•	the activities of the SPE are being conducted on behalf of CMTH according to its specific business needs so that CMTH obtains benefits from the SPE’s operation;

•	CMTH has the decision-making powers to obtain the majority of the benefits of the activities of the SPE or, by setting up an autopilot mechanism, CMTH has delegated these decision-making powers;

•	CMTH has rights to obtain the majority of the benefits of the SPE and, therefore, may be exposed to risks incident to the activities of the SPE; or

•	CMTH retains the majority of the residual or ownership risks related to the SPE or its assets in order to obtain benefits from its activities.

Based on the analysis above, an SPE is consolidated into CMTH’s consolidated financial statements if CMTH concludes that it controls the SPE. CMTH performs a control assessment at its initial involvement with an SPE. Control is then reassessed whenever changes in facts and circumstances may indicate that CMTH has lost control it previously had or has gained control which it previously did not have. When an SPE is consolidated, its assets and liabilities as well as its income and expenses are reflected, after elimination of inter-company transactions, in CMTH’s consolidated financial statements. Parties involved with SPEs generally have recourse only to the assets of the SPE. CMTH does not have contractual obligations to provide financial support or guarantees to the SPEs with which it is involved.

Types of SPEs

Asset-backed Financing Vehicles. CMTH is involved with asset-backed financing vehicles established and managed by third-party financial institutions. Because these vehicles were set up and have been managed primarily to enable the third-party financial institutions which formed asset-backed financing vehicles to reduce their risk-weighted assets, CMTH concluded that it had no control over these vehicles and CMTH did not consolidate the vehicle. The total lending by CMTH to these vehicles amounted to ¥54,000 million as of March 31, 2010 and ¥44,000 million as of March 31, 2009.

Credit-linked Notes. CMTH is involved with several vehicles that were established and have been administered by third parties to structure credit-linked notes. Credit-linked notes are debt securities in which credit default swap referenced to specific companies are embedded. Generally, credit-linked notes are structured either to reduce credit exposure to a particular debtor by an issuer or to provide investment opportunities. The vehicles CMTH is involved with have been established to provide investment opportunities, wherein a vehicle raises funds via issuance of credit-linked notes to investors and simultaneously enters into a credit default swap referenced to the credit risk of a targeted company with a counterparty that is unrelated to CMTH. The vehicles use the funds raised to purchase high-quality debt securities, such as JGBs, as collateral to the notes issued. CMTH purchases credit-linked notes issued by the vehicles for investment purposes.

CMTH consolidates the vehicles if CMTH holds a majority of the notes issued by the vehicles. The total amount of the notes purchased by CMTH in respect to the vehicles consolidated by CMTH, which represents the maximum exposure to CMTH, was ¥61,358 million as of March 31, 2010 and ¥49,340 million as of March 31, 2009. The amount of the notes purchased by CMTH from the non-consolidated vehicles was ¥24,239 million as of March 31, 2010 and ¥22,205 million as of March 31, 2009.

Investment Funds. Investment funds in which CMTH is involved primarily consist of investment trusts and investment partnerships.

CMTH invests in professionally managed investment trusts that pool funds raised from general investors and invest in, among others, equity and debt securities. Most of these funds take the form of a trust where there is a separation of investment decisions and ownership through beneficiary interests issued to investors. CMTH consolidates an investment trust when CMTH owns a majority of the beneficiary interests issued by the investment trust and has control over the investment funds.

The investment partnerships CMTH is involved with primarily consist of private equity investment funds. These funds are typically structured as limited partnerships, where a general partner solicits funds from investors who participate as limited partners. Generally, the general partner is responsible for investment management and administration, including the selection of underlying investments and day-to-day operations. These partnerships are not considered SPEs because the control by a general partner is considered substantive. However, with respect to certain partnerships, control by a general partner is not considered substantive because the general partner is only given a perfunctory role and investment management and administration are contractually delegated to third-party professional managers. This type of partnerships are considered SPEs.

With respect to the partnerships that are not SPEs, CMTH participates in the partnerships generally both as a general partner and a limited partner and the partnerships are consolidated by CMTH if CMTH controls over the partnerships. With respect to the partnerships that are SPEs, CMTH participates in the partnership as one of many limited partners and CMTH does not control the SPE, therefore, CMTH does not consolidate any of these partnerships.

The total amount of CMTH’s beneficiary interests and partnership interests in both the SPE and non-SPE investment funds that were consolidated was ¥40,265 million as of March 31, 2010 and ¥40,570 million as of March 31, 2009. The total assets held by both the SPE and non-SPE investment funds that were consolidated by CMTH amounted to ¥63,995 million as of March 31, 2010 and ¥ 104,858 million as of March 31, 2009.

Real Estate Investment Vehicles. CMTH is involved with SPEs, which typically take the form of a limited partnership or special purpose corporations, used to raise funds in connection with real estate development or to acquire existing real estate properties. CMTH’s involvement with the real estate investment vehicles include provision of debt financing, investment in partnership or equity interests, which are subordinate to debt financing, or both. The lenders and investors to the real estate investment vehicles usually have recourse only to the assets held by the vehicles, except where the original owners of the real estate or real estate developers provide some forms of guarantees to the vehicles, in which case the lenders and investors have recourse against the original owners or developers.

None of CMTH’s lending and investments in each of these vehicles is significant in relation to the total funds raised, and consequently CMTH did not consolidate these vehicles. The total amount of CMTH’s lending to and investments in the real estate investment vehicles was ¥576,662 million as of March 31, 2010 and ¥ 781,683 million as of March 31, 2009.

Securitization Vehicles. CMTH establishes entities to securitize financial assets it originates, including corporate loans, and retail loans, including residential mortgage loans. These entities issue debt securities or beneficial interests to investors whose interest and repayments are sourced from the underlying financial assets held by the entities. In many cases, subordination is created among the debt securities issued by the entities. These entities are considered subsidiaries of CMTH as their sole purpose is to securitize financial assets originated by CMTH. Where CMTH retains a subordinated interest in the entity, CMTH examines the extent of risks and rewards it retained in the financial assets transferred and other aspects pertaining to the arrangement to determine whether derecognition of the assets transferred is appropriate. For more information about the securitization activities of CMTH, refer to Note 46 to CMTH’s audited consolidated financial statements included elsewhere in this prospectus.

CMTH also invests in securitization vehicles managed by third parties that purchase pools of assets primarily consisting of residential mortgage loans from other financial institutions. The vehicles fund these purchases by issuing securities in multiple seniorities, whose interest and repayments are sourced from the underlying financial assets held by the vehicles. In most cases, CMTH only holds investments in senior securities with high credit ratings. However, in certain cases where CMTH is exposed to the majority of risks and rewards through its investments, CMTH consolidates the vehicles. The amount of investments CMTH held in the consolidated vehicles was ¥195,548 million as of March 31, 2010 and ¥201,378 million as of March 31, 2009. The amount of total assets held by the consolidated vehicles was ¥525,749 million as of March 31, 2010 and ¥612,864 million as of March 31, 2009. The amount of investments CMTH held in the non-consolidated vehicles was ¥97,669 million as of March 31, 2010 and ¥112,677 million as of March 31, 2009.

Other. Other SPEs CMTH is involved with include vehicles established to structure nonrecourse financing or leveraged leases in connection with the acquisition of large equipment, including aircrafts and ships, and vehicles established by operating companies to raise funds for their operating purposes. CMTH does not consolidate these vehicles because its involvement is limited to provision of financing and it does not participate in the majority of risks and rewards.

In addition, CMTH has established off-shore vehicles in trust preferred arrangements where the vehicles issue preferred securities to third-party investors to purchase subordinated debt issued by CMTH.

Because their sole purpose is to raise capital for CMTH, the vehicles are consolidated by CMTH. The amount of preferred securities issued by the vehicles to third party investors was ¥189,700 million as of March 31, 2010 and ¥189,700 million as of March 31, 2009.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

In the normal course of business, CMTH enters into contractual agreements whereby it commits to future payments to unaffiliated parties. The following table shows a summary of CMTH’s contractual conditional or unconditional obligations at March 31, 2010:

	Payments due by period
	Less than			More than
	1 year	1-3 years	3-5 years	5 years	Total
	(Millions of yen)

Time deposit obligations	¥3,698,920	¥2,509,092	¥1,275,478	¥70,630	¥7,554,120
Due to investors of trust accounts	1,296,562	123,128	91,650	79,067	1,590,407
Long-term debt obligations	7,685	69,580	94,507	143,674	315,446
Long-term borrowing obligations	6,174	23,874	70,846	5,880	106,774

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT CREDIT, MARKET AND OTHER RISKS

Introduction

Basic Policies on Risk Management

CMTH is working to improve its risk management system recognizing the importance of risk management to ensure sound and stable management of CMTH. Risk management is therefore one of the most important functions in CMTH.

CMTH aims to manage the risks particular to each business or transaction, prevent the emergence of risks, and control risks even where they appear so that losses can be contained. CMTH has established an integrated risk management system as a framework for assessment of risks in a comprehensive manner and to keep risks within set limits. Risks are classified into credit risk, market risk, liquidity risk, and operational risk (procedural risk, system risk, legal risk, human risk and tangible fixed asset risk). The results of the monitoring of risk status are reported to the Executive Committee and the Board of Directors on a monthly basis.

CMTH has also created a capital management system as a framework for assessing and controlling the level of capital which is required in the business.

Group Risk Management System

Supervision of risk management of CMTH is one of the most important functions of the holding company, Chuo Mitsui Trust Holdings, Inc. CMTH has established the Rules for Risk Management as the key principles for risk management and aimed to improve and upgrade its risk management system. Policies and plans are then formulated for each year with respect to risk management.

The Risk Management Department at the holding company supervises overall group risk management, monitors the risk status of the group, and issues instructions to its trust bank and asset management subsidiaries on the development of proper risk management systems. Additionally, the Compliance Department has been formed at the holding company to formulate risk and compliance policies for the group and to monitor the status of management and operations.

An internal audits system is in place whereby the holding company determines policy for improving the internal audit system for the group, supervises internal audit functions of the trust bank and asset management subsidiaries and issues instructions upon receipt of reports on audit results and the status of improvements carried out by those subsidiaries.

The trust bank and asset management subsidiaries have developed systems for risk management corresponding to the risk characteristics and compliance requirements of each business.

The Board of Directors of the holding company obtains information on and monitors, assesses and analyzes the risk status of the group. Additionally, the Directors recognize that risk management has a material impact on the achievement of their strategic targets, and the Executive Officers in charge of risk management strive to accurately recognize the status and examine policies and specific measures based on a sufficient understanding of source, type and characteristics of risks and methods and importance of risk management. The roles and responsibilities of Directors and Executive Officers in charge of risk management are outlined in the respective Rules for Risk Management.

Credit Risk

Credit risk is the risk of suffering losses in financial assets and off-balance sheet items as a result of deterioration of financial conditions of customers, clients or market counterparties. CMTH outlines a core framework for risk management in the Rules for Risk Management, and outlines specific requirements for credit risk management in the Rules for Credit Risk Management. In order to maintain asset quality and avert the unpredictable development of nonperforming assets, the target for credit risk management includes lending transactions, market transactions and off-balance sheet transactions.

CMTH has also established the Risk Management Department at each trust bank subsidiary, which performs credit risk management with the Risk Management Department of the holding company and the credit-related departments. In addition, CMTH has established the Investment and Credit Committee at Chuo Mitsui, the trust bank subsidiary that conducts most of the group’s credit-related business. The Investment and Credit Committee consists of the president and executives of Chuo Mitsui who are in charge of the risk management, and reviews the credit status of loan and security investments.

CMTH monitors the risk status on a monthly basis to ensure that each business unit remains within the capital allocation amount established by the holding company as the maximum level of credit risk that may be assumed by the credit risk-related departments. In addition, CMTH’s risk management rules are designed to reduce credit concentration with respect to borrowers in specific industries or corporate groups.

The credit risk amounts and credit balances by industry and credit rating are monitored quarterly and provided to the Investment and Credit Committee with regular updates on portfolio status.

In order to monitor the lending activities and achieve appropriate levels of return, CMTH has also established a risk index spread corresponding to the degree of risk inherent in each lending transaction of Chuo Mitsui, including the duration of the credit and the level of borrower integrity based on that borrower’s internal credit rating.

Reports on the status of risk are also sent to the Executive Committee and Board of Directors on a monthly basis.

Credit Risk Measurement

Lending Operations

The estimation of credit exposure is complex and requires the use of models, as the value of a product varies with changes in market variables, expected cash flows and the passage of time. The assessment of credit risk of a portfolio of assets entails further estimations as to the likelihood of defaults occurring, of the associated loss ratios and of default correlations between counterparties.

CMTH has developed models to support the quantification of credit risk. These rating and scoring models are in use for all key credit portfolios and form the basis for measuring default risks. In measuring credit risk of loans and advances at a counterparty level, CMTH considers three components: (i) the “probability of default”, or PD, by the client or counterparty on its contractual obligations; (ii) current exposures to the counterparty and its likely future development, from which CMTH derive the “exposure at default”, or EAD; and (iii) the likely loss ratio on the defaulted obligations (the “loss given default”), or LGD. The models are reviewed regularly to monitor their robustness relative to actual performance and amended as necessary to optimize their effectiveness. These credit risk measurements, which reflect expected loss (the “expected loss model”), are required by the Basel Committee on Banking Regulations and the Supervisory Practices (the Basel Committee) and are embedded in CMTH’s daily operational management. The operational measurements can be contrasted with impairment allowances required under IAS 39, which are based on losses that have been incurred at the date of the consolidated statement of financial position (the “incurred loss model”) rather than expected losses.

Probability of Default

CMTH assesses the PD of individual counterparties using internal rating tools tailored to the various categories of counterparty. They have been developed internally and combine statistical analysis with credit officer judgment. They are validated, where appropriate, by comparison with externally available data. CMTH’s rating method comprises 11 rating levels for the 6 normal grades (A, B+, B, C+, C, and C-), the 2 caution grades (D1, D2), and the 3 close observation or lower grades (D3, E, and F). The master scale assigns each rating category exactly one range of probabilities of default, which is stable over time. The rating methods are subject to an annual validation and recalibration so that they reflect the latest projection in the light of all actually observed defaults.

CMTH has established and maintains internal credit ratings for each corporate client or counterparty. The internal credit rating is designed to link to external ratings designated by rating agencies, including Moody’s Investors Service, Inc., or Moody’s, and Standard & Poor’s Financial Services LLC, or S&P. The following table shows CMTH’s reconciliation between external and internal ratings.

Internal rating	External rating Moody’s	External rating S&P	Borrower Classification	Description of the grade

A B+ B C+ C C-	Aaa to Aa3 A1 to A3 Baa1 Baa2 to Baa3 Ba1 Ba2 to Ba3	AAA to AA- A+ to A- BBB+ BBB to BBB- BB+ BB to BB-	Normal	Normal

D1 D2	B1 Below B2	B+ Below B	Caution	Caution

D3 E F	N/A N/A N/A	N/A N/A N/A	Close observation Possible bankruptcy Virtual or legal bankruptcy	Close observation or lower

In CMTH, PD, which is based on the risk parameters standard under Basel II, is calculated as the risk weight of the respective internal ratings weighted with EAD estimated value. As of March 31, 2010, the weighted average of PD for the six normal grades and the two caution grades for corporate clients or counterparties are 0.52% and 8.31%, respectively.

CMTH assigns a borrower classification to each of the counterparties in accordance with its system of internal credit rating based on the borrower’s ability to repay the loans considering such factors as financial condition, external ratings, cash flow projections and profitability. CMTH’s borrower classifications are as follows:

Normal. Borrowers whose business prospects are favorable and whose financial position exhibits no particular problems.

Caution. Borrowers whose business condition is weak or unstable; or who are otherwise having some financial difficulties; or for those who have missed principal or interest payments. In this classification, borrowers are generally current in performing their obligations without significant delays and shortfalls. There are some borrowers whose principal and interest payments are past due or who are in deficit; however, no significant doubt is judged to exist about their ability to repay, considering the nature of industry, business prospects, cash flows, restructuring plan and financial support from others. Nevertheless, these borrowers require special attention on an ongoing basis in view of their financial condition and business prospects. If there is more than insignificant doubt about the borrowers’ ability to repay, they will be downgraded.

Close Observation. Borrowers whose business or financial condition is deteriorating or becoming unstable; or who are otherwise experiencing financial difficulties, and the lending conditions are relaxed such as reduced or suspended interest payments (renegotiated loans).

Possible Bankruptcy. Borrowers whose bankruptcy is not currently imminent but for whom the eventuality of failure in the future is high because financial difficulty exists and a sufficient boost through a business improvement plan, for example, is not expected. This category includes borrowers receiving support from a financial institution or other backer.

Virtual Bankruptcy. Borrowers that face serious financial difficulties, and while they have not been declared legally bankrupt, are substantially in the same condition of insolvency because of serious financial difficulties or because of a lack of prospects for successful restructuring. These borrowers have low prospects of future profitability and continued solvency because, among other reasons, their business and financial condition has significantly deteriorated, or some or all of their loans are past due.

Legal Bankruptcy. Borrowers who have entered into bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings or similar proceedings, or whose bills are subject to suspension at the clearing house.

Not Rated. CMTH does not assign borrower classifications to certain financial instruments, principally including securitized financial assets such as ABSs and mortgage backed securities. CMTH, however, monitors such securities using other available information, such as external ratings, performance, cash flows, underlying collaterals, level of subordination and other credit enhancement, etc. for credit risk management.

Exposure at Default

EAD is based on the amounts CMTH expects to be owed at the time of default. For example, for a loan this is the face value. For a commitment, CMTH includes any amount already drawn plus the further amount that may have been drawn by the time of default, should it occur.

Loss Given Default/Loss Severity

Loss given default or loss severity represents CMTH’s expectation of the extent of loss on a claim should default occur. It is expressed as percentage loss per unit of exposure. It typically varies by type of counterparty, type and seniority of claim and availability of collateral or other credit support. The measurement of EAD and loss given default is based on the risk parameters standard under Basel II for measuring the exposure for credit risk on a portfolio basis (for example, housing loans).

Derivatives and Long-term Settlement Transactions

CMTH manages counterparty credit risk on derivatives and long-term settlement transactions based on current and potential credit exposures. Counterparty credit risk is calculated by adding the future potential exposure to the current replacement costs that would be required to enter into contacts with comparable terms and conditions in the market. Counterparty credit risk is managed through CMTH’s asset self-assessments conducted on a regular basis (quarterly and semiannually), which monitors the amounts of the counterparty credit risk to manage the exposure within the allocated capital amount. In addition, counterparty credit risk is subject to an assessment of credit risk concentration and is controlled together with the credit risk on on-balance sheet items such as loans and advances.

Risk Limit Control and Mitigation Policies

The Japanese Banking Act, or the Banking Act, restricts the aggregate amount of loans, guarantees and capital investments to any single customer for the purposes of avoiding excessive concentration of credit risk. The aggregate amount of lending, which for this purpose includes equity investments, guarantees or other extensions of credit, by a bank (or a bank together with its subsidiaries and affiliates), with some exceptions, may not exceed 25% (or 15% if the client is a principal shareholder of the bank) of the total qualifying capital of the bank (or the bank together with its subsidiaries and affiliates) with respect to a single customer and 40% of total qualifying capital of the bank (or the bank together with its subsidiaries and affiliates) with respect to a customer group. The same restriction applies to a bank group on a consolidated basis. For a bank group (a bank, its subsidiaries and certain of its affiliates), the applicable limit in respect of the aggregate exposure is 25% of the total qualifying capital of the bank group for any single client or 40% of the total qualifying capital of the bank group for a client and certain of the bank group’s affiliates. If such client is a principal shareholder of the bank, the applicable limit is 15% for any single client and 25% for a client and certain of the bank group’s affiliates.

In addition to the limit on exposure to a single client or their affiliates as described above, CMTH has internal rules to control its exposure to a single counterparty or groups of counterparties. Counterparty limits for a client with Normal borrower classification require the formal approval of the Investment and Credit Committee. For the other exposures with borrower classification other than Normal, there are stringent internal rules to restrain credit exposure to a single counterparty or groups of counterparties.

The current status of large counterparty credit exposures by each rating is monitored and reported to the Investment and Credit Committee on a monthly basis and to the Executive Committee on a quarterly basis. Other specific control and credit risk mitigation measures are outlined below:

Collateral

Collateral is classified into types such as deposit collateral, commercial bills, securities, real estate, assignment of obligation, pledge of obligation, and other movables and immovables. CMTH has determined the methods of assessing the collateral according to the nature and characteristics of the collateral and also has established rules and manuals for revising assessments.

For the purpose of assessing the collateral, haircuts are set for respective types of collateral. Particularly for real estate collateral, rates of haircut are examined on the basis of historical records for sales of foreclosed assets. Additionally, assessment of marketable securities is reviewed and the ratio of loan to collateral value is checked every month.

In order to ensure that the collection of principal and interest is effectively secured by collateral, procedures are established to confirm that the collateral setter has lawful title over the pledged assets and the right is perfected through registration of the collateral. The foregoing procedures are performed when originating loans and advances.

Upon registration of collateral, its effectiveness and marketability is carefully judged and assessed, for example, by considering whether or not there is excessive concentration in the names on collateral share certificates.

Offsetting and Netting

Deposits may be offset against loans and advances to the customers in accordance with the terms and conditions in the bank transaction agreements after ensuring that the offset is legally enforceable. CMTH checks the balances and conditions of individual deposits at the time of loan origination and, subsequently, monitors the status of customer deposits on a daily basis.

For the application of bilateral netting agreements, CMTH obtains a legal opinion to ensure that netting is legally enforceable under the laws of the jurisdiction of the transaction counterparties with respect to the types of transactions specified in the master netting agreements.

Guarantees

Guarantee procedures are followed for corporations (primarily parent companies), credit guarantee associations, guarantee companies and individuals who act as primary guarantors. CMTH confirms whether the guarantor has funds and is a competent person with high creditworthiness. In addition, CMTH assigns an internal rating to corporate guarantors, as used for lending, to assess creditworthiness.

If a guarantor is a parent company or a subsidiary of the primary debtor, the guarantor and primary debtor are managed as a unit of the same corporate group. Additionally, in the case of a guarantee from a party that has a personnel or capital connection with the primary debtor, the guarantor is included in the relevant corporate group, and subject to credit concentration risk monitoring.

Impairment and Provisioning Policies

CMTH’s internal and external rating systems focus on expected credit losses – that is, taking into account the risk of future events giving rise to losses. In contrast, impairment losses are recognized for financial reporting purposes only for losses that have been incurred at the reporting date based on objective evidence of impairment. Due to the different methodologies applied, the amount of incurred credit losses recognized in the consolidated financial statements is usually lower than the amount determined from the expected loss model that is used for internal operational management and banking regulation purposes.

The table below shows CMTH’s on- and off-balance sheet exposures and the associated impairment losses for each of CMTH’s internal rating categories at March 31, 2010, and March 31, 2009. For on-balance sheet financial assets, credit risk exposure indicates the gross amount after deducting any impairment losses recognized in accordance with IAS 39. Impairment losses in the table below include both life-to-date direct write-off impairment and impairment allowance.

	At March 31,
	2010		2009
	Credit risk	Impairment	Credit risk	Impairment
	exposure	losses	exposure	losses
		(Millions of yen)

Normal	¥13,250,682	¥18,314	¥13,753,447	¥17,146
Caution	442,649	9,939	521,944	10,560
Close observation or lower	93,152	69,156	124,523	81,774
Not rated (1)	127,810	–	146,204	–

On-balance-sheet items total	13,914,293	97,409	14,546,118	109,480

Off-balance sheet items total	870,918	–	806,348	–

Total	¥14,785,211	¥97,409	¥15,352,466	¥109,480

Note:

(1)	Mainly securitized financial assets such as ABSs and mortgage-backed securities.

Maximum Exposure to Credit Risk Before Collateral Held or Other Credit Enhancements

Credit risk exposures relating to on-balance sheet items are as follows:

	At March 31,
	2010	2009
	(Millions of yen)

Cash and deposits with banks	¥268,450	¥239,871
Call loans	10,875	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	8,812
Financial assets held for trading other than derivatives (1)	12,007	26,243
Derivative financial assets	203,406	232,378
Financial assets designated at fair value through profit or loss (2)	31,799	64,442
Investment securities – debt securities (3)	1,753,222	2,699,505
Loans and advances	9,710,846	9,831,088
Assets pledged as collateral (4)	1,721,353	1,290,516
Other assets	200,814	129,498

Total	¥13,914,293	¥14,546,118

Note:

(1)	Financial assets held for trading presented above wholly consists of debt securities.

(2)	Financial assets designated at fair value through profit or loss presented above include only debt securities.

(3)	Investment securities – equity securities are not included in the table above because the portfolio account is not exposed to credit risk.

(4)	Assets pledged as collateral wholly consist of debt securities.

Credit risk exposures relating to off-balance sheet items are as follows:

	At March 31,
	2010	2009
	(Millions of yen)

Financial guarantees	¥18,281	¥23,857
Loan commitments and other credit-related obligations – individual	119,982	123,568
Loan commitments and other credit-related obligations – corporate	732,655	658,923

Total	¥870,918	¥806,348

The above table represents maximum credit risk exposure, which indicates the gross amount after deducting any impairment losses recognized in accordance with IAS 39, to CMTH as of March 31, 2010 and as of March 31, 2009 and does not take into account any collateral held or other credit enhancements attached. As shown above, 70% of the total maximum exposure is derived from loans and advances as of March 31, 2010 and 68% as of March 31, 2009. 13% of total maximum exposure represent of the total maximum exposure relating to on-balance sheet items are derived from investments in debt securities as of March 31, 2010 and 19% as of March 31, 2009. Management’s objective is to continue to control and sustain minimal exposure of credit risk to CMTH resulting from both its loans and advances portfolio and debt securities based on the following:

•	99% and 99% of the balance of the loans and advances at March 31, 2010 and March 31, 2009, respectively, are categorized in the top two categories, normal or caution, of the internal rating system;

•	99% and 98% of the balance of the loans and advances at March 31, 2010, and March 31, 2009, respectively, are considered to be neither past due nor impaired; and

•	More than 95% and 97% of the balance of the investment securities-debt securities at March 31, 2010 and March 31, 2009, respectively, have at least an A- credit rating based on S&P rating classification or their equivalent.

The table below provides the comparison analysis of assets above based on the internal rating at March 31, 2010 and March 31, 2009.

			Close observation or
	Normal	Caution	lower	Not rated	Total
	(Millions of yen)

At March 31, 2010
Cash and deposits with banks	¥268,450	¥–	¥–	¥–	¥268,450
Call loans	10,875	–	–	–	10,875
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	–	–	–	1,521
Financial assets held for trading other than derivatives	12,007	–	–	–	12,007
Derivative financial assets	202,821	547	38	–	203,406
Financial assets designated at fair value through profit or loss	2,080	29,719	–	–	31,799
Investment securities	1,637,030	14,172	58	101,962	1,753,222
Loans and advances	9,223,585	397,935	89,326	–	9,710,846
Assets pledged as collateral	1,721,353	–	–	–	1,721,353
Other assets	170,960	276	3,730	25,848	200,814

Total	¥13,250,682	¥442,649	¥93,152	¥127,810	¥13,914,293

			Close observation or
	Normal	Caution	lower	Not rated	Total
	(Millions of yen)

At March 31, 2009
Cash and deposits with banks	¥239,871	¥–	¥–	¥–	¥239,871
Call loans	23,765	–	–	–	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	8,812	–	–	–	8,812
Financial assets held for trading other than derivatives	26,243	–	–	–	26,243
Derivative financial assets	230,811	1,558	9	–	232,378
Financial assets designated at fair value through profit or loss	63,084	70	105	1,183	64,442
Investment securities	2,570,327	14,145	64	114,969	2,699,505
Loans and advances	9,205,560	505,716	119,812	–	9,831,088
Assets pledged as collateral	1,290,516	–	–	–	1,290,516
Other assets	94,458	455	4,533	30,052	129,498

Total	¥13,753,447	¥521,944	¥124,523	¥146,204	¥14,546,118

Concentration of Risks of Financial Assets with Credit Risk Exposure

Geographical Sectors

The following table shows CMTH’s credit exposures at their carrying amounts at March 31, 2010 and 2009 without taking into account any collateral held or other credit support, categorized into geographical regions where counterparties or borrowers are located.

	At March 31, 2010
				Less-
				Impairment
	Japan	United States	Other	allowance	Total
	(Millions of yen)

On-balance sheet items
Cash and deposits with banks	¥245,518	¥195	¥22,737	¥—	¥268,450
Call loans	10,875	—	—	—	10,875
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	—	—	—	1,521
Financial assets held for trading other than derivatives	12,007	—	—	—	12,007
Derivative financial assets	188,484	7,359	7,563	—	203,406
Financial assets designated at fair value through profit or loss	31,799	—	—	—	31,799
Investment securities	1,325,404	120,159	307,659	—	1,753,222
Loans and advances	9,581,036	39,090	151,010	60,290	9,710,846
Assets pledged as collateral	968,200	696,087	57,066	—	1,721,353
Other assets	199,526	1,623	1,212	1,547	200,814

Total	¥12,564,370	¥864,513	¥547,247	¥61,837	¥13,914,293

	At March 31, 2010
		United
	Japan	States	Other	Total
	(Millions of yen)

Off-balance sheet items
Financial guarantees	¥16,929	¥1,323	¥29	¥18,281
Loan commitments and other credit-related obligations — individual	119,982	—	—	119,982
Loan commitments and other credit-related obligations — corporate	731,725	930	—	732,655

Total	¥868,636	¥2,253	¥29	¥870,918

	At March 31, 2009
				Less-Impairment
	Japan	United States	Other	allowance	Total
			(Millions of yen)

On-balance sheet items
Cash and deposits with banks	¥227,586	¥20	¥12,265	¥—	¥239,871
Call loans	11,981	—	11,784	—	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	8,812	—	—	—	8,812
Financial assets held for trading other than derivatives	26,243	—	—	—	26,243
Derivative financial assets	212,856	9,388	10,134	—	232,378
Financial assets designated at fair value through profit or loss	64,442	—	—	—	64,442
Investment securities	2,208,630	229,128	261,747	—	2,699,505
Loans and advances	9,667,076	48,178	179,345	63,511	9,831,088
Assets pledged as collateral	716,398	476,816	97,302	—	1,290,516
Other assets	127,165	2,538	1,575	1,780	129,498

Total	¥13,271,189	¥766,068	¥574,152	¥65,291	¥14,546,118

	At March 31, 2009
		United
	Japan	States	Other	Total
	(Millions of yen)

Off-balance sheet items
Financial guarantees	¥18,513	¥4,151	¥1,193	¥23,857
Loan commitments and other credit-related obligations – individual	123,568	—	—	123,568
Loan commitments and other credit-related obligations – corporate	655,949	2,974	—	658,923

Total	¥798,030	¥7,125	¥1,193	¥806,348

Note:	CMTH principally operates in Japan and credit exposures predominantly rest with the counterparties in Japan. However, these domestic counterparties are well diversified across a variety of industry sectors and the credit risk concentration has been mitigated.

Industry Sectors

The following table shows CMTH’s credit exposures at their carrying amounts at March 31, 2010 and 2009 without taking into account any collateral held or other credit support, categorized into industry sector. In the table below, credit risk exposure by industry sectors indicates the amount after deducting life-to-date direct write-off impairment.

	At March 31, 2010
	Domestic
	Corporate					Individual
			Banks and							Less-
	Manufac-	Government	financial		Other	Housing		Total		impairment
	turing	and public	institutions	Real estate	industries	loans	Other loans	domestic	Overseas	allowance	Total
	(Millions of yen)

On-balance sheet items
Cash and deposits with banks	¥—	¥—	¥245,518	¥—	¥—	¥—	¥—	¥245,518	¥22,932	¥—	¥268,450
Call loans	—	—	10,875	—	—	—	—	10,875	—	—	10,875
Cash collateral on securities borrowed and reverse repurchase agreements	—	—	1,521	—	—	—	—	1,521	—	—	1,521
Financial assets held for trading other than derivatives	1,990	50	7,970	—	1,997	—	—	12,007	—	—	12,007
Derivative financial assets	4,778	—	174,037	3,103	6,566	—	—	188,484	14,922	—	203,406
Financial assets designated at fair value through profit or loss	—	—	—	—	31,799	—	—	31,799	—	—	31,799
Investment securities	9,921	1,167,037	14,888	12,074	121,484	—	—	1,325,404	427,818	—	1,753,222
Loans and advances	953,096	5,945	1,662,671	1,243,964	1,761,822	3,620,867	332,671	9,581,036	190,100	60,290	9,710,846
Assets pledged as collateral	—	930,095	—	—	38,105	—	—	968,200	753,153	—	1,721,353
Other assets	2,336	2,845	164,452	14,616	5,686	8,783	808	199,526	2,835	1,547	200,814

Total	¥972,121	¥2,105,972	¥2,281,932	¥1,273,757	¥1,967,459	¥3,629,650	¥333,479	¥12,564,370	¥1,411,760	¥61,837	¥13,914,293

	At March 31, 2010
	Domestic
	Corporate					Individual
			Banks and
		Government	financial		Other	Housing		Total
	Manufacturing	and public	institutions	Real estate	industries	loans	Other loans	domestic	Overseas	Total
	(Millions of yen)

Off-balance sheet items
Financial guarantees	¥8	¥—	¥31	¥—	¥16,752	¥55	¥83	¥16,929	¥1,352	¥18,281
Loan commitments and other credit related obligation — individual	—	—	—	—	—	41,916	78,066	119,982	—	119,982
Loan commitments and other credit related obligations — corporate	309,952	—	60,336	82,667	278,770	—	—	731,725	930	732,655

Total	¥309,960	¥—	¥60,367	¥82,667	¥295,522	¥41,971	¥78,149	¥868,636	¥2,282	¥870,918

	At March 31, 2009
	Domestic
	Corporate					Individual
			Banks and							Less-
	Manufac-	Government	financial		Other	Housing		Total		impairment
	turing	and public	institutions	Real estate	industries	loans	Other loans	domestic	Overseas	allowance	Total
	(Millions of yen)

On-balance sheet items
Cash and deposits with banks	¥—	¥—	¥227,586	¥—	¥—	¥—	¥—	¥227,586	¥12,285	¥—	¥239,871
Call loans	—	—	11,981	—	—	—	—	11,981	11,784	—	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	—	—	8,812	—	—	—	—	8,812	—	—	8,812
Financial assets held for trading other than derivatives	8,172	117	8,971	—	8,983	—	—	26,243	—	—	26,243
Derivative financial assets	5,360	—	193,940	4,202	9,354	—	—	212,856	19,522	—	232,378
Financial assets designated at fair value through profit or loss	—	—	—	—	64,442	—	—	64,442	—	—	64,442
Investment securities	9,762	2,032,914	11,588	10,250	144,116	—	—	2,208,630	490,875	—	2,699,505
Loans and advances	1,038,646	6,810	1,530,921	1,389,369	1,959,721	3,370,466	371,143	9,667,076	227,523	63,511	9,831,088
Assets pledged as collateral	—	716,398	—	—	—	—	—	716,398	574,118	—	1,290,516
Other assets	2,695	5,244	85,578	17,393	6,635	8,665	955	127,165	4,113	1,780	129,498

Total	¥1,064,635	¥2,761,483	¥2,079,377	¥1,421,214	¥2,193,251	¥3,379,131	¥372,098	¥13,271,189	¥1,340,220	¥65,291	¥14,546,118

	At March 31, 2009
	Domestic
	Corporate					Individual
			Banks and
		Government	financial		Other	Housing		Total
	Manufacturing	and public	institutions	Real estate	industries	loans	Other loans	domestic	Overseas	Total
	(Millions of yen)

Off-balance sheet items
Financial guarantees	¥65	¥—	¥94	¥—	¥18,184	¥75	¥95	¥18,513	¥5,344	¥23,857
Loan commitments and other credit related obligation —individual	—	—	—	—	—	33,188	90,380	123,568	—	123,568
Loan commitments and other credit related obligations —corporate	287,151	—	61,240	58,532	249,026	—	—	655,949	2,974	658,923

Total	¥287,216	¥—	¥61,334	¥58,532	¥267,210	¥33,263	¥90,475	¥798,030	¥8,318	¥806,348

Loans and Advances

CMTH’s loans and advances at March 31, 2010 and 2009 are summarized as follows:

	At March 31, 2010	At March 31, 2009
	(Millions of yen)

Neither past due nor impaired	¥9,600,004	¥9,682,755
Past due but not impaired	49,750	56,203
Individually impaired	121,382	155,641

Amount before deducting impairment allowance	9,771,136	9,894,599
Less: impairment allowance
Normal	18,299	17,130
Caution	9,934	10,552
Close observation or lower	32,057	35,829

Net	¥9,710,846	¥9,831,088

Loans and Advances Neither Past Due Nor Impaired

The credit quality of the portfolio of loans and advances that are neither past due nor impaired can be assessed by reference to the internal rating system adopted by CMTH. Loans and advances neither past due nor impaired as of March 31, 2010 and March 31, 2009 are as follows.

	Loans and advances
			Amount before
			deducting
			impairment
	Individual	Corporate	allowance
	(Millions of yen)

At March 31, 2010
Normal	¥3,814,368	¥5,393,554	¥9,207,922
Caution	50,411	341,671	392,082

Total	¥3,864,779	¥5,735,225	¥9,600,004

At March 31, 2009
Normal	¥3,605,115	¥5,572,138	¥9,177,253
Caution	48,102	457,400	505,502

Total	¥3,653,217	¥6,029,538	¥9,682,755

Loans and Advances Past Due but Not Impaired

Late processing and other administrative delays on the side of the borrower can lead to a financial asset being past due but not impaired. Loans and advances less than 90 days past due are not usually considered impaired, unless other information is available to indicate the contrary. Loans and advances that are past due but not impaired as of March 31, 2010 and March 31, 2009 are as follows:

	Loans and advances
			Amount before
			deducting impairment
	Individual	Corporate	allowance
	(Millions of yen)

At March 31, 2010
Past due up to 30 days	¥37,361	¥92	¥37,453
Past due 30-60 days	7,012	83	7,095
Over 60 days	3,606	1,596	5,202

Total	¥47,979	¥1,771	¥49,750

Normal	33,942	20	33,962
Caution	14,037	1,751	15,788

Total	¥47,979	¥1,771	¥49,750

	Loans and advances
			Amount before
			deducting impairment
	Individual	Corporate	allowance
	(Millions of yen)

At March 31, 2009
Past due up to 30 days	¥41,410	¥75	¥41,485
Past due 30-60 days	6,794	3,914	10,708
Over 60 days	2,182	1,828	4,010
Total	¥50,386	¥5,817	¥56,203
Normal	45,367	69	45,436
Caution	5,019	5,748	10,767
Total	¥50,386	¥5,817	¥56,203

Upon initial recognition of loans and advances, the fair value of collateral is based on valuation techniques commonly used for the corresponding assets. Collateral mainly include real estate, listed equity securities and customer deposits with CMTH. In subsequent periods, the fair value is assessed by reference to the appraisal value, market price or redeemable amount, as deemed appropriate.

The fair value of collateral for loans and advances to corporate is ¥1,596 million at March 31, 2010 and ¥1,829 million at March 31, 2009.

With regard to loans to individuals, CMTH monitors fair value of collateral only for impaired loans. It is not practical to disclose the fair value of collateral for loans to individuals past due but not impaired.

Loans and Advances Impaired

Loans and advances impaired as of March 31, 2010 and 2009 are as follows:

	Loans and advances
			Amount before
			deducting
			impairment
	Individual	Corporate	allowance
	(Millions of yen)

At March 31, 2010
Carrying amount	¥40,782	¥80,600	¥121,382
Fair value of collateral	29,117	27,466	56,583

	Loans and advances
			Amount before
			deducting
			impairment
	Individual	Corporate	allowance
	(Millions of yen)

At March 31, 2009
Carrying amount	¥38,004	¥117,637	¥155,641
Fair value of collateral	29,998	55,495	85,493

The impaired loans and advances to clients before taking into consideration the amounts estimated to be collectible from collateral held is ¥121,382 million at March 31, 2010 and ¥155,641 million at March 31, 2009. The carrying amount represents the outstanding loans and advances after write-off against the related allowance for loan impairment. Write-offs occur after all the necessary procedures have been completed and the amount of the loss has been determined.

For loans to retail borrowers categorized as normal or caution, CMTH monitors and assesses the collectability not only based on current estimated loan to value ratios, or LTV, but based on the borrowers’ capability to reimburse outstanding loan balances. With regard to retail borrowers categorized below close observation, CMTH monitors collectability mainly focusing on LTV.

The following table summarizes loan balances to retail borrowers categorized below close observation, where LTV is over 100%, as of March 31, 2010 and 2009. The LTV already reflects the priority of the lien.

	At March 31, 2010	At March 31, 2009
	(Millions of yen, except percentage)

Loan balances to domestic retail borrowers which LTV is in excess of 100%	¥417	¥44
Total loan balances to domestic retail borrowers	40,782	38,004
Ratio	1.02%	0.11%

Loans and Advances Renegotiated

Restructuring activities include waiver of all or part of the debt, suspension of and deferred repayments, and modification of the payment terms, which may be agreed upon with the borrower, or may be reflected in the restructuring plans prepared by management or proposed by third party creditors. Restructuring policies and practices are based on indicators or criteria that, in the judgment of the management, indicate that payment will most likely continue. These policies are kept under continuous review. Restructuring is most commonly applied to term loans – in particular to corporate loans. In the majority of cases, restructuring results in the loans and advances continuing to be impaired. Impaired losses are generally recognized in profit or loss as a difference between the carrying amounts of loans and advances and the present value of estimated cash flows based on the terms and conditions in the restructuring agreement, discounted at the original effective interest rate. Subsequently, interest income is recognized using the effective interest rate with which estimated cash flows are discounted in measuring impairment. As a renegotiation will often lead to a new agreement, renegotiated loans and advances, which resulted in non-impaired after restructuring but would otherwise have been categorized as past due or impaired, are ¥12,162 million at March 31, 2010 and ¥6,012 million at March 31, 2009.

Debt Securities

The tables below presents an analysis of debt securities based on S&P’s rating classification or their equivalent as of March 31, 2010 and 2009.

		Financial assets
	Financial assets	designated at
	held for trading	fair value
	other than	through profit	Investment	Assets pledged
	derivatives	or loss	securities	as collateral	Total
	(Millions of yen)

At March 31, 2010
AAA to AA-	¥50	¥–	¥1,430,412	¥1,721,353	¥3,151,815
A+ to A-	1,985	–	239,261	–	241,246
BBB+	–	–	36,025	–	36,025
BBB to BBB-	7,982	2,080	20,294	–	30,356
Lower than BBB-	1,990	29,719	27,230	–	58,939
Not rated	–	–	–	–	–

Total	¥12,007	¥31,799	¥1,753,222	¥1,721,353	¥3,518,381

At March 31, 2009
AAA to AA-	¥117	¥–	¥2,400,006	¥1,290,516	¥3,690,639
A+ to A-	17,942	–	241,186	–	259,128
BBB+	–	–	23,897	–	23,897
BBB to BBB-	8,184	58,521	7,207	–	73,912
Lower than BBB-	–	4,738	27,209	–	31,947
Not rated	–	1,183	–	–	1,183

Total	¥26,243	¥64,442	¥2,699,505	¥1,290,516	¥4,080,706

Repossessed Collateral

Any properties repossessed are made available for sale in an orderly and timely fashion, with any proceeds realized being used to reduce or repay the outstanding loan. CMTH does not use repossessed assets in its operations. Assets obtained are normally sold, generally at auction, or realized in an orderly manner for the maximum benefit of CMTH, the borrower and the borrower’s other creditors in accordance with the relevant insolvency regulations.

Impairment of Financial Assets

The following table provides summarized information regarding impairment as of March 31, 2010 and 2009.

	At March 31,
	2010			2009
	Gross amount	Impairment losses	Carrying amount	Gross amount	Impairment losses	Carrying amount
	(Millions of yen)

Investment securities – equity securities	¥944,101	¥193,628	¥750,473	¥806,005	¥185,936	¥620,069
Investment securities – debt securities	1,755,137	1,915	1,753,222	2,701,413	1,908	2,699,505

Investment securities subtotal	2,699,238	195,543	2,503,695	3,507,418	187,844	3,319,574
Loans and advances	9,804,793	93,947	9,710,846	9,936,879	105,791	9,831,088
Other assets	255,647	1,547	254,100	184,290	1,780	182,510

Total	¥12,759,678	¥291,037	¥12,468,641	¥13,628,587	¥295,415	¥13,333,172

Gross amount and impairment losses in the table above includes both life-to-date direct write-off impairment and allowance for impairment. CMTH maintains certain collateral that can be applied against potential losses arising from impaired assets. The collateral mainly consists of deposits, commercial bills, securities, and property.

Market Risk

CMTH has exposure to market risk, which is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk arises from open positions in interest rate, currency and equity products, all of which are exposed to general and specific market movements and changes in the level of volatility of market rates or prices such as interest rates, foreign exchange rates and equity prices. CMTH monitors the market risk in trading and non-trading portfolios together.

CMTH segregates duties to ensure appropriate verification takes place. Accordingly, the front office divisions execute transactions, while the back office division confirms the content of these transactions, and the middle office division monitors the market risk, and each division is independent of each other.

The Risk Management Department as a middle office division performs monitoring and reporting of overall market risk on daily basis.

Market Risk Measurement Techniques

As part of the management of market risk, CMTH undertakes various economical hedging strategies including interest rate swaps, foreign exchange contracts and bond options. Transactions under such strategies do not qualify for hedge accounting defined in IAS 39; however, they are used as economic hedges to mitigate the exposures to various market risks. Principal techniques CMTH used to measure and control market risk are outlined below.

Value-at-Risk

CMTH utilizes VaR approach in the measurement of market risk. VaR measures the maximum loss that could be incurred due to movements of certain specified risk factors based on a specified holding period and confidence level. CMTH calculates VaR, principally using a historical simulation technique, based on an analysis of major historical market data and a 99% confidence level.

The Risk Management Department is responsible for monitoring and managing market risk. The Risk Management Department checks for compliance with the capital allocation amounts established by the holding company as the maximum level of market risk that may be assumed by CMTH and submits reports to a designated executive officer on a daily basis and the Board of Directors on a monthly basis.

CMTH’s market risk measurements cover foreign exchange, interest rates and other trading business transactions, as well as cross-shareholdings and other banking business investments. CMTH’s market risk management structure is designed to enable CMTH to avoid potential risks. CMTH has established alarm points and loss limits to prevent the expansion of losses following a downturn in market trading. CMTH also undertakes hypothetical stress tests with assumptions that reproduce price swings that have occurred in the market during the past 20 years, and uses these results as guidelines for establishing risk limits. As a supplementary measure, CMTH also performs back testing, as outlined below.

As VaR constitutes an integral part of CMTH’s market risk control regime, VaR limits are established by the Board of Directors quarterly for all trading portfolio operations and allocated to business units. Actual exposure against limits, together with a consolidated group-wide VaR, is reviewed daily. The quality of the VaR model is continuously monitored by back-testing the VaR results for trading books. All back-testing exceptions and any exceptional revenues on the profit side of the VaR distribution are investigated, and all back-testing results are reported to the executive committee.

Stress Tests

A stress test provides an indication of the potential size of losses that could arise in extreme conditions. While VaR is an effective risk management tool providing a quantitative measure of market risk and is widely used in the business operations of CMTH, management is fully aware of its inherent limitations. VaR is based on statistical and other assumptions, such as static correlations among risk factors, and may vary with assumptions and approaches selected by management. VaR does not necessarily predict the maximum risk of losses in the future and actual results would differ from VaR. In view of these limitations, CMTH incorporates other means for market risk management, including limits on positions, unrealized losses and option risk, in order to complement VaR. A stress test is one of the means to complement limitations of VaR.

Stress tests are performed monthly by the Risk Management Department. Potential losses on the portfolios are calculated according to major risk factors such as interest rate, foreign exchange rate and equity prices. Portfolios are segregated into banking book, trading book, equity securities, investment partnerships, etc. to calculate VaR in the stress case analysis. Stress scenarios include maximum losses expected in the portfolios based on the movements of the risk factors in the past 20 years.

The results of the stress tests are reviewed by senior management in each business unit and by the Board of Directors. Such review includes the evaluation of the impact of the worse case scenarios on the capital adequacy ratios.

VaR Summary

		At year end	Average	High	Low
		(Billions of yen)

For the fiscal year ended March 31, 2010
Trading book	Interest rate risk / Foreign exchange risk	¥0.0	¥0.7	¥2.2	¥0.0
	Equity risk / Other risk	–	–	–	–
Banking book	Interest rate risk / Foreign exchange risk	45.1	43.4	56.7	34.4
	Equity risk / Other risk	178.6	183.8	207.9	162.6

For the fiscal year ended March 31, 2009
Trading book	Interest rate risk / Foreign exchange risk	0.1	0.4	1.8	0.0
	Equity risk / Other risk	–	–	–	–
Banking book	Interest rate risk / Foreign exchange risk	50.1	50.0	66.8	27.1
	Equity risk / Other risk	157.7	244.9	332.9	157.7

VaR is calculated with a 99 percent confidence level and for a holding period depending on each of the financial instruments and underlying risk factors, principally 10 to 20 days.

CMTH does not include unquoted equities in the market risk analysis through VaR, but performs sensitivity analysis. Management monitors movements of unquoted equity market risk by assessing the expected changes in the fair value of unquoted equities due to movements in the parameter depending on valuation techniques applied for each product for its valuation process, such as expected future cash flows or market multiples. The following table shows the impacts on profit or loss for the year and other comprehensive income affected by changes in relevant parameters at March 31, 2010 and March 31, 2009.

	At March 31,
	2010		2009
		Other		Other
		comprehensive		comprehensive
	Profit and loss	income	Profit and loss	income
	(Millions of yen)

Parameter increase 10%	¥10,227	¥11,950	¥3,031	¥11,542
Parameter decrease 10%	(10,729)	(11,332)	(3,681)	(9,751)

Concentration of Risks of Financial Assets with Market Risk Exposure

Equity Price Risk

CMTH is exposed to the effects of fluctuations in prevailing equity prices. CMTH sets limits on the maximum level of exposure by industry. The table below summarizes CMTH’s exposure to equity price risk at March 31, 2010 and March 31, 2009. Included in the table are CMTH’s equity instruments at carrying amounts, categorized by industry.

	Financial assets
	designated at fair value
	through
	profit or loss		Investment securities
	Listed	Unlisted	Listed	Unlisted	Total
		(Millions of yen)

At March 31, 2010
Manufacturing	¥–	¥–	¥312,411	¥13,315	¥325,726
Transportation	–	–	65,913	13,781	79,694
Real estate	–	–	55,064	7,913	62,977
Service	–	–	13,643	7,108	20,751
Wholesale and retail	–	–	63,521	3,396	66,917
Financial institution	–	–	17,716	69,055	86,771
Other industries	7,501	70,733	47,429	57,864	183,527
Overseas	–	14,375	–	2,344	16,719

Total	¥7,501	¥85,108	¥575,697	¥174,776	¥843,082

At March 31, 2009
Manufacturing	¥583	¥–	¥253,921	¥7,453	¥261,957
Transportation	102	–	62,140	4,465	66,707
Real estate	53	–	38,960	4,573	43,586
Service	199	–	13,006	6,264	19,469
Wholesale and retail	160	–	40,409	2,938	43,507
Financial institution	443	–	15,826	51,868	68,137
Other industries	6,328	41,195	45,057	70,309	162,889
Overseas	–	16,237	279	2,601	19,117

Total	¥7,868	¥57,432	¥469,598	¥150,471	¥685,369

Foreign exchange risk

CMTH is exposed to the effects of fluctuations in the prevailing foreign currency exchange rates. CMTH sets limits on the maximum level of exposure by currency for both overnight and intra-day positions, which are monitored daily. The table below summarizes CMTH’s exposure to foreign currency exchange rate risk at March 31, 2010 and March 31, 2009. Included in the table are CMTH’s financial instruments at carrying amounts, categorized by currency and CMTH’s financial instruments at amount after deducting life-to-date direct write-off impairment.

				Less:
				Impairment
	Japanese yen	U.S. dollars	Other	allowance	Total
	(Millions of yen)

At March 31, 2010
Assets
Cash and deposits with banks	¥265,556	¥28	¥2,866	¥–	¥268,450
Call loans	4,116	6,759	–	–	10,875
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	–	–	–	1,521
Financial assets held for trading other than derivatives	12,007	–	–	–	12,007
Derivative financial assets	65,180	100,475	37,751	–	203,406
Financial assets designated at fair value through profit or loss	112,408	12,000	–	–	124,408
Investment securities – equity securities	749,281	1,029	163	–	750,473
Investment securities – debt securities	1,652,945	82,916	17,361	–	1,753,222

Investment securities subtotal	2,402,226	83,945	17,524	–	2,503,695
Loans and advances	9,616,023	147,358	7,755	60,290	9,710,846
Assets pledged as collateral	935,455	689,841	96,057	–	1,721,353
Other assets	252,812	1,623	1,212	1,547	254,100

Total assets	¥13,667,304	¥1,042,029	¥163,165	¥61,837	¥14,810,661

Liabilities
Deposits	9,055,643	7,592	1,487	–	9,064,722
Call money	199,000	107,161	–	–	306,161
Cash collateral on securities lent and repurchase agreements	916,800	689,841	96,057	–	1,702,698
Derivative financial liabilities	56,381	99,159	36,423	–	191,963
Financial liabilities designated at fair value through profit or loss	2,080	–	–	–	2,080
Due to trust accounts	21,356	–	–	–	21,356
Due to investors of trust accounts	1,568,220	–	–	–	1,568,220
Debt securities issued	161,339	72,630	–	–	233,969
Borrowings	1,228,505	–	–	–	1,228,505
Other liabilities	103,008	–	–	–	103,008

Total liabilities	¥13,312,332	¥976,383	¥133,967	¥–	¥14,422,682

				Less:
				Impairment
	Japanese yen	U.S. dollars	Other	allowance	Total
	(Millions of yen)

Off-balance sheet items
Financial guarantees	16,930	1,323	28	–	18,281
Loan commitments and other credit related obligations – individual	119,982	–	–	–	119,982
Loan commitments and other credit related obligations – corporate	731,725	930	–	–	732,655
Commitments to invest in partnerships	15,061	5,660	428	–	21,149

Total of off-balance sheet items	¥883,698	¥7,913	¥456	¥–	¥892,067

At March 31, 2009
Assets
Cash and deposits with banks	237,003	24	2,844	–	239,871
Call loans	11,867	11,898	–	–	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	8,812	–	–	–	8,812
Financial assets held for trading other than derivatives	26,243	–	–	–	26,243
Derivative financial assets	221,804	10,574	–	–	232,378
Financial assets designated at fair value through profit or loss	116,659	13,083	–	–	129,742
Investment securities – equity securities	618,192	1,350	527	–	620,069
Investment securities – debt securities	2,528,369	171,136	–	–	2,699,505

Investment securities subtotal	3,146,561	172,486	527	–	3,319,574
Loans and advances	9,739,500	151,860	3,239	63,511	9,831,088
Assets pledged as collateral	737,781	456,222	96,513	–	1,290,516
Other assets	180,177	2,538	1,575	1,780	182,510

Total assets	¥14,426,407	¥818,685	¥104,698	¥65,291	¥15,284,499

Liabilities
Deposits	9,413,679	6,391	1,276	–	9,421,346
Call money	225,000	28,478	–	–	253,478
Cash collateral on securities lent and repurchase agreements	702,914	456,222	96,512	–	1,255,648
Derivative financial liabilities	232,572	370	7,132	–	240,074
Financial liabilities designated at fair value through profit or loss	2,818	–	–	–	2,818
Due to trust accounts	25,592	–	–	–	25,592
Due to investors of trust accounts	1,891,361	–	–	–	1,891,361
Debt securities issued	287,214	86,181	–	–	373,395
Borrowings	1,704,097	–	–	–	1,704,097
Other liabilities	195,869	–	–	–	195,869

Total liabilities	¥14,681,116	¥577,642	¥104,920	¥–	¥15,363,678

				Less:
				Impairment
	Japanese yen	U.S. dollars	Other	allowance	Total
	(Millions of yen)

Off-balance sheet items
Financial guarantees	19,706	4,151	–	–	23,857
Loan commitments and other credit related obligations – individual	123,568	–	–	–	123,568
Loan commitments and other credit related obligations – corporate	655,949	2,974	–	–	658,923
Commitments to invest in partnerships	21,869	4,499	515	–	26,883

Total of off-balance sheet items	¥821,092	¥11,624	¥515	¥–	¥833,231

Operational Risk

Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This risk category includes procedural risk, system risk, legal risk, human resources risk and tangible assets risk, each of which is explained below.

CMTH’s operational risk management activities target the operational risks inherent in all of its businesses. CMTH attempts to minimize operational risk by appropriately identifying and assessing operational risk, both quantitatively and qualitatively, while adopting measures to avoid potential operational risks before they arise and to recover losses resulting from operational risks that have actually arisen.

With respect to the measurement of operational risk under the FSA bank capital adequacy guidelines that came into effect as of March 31, 2007, CMTH has received formal approval from the FSA to adopt the standardized approach. CMTH’s Risk Management Department is responsible for the overall administration of its operational risk management activities. In an effort to further strengthen its management of operational risk, the Risk Management Department also cooperates directly with the Operations Administration Department in its management of procedural risk, the Systems Planning Department in its management of systems risk, the Legal Department in its management of legal risk, the Personnel Department in its management of human resources risk and the General Affairs Department in its management of tangible asset risk.

In order to improve its ability to recognize and evaluate the types of operational risk inherent in each of its businesses, CMTH undertakes semiannual self-assessments of the operational risks affecting each of its business lines and the status of the controls that have been established in each business line to manage those risks. CMTH refers to these self-assessments as CSAs.

In addition, in order to quantitatively identify and assess operational risk, on a quarterly basis CMTH measures its operational risk as a monetary amount equal to the sum of the actual monetary losses incurred by CMTH as a result of operational risks that have actually arisen and the amount of potential monetary losses that could be incurred by CMTH as a result of potential operational risks that have not yet arisen. Such potential monetary losses are calculated based on external estimates and based on estimates resulting from scenarios developed using the results of CSAs. Each department of CMTH involved in operational risk management activities develops and executes measures designed to minimize operational risk based on the operational risks quantitatively and qualitatively assessed by it, in the context of both internal rule-making and everyday business practices. The effectiveness of these measures is then verified and evaluated in subsequent CSAs and subsequent quarterly calculations of the monetary amount of operational risk. CMTH refers to the system described above as the PDCA cycle: Plan, Do, Check and Act.

ADDITIONAL FINANCIAL INFORMATION FOR CMTH

Because CMTH’s domestic and foreign businesses are closely integrated, it is difficult to determine precisely information pertaining to assets, liabilities and transactions that relate to its foreign operations. The information for the foreign operations as presented below represents information relating to the businesses conducted by CMTH’s overseas subsidiaries, as well as the international businesses conducted by certain divisions headquartered in Japan. CMTH believes the following information is generally representative of its domestic and foreign operations.

I. Distribution of Assets and Liabilities; Interest Rates and Interest Differential

CMTH is a financial holding company that has been incorporated under Japanese law. CMTH and its principal operating subsidiaries, including Chuo Mitsui, Chuo Mitsui Asset, Chuo Mitsui Asset Management, and Chuo Mitsui Capital, all of which have been incorporated under Japanese law, maintain their books and records under Japanese GAAP and other applicable laws and regulations in Japan. For purposes of filing a registration statement with the SEC, CMTH prepares its consolidated financial statements in accordance with IFRS. Because CMTH prepares its consolidated accounts under IFRS only as of the date of its financial statements, the account balances under IFRS are not available at any interim dates between the dates of its consolidated financial statements.

Average Balances, Interest and Average Rates

Under Japanese GAAP, CMTH’s interest income from interest-earning assets and interest expense on interest-bearing liabilities for the fiscal years ended March 31, 2010 and 2009 were as follows:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Interest income on interest-earning assets	¥181,592	¥211,683
Interest expense on interest-bearing liabilities	68,901	96,845

Net interest income	¥112,691	¥114,838

The following table sets forth average balances, interest and average yield or interest rates for interest-earning assets and interest-bearing liabilities for the fiscal years ended March 31, 2010 and 2009 computed and derived on a Japanese GAAP basis and as reported in CMTH’s Japanese GAAP consolidated financial statements:

	For the fiscal year ended March 31,
	2010				2009
	Fiscal		Interest		Fiscal		Interest
	year-end	Average	income/	Average	year-end	Average	income/	Average
	balance	balance	expense	rate	balance	balance	expense	rate
			(Millions of yen, except percentages)

Interest-earning assets	¥13,805,488	¥13,366,245	¥181,592	1.35%	¥13,800,768	¥13,092,797	¥211,683	1.61%
Loans and bills discounted	8,941,948	8,156,997	122,031	1.49%	8,584,295	7,442,234	124,493	1.67%
Securities	4,525,683	4,872,609	55,570	1.14%	4,896,624	5,155,574	82,956	1.60%
Call loans and bills bought	9,884	120,071	181	0.15%	15,391	197,348	905	0.45%
Receivables under securities borrowing transactions	1,521	60,110	77	0.12%	8,812	118,999	421	0.35%
Due from banks	226,867	50,291	189	0.37%	191,467	59,910	738	1.23%
Other interest-earning assets	99,585	106,167	3,544	3.33%	104,179	118,732	2,170	1.82%

Interest-bearing liabilities	13,548,482	13,195,489	68,901	0.52%	13,707,418	12,888,643	96,845	0.75%
Deposits	8,759,917	8,556,047	44,971	0.52%	8,904,215	8,411,373	47,387	0.56%
Negotiable certificates of deposit	327,190	358,157	1,422	0.39%	542,280	511,649	4,080	0.79%
Call money and bills sold	306,161	334,134	725	0.21%	253,478	484,088	3,996	0.82%
Payables under repurchase agreements	—	10,774	17	0.15%	—	18,996	475	2.50%
Payables under securities lending transactions	1,702,697	1,403,358	3,484	0.24%	1,255,648	1,641,904	19,515	1.18%
Borrowed money	1,217,246	1,248,063	3,838	0.30%	1,692,565	670,922	5,691	0.84%
Other interest-bearing liabilities	1,235,271	1,284,956	14,444	1.12%	1,059,232	1,149,711	15,701	1.36%

With respect to the interest-earning assets, mainly owing to seasonal factors, such as additional demand for loans from corporate clients and the concentration of due dates for trade-related payables around the March 31 fiscal year-end, fiscal year-end balances for loans and bills discounted are generally larger than average balances throughout a fiscal year. During the periods shown above, the account balance for securities remained relatively stable because there were no significant changes in the volumes of interest-earning securities held by CMTH and the market interest rates in Japan continued to remain at historically low levels.

With respect to interest-bearing liabilities, bank deposits, which are CMTH’s primary source of funds, remained stable during the periods shown above. CMTH does not engage in a significant amount of transactions under repurchase agreements, while it does engage in a significant amount of securities lending transactions under which it receives collateral, primarily cash, for securities lent. Under Japanese GAAP, CMTH accounts for all transactions under repurchase agreements and securities lending transactions as financing transactions where CMTH recognizes liabilities corresponding to the proceeds or collateral received. CMTH continuously assesses the cost efficiency for each of the funding sources available and raises funds through the source that at a given point in time is considered more attractive compared to others. Consequently, the balances for non-deposit sources of funds shown above fluctuate from time to time based on CMTH’s assessment and funding decisions.

Differences between Japanese GAAP and IFRS

Japanese GAAP differs in certain significant respects from IFRS. Refer to the reconciliation of consolidated statement of financial position in Note 3.2 of CMTH’s consolidated financial statements included elsewhere in this prospectus for the description of major differences between Japanese GAAP and IFRS. These differences are adjusted in preparing CMTH’s consolidated financial statements in accordance with IFRS. Some of these adjustments affect the measurement basis of interest-earning assets and interest-bearing liabilities, while other adjustments affect the volume of interest-earning assets and interest-bearing liabilities recognized in the consolidated statement of financial position.

The adjustments that affect the measurement basis of interest-earning assets and interest-bearing liabilities include: differences in the basis and timing of impairment of investment securities; separation of additional embedded derivatives; classification of investment securities and loans, valuation of unlisted and available-for-sale securities; and costs for originating loans.

The consolidation of additional entities that CMTH does not consolidate under Japanese GAAP accounts for the substantial portion of the adjustments that affect the volume of interest-earning assets and interest-bearing liabilities recognized in the consolidated statement of financial position. The broader scope of consolidation under IFRS results in CMTH’s consolidated assets and liabilities under IFRS, after eliminating inter-company transactions, being approximately ¥0.6 trillion to ¥1.2 trillion greater than they are under Japanese GAAP. The following additionally consolidated entities significantly affect the account balances of interest-earning assets and interest-bearing liabilities: principal-guaranteed trusts; trusts used in securitization; and investment partnerships.

Principal-guaranteed Trusts

CMTH offers beneficial interests in principal-guaranteed trusts that are savings vehicles primarily to retail customers. CMTH, as an asset manager of these trusts, invests in low-risk financial instruments, pays the beneficiaries predetermined-rate dividends from the returns on the investments and retains any surplus as compensation. Unlike Japanese GAAP, these principal-guaranteed trust accounts are consolidated under IFRS because of the guarantee of the principal extended by CMTH. Because of the changing needs of its retail customers, the balances of the principal-guaranteed trusts have been on a consistently decreasing trend, and CMTH has already ceased underwriting new beneficial interests in loan trust accounts, which is one of the principal products offered under the principal-guaranteed trusts.

The following table sets forth the total principal balance of the beneficial interests in CMTH’s principal-guaranteed trusts outstanding as at March 31, 2010 and each of the prior quarter-ends through April 1, 2008:

	2010	2009				2008
	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	1-Apr
				(Millions of yen)

Principal balance of beneficial interests in principal–guaranteed trusts outstanding	¥1,381,853	¥1,460,961	¥1,525,307	¥1,594,313	¥1,653,481	¥1,726,625	¥1,786,208	¥1,859,300	¥1,923,645

Trusts Used in Securitization

CMTH has securitized mortgages, mostly home mortgage loans, that it originated and has sold interests in the senior tranche to third-party investors.

Under IFRS, derecognition of the mortgages is generally not permitted because of the retention of the subordinated tranche by CMTH, while the securitized mortgages are derecognized under Japanese GAAP. As a result, under IFRS, the securitized mortgages continue to be recognized and liabilities corresponding to the proceeds received in the securitization are recognized as secured borrowings in CMTH’s consolidated statement of financial position. While this adjustment increases the amounts of interest-earning assets and interest-bearing liabilities from those under Japanese GAAP, the balances gradually decrease over time for repayments and will not increase because the borrowers are generally not permitted to borrow additional funds under the mortgages. CMTH has not entered into new securitization of mortgages since April 2006.

The following table sets forth the principal amounts of the securitized mortgages and the beneficial interests in the senior tranche outstanding as at March 31, 2010 and 2009 and April 1, 2008:

	At March 31,		At April 1,
	2010	2009	2008
		(Millions of yen)

Total principal amount of securitized mortgages	¥506,831	¥587,180	¥703,693
Total principal amount of senior beneficial interests	350,602	438,167	558,892

Investment Partnerships

One of CMTH’s principal operating subsidiaries, Chuo Mitsui Capital, engages in private equity investment activities that include leveraged buy-out, management buy-out and other targeted equity investments via investment partnerships, to which CMTH is an investor. Under Japanese GAAP, CMTH only recognizes its investments in the partnerships.

Under IFRS, the entire partnership is consolidated in lieu of CMTH’s investment in the partnership recognized under Japanese GAAP. Upon consolidation, the partnership’s investment assets are recognized based on their nature, such as non-listed stocks, corporate bonds, and loans. In certain circumstances the recipient of the private equity investment may also be determined to be a consolidated subsidiary, and all of its assets and liabilities will also be consolidated.

II.	Investment Portfolio

The following table shows the amortized cost, fair values and net unrealized gains (losses) for the available-for-sale and held-to-maturity securities and loans and receivables that CMTH held as at March 31, 2010 and 2009 and April 1, 2008:

	At March 31,						At April 1,
	2010			2009			2008
			Net			Net			Net
			unrealized			unrealized			unrealized
	Amortized		gains	Amortized		gains	Amortized		gains
	cost	Fair value	(losses)	cost	Fair value	(losses)	cost	Fair value	(losses)
				(Millions of yen)

Available- for-sale securities:
Domestic:
Japanese government bonds	¥1,696,103	¥1,687,849	¥(8,254)	¥2,150,891	¥2,130,591	¥(20,300)	¥1,609,378	¥1,574,276	¥(35,102)
Corporate bonds	55,264	53,882	(1,382)	58,188	54,938	(3,250)	46,925	47,409	484
Other debt securities	10,214	10,170	(44)	28,154	27,907	(247)	20,692	20,578	(114)

Equity securities	507,829	713,199	205,370	526,206	585,285	59,079	620,462	907,369	286,907

Total domestic	2,269,410	2,465,100	195,690	2,763,439	2,798,721	35,282	2,297,457	2,549,632	252,175

Foreign:
U.S. Treasury bonds and other U.S. government agencies bonds	724,679	718,201	(6,478)	588,382	590,203	1,821	761,786	762,369	583
Other governments and official institutions bonds	94,642	95,172	530	96,688	97,303	615	30,912	30,429	(483)
Other securities	219,871	222,604	2,733	201,633	191,348	(10,285)	85,615	83,715	(1,900)

Total foreign	1,039,192	1,035,977	(3,215)	886,703	878,854	(7,849)	878,313	876,513	(1,800)

Total	¥3,308,602	¥3,501,077	¥192,475	¥3,650,142	¥3,677,575	¥27,433	¥3,175,770	¥3,426,145	¥250,375

	At March 31,						At April 1,
	2010			2009			2008
			Net			Net			Net
			unrealized			unrealized			unrealized
	Amortized		gains	Amortized		gains	Amortized		gains
	cost	Fair value	(losses)	cost	Fair value	(losses)	cost	Fair value	(losses)
				(Millions of yen)

Held-to-maturity debt securities:
Domestic:
Japanese government bonds	¥399,323	¥401,558	¥2,235	¥596,829	¥602,645	¥5,816	¥594,559	¥601,066	¥6,507

Total domestic	399,323	401,558	2,235	596,829	602,645	5,816	594,559	601,066	6,507

Total	¥399,323	¥401,558	¥2,235	¥596,829	¥602,645	¥5,816	¥594,559	¥601,066	¥6,507

Loans and receivables:
Domestic:
Corporate bonds	¥94,602	¥94,956	¥354	¥113,827	¥113,113	¥(714)	¥155,084	¥155,502	¥418

Total domestic	94,602	94,956	354	113,827	113,113	(714)	155,084	155,502	418

Foreign:
Other governments and official institutions bonds	3,000	3,057	57	3,000	3,007	7	3,000	3,043	43

Other securities	235,188	232,419	(2,769)	237,447	213,827	(23,620)	82,000	79,443	(2,557)

Total foreign	238,188	235,476	(2,712)	240,447	216,834	(23,613)	85,000	82,486	(2,514)

Total	¥332,790	¥330,432	¥(2,358)	¥354,274	¥329,947	¥(24,327)	¥240,084	¥237,988	¥(2,096)

Notes:

Table above includes investment securities categorized as assets pledged as collateral excluding embedded derivatives.

Reconciliation of Note 12. Investment securities and 14. Assets pledged as collateral for the carrying amount is as follows.

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Available-for-sale
Investment securities
Debt securities	¥1,034,386	¥1,766,829	¥882,607
Equity securities	750,473	620,069	939,955
Asset pledged as collateral	1,716,218	1,290,677	1,603,583

Total	¥3,501,077	¥3,677,575	¥3,426,145

Held-to-maturity
Investment securities
Debt securities	¥394,015	¥596,829	¥336,957
Asset pledged as collateral	5,308	-	257,602

Total	¥399,323	¥596,829	¥594,559

Loans and receivables
Investment securities	¥332,790	¥354,274	¥240,084
Asset pledged as collateral	—	—	—

Total	¥332,790	¥354,274	¥240,084

The following table presents the carrying values, contractual maturities and weighted average yields for the available-for-sale securities and held-to-maturity debt securities and loans and receivables that CMTH held as at March 31, 2010. Fair value is the basis of the carrying values for the available-for-sale securities whereas amortized cost is the basis of the carrying values for the held-to-maturity debt securities and loans and receivables. Weighted average yields are calculated based on amortized cost.

	Maturity
			After one year		After five years
	One year or less		through five years		through ten years		After ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Millions of yen, except percentages)

Available-for-sale securities:
Domestic:
Japanese government bonds	¥285,197	0.33%	¥942,314	0.78%	¥337,887	1.00%	¥122,451	1.05%	¥1,687,849	0.77%
Corporate bonds	2,001	0.60	22,904	0.64	674	1.10	28,303	0.10	53,882	0.32
Other debt securities	2,399	0.52	3,817	0.52	154	1.31	3,800	1.87	10,170	1.03

Total domestic	289,597	0.34	969,035	0.77	338,715	1.00	154,554	0.89	1,751,901	0.76

Foreign:
U.S. Treasury bonds and other U.S. government agencies bonds	1,872	1.11	276,734	1.90	197,116	2.96	242,479	3.06	718,201	2.58
Other governments and official institutions bonds	—	—	63,343	2.37	31,829	2.80	—	—	95,172	2.51
Other securities	13,760	1.07	155,754	1.03	15,815	1.11	—	—	185,329	1.04

Total foreign	15,632	1.08	495,831	1.68	244,760	2.82	242,479	3.06	998,702	2.29

Total	¥305,229	0.38%	¥1,464,866	1.09%	¥583,475	1.77%	¥397,033	2.21%	¥2,750,603	1.32%

Held-to-maturity debt securities:
Domestic:
Japanese government bonds	¥399,187	1.06%	¥136	0.57%	¥—	—%	¥—	—	¥399,323	1.06%

Total	¥399,187	1.06%	¥136	0.57%	¥—	—%	¥—	—%	¥399,323	1.06%

Loans and receivables:
Domestic:
Corporate bonds	¥5,150	1.15%	¥5,850	1.52%	¥—	—%	¥83,602	1.67%	¥94,602	1.63%

Total domestic	5,150	1.15	5,850	1.52	—	—	83,602	1.67	94,602	1.63

Foreign:
Other governments and official institutions bonds	—	—	3,000	1.94	—	—	—	—	3,000	1.94
Corporate bonds	7,000	0.78	228,188	0.97	—	—	—	—	235,188	0.96

Total foreign	7,000	0.78	231,188	0.98	—	—	—	—	238,188	0.98

Total	¥12,150	0.93%	¥237,038	1.00%	¥—	—%	¥83,602	1.67%	¥332,790	1.16%

Other than U.S. Treasury bonds, U.S. government agencies bonds and JGBs, CMTH held no securities of individual issuers in which the aggregate carrying value exceeded 10% of CMTH’s shareholders’ equity at March 31, 2010.

III. Loan Portfolio

Types of Loans

The following table presents CMTH’s loans outstanding by industry of borrowers at March 31, 2010 and 2009, and April 1, 2008. Categorization of loans by industry is based on the loan classification designated by the BOJ for regulatory reporting purposes.

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Domestic:
Manufacturing	¥953,096	¥1,038,646	¥869,412
Transportation	609,465	641,238	611,763
Wholesale and retail	488,861	529,210	498,233
Banks and other financial institutions	1,662,671	1,530,921	1,362,212
Real estate	1,243,964	1,389,369	1,515,662
Services	374,883	437,930	511,462
Other industries	294,558	358,153	336,348
Individuals	3,953,538	3,741,609	3,425,574

Total domestic	9,581,036	9,667,076	9,130,666
Foreign:
Governments and official institutions	2,448	2,561	2,837
Banks and other financial institutions	37,600	69,976	53,318
Other	150,052	154,986	117,536

Total foreign	190,100	227,523	173,691

Total loans and advances before allowance for loan losses	9,771,136	9,894,599	9,304,357

Allowance for loan losses	60,290	63,511	46,921
Total loans and advances	¥9,710,846	¥9,831,088	¥9,257,436

Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table shows the maturities of CMTH’s loan portfolio by industry of borrowers at March 31, 2010:

	Maturity
		After one year
		through five
	One year or less	years	After five years	Total
		(Millions of yen)

Domestic:
Manufacturing	¥423,882	¥482,892	¥46,322	¥953,096
Transportation	240,592	300,719	68,154	609,465
Wholesale and retail	294,372	186,289	8,200	488,861
Banks and other financial institutions	1,312,961	207,414	142,296	1,662,671
Real estate	442,388	713,032	88,544	1,243,964
Services	217,535	141,811	15,537	374,883
Other industries	133,197	153,277	8,084	294,558
Individuals	137,679	630,468	3,185,391	3,953,538

Total domestic	¥3,202,606	¥2,815,902	¥3,562,528	¥9,581,036
Foreign:
Governments and official institutions	¥310	¥1,424	¥714	¥2,448
Banks and other financial institutions	4,957	21,738	10,905	37,600
Other	21,152	85,834	43,066	150,052

Total foreign	26,419	108,996	54,685	190,100

Total loans and advances before allowance for loan losses	¥3,229,025	¥2,924,898	¥3,617,213	9,771,136

Of the above loan due after one year, CMTH’s loans that had floating rates and fixed rates at March 31, 2010 were as follows:

(Millions of yen)

Floating rate loans	¥5,373,112
Fixed rate loans	1,168,999

Total	¥6,542,111

Impaired, Past Due and Restructured Loans

For purposes of Guide 3 disclosure, the SEC requires that loans be separately categorized and reported as loans accounted for on a non-accrual basis, accruing loans which are contractually past due 90 days or more as to principal or interest payments, and loans qualifying as troubled debt restructurings as defined by Statement of Financial Accounting Standards No. 15. IFRS, under which CMTH prepares its consolidated financial statements, requires that interest be recognized on loans based on their original effective interest rates irrespective of whether they are impaired or unimpaired. Therefore, CMTH technically has no loans that are “non-accruing.” Consequently, CMTH has adopted a policy under which it reports information relating to impaired loans as defined by IFRS in lieu of non-accruing loans as required by the SEC. Under IFRS, a loan is considered impaired when there is objective evidence indicating an impaired loss has been incurred. In addition, CMTH has adopted a policy under which it reports information on unimpaired loans that are contractually past due 90 days or more as to principal or interest payments in lieu of accruing loans that are contractually past due 90 days or more as to principal or interest payments. Further, in lieu of loans that are troubled debt restructurings, CMTH has adopted a policy under which it reports information relating to restructured loans, which are loans with which a concession has been granted to the debtors that would otherwise not be considered due to the debtors’ difficulty in meeting the contractual terms of loans.

The following table shows the distribution of CMTH’s impaired loans, unimpaired loans contractually past due 90 days or more and restructured loans at March 31, 2010 and 2009, and April 1, 2008:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Impaired loans:
Domestic	¥116,382	¥149,290	¥185,223
Foreign	5,000	6,350	0

Total impaired loans	121,382	155,640	185,223

Unimpaired loans contractually past due 90 days or more:
Domestic	330	280	13
Foreign	–	–	–

Total unimpaired loans contractually past due 90 days or more	¥330	¥280	¥13

Restructured loans other than those included above:
Domestic	¥12,162	¥6,012	¥–
Foreign	–	–	–

Total restructured loans other than those included above	12,162	6,012	–

Total	¥133,874	¥161,932	¥185,236

Gross interest income which would have been recognized under the original contractual terms on total impaired loans outstanding during the fiscal year ended March 31, 2010 was approximately ¥2,656 million for domestic loans and ¥53 million for foreign loans, of which approximately ¥1,497 million for domestic loans and ¥30 million for foreign loans, as determined in accordance with IFRS, have been recognized in the statement of income for the fiscal year.

Foreign Loans Outstanding

CMTH had no cross-border outstandings to borrowers in any foreign country which in total exceeded 0.75% of its consolidated total assets at March 31, 2010 and 2009 and April 1, 2008. Cross-border outstandings are defined, for this purpose, as loans (including accrued interest), acceptances, interest-earning deposits with other banks, other interest-earning investments and any other monetary assets denominated in Japanese yen or other non-local currencies. Material local currency loans outstanding which are neither hedged nor funded by local currency borrowings are included in cross-border outstandings.

Loan Concentrations

At March 31, 2010, there were no concentrations of loans to a single industry group of borrowers, as defined by the BOJ industry segment loan classifications, which exceeded 10% CMTH’s of consolidated total loans, except for loans in a category disclosed in the table of loans outstanding above.

IV.	Summary of Loan Loss Experience

The following table shows an analysis of CMTH’s loan loss experience by industry of borrower for the fiscal years ended March 31, 2010 and 2009:

	March 31,
	2010	2009
	(Millions of yen)

Allowance for loan losses at beginning of fiscal year	¥63,511	¥46,921
Provision for loan losses	11,126	46,386

Charge-offs:
Domestic:
Manufacturing	(1,019)	(3,687)
Transportation	(80)	(414)
Wholesale and retail	(880)	(3,468)
Banks and other financial institutions	–	(796)
Real estate	(10,860)	(9,115)
Services	(1,194)	(1,467)
Other industries	(1,664)	(3,881)
Individuals:	(2,027)	(2,376)
Total domestic	(17,724)	(25,204)
Total foreign	–	(7,998)

Total charge-offs	(17,724)	(33,202)

Recoveries:
Domestic:
Manufacturing	389	610
Transportation	12	148
Wholesale and retail	96	304
Banks and other financial institutions	–	12
Real estate	1,730	940
Services	67	189
Other industries	413	297
Individuals	678	874

Total domestic	3,385	3,374
Total foreign	3	36

Total recoveries	3,388	3,410

Net charge-offs	(14,336)	(29,792)

Other*	(11)	(4)

Balance at end of fiscal year	¥60,290	¥63,511

*	Other primarily includes foreign exchange translation.

The following table shows an allocation of CMTH’s allowance for loan losses by industry borrower at March 31, 2010 and 2009 and April 1, 2008:

	At March 31,				At April 1,
	2010		2009		2008
		% of loans in		% of loans in		% of loans in
		each category		each category		each category
	Amount	to total loans	Amount	to total loans	Amount	to total loans
			(Millions of yen, except percentages)

Domestic:
Manufacturing	¥3,212	9.75%	¥5,260	10.50%	¥1,672	9.34%
Transportation	1,927	6.24	1,830	6.48	11,015	6.58
Wholesale and retail	3,694	5.00	4,640	5.35	3,611	5.35
Banks and financial institutions	11,362	17.02	7,907	15.47	5,854	14.64
Real estate	12,141	12.73	17,383	14.04	2,079	16.29
Services	3,973	3.84	4,862	4.43	5,078	5.50
Other industries	4,705	3.01	1,731	3.62	578	3.61
Individuals	14,432	40.46	14,744	37.81	16,922	36.82

Total domestic	55,446	98.05	58,357	97.70	46,809	98.13
Total foreign	4,844	1.95	5,154	2.30	112	1.87

Total allowance for loan losses	¥60,290	100.00%	¥63,511	100.00%	¥46,921	100.00%

Allowances for credit losses on loans and advances decreased 5.1% from ¥63,511 million for the year ended March 31, 2009 to ¥60,290 million for the year ended March 31, 2010. This primarily reflects the impact of decrease in exposures related to individually impaired loans and advances for corporations. This also primarily reflects the impact of decrease in allowance for collectively impaired loans and advances for corporations due to the improvement in credit risks and decrease of exposures. Accordingly, as the evaluation of credit risks changes, CMTH changes estimates of the allowance to reflect current conditions.

V.	Deposits

The amounts of total deposits by foreign depositors in domestic offices were ¥4,989 million at March 31, 2010, ¥4,448 million at March 31, 2009 and ¥3,456 million at April 1, 2008.

At March 31, 2010, the balance and remaining maturities of time deposits and certificates of deposit issued by domestic offices in amounts of ¥10 million (approximately $110 thousand at the Federal Reserve Bank of New York’s noon buying rate on March 31, 2010) or more as well as the balance of those deposits issued by foreign offices in amounts of $100,000 or more are shown in the following table:

	At March 31, 2010
		Certificates
	Time deposits	of deposit	Total
	(Millions of yen)

Domestic offices:
Due in three months or less	¥527,034	¥220,990	¥748,024
Due after three months through six months	504,451	81,900	586,351
Due after six months through twelve months	793,772	24,300	818,072
Due after twelve months	1,894,467	—	1,894,467

Total	3,719,724	327,190	4,046,914
Foreign offices	—	—	—

Total	¥3,719,724	¥327,190	¥4,046,914

VI.	Short-Term Borrowings

The following table shows certain additional information with respect to CMTH’s short-term borrowings at March 31, 2010, March 31, 2009 and April 1, 2008:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen, except percentages)

Call money:
Balance at end of fiscal year	306,161	253,478	291,582
Weighted average interest rate on balance at end of fiscal year	0.26%	1.47%	2.24%
Cash collateral on securities lent and repurchase agreement:
Balance at end of fiscal year	1,702,698	1,255,648	1,821,318
Weighted average interest rate on balance at end of fiscal year	0.24%	1.28%	1.34%
Due to trust accounts:
Balance at end of fiscal year	21,356	25,592	26,305
Weighted average interest rate on balance at end of fiscal year	0.32%	0.38%	0.67%
Other short-term borrowings:
Balance at end of fiscal year	1,129,139	1,599,250	375,285
Weighted average interest rate on balance at end of fiscal year	0.09%	0.38%	0.95%

STB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and the interim financial statements of STB included in this prospectus. STB prepares its consolidated financial statements in accordance with IFRS, and accordingly the following discussion is based on STB’s IFRS financial information, unless otherwise specified. STB’s fiscal year end is March 31. Unless otherwise indicated, the information is presented on a consolidated basis. The discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. STB’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Forward-Looking Statements” and “Risk Factors.”

OVERVIEW

During the year ended March 31, 2010, the Japanese economy showed signs of gradual recovery in the wake of the global financial and credit crises in late 2008. There was a rise in Japan’s exports and industrial production; improvements in corporate profits; upswing in the demand for consumer durable goods driven by government economic policies; and a surge in the Nikkei 225 stock index from the 8,000 yen level at April 1, 2009 to 11,000 yen level by the end of March 2010. Nevertheless, there also were signs of weakness. In particular, the consumer prices continued to decline, leading the BOJ to leave the key interest rate unchanged at 0.1% and further ease its monetary policy in December 2009.

The global economy also recovered gradually toward March 31, 2010. The emerging economies steadily grew during the period, while the developed countries also benefited from the various financial and monetary measures implemented by the monetary authorities of overseas countries. The U.S. and the European economies moderately recovered as the global financial and credit markets gradually stabilized. However, the Greek debt crisis that unveiled in early 2010 created a sense of uncertainty to investors that is posing a threat to the recovery of the fragile global economy. To ease the uncertainty and promote the financial stability of the global markets, the governments of the major global economies commenced discussions regarding various forms of financial regulatory reforms to mitigate the systemic risks posed by large financial institutions and prevent the recurrence of the global financial crisis.

Amidst the rapidly changing financial environment, STB sought to reinforce its basic earning power by implementing various initiatives, including expansion of STB’s operations in promising areas, strengthening of STB’s client base, and reducing credit risk and other financial risks (including the financial risk related to cross-shareholding). In this connection, STB acquired NAM in October 1, 2009 and, in April 2010, acquired a stake in Nanjing Trust Investment Co. as part of the plan to conduct trust business in China. Furthermore, STB continued to cultivate new commercial relationships primarily with large Japanese corporations and institutional investors. To reduce downside risks in times of stress, STB evaluated and restructured their credit portfolio through the reduction of credit concentrations for certain loans, thereby reducing credit costs.

Critical Accounting Estimates and Judgments

STB’s consolidated financial statements included in this prospectus are prepared in accordance with IFRS. The accounting policies are fundamental to understanding STB’s financial condition and results of operations. See Note 2 to STB’s consolidated financial statements for discussions on STB’s significant accounting policies.

In general, STB determined its IFRS accounting policies at March 31, 2010 and applied them retrospectively to its opening consolidated statement of financial position under IFRS. Certain exceptions and exemptions required or permitted under IFRS 1 were applied to the opening consolidated statement. Refer to Note 3 to STB’s consolidated financial statements for discussions of such exceptions and exemptions.

STB’s consolidated financial statements and its financial result are influenced by its accounting policies, assumptions, estimates and management judgment, which necessarily have to be made in the course of the preparation of the consolidated financial statements. All estimates and assumptions required in conformity with IFRS are management’s best estimates undertaken in accordance with the applicable standards. Estimates and judgments are evaluated on a continuous basis, and are based on past experience and other factors, including expectations with regard to future events. Accounting policies and management’s judgments for certain items are especially critical for STB’s results and financial situation due to their materiality. Management estimates and judgments may change from time to time as new information becomes available. Changes in these estimates and judgments will have an impact on the consolidated financial statements of STB and will be recorded in the period the changes occur.

Impairment of Financial Instruments Carried at Amortized Cost

STB reviews the portfolios of loans and advances, investment securities classified as held-to-maturity or loans and receivables and other assets to assess impairment regularly. In determining whether impairment losses should be recorded in the consolidated income statement, STB makes judgments as to whether there is any observable data indicating an impairment trigger followed by measurable decrease in the estimated future cash flows from the portfolios of loans and advances, investment securities and other assets. This evidence may include observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in STB. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the portfolios when scheduling its future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. See Notes 2.23 and 38 to STB’s consolidated financial statements for further information.

If management’s estimate of the net present value of future cash flows was to differ by +/-1%, the impairment loss would be lower by approximately ¥2,088 million and ¥880 million for the years ended March 31, 2010 and 2009 respectively, and higher by approximately ¥2,441 million and ¥1,204 million for the years ended March 31, 2010 and 2009, respectively.

Impairment of Available-for-sale Equity Investments

STB determines that available-for-sale equity investments are impaired when there has been a significant or prolonged decline in the fair value below their cost. This determination of what is significant or prolonged requires judgment. In making this judgment, STB evaluates among other factors, the volatility in share price. In addition, objective evidence of impairment may be the deterioration in the financial health of the investee, industry and sector performance, changes in technology, and operational and financing cash flows.

Net impairment losses on available-for-sale equity investments were ¥15,144 million for the year ended March 31, 2010 and ¥103,311 million for the year ended March 31, 2009. Gross unrealized losses on available-for-sale equity investments, reflected in other comprehensive income (pre-tax) were ¥2,625 million as of March 31, 2010 and ¥3,155 million as of March 31, 2009.

Impairment of Available-for-sale Debt Investments

STB determines that available-for-sale debt securities are impaired and impairment losses are incurred if there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the debt investment, and that loss event or events has had an impact on the estimated future cash flows of the debt investment that can be reliably estimated.

STB exercise judgment in determining whether there is objective evidence that an impairment loss has been incurred. Typically STB determines such events based on deterioration in a debtor’s creditworthiness in accordance with STB’s internal rating. In determining the credit rating of the debtor, STB considers factors such as estimated cash flows, financial ratios, financial situation of the debtor, and external credit ratings. Once impairment has been identified, the amount of impairment loss is measured with reference to the fair value of the debt investment. More information on assumptions and estimates requiring judgment relating to the determination of fair values of financial instruments is provided below in “—Fair Value of Financial Instruments.”

In a subsequent period, if the fair value of an available-for-sale debt security increases and the increase can be objectively related to an event occurring after the recognition of the impairment loss and it has an impact on the estimated future cash flows, the impairment is reversed through the consolidated income statement. The determination of reversal of a loss event also requires significant judgment. STB determines such events based on improvement in the debtor’s creditworthiness in accordance with STB’s internal rating. In determining the credit rating of the debtor, STB considers same factors as stated above.

Net impairment losses on available-for-sale debt investments were ¥1,384 million for the year ended March 31, 2010 and ¥8,778 million for the year ended March 31, 2009. Gross unrealized losses on available-for-sale debt investments reflected in other comprehensive income (pre-tax) were ¥15,924 million as of March 31, 2010 and ¥104,863 million as of March 31, 2009.

Fair Value of Financial Instruments

The fair value of financial instruments where no active market exists or where quoted prices are not otherwise available are determined by using valuation techniques. In these cases, the fair values are estimated from observable data in respect of similar financial instruments or using models. Where market observable inputs are not available, they are estimated based on appropriate assumptions. Where valuation techniques (for example, models) are used to determine fair values, they are validated and periodically reviewed by qualified personnel independent of those that sourced them. All models are certified before they are used, and models are assessed to ensure that outputs reflect actual data and comparative market prices. To the extent practical, models use only observable data, however, areas such as credit risk (both own credit risk and counterparty risk), volatilities and correlations require management to make estimates. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

As discussed above, in certain circumstances, financial instruments are measured using valuation techniques including inputs that are not based on observable market information. The potential effects on the fair values of such financial instruments, using reasonably possible alternative assumptions, are summarized in the following table:

	Reflected in the consolidated		Reflected in other
	income statement		comprehensive income
	Favorable	Unfavorable	Favorable	Unfavorable
	changes	changes	changes	changes
	(Millions of yen)

March 31, 2010
Derivatives	¥559	¥937	¥–	¥–
Debt securities	–	–	2,623	2,599
Equity securities	–	–	14,034	10,759

The effect of stressing the unobservable assumptions into a range of reasonably possible alternatives would be to increase the fair values for STB by ¥17,216 million for the year ended March 31, 2010 or to decrease the fair values by ¥14,295 million for the year ended March 31, 2010. The above favorable and unfavorable changes indicated above are calculated independently of each other. Correlations and diversification effects are, however, not taken into account.

In order to determine reasonably possible alternative assumptions, STB adjusted the key unobservable inputs as follows:

Derivatives. For credit default swaps, the sensitivity of valuation is calculated based on the price movement of the observable iTraxx and CDX indexes. Sensitivity is based on the largest price upward and downward movement during the preceding 12-month period.

For equity derivatives, the sensitivity of valuation is calculated by stressing the volatility parameter. The sensitivity was calculated by changing the volatilities based on the historical observation of volatility levels of the underlying reference asset over the preceding 12-month period.

For equity index swaps, the key unobservable input is the volatility of the underlying equity index. However, STB enters into both paying and receiving contracts for the equity swap to hedge its positions and the profit gained and loss incurred by both contracts are offset. For this, regardless of the magnitude of the volatility of the underlying equity index, the sensitivity impact for equity index swaps is considered to be minimal and is not included in the above table.

Debt Securities. For ABSs, the sensitivity of valuation is based on the average price percentage difference between alternative broker prices for ABSs obtained during the internal price validation process.

Equity Securities. For unlisted shares, the sensitivity of valuation is calculated based on the change of the enterprise value multiple of comparative listed companies. Sensitivity is based on the maximum and minimum enterprise value multiple of comparative listed companies during the preceding 12-month period.

For unquoted investment funds, the sensitivity of valuation is based on observing the largest upward and downward movement of the hedge fund index, or HFRX, over the preceding 2-year period.

Income Taxes

Deferred tax assets are recognized only if it is probable that they can be realized. Future realization of the tax benefit of existing deductible temporary differences or tax losses carried forward ultimately depends on the existence of sufficient taxable income in future periods. In determining deferred tax assets, STB performs a review of future taxable income, exclusive of reversing temporary differences and carryforwards. Future taxable income is developed from forecasted operating results, based on recent historical trends and approved business plans, the eligible carryforward periods and other relevant factors. Were the future taxable income to differ by 10% from management’s estimate, STB would need to decrease deferred tax asset by ¥1,030 million and ¥1,476 million as of March 31, 2010 and 2009, respectively, if unfavorable, or increase deferred tax asset by ¥1,030 million and ¥1,476 million as of March 31, 2010 and 2009, respectively, if favorable.

Retirement Benefits

The present value of the retirement benefit obligations depend on a number of factors that are determined on an actuarial basis using a number of assumptions. Any changes in these assumptions will impact the carrying amount of pension obligations. The assumptions used in determining the net cost (income) for pensions include the discount rate. STB determines the appropriate discount rate at the end of each year. This is the interest rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the pension obligations. In determining the appropriate discount rate, STB considers the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. Were the discount rate used to differ by 0.5% from management’s estimates, the defined benefit obligation for pension benefits would be 7.2% lower for the years ended March 31, 2010 and March 31, 2009 or 8.1% higher for the years ended March 31, 2010 and March 31, 2009.

Impairment of Goodwill

STB tests goodwill for impairment annually or more frequently if events or changes in circumstances, such as an adverse change in business climate, indicate that goodwill may be impaired. The determination of the recoverable amount of cash-generating units with goodwill in the impairment assessment requires subjective judgments that involve the use of estimates and assumptions, particularly related to the cash flow projection and the appropriate discount rate. For the purpose of the goodwill impairment test, the cash flow projections are based on financial plans approved by management and, are developed to a five-year period. Earnings projections beyond the initial five-year period are, where applicable, adjusted to derive a sustainable level and assumed to increase by or converging towards a constant long-term growth rate, which is based on expectations for the development of gross domestic product and inflation, and are captured in the terminal value. The discount rates applied are determined based on the capital asset pricing model which is comprised of a risk-free interest rate, a market risk premium and a factor covering the systematic market risk, or the beta factor. The values for the risk-free interest rate, the market risk premium and the beta factors are determined using external sources of information. Business specific beta factors are determined based on a respective group of peer companies. These estimates and assumptions could be affected depending on changes in business environment, which could change the recoverable amount used for impairment testing. Refer to Note 16 to STB’s consolidated financial statements for goodwill impairment testing details.

Recent Accounting Pronouncements

Standards and Interpretations Issued but Not Yet Effective

The following accounting pronouncements have been published and may be relevant to STB. However, they were not effective as of March 31, 2010 and therefore have not been applied in preparing the consolidated financial statements.

Effective for Annual Periods Beginning on April 1, 2010

IFRS 3 Business Combinations and IAS 27 Consolidated and Separate Financial Statements.  In January 2008, the IASB issued IFRS 3R and an amended version of IAS 27 “Consolidated and Separate Financial Statements”, or IAS 27R. IFRS 3R reconsiders the application of acquisition accounting for business combinations and IAS 27R mainly relates to changes in the accounting for minority interests and the loss of control of a subsidiary. Under IFRS 3R, the acquirer can elect to measure any minority interest on a transaction-by-transaction basis, either at fair value as of the acquisition date or at its proportionate interest in the fair value of the identifiable assets and liabilities of the acquiree. When an acquisition is achieved in successive share purchases (step acquisition), the identifiable assets and liabilities of the acquiree are recognized at fair value when control is obtained. A gain or loss is recognized in profit or loss for the difference between the fair value of the previously held equity interest in the acquiree and its carrying amount. IAS 27R also requires the effects of all transactions with minority interests to be recorded in equity if there is no change in control. Transactions resulting in a loss of control result in a gain or loss being recognized in profit or loss. The gain or loss includes a remeasurement to fair value of any retained equity interest in the investee. In addition, all items of consideration transferred by the acquirer are measured and recognized at fair value, including contingent consideration, as of the acquisition date. Transaction costs incurred by the acquirer in connection with the business combination do not form part of the cost of the business combination transaction but are expensed as incurred unless they relate to the issuance of debt or equity securities, in which case they are accounted for under IAS 39, “Financial Instruments: Recognition and Measurement”. IFRS 3R and IAS 27R are effective for business combinations in annual periods beginning on or after July 1, 2009, with early application permitted provided that both Standards are applied together and the entity discloses that fact. STB will apply IFRS 3R and IAS 27R to business combinations occurring after April 1, 2010. The impact of the new standard on STB’s consolidated financial statements cannot be determined at this stage, as it will depend on future transactions.

IAS 39, “Financial Instruments: Recognition and Measurement – Eligible Hedged Items”. In July 2008, the IASB issued an amendment of IAS 39 “Financial Instruments: Recognition and Measurement”. The amendments introduce additional application guidance in the context of hedge accounting regarding the designation of inflation in a financial hedged item and the designation in a hedged item of a one-side risk. The amendments are effective for annual periods beginning on or after July 1, 2009. The amendment to IAS 39 will be adopted by STB as of April 1, 2010. The amendment is not expected to have a material impact on STB’s consolidated financial statements.

International Financial Reporting Interpretation Committee, or IFRIC, 17, “Distributions of Non-cash Assets to Owners”. In November 2008, the IASB issued IFRIC 17 “Distributions of Non-cash Assets to Owners”. The interpretation deals with the recognition and measurements of dividends payable and also addresses the question of how to account for any difference between the carrying amount of the assets distributed and the carrying amount of the dividend payable. The interpretation is effective for annual periods beginning on or after July 1, 2009. The interpretation will be adopted by STB as of April 1, 2010. The interpretation is not expected to have a material impact on STB’s consolidated financial statements.

IFRS 2, “Group Cash-settled Share-based Payment Transactions”. In June 2009, the IASB issued an amendment “Group Cash-settled Share-based Payment Transactions” to IFRS 2 “Share based Payment” that will change the accounting for share awards by permitting accounting for equity settlement only by entities that either grant awards over their own equity or have no obligation to settle a share-based payment transaction. The amendment is effective for annual periods beginning on or after January 1, 2010. Earlier application is permitted provided that the entity discloses that fact. The amendment to IFRS 2 will be adopted by STB as of April 1, 2010. The amendment is not expected to have a material impact on STB’s consolidated financial statements.

IAS 32, “Financial Instruments: Presentation – Classification of Rights Issues”. In October 2009, the IASB issued an amendment of IAS 32 “Financial Instruments: Presentation”. The amendments require a financial instrument that gives the holder the right to acquire a fixed number of the entity’s instruments for a fixed amount of any currency to be classified as an equity instrument if, and only if, the entity offers the financial instrument pro rata to all of its existing owners of the same class of its own non-derivative equity instruments. The amendments are effective for annual periods beginning on or after February 1, 2010. The amendment to IAS 32 will be adopted by STB as of April 1, 2010. The amendment is not expected to have a material impact on STB’s consolidated financial statements.

Effective for Annual Periods Beginning on April 1, 2011 or Later, If Not Adopted Early

IFRS 9, “Financial instruments”. In November 2009, IFRS 9 “Financial Instruments” introduced new requirements for the classification and measurement of financial assets. The standard is effective for annual periods beginning on or after January 1, 2013, with early adoption permitted, provided that the entity disclose that fact and at the same time apply the amendments in Appendix C. IFRS 9 is required to be applied retrospectively. If the standard is adopted prior to January 1, 2012, an entity will be exempt from the requirement to restate prior period comparative information. In addition, entities adopting before January 1, 2011 are allowed to designate any date between the date of issuance of IFRS 9 and January 1, 2011 as the date of initial application that will be the date upon which the classification of financial assets will be determined.

STB has not adopted IFRS 9 as of March 31, 2010 and has not yet determined if it will adopt IFRS 9 prior to the required effective date of annual periods beginning on or after January 1, 2013.

The main changes to the requirements of IAS 39 are summarized below.

All financial assets that are currently in the scope of IAS 39 will be classified as either amortized cost or fair value. The available-for-sale and held-to-maturity categories will no longer exist. Classification is based on an entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. Reclassifications between the two categories are prohibited unless there is a change in the entity’s business model.

A financial asset is measured at amortized cost if two criteria are met: (i) the objective of the business model is to hold the financial asset for the collection of the contractual cash flows, and (ii) the contractual cash flows of the instrument are solely payments of principal and interest on the principal outstanding. All other financial assets are measured at fair value. Movements in the fair value of financial assets classified at fair value are recognized in profit or loss, except for equity investments where an entity takes the option to designate an equity instrument that is not held for trading at fair value through other comprehensive income. If this option is taken, all subsequent changes in fair value are recognized in other comprehensive income with no recycling of gains or losses to the income statement. Dividend income would continue to be recognized in the income statement.

An entity is only permitted to designate a financial asset otherwise meeting the amortized cost criteria at fair value through profit or loss if doing so significantly reduces or eliminates an accounting mismatch. This designation is made on initial recognition and is irrevocable.

Financial instruments which contain embedded derivatives are to be classified in their entirety either at fair value or amortized cost depending on whether the contracts as a whole meet the relevant criteria under IFRS 9.

IFRS 9 is the first installment in the IASB’s planned phased replacement of IAS 39 with a less complex and improved standard for financial instruments. The next steps in the IASB’s project will address the classification and measurement requirements for financial liabilities, the impairment of financial assets measured at amortized cost and hedge accounting. The IASB has indicated that it aims to replace all of the requirements of IAS 39 by the second quarter of 2011. In addition, the IASB is working with the U.S. Financial Accounting Standards Board to reduce inconsistencies between U.S. GAAP and IFRS in accounting for financial instruments. The impact of IFRS 9 may change as a consequence of further developments resulting from the IASB’s financial instruments project. As a result, it is impracticable to quantify the impact of IFRS 9 as of the date of these financial statements.

IAS 24, “Related Party Disclosures”. In November 2009, the IASB issued a revised IAS 24 “Related Party Disclosure”. The amendment provide a partial exemption from the related party disclosure requirement for government-related entities, clarify the definition of a related party, and include an explicit requirement to disclose commitments involving related parties. The amendments are effective for annual periods beginning on or after January 1, 2011. The amendment to IAS 24 will be adopted by STB as of April 1, 2011. The amendment is not expected to have a material impact on STB’s consolidated financial statements.

IFRIC 14, “Prepayments of a Minimum Funding Requirement”. In November 2009, the IASB issued the amended IFRIC 14 “The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction”, which itself is an interpretation of IAS 19 Employee Benefits. The amendment applies in the limited circumstances when an entity is subject to minimum funding requirements and makes an early payment of contributions to cover those requirements. The amendment permits an entity to treat the benefit of such an early payment as an asset. The amendment is effective for annual periods beginning on or after January 1, 2011. Earlier application is permitted provided that the entity discloses that fact. The amendment to IFRIC 14 will be adopted by STB as of April 1, 2011. The adoption of this amendment is not expected to have a material impact on STB’s consolidated financial statements.

IFRIC 19, “Extinguishing Financial Liabilities with Equity Instruments”. In November 2009, the IASB issued IFRIC19 “Extinguishing Financial Liabilities with Equity Instruments”. The interpretation requires the extinguishment of a financial liability by the issue of equity instruments to be measured at fair value with the difference between the fair value of the instrument issued and the carrying amount of the liability extinguished being recognized in profit or loss. The interpretation is effective for annual periods beginning on or after July 1, 2010. The interpretation will be adopted by STB as of April 1, 2011. The interpretation is not expected to have a material impact on STB’s consolidated financial statements.

Other Improvements

Improvements to IFRS 2008, 2009, and 2010. In May 2008, April 2009, and May 2010, the IASB issued various amendments to IFRS, which resulted from the IASB’s annual improvements project. They comprise amendments that result in accounting changes for presentation, recognition or measurement purposes as well as terminology or editorial amendments related to a variety of individual IFRS standards. Most of the amendments are effective for annual periods beginning on or after July 1, 2009 for the May 2008 amendments, January 1, 2010 for the April 2009 amendments and January 1, 2011 for the May 2010 amendments, and accordingly, these amendments will be effective April 1, 2010 or April 1, 2011 for STB. Earlier application is permitted provided that the entity discloses that fact. STB will adopt these amendments as of April 1, 2010 or April 1, 2011 and the adoption of these amendments is not expected to have a material impact on STB’s consolidated financial statements except for the improvement to IFRS 8 as discussed in the next paragraph.

Early Adoption of Standards

STB adopted early the improvement to IFRS 8, “Operating Segments (amendment)”, which is part of the IASB’s annual improvements project for 2009. This amendment was originally effective for financial periods commencing January 1, 2010. Before this amendment to IFRS 8, an entity was required to report a measure of total assets even if such amounts were not regularly provided to the chief operating decision maker, or CODM. The improvement clarified that an entity shall report a measure of total assets for each reportable segment only if such amounts are regularly provided to the CODM. Accordingly, segment information in Note 6 to STB’s consolidated financial statements included elsewhere in this prospectus does not incorporate such information because total assets for each reportable segment are not regularly provided to the CODM.

In addition, STB also early adopted, “Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters – Amendment to IFRS 1,” which was originally effective for annual periods beginning on or after July 1, 2010. This amendment provides relief to first-time adopters from the requirement to provide comparative period disclosures for the information to be presented by the amendments to IFRS 7 if the comparative period ends before December 31, 2009. Accordingly, comparative information with regards to certain fair value information as set out in Note 32 to STB’s consolidated financial statements included elsewhere in this prospectus is not disclosed.

Fair Value Measurement and ABSs

Fair Value of Financial Instruments

Certain financial instruments held by STB are carried at fair value with changes in the fair value recognized in the consolidated income statement. This primarily includes trading assets and liabilities. Additionally, financial assets that are classified as available-for-sale are carried at fair value with changes in the fair value recognized as a separate component of equity. Trading assets include debt and equity securities and derivatives held for trading purposes, and trading liabilities mainly include derivative liabilities and short positions. Available-for-sale financial assets consist of debt and equity securities.

STB has in place an established valuation control framework covering internal controls, methodologies, and procedures over the valuation of financial instruments carried at fair value. The fair value of a financial instrument is the price at which an asset or liability could be exchanged in a current transaction between knowledgeable, willing parties, other than in a forced or liquidation sale.

A substantial portion of STB’s financial assets and liabilities carried at fair value are based on, or derived from, observable prices or inputs. These prices and inputs include quoted market prices and market data provided from independent pricing vendors. Financial instruments for which observable prices or inputs are available include liquid marketable equity and debt securities, exchange traded derivatives, and over-the-counter derivatives transacted in liquid markets. If observable prices or inputs are available, they are utilized in the determination of fair value and the level of management judgment is minimal and adjustments are not made. This includes those instruments for which fair value is derived from valuation models using directly observable inputs that are standard across the industry. Such inputs include interest rates, volatility and foreign exchange rates.

For certain instruments where observable prices or inputs are not available, the fair value is determined using valuation techniques that are applicable to the specific instrument. The application of valuation techniques to derive fair value involves management judgment of which the extent will depend on the complexity and nature of the instrument. Valuation techniques include internal valuation models such as discounted cash flow analysis and enterprise value analysis as well as independent third party quotes, which include non-binding quotes. Parameters utilized to derive the fair value of instruments through the valuation models include multiples of comparative companies and volatility of underlying reference assets. Management judgment is required in the selection and application of appropriate parameters, assumptions and modeling techniques. Where valuation techniques are used to determine fair value, they are validated and internally reviewed by qualified personnel independent of those who sourced them. No material changes were made during the reporting period to the valuation techniques utilized to derive fair value. For third party quotes, adjustments are not made unless there is evidence to indicate that the quotes are not indicative of fair value. Third party quotes are corroborated through internal verification procedures which include comparing such quotes to prices derived from STB valuation models, recent transaction prices, or alternative third party quotes.

For further discussion of the valuation techniques applied to financial assets and liabilities, see the section “Financial instruments carried at fair value” in Note 32 to STB’s consolidated financial statements.

Valuation adjustments are an integral part of the fair value process and are incorporated to calibrate the valuation results. Valuation adjustments used by STB include credit valuation adjustment, or CVA, and bid-offer spread adjustments.

CVAs are incorporated into derivative valuations to reflect the impact on fair value of counterparty credit risk as well as STB’s own credit quality. The adjustment is modeled for OTC derivatives across all asset classes. The CVA is derived by grouping counterparties based on STB’s internal rating classification of the PD and the expected loss given default, or LGD. In addition, the CVA of STB’s own credit worthiness is computed based on the credit rating of STB in an approach similar to the method utilized to derive the CVA of counterparties. Since STB’s credit ratings by the credit rating agencies has been constant from April 2008, the CVA of derivative liabilities did not have a material impact on STB’s consolidated financial statements.

Bid-offer adjustments are incorporated to adjust mid-market prices to the appropriate bid or offer prices. Such adjustments are typically applied to debt securities where the relevant bid or offer price is not available and is derived primarily from quotes or bid-offer prices obtained in relevant trading activities or from market sources, such as pricing services and broker data. Additionally, where the fair value of financial instruments are derived from modeling techniques based on mid-price inputs, bid-offer adjustments are considered to reflect the cost of closing out the net exposure to each of the input parameters. These adjustments are determined from bid-offer prices observed in relevant trading activities.

Fair Value Hierarchy

IFRS 7 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources; unobservable inputs reflect STB’s market assumptions. The financial instruments carried at fair value have been categorized under the three levels of the fair value hierarchy as follows:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities. This category includes active listed equity securities on major exchanges (for example, Tokyo Stock Exchange), highly liquid government bonds (G5 securities), and actively exchange-traded derivatives such as futures;

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, in valuation models). This category includes certain government bonds, municipal bonds, corporate bonds and the majority of OTC derivatives held by STB. The sources of input parameters like LIBOR yield curve or volatilities are based on available observable market data; and

•	Level 3 – Valuation techniques using significant inputs for the asset or liability that are not based on observable market data (unobservable inputs). This category includes private equity investments, certain credit default swaps, collateralized debt obligations, or CDOs, collateralized loan obligations, or CLOs, mortgage backed securities, or MBSs, and certain OTC derivative contracts (requiring unobservable inputs, such as long-dated volatilities).

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement of the financial instrument. For the categorization of financial instruments accounted for at fair value in the valuation hierarchy, see “Financial instruments carried at fair value” in Note 32 to STB’s consolidated financial statements.

The following tables include STB’s assets and liabilities measured at fair value and the portion of such assets and liabilities classified within level 3 of the valuation hierarchy as of March 31, 2010 and March 31, 2009.

	As of March 31, 2010
	Total at Fair Value	Level 3 Total
	(Millions of yen)

Assets:
Financial assets held for trading	¥551,166	¥457
Derivative financial instruments	3,130,994	8,688
Available-for-sale financial assets	2,984,361	197,250

Total assets measured at fair value	¥6,666,521	¥206,395

As a percentage of total assets measured at fair value		3.10%

Liabilities:
Financial liabilities held for trading	7,386	–
Derivative financial instruments	2,827,439	16,011

Total liabilities measured at fair value	¥2,834,825	¥16,011

As a percentage of total liabilities measured at fair value		0.56%

	As of March 31, 2009
	Total at Fair Value	Level 3 Total
	(Millions of yen)

Assets:
Financial assets held for trading	¥710,082	¥–
Derivative financial instruments	4,027,339	15,411
Available-for-sale financial assets	3,647,366	285,177

Total assets measured at fair value	¥8,384,787	¥300,588

As a percentage of total assets measured at fair value		3.58%

Liabilities:
Financial liabilities held for trading	2,792	–
Derivative financial instruments	3,751,432	32,112

Total liabilities measured at fair value	¥3,754,224	¥32,112

As a percentage of total liabilities measured at fair value		0.86%

Level 3 assets and liabilities (net) decreased ¥78,092 million during the fiscal year ended March 31, 2010 primarily due to ¥87,927 million decrease in level 3 available-for-sale securities, which was offset by a ¥9,378 million increase in level 3 net derivatives. The level 3 available-for-sales financial assets were principally comprised of foreign ABSs, such as residential mortgage-backed financial assets and commercial mortgage-backed securities, domestic and foreign unquoted investment fund, and private equity investments. The decrease in available-for-sale financial assets is mainly attributable to sales and pay downs of foreign ABSs and redemptions from domestic and foreign investment funds, which were partially offset by subscriptions. The change in level 3 derivatives is associated with ¥8,272 million of settlements relating to credit derivative liabilities.

Transfers in and out of level 3 are made if the significant inputs utilized in the valuation techniques in measuring the fair values of financial assets and liabilities become unobservable or observable, respectively, in the current market. These transfers are effective at the beginning of the year. See the table below for the reconciliation of level 3 items.

		Available-for-	Net derivative
		sale financial	financial
	Trading assets	assets	instruments	Total
	(Millions of yen)

As of April 1, 2009	–	¥285,177	¥(16,701)	¥268,476
Gains and losses:
Profit or loss	23	(43,813)	2,050	(41,740)
Other comprehensive income	–	73,312	–	73,312
Purchases	434	86,955	208	87,597
Sales	–	(179,739)	(1,293)	(181,032)
Settlements	–	(19,167)	8,413	(10,754)
Transfers into Level 3	–	6,521	–	6,521
Transfers out of Level 3	–	(11,996)	–	(11,996)

As of March 31, 2010	¥457	¥197,250	¥(7,323)	¥190,384

The following are discussions of the changes to Level 3 balances for each of the roll-forward accounts presented above.

The change in trading assets was primarily driven by an addition of ¥434 million in equity securities associated with the purchase of an investment fund by a consolidated subsidiary.

The change in available-for-sale financial assets was primarily driven by the following:

•	Purchases of ¥83,938 million in equity products, which primarily consisted of investment funds.

•	Sales and settlements of ¥65,378 million due to the disposal of denominated ABSs and sales of ¥126,628 million due to the disposal of domestic and foreign investment funds.

•	Transfers into Level 3 were largely due to the de-consolidation of SPEs that were consolidated in the prior year. The SPEs were de-consolidated due to a reduction in the equity interests held by STB and the interests in these de-consolidated SPEs are recorded as investment securities as of March 31, 2010.

•	Transfers out of Level 3 principally consisted of investment-grade ABSs transferred due to an increase in liquidity of these securities and the improved observability of market transactions. Additionally, transfers out of Level 3 also included an investment security that was not subject to consolidation in the prior year, but is consolidated in the current year.

The change in net derivative financial instruments was primarily driven by:

•	net gain of ¥1,446 million primarily relating to credit derivatives, which was partially offset by losses relating to equity derivatives; and

•	settlement of ¥8,272 million of credit derivatives.

ABSs

Included in the available-for-sales category of level 3 assets are ABSs, and the table below presents a summary of the ABSs held by STB as of March 31, 2010 and March 31, 2009.

	As of March 31,
	2010		2009
		Net unrealized		Net unrealized
	Fair value	gains (losses)	Fair value	gains (losses)
	(Millions of yen)

Residential mortgage backed securities, or RMBSs, other than Subprime	¥14,466	¥(2,150)	¥19,087	¥(15,829)
Subprime related RMBS	–	–	4,124	(5,374)
Commercial mortgage backed securities, or CMBSs	11,695	(2,501)	17,749	(9,732)
Certificates for amortizing revolving debts, or CARDS	2,746	(44)	4,197	(3,220)
CLOs	–	–	29	(265)
Other ABSs	176	(2)	19,434	(8,923)
Mezzanine CDOs	–	–	3,412	(15,700)
Synthetic CDOs	–	–	9,313	4
ABS-CDOs	170	(91)	2,602	(3,815)
CLO equities	3,938	2,445	351	–
Structured investment vehicles, or SIV, Capital notes	31	–	457	(104)

Total	¥33,222	¥(2,343)	¥80,755	¥(62,958)

Although fair value of the ABSs declined significantly during the year ended March 31, 2009, the impairment assessment performed by STB did not result in an impairment loss for the majority of ABSs under IFRS.

This is mainly attributable to the fact that according to STB’s analysis the reduction in fair value of ABSs primarily resulted from the effects of reduced market liquidity and negative market sentiment.

These factors did not have a significant effect on the estimated future cash flows of the securities as STB also considered the performance of underlying collateral and changes in credit ratings.

During the year ended March 31, 2010, STB decided to significantly reduce the portfolio of ABSs, which resulted in realized losses on the ABSs and a decrease in unrealized losses as of March 31, 2010 due to the sales out of the portfolio.

RESULTS OF OPERATIONS

The following table provides STB’s consolidated income statement for the years ended March 31, 2010 and 2009.

	Fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Interest income	¥293,994	¥391,948
Interest expenses	107,893	195,744

Net interest income	186,101	196,204
Provision for credit losses	27,729	97,105

Net interest income after provision for credit losses	158,372	99,099

	Fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Fee and commission income	147,929	146,360
Fee and commission expenses	26,321	26,579

Net fee and commission income	121,608	119,781

Net gains (losses) on financial instruments held for trading	83,508	(56,293)
Net other operating income	35,067	222,946

Other income	118,575	166,653

Total income	398,555	385,533

Impairment losses on investment securities	16,595	113,423
General and administration expenses	201,476	193,172
Other expenses	35,202	39,444

Operating expenses	253,273	346,039

Share of gains of associates and joint ventures	1,436	2,285

Profit before income tax expenses	146,718	41,779
Income tax expenses	64,604	26,499

Net profit	¥82,114	¥15,280

Net profit attributable to:
Equity holders of the Sumitomo Trust	69,334	6,891
Minority interest	12,780	8,389

Net profit	¥82,114	¥15,280

Executive Summary

Net profit for the year ended March 31, 2010 increased to ¥82,114 million by ¥66,834 million from ¥15,280 million for the year ended March 31, 2009. The increase of profit was primarily due to an increase in trading gain of ¥139,801 million, a decrease in impairment losses of ¥96,828 million and a decrease in provision for credit losses of ¥69,376 million. Such increase of profit was partially offset by a decrease in other operating income of ¥187,879 million, which primarily resulted from losses on debt securities, a decrease in net interest income of ¥10,103 million and an increase in income taxes of ¥38,105 million due to higher profit before income tax expenses.

Net interest income decreased by ¥10,103 million from ¥196,204 million for the year ended March 31, 2009 to ¥186,101 million for the year ended March 31, 2010, mainly due to the decrease in income from interest on debt securities. Although interest expense also decreased due to lower market interest rates for the year ended March 31, 2010, the decrease was less than that of interest income. Provision for credit losses decreased by ¥69,376 million from ¥97,105 million for the year ended March 31, 2009 to ¥27,729 million for the year ended March 31, 2010, primarily due to the improvement in financial condition of the loan counterparties as a result of the improved economic environment in Japan and reversal of the provision for doubtful receivables associated with a decrease in the overall loan balance. As a result, the net interest income after provision for credit losses increased by ¥59,273 million from ¥99,099 million for the year ended March 31, 2009 to ¥158,372 million for the year ended March 31, 2010.

Net fee and commission income increased to ¥121,608 million for the year ended March 31, 2010 by ¥1,827 million from ¥119,781 million for the year ended March 31, 2009 as a result of income generated by the acquired operations of NAM partially offset by a decrease in the trust fees caused by a decrease of asset under management on an average balance basis exclusive of those relating to the acquisition of NAM.

Net gain on financial instruments held for trading increased to a net gain of ¥83,508 million for the year ended March 31, 2010 by ¥139,801 million from net loss of ¥56,293 million for the year ended March 31, 2009, primarily due to an improvement in valuation of interest-related derivatives.

Net other operating income decreased to ¥35,067 million for the year ended March 31, 2010 by ¥187,879 million from ¥222,946 million for the year ended March 31, 2009, mainly because STB recorded net losses on disposal of debt securities of ¥28,760 for the year ended March 31, 2010, whereas net gains on disposal of debt securities of ¥107,300 million were recorded for the year ended March 31, 2009.

Impairment losses on investment securities decreased by ¥96,828 million to ¥16,595 million for the year ended March 31, 2010 from ¥113,423 million for the year ended March 31, 2009, due primarily to a significant decrease in impairment losses on equity securities reflecting the recovery of stock markets for the year ended March 31, 2010. General and administration expenses increased by ¥8,304 million to ¥201,476 million for the year ended March 31, 2010 from ¥193,172 million for the year ended March 31, 2009, due mainly to the acquisition of NAM which mainly led to an increase in pension expenses and other labor costs as well as an increase in depreciation expenses.

Interest Income

	Year ended March 31,
	2010	2009
	(Millions of yen)

Cash and deposits with banks	¥1,522	¥10,840
Call loans	239	2,710
Cash collateral on securities borrowed	348	291
Investment securities	53,976	99,362
Loans and advances	234,409	273,219
Others	3,500	5,526

Total	¥293,994	¥391,948

Interest income on loans and advances decreased to ¥234,409 million for the year ended March 31, 2010 by ¥38,810 million from ¥273,219 million for the year ended March 31, 2009, due to a decline of the average interest rates despite some increase in the volume of loans outstanding. Moreover, interest income on investment securities decreased to ¥53,976 million for the year ended March 31, 2010 by ¥45,386 million from ¥99,362 million for the year ended March 31, 2009, due mainly to a decrease in the amount of bonds held by STB, as well as a decline in the average interest rates. Primarily as a result of these factors, the total interest income decreased to ¥293,994 million for the year ended March 31, 2010 by ¥97,954 million from ¥391,948 million for the year ended March 31, 2009.

Interest Expenses

	Year ended March 31,
	2010	2009
	(Millions of yen)

Deposits	¥76,410	¥118,003
Call money	696	3,588
Cash collateral on securities lent and repurchase agreement	2,580	29,383
Debt securities issued	15,860	27,316
Borrowed funds	8,576	11,939
Others	3,771	5,515

Total	¥107,893	¥195,744

While the average balances of interest bearing liabilities slightly decreased, the average interest rates significantly declined due to an overall environment of lower interest rates. This caused the decrease in interest expense from deposits to ¥76,410 million for the year ended March 31, 2010 by ¥41,593 million from ¥118,003 million for the year ended March 31, 2009. Interest expense for cash collateral on securities lent and repurchase agreement decreased to ¥2,580 million for the year ended March 31, 2010 by ¥26,803 million from ¥29,383 million for the year ended March 31, 2009. Interest expense for debt securities issued decreased to ¥15,860 million for the year ended March 31, 2010 by ¥11,456 million from ¥27,316 million for the year ended March 31, 2009. As a result, the interest expense decreased to ¥107,893 million for the year ended March 31, 2010 by ¥87,851 million from ¥195,744 million for the year ended March 31, 2009.

Provision for Credit Losses

Provisions for credit losses on loans and advances decreased to ¥27,729 million for the year ended March 31, 2010 by ¥69,376 million from ¥97,105 million for the year ended March 31, 2009. The decrease mainly reflects a decrease of additional provisions for individually impaired loans and advances due to improvement in the financial condition of the borrowers.

Net Fee and Commission Income

	Year ended March 31,
	2010	2009
	(Millions of yen)

Fee and commission income
Trust fees	¥47,445	¥53,758
Fees from asset management services	24,388	9,473
Fees from securities custody services	10,898	13,103

Subtotal	82,731	76,334
Fees from stock transfer and real estate related services	34,191	38,407
Fees from security related business	11,270	10,921
Fees from banking business	9,533	9,021
Others	10,204	11,677

Total fee and commission income	¥147,929	¥146,360

Fee and commission expenses	26,321	26,579

Net fee and commission income	¥121,608	¥119,781

Fees from asset management services increased to ¥24,388 million for the year ended March 31, 2010 by ¥14,915 million from ¥9,473 million for the year ended March 31, 2009 as a result of the acquisition of NAM. Meanwhile, there were some decreases in the trust fees and fees from securities custody services, primarily due to a decrease of assets under management on an average balance basis, exclusive of those relating to the acquisition of NAM. The decrease in fees from real estate related services resulted from less market activities of real estate transactions for the year ended March 31, 2010. Fees from stock transfer decreased because the electronic stock transfer system requires less service activities that provide fee opportunities. As a result, net fee and commission income increased to ¥121,608 million for the year ended March 31, 2010 by ¥1,827 million from ¥119,781 million for the year ended March 31, 2009.

Net Gains (Losses) on Financial Instruments Held for Trading

	Year ended March 31,
	2010	2009
	(Millions of yen)

Debt securities	¥2,055	¥3,397
Equity securities	5,751	(1,102)
Derivatives	75,702	(58,588)

Total	¥83,508	¥(56,293)

Net gain on financial instruments held for trading increased to a net gain of ¥83,508 million for the year ended March 31, 2010 by ¥139,801 million from a net loss of ¥56,293 million for the year ended March 31, 2009, primarily due to the change in gain or loss on derivative transactions. This fluctuation resulted from applying mark-to-market accounting to derivative transactions that were used to economically hedge risks associated with hedged items which were not marked-to-market through profit and loss.

Net Other Operating Income

	Year ended March 31,
	2010	2009
	(Millions of yen)

Financial assets classified as available-for-sale
Net (losses) gains on disposal of debt securities	¥(28,760)	¥107,300
Net gains on disposal of equity securities	22,667	11,746
Dividends	18,957	47,916

Subtotal	¥12,864	¥166,962

Financial assets classified as loans and receivables
Net gains (losses) on disposal of debt securities	108	(6)
Others	–	606

Subtotal	¥108	¥600

Operating lease income	22,349	20,920
Gains on sale of securities contributed to employee retirement benefit trust	–	21,538
Gains on retirement of perpetual subordinated bonds	9,083	–
Foreign exchange (losses) gains	(23,472)	1,227
Others	14,135	11,699

Subtotal	¥22,095	¥55,384

Total	¥35,067	¥222,946

STB recorded net losses on disposal of debt securities of ¥28,760 million for the year ended March 31, 2010, whereas it recorded net gains on disposal of debt securities of ¥107,300 million for the year ended March 31, 2009. The losses for the year ended March 31, 2010 primarily related to sales of ABSs and gains for the year ended March 31, 2009 primarily related to disposition of foreign government bonds. Dividends on financial assets classified as available-for-sale decreased to ¥18,957 million for the year ended March 31, 2010 by ¥28,959 million from ¥47,916 million for the year ended March 31, 2009, due mainly to decrease of dividends from common stocks and investment funds. Foreign exchange losses were recorded in the amount of ¥23,472 million for the year ended March 31, 2010 as compared with foreign currency exchange gains of ¥1,227 million for the year ended March 31, 2009, due mainly to the appreciation of Japanese yen against the US dollar. As a result, net other operating income decreased to ¥35,067 million for the year ended March 31, 2010 by ¥187,879 million from ¥222,946 million for the year ended March 31, 2009.

Impairment Losses on Investment Securities

	Year ended March 31,
	2010	2009
	(Millions of yen)

Investment securities classified as available for sale
Debt securities	¥1,384	¥8,778
Equity securities	15,144	103,311

Subtotal	¥16,528	¥112,089
Investment securities classified as loans and receivables
Debt securities	67	1,334

Subtotal	¥67	¥1,334
Total	¥16,595	¥113,423

Because there was a recovery of stock prices, impairment losses relating to available-for-sale equity securities decreased to ¥15,144 million for the year ended March 31, 2010 by ¥88,167 million from ¥103,311 million for the year ended March 31, 2009. STB recognized significant impairment loss on investment securities amounting to ¥113,423 million for the year ended March 31, 2009, which mainly resulted from equity securities classified as available for sale due to the general decline in stock prices in global markets. Appreciation of Japanese yen against other currencies such as US dollar and euro also impacted to the decline in Japanese yen values of foreign currency denominated investment securities for the year ended March 31, 2009.

General and Administration Expenses

	Year ended March 31,
	2010	2009
	(Millions of yen)

Wages and salaries	¥76,728	¥74,787
Retirement benefits	395	274
Social security and other personnel costs	12,773	13,889
Pension costs
Defined contribution plan	216	124
Defined benefit plan	2,249	(1,138)

Total personnel cost	¥92,361	¥87,936

IT and software cost	13,798	15,631
Occupancy, furniture and equipment	23,808	23,079
Communication	5,603	6,320
Research expenses	5,770	1,071
Marketing and public relations	4,029	5,248
Taxes other than income tax expenses	6,260	6,328
Outsourcing expenses	4,254	4,143
Office supplies	6,456	6,710
Others	19,428	19,366

Total operating and administration expenses	¥89,406	¥87,896

Depreciation of property and equipment	6,196	5,837
Amortization of other intangible assets	13,513	11,503

Total depreciation and amortization	¥19,709	¥17,340

Total	¥201,476	¥193,172

General and administration expenses were stable as shown above. Slight increase by ¥8,304 million to ¥201,476 million for the year ended March 31, 2010 from ¥193,172 million for the year ended March 31,

2009 was due mainly to the acquisition of NAM which mainly led to an increase in pension expenses and other labor costs as well as an increase in depreciation expenses. Social security and other personnel costs for the year ended March 31, 2010 were decreased from those of 2009 because STB recognized approximately ¥1 billion of one-time severance payment based on early retirement programs in certain subsidiaries for the year ended March 31, 2009. No such additional costs were incurred for the year ended March 31, 2010.

Other Expenses

	Year ended March 31,
	2010	2009
	(Millions of yen)

Impairment of property and equipment, investment property and intangible assets	¥14,845	¥17,306
Depreciation of operating lease assets	5,905	7,408
Professional service fees	3,125	5,910
Others	11,327	8,820

Total	¥35,202	¥39,444

Other expenses decreased to ¥35,202 million by ¥4,242 million for the year ended March 31, 2010 from ¥39,444 million for the year ended March 31, 2009. The decrease is primarily due to the difference in the amount of goodwill impairment recognized for one of STB’s subsidiaries, First Credit Corporation during those two periods. First Credit Corporation was engaged in the business of providing real estate secured loans. During fiscal year 2009, First Credit Corporation’s business was negatively impacted by the downturn in the mortgage loan business environment, such as the decline in the real estate property prices. As a result, STB made a downward revision on its cash flow projection and recognized an impairment loss of ¥17,088 million for the goodwill of First Credit Corporation for the year ended March 31, 2009. Throughout fiscal year 2010, the mortgage loan business remained stagnant, although the gradual recovery of the business environment was observed. As a result, STB revised its cash flow projection developed in fiscal year 2009 and recognized an additional impairment loss of ¥11,667 million for the goodwill of First Credit Corporation for the year ended March 31, 2010.

Income Tax Expenses

	Year ended March 31,
	2010	2009
	(Millions of yen)

Current tax expenses:
Tax expenses on income for the reporting period	¥16,166	¥46,185
Deferred tax:
Origination and reversal of temporary differences	48,438	(19,686)

Income tax expenses	¥64,604	¥26,499

Total income tax expenses increased by ¥38,105 million from ¥26,499 million for the year ended March 31, 2009 to ¥64,604 million for the year ended March 31, 2010 reflecting higher profit before income tax expenses. The current tax, however, decreased by ¥30,019 million from ¥46,185 million for the year ended March 31, 2009 to ¥16,166 million for the year ended March 31, 2010 mainly because taxable income for the Sumitomo Trust for the year ended March 31, 2010 was decreased by the reversal of deductible temporary differences primarily related to allowance for credit losses.

A reconciliation of income tax expenses calculated at effective statutory tax rate to the amount recognized in the consolidated income statements is set out below:

	Year ended March 31,
	2010	2009
	(Millions of yen)

Profit before income tax expenses	¥146,718	¥41,779
Tax calculated at the Japan domestic tax rate of 40.6 % for the years ended March 31, 2010 and 2009	59,567	16,962
Effect of:
Deferred tax assets not recognized	12,527	10,257
Non-taxable dividend income	(2,559)	(1,598)
Others	(4,931)	878

Income tax expenses	¥64,604	¥26,499

Operating Segment Information

STB provides various financial products and a wide range of services to its clients. In applying IFRS 8, STB has considered the Executive Committee to be the CODM. In addition, STB has determined five operating segments based on the reports generated by the management reporting system and reviewed by the CODM in making their strategic decisions, including resource allocation and performance assessment of the operating segments. The management reporting system provides information on the performance of each segment by aggregating the revenue and costs of each segment based on the individual products and services provided by respective segments. The management reporting system focuses on the net performance of each segment, and hence only information on net revenue of each product and service and operating expenses for each segment is available. In addition, STB is required to make certain estimates in the preparation of the management reports.

The segment information is derived from the management reporting system and is prepared primarily in accordance with Japanese GAAP, as modified by management accounting rules and practices. Accordingly, the format and information is very different from the consolidated income statement prepared on the basis of IFRS.

All operating segments used by management meet the definition of a reportable segment under IFRS 8.

STB’s five operating segments and their respective operations are as follows:

Reportable Segments

	Retail	Wholesale
	Financial	Financial	Global	Fiduciary
	Services	Services	Markets	Services	Real Estate	Total
	(Millions of yen)

Year ended March 31, 2010
Net revenue	¥80,987	¥156,898	¥77,902	¥69,593	¥18,952	¥404,332
Operating expenses	62,844	54,783	10,854	45,343	14,902	188,726

Reportable segment operating profit	¥18,143	¥102,115	¥67,048	¥24,250	¥4,050	¥215,606

Year ended March 31, 2009
Net revenue	¥84,302	¥155,829	¥142,311	¥62,775	¥21,868	¥467,085
Operating expenses	61,728	60,580	11,611	31,430	16,222	181,571

Reportable segment operating profit	¥22,574	¥95,249	¥130,700	¥31,345	¥5,646	¥285,514

Net revenue consists of net interest income, net fee and commission income, net trading income and other investment income arising from non-trading debt securities. Certain allocations of net revenue are made through the management reporting system. For example, in terms of loan products, which are mainly issued by the Retail Financial Services and Wholesale Financial Services Businesses segments, net revenue is derived based on a predetermined standard net revenue for each loan product, which takes into account net interest spread, fee and commission and direct costs, but excludes credit costs, multiplied by the size of the respective loan books. The segment providing the source of the funds for a particular loan will be allocated a portion of the net revenue based on a predetermined internal rate of funding.

Operating expense comprises general and administrative expenses and does not include credit costs. Costs are allocated to the respective segments based on various drivers depending on the nature of the expenses.

Profit or loss not related to traditional banking activities, such as sale of equity securities and equity-related derivatives, are excluded from the segment net revenue and segment operating expenses. In addition, items considered as non-recurring under Japanese GAAP, such as impairment losses on securitization products classified as available-for-sale, certain items pertaining to defined benefit plans, profit or loss on disposal of fixed assets and recoveries of loans written off in prior years, are also excluded from the segment net revenue and segment operating expenses.

Retail Financial Services Business

Retail financial services business provides personal clients with a broad array of financial products and services. Operating profit for this segment decreased by ¥4.4 billion from fiscal year ended March 31, 2009 to ¥18.1 billion, which consisted of a decrease of net revenue amounting to ¥3.3 billion and an increase of operating expenses amounting to ¥1.1 billion.

The decrease of net revenue primarily resulted from loan-deposit margin compression amounting to approximately ¥10.1 billion in an environment of lower interest rates, despite the fact STB achieved an increase in the volume of loans to individuals. This decrease in net interest income was partially offset by a ¥3.4 billion increase in sales fees of mutual funds and individual annuities. The further analysis of the increase in loans to individuals and mutual funds and individual annuities is as follows.

During the year ended March 31, 2010, STB focused on enhancing its product line of mutual funds and individual annuities increasing the amount of entrusted retirement money through its branch network. As a result of these efforts, money received from customers for their investment purposes, such as deposits, mutual funds and individual annuities, increased to ¥10.9 trillion in the fiscal year ended March 31, 2010 by ¥0.6 trillion from March 31, 2009, due to solid growth in time deposits taken from customers, in outstanding balances of mutual funds and individual annuities and by an increase in fair values of mutual funds and individual annuities. Sales volume of mutual funds and individual annuities for the fiscal year ended March 31, 2010 increased to ¥354.0 billion, which represented 1.7 times that of the fiscal year ended March 31, 2009.

STB also worked to expand its housing loan business by establishing contract centers for the Tokyo and Kinki regions and by reinforcing the business relationship with sellers of large condominiums. As a result, the amount of new loans to individuals for fiscal year ended March 31, 2010 reached ¥465.7 billion, exceeding the previous record high in fiscal year ended March 31, 2006. These new loan originations caused the outstanding balance of loans to increase to ¥2.2 trillion as of March 31, 2010 from ¥2.0 trillion as of March 31, 2009.

Wholesale Financial Services Business

Wholesale financial services business provides corporate loans, non-recourse loans, and project finance to primarily corporate clients in both domestic and overseas financial markets. Operating profit for this segment increased to ¥102.1 billion in the fiscal year ended March 31, 2010 by ¥6.9 billion from fiscal year ended

March 31, 2009, which consisted of an increase of net revenue amounting to ¥1.1 billion and a decrease of operating expenses of ¥5.8 billion.

The increase of net revenue mainly resulted from the ¥5.1 billion increase in arrangement fees from syndicated loans and real estate non-recourse loans, in addition to the ¥12.7 billion gain on sale of international credit securities. This increase was partially offset by a ¥3.3 billion decrease in real estate-secured loans business and a ¥10.1 billion decrease in fees and other net revenue from stock transfer agency services due to the move to paperless stock certificates in January 2009.

Amid sluggish growth in domestic demand for funds by business corporations, STB focused its efforts on loans to larger Japanese corporations including those operating overseas. STB worked to arrange large-scale syndicated loans, to promote new transactions with listed companies on the First and Second Sections of the Tokyo Stock Exchange, and to expand its client base to achieve medium and long term growth. As a result of these efforts, the outstanding balance of Japanese corporate loans increased to ¥8.2 trillion as of March 31, 2010 from ¥7.9 trillion as of March 31, 2009, mainly due to growth in loans to Japanese corporations operating overseas which increased to ¥0.7 trillion from ¥0.5 trillion over the same period. On the other hand, the outstanding balance of loans and securities to foreign entities decreased to ¥0.8 trillion as of March 31, 2010 from ¥1.0 trillion as of March 31, 2009 because STB ceased to originate new investments during the year ended March 31, 2010 in order to mitigate credit risk. Operating expenses decreased by ¥5.8 billion because previous year’s operating expenses included one-time severance payments based on early retirement programs in certain subsidiaries and the effect of such programs was realized for the year ended March 31, 2010.

Global Markets Business

STB’s Global Markets Business consists of Financial operations, Marketing functions and Investment operations. Financial operations is responsible for financial operations which includes managing potential risks, such as interest rate risk associated with liquid deposits, stock price risk, etc., and is involved in the overall balance sheet management of STB. Marketing functions performs market-making operations for interest rate and Forex products, and development and sales of financial products. Investment operations is a function which seeks absolute return by proprietary investment.

Reportable segment operating profit decreased to ¥67.0 billion in fiscal year ended March 31, 2010 by ¥63.7 billion from fiscal year ended March 31, 2009, which was comprised of a decrease of net revenue amounting to ¥64.4 billion offset by a decrease of operating expenses amounting to ¥0.8 billion. The decrease in reportable segment operating profit is mainly due to the decrease in Financial operations’ net gains on bonds which recorded significant revenue in the prior fiscal year, driven by an economically hedged position against overseas credit investments and the effect after the global financial crisis in calendar 2009.

Net revenue of Financial operations decreased to ¥36.8 billion in the fiscal year ended March 31, 2010 by ¥112.9 billion in the fiscal year ended March 31, 2009 mainly due to the decrease in economically hedged position in line with the disposition of overseas credit investments. The decrease was partially offset through sales on bonds.

Net revenue of Investment operations increased to ¥12.0 billion by ¥48.8 billion in the fiscal year ended March 31, 2009, driven by interest swap operations which focused on spread levels.

Marketing functions earned ¥29.0 billion of net revenue in the fiscal year ended March 31, 2010, which was consistent with the fiscal year ended March 31, 2009.

Fiduciary Services Business

The fiduciary services business is responsible for the pension trust, investment management, and securities processing businesses. In the fiscal year ended March 31, 2010 net revenue increased by ¥6.8 billion and operating expenses increased by ¥13.9 billion, respectively, mainly due to the consolidation of NAM following the acquisition in October 2009. As a result, operating profit for this segment decreased by ¥7.1 billion to ¥24.3 billion in fiscal year ended March 31, 2010 from fiscal year ended March 31, 2009. Assets under management of STB group as of March 31, 2010 increased to ¥39.5 trillion from ¥26.1 trillion as of March 31, 2009, mainly due to the acquisition of NAM. The assets under management of NAM as of March 31, 2010 amounted to ¥10.4 trillion. Exclusive of the effect of acquisition of NAM, the average balance decreased although the ending balance increased to ¥29.1 billion as of March 31, 2010 by ¥3.0 billion.

Real Estate Business

The real estate business provides real estate-related transaction services, investment management and real estate appraisal services in Japan. Operating profit for this segment decreased to ¥4.1 billion in fiscal year ended March 31, 2010 by ¥1.6 billion from fiscal year ended March 31, 2009, mainly due to a slowdown in brokerage transactions on large commercial properties which lead to a ¥2.6 billion decrease in brokerage fees.

As for the real estate investment management business, assets under management (private fund) increased to ¥236.7 billion as of March 31, 2010 from ¥207.5 billion as of March 31, 2009 despite the fact that fees related to this activity could not absorb the downturn in brokerage transactions.

Reconciliation

As set forth above, the management bases and the income and expenses items covered are quite different between the internal management reporting system and the accompanying consolidated income statement prepared in accordance with IFRS. Therefore, it is impracticable to present reconciliations of the business segments’ total information, other than operating profit, to corresponding items in the accompanying consolidated income statement. A reconciliation of the operating profits under the internal management system to profit before income tax expenses shown in the consolidated income statement is as follows:

	Year ended March 31,
	2010	2009
	(Millions of yen)

Reportable segment	¥215,606	¥285,514
Credit cost	(6,149)	(170,099)
Capital cost	(19,143)	(23,800)
Head office cost	(12,640)	(13,838)
Past service cost and amortization of net actuarial losses	(16,569)	(9,901)
Equity related losses	(19,181)	(38,516)
Gain on contribution of securities to retirement benefit trust	–	21,538
Dividend received from strategic investment	20,975	11,300
Impairment of goodwill	(34,438)	–
Other	4,697	(8,632)

Profit before income tax expenses (Japanese GAAP)	133,158	53,566
Adjustments from Japanese GAAP to IFRS	13,560	(11,787)

Profit before income tax expenses	¥146,718	¥41,779

Foreign Activities

The geographical analysis of income and non-current assets are prepared in accordance with IFRS.

STB and its major subsidiaries are domiciled in Japan. Foreign activities are defined as business transactions that involve customers residing outside of Japan. Breakdown of total income to operations in Japan and outside Japan, excluding provision for credit loss, is as follows.

	Year ended March 31,
	2010	2009
	(Millions of yen)

Income from operations in Japan	¥370,406	¥466,911
Income from operations outside Japan	55,878	15,727

Consolidated total income, excluding provision for credit losses	¥426,284	¥482,638

The geographic analysis of non-current assets is based on the location of the entity which holds the assets. The total of non-current assets, other than financial instruments, deferred tax assets, and post-employment benefits are as follows.

	As of March 31,
	2010	2009
	(Millions of yen)

Japan	¥373,726	¥309,997
Foreign countries	1,712	1,605

Total	¥375,438	¥311,602

Financial Condition

Assets

	As of March 31,
	2010	2009
	(Millions of yen)

Cash and deposits with banks	¥1,027,819	¥668,184
Call loans	112,455	29,819
Cash collateral on securities borrowed	–	295,942
Financial assets held for trading	551,166	710,082
Derivative financial instruments	3,130,994	4,027,339
Investment securities	3,949,512	4,790,073
Loans and advances	13,780,823	13,494,699
Investment in associates and joint ventures	48,399	33,847
Property and equipment	151,081	153,013
Investment property	66,028	72,045
Intangible assets	158,329	86,544
Deferred tax assets	80,548	212,645
Other assets	385,015	386,497

Total assets	¥23,442,169	¥24,960,729

Total assets decreased to ¥23,442,169 million as of March 31, 2010 by ¥1,518,560 million from the end of the fiscal year ended March 31, 2009. This decrease was due primarily to a decrease of ¥896,345 million in derivative financial instruments and a decrease of ¥840,561 million in investment securities, offset in part by an increase of ¥359,635 million in cash and deposits with banks and an increase of ¥286,124 million in loans and advances. The decrease in derivatives resulted from a change in operations that reflects STB’s intention to reduce credit exposure from derivative transactions. This is because STB intended to minimize the credit exposure to a specific counterparty after the global financial crisis in calendar 2009. The decrease in investment securities was mainly due to the significant disposition of government bonds and ABSs. The increase in loans and advance was mainly due to the increase in housing loans.

Loan Portfolio. For a detailed discussion of STB’s loan portfolio, see “—Quantitative and Qualitative Disclosures about Credit, Market and Other Risks—Credit Risk—Credit Risk Mitigation Measures—Credit Concentration Risk Management” and “—Additional Financial Information for STB—III. Loan Portfolio”.

Nonperforming and Past Due Loans and Allowance for Impairment. For a detailed discussion of nonperforming and past due loans and allowance for impairment, see “—Quantitative and Qualitative Disclosures about Credit, Market and Other Risks—Credit Risk—Credit Risk Quantification” and “—Additional Financial Information for STB—III. Loan Portfolio.”

Loan Loss Experience. For a detailed discussion of loan loss experience, see “—Additional Financial Information for STB—IV. Summary of Loan Loss Experience.”

Investment Portfolio. STB’s investment securities by category are summarized in the table below.

	As of March 31,
	2010	2009
	(Millions of yen)

Equity securities
Available-for-sale	¥672,155	¥603,763
Debt securities
Available-for-sale	2,312,206	3,043,603
Loans and receivables	705,593	786,433
Held-to-maturity	259,558	356,274

Subtotal	¥3,277,357	¥4,186,310

Total	¥3,949,512	¥4,790,073

Investment securities were ¥3,949,512 million as of March 31, 2010, a decrease of ¥840,561 million from ¥4,790,073 million as of March 31, 2009 primarily due to disposition of foreign bonds.

The following tables show information as to the equity securities and the debt securities classified as a available-for-sale, loans and receivables and held-to-maturity at March 31, 2010 and at March 31, 2009.

Components of the available-for-sale securities are as follows.

	As of March 31,
	2010	2009
	(Millions of yen)

Equity securities
Listed	¥514,918	¥417,934
Unlisted	157,237	185,829

Equity securities total	¥672,155	¥603,763
Debt securities
Government bonds	1,905,851	2,590,788
Municipal bonds	11,822	11,758
Corporate bonds	394,533	441,057

Debt securities total	¥2,312,206	¥3,043,603

Total	¥2,984,361	¥3,647,366

Components of the loans and receivables securities are as follows.

	As of March 31,
	2010	2009
	(Millions of yen)

Debt securities
Corporate bonds	¥705,593	¥786,433

Total	¥705,593	¥786,433

Components of the held-to-maturity securities are as follows.

	As of March 31,
	2010	2009
	(Millions of yen)

Debt securities
Government bonds	¥236,269	¥331,932
Municipal bonds	–	50
Corporate bonds	23,289	24,292

Total	¥259,558	¥356,274

For a detailed discussion of loan portfolio, see “—Quantitative and Qualitative Disclosures about Credit, Market and Other Risks—Credit Risk—Credit Ratings and Self-assessment.”

Securitizations and Consolidation of SPEs. During the normal course of business, STB becomes party to numerous transactions involving SPEs. These SPEs are primarily used to provide STB and its clients with market liquidity and access to specific portfolios of assets.

Participation in SPEs by STB includes SPEs set up or sponsored by STB and SPEs established by third parties. SPEs are consolidated in accordance with STB’s policy and are assessed based on whether STB’s relationship with an SPE indicates control in substance. The assets and liabilities of consolidated SPEs are included in the consolidated accounts. For further information, see “Special purpose entities” in Note 2.2(c) to STB’s consolidated financial statements included elsewhere in this prospectus.

For the years ended March 31, 2010 and March 31, 2009, STB obtained or lost control of certain investment vehicles which impacted the consolidated assets. For a detailed discussion of the acquisition and disposition of SPEs and the related impact on asset categories, see Note 42 to STB’s consolidated financial statements.

Liabilities and Equity

	As of March 31,
	2010	2009
	(Millions of yen)

Deposits	¥14,585,719	¥14,170,297
Call money	79,519	133,182
Cash collateral on securities lent and repurchase agreements	601,787	1,236,776
Financial liabilities held for trading	7,386	2,792
Derivative financial instruments	2,827,439	3,751,432
Due to trust accounts	83,337	77,578
Principal guaranteed trust certificates	655,047	762,484
Debt securities issued	1,186,808	1,465,823
Borrowed funds	1,383,207	1,540,360
Current tax payable	8,169	9,294
Deferred tax liabilities	17,669	4,434
Retirement benefit obligations	9,204	8,632
Other liabilities	555,410	556,440

Total liabilities	¥22,000,701	¥23,719,524

Equity attributable to equity holders of the Sumitomo Trust
Share capital	342,037	287,537
Capital surplus	297,052	242,556
Retained earnings	429,096	370,988
Other reserves	70,905	(53,369)
Treasury shares	(465)	(454)

Total equity attributable to equity holders of the Sumitomo Trust	¥1,138,625	¥847,258

Minority interest	302,843	393,947

Total equity	¥1,441,468	¥1,241,205

Total liabilities and equity	¥23,442,169	¥24,960,729

Total liabilities decreased to ¥22,000,701 million as of March 31, 2010 by ¥1,718,823 million from the end of the fiscal year ended March 31, 2009. The decrease was due primarily to a decrease of ¥634,989 million in cash collateral on securities lent and repurchase agreements and a decrease of ¥923,993 million in derivative financial instruments. As described in the analysis of changes in assets, STB changed its operations to reflect its intention to reduce credit exposure from certain derivative transactions. The decrease in derivative financial instruments resulted from the change of such operations. STB utilizes cash collateral on securities lent and repurchase agreements for funding purpose and the balance fluctuates depending on the cash demand. Further information and movements of ending and average balances are described below.

The increase in the share capital and capital surplus resulted from the issuance of new preference shares. Retained earnings increased because net profit for the year ended March 31, 2010 exceeded dividends declared and paid. Other reserves increased mainly due to the increase in net gain on available-for-sale financial assets, which reflected the recovery of financial markets. Minority interest was decreased mainly due to the redemption of preference shares that were issued by subsidiaries upon their liquidation.

Securities Sold Under Repurchase Agreements and Securities Lending Transactions. STB enters into repurchase agreements and securities lending transactions to raise short-term funds. STB accounts for those transactions as collateralized financing transactions, thus STB’s proprietary securities position sold or lent under those transactions are still on the consolidated statement of financial position. For the accounting policies relating to securities sold under repurchase agreements and securities lending transactions, see Note 2 to the STB’s consolidated financial statements. The following table summarizes both ending balances and average balances of these transactions for each quarter. The maximum month end balance in the period from April 1, 2008 to March 31, 2010 was ¥2,275,789 million as of November 30, 2008.

	Ending balances	Average balances
	(Millions of yen)

Cash collateral on securities lent and repurchase agreements
For the quarter ended:
March 31, 2008	¥922,546	¥1,362,984
June 30, 2008	1,213,135	939,521
September 30, 2008	1,581,039	1,441,536
December 31, 2008	1,646,646	1,936,121
March 31, 2009	1,236,776	1,476,326
June 30, 2009	1,192,129	1,058,489
September 30, 2009	972,447	945,666
December 31, 2009	969,634	898,746
March 31, 2010	601,787	634,245

Reconciliation with Japanese GAAP

STB has attached unaudited interim consolidated financial information prepared under Japanese GAAP for the first half of the fiscal year ending March 31, 2011 that was announced on November 12, 2010 as Appendix F to this prospectus. Since accounting principles and policies used for preparing the interim consolidated financial information under Japanese GAAP differ from those used for the consolidated financial statements prepared in accordance with IFRS, the unaudited interim consolidated financial information is supplemented by the Appendix G “unaudited reverse reconciliation” that shows reconciliations of consolidated net profit and total equity between Japanese GAAP and IFRS with respect to the most recent fiscal year, March 31, 2010.

The unaudited interim consolidated financial information is provided to ensure that the information available to a U.S. investor is as current as information available to a foreign investor. However, we caution you that the information in Appendix F is of limited use in evaluating STB’s IFRS results, and you should not place undue importance on them because these results are only for the fiscal half and may not be representative of financial results for the full fiscal year and because of the existence of differences between IFRS and Japanese GAAP as explained in Appendix G.

LIQUIDITY AND CAPITAL RESOURCES

STB consistently endeavors to enhance the management of its liquidity profile and strengthen its capital base to meet its customers’ loan requirements and deposit withdrawals and respond to unforeseen situations such as adverse movements in stock, foreign currency, interest rate and other markets, or changes in general domestic or international conditions.

Deposits are STB’s primary source of liquidity. STB’s total deposits increased to ¥14,585,719 million as of March 31, 2010 by ¥415,422 million, or 2.93%, from the end of the fiscal year ending March 31, 2009. As shown in the following table, STB’s balance of deposits as of March 31, 2010 exceeded its balance of loans and advances for the same period by ¥804,896 million. STB believes that deposits are expected to maintain a stable source of funding. STB invested the excess portion primarily in marketable securities and other high-liquidity assets.

	As of March 31,
	2010	2009
	(Millions of yen)

Loans and advances	¥13,780,823	¥13,494,699
Deposits	(14,585,719)	(14,170,297)

Deposits in excess of loans and advances	¥(804,896)	¥(675,598)

Secondary sources of liquidity include short-term borrowings such as call money and commercial paper. STB also issues long-term debt, including both senior and subordinated debt, as additional sources of liquidity. STB utilizes short-term borrowings to diversify its funding sources and to manage its funding costs. STB raises long-term debt mainly for purposes of enhancing its capital adequacy ratios. Borrowed funds outstanding that are not subordinated were ¥1,106,244 million for the year ended March 31, 2010 and ¥1,277,645 million for the fiscal year ended March 31, 2009, respectively, which included borrowed funds with maturity dates that are within one year, which consisted of ¥575,586 million for the fiscal year ended March 31, 2010 and ¥881,295 million for the year ended March 31, 2009. Commercial paper was ¥552,067 million for the fiscal year ended March 31, 2010 and ¥718,862 million for the year ended 2009. STB issued subordinated bonds amount to ¥552,021 million for the year ended March 31, 2010 and ¥548,764 million for the year ended March 31, 2009.

STB manages and monitors its liquidity based on the ALM framework. Although some shortfalls might be observed in the future expected cash flow analysis which is prepared based on the current contracted maturities of loans and advances and deposits, STB believes such shortfalls will be recovered through the re-deposit of deposits at their maturities.

Credit ratings

STB believes it is able to access such sources of liquidity on a stable and flexible basis based on its current credit ratings. The following table shows credit ratings assigned to STB by S&P, Moody’s and Fitch Ratings Ltd., or Fitch, as of March 31, 2010.

	Long-term	Short-term	Fundamental Strength

S&P	A+	A-1	B
Moody’s	Aa3	P-1	C
Fitch	A	F-1	B/C

STB is assigned credit ratings by major domestic and international credit rating agencies. Credit ratings do not constitute recommendations to purchase, sell or hold a security, and rating agencies may reduce or indicate an intention to reduce ratings at any time. While the methodology and system of rating varies among rating agencies, credit ratings are generally based on information provided by STB or independent sources, and can be influenced by credit ratings of JGBs and broader views of the Japanese financial system. Any downgrade in or withdrawal of these credit ratings, or any adverse change in these ratings relative to other financial institutions, could increase STB’s borrowing costs, reduce its access to the capital markets and otherwise negatively affect its ability to raise funds, which in turn could have a negative impact on its liquidity position.

STB sources its funding in foreign currencies primarily from financial institutions, nonfinancial companies and institutional investors through short-term and long-term financing. In the event of future declines in STB’s credit quality or that of Japan in general, STB expects to be able to purchase foreign currencies in sufficient amounts using the yen funds available in domestic client deposits. As further measures to support its foreign currency liquidity, STB holds foreign debt securities, maintains credit lines and swap facilities denominated in foreign currencies and pledges collateral to the U.S. Federal Reserve Bank to support future credit extensions.

Generally, STB possesses its cash and cash equivalents predominantly in Japanese yen to reflect the fact that its primary business is conducted in Japan. A minor portion of cash and cash equivalents are held primarily in dollars and euro by STB’s foreign subsidiaries and branches.

In STB’s opinion, its working capital is sufficient for its present operational requirements. STB maintains management and control systems to support its ability to access liquidity on a stable and cost-effective basis. For further discussion of STB’s liquidity and capital resources management, see Notes 4, 23 and 24 to STB’s consolidated financial statements. For a detailed discussion of the loan commitments, see Note 44 to STB’s consolidated financial statements.

Capital Adequacy

For a detailed discussion of STB’s capital management, see “—Quantitative and Qualitative Disclosures about Credit, Market and Other Risks.”

OFF-BALANCE SHEET ARRANGEMENTS

Guarantees and Other Off-Balance Sheet Instruments

In the normal course of business, STB engages in several types of off-balance sheet arrangements to meet the financing needs of its customers, including various types of guarantees and commitments to extend credit and commercial letters of credit. The guarantee amount including other credit related contingent liabilities, such as performance bonds, were ¥339,837 million as of March 31, 2010 and ¥422,947 million as of March 31, 2009, and the loan commitment amounts were ¥1,515,988 million as of March 31, 2010 and ¥1,533,213 million as of March 31, 2009 other than capital call commitments to partnership investments which were ¥24,770 million as of March 31, 2010 and ¥18,153 million as of March 31, 2009 as summarized in Note 43 and Note 44 to STB’s consolidated financial statements.

The contractual amounts of these guarantees and other off-balance sheet instruments represent the amounts at risk should the contracts be fully drawn upon with a subsequent default by STB’s customers in the absence of the value of the underlying collateral. Because many of these commitments expire without being drawn upon, the total contractual or notional amounts of these commitments do not necessarily represent STB’s future cash requirements. Such risks are monitored and managed as a part of STB’s risk management system as set forth below in “—Quantitative and Qualitative Disclosures about Credit, Market and Other Risks.”

STB maintains an allowance for losses on its off-balance sheet arrangements. This allowance is included in other liabilities in the consolidated statement of financial position. The allowance for losses on off-balance sheet credit instruments was ¥319 million as of March 31, 2010 and ¥495 million as of March 31, 2009.

Special Purpose Entities

For certain SPEs, STB engages in several types of off-balance sheet arrangements such as liquidity and credit support and commitments. Liquidity and credit support includes liquidity facilities which are generally drawable in the event of material adverse change by the SPE and are collateralized by the underlying assets. Commitments include equity and capital call commitments to provide funding to SPEs up to a specified contractual amount determined at the time of initial investment.

Detailed information about the total assets in STB’s consolidated SPEs is summarized below.

	Fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Consolidated SPE’s total assets
ABCP/ABL conduits	¥485,111	¥560,323
Real estate investment vehicles	66,354	70,948
Investment funds	170,529	127,137
Securitizations	353,164	376,317
Principal-guaranteed trust	280,163	222,526
Others	39,153	33,674

Total	¥1,394,474	¥1,390,925

See Note 42 to STB’s consolidated financial statements for detailed information of assets in the newly consolidated and de-consolidated SPEs for the fiscal years ended March 31, 2010 and March 31, 2009.

ABCP/ABL Conduits

STB manages and administers several Asset Backed Commercial Paper, or ABCP / Asset-based lending, or ABL, conduits where the conduits purchase financial assets, primarily corporate loans and lease receivables from third parties by issuing short-term instruments such as commercial paper to third parties. STB provides liquidity and credit support which are collateralized by assets held in the conduits and, thus, are exposed to the changes in the carrying value of the underlying assets. The liquidity facility allows the conduits to draw funds from STB up to a predetermined amount only when the conduits are experiencing difficulty in funding or the underlying assets are significantly devalued. STB consolidated the majority of sponsored conduit programs as it retains the majority of risks and rewards related to these conduits. The assets and liabilities of the conduits are presented in the consolidated accounts.

The majority of the consolidated assets are of high quality credit standing and the assets are short-term in nature. The average life of the commercial paper issued by the conduit is less than six months. The total notional amount of the liquidity and credit support is ¥1,300,000 million, of which ¥1,083,232 million remained undrawn as of March 31, 2010 and ¥1,198,364 million remained undrawn as of March 31, 2009.

Additionally, STB participates as a provider of financing for an ABL conduit where STB provides funding and liquidity and credit support to the conduit for purchases of short term trade accounts receivables. The liquidity and credit support are collateralized by the underlying assets and allows the conduit to draw funds from STB up to a predetermined amount for purchases of the trade accounts receivable. Given that the majority of risks and rewards from the conduit are not held by STB, the conduit is not consolidated. STB’s off-balance sheet exposure to the non-consolidated conduit is limited to the liquidity support available under certain conditions, totalling ¥23,000 million, of which the full amount remained undrawn as of March 31, 2010 and ¥10,920 million remained undrawn in March 31, 2009.

In order to manage the credit risk of the ABCP/ABL conduits, STB has established internal credit assessment policies and procedure and requires, where deemed necessary, certain credit enhancement from the originators of the assets to maintain credit risk at an appropriate level. The notional amount of the liquidity and credit support represents the maximum off-balance sheet exposure STB has in the conduit and there have been no indications currently to suggest that such loss exposure will be realized. STB believes that its risk through the provided liquidity and credit support has been appropriately managed and monitored, and does not represent significant risk to its business.

Real Estate Investment Vehicles

STB invests in SPEs whose purpose is to raise funds for real estate development projects or acquisition of existing real estate properties. STB participates in the SPEs in the form of debt financing, partnership interests or equity interests (which are subordinate to debt financing), or both. Additionally, STB along with other financial institutions provides, on a pro-rata basis, liquidity and credit support which allows the SPEs to draw funds from STB up to a predetermined amount only when the SPEs are experiencing difficulty in funding or the underlying assets are significantly devalued. The funds raised by the SPEs usually have recourse only to the assets held by the SPE, except in certain cases where the providers of funds have recourse to the original owners of the assets or the real estate developers through guarantees. Where STB’s investments in these SPEs are not significant in relation to the total investment balance and no controlling interest resides with STB, these SPEs are not consolidated.

As of March 31, 2010, the equity commitments to these vehicles entered into by STB amounted to ¥4,568 million, of which ¥1,602 million remained unfunded. There were no unfunded equity commitments as of March 31, 2009. The equity commitments are funded on a periodic basis based on the terms of the contract.

The total notional amount of the liquidity and credit support is ¥4,300 million and no balance was drawn as of March 31, 2010. The off-balance sheet exposure for these non-consolidated vehicles is limited to the total liquidity and credit support amount determined at the time of initial investment.

For certain investments where STB holds the majority equity ownership in the SPEs, these investments are consolidated and the associated consolidated assets and liabilities are presented in the consolidated accounts. The exposures to these consolidated vehicles are limited to STB’s investment balance.

Investment Funds

STB invests in investment funds that are established by either STB or unrelated fund managers. These funds primarily invest in a range of assets including bonds, equities, and hedge funds that span across various industries and businesses. In many cases, STB is only an investor to the funds and the loss risk is limited to the investment balances. However, for certain investments where STB holds the majority of total issued interest in the funds, these funds are consolidated and the associated consolidated assets and liabilities are presented in the consolidated accounts. Other than the investment balance presented on the consolidated statement of financial position, STB does not have any additional exposure to these investment funds (excluding private equity investment funds).

For private equity investment funds, these funds are typically structured as limited partnerships, where one or more of the general partners solicit funds from investors who participate in the funds as limited partners. Generally, the general partner is responsible for investment management and administration, including the selection of underlying investments and run the day-to-day operations of the fund. STB participates in these partnerships as a general partner, limited partner, or both. Generally, funds for which STB is the general partner are consolidated.

For those private equity investment funds that are consolidated, the capital call commitments to these funds entered into by STB amounted to ¥7,284 million as of March 31, 2010 and ¥6,784 million as of March 31, 2009, of which ¥3,256 million remained unfunded as of as of March 31, 2010 and ¥2,786 million remained unfunded as of March 31, 2009. The capital commitments are callable during the contract period by the SPEs. The exposure for these private equity funds is limited to the total commitment balance determined at the time of initial investment.

For those private equity investment funds that are not consolidated, the capital call commitments to these funds entered into by STB amounted to ¥41,174 million as of March 31, 2010 and ¥41,495 million as of March 31, 2009, of which ¥16,235 million remained unfunded as of March 31, 2010 and ¥15,996 million remained unfunded as of March 31, 2009. The capital commitments are callable at anytime by the SPEs. While the commitments are irrevocable, management believes that even if capital calls are made, STB has adequate capital to meet the calls and the risk associated with the investments are adequately monitored and controlled.

Securitizations

STB sponsors SPEs for which STB originates or purchases the financial assets to be securitized. These financial assets mainly include mortgage and corporate loans and ABSs. The SPEs are funded by issuing single or multiple tranches of debt and equity securities and the repayments are linked to the performance of the underlying assets held by the SPE. Where STB retains a subordinated interest in the assets that have been securitized, STB will examine the extent of risks and rewards held and will determine whether to consolidate the SPE’s assets and liabilities.

Additionally, STB also invests in third party-managed investment vehicles that purchase diversified pools of securitized assets consisting of corporate loans and ABSs (primarily CMBSs and RMBSs). The vehicles purchase assets by issuing multiple tranches of debt and equity securities which are collateralized by the underlying assets in the vehicle. For this, the movement in the fair values of the underlying assets will impact the recoverability of the issued debt and equity tranches. In most cases, STB participates as an investor to the vehicle and typically holds investments in senior tranches with high credit ratings where the exposure is limited to the investment balance. However, for certain investments where STB holds the majority of debt or equity ownership in the vehicle, these investments are consolidated and the associated consolidated assets and liabilities are presented in the consolidated accounts.

Principal-guaranteed Trusts

STB administers trusts where it provides the trust beneficiaries with guarantees on the repayment of trust principal through face value guarantees. In these products, STB pools money from individual investors and invests it in low-risk financial assets such as deposits and government bonds. STB manages in the capacity of a trustee and receives fees as compensation for services it provides. With respect to most of the trusts, STB provides, as a sponsor of the products, the face value guarantees where STB would compensate for the loss on the stated principal of the trust beneficial interests. STB consolidates these trusts as it maintains financial control over the SPEs and is exposed to risks through the guarantees. The assets and liabilities of the trusts are included in the consolidated accounts.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

The table below shows STB’s material contractual obligation as of March 31, 2010.

	Payments due by period as of March 31, 2010
		Less than	1-3		More than 5
	Total	1 year	years	3-5 years	years
	(Millions of yen)

Time deposit obligations	¥10,080,439	¥5,347,359	¥3,117,927	¥1,610,620	¥4,533
Certificate deposit obligations	2,350,884	2,338,884	12,000	–	–
Long-term debt obligations	2,407,383	573,394	458,862	304,880	1,070,247
Operating lease obligations	16,599	7,082	8,127	1,374	16
Purchase obligations	18,347	4,103	14,244	–	–

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT CREDIT, MARKET AND OTHER RISKS

Introduction

STB categorizes risks faced during the course of its business operations into credit risk, market risk, operational risk, and liquidity risk.

The Board of Directors formulates policies and plans concerning the management of overall risks that are faced by STB, and disseminates the policies and plans throughout STB as well as vests authority to relevant functions within STB. The Board has established the Executive Committee and other sub-committees (such as Credit Risk Committee, ALM Committee, and Compliance Committee) as bodies to deliberate and decide on matters relating to specific business strategies, risk management and operations. In addition, the Executive Committee sets rules and provisions regarding the identification, assessment, monitoring, control and mitigation of risks in line with the policies set out by the Board of Directors. The Executive Committee also develops frameworks to put the policies into practice.

The Corporate Risk Management Department, which is the middle office independent of the various departments, performs the group-wide coordination function for risk management. In addition, the Corporate Risk Management Department is also responsible for the monitoring of credit, liquidity and market risks of STB, and reports directly to the Credit Risk Committee, ALM Committee, Executive Committee, and the Board of Directors, as appropriate. In addition, to manage operational risks, the Corporate Risk Management Department is supported by various departments who are primarily responsible for the monitoring and analysis of risks and the planning and promotion of appropriate risk management frameworks. These departments and the sub-category of operational risks that they relate to are disclosed in the section for operational risks.

The following discussion presents information about STB’s exposure to each of the above risks, its objectives, policies and processes for measuring and managing risk, and its management of capital.

Organizational Structure for Risk Management

In accordance with its Risk Management Policy, STB sets down the roles and responsibilities of operational organizations and departments related to risk management as follows.

Board of Directors. The board of directors formulates policies and plans concerning the management of overall risks that are faced by STB, disseminates the policies and plans throughout STB and vests relevant organizations with authority. It also establishes the Executive Committee and other committees as bodies to deliberate and decide on matters relating to specific business strategies, risk management and operations.

Executive Committee. The Executive Committee sets rules and provisions regarding the identification, assessment, monitoring, control and mitigation of risks in line with the policies set out by the Board of Directors, and develops frameworks to put them into practice.

Risk Management-related Departments. The Risk Management-related departments are responsible for accurate recognition, continuous assessment, appropriate management and administration of risks, as well as integrity of the compliance (observance of relevant laws and regulations) frameworks of independent departments. Among them, the Corporate Risk Management Department has the company-wide coordination function for comprehensive management of various risks, and reports directly to the Credit Committee, ALM Committee, Executive Committee and the Board of Directors, as appropriate. For the management of operational risks, the Corporate Risk Management Department is supported by various departments who are primarily responsible for the monitoring and analysis of risks and the planning and promotion of appropriate risk management frameworks.

Front Office Departments. The Front Office departments execute transactions and operations with the purpose of increasing revenues. In accordance with the policies and plans set out by the Board of Directors, Front Office departments engage in ensuring the effectiveness of risk management, such as implementing appropriate controls that reflect the scale and characteristics of risks.

Internal Audit Department. The Internal Audit Department is involved in preparing the necessary framework to implement effective internal auditing. Reporting directly to the President and CEO, the Internal Audit Department assesses and verifies the status of activities as an independent department.

Risk Measurement and Reporting Structure

Statutory Auditors are appointed pursuant to the Companies Act to monitor the performance of directors, and are different from the public accounting firm acting as the independent external auditor.

Credit Risk

Credit risk is the risk of financial loss to STB if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from STB’s loans and advances to customers and other banks and investments in debt securities. STB manages credit risk considering and consolidating major elements of credit risk exposure such as individual obligor default risk, country and sector risk.

Risk Management Policy

The basic policy of STB’s credit risk management focuses on maintaining a diversified credit portfolio to mitigate credit concentration risks and enforcing strict credit management for individual credits. For the former, STB mitigates credit concentration risks by managing, on a sector-by-sector and country-by-country basis, the diversification of the overall credit portfolio, including large borrowers. For the latter, STB manages individual credits through the operation of credit screening, self-assessment and internal credit ratings.

STB also sets credit limits which represent the maximum credit exposures that STB is willing to assume for each obligor and each country. In addition, credit approval authorities are assigned to individuals depending on their qualifications and for certain transactions exceeding certain amounts, ratification by the Credit Risk Committee is required as part of the approval process.

Organizational Structure for Credit Risk Management

STB has established a credit risk management framework under which various organizations and departments are closely organized for mutual support and effective checks and balances. Relevant organizations and departments assume their respective roles based on the credit strategies and credit risk management plans formulated by the Board of Directors:

Board of Directors. The Board of Directors decides on important matters related to credit risk management when establishing semiannual management plans. Based on reports on credit risk management including the results of asset assessment, the Board of Directors decides the credit strategy and economic capital plan, and approves standards for self-assessment, and for write-offs and reserves, as well as securing the effective use of funds and the soundness of assets, including assets in trust.

Executive Committee. Based on the reports of the various credit risk departments (including the results of asset assessment), the Executive Committee deliberates and recommends an appropriate credit strategy and economic capital plan to the Board of Directors for their approval. The Committee also develops and reviews the framework to carry out self-assessment and the calculation of write-offs and reserves in an appropriate manner.

Credit Risk Committee. The Credit Risk Committee deliberates and decides basic credit policies and approves certain investment and loan transactions.

Corporate Risk Management Department. The Corporate Risk Management Department undertakes credit risk management through:

•	the measurement of credit risk amounts;

•	the monitoring of credit portfolios;

•	the validation of the appropriateness of self-assessment, write-offs and reserves; and

•	the verification of the appropriateness of the internal ratings system.

Research Department. The Research Department performs industry research, researches the creditworthiness of individual companies and applies credit ratings from a neutral standpoint independent from branches, departments, and Credit Risk Management Group.

Credit Risk Management Group. The Credit Risk Management Group screens credit transactions, provides appropriate guidance to branches and departments, conducts self-assessment (secondary assessment), and deals with problematic loans.

Branches and Departments. All the respective Branches and Departments are required to manage credit transactions appropriately and conduct self-assessment (initial assessment).

Internal Audit Department. The Internal Audit Department conducts internal audits to ensure compliance with the internal risk management framework for various processes.

Of the above, the Corporate Risk Management Department, together with the Research Department, fulfill the asset quality review function by performing independent reviews of the appropriateness of the credit ratings accorded to the respective obligors. These departments also support the Credit Risk Committee and Executive Committee in reviewing and establishing the quality of the overall loan portfolio.

Credit Ratings and Self-assessment

Credit Ratings. An integral part of the credit approval and portfolio management process is a detailed credit screening on the credit status of obligors and the possibility of defaults of every individual transaction.

STB uses an internal evaluation methodology that combines a statistical quantitative model and qualitative assessment based on certain criteria such as financial standing, cash position, and profit-earning capacity of the obligors. Based on the results of the evaluation, ratings from 1 through 10 are assigned to a wide range of obligors, from all corporate clients, including banks, to project finance (loan for a particular project, to be repaid with the cash flows of that project with no, or limited, recourse to the borrower’s other assets) and other structured finance transactions. The credit ratings also serve as the basis for the credit risk calculation using the IRB Approach of the Basel II framework.

Self-assessment. In addition, Japanese banks are required to categorize obligors into the groups listed below based on their financial condition and other factors; they are also required to classify loans and off-balance sheet instruments against obligors, taking into consideration the risk of collection and risk of impairment. This categorization and classification process is usually referred to as the self-assessment procedures which are conducted in conjunction with the credit rating system. Through the self-assessment procedures, obligors are categorized into the following categories.

•	Sound: Obligors for which business conditions are favorable and are deemed not to have any particular problems in terms of their financial position.

•	Requiring careful monitoring: Obligors that require observation going forward because of either concerns over their ability to meet the lending terms due to their financial position or performance or weak or unstable business conditions.

•	3-months delinquent / restructured: Among obligors requiring careful monitoring, those who subsequently had their lending terms relaxed in order to facilitate rehabilitation of the obligors and performance on the loans, or those in default of payment obligations such as failure to make principal or interest payments for over 3 months.

•	At risk of bankruptcy: Obligors that are not yet bankrupt but are in financial difficulties and are deemed likely to become bankrupt in the future because of failure to make progress in implementing their management improvement plans or other measures (including obligors that are receiving ongoing support from financial institutions).

•	Virtually bankrupt: Obligors that have not yet become legally or formally bankrupt but are effectively insolvent because they are in serious financial difficulties and are deemed to be not capable of restructuring.

•	Legally Bankrupt: Obligors that have become legally or formally bankrupt.

A comparison of the self-assessment internal ratings used by STB with the rating categories provided by external rating agencies is set out below.

Internal		Long-term Rating[1]

rating	Classification of obligors	Moody’s	S&P	R&I	JCR

1		Aaa	AAA	AAA	AAA

2		Aa1 Aa2 Aa3	AA+ AA AA-	AAA	AAA

3		A1 A2 A3	A+ A A-	AA+ AA AA-	AAA AA+ AA

4	Sound	Baa1 Baa2 Baa3	BBB+ BBB BBB-	A+ A A-	AA- A+ A

5+		Ba1	BB+	BBB+	A-

5		Ba2	BB	BBB	BBB+

5–		Ba3	BB-	BBB-	BBB

6+		B1	B+	BB+	BBB-

6		B2	B	BB	BB+

6-

7	Requiring careful monitoring

8		B3 or below	B- or below	BB- or below	BB or below
8-	3-months delinquent/restructured

9	At risk of bankruptcy

10	Legally bankrupt/virtually bankrupt

1.	Moody’s, S&P, R&I (Rating and Investment Information, Inc.), and JCR (Japan Credit Rating Agency, Ltd.) are external credit rating agencies.

The credit rating system and the self-assessment system share basic financial data of clients, and are administered in a mutually consistent manner to enable STB to evaluate the soundness of credit portfolios by properly reflecting the creditworthiness of clients.

In addition, STB carries out independent reviews of assigned credit ratings in order to ensure the accuracy, adequacy and objectivity of the credit rating process.

STB writes off a loan or investment debt security balance, and any related allowances for impairment losses, when it is determined that the loan or security is uncollectible. This determination is reached after considering information, such as the occurrence of significant changes in the borrower’s/issuer’s financial position such that the borrower/issuer can no longer pay the obligation, or that proceeds from collateral will not be sufficient to cover the entire exposure. For smaller balance standardized loans, write-off decisions generally are based on a product-specific past due status.

Credit Risk Quantification

STB quantifies the credit risk amount to ascertain the potential impact of losses based on the results of credit ratings and self-assessment that STB is likely to incur from credit events over the coming year.

The results of the quantification of credit risk are reported regularly to the Board of Directors. Certain investment securities comprising unlisted equity securities, real estate investment funds and private equity funds (“non-marketable equity securities”) are excluded from management’s scope of market risks because these securities are not traded and are not considered to have market risks. Instead, they are considered to have characteristics of credit risks and are included in the table below.

In addition, we also quantify the potential loss expected to arise from credit events in the coming year using Monte Carlo simulation. Specifically, based on estimates of default rates in each grade of credit rating and recovery rates, we measure the difference between the maximum value of loan losses estimated within the range of certain probabilities and the expected loan losses as the credit risk amount. The measurement results are reported regularly to the Board of Directors.

Credit risk exposures related to loans and advances, debt securities, and non-marketable equity securities are as follows.

	Loans and advances
	As of March 31, 2010	As of March 31, 2009	As of April 1, 2008
	(Millions of yen)

Assets at amortized cost
Gross amount	¥13,883,591	¥13,609,320	¥13,425,575
Allowance for loan losses	(102,768)	(114,621)	(60,707)

Carrying amount	13,780,823	13,494,699	13,364,868

Individually impaired:
Grade 8-: 3 months delinquent / restructured	139,272	34,858	43,090
Grade 9: At risk of bankruptcy	82,821	129,655	55,058
Grade 10: Legally bankrupt and virtually bankrupt	50,884	67,451	21,090

Gross amount	272,977	231,964	119,238
Allowance for loan losses	(71,174)	(75,105)	(24,586)

Carrying amount	201,803	156,859	94,652

Collectively impaired:
Past due but not individually impaired:
Grade 1-6: Sound	12,705	12,777	15,612
Grade 7-8: Requiring careful monitoring	22,533	37,353	37,634

Gross amount	35,238	50,130	53,246

Past due comprises:
Within 30 days	23,254	36,203	36,619
30-90 days	10,533	11,188	14,234
More than 90 days	1,451	2,739	2,393

Gross amount	35,238	50,130	53,246

	Loans and advances
	As of March 31, 2010	As of March 31, 2009	As of April 1, 2008
	(Millions of yen)

Neither past due nor individually impaired:
Grade 1-6: Sound	12,899,201	12,397,150	12,442,297
Grade 7-8: Requiring careful monitoring	676,175	930,076	810,794

Gross amount	13,575,376	13,327,226	13,253,091

Includes restructured loan terms which would have been impaired or past due otherwise	78,724	96,830	101,276
Gross amount	13,610,614	13,377,356	13,306,337
Allowance for loan losses	(31,594)	(39,516)	(36,121)

Carrying amount	13,579,020	13,337,840	13,270,216

Total carrying amount	¥13,780,823	¥13,494,699	¥13,364,868

Debt securities
	As of March 31, 2010	As of March 31, 2009	As of April 1, 2008
(Millions of yen)

Assets at amortized cost
Gross amount	¥965,151	¥1,142,707	¥1,217,594
Allowance for impairment	–	–	–

Carrying amount	965,151	1,142,707	1,217,594

Individually impaired:
Grade 8-: 3 months delinquent / restructured	–	–	–
Grade 9: At risk of bankruptcy	105	6,716	–
Grade 10: Legally bankrupt and virtually bankrupt	–	–	–

Gross amount	105	6,716	–
Allowance for impairment	–	–	–

Carrying amount	105	6,716	–

Collectively impaired:
Past due but not individually impaired:
Grade 1-6: Sound	–	–	–
Grade 7-8: Requiring careful monitoring	–	–	–

Gross amount	–	–	–

Past due comprises:
Within 30 days	–	–	–
30-90 days	–	–	–
More than 90 days	–	–	–

Gross amount	–	–	–

	Debt securities
	As of March 31, 2010	As of March 31, 2009	As of April 1, 2008
	(Millions of yen)

Neither past due nor individually impaired:
Grade 1-6: Sound	960,875	1,135,065	1,217,594
Grade 7-8: Requiring careful monitoring	4,171	926	–

Gross amount	965,046	1,135,991	1,217,594

Includes restructured loan terms which would have been impaired or past due otherwise	–	–	–
Gross amount	965,046	1,135,991	1,217,594
Allowance for impairment	–	–	–

Carrying amount	965,046	1,135,991	1,217,594

Total carrying amount	¥965,151	¥1,142,707	¥1,217,594

Available-for-sale securities

Individually impaired:
Grade 8-: 3 months delinquent / restructured	659	–	–
Grade 9: At risk of bankruptcy	32	540	–
Grade 10: Legally bankrupt and virtually bankrupt	–	–	–

Carrying amount – fair value	691	540	–

Neither past due nor individually impaired:
Grade 1-6: Sound	2,311,503	3,037,810	2,585,736
Grade 7-8: Requiring careful monitoring	12	5,253	1,579

Carrying amount – fair value	2,311,515	3,043,063	2,587,315

Total carrying amount	¥2,312,206	¥3,043,603	¥2,587,315

Assets at fair value through profit or loss
Neither past due nor individually impaired:
Grade 1-6: Sound	460,693	670,643	483,902
Grade 7-8: Requiring careful monitoring	–	–	–
Grade 8-: 3 months delinquent / restructured	–	–	–
Grade 9: At risk of bankruptcy	–	–	–
Grade 10: Legally bankrupt and virtually bankrupt	–	–	–

Carrying amount – fair value	460,693	670,643	483,902

Total carrying amount	¥460,693	¥670,643	¥483,902

	Non-marketable equity securities
	As of March 31, 2010	As of March 31, 2009	As of April 1, 2008
	(Millions of yen)

Available-for-sale securities
Individually impaired:
Grade 8-: 3 months delinquent / restructured	¥1,152	¥18	¥26
Grade 9: At risk of bankruptcy	512	18	29
Grade 10: Legally bankrupt and virtually bankrupt	0	0	83

Carrying amount	1,664	36	138

	Non-marketable equity securities
	As of March 31, 2010	As of March 31, 2009	As of April 1, 2008
	(Millions of yen)

Neither past due nor individually impaired:
Grade 1-6: Sound	154,764	184,267	271,976
Grade 7-8: Requiring careful monitoring	809	1,526	2,466

Carrying amount – fair value	155,573	185,793	274,442

Total carrying amount	¥157,237	¥185,829	¥274,580

Assets at fair value through profit or loss
Neither past due nor individually impaired:
Grade 1-6: Sound	457	–	9,628
Grade 7-8: Requiring careful monitoring	–	–	–
Grade 8-: 3 months delinquent / restructured	–	–	–
Grade 9: At risk of bankruptcy	–	–	–
Grade 10: Legally bankrupt and virtually bankrupt	–	–	–

Carrying amount – fair value	457	–	9,628

Total carrying amount	¥457	¥–	¥9,628

Notes to the table above:

•	98.0% of the loans and advances portfolio is categorized in the top two categories, sound or requiring careful monitoring, of the internal rating system (2009: 98.3% and 2008: 99.1%);

•	97.8% of the loans and advances portfolio are considered to be neither past due nor impaired (2009: 97.9% and 2008: 98.7%);

•	99.8% of the debt securities is categorized in the top categories, sound of the internal rating system (2009: 99.7% and 2008: 99.9%); and

•	98.4% of the non-marketable securities is categorized in the top categories, sound of the internal rating system (2009: 99.2% and 2008: 99.1%).

Impaired Loans and Investment Debt Securities. Impaired loans and securities are loans and advances and investment debt securities (other than those carried at fair value through profit or loss) for which STB determines that it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan/investment security agreements. These loans are graded 8- to 10 in STB’s internal credit rating system. Investment debt securities carried at fair value through profit or loss are not assessed for impairment but are subject to the same internal grading system.

Past Due but Not Impaired Loans and Investment Debt Securities. Past due but not impaired loans and debt securities are those (other than those carried at fair value through profit or loss) for which the contractual interest or principal repayments are past due but STB believes that impairment is not appropriate on the basis of the level of security/collateral available and/or the stage of collection of amounts owed to STB.

Restructured Loans. Restructured loans are loans whose terms have been restructured to support borrowers who are in financial difficulties and where STB has made concession that it would not otherwise consider. These loans are graded as grade 8- unless re-graded in subsequent self-assessments of the obligor.

Allowances for Loan Losses/Impairment. STB establishes an allowance for loan losses or impairment on assets carried at amortized cost or classified as available-for-sale that represents its estimate of incurred losses in its loan and investment debt securities portfolio. The main components of this allowance are: (i) a specific loss component that relates to individually significant exposures; (ii) a collective loan loss allowance established for groups of homogenous assets in respect to incurred but unidentified losses on loans that are considered individually insignificant; and (iii) individually significant exposures that were subject to individual assessment for impairment but not found to be individually impaired. Assets carried at fair value through profit or loss are not subject to impairment testing because the measure of fair value reflects the credit quality of each asset.

An analysis of the gross and net (of allowances for loan losses) amounts of individually impaired loans and advances by risk grade is as set out below.

	Loans and advances
	Gross	Net
	(Millions of yen)

March 31, 2010
Grade 8-: 3 months delinquent/restructured	¥139,272	¥128,031
Grade 9: At risk of bankruptcy	82,821	41,157
Grade 10: Legally bankrupt and virtually bankrupt	50,884	32,615

Total	¥272,977	¥201,803

March 31, 2009
Grade 8-: 3 months delinquent /restructured	34,858	33,767
Grade 9: At risk of bankruptcy	129,655	72,102
Grade 10: Legally bankrupt and virtually bankrupt	67,451	50,990

Total	¥231,964	¥156,859

April 1, 2008
Grade 8-: 3 months delinquent /restructured	43,090	37,745
Grade 9: At risk of bankruptcy	55,058	41,843
Grade 10: Legally bankrupt and virtually bankrupt	21,090	15,064

Total	¥119,238	¥94,652

STB holds collateral against loans and advances in the form of mortgage interests over property, and other registered securities over assets.

In addition, eligible guarantees are considered as valid collateral for the purpose of credit risk mitigation. Such eligible guarantees are also considered during the screening of credit applications.

In principle the assessment of collateral is conducted at least once a year, for real estate and ships, while equities and other collateral with market value are assessed by current prices on a quarterly basis.

An estimate of the fair value of collateral and other security enhancements held against loans and advances is shown below. The fair values are capped at the outstanding credit exposures.

	Loans and advances
	As of March 31, 2010	As of March 31, 2009	As of April 1, 2008
	(Millions of yen)

Against individually impaired:
Securities	¥6,060	¥2,068	¥137
Property	103,019	129,985	71,333
Guarantee	7,291	6,852	7,077
Others	787	220	230

Total	¥117,157	¥139,125	¥78,777

Against past due but not individually impaired:
Securities	–	–	–
Property	8,165	11,812	9,391
Guarantee	646	1,035	1,077
Others	–	–	–

Total	¥8,811	¥12,847	¥10,468

During the year, STB did not take over possession of any significant collateral held as security against loans and advances nor did STB make any calls on credit enhancements.

In addition to the table relating to credit exposure to loans and advances, debt securities, and non-marketable equity securities, STB had the following credit exposures.

	March 31, 2010	March 31, 2009	April 1, 2008
	(Millions of yen)

On-balance sheet items
Deposits with banks	¥962,115	¥609,569	¥873,472
Call loans	112,455	29,819	156,067
Cash collateral on securities borrowed	–	295,942	152,240
Derivative financial instruments	3,130,994	4,027,339	2,274,952

Off-balance sheet items
Loan commitments	1,515,988	1,533,213	1,725,848
Financial guarantees and other credit related contingent liabilities	339,837	422,947	488,866

Substantially all on-balance sheet items as described above and loan commitments are held with financial institutions or corporate counterparties which are classified as Sound (Grade 1-6). In addition, approximately 97% of financial guarantees and other credit related contingent liabilities as of March 31, 2010, 97% as of March 31, 2009 and 99% as of April 1, 2008 were made to Sound obligors who are rated 1-6 based on STB’s self-assessment rating.

It is generally STB’s policy to enter into master netting and margining agreements with all derivative counterparties. STB had obtained collateral of ¥294,306 million at March 31, 2010, ¥300,693 million at March 31, 2009 and ¥184,906 million at April 1, 2008 from derivative counterparties and would be entitled to offset derivative of ¥2,607,326 million at March 31, 2010, ¥3,364,586 million at March 31, 2009 and ¥1,648,441 million at April 1, 2008 against recorded derivative assets in the event of counterparty defaults.

Credit Risk Mitigation Measures

Risk Management Policy in the Internal Risk Management Framework. Controls of credit exposures can be achieved not simply by reducing the balance of outstanding credit but also by seeking to protect loans with collateral and guarantees. These protection measures are collectively called “credit risk mitigation techniques.”

While STB measures the creditworthiness of clients comprehensively by looking at their business status and technological capabilities as well as their future potential, STB also employs the credit risk mitigation techniques in order to cover the deficiency in creditworthiness or enhance the quality of loans.

What is necessary in doing so is that the credit risk mitigation techniques are valid both legally and practically. In order to ensure that validity, STB sets internal standards for sound and reliable protection and management. In recent years, STB has witnessed the emergence of a new strain of collateral such as intellectual property rights which is not included in the past standard method. STB intends to respond to the demands of the times and is striving to build up its capabilities to accurately assess new kinds of assets.

Netting of Loans against Deposits. In the event of default or bankruptcy of clients who have concluded bank transaction agreements containing clauses for netting of outstanding balances, STB nets loans owned against deposits from the same counterparty, in principle, on the basis of Japanese laws.

Legally Valid Bilateral Netting Agreements. When STB conducts derivatives transactions and repurchase agreement transactions, it concludes, in principle, legally valid bilateral netting agreements (ISDA master agreements, etc.) with counterparties. When there emerge reasons for early termination, STB mitigates credit risk by invoking bilateral netting agreements for the closeout netting of multiple derivatives transactions and repurchase agreement transactions concluded with the concerned counterparties. Where possible, STB also includes Credit Support Annex, or CSA, agreements to supplement the ISDA master agreements in order to minimize credit risk in derivative transaction. CSAs are bilateral agreements for credit enhancement, under which STB and CSA counterparties calculate the present value of a derivatives transaction and the party with a revaluation loss provides the other party with a collateral equivalent to the revaluation loss.

Collateral is offered and received on a continuing basis between STB and the CSA counterparty to cover the credit risk arising from the revaluation gain/loss. When the creditworthiness of the counterparty deteriorates and is downgraded, however, the need arises to request additional collateral to account for the impact of the downgrade. The value of additional collateral varies depending on individual agreements with CSA counterparties.

Outline of Assessment, Management Policies and Procedures Regarding Collateral. While collateral cannot be determined uniformly due to varying specific circumstances of obligors, STB accepts collateral that is most suitable for the use and character of the loan and has good security qualifications. STB investigates and assesses collateral in a prudent manner, bearing in mind the degree of difficulty in actual disposal and realization of collateral as well as legal limitations and economic constraints.

Principal collateral STB accepts includes the following:

•	Commercial bills before maturity that fully meet statutory requirements with settlement certainty;

•	Yen-denominated time deposits and deposits at notice with STB;

•	Beneficiary rights of principal of designated money in money trusts or beneficiary rights of principal and income of such trusts with STB;

•	Beneficiary certificates of loan trust with STB (both registered and bearer form);

•	Public and corporate bonds, listed stocks and securities investment trusts (bearer form);

•	Land or land and buildings located in Japan for manageability, easy to dispose of and with certain collateral quality;

•	Ships with certain collateral quality;

•	Foundations having good-quality, well-managed properties with settlement certainty in terms earning capacity; and

•	Claims payable by specific persons that meet certain requirements.

The assessment of collateral is conducted once a year, in principle, for real estate and ships, while equities and other collateral with market value are assessed by current prices on a quarterly basis.

Guarantees. Guarantees are classified into several types, including specific debt guarantees covering only specific debts and revolving guarantees. In any event, STB recognizes guarantees that are consistent with our validity criteria for the effects of credit risk mitigation, including those with confirmed guarantee capacity and guarantee intentions, and also recognize guaranteed transactions in the process of screening credit applications. While STB broadly recognizes the validity of guarantees not only with formal guarantee agreements but also under signed memorandums and commitments to guarantee depending on accompanying terms and conditions, STB sets requirements for documents and other materials used to confirm potential guarantors’ abilities and intentions of providing guarantees and focus on the substantive effectiveness of guarantees instead of simply relying on written guarantee agreements.

Guarantors tend to be parent companies of obligors, and STB is not relying on any particular guarantors. Since there are usually close relations between obligors and guarantors, no diversification effect is considered. Eligible guarantees are considered as valid collateral for the purpose of credit risk mitigation. Such eligible guarantees are also considered during the screening of credit applications.

Consideration of Basel II Framework

The Basel II framework narrowly defines types and requirements of credit risk mitigation technique that can be used to mitigate risk-weighted assets in the calculation of credit risk-weighted assets. As described above, STB make use of credit risk mitigation techniques as much as possible, and set the scope of the credit risk mitigation techniques applicable to the calculation of our capital adequacy ratio as follows, after scrutinizing their eligibility for the notified requirements:

•	Qualifying Financial Asset Collateral

•	Netting of loans against deposits (limited to jurisdictions where netting is authorized and also based on judicial precedents, etc., with balancing-out agreements in place)

•	Legally valid bilateral netting agreements and credit enhancement by CSA, regarding derivatives transactions and repurchase agreement transactions

•	Listed securities (when accepting listed securities as qualifying financial assets collateral, STB takes into consideration the relationship between the obligor and the issuer of the securities)

•	Qualifying Assets Collateral

•	Qualifying real estate asset collateral (land only or land and accompanying buildings)

•	Other qualifying asset collateral (ships)

•	Guarantee and Credit Derivatives

•	STB accepts guarantees mainly from public-sector organizations and business enterprises (guarantors) and purchases credit derivatives mainly from financial institutions (protection providers). Qualifying guarantors and protection providers are entities with sufficient creditworthiness as represented by a credit rating higher than a prescribed level, so that credit risk mitigation effects are ensured.

Concentration of Credit and Market Risks Resulting From the Use of Credit Risk Mitigation Techniques

Guarantees and credit derivatives are deemed to involve concentration risks. Guarantors tend to be the parent companies of obligors, and STB is not relying on any particular guarantors. In STB’s control of the credit limits regarding an obligor, it monitors and controls concentration risk through total management of the entire group to which the obligor belongs, regardless of whether a guarantee is provided by the parent or not.

The total notional principal amount of credit derivatives purchased by STB does not represent a significant credit risk. STB manages the notional principal amount as part of the credit limits for the protection provider.

Credit Concentration Risk Management

STB manages credit concentration risk by monitoring and limiting exposure to each obligor. In addition to monitoring and limiting exposure to each obligor, STB also controls credit concentration exposures of loans and advances by sector and by country. On a quarterly basis, credit concentration reports are submitted to the Executive Committee.

An analysis of concentrations of credit risk from loans and advances by sector and by geographic location at the reporting date is shown below. Categorization of loans and advances by sector is based on the loan classification designated by the BOJ for regulatory reporting purposes.

	Loans and advances
	March 31, 2010	March 31, 2009	April 1, 2008
	(Millions of yen)

Gross amount	¥13,883,591	¥13,609,320	¥13,425,575
Concentration by location:
Japan	13,472,794	13,048,988	12,572,546
US	188,919	321,382	585,473
Other outside Japan	221,878	238,950	267,556

Gross amount	¥13,883,591	¥13,609,320	¥13,425,575

Concentration by sector
Domestic
Manufacturing	2,273,764	2,270,635	1,754,452
Wholesale and retail	1,174,563	1,223,230	1,208,238
Finance and insurance	1,545,931	1,446,838	1,671,914
Real estate	2,143,903	1,991,718	1,855,450
Various services	950,985	1,220,422	1,229,055
Individuals	2,466,693	2,442,919	2,294,464
Others	2,345,198	2,035,720	2,153,233

Subtotal	12,901,037	12,631,482	12,166,806
Foreign	982,554	977,838	1,258,769

Gross amount	¥13,883,591	¥13,609,320	¥13,425,575

Concentration by location for loans and advances is measured based on the location of the borrower. In contrast, concentration by sector for loans and advances is measured based on the location of the STB entity holding the asset, instead of from the perspective of the borrower.

Overseas Loans

Concentration by Location. The entire balance of the overseas loans to non-Japanese companies was ¥410,797 million as of March 31, 2010. There is a reduction of ¥149,535 million as compared to the balance as of March 31, 2009. This is mainly due to STB’s effort to reduce risk by suspending new loans to non-Japanese companies.

Concentration by Sector. On the other hand, there is an increase in the balance of the loans provided by the overseas entities and foreign branches of STB. Such loans amounted to ¥982,554 million as of March 31, 2010, which represented an increase of ¥4,716 million as compared to the balance as of March 31, 2009. This is mainly due to an increase in the loan balance with major Japanese companies with foreign operations. This is in-line with the STB’s strategy to limit its exposure to non-Japanese companies.

Finance and Insurance

The balance of loans for finance and insurance companies was ¥1,545,931 million as of March 31, 2010, an increase of ¥99,093 million compared with the balance as of March 31, 2009, due primarily to an increase in short-term loans to securities firms and other financial institutions in the Japanese fiscal year-end season. On the other hand, the balance of loans to consumer finance companies was ¥115,214 million as of March 31, 2010, a decrease of ¥22,565 million compared with the previous year end, as a result of the reduced demand from this industry segment.

Real Estate

With regards to real estate loans, STB promoted enhancement of profitability and risk control in the real estate-related portfolio as a whole. The balance of corporate real estate loans was ¥611,816 million as of March 31, 2010, a decrease of ¥11,950 million compared with the year ended March 31, 2009. The balance of non-recourse real estate loans was ¥831,363 million as of March 31, 2010, a decrease of ¥74,566 million compared with the year ended March 31, 2009. The LTV ratio for the real estate non-recourse loans increased compared with the previous year end, however, STB believes it faces only limited risk based on STB’s annual review of the collateral which is made on a prudent basis. Moreover, real estate non-recourse loans in connection with development projects are subject to high price fluctuation risks but the portion thereof in the entire loan balance is decreasing, and STB further contains risks of its existing commitments through early refinancing with third parties. Although the table above indicates an increase of STB’s real estate loan balance in the year ended March 31, 2010, this is due to a change in the classification of “Table of Loan Survey by Industry” published by the BOJ in the same year whereby business loans to individual borrowers previously classified as individual loans are now included as real estate loans. Had this element of business loans to individual borrowers been included in the real estate sector, the real estate loan balance as of March 31, 2009 would have been ¥2,204,418 million instead of ¥1,991,718 million.

Individual

As explained in the analysis for the real estate sector, there is a change in the classification of “Table of Loan Survey by Industry” during 2010. Had this change been effective as of March 31, 2009, the balance of loans to individuals would have been ¥2,230,219 million instead of ¥2,442,919 million. The balance of loans to individual borrowers was ¥2,466,693 million as of March 31, 2010, which is higher compared with the balance as of March 31, 2009. This is due to several efforts to increase the exposures even though the economic environment was difficult for that period. The active sales efforts focused on the housing loan business, such as improvement of service centers in the Tokyo metropolitan area and the Kinki region and enhanced sales programs for large condominiums. With respect to individual customers, STB makes decisions to extend credit based on holistic factors that take into account not only the collateral value but also the borrower’s income level. Generally, the housing loan default ratio in Japan has remained at a low level. STB makes no subprime loans.

Liquidity Risk

Liquidity risk is the risk that STB will encounter difficulty in meeting obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. This can arise due to maturity mismatches between investment and funding and/or an unexpected outflow of funds (funding risk).

Management of Liquidity Risk

STB’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities as and when they fall due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to STB’s reputation.

Funding risk is managed on a daily basis by setting an upper limit on the daily funding gap. Daily checks are also conducted to ascertain if future funding gaps, including planned investment amounts, can be covered by assets easily convertible into cash and funds to be raised from the market.

In addition, regular liquidity stress tests which assume stress unique to STB and overall market stress, and based on various scenarios covering “normal conditions” to “times of emergency” are also conducted to ensure that STB has sufficient liquid assets to meet its financial obligation even under a ’worst-case’ scenario.

The ALM Committee, assisted by the Treasury Unit, Global Markets Department, is responsible for the management of liquidity risks at STB level.

The Corporate Risk Management Department (middle office) separately monitors these liquidity risks and their reports cover the liquidity positions of STB, operating subsidiaries and foreign branches and are prepared and reviewed on a daily basis. Periodic reports are also submitted to the ALM Committee, Executive Committee and the Board of Directors.

STB relies on deposits, debt securities issued and borrowed funds as its primary sources of funding. While STB’s debt securities and subordinated liabilities have maturities of over one year, deposits from customers and banks generally have shorter maturities. The short-term nature of these deposits increases STB’s liquidity risk, and STB actively manages this risk through maintaining competitive pricing and constant monitoring of market trends.

Exposure to Liquidity Risk

Funding risk is managed on a daily basis, by setting an upper limit on the projected net cash outflow for the following business day (“the daily funding gap”). Details of the daily funding gap for domestic operation (Japanese yen) are as follows, and similar gap analysis is performed for other currencies:

	2010	2009
	(Billions of yen)

As of March 31	¥159	¥155
Maximum for the period	824	333
Minimum for the period	(24)	(12)
Upper limit	(550)	(550)

Residual contractual maturities of financial liabilities are as follows.

	As of March 31, 2010
	On	0-3	3-12	1-3	3-5	Over
	Demand	months	months	years	years	5 years
	(Millions of yen)

Non-derivative liabilities
Deposits	¥2,396,389	¥4,315,939	¥3,152,269	¥3,150,712	¥1,618,924	¥4,556
Call money	–	79,519	–	–	–	–
Cash collateral on securities lent and repurchase agreements	–	601,787	–	–	–	–
Financial liabilities held for trading	7,386	–	–	–	–	–
Due to trust accounts	–	83,337	–	–	–	–
Principal guaranteed trust certificates	164,861	114,040	165,330	142,188	69,308	195
Debt securities issued	–	543,187	27,905	37,150	115,530	560,857
Borrowed funds	–	476,645	98,941	325,922	157,472	389,538
Other liabilities	246,767	267,576	–	–	–	–
Derivative liabilities
Derivatives settled gross:
Outflow	58,415	1,841,315	869,213	604,930	302,802	69,658
Inflow	55,496	1,795,956	835,807	579,281	292,525	66,230
Derivatives settled net:	1,368,425	76,733	396,337	621,327	187,925	64,143
Unrecognized loan commitments	1,515,988	–	–	–	–	–
Financial guarantees and other credit-related contingent liabilities	339,837

	As of March 31, 2009
	On	0-3	3-12	1-3	3-5	Over
	Demand	months	months	years	years	5 years

Non-derivative liabilities
Deposits	¥2,148,076	¥4,317,338	¥2,905,379	¥3,395,517	¥1,480,352	¥4,811
Call money	–	133,182	–	–	–	–
Cash collateral on securities lent and repurchase agreements	–	1,236,776	–	–	–	–
Financial liabilities held for trading	2,792	–	–	–	–	–
Due to trust accounts	–	77,578	–	–	–	–
Principal guaranteed trust certificates	168,456	112,427	191,435	224,455	66,624	217
Debt securities issued	–	703,310	40,738	45,156	129,675	700,365
Borrowed funds	0	773,955	107,340	220,492	178,871	312,275
Other liabilities	276,794	251,096	–	–	–	–
Derivative liabilities
Derivatives settled gross:
Outflow	97,025	2,355,920	1,867,023	882,050	413,164	294,647
Inflow	93,746	2,320,809	1,774,735	826,980	387,798	283,389
Derivatives settled net:	1,693,648	59,467	377,762	680,823	378,123	399,640
Unrecognized loan commitments	1,533,213	–	–	–	–	–
Financial guarantees and other credit-related contingent liabilities	422,947	–	–	–	–	–

The previous table shows the undiscounted cash flows on STB’s financial liabilities, unrecognized loan commitments and financial guarantees on the basis of their earliest possible contractual maturity. STB’s expected cash flows on these instruments could vary significantly from this analysis. For instance, demand deposits from customers are expected to maintain a stable balance; and unrecognized loan commitments are not all expected to be drawn down immediately.

The gross nominal inflow (outflow) disclosed in the previous table represents the contractual undiscounted cash flows relating to the principal and interest on the financial liability or commitment. The disclosure for derivatives shows a net amount for derivatives that are settled net and a gross inflow and outflow amount for derivatives that have simultaneous gross settlement.

Trading derivative liabilities forming part of STB’s proprietary trading operations are expected to be closed out prior to contractual maturity. Hence, in respect of these derivative liabilities the maturity analysis in the previous table reflects the fair values as of the reporting date since contractual maturities are not reflective of the liquidity risk exposure arising from these positions. These fair values are disclosed in the On Demand column. In addition, trading derivative liabilities comprise also derivatives that are entered into by STB with its customers. In respect of these liabilities, which are usually not closed out prior to contractual maturity, the maturity analysis in the previous table reflects the contractual undiscounted cash flows as STB believes that contractual maturities are essential for understanding the timing of cash flows associated with these derivative positions.

To manage the liquidity risk arising from financial liabilities, STB holds liquid assets comprising cash and cash equivalents and investment grade investment securities for which there is an active and liquid market. These assets can be readily sold to meet liquidity requirements. In addition, STB believes that demand deposits from customers are expected to maintain a stable balance and other deposits are expected to be rolled forward upon their maturity. Accordingly, STB believes that it is not necessary to disclose a maturity analysis in respect of its assets to enable users to evaluate the nature and extent of liquidity risk.

Market Risk

Market risk is the risk that changes in market prices such as interest rates, equity prices and foreign exchange rates and credit spreads will affect STB’s income or the value of its holdings of financial assets. STB’s basic policy for the management of market risks is to proactively take risks within the allowable range and appropriately manage them in a manner that will maximize returns.

Management of Market Risk

The Board of Directors and Executive Committee determine key matters pertaining to market risk management policies. The ALM Committee discusses and coordinates matters relating to basic asset and liability management policies, as well as risk planning and market risk management. In addition, the ALM Committee, assisted by the Treasury Unit, Global Markets Department, is also responsible for managing and controlling market and liquidity risks on a consolidated basis.

The Corporate Risk Management Department (middle office) is responsible for the monitoring of market and liquidity risks, measuring of risk amount and profits/losses, and planning and promoting market and liquidity risk management measures. The Corporate Risk Management Department also monitors if there has been any breach of stipulated risk and loss limits. The findings are reported to the ALM Committee on a daily basis and to the Board of Directors on a periodic basis.

Management does not include certain non-marketable equity securities within their scope in the management of market risks. These financial instruments comprise mainly investments in unlisted equity securities, private equity funds and real estate investment funds included in the non-trading account. These securities are not traded, and are not considered to have any market risks.

Instead, management considers investments in unlisted equity securities as having exposure to credit risks and accordingly, the carrying amounts of these investments are included in the disclosure above for credit risk. Furthermore, under Japanese GAAP, investments in private equity funds and real estate investment funds are accounted for using the equity method and are excluded from the scope of market risks. The carrying amounts of these investments are included in the disclosure above for credit risk.

In addition, certain SPEs which are consolidated under IFRS, are not required to be consolidated under Japanese GAAP, and accordingly, management does not include the financial instruments held by these SPEs within their scope in their management of market risks. For the purpose of these IFRS financial statements, these financial instruments are similarly excluded from the scope of management of market risks. However, a significant proportion of the exposures of these financial instruments offset each other and the net exposure of ¥37 billion as of March 31, 2010 and March 31, 2009, is not considered to have a material impact on the Value at Risk information disclosed below.

Exposure to Market Risk

The principal tool used to measure and control market risk exposure is VaR. VaR uses historical actual market fluctuation performance to statistically predict the maximum expected losses under specific adverse market conditions within a certain period (time horizon) and range of specified probability (confidence interval). Based on the VaR model developed by STB, VaR is measured and risks are managed through the calculation of various risk management indicators and carrying out of various simulations. The VaR model basically employs the variance-covariance method, and at the same time also uses the historical simulation method for calculating some risks (such as nonlinear risks) in option transactions. By category, market risk can be classified into interest rate risk, stock price risk, and foreign exchange rate risk. Market risk is calculated through the simple summation of all risk categories without considering the correlation between these categories. The VaR is reported to the ALM Committee on a monthly basis, and to the Board of Directors on a quarterly basis.

Although VaR is an important tool for measuring market risk, the assumptions on which the model is based do give rise to certain limitations, including the following.

•	The stipulated holding period assumes that it is possible to hedge or dispose of positions within that period. This may not be the case for highly illiquid assets or in situations in which there is severe general market illiquidity.

•	A 99 % confidence interval does not reflect losses that may occur beyond this level. There is a one percent probability that losses could exceed the VaR.

•	VaR is calculated on an end-of-day basis and does not reflect exposures that may arise on positions during a trading day.

•	The use of historical data as a basis for determining the possible range of future outcomes may not always cover all possible scenarios, especially those of an exceptional nature.

•	The VaR measure is dependent upon STB’s position and the volatility of market prices. The VaR of an unchanged position reduces if market price volatility declines and vice versa.

The limitations of the VaR methodology are recognized and addressed by back testing and supplemented by stress testing as follows.

Back Testing. STB conducts back testing by comparing the daily-calculated VaR with the actual daily profit or loss. The middle office monitors the results of comparison between actual profit or loss and VaR on a daily basis. In the event where the actual loss exceeds the calculated VaR, the middle office will conduct a factor analysis to ensure the accuracy of the internal model. Results are reported to the Board of Directors on a quarterly basis.

No significant exception was noted through the back testing conducted for the year ended March 31, 2010. However, for the year ended March 31, 2009, there were several instances where the actual loss exceeded the VaR calculated by our internal model. This arose during the global financial crisis in 2009 and was detected through the back testing. Further analysis confirmed that there are no problems with our internal models’ accuracy and stability.

Stress Testing. In addition to back testing, STB also conducts stress tests that simulate the extent of potential losses under a situation with changes going beyond statistically expected levels (such as an overrun of the holding period). The middle office carries out appropriate stress testing using multiple stress scenarios, including scenarios based on changes that occurred in the market due to past market events and scenarios that reflect the maximum change that occurred over a certain period of time according to the portfolio characteristics. Stress testing is conducted on a daily basis and results are reported to the ALM Committee. The results of stress testing are also reported to the Board of Directors on a quarterly basis.

Trading Account

With respect to the monitoring of the market risk amount in the trading account, VaR is calculated on a daily basis following, in principle, the measurement criteria below.

•	Confidence interval: One-tailed 99%

•	Holding period: 1 business day

•	Observation period: 260 business days

The market risk amount VaR described above are managed to fall within the amount of risk capital allocated to market risks. In the assessment of the adequacy of capital, the integrated risk amount, or the overall VaR, which also includes risk amounts of other risk categories than market risk, is compared with risk capital. Please also refer to the section on Capital management for more details.

A summary of the VaR positions and the VaR limits for the trading account of STB as of March 31 and during the year then ended is as follows.

		Year ended March 31
	As of March 31	Average	Maximum	Minimum
	(Billions of yen)

2010
Actual VaR positions	¥0.7	¥0.8	¥1.5	¥0.4
VaR limits	2.9

2009
Actual VaR positions	1.1	1.7	8.1	0.1
VaR limits	10.3

Non-Trading Account

With respect to the monitoring of market risk amount in the non-trading account, VaR is calculated using the same measurement criteria as the trading account, except that the holding period is assumed to be 21 business days and the expiry of transactions is in accordance with the contract terms. The financial instruments held by newly consolidated SPEs which were previously not required to be consolidated under Japanese GAAP as well as non-marketable equity securities, are also excluded from the scope of market risks and the VaR positions for the non-trading account as disclosed below do not include the exposures arising from these instruments. All other non-trading financial instruments are included in the scope of the non-trading VaR.

A summary of the actual VaR positions and the VaR limits for the non-trading account of STB as of March 31 and during the year then ended is as follows.

		Year ended March 31
	As of March 31	Average	Maximum	Minimum
	(Billions of yen)

2010
Foreign currency and interest rate risk	¥19.2	¥38.9	¥71.6	¥20.2
Stock price and other risk	139.5	165.4	202.9	119.3

Actual overall VaR positions	¥158.7	¥204.3	¥274.5	¥139.5

Overall authorized VaR limit	399.0

2009
Foreign currency and interest rate risk	92.7	101.0	136.8	61.6
Stock price and other risk	163.3	165.2	218.3	155.6

Actual overall VaR positions	¥256.0	¥266.2	¥355.1	¥217.2

Overall authorized VaR limit	466.5

Operational Risk

Operational risk is the risk of losses arising from inappropriate business processes, activities of officers/employees and computer systems as well as external incidents. Operational risks include business processing risk, information security risk, compliance risk, human resource risk, event risk and reputational risk. STB’s objective in operational risk management is to prevent such risk from occurring and mitigate STB’s financial losses and damage to our reputation.

STB continuously carries out activities to enhance the staff’s administrative capabilities and the quality of their services. Through training and the constant development of various rules and regulations and their strict implementation, STB aims to enhance the prevention and awareness of operational risks. It is STB’s basic policy to build the internal risk management framework and strengthen its operations so that STB is able to respond promptly and contain damage to a minimum if, by any chance, an accident does indeed occur. Further, operational risk is managed as part of STB’s integrated risk management approach, and is also quantified as part of the required capital under Basel II.

From the viewpoint of building an effective operational risk management framework, STB has developed a framework for the management of operational risks in six subcategories.

•	Business processing risk managed by Operations Process Planning Department and Personnel Department. The risk of incurring losses arising from executives or employees neglecting to engage in proper business activities, or other incidents such as accident or fraud is managed by Operations Process Planning Department, except for internal fraud which is managed by the Personnel Department.

•	Information security risk managed by IT & Business Process Planning Department. The risk of incurring losses, owing to factors such as improper management of information of clients and the company, system failure or improper management of system development projects.

•	Compliance risk managed by Legal and Compliance Department. The risk of incurring losses for reasons such as penalties, claims or lawsuits arising from failure to comply with laws and regulations in Japan and abroad.

•	Human resource risk managed by Personnel Department. The risk of incurring losses due to issues such as unequal or unfair management of personnel (including issues related to compensation, benefits and release from employment), and harassment.

•	Event risk managed by Corporate Administrative Department. The risk of incurring losses arising from extraordinary situations such as natural disasters, war and criminal offenses.

•	Reputational risk managed by Corporate Risk Management Department. The risk of incurring losses due to a possible major impact on business as a result of deterioration in reputation for STB, owing to reasons such as mass media reports, rumors or speculation.

The Board of Directors and Executive Committee determine key matters pertaining to operational risk management activities (Operational Risk Management Plan). The Operational Risk Management Committee coordinates the management of respective risk categories amongst the respective responsible departments. Each responsible department is in charge of collecting and assessing various data related to the specific risk categories, and is also responsible for issuing instructions to each business unit.

In addition, the Internal Audit Department conducts periodic reviews of the adequacy and operating effectiveness of the risk management framework. The results of the internal audit reviews are discussed with the management of the business unit to which they relate, with summaries submitted to senior management of STB, including the Board of Directors.

STB has also put in place a framework to collect and analyze reports on operational accidents for STB as a whole. The Corporate Risk Management Department who is responsible for the comprehensive management of operational risk and coordination of activities of other risk management related departments will also implement measures to prevent the recurrence of similar accidents.

In addition, on a periodical basis, each business unit:

•	conducts a self-risk assessment;

•	identifies operational risks in each operation in the form of scenarios;

•	estimates the amount and frequency of losses that may arise in each scenario (a situation that could have an impact on the management of STB); and

•	evaluates the extent of the impact.

Based on the results thereof, each department formulates appropriate risk management plans and risk management measures regarding scenarios whose impact it estimates to be large, and follows up on the implementation of those measures.

Additionally, based on the internal loss data collected through operational accident reports and risk assessment results, STB calculates the amount of operational risk on a semi-annual basis using the Monte Carlo simulation method, which estimates the maximum value of losses that could arise during a given period. The operational risk amount thus calculated is distributed to each business unit, and is utilized for internal management purposes, such as the risk quantity plan and corporate profit goal. The status of the occurrence of operational accidents, the results of risk assessments, risk quantity and other reports are submitted to the Executive Committee and the Board of Directors on a periodic basis.

Capital Management

Capital management is aimed at ensuring the soundness of STB’s business by improving STB’s capital reserves and maintaining and increasing the efficiency of STB’s business by optimizing the use of capital. Capital management encompasses the implementation of measures concerning capital adequacy, appropriate allocation, evaluation, monitoring and control of capital, and calculation of the capital adequacy ratio as stipulated by laws and regulations.

We aim to maintain sufficient capital by operating in accordance with a PDCA (plan, do, check, action) cycle as follows.

•	draw up a capital plan based on the external environment (economic environment, market environment, etc.) and the internal environment (risk profile, operational conditions, etc.);

•	carry out the capital adequacy measures decided in the capital plan;

•	monitor the capital situation and evaluate the sufficiency level of capital adequacy as appropriate; and

•	improve capital and risk control based on the above evaluations.

Moreover, we have implemented a system for the appropriate management of capital by installing a department in charge of capital adequacy evaluation and a department in charge of capital adequacy ratio calculation as the capital management departments. The Capital Management System is set out below:

In addition to the requirements of externally imposed capital requirements as explained below, we also identify various risks we face, including risk categories not included in the calculation of the capital adequacy ratio based on regulations, and manage these risks by comparing them with our overall financial strength in terms of capital adequacy and efficiency (Enterprise Risk Management). In addition, among risk categories, quantifiable risks (credit risk, market risk and operational risk) faced by STB group are measured quantitatively by the integrated VaR, which is the combination of various risks measured by the unified criteria according to our business operations (Integrated Risk Management).

To ensure capital adequacy, we compare risk capital, which is the sum of unrealized gains on securities on available-for-sale securities and Tier I capital with the integrated VaR. For the years ended March 31, 2010 and 2009, the risk capital of STB group is higher than the integrated VaR.

Capital Allocation

Capital is strategically allocated with consideration of the external environment, such as macro-economic environment and capital market environment, and internal factors, such as risk profile and operational conditions, and is monitored and adjusted to maintain sufficient capital and optimize the overall return on capital. The process of allocating capital to specific operations and activities is undertaken independently of those responsible for the operation and is subject to review by the Executive Committee and the Board of Directors. For the purpose of evaluating capital efficiency, the capital allocated to each business is compared against the risk capital and the integrated VaR.

Regulatory Capital

STB is lead-regulated by the FSA of Japan. STB and its individually regulated operations have complied with all externally imposed capital requirements throughout the period.

With effect from the end of March 2007, STB is required to comply with the provisions of the Basel II Framework in respect of regulatory capital. Basel II is a set of capital adequacy ratio rules established as a unified international standard determined by the Basel Committee. The framework of Basel II is based on the following three pillars: minimum capital requirements; supervisory review; and market discipline.

The First Pillar – minimum capital requirements. The first pillar is designed to manage the required capital calculated under the regulation-prescribed methods. An internationally active bank is required under Basel II to have a total capital that is at least 8% of the aggregate of credit risk, market risk and operational risk.

The Second Pillar – supervisory review. The second pillar comprises the management of overall risks, including “interest rate risk in the banking account” and “credit concentration risk”, which are particularly important among risks not covered by the first pillar, by the banks themselves, and the examination of the banks’ capital adequacy by the banking supervisory authorities through the processes of evaluation and supervision. It is aimed at maintaining and improving the soundness of the management of banks. STB manages these risks within its internal risk management framework.

The Third Pillar – market discipline. The third pillar is designed to maintain and improve the soundness of bank management by enhancing information disclosure regarding matters related to the first and second pillars, such as capital adequacy and risk management, thereby increasing the effectiveness of market discipline to be exerted on banks.

STB’s regulatory capital is analyzed into two tiers as follows.

•	Tier I capital, which includes common stock, capital surplus, retained earnings, treasury stock, translation reserve, minority interests after deduction for certain items, and non-cumulative preferred securities; and

•	Tier II capital, which includes perpetual subordinated bonds, subordinated term debt, and fixed term preferred stock.

Various limits are applied to elements of the capital base. For instance, qualifying Tier II capital cannot exceed Tier I capital. There are also other regulatory adjustments relating to items that are included in equity, but are treated differently for capital adequacy purposes.

The Bank for International Settlements “BIS” capital adequacy ratio is calculated on both a consolidated and nonconsolidated basis in line with provisions of Article 14-2 of the Banking Act of Japan and on the basis of calculation formula prescribed under the criteria for determining whether a bank’s capital adequacy ratio is appropriate in the context of the assets held (the FSA 2006 Notification No. 19, hereinafter referred to as the “Notification”). STB has adopted the Foundation Internal Ratings-Based “F-IRB” Approach for the calculation of credit risk-weighted assets and the standardized approach for the calculation of operational risk. STB’s market risk component is a multiple of its VaR calculated using internal models.

Details of the computation of the consolidated BIS capital adequacy ratio that is required to be based on STB’s consolidated financial statements under Japanese GAAP are as set out below:

BIS Capital Adequacy Ratio calculated based on Japanese GAAP in line with the provisions of the Article 14-2 of the Banking Act and the Notification

	Fiscal Year Ended March 31,
	2010	2009
	(Millions of yen, unless otherwise stated)
	(The amounts and percentages in the table
	are rounded down)

Tier I
Capital stock	¥342,037	¥287,537
Noncumulative perpetual preferred stock	54,500	–
Deposit for subscriptions to shares	–	–
Capital surplus	297,052	242,555
Retained earnings	505,443	463,345
Treasury stock	(465)	(453)
Deposit for subscriptions to treasury stock	–	–
Expected distributed amount	(10,678)	(2,511)
Net unrealized loss on available-for-sale securities	(335)	(109,615)
Foreign currency translation adjustments	(9,922)	(10,111)
Share warrants	–	–
Minority interests	301,361	306,969
Noncumulative preferred securities issued by overseas special purpose companies	280,000	280,000
Business rights equivalents	–	–
Goodwill equivalents	(133,092)	(106,980)
Equivalent to intangible fixed assets recorded through business combination	–	–
Equivalent to the increase in the capital associated with securitization transactions	(2,915)	(1,062)
Equivalent to 50% of the excess of expected loss over qualifying allowance	(22,141)	(7,865)

Total Tier I before deduction of deferred tax assets (aggregate sum of items above)	¥1,266,342	¥1,061,806
Deducted amounts of deferred tax assets	–	–

	Fiscal Year Ended March 31,
	2010	2009
	(Millions of yen, unless otherwise stated)
	(The amounts and percentages in the table
	are rounded down)

Total (A)	¥1,266,342	¥1,061,806
Noncumulative preferred securities attached with step-up interest rate clause (a)	156,000	156,000

Tier II
45% of net unrealized gain on available-for-sale securities	–	–
45% of revaluation reserve for land	505	614
General allowance for loan losses	9,294	9,383
Excess of qualifying allowance over expected loss	–	–
Debt capital	596,823	673,625
Perpetual subordinated debt	186,915	292,740
Subordinated term debt and fixed-term preferred stock	409,907	380,885

Total	¥606,622	¥683,624
Included in capital (B)	606,622	683,624

Tier III
Subordinated short-term debt	–	–

Included in capital (C)	–	–

Items for Deduction
Items for deduction (D)	95,604	62,542

Total Qualifying Capital
((A) + (B) + (C) – (D) )(E)	¥1,777,360	¥1,682,888

Risk-Weighted Assets
Amount of credit risk-weighted assets (F)	11,963,692	12,943,870
Amount of market risk equivalents (G)	96,869	284,753
Amount of operational risk equivalents (H)	770,806	682,848
Amount obtained by multiplying by 12.5 the excess of the amount obtained by multiplying the old required capital by the rate prescribed by the notification over the new required capital (I)	–	–

Total ((F) + (G) + (H) + (I)) (J)	¥12,831,367	¥13,911,473

BIS Capital Adequacy Ratio = E/J x 100 (%)	13.85	12.09

Tier I Capital Ratio = A/J x 100 (%)	9.86	7.63

Ratio of Noncumulative Preferred Securities with Step-up Interest Rate Clauses to Tier I Capital = a/A x 100 (%)	12.31	14.69

ADDITIONAL FINANCIAL INFORMATION FOR STB

Because STB’s domestic and foreign businesses are closely integrated, it is difficult to determine precisely information pertaining to assets, liabilities and transactions that relate to our foreign operations. The information for the foreign operations as presented below represents information relating to the businesses conducted by STB’s overseas subsidiaries and branches, as well as the international businesses conducted by certain divisions headquartered in Japan. STB believes the following information is generally representative of its domestic and foreign operations.

I. Distribution of Assets and Liabilities; Interest Rates and Interest Differential

STB has been incorporated under Japanese law.  STB and its principal operating subsidiaries, including Sumishin Real Estate Loan & Finance, SMFC, STB Leasing, and NAM, all of which have been incorporated under Japanese law, maintain their books and records under Japanese GAAP. For purposes of filing a registration statement with the SEC, STB prepares its consolidated financial statements in accordance with IFRS. Because STB prepares its consolidated accounts under IFRS only as of the date of its financial statements, the account balances under IFRS are not available at any interim dates between the dates of its consolidated financial statements.

Average Balances, Interest and Average Rates

Under Japanese GAAP, STB’s interest income from interest-earning assets and interest expenses on interest-bearing liabilities for the fiscal years ended March 31, 2010 and 2009 were as follows:

	Year Ended March 31,
	2010	2009
	(Millions of yen)

Interest income on interest-earning assets	¥282,915	¥371,801
Interest expenses on interest-bearing liabilities	99,906	197,526

Net interest income	¥183,009	¥174,275

The following table sets forth average balances, interest and average yield or interest rates for interest-earning assets and interest-bearing liabilities for the fiscal years ended March 31, 2010 and 2009 computed and derived on a Japanese GAAP basis and as reported in STB’s Japanese GAAP consolidated financial statements. Average balances are principally based on daily average and STB believes that the average balances are representative of STB’s operation under Japanese GAAP.

	Year ended March 31,
	2010				2009
	(Millions of yen, except percentages)
	Fiscal		Interest		Fiscal		Interest
	year-end	Average	income/	Average	year-end	Average	income/	Average
	balance	balance	expenses	rate	balance	balance	expenses	rate

Interest-earning asset	¥16,788,963	¥16,682,913	¥282,915	1.70%	¥17,050,918	¥17,171,920	¥371,801	2.17%
Loans and bills discounted	11,686,629	11,113,675	177,986	1.60%	11,229,604	10,915,019	207,679	1.90%
Securities	4,084,091	4,338,348	79,972	1.84%	4,794,815	4,963,823	140,904	2.84%
Call loans and bills bought	86,485	105,162	230	0.22%	9,597	177,793	2,479	1.39%
Receivables under securities borrowing transactions	–	259,658	347	0.13%	295,942	106,509	289	0.27%
Due from banks	362,385	302,353	1,480	0.49%	163,405	396,281	10,001	2.52%
Other interest-earning assets	569,373	563,717	22,900	4.06%	557,555	612,495	10,449	1.71%

Interest-bearing liabilities	18,086,576	17,958,110	99,906	0.56%	18,555,345	18,537,529	197,526	1.07%
Deposits	12,251,117	12,007,707	66,426	0.55%	11,909,027	11,723,597	92,882	0.79%
Negotiable certificates of deposit	2,350,884	2,265,351	6,431	0.28%	2,303,517	2,407,242	18,672	0.78%
Call money and bills sold	79,519	116,183	696	0.60%	133,182	198,269	3,548	1.79%
Payables under repurchase agreements	601,787	925,536	2,559	0.28%	1,236,776	1,344,406	28,391	2.11%
Payables under securities lending transactions	–	4,625	3	0.06%	–	124,118	550	0.44%
Borrowed money	1,172,338	957,645	7,727	0.81%	1,460,149	1,016,947	11,394	1.12%
Debt securities issued	970,482	920,679	12,413	1.35%	890,184	948,882	12,849	1.35%
Other interest-bearing liabilities	660,449	760,384	3,651	0.48%	622,510	774,068	29,240	3.78%

With respect to the interest-earning assets, mainly owing to seasonal factors such as additional demand for loans from corporate clients and the concentration of due dates for trade-related payables around the March 31 fiscal year-end, fiscal year-end balances for loans and bills discounted are generally larger than average balances throughout a fiscal year. During the periods shown above, the account balance for securities are generally smaller than average balances throughout a fiscal year because a part of securities were sold for funding requirements in accordance with the increase of the account balance for loans and bills discounted.

With respect to interest-bearing liabilities, overall total fiscal year-end balances did not significantly change. On a detail account basis, the fiscal year-end balances for bank deposits, which represent STB’s primary source of funds, remained relatively unchanged while borrowed money account was greater than the average balance. The payables under repurchase agreements were lower than the average balance due to timing differences given the short-term nature of the repurchase agreements. STB continuously assesses the cost efficiency for each of its available funding sources and determines its funding based on the source that is the most attractive. The timing of the decisions will vary depending on the market situation and availability of the funding sources.

Differences between Japanese GAAP and IFRS

Japanese GAAP differs in certain significant respects from IFRS. Refer to the reconciliation of consolidated statement of financial position in Note 3.2 of STB’s consolidated financial statements included elsewhere in this prospectus for a description of the major differences between Japanese GAAP and IFRS. These differences are adjusted in preparing STB’s consolidated financial statements in accordance with IFRS. Some of these adjustments affect the measurement basis of interest-earning assets and interest-bearing liabilities, while other adjustments affect the volume of interest-earning assets and interest-bearing liabilities recognized in the consolidated statement of financial position.

The adjustments that affect the measurement basis of interest-earning assets and interest-bearing liabilities include: differences in the basis and timing of impairment of investment securities and loans and advances; bifurcation of additional embedded derivatives; classification of investment securities and loans, valuation of unlisted and available-for-sale securities; and costs for originating loans.

The consolidation of additional entities that STB does not consolidate under Japanese GAAP accounts for the substantial portion of the adjustments that affect the volume of interest-earning assets and interest-bearing liabilities recognized in the consolidated statement of financial position.

STB’s consolidated assets and liabilities, after eliminating inter-company transactions, relating to newly consolidated entities under IFRS as of March 31, 2010, 2009, and 2008 are presented in the below table:

	March 31, 2010		March 31, 2009		March 31, 2008
	Total assets	Total liabilities	Total assets	Total liabilities	Total assets	Total liabilities
			(Millions of yen)

Newly consolidated entities under IFRS	¥1,138,459	¥1,111,143	¥1,282,282	¥1,509,332	¥1,688,350	¥1,888,805

Total liabilities as of March 31, 2009 and 2008 are greater than total assets due to the consolidation of principal-guaranteed trusts as explained below.

The following additionally consolidated entities significantly affect the account balances of interest-earning assets and interest-bearing liabilities: ABCP/ABL conduits; real estate investment vehicles; investment funds; securitizations; and principal-guaranteed trust.

ABCP/ABL Conduits

STB manages and administers several ABCP/ABL conduits where the conduits purchase financial assets, primarily corporate loans and lease receivables from its clients by issuing short-term instruments such as commercial paper to third parties. These investment conduits are consolidated under IFRS on the basis that STB provides liquidity and credit support and therefore is exposed to the majority of risks and rewards of these conduits. Alternatively under Japanese GAAP, since the conduits are established under the prescribed SPE law standards and the operations of the conduits are restricted and the purpose is narrowly defined, the conduits are not subject to consolidation. The total assets and liabilities under IFRS, most of which are interest-earning and interest-bearing, accounted for from the ABCP/ABL conduits as of March 31, 2010, 2009, and 2008 are presented in the below table:

	As of March 31,
	2010		2009		2008
	Total assets	Total liabilities	Total assets	Total liabilities	Total assets	Total liabilities
	(Millions of yen)

ABCP/ABL conduits	¥301,220	¥155,576	¥482,718	¥387,048	¥630,222	¥393,602

Real Estate Investment Vehicles

STB invests in entities whose purpose is to raise funds for real estate development projects or acquisition of existing real estate properties in the form of debt financing partnership interests or equity interests (which are subordinate to debt financing), or both. These investment vehicles are consolidated under IFRS generally on the basis that STB maintains the majority subordinated equity interest in the vehicles and therefore is exposed to the majority of risks and rewards of these vehicles. Under Japanese GAAP, these vehicles are not consolidated given that STB investment balances in the vehicles meet the materiality thresholds per Japanese GAAP guidance to exclude the funds from consolidation. These vehicles usually do not own significant interest-earning assets but their liabilities are mostly interest-bearing. The total liabilities under IFRS accounted for from the real estate investment vehicles are ¥39,721 million, ¥41,357 million, and ¥13,073 million as of March 31, 2010, 2009, and 2008, respectively.

Investment Funds

STB invests in investment funds that are established by either STB or unrelated fund managers. These funds primarily invest in a range of assets including bonds, equities, and hedge funds that span across various industries and lines of business. Under IFRS, the investment funds are consolidated when STB holds the majority of total issued interest in the funds and is considered to be exposed to the majority of risks and rewards of these funds. Conversely under Japanese GAAP, the risks and rewards criteria are not considered when determining consolidation. The total assets and liabilities under IFRS, most of which are interest-earning and interest-bearing, accounted for from investment funds as of March 31, 2010, 2009, and 2008 are presented in the below table:

	As of March 31,
	2010		2009		2008
	Total assets	Total liabilities	Total assets	Total liabilities	Total assets	Total liabilities
	(Millions of yen)

Investment funds	¥169,542	¥21,066	¥125,541	¥20,967	¥77,966	¥15,129

STB Investment Corporation, one of STB’s principal operating subsidiaries, engages in private equity investment activities through funds structured as general partnerships. For these funds, STB invests in general partner interests, limited partner interests, or both. Under Japanese GAAP, these funds are not consolidated given that STB investment balance in the funds met the materiality thresholds per Japanese GAAP guidance to exclude the funds from consolidation. Under IFRS, the funds are consolidated if either of the following conditions are met: when STB maintains general partner interests and demonstrates control over the entity’s operations; or when STB maintains general partner interests and retains the majority limited partner interests of the fund. Upon consolidation, the fund’s investment assets are recognized in the statement of financial position based on the nature of the underlying investments, such as non-listed stocks, corporate bonds, and loans. The total assets and liabilities under IFRS, most of which are interest-earning and interest-bearing, accounted for from private equity funds as of March 31, 2010, 2009, and 2008 are presented in the below table:

	As of March 31,
	2010		2009		2008
	Total assets	Total liabilities	Total assets	Total liabilities	Total assets	Total liabilities
	(Millions of yen)

Investment funds – private equity funds	¥986	¥660	¥1,595	¥848	¥1,620	¥483

Securitizations

STB sponsors SPEs for which STB originates or purchases the financial assets to be securitized. These financial assets mainly include mortgage and corporate loans and asset-backed securities. The SPEs are funded by issuing single or multiple tranches debt and equity securities. Under IFRS, STB consolidates those SPEs where a majority subordinated equity interest is retained and as a result considers STB to be exposed to the majority risk and reward from the entity. Under Japanese GAAP, since the SPE is established under the prescribed SPE law standards and the operations of the SPE are restricted and the purpose is narrowly defined, the SPE is not subject to consolidation.

As a result, under IFRS, the securitized loans are recognized and liabilities corresponding to the proceeds received in the securitization are recognized as secured borrowings in STB’s consolidated statement of financial position. While this adjustment increases the amounts of interest-earning assets and interest-bearing liabilities from those under Japanese GAAP, the balances gradually decrease over time for repayments.

The following table sets forth the principal amounts of the securitized mortgages and the beneficial interests in the senior tranche outstanding under IFRS as of March 31, 2010, 2009, and 2008:

	As of March 31,
	2010	2009	2008
	(Millions of yen)

Total principal amount of securitized mortgages	¥151,153	¥109,632	¥52,777
Total principal amount of senior beneficial interests	133,863	94,310	48,400

Additionally, STB invests in third party-managed investment vehicles that purchase diversified pools of securitized assets consisting of corporate loans and asset backed securities. The vehicles fund these purchases by issuing multiple tranches of debt and equity securities. For vehicles where STB holds the majority debt or equity ownership and considered to be exposed to the majority of risks and rewards from the SPE, these vehicles are consolidated and the associated consolidated assets and liabilities are presented in the consolidated accounts. However under Japanese GAAP, risks and rewards criteria are not considered when determining consolidation.

Principal-Guaranteed Trusts

STB administers principal-guaranteed trusts where it provides the trust beneficiaries with guarantees on the repayment of trust principal through face-value guarantees. In these products, STB pools money from general investors and invests it in financial assets that are of high-credit standing. STB manages in the capacity of a trustee and receives fees as compensation for services it provides.

Under IFRS, these principal-guaranteed trust accounts are consolidated based on the guarantee of the principal extended by STB which considers STB to be exposed to the majority of risks and rewards from the entity. Conversely under Japanese GAAP, risks and rewards criteria are not considered when determining consolidation.

The total assets and liabilities under IFRS, most of which are interest earning and bearing, accounted for from principal-guaranteed trusts as of March 31, 2010, 2009, and 2008 are presented in the below table:

	As of March 31,
	2010		2009		2008
	Total assets	Total liabilities	Total assets	Total liabilities	Total assets	Total liabilities
	(Millions of yen)

Principal–guaranteed trusts	¥280,163	¥656,324	¥222,526	¥764,194	¥270,338	¥963,278

Due to elimination of inter-company loans between the principal-guaranteed trusts and STB, the total liabilities are greater than the total assets after consolidation.

II. Investment Portfolio

The following table shows the amortized cost, fair values and net unrealized gains (losses) for the available-for-sale loans and receivables and held-to-maturity debt securities at March 31, 2010, 2009, and 2008:

	As of March 31,
	2010			2009			2008
			Net			Net			Net
			unrealized			unrealized			unrealized
	Amortized		gains	Amortized		gains	Amortized		gains
	cost	Fair value	(losses)	cost	Fair value	(losses)	cost	Fair value	(losses)
	(Millions of yen)

Available-for-sale securities:

Domestic
Japanese government bonds	¥1,254,782	¥1,260,556	¥5,774	¥1,456,682	¥1,463,408	¥6,726	¥683,253	¥686,873	¥3,620
Corporate bonds and other debt securities	92,285	93,220	935	88,227	88,562	335	137,545	141,034	3,489
Equity securities	436,765	633,610	196,845	448,036	537,738	89,702	530,017	821,910	291,893

Total domestic	1,783,832	1,987,386	203,554	1,992,945	2,089,708	96,763	1,350,815	1,649,817	299,002

Foreign
U.S. Treasury bonds and other U.S. government agencies bonds	558,475	553,536	(4,939)	588,212	591,338	3,126	203,893	212,650	8,757
Other governments and official institutions bonds	91,470	91,759	289	531,705	536,042	4,337	557,138	550,444	(6,694)
Corporate bonds and other debt securities	316,642	313,135	(3,507)	464,647	364,253	(100,394)	1,082,147	996,314	(85,833)
Equity securities	31,908	38,545	6,637	63,619	66,025	2,406	122,849	121,664	(1,185)

Total foreign	998,495	996,975	(1,520)	1,648,183	1,557,658	(90,525)	1,966,027	1,881,072	(84,955)

Total	¥2,782,327	¥2,984,361	¥202,034	¥3,641,128	¥3,647,366	¥6,238	¥3,316,842	¥3,530,889	¥214,047

Loans and receivables securities:
Domestic
Corporate bonds and other debt securities	¥339,318	¥336,938	¥(2,380)	¥404,260	¥400,424	¥(3,836)	¥539,597	¥537,430	¥(2,167)

Total domestic	339,318	336,938	(2,380)	404,260	400,424	(3,836)	539,597	537,430	(2,167)

Foreign:
Corporate bonds and other debt securities	366,275	409,960	43,685	382,173	350,133	(32,040)	101,350	99,486	(1,864)

Total foreign	366,275	409,960	43,685	382,173	350,133	(32,040)	101,350	99,486	(1,864)

Total	¥705,593	¥746,898	¥41,305	¥786,433	¥750,557	¥(35,876)	¥640,947	¥636,916	¥(4,031)

	As of March 31,
	2010			2009			2008
			Net			Net			Net
			unrealized			unrealized			unrealized
	Amortized		gains	Amortized		gains	Amortized		gains
	cost	Fair value	(losses)	cost	Fair value	(losses)	cost	Fair value	(losses)
	(Millions of yen)

Held-to-maturity securities:
Domestic
Japanese government bonds	236,047	244,095	8,048	331,713	338,882	7,169	439,374	447,281	7,907
Corporate bonds and other debt securities	23,287	23,393	106	24,338	24,481	143	136,991	137,030	39

Total domestic	259,334	267,488	8,154	356,051	363,363	7,312	576,365	584,311	7,946

Foreign
U.S. Treasury bonds and other U.S. government agencies bonds	222	248	26	219	268	49	276	308	32
Other governments and official institutions bonds	–	–	–	0	0	0	0	3	3
Corporate bonds and other debt securities	2	2	0	4	3	(1)	6	5	(1)

Total foreign	224	250	26	223	271	48	282	316	34

Total	¥259,558	¥267,738	¥8,180	¥356,274	¥363,634	¥7,360	¥576,647	¥584,627	¥7,980

The following table presents the carrying amounts, contractual maturities and weighted average yields for the available-for-sale debt securities, loans and receivables debt securities, and held-to-maturity debt securities at March 31, 2010. Fair value is the basis of the carrying amounts for the available-for-sale securities whereas amortized cost is the basis of the carrying amounts for loans and receivables debt securities and held-to-maturity debt securities. Weighted average yields are calculated based on amortized cost for all debt securities.

			After one year		After five years
	One year or less		through five years		through ten years		After ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Millions of yen, except percentages)

Available-for-sale securities:

Domestic
Japanese government bonds	¥404,950	0.03%	¥220,952	0.69%	¥469,220	1.05%	¥165,434	1.48%	¥1,260,556	0.71%
Corporate bonds and other debt securities	28,879	0.72%	44,154	0.62%	18,754	0.83%	1,433	1.33%	93,220	0.70%

Total domestic	¥433,829	0.07%	¥265,106	0.68%	¥487,974	1.04%	¥166,867	1.48%	¥1,353,776	0.71%

Foreign
U.S. Treasury bonds and other U.S. government agencies bonds	9,755	0.97%	535,554	1.88%	8,227	3.28%	–	–	553,536	1.89%

			After one year		After five years
	One year or less		through five years		through ten years		After ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Millions of yen, except percentages)

Other governments and official institutions bonds	59,537	2.16%	22,003	2.62%	10,219	6.01%	–	–	91,759	2.70%
Corporate bonds and other debt securities	48,477	2.49%	171,093	3.99%	77,776	3.84%	15,789	1.02%	313,135	3.56%

Total foreign	¥117,769	2.20%	¥728,650	2.39%	¥96,222	4.02%	¥15,789	1.02%	¥958,430	2.51%

Total	¥551,598	0.53%	¥993,756	1.94%	¥584,196	1.55%	¥182,656	1.43%	¥2,312,206	1.46%

Loans and receivables securities:

Domestic
Corporate bonds and other debt securities	72,790	0.85%	70,785	0.94%	11,944	1.85%	183,799	0.53%	339,318	0.73%

Total domestic	¥72,790	0.85%	¥70,785	0.94%	¥11,944	1.85%	¥183,799	0.53%	¥339,318	0.73%

Foreign
Corporate bonds and other debt securities	–	–	46,471	0.74%	95,088	1.25%	224,716	0.73%	366,275	0.87%

Total foreign	–	–	¥46,471	0.74%	¥95,088	1.25%	¥224,716	0.73%	¥366,275	0.87%

Total	¥72,790	0.85%	¥117,256	0.86%	¥107,032	1.32%	¥408,515	0.64%	¥705,593	0.80%

Held-to-maturity securities:

Domestic
Japanese government bonds	51,321	1.76%	80,269	1.26%	104,457	1.66%	–	–	236,047	1.54%
Corporate bonds and other debt securities	23,287	0.86%	–	–	–	–	–	–	23,287	0.86%

Total domestic	¥74,608	1.48%	¥80,269	1.26%	¥104,457	1.66%	–	–	¥259,334	1.48%

Foreign
U.S. Treasury bonds and other U.S. government agencies bonds	–	–	–	–	222	9.25%	–	–	222	9.25%
Corporate bonds and other debt securities	–	–	2	10.95%	–	–	–	–	2	10.95%

Total foreign	–	–	¥2	10.95%	¥222	9.25%	–	–	¥224	9.27%

Total	¥74,608	1.48%	¥80,271	1.26%	¥104,679	1.67%	–	–	¥259,558	1.49%

Other than U.S. Treasury bonds, U.S. government agencies bonds and JGBs, there were no securities of an individual issuer that exceeded 10% of STB’s total shareholders’ equity.

III. Loan Portfolio

Types of Loans

The following table presents STB’s loans and advances outstanding by domicile and industry of borrowers at March 31, 2010, 2009, and 2008. Categorization of loans and advances by industry is based on the loan classification designated by the BOJ for regulatory reporting purposes.

	March 31, 2010	March 31, 2009	March 31, 2008
	(Millions of yen)

Total domestic:	¥12,916,981	¥12,643,848	¥12,180,203
Manufacturing	2,276,382	2,272,397	1,755,725
Wholesale and retail	1,175,914	1,224,221	1,209,205
Finance and insurance	1,548,094	1,448,254	1,673,557
Real estate	2,146,953	1,994,695	1,859,465
Various services	952,274	1,221,546	1,230,317
Individuals	2,469,661	2,445,298	2,297,114
Others	2,347,703	2,037,437	2,154,820
Total foreign	983,820	978,603	1,259,544

Total	13,900,801	13,622,451	13,439,747
Unearned income and deferred loans and advances fees – net	(17,210)	(13,131)	(14,172)

Total loans before allowance for loan losses	¥13,883,591	¥13,609,320	¥13,425,575

Outstanding loans and advances as of March 31, 2007 and 2006 are not available under IFRS.

Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table shows the maturities of STB’s loan portfolio by domicile and industry of borrowers at March 31, 2010:

		After one year
	One year or less	through five years	After five years	Total
	(Millions of yen)

Total domestic:	¥3,313,178	¥5,800,293	¥3,803,510	¥12,916,981
Manufacturing	774,098	1,237,059	265,225	2,276,382
Wholesale and retail	316,614	737,548	121,752	1,175,914
Finance and insurance	732,211	735,080	80,803	1,548,094
Real estate	452,820	1,415,885	278,248	2,146,953
Various services	348,185	541,699	62,390	952,274
Individuals	100,734	124,164	2,244,763	2,469,661
Others	588,516	1,008,858	750,329	2,347,703
Total Foreign	381,341	534,300	68,179	983,820

Total	3,694,519	6,334,593	3,871,689	13,900,801
Unearned income and deferred loan fees – net	(4,574)	(7,843)	(4,793)	(17,210)

Total loans and advances before allowance for loan losses	¥3,689,945	¥6,326,750	¥3,866,896	¥13,883,591

Of the above loans and advances due after one year, STB’s loans and advances that had floating rates and fixed rates at March 31, 2010 were as follows:

(Millions of yen)

Floating rate loans and advances	¥7,275,503
Fixed rate loans advances	2,918,143

Total	¥10,193,646

Impaired, Past-due and Restructured Loans and Advances

For purposes of Guide 3 disclosure, the SEC requires that loans be separately categorized and reported as loans accounted for on a non-accrual basis, accruing loans which are contractually past due 90 days or more as to principal or interest payments, and loans qualifying as troubled debt restructurings as defined by Statement Financial Accounting Standards No. 15. IFRS, under which STB prepares its consolidated financial statements, requires that interest be recognized on loans based on their original effective interest rates irrespective of whether they are impaired or unimpaired. Therefore, STB technically has no loans that are “non-accruing.” Consequently, STB has adopted a policy under which it reports information relating to impaired loans as defined by IFRS in lieu of non-accruing loans as required by the SEC. Under IFRS, a loan is considered impaired when there is objective evidence indicating impaired losses have been incurred. In addition, STB has adopted a policy under which it reports information on unimpaired loans that are contractually past due 90 days or more as to principal or interest payments in lieu of accruing loans that are contractually past due 90 days or more as to principal or interest payments. Further, in lieu of loans that are troubled debt restructurings, STB has adopted a policy under which it reports information relating to restructured loans, which are loans for which a concession has been granted to the debtors that would otherwise not be considered due to the debtors’ difficulty in meeting the contractual terms of loans.

The following table shows the distribution of STB’s impaired loans, unimpaired loans contractually past due 90 days or more and restructured loans at March 31, 2010, 2009 and 2008.

	As of March 31,
	2010	2009	2008
	(Millions of yen)

Impaired loans:
Domestic	¥260,606	¥220,878	¥119,231
Foreign	12,371	11,086	7

Total impaired loans	272,977	231,964	119,238

Unimpaired loans contractually past due 90 days or more:
Domestic	1,451	2,739	2,393
Foreign	–	–	–

Total unimpaired loans contractually past due 90 days or more	1,451	2,739	2,393

Restructured loans other than those included above:
Domestic	78,289	96,353	100,782
Foreign	435	477	494

Total restructured loans other than those included above	78,724	96,830	101,276

Total	¥353,152	¥331,533	¥222,907

Impaired loans and advances as of March 31, 2007 and 2006 are not available under IFRS.

Gross interest income which would have been recognized under the original contractual terms on total impaired loans outstanding during the fiscal year ended March 31, 2010 were approximately ¥3,614 million for domestic loans and ¥829 million yen for foreign loans, of which approximately ¥2,295 million for domestic loans and ¥94 million for foreign loans, as determined in accordance with IFRS, have been recognized in the statement of income for the fiscal year.

Foreign Loans Outstanding

STB had no cross-border outstandings to borrowers in any foreign country which in total exceeded 0.75% of consolidated total assets at March 31, 2010, 2009, and 2008. Cross-border outstandings are defined, for this purpose, as loans (including accrued interest), acceptances, interest-earning deposits with other banks, other interest-earning investments and any other monetary assets in foreign countries denominated in Japanese yen or other non-local currencies. Local currency outstandings are also included in cross-border outstandings if they are not hedged or are not funded by local borrowings.

Guarantees of outstandings of borrowers of other countries are considered to be outstandings of the guarantor. Loans made to, or deposits placed with, a branch of a foreign bank located outside the foreign bank’s home country are considered to be loans to, or deposits with, the foreign bank. Outstandings of a country do not include principal or interest amounts of which are supported by written, legally enforceable guarantees by guarantors of other countries or the amounts of outstandings to the extent that they are secured by tangible, liquid collateral held and realizable by STB and its subsidiaries outside the country in which they operate.

In addition to credit risk, cross-border outstandings are subject to country risk that as a result of political or economic conditions in a country, borrowers may be unable or unwilling to pay principal and interest according to contractual terms. Other risks related to cross-border outstandings include the possibility of insufficient foreign exchange and restrictions on its availability.

In order to manage country risk, we establish various risk management measures internally. Among other things, STB regularly monitors economic conditions and other factors globally and assesses country risk in each country where it has cross-border exposure. For purposes of monitoring and controlling the amount of credit exposed to country risk, STB sets a country limit, the maximum amount of credit exposure for an individual country, in consideration of the level of country risk and our ability to bear such potential risk. STB also determines its credit policy for each country in accordance with its country risk level and its business plan with regard to the country. Assessment of country risk, establishment of country limits, and determination of country credit policies are subject to review and approval by STB’s senior management and are updated periodically.

Loan Concentrations

At March 31, 2010, there were no concentrations of loans exceeding 10 percent of total loans which are not disclosed as a category of loans in the table under “Types of loans” above.

IV. Summary of Loan Loss Experience

The following table shows an analysis of STB’s loan loss experience by domicile and industry of borrower for the fiscal years ended March 31, 2010 and 2009:

	Year ended March 31,
	2010	2009
	(Millions of yen)

Allowance for loan losses at beginning of fiscal year	¥114,621	¥60,707

Charge-offs:
Total domestic:	40,063	43,528
Manufacturing	1,524	3,140
Wholesale and retail	91	892
Finance and insurance	344	3,288
Real estate	19,996	22,558
Various services	633	1,244
Individuals	2,002	2,751
Others	15,473	9,655
Total foreign	–	16

Total charge-offs	¥40,063	¥43,544

Recoveries:
Total domestic:	(1,359)	(973)
Manufacturing	(71)	(68)
Wholesale and retail	(251)	(24)
Finance and insurance	–	–
Real estate	(356)	(300)
Various services	(11)	(104)
Individuals	(128)	(167)
Others	(542)	(310)
Total foreign	–	–

Total recoveries	¥(1,359)	¥(973)

Net charge-offs	38,704	42,571

Provision for loan losses	¥27,905	¥96,982
Changes in STB consolidation scope	(692)	(373)
Exchange rate/Other	(362)	(124)

Allowance for loan losses at end of fiscal year	¥102,768	¥114,621

The following table shows an allocation of STB’s allowance for loan losses by domicile and industry borrower at March 31, 2010, 2009, and 2008:

	Year ended March 31,
	2010		2009		2008
		% of loans in		% of loans in		% of loans in
		each category		each category		each category
	Amount	to total loans	Amount	to total loans	Amount	to total loans
	(Millions of yen, except percentages)

Total domestic:	¥93,560	91%	¥104,948	92%	¥53,963	89%
Manufacturing	9,941	10%	8,591	8%	5,388	9%
Wholesale and retail	3,197	3%	3,243	3%	3,190	5%
Finance and insurance	13,950	14%	11,498	10%	13,045	22%
Real estate	26,804	26%	25,407	22%	7,300	12%
Various services	3,474	3%	4,703	4%	3,746	6%
Individuals	12,376	12%	13,852	12%	12,527	21%
Others	23,818	23%	37,654	33%	8,767	14%
Total foreign	9,208	9%	9,673	8%	6,744	11%

Total allowance for loan losses	¥102,768	100%	¥114,621	100%	¥60,707	100%

Provisions for credit losses on loans and advances decreased by ¥69,077 million from ¥96,982 million for the year ended March 31, 2009 to ¥27,905 million for the year ended March 31, 2010. This is mainly due to the reversal of allowance for individually or collectively impaired loans and advances arising from the improvement in the creditworthiness and credit ratings of the loan counterparties.

V. Deposits

The amounts of total deposits by foreign depositors in domestic offices at March 31, 2010, 2009 and 2008 were ¥12,284 million, ¥11,465 million and ¥8,707 million, respectively.

At March 31, 2010, the balance and remaining maturities of time deposits and certificates of deposit issued by domestic offices in amounts of ¥9.3 million or more (approximately US$100 thousand at the Federal Reserve Bank of New York’s noon buying rate on March 31, 2010) as well as the balance of those deposits issued by foreign offices in amounts of US$100,000 or more are shown in the following table:

		Certificates of
	Time deposits	deposit	Total
	(Millions of yen)

Domestic offices:
Due in three months or less	¥2,334,513	¥2,099,595	¥4,434,108
Due after three months through six months	1,300,311	129,388	1,429,699
Due after six months through twelve months	1,503,637	109,901	1,613,538
Due after twelve months	4,258,867	12,000	4,270,867

Total	¥9,397,328	¥2,350,884	¥11,748,212
Foreign offices	75,154	–	75,154

Total	¥9,472,482	¥2,350,884	¥11,823,366

VI.	Short-Term Borrowings

The following table shows certain additional information with respect to STB’s short-term borrowings for the fiscal years ended March 31, 2010, 2009 and 2008:

	As of March 31,
	2010	2009	2008
	(Millions of yen, except percentages)

Call money:
Balance at end of fiscal year	¥79,519	¥133,182	¥140,153
Weighted average interest rate on balance at end of fiscal year	0.42%	0.57%	2.04%
Cash collateral on securities lent and repurchase agreement:
Balance at end of fiscal year	601,787	1,236,776	922,546
Weighted average interest rate on balance at end of fiscal year	0.23%	0.55%	2.92%
Due to trust accounts:
Balance at end of fiscal year	83,337	77,578	120,170
Weighted average interest rate on balance at end of fiscal year	0.06%	0.24%	0.29%
Other short-term borrowings:
Balance at end of fiscal year	398,800	733,007	141,900
Weighted average interest rate on balance at end of fiscal year	0.04%	0.09%	0.11%

DIRECTORS AND MANAGEMENT AFTER THE SHARE EXCHANGE

The following provides information about those individuals who are expected to serve in general capacities indicated for SMTH after the share exchange, including members of CMTH’s and STB’s current board of directors and management.

From CMTH

			Number of
			CMTH Shares
			Owned as of
Name	Proposed Position at SMTH	Date of Birth	September 30, 2010	Percentage Ownership

Kazuo Tanabe	President	September 29, 1945	61,515	*
Jun Okuno	Director	July 30, 1950	32,930	*
Kunitaro Kitamura	Director	May 9, 1952	15,535	*
Nobuo Iwasaki	Director	July 12, 1955	23,000	*
Shinji Ochiai	Director	January 1, 1956	14,000	*
Tetsuo Amano	Auditor	July 11, 1954	10,000	*
Hiroyuki Nakanishi	External Auditor	January 8, 1938	0	*
Yasuhiko Takano	External Auditor	August 11, 1951	0	*

*	Shares held represent less than 1% of the total number of outstanding shares of CMTH.

The aggregate compensation paid, including benefits in kind granted, by CMTH to those of its directors, corporate auditors and employees who are listed above during the fiscal year ended March 31, 2010 was ¥138 million.

From STB

			Number of
			STB Shares
			Owned as of
Name	Proposed Position at SMTH	Date of Birth	September 30, 2010	Percentage Ownership

Hitoshi Tsunekage	Chairman	August 6, 1954	42,000	*
Kiyoshi Mukohara	Director	February 11, 1952	50,157	*
Akio Otsuka	Director	March 16, 1953	33,000	*
Junichi Sayato	Director	September 27, 1955	22,000	*
Tetsuo Ohkubo	Director	April 6, 1956	31,000	*
Teruhiko Sugita	Auditor	July 14, 1951	46,000	*
Hitoshi Maeda	External Auditor	November 18, 1931	0	*
Toshio Hoshino	External Auditor	December 22, 1944	0	*

*	Shares held represent less than 1% of the total number of outstanding shares of STB.

The aggregate compensation paid, including benefits in kind granted, by STB to those of its directors, corporate auditors and employees who are listed above during the fiscal year ended March 31, 2010 was ¥232 million.

Set forth below is summary biographical information of each of the individuals expected to serve as director or management of SMTH, as listed above.

Kazuo Tanabe. Kazuo Tanabe joined The Mitsui Trust and Banking in July 1969, and was elected to the board of directors in June 1996. Mr. Tanabe served in various positions within the CMTH group, including as president of Mitsui Asset from 2002 through 2003. In June 2003, Mr. Tanabe was appointed president of Chuo Mitsui, a position he held until being appointed chairman of Chuo Mitsui in February 2010. In June 2006

Mr. Tanabe assumed his current position as president of CMTH, which was previously named Mitsui Trust Holdings until October 2007.

Hitoshi Tsunekage. Hitoshi Tsunekage joined STB in April 1977 and was elected to the board of directors in June 2005. Mr. Tsunekage has served in various positions within STB including as general manager of the Corporate Planning Department. Mr. Tsunekage was appointed as a managing executive officer and representative director in 2007, prior to his being appointed president of STB in January 2008.

Jun Okuno. Jun Okuno joined The Mitsui Trust and Banking in April 1973. Mr. Okuno has served in various positions within the CMTH group, including managing director and general manager of the General Planning Department of Mitsui Trust Holdings. In February 2010 Mr. Okuno was appointed president of Chuo Mitsui and elected to the board of directors of CMTH.

Kiyoshi Mukohara. Kiyoshi Mukohara joined STB in April 1975, and was appointed executive officer and general manager of Credit Supervision Department I in June 2003. Mr. Mukohara was elected to the board of directors in June 2006, and was appointed senior executive officer in June 2008.

Kunitaro Kitamura. Kunitaro Kitamura joined The Mitsui Trust and Banking in April 1977, and has since served in various positions within the CMTH group, including senior executive officer and general manager of the Loan Planning Department of Chuo Mitsui. In June 2010 Mr. Kitamura was appointed deputy president and elected to the board of directors of CMTH.

Akio Otsuka. Akio Otsuka joined STB in April 1976, and was appointed executive officer and general manager of Corporate Trust Business Department I in April 2002. In June 2008, Mr. Otsuka was elected to the board of directors and appointed senior executive officer.

Nobuo Iwasaki. Nobuo Iwasaki joined The Mitsui Trust and Banking in July 1978. Mr. Iwasaki has served in various positions within the CMTH group. In October 2007 Mr. Iwasaki was appointed as senior executive officer of CMTH and in June 2010 he was appointed senior managing director and elected to the board of directors.

Junichi Sayato. Junichi Sayato joined STB in April 1978, and was appointed executive officer of the bank regional executive, Americas, and general manager of the New York branch in June 2006 . In June 2008 Mr. Sayato was elected to the board of directors and was appointed managing executive officer.

Shinji Ochiai. Shinji Ochiai joined The Mitsui Trust and Banking in July 1978, and has served in various positions within the CMTH group, including executive officer and general manager of the Corporate Risk Management Department of Chuo Mitsui and general manger of the Internal Audit Department of CMTH. In June 2010 Mr. Ochiai was appointed managing director and elected to the board of directors of CMTH.

Tetsuo Ohkubo. Tetsuo Ohkubo joined STB in April 1980, and was appointed executive officer and general manager of the Planning and Coordination Department in June 2006. In June 2008 Mr. Ohkubo was elected to the board of directors and was appointed managing executive officer.

Tetsuo Amano. Tetsuo Amano joined The Chuo Trust and Banking in April 1978, and was appointed general manager of the Internal Audit Department of Mitsui Trust Holdings in November 2004. He has served as a corporate auditor of CMTH since June 2009.

Teruhiko Sugita. Teruhiko Sugita joined STB in April 1975, and was appointed executive officer and general manager of Tokyo Corporate Business Department I in June 2003. In June 2008, Mr. Sugita was elected to the board of directors and was appointed senior executive officer.

Hiroyuki Nakanishi. Hiroyuki Nakanishi will take office as an external auditor. In June 2006 he was appointed a corporate auditor of both CMTH and Chuo Mitsui. Mr. Nakanishi is a former Chairman and President of Mitsui Chemicals, Inc., having retired from those positions in June 2009.

Hitoshi Maeda. Hitoshi Maeda will take office as an external auditor. In June 2003 he was appointed a statutory auditor of STB. Mr. Maeda is also currently a director of Tokyo Stock Exchange Group, Inc. and an Emeritus Professor of Gakushuin University, after retiring from Professor of Gakushuin University in March 2002.

Yasuhiko Takano. Yasuhiko Takano will take office as an external auditor. In June 2006 he was appointed a corporate auditor of both CMTH and Chuo Mitsui. Mr. Takano also currently manages the Higuchi-Takano Law Office.

Toshio Hoshino. Toshio Hoshino will take office as an external auditor. In June 2009 he was appointed a statutory auditor of STB. Mr. Hoshino retired from positions as representative director and senior executive vice president of Kao Corporation in June 2008.

MAJOR SHAREHOLDERS

CMTH

The table below provides information regarding shareholders of record as of September 30, 2010 that held 5% or more of CMTH’s outstanding common stock based on CMTH’s register of shareholders. A shareholder recorded on the share register does not necessarily beneficially own shares of common stock of CMTH, and CMTH is not required by Japanese law to monitor or disclose beneficial ownership of common stock.

	Number of CMTH	Percentage of Outstanding
	Shares Owned as of	CMTH Shares Owned as of
Name	September 30, 2010	September 30, 2010
	(thousands)	(%)

The Resolution and Collection Corporation	500,875	30.20
Japan Trustee Services Bank, Ltd. (Trust Account)	101,131	6.10
The Master Trust Bank of Japan, Ltd. (Trust Account)	90,485	5.46

STB

The table below provides information regarding shareholders of record as of September 30, 2010 that held 5% or more of STB’s outstanding common stock based on STB’s register of shareholders. A shareholder recorded on the share register does not necessarily beneficially own shares of common stock of STB, and STB is not required by Japanese law to monitor or disclose beneficial ownership of common stock.

	Number of STB	Percentage of Outstanding
	Shares Owned as of	STB Shares Owned as of
Name	September 30, 2010	September 30, 2010
	(thousands)	(%)

The Master Trust Bank of Japan, Ltd. (Trust Account)	105,771	6.31
Japan Trustee Services Bank, Ltd. (Trust Account)	101,172	6.04

SMTH Following the Share Exchange

Based on the information regarding the ten largest shareholders of record of each of CMTH and STB as of September 30, which is the most recent such information was publicly disclosed in Japan, if the record ownership by those shareholders remains unchanged through the date of the share exchange, the following would provide relevant information regarding shareholders that would hold 5% or more of SMTH outstanding common stock immediately after the share exchange.

	Number of SMTH Shares	Percentage of Outstanding
	To Be Owned Following	SMTH Shares To Be Owned
Name	the Share Exchange	Following the Share Exchange
	(thousands)	(%)

The Resolution and Collection Corporation	500,875	12.06
Japan Trustee Services Bank, Ltd. (Trust Account)	251,877	6.06
The Master Trust Bank of Japan, Ltd. (Trust Account)	248,084	5.97

DESCRIPTION OF CMTH COMMON STOCK AND PREFERRED STOCK, AND SMTH ADRs

Set out below is certain information concerning the shares of CMTH’s common stock and preferred stock, including a brief summary of certain provisions of CMTH’s articles of incorporation and share handling regulations and of the Companies Act relating to joint stock corporations (kabushiki kaisha) as well as certain related legislation, each as currently in effect.

At the extraordinary general meeting of CMTH shareholders to approve the share exchange agreement entered into by CMTH and STB on August 24, 2010, CMTH (SMTH after the completion of the share exchange) will also seek approval of amendments to its article of incorporation including the addition of the terms of SMTH’s First Series of Class VII Preferred Shares, which will be issued upon the share exchange, and SMTH’s Second to Fourth Series of Class VII Preferred Shares, First to Fourth Series of Class VIII Preferred Shares and First to Fourth Series of Class IX Preferred Shares. SMTH’s Class VII Preferred Shares, Class VIII Preferred Shares and Class IX Preferred Shares, under the proposed amendments to the articles of incorporation, will generally correspond to STB’s Class II Preferred Shares, Class III Preferred Shares and Class IV Preferred Shares, respectively. The description below contains certain information about the proposed amendments to the articles of incorporation of CMTH.

A joint stock corporation is a legal entity incorporated under the Companies Act. The rights of shareholders of a joint stock corporation are represented by shares of stock in the corporation, and shareholders’ liability is limited to the amount of the subscription for the shares.

All of CMTH’s issued shares are fully paid and nonassessable, and are in registered form.

CMTH may, in principle, issue shares from its authorized but unissued share capital following a resolution to that effect by its board of directors. An increase in CMTH’s authorized number of shares requires an amendment to its articles of incorporation, which generally requires approval of CMTH’s common shareholders and preferred shareholders.

Also set out below is certain information concerning American depositary shares, or ADSs, which will represent shares of SMTH’s common stock. SMTH shareholders will be able to obtain ADSs by depositing their SMTH shares following the effectiveness of the share exchange.

Common Stock

General

CMTH’s authorized share capital is 4,193,332,436 shares, and the total number of shares of each class authorized to be issued is 4,068,332,436 shares of common stock, 62,500,000 shares of Class V Preferred Shares and 62,500,000 shares of Class VI Preferred Shares, as provided in its articles of incorporation. Of its authorized share capital, 1,658,426,267 shares of common stock were issued as of September 30, 2010, and no shares of CMTH preferred stock of any class were issued as of that date. Under the proposed amendments to the articles of incorporation, SMTH’s authorized share capital will be 9,100,000,000 shares, and the total number of shares of each class authorized to be issued will be 8,500,000,000 shares of common stock, 100,000,000 shares of Class V Preferred Shares, 100,000,000 shares of Class VI Preferred Shares, 200,000,000 shares of Class VII Preferred Shares, 100,000,000 shares of Class VIII Preferred Shares and 100,000,000 shares of Class IX Preferred Shares.

On January 5, 2009, a new central clearing system for shares of Japanese listed companies was established pursuant to the Book-Entry Transfer Law, and since then the shares of all Japanese companies listed on any Japanese financial instruments exchange, including the shares of CMTH common stock, which are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange have become subject to this new system. On the same day, all share certificates of companies then listed in Japan became null and void. Under the new clearing system, in order for any person to hold, sell or otherwise dispose of shares of Japanese listed companies, the person must have an account at an account managing institution unless such person has an account at JASDEC. Account managing institutions are securities firms, banks, trust companies, and certain other financial institutions which meet the requirements prescribed by the Book-Entry Transfer Law, and only those financial institutions that meet further requirements of the Book-Entry Transfer Law can open accounts directly at JASDEC.

Under the Book-Entry Transfer Law, any transfer of listed shares is effected through book entry. Unless the transferee has an account at JASDEC, the title to the shares passes to the transferee at the time the transferred number of shares is recorded in the transferee’s account at an account managing institution, and the holder of an account at an account managing institution is presumed to be the legal owner of the shares held in such account. In cases where the transferee has an account at JASDEC, the title to the shares passes to the transferee at the time the transferred number of shares is recorded in the transferee’s account at JASDEC, and the holder of an account at JASDEC is presumed to be the legal owner of the shares credited to its proprietary account at JASDEC.

Under the Companies Act and the Book-Entry Transfer Law, in order to assert shareholders’ rights against CMTH, the transferee must have its name and address registered in CMTH’s register of shareholders, except in limited circumstances. Under the new clearing system, CMTH generally makes such registration based on the information provided in a general shareholders notification (soukabunushi tsuchi) issued by JASDEC. For the purpose of the general shareholders notification, shareholders are required to file their names and addresses with CMTH’s transfer agent through the account managing institution and JASDEC.

Nonresident shareholders are required to appoint a standing proxy in Japan or provide a mailing address in Japan. Each such shareholder must give notice of their standing proxy or provide a mailing address to the relevant account managing institution. Such notice will be forwarded to CMTH’s transfer agent through JASDEC. Japanese securities firms and commercial banks customarily act as standing proxies and provide related services for standard fees. Notices from CMTH to nonresident shareholders are delivered to the standing proxies or mailing addresses in Japan.

Dividends

General

Because CMTH is a holding company, most of its cash flow comes from dividends from its subsidiaries. Under some circumstances, various statutory or contractual provisions may restrict the dividends CMTH’s subsidiaries may pay to CMTH. For example, if the subsidiaries do not have sufficient distributable amounts, they will be unable to pay dividends and CMTH, in turn, may be unable to pay dividends on shares of its common stock. As a holding company, CMTH’s ability to pay dividends depends on the financial performance of its principal operating subsidiaries, Chuo Mitsui and Chuo Mitsui Asset.

Under the Companies Act, distributions of dividends take the form of distributions of surplus (as that term is defined in “—Restriction on Distribution of Surplus”). Subject to certain limitations described in “—Restriction on Distribution of Surplus,” a joint stock corporation is permitted to make distributions of surplus any number of times per fiscal year to shareholders or pledgees of record as of March 31 of each year or any other record date set by CMTH’s board of directors, of which not less than two weeks’ prior public notice must be given. Distributions of surplus are required in principle to be authorized by a resolution of a general meeting of shareholders. Distributions of surplus may be permitted pursuant to a resolution of the board of directors if CMTH’s articles of incorporation so provide and certain other conditions are satisfied. However, CMTH’s articles of incorporation currently do not include such a provision. In an exception to the above rule, CMTH is permitted to make distributions of surplus in the form of interim dividends paid in cash (but not in kind) to its shareholders or pledgees of record as of September 30 of each year by resolutions of the board of directors under its articles of incorporation.

Under the Companies Act, distributions of surplus may be made in cash or in kind in proportion to the number of shares of common stock held by each shareholder. A resolution of a general meeting of CMTH’s shareholders authorizing a distribution of surplus must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of such assets to shareholders, and the effective date of the distribution. If a distribution of surplus is to be made in kind, CMTH may, pursuant to a resolution of a general meeting of its shareholders, grant the right to its shareholders to require CMTH to make such distribution in cash instead of in kind. If no such right is granted to shareholders, the relevant distribution of surplus must be approved by a special resolution of a general meeting of CMTH’s shareholders (see “—Voting Rights” with respect to a “special resolution”).

Under its articles of incorporation, CMTH is not obligated to pay any dividends to any shareholder if they remain unclaimed for a period of five years after the date on which they first became payable.

In practice, in Japan the ex-dividend date and the record date for dividends precede the date of determination of the amount of the dividend to be paid. The price of the shares generally goes ex-dividend on the third business day prior to the record date.

Restriction on Distribution of Surplus

Payment of dividends on shares of CMTH’s common stock is also subject to the prior payment of dividends on shares of its preferred stock. In the event CMTH pays an interim dividend on shares of its common stock, such payment is also subject to the prior payment of interim dividends on shares of its preferred stock. See “—Preferred Stock—Preferred Dividends.”

Under the Companies Act and, as required by ordinances of the Ministry of Justice, when CMTH makes distributions of surplus, if the sum of its capital reserve and earned surplus reserve is less than one-quarter of its stated capital, it must, until such sum reaches one-quarter of the stated capital, set aside in its capital reserve and/or earned surplus reserve an amount equal to one-tenth of the amount of surplus so distributed.

The amount of surplus at any given time must be calculated in accordance with the following formula:

A + B + C + D − (E + F + G)

In the above formula:

A = the total amount of other capital surplus and other earnings surplus, each such amount being that appearing on CMTH’s nonconsolidated balance sheet as of the end of the last fiscal year;

B = if CMTH has disposed of treasury stock after the end of the last fiscal year, the amount of the consideration for such treasury stock received by it less the book value thereof;

C = if CMTH has reduced its stated capital after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to capital reserve, if any;

D = if CMTH has reduced its capital reserve or earned surplus reserve after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to stated capital, if any;

E = if CMTH has cancelled treasury stock after the end of the last fiscal year, the book value of such treasury stock;

F = if CMTH has distributed surplus to its shareholders after the end of the last fiscal year, the amount of the assets distributed to shareholders by way of such distribution of surplus; and

G = certain other amounts set forth in an ordinance of the Ministry of Justice, including, if CMTH has reduced surplus and increased stated capital, capital reserve or earned surplus reserve after the end of the last fiscal year, the amount of such reduction and, if CMTH has distributed surplus to its shareholders after the end of the last fiscal year, the amount set aside in capital reserve or earned surplus reserve, if any, as required by ordinances of the Ministry of Justice.

Under the Companies Act, the aggregate book value of surplus distributed by CMTH may not exceed a prescribed distributable amount, as calculated on the effective date of such distribution. CMTH’s distributable amount at any given time shall be the amount of surplus less the aggregate of:

•	the book value of its treasury stock;

•	the amount of consideration for any of treasury stock disposed of by CMTH after the end of the last fiscal year; and

•	certain other amounts set forth in an ordinance of the Ministry of Justice, including, if the total of the one-half of goodwill and the deferred assets exceeds the total of stated capital, capital reserve and earned surplus reserve, each such amount being that appearing on CMTH’s non-consolidated balance sheet as of the end of the last fiscal year, all or certain part of such exceeding amount as calculated in accordance with the ordinances of the Ministry of Justice.

If CMTH has become at its option a company to which a restriction on the distributable amount is applicable on a consolidated basis (renketsu haito kisei tekiyo kaisha), it shall further deduct from the amount of surplus a certain amount which is calculated based on its nonconsolidated and consolidated balance sheet as of the end of the last fiscal year as provided in ordinances of the Ministry of Justice.

If CMTH has prepared interim financial statements as described below after the end of the last fiscal year, and if such interim financial statements have been approved by its board of directors or, if so required, by a general meeting of shareholders, then the distributable amount must be adjusted to take into account the amount of profit or loss as set forth in ordinances of the Ministry of Justice, and the amount of consideration for any of CMTH’s treasury stock disposed of by CMTH, during the period in respect of which such interim financial statements have been prepared. Under the Companies Act, CMTH is permitted to prepare nonconsolidated interim financial statements consisting of a balance sheet as of any date subsequent to the end of the last fiscal year and an income statement for the period from the first day of the current fiscal year to the date of such balance sheet. Interim financial statements prepared by CMTH must be reviewed by its independent auditors, as required by an ordinance of the Ministry of Justice.

Capital and Reserves

When CMTH issues new shares, the amount of the cash or assets paid or contributed by subscribers for new shares, with certain exceptions, is required to be accounted for as stated capital, although CMTH may account for an amount not exceeding one-half of such cash or assets as capital reserve by resolution of the board of directors.

CMTH may reduce its capital reserve or earned surplus reserve generally by resolution of a general meeting of shareholders and, in the case of a reduction of reserves, if so decided by the same resolution, may account for the whole or any part of the amount of such reduction as stated capital. On the other hand, CMTH may reduce its stated capital generally by special resolution of a general meeting of shareholders and, if so decided by the same resolution, may account for the whole or any part of the amount of such reduction as capital reserve. In addition, CMTH may reduce its surplus and increase either (i) stated capital or (ii) capital reserve and/or earned surplus reserve by the same amount, in either case by resolution of a general meeting of shareholders.

Stock Splits

CMTH may at any time split the outstanding shares of its common stock into a greater number of shares of common stock by resolution of the board of directors. When a stock split is to be made, if CMTH’s only class of outstanding stock is common stock, CMTH may increase the number of authorized shares in the same ratio as that of such stock split by amending its articles of incorporation, which amendment may be effected by resolution of the board of directors without approval by shareholders.

Before a stock split, CMTH must give public notice of the stock split, specifying the record date therefor, not less than two weeks prior to such record date.

Unit Share System

CMTH has adopted a unit share system under which 1,000 shares constitutes one unit of shares. Under the unit share system, shareholders have one voting right for each unit of shares held by them, and shares constituting less than a full unit carry no voting rights. Under CMTH’s articles of incorporation, the holders of shares constituting less than a full unit do not have other shareholders’ rights except for those specified in the Companies Act or an ordinance of the Ministry of Justice. Holders of shares constituting less than a full unit may at any time request that CMTH purchase such shares at the current market price as determined pursuant to the Companies Act, which request may not be withdrawn without CMTH’s consent.

In addition, CMTH’s articles of incorporation provide that, pursuant to CMTH’s share handling regulations, a holder of shares constituting less than one unit has the right to require CMTH to sell to such holder shares constituting less than one unit which, when added to the shares constituting less than one unit currently owned by such holder, will constitute one full unit.

General Meetings of Shareholders

The annual general meeting of CMTH’s shareholders is held each year within the three-month period after April 1. In addition, CMTH may hold an extraordinary general meeting of shareholders whenever necessary. Notice of a shareholders’ meeting stating the place, the time and the purpose thereof and certain matters set forth in the Companies Act and ordinances of the Ministry of Justice must be given to each holder of shares with voting rights (or, in the case of a nonresident shareholder, to its standing proxy or mailing address in Japan) at least two weeks prior to the date set for the meeting. The record date for an annual general meeting of shareholders is March 31 of each year.

Any shareholder holding at least 300 voting rights or 1% of the total number of the voting rights for six months or longer may propose a matter to be considered at a general meeting of shareholders, and may propose to describe such matter together with a summary of the proposal to be submitted by such shareholder in the notice to CMTH’s shareholders attending such general meeting, by submitting a request to a director at least eight weeks prior to the date of such meeting. Any of the minimum percentages, time periods and number of voting rights necessary for exercising the minority shareholders’ rights described above may be decreased or shortened if CMTH’s articles of incorporation so provide. CMTH’s articles of incorporation currently do not include such provisions.

Voting Rights

A holder of shares of CMTH’s common stock is entitled to one voting right for each unit of shares held, except that neither CMTH, nor a corporate shareholder more than one-quarter of the total voting rights of which are directly or indirectly held by the company, has voting rights in respect of shares of common stock held by CMTH or such corporate shareholder (see “—Unit Share System”).

Except as otherwise provided by law or by CMTH’s articles of incorporation, a resolution can be adopted at a general meeting of shareholders by the holder of a majority of the total number of the voting rights represented at the meeting. CMTH’s articles of incorporation provide that the quorum for election of directors and corporate auditors is one-third of the total number of voting rights. CMTH’s shareholders are not entitled to cumulative voting in the election of directors. Shareholders may cast their votes in writing and may also exercise their voting rights through proxies, provided that the proxies are, in general, also holders of shares with voting rights.

The Companies Act provides that certain important matters shall be approved by a special resolution of a general meeting of shareholders. Under CMTH’s articles of incorporation, the quorum for a special resolution is one-third of the total number of voting rights and the approval of at least two-thirds of the voting rights represented at the meeting is required for adopting a special resolution. Such important matters include:

•	any amendment to the articles of incorporation (except for such amendments as may be authorized by the board of directors under the Companies Act);

•	reduction of stated capital which meets certain requirements with certain exceptions;

•	dissolution, merger or consolidation requiring shareholders’ approval;

•	establishment of a parent and a wholly owned subsidiary relationship by way of a share transfer (kabushiki-iten) or share exchange (kabushiki-kokan) requiring shareholders’ approval;

•	transfer of the whole or a substantial part of CMTH’s business;

•	takeover of the whole business of another company requiring shareholders’ approval;

•	corporate split requiring shareholders’ approval;

•	consolidation of shares of common stock;

•	purchase of shares of common stock by CMTH from a specific shareholder other than a subsidiary;

•	issuance or transfer of new shares or existing shares held by CMTH as treasury stock to third parties at a “specially favorable” price;

•	issuance of stock acquisition rights (including those incorporated in bonds with stock acquisition rights) to third parties under “specially favorable” conditions;

•	the exemption of liability of a director or corporate auditor with certain exceptions; and

•	distribution of surplus in kind if shareholders are not granted the right to require CMTH to make such distribution in cash instead of in kind.

Liquidation Rights

In the event of CMTH’s liquidation, the assets remaining after payment of all debts, liquidation expenses, taxes and required distribution payments to preferred shareholders, if any, will be distributed among shareholders of common stock in proportion to the respective number of shares which they hold.

Rights to be Allotted Shares

Holders of shares of common stock have no preemptive rights. Authorized but unissued shares of common stock may be issued at such times and upon such terms as the board of directors determines, subject to the limitations as to the issuance of new shares of common stock at a “specially favorable” price mentioned in “—Voting Rights” above. The board of directors may, however, determine that the holders of shares of common stock be given rights to receive allotments of new shares of common stock, in which case they must be given on uniform terms to all holders of shares of common stock as of a record date of which not less than two weeks’ prior public notice must be given. Each of the shareholders to whom such rights are given must also be given at least two weeks’ prior notice of the date on which such rights expire.

The rights to receive allotments of new shares of common stock may not be transferred. However, CMTH may allot stock acquisition rights to shareholders without consideration, and such stock acquisition rights are transferable. See “—Stock Acquisition Rights”.

Stock Acquisition Rights

CMTH may issue stock acquisition rights (shinkabu yoyakuken). Holders of stock acquisition rights are entitled to acquire shares from the company, upon payment of the applicable exercise price, and subject to other terms and conditions thereof. CMTH may also issue bonds with stock acquisition rights (shinkabu yoyakuken-tsuki shasai). The issuance of stock acquisition rights and bonds with stock acquisition rights may be authorized by the board of directors unless it is made under “specially favorable” conditions, as described in “—Voting Rights”.

Record Date

March 31 is the record date for the payment of annual dividends and the determination of shareholders entitled to vote at the general meeting of shareholders. September 30 is the record date for payment of interim dividends. In addition, by a resolution of the board of directors and after giving at least two weeks’ prior public notice, CMTH may at any time set a record date in order to determine the shareholders who are entitled to certain rights pertaining to the common stock.

Acquisition by CMTH of Its Shares

CMTH may acquire its shares, including shares of common stock:

(i)	by way of purchase on any Japanese stock exchange or by way of tender offer (in either case pursuant to an ordinary resolution of a general meeting of shareholders or a resolution of the board of directors);

(ii)	by soliciting all shareholders of a specific class to offer to sell shares of such class held by them (in this case pursuant to the authorization by an ordinary resolution of a general meeting of shareholders and effected by a resolution of the board of directors);

(iii)	from a specific shareholder other than any of its subsidiaries (pursuant to a special resolution of a general meeting of shareholders); or

(iv)	from any of its subsidiaries (pursuant to a resolution of the board of directors).

In the case of (iii) above, any other shareholder of such class may make a request to CMTH, at least five days prior to the relevant shareholders’ meeting, to include such shareholder as a seller in the proposed purchase. However, no such right will be available if the relevant class of shares is listed on any Japanese stock exchange and the purchase price or any other consideration to be received by the relevant specific shareholder does not exceed the then market price of the shares calculated in a manner set forth in Ordinances of the Ministry of Justice.

Any such acquisition of CMTH’s shares must satisfy certain requirements that the total amount of the purchase price may not exceed the distributable amount, as described in “—Dividends—Restriction on Distribution of Surplus.” CMTH may hold its shares acquired in compliance with the provisions of the Companies Act, and may generally cancel such shares by a resolution of the board of directors, although the disposal of such shares is generally subject to the same procedural requirements as the issuance of new shares.

CMTH amended its articles of incorporation in June 2008 to provide that an acquisition of shares of its common stock or preferred stock in the case of (i) or (ii) above may be authorized by a resolution of the board of directors, without a resolution of a general meeting of shareholders, where the financial statements for the most recent fiscal year fairly reflect the company’s assets and profits and losses as stipulated by ordinances of the Ministry of Justice.

Disposal of Shares of Common Stock Held by Shareholders Whose Location Is Unknown

CMTH is not required to send notices to a shareholder if notices given by CMTH to such shareholder fail to arrive for five consecutive years or more at his or her address registered in CMTH’s register of shareholders or otherwise notified to it.

In the above case, if the relevant shareholder also fails to receive distribution of surplus on the shares continuously for five years or more at his or her address registered in CMTH’s register of shareholders or otherwise notified to it, then CMTH may in general dispose of such shares at their then market price after giving a public notice and an individual notice to the relevant shareholders at least three months prior to such disposition and hold or deposit the proceeds of such disposition on behalf of the relevant shareholder.

Reporting of Substantial Shareholding

The FIEA and its related regulations require any person who has become beneficially, solely or jointly, a holder of more than 5% of the total issued shares of capital stock with voting rights of a company listed on any Japanese stock exchange, to file with the director of an appropriate local finance bureau of the Ministry of Finance within five business days a report concerning such share holdings. With certain exceptions, a similar report must also be filed in respect of any subsequent change of 1% or more in any such holdings or any change in material matters set out in reports previously filed. For this purpose, shares issuable to such person upon conversion of convertible securities or exercise of share subscription warrants or stock acquisition rights are taken into account in determining both the number of shares held by the holder and the issuer’s total issued share capital. Copies of each report must also be furnished to the company of the shares and to all the Japanese stock exchanges on which the shares are listed.

There are other reporting requirements under the Banking Act. See “Supervision and Regulation—Japan—Examination and Reporting Applicable to Shareholders of Banks.”

Preferred Stock

The following is a summary of information concerning shares of CMTH’s preferred stock. The detailed rights of the preferred stock are set out in CMTH’s articles of incorporation and, in the case of issued shares, in the resolutions of the board of directors relating to the issuance of the relevant series of preferred stock. The following also contains a summary of information concerning the First Series of SMTH Class VII Preferred Shares, which will be issued under the share exchange agreement upon the share exchange, and a summary of SMTH’s Second to Fourth Series of Class VII Preferred Shares, First to Fourth Series of Class VIII Preferred Shares and First to Fourth Series of Class IX Preferred Shares, under the proposed amendments to the articles of incorporation of CMTH.

General

Under its articles of incorporation, CMTH is authorized to issue 62,500,000 shares of Class V nonconvertible preferred stock and 62,500,000 shares of Class VI nonconvertible preferred stock. In June 2008, CMTH amended its articles of incorporation to authorize the creation of two new classes of preferred stock, Class V nonconvertible preferred stock and Class VI nonconvertible preferred stock. To date, no shares of Class V or Class VI nonconvertible preferred stock have been issued. Under the share exchange agreement, CMTH will issue its First Series of Class VII Preferred Shares upon the share exchange.

In 2006, the RCC converted all of the 20,000,000 issued and outstanding shares of CMTH’s Class I convertible preferred stock into 80,930,703 shares of CMTH’s common stock, 80,930,000 of which were sold to domestic and international investors in a global offering and 703 of which were repurchased by CMTH following the conversion.

In 2007, the RCC converted 23,125,000 shares of CMTH’s Class III convertible preferred stock into 82,222,222 shares of CMTH’s common stock, 82,222,000 of which were sold to domestic and international investors in a global offering and 222 of which were repurchased by CMTH following the conversion.

On July 3, 2008, CMTH repurchased from the RCC 54,000,000 shares of CMTH’s Class III convertible preferred stock, and cancelled such repurchased shares on the same day.

In August 2009, CMTH acquired from the RCC 93,750,000 shares of its Class II convertible preferred stock and 31,468,750 shares of its Class III convertible preferred stock and issued 500,875,000 shares of its common stock to the RCC in exchange. CMTH subsequently cancelled all of the shares of preferred stocks and, as a result, there are no longer any shares of preferred stock of CMTH outstanding.

At the extraordinary general meeting of CMTH shareholders to approve the share exchange agreement, CMTH (SMTH after the completion of the share exchange) will also seek approval of amendments to its article of incorporation. The amendments include the addition of the terms of SMTH’s First Series of Class VII Preferred Shares, which will be issued upon the share exchange, and SMTH’s Second to Fourth Series of Class VII Preferred Shares, First to Fourth Series of Class VIII Preferred Shares and First to Fourth Series of Class IX Preferred Shares. SMTH’s Class VII Preferred Shares, Class VIII Preferred Shares and Class IX Preferred Shares, under the proposed amendments to the articles of incorporation, will generally correspond to STB’s Class II Preferred Shares, Class III Preferred Shares and Class IV Preferred Shares, respectively.

Preferred Dividends

Payment of dividends on shares of common stock is subject to the prior payment of dividends on shares of preferred stock as follows:

•	Class V nonconvertible preferred stock bears an annual noncumulative preferred dividend to be calculated by multiplying a ratio to be determined by a resolution of the board of directors, by the time such preferred stock is first issued, by the amount to be paid in for the issuance of the shares. The above ratio shall be a floating rate, a fixed rate or a combination of floating rate and fixed rate. The upper limit for such ratio shall be 10% per annum in the case of a fixed rate, and a benchmark for interest generally used in respect of issuance of securities (e.g., LIBOR, TIBOR, swap rate) plus 5% per annum in the case of a floating rate. The amount to be paid in for the issuance of shares of Class V nonconvertible preferred stock shall not exceed ¥1,600. If interim dividends are paid, CMTH will pay to the holders of Class V nonconvertible preferred stock one-half of the amount of the preferred annual dividend.

•	Class VI nonconvertible preferred stock bears an annual noncumulative preferred dividend to be calculated by multiplying a ratio to be determined by a resolution of the board of directors, by the time such preferred stock is first issued, by the amount to be paid in for the issuance of the shares. The above ratio shall be a floating rate, a fixed rate or a combination of floating rate and fixed rate. The upper limit for such ratio shall be 10% per annum in the case of fixed rate, and a benchmark for interest generally used in respect of issuance of securities (e.g., LIBOR, TIBOR, swap rate) plus 5% per annum in the case of a floating rate. The amount to be paid in for the issuance of shares of Class VI nonconvertible preferred stock shall not exceed ¥1,600. If interim dividends are paid, CMTH will pay to the holders of Class VI nonconvertible preferred stock one-half of the amount of the preferred annual dividend.

•	The First Series of Class VII Preferred Shares is planned to bear an annual noncumulative preferred dividend of ¥42.30 per share. It is planned that if interim dividends are paid, CMTH will pay to the holders of First Series of Class VII Preferred Shares ¥21.15 per share as interim preferred dividends.

•	The Second through Fourth series of Class VII preferred stock is planned to bear an annual noncumulative preferred dividend in an amount to be determined by a resolution of the board of directors prior to the issuance, up to ¥150 per share. It is planned that if interim dividends are paid, SMTH will pay to the holders of the Second through Fourth series of Class VII preferred stock an amount to be determined by a resolution of the board of directors, which may be up to one-half of the amount of the preferred annual dividend.

•	Each series of Class VIII preferred stock is planned to bear an annual noncumulative preferred dividend in an amount to be determined by a resolution of the board of directors prior to the issuance, up to ¥100 per share. It is planned that if interim dividends are paid, SMTH will pay to the holders of each series of Class VIII preferred stock an amount to be determined by a resolution of the board of directors, which may be up to one-half of the amount of the preferred annual dividend.

•	Each series of Class IX preferred stock is planned to bear an annual noncumulative preferred dividend in an amount to be determined by a resolution of the board of directors prior to the issuance, up to ¥100 per share. It is planned that if interim dividends are paid, SMTH will pay to the holders of each series of Class IX preferred stock an amount to be determined by a resolution of the board of directors, which may be up to one-half of the amount of the preferred annual dividend.

In each case, if any dividends on shares of CMTH’s preferred stock are made with respect to a record date preceding the record date of such annual or interim dividend, but falling in the same fiscal year, the amount of such dividend per share shall be deducted from the annual or interim dividend described above.

Redemption of Shares of CMTH Preferred Stock

CMTH’s articles of incorporation provide that it may redeem at its option a part or all of the shares of its Class V nonconvertible preferred stock and its Class VI nonconvertible preferred stock, on or after such day as shall be determined by a resolution of the board of directors, in exchange for cash in the amount appropriate in light of prevailing market conditions, the amount of liquidation distributions of residual assets relevant to such class of preferred stock and other factors, as determined by a resolution of the board of directors by the time such preferred stock is first issued.

Under the proposed amendments to the articles of incorporation, SMTH may redeem at its option a part or all of the shares of its First Series of Class VII Preferred Shares on a date determined by the board of directors which is on or after October 26, 2014, or the Acquisition Date, in exchange for the amount of cash determined by adding ¥1,000 per share to the amount of the accrued dividend from surplus. The accrued dividend from surplus will be determined by multiplying (i) the number of days included in the period commencing on and including the first day of the fiscal year that includes the Acquisition Date and ending on and including the day immediately preceding the Acquisition Date, divided by 365, by (ii) the amount of the preferred annual dividends (with any amount less than ¥1 rounded off to two decimal places); provided, however, that if all or part of the preferred interim dividends or all or part of extraordinary preferred dividends have been paid during the fiscal year that includes the Acquisition Date based on a record date that is on or prior to the day immediately preceding the Acquisition Date, the amount so paid shall be subtracted from the amount of accrued dividend from surplus.

Under the proposed amendments to the articles of incorporation, SMTH may redeem at its option a part or all of the shares of its Second to Fourth Class VII preferred stock and each series of its Class VIII Preferred Shares, on or after such day as shall be determined by a resolution of the board of directors, in exchange for cash in an amount appropriate in light of prevailing market conditions, the amount of liquidation distributions of residual assets relevant to such class of preferred stock and other factors, as determined by a resolution of the board of directors by the time such preferred stock is first issued.

Conversion of Shares of SMTH Preferred Stock

Under the proposed amendments to the articles of incorporation, any holder of any series of Class VIII and Class IX Preferred Shares may request SMTH to acquire its preferred shares during the period designated by the board of directors prior to the issuance of such preferred shares, in exchange for SMTH common stock in the number calculated by the formula designated by such resolution of the board of directors.

Under the proposed amendments to the articles of incorporation, SMTH shall mandatorily acquire any share of any series of Class VIII Preferred Shares or any series of Class IX Preferred Shares for which no request for acquisition is made during the period in which the holders of such preferred stock are entitled to request an acquisition, on the day immediately following the last day of such period, in exchange for SMTH common stock in the number as is obtained by dividing an amount equivalent to the subscription price per share of the relevant series of preferred stock by the average daily closing price (including closing bids or offered prices (kehai-hyouji)) in regular trading of SMTH common stock as reported by the Tokyo Stock Exchange for 30 consecutive trading days (excluding a trading day or days on which no closing price, closing bid or offered price is reported) commencing on the 45th trading day prior to such date; provided, however, that such calculation shall be made to the second decimal place denominated in yen and shall be rounded up to one decimal place. If the relevant average price is less than the amount determined by a resolution of the board of directors prior to the issuance of the relevant series of preferred stock, the relevant series of preferred stock shall be acquired in exchange for SMTH common stock in the number as is obtained by dividing an amount equivalent to the subscription price per each share of the relevant series of preferred stock by an amount so determined by such resolution of the board of directors.

Liquidation Rights

In the event of CMTH’s voluntary or involuntary liquidation, holders of its preferred stock will be entitled, equally in rank as among themselves, to preference over shares of CMTH’s common stock to receive distributions out of CMTH’s residual assets upon liquidation.

Holders of shares of CMTH’s Class V and Class VI nonconvertible preferred stock will be entitled to receive out of CMTH’s residual assets upon liquidation a distribution in the amount to be determined by multiplying a ratio to be calculated by a method determined by a resolution of the board of directors by the time such preferred stock is first issued, by the amount to be paid in for the issuance of the relevant class of nonconvertible preferred stock. The upper and lower limits for such ratio shall be 120% for Class V nonconvertible preferred stock and 80% for Class VI nonconvertible preferred stock.

It is planned that holders of all classes of SMTH Preferred Shares will be entitled to receive out of SMTH’s residual assets upon liquidation a distribution in the amount ¥1,000 per share.

Holders of preferred stock are not entitled to any further dividends or other participation or distribution of CMTH’s residual assets upon its liquidation.

Voting Rights

No holder of preferred stock has the right to vote at a general meeting of shareholders, except as otherwise specifically provided in CMTH’s articles of incorporation.

CMTH’s articles of incorporation provide that holders of preferred stock will be entitled to vote at general meetings of shareholders:

•	from the commencement of CMTH’s annual general meeting of shareholders if an agenda for approval to declare a preferred dividend is not submitted to such meeting, or

•	from the close of CMTH’s annual general meeting of shareholders if a proposed resolution to declare a preferred dividend is not approved at such meeting,

in each case until such time as a resolution of general meeting of shareholders declaring a preferred dividend is approved.

A separate resolution of a meeting of the holders of the preferred stock is required in order to approve any of the following matters if it would prejudice the interests of the holders of the relevant preferred stock:

(i)	an amendment to the articles of incorporation to add new classes of shares to be issued, alter the terms of the shares or increase the number of authorized number of shares or authorized number of any class of shares, with certain exceptions;

(ii)	consolidation or split of shares;

(iii)	a pro rata allocation of shares or stock acquisition rights to shareholders without any consideration;

(iv)	granting rights to receive allotments of shares or stock acquisition rights;

(v)	amalgamations or mergers;

(vi)	certain corporate splits;

(vii)	share exchanges; and

(viii)	share transfers.

Such separate resolution is not required when the articles of incorporation so provide, except in the case of (i) above. CMTH’s articles of incorporation do not contain such a provision.

Ranking

CMTH will not, unless the requisite sanction has been given by holders of preferred stock, create or issue any other shares ranking, as regards order of participation in CMTH’s profits or assets on a liquidation or otherwise, in priority to the preferred stock in issue, but CMTH may issue, without obtaining the consent of holders of the preferred stock in issue, other preferred stock ranking pari passu with the preferred stock in issue as regards the order of such participation in CMTH’s profits or assets and carrying such rights as to rates of preferred dividends or terms of conversion as the board of directors may determine, subject to the limitations set forth in CMTH’s articles of incorporation and the Companies Act.

Purchase or Redemption of Preferred Stock

CMTH may, subject to regulatory approval and the requirements described in “—Common Stock—Acquisition by CMTH of Its Shares,” purchase any shares of CMTH’s preferred stock then outstanding at any time and cancel such preferred stock.

Stock Splits

CMTH’s articles of incorporation provide that no stock split shall be made to the preferred stock, unless otherwise provided for in any law or regulation.

Rights to be Allotted Shares

CMTH’s articles of incorporation provide that no holder of its preferred stock has any right to receive allotments of shares or stock acquisition rights and further provide that a pro rata allotment of shares or stock acquisition rights without any consideration shall not be made to holders of CMTH’s preferred stock.

American Depositary Shares

Currently STB sponsors an ADR program, with The Bank of New York Mellon, or BNYM, as the depositary, for ADSs that represent shares of STB common stock. Prior to the effectiveness of the share exchange, CMTH (SMTH following the effectiveness of the share exchange), STB and BNYM will enter into an amended and restated deposit agreement so SMTH will succeed to STB’s status as the sponsor of the ADR program upon the effectiveness of the share exchange, at which time the shares of STB common stock deposited in the program will be exchanged for shares of SMTH common stock. After the effectiveness of the share exchange, unless you are an “affiliate” of SMTH as such term is used in Rule 144 under the Securities Act, you may deposit the SMTH shares you receive in the share exchange into the program to obtain ADSs that will represent such shares.

The description below relates to the ADR program sponsored by SMTH as will be in effect following the effectiveness of the share exchange.

Under the ADR program as will be in effect following the effectiveness of the share exchange, BNYM will issue ADRs. Each ADR will represent ownership interests in ADSs. Each ADS will represent one share of SMTH common stock. Each such share will be held by STB, acting as custodian, at its principal office in Tokyo, on behalf of BNYM, acting as depositary. Each ADS will also represent securities, cash or other property deposited with BNYM but not distributed to ADS holders. BNYM’s corporate trust office is located at 101 Barclay Street, New York, New York 10286 and its principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

BNYM will actually be the registered holder of the common stock, so you will have to rely on it to exercise your rights as a shareholder. The respective obligations of SMTH and BNYM are set out in a amended and restated deposit agreement among CMTH, STB, BNYM and each of you who deposit your SMTH shares pursuant thereto, as an ADS holder, or the Deposit Agreement. The Deposit Agreement and the ADSs are governed by the laws of the State of New York.

The following is a summary of the material terms of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire forms of the Deposit Agreement and the ADR included in the registration statement on Form F-6 relating to the ADSs and ADRs described here, which registration statement has been publicly filed with the SEC. In the following summary, references to “you” refer to those of you who will hold ADSs issued following the effectiveness of the share exchange.

Share Dividends and Other Distributions

BNYM has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares of common stock or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash.  BNYM will convert any cash dividend or other cash distribution SMTH pays on its common stock into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the Japanese government is needed and cannot be obtained, the deposit agreement allows BNYM to distribute the Japanese yen only to those ADS holders to whom it is possible to do so. BNYM will hold the Japanese yen it cannot convert for the account of the ADS holders who have not been paid. It will not invest the Japanese yen and it will not be liable for any interest.

Before making a distribution, any withholding taxes that must be paid under Japanese law will be deducted. See “Taxation — Japanese Tax Consequences.” BNYM will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the relevant exchange rates fluctuate during a time when BNYM cannot convert the Japanese currency, you may lose some or all of the value of the distribution.

Shares.  BNYM may distribute new ADSs representing any shares SMTH may distribute as a dividend or free distribution, if SMTH furnishes BNYM promptly with satisfactory evidence that it is legal to do so. BNYM will only distribute whole ADSs. It will sell shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it distributes cash dividends. If BNYM does not distribute additional ADSs, each ADS will also represent the new shares.

Rights to receive additional shares.  If SMTH offers holders of its common stock any rights to subscribe for additional shares of common stock or any other rights, BNYM may, after consultation with SMTH, make those rights available to you. BNYM, after consultation with SMTH, will have discretion as to the procedure to be followed in making such rights available to any of you or in disposing of such rights on behalf of you and making the net proceeds available to you. If BNYM, after consultation with SMTH to the extent practicable, reasonably determines that it is not lawful or feasible to make such rights available to all or certain holders, it may sell the rights and distribute the proceeds in the same way as it distributes cash dividends. BNYM may also allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If BNYM makes rights available to you, upon instruction from you it will exercise the rights and purchase the shares on your behalf. BNYM will then deposit the shares and issue ADSs to you. It will only exercise the rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after the exercise of the rights. BNYM will not offer you rights unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the Securities Act with respect to a distribution to you. SMTH will have no obligation to register under the Securities Act those rights or the securities to which they relate.

Other distributions.  BNYM will send to you anything else SMTH distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, BNYM may decide to sell what SMTH distributed and distribute the net proceeds, in the same way as it does with cash.

BNYM will not be responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holder. SMTH will have no obligation under the Deposit Agreement to register ADSs, shares, rights or other securities under the Securities Act. SMTH also will have no obligation under the Deposit Agreement to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive distributions SMTH makes on its shares or any value for them if it is illegal or impractical for SMTH or BNYM to make them available to you.

Deposit, Withdrawal and Cancellation

BNYM will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, BNYM will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its corporate trust office to the persons you request.

In certain circumstances, subject to the provisions of the Deposit Agreement, BNYM may issue ADSs before the deposit of the underlying shares. This is called a pre-release of ADSs. A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of the shares to close out a pre-release. The depositary may pre-release ADSs only on the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is made must represent to the depositary in writing that it or its customer, as the case may be, owns the shares to be deposited;

•	the pre-release must be fully collateralized with cash or collateral that the depositary considers appropriate; and

•	the depositary must be able to close out the pre-release on not more than five business days’ notice.

The pre-release will be subject to whatever indemnities and credit regulations that the depositary considers appropriate. Generally, the depositary will limit the number of ADSs that may be outstanding at any time as a result of a pre-release.

You may turn in your ADSs at BNYM’s corporate trust office and upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, BNYM will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADS at the office of the custodian. Or, at your request, risk and expense, BNYM will deliver the deposited securities at its corporate trust office.

Voting Rights

If you are an ADS holder on a record date fixed by BNYM, at SMTH’s discretion, you may be able to instruct BNYM to vote the shares underlying your ADSs at a meeting of SMTH’s shareholders in accordance with the procedures set forth in the Deposit Agreement.

If requested in writing by SMTH, BNYM will notify you of the upcoming meeting and arrange to deliver SMTH’s voting materials to you. The notice, if given, shall contain:

•	such information as is contained in such notice of meeting;

•	a statement that as of the close of business on a specified record date you will be entitled, subject to any applicable provision of Japanese law and SMTH’s Articles of Incorporation and Share Handling Regulations, to instruct BNYM as to the exercise of the voting rights, if any, pertaining to the amount of shares or other deposited securities represented by your ADSs; and

•	a statement as to the manner in which such instructions may be given, including an express indication that such instructions may be given or deemed given as described in the last sentence of this paragraph if no instruction is received, to BNYM to give a discretionary proxy to a person designated by SMTH.

Because of the unit share system that will be adopted by SMTH in accordance with Japanese law, BNYM shall in no event vote or exercise the right to vote SMTH shares other than in units and may therefore not be permitted to vote all SMTH shares underlying the ADSs in respect of which it has received voting instructions from ADS holders. In voting or exercising the right to vote SMTH shares underlying ADSs, BNYM shall, to the extent possible, aggregate SMTH shares represented by ADSs as to which the holders thereof have given the same or similar instructions. Subject to the foregoing, upon your written request, received on or before the date established by BNYM for such purpose, BNYM shall endeavor, in so far as practicable, to vote or cause to be voted the amount of SMTH shares or other deposited securities represented by your ADSs in accordance with the instructions set forth in your request. BNYM shall not vote or attempt to exercise the right to vote that attaches to SMTH shares or other deposited securities, other than in accordance with such instructions or such deemed instructions. If SMTH requests BNYM to act as described in this paragraph and gives BNYM notice of the meeting and details of the matters to be voted upon at least 21 days prior to the meeting date and with respect to an amount of deposited securities represented by ADSs held by a party, no instructions are received by BNYM from such party on or before the date established by BNYM for such purpose, then BNYM shall deem such party to have instructed BNYM to give a discretionary proxy to a person designated by SMTH with respect to that amount of deposited securities and BNYM shall give a discretionary proxy to a person designated by SMTH to vote that amount of deposited securities. Nevertheless, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which SMTH informs BNYM (and under the Deposit Agreement SMTH will agree to provide such information as promptly as practicable in writing, if applicable) that (a) SMTH does not wish such proxy given, (b) substantial opposition exists or (c) such matter materially and adversely affects the rights of holders of SMTH shares.

CMTH cannot assure you that SMTH will decide to exercise voting rights as described above or that you will receive the voting materials in time to ensure that you can instruct BNYM to vote your shares. In addition, BNYM is not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions as long as it has acted in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if you are unable to vote or if your shares are not voted as you requested.

Fees, Charges and Other Payments Relating to ADSs

As a holder of SMTH’s ADSs, you will be required to pay to BNYM, as depositary for the ADSs, either directly or indirectly, the following fees or charges. BNYM collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. BNYM collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees.

ADR holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion thereof)	Each issuance of an ADS, including as a result of a distribution of shares or rights or other property
Each cancellation of an ADS, including if the agreement terminates
$0.02 (or less) per ADS	Any cash distribution
A fee equivalent to the fee that would be payable if securities distributed to the ADR holder had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by BNYM to ADS registered holders
Registration or transfer fees	Transfer and registration of shares on the share register of the foreign registrar from your name to the name of BNYM or its agent when you deposit or withdraw shares
Expenses of BNYM	Conversion of foreign currency to U.S. dollars and cable, telex and facsimile transmissions made pursuant to the Deposit Agreement
Taxes and other governmental charges	As necessary
Any other charges payable by BNYM or its agents in connection with the servicing of the SMTH shares or other securities deposited pursuant to the Deposit Agreement	As necessary (such charges will be assessed against the holders of ADSs as of the date or date set by BNYM in accordance with the Deposit Agreement and payable at it sole discretion by billing such ADS holders for such charges or by deducting such charges from one or more cash dividends or other (not distributions)

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. BNYM may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If SMTH:

•	reclassifies, splits up, cancels consolidates or otherwise reclassifies any of its shares or the deposited securities;

•	recapitalizes, reorganizes, merges, consolidates or sells its assets or takes any similar action affecting SMTH; or

•	distributes securities on the shares that are not distributed to you, then,

(1)	the cash, shares or other securities received by BNYM will become deposited securities and each ADS will automatically represent its equal share of the new deposited securities unless additional ADSs are issued; and

(2)	BNYM may, and will if SMTH requests, issue new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs, identifying the new deposited securities.

Amendment and Termination

SMTH may agree with BNYM to amend the Deposit Agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices any substantive existing right of ADS holders, it will only become effective 30 days after BNYM notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended. However, no amendment will impair your right to receive the deposited securities in exchange for your ADSs, except in order to comply with mandatory provisions of applicable law.

BNYM will terminate the Deposit Agreement if SMTH asks it to do so, in which case it must notify you at least 30 days before termination. BNYM may also terminate the Deposit Agreement if BNYM gives written notice to SMTH that it has elected to resign and SMTH has not appointed a new depositary bank within 90 days.

If any ADSs remain outstanding after termination, BNYM will stop registering the transfers of ADSs, will stop distributing dividends to ADS holders and will not give any further notices or do anything else under the deposit agreement other than:

(1) collect dividends and other distributions pertaining to the deposited securities;

(2) sell rights and other property as provided in the Deposit Agreement; and

(3) deliver shares and other deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to BNYM (after deducting, in each case, the fee of BNYM for the surrender of an ADR, any expenses for the account of the holder of such ADR in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).

At any time after four months following termination, BNYM may sell any remaining deposited securities. After that, BNYM will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. BNYM’s only obligations will be to account for the money and other cash and with respect to indemnification and to retain depositary documents. After termination, SMTH’s only obligations will be with respect to indemnification and to pay certain amounts to BNYM.

Limitations on Obligations and Liability to ADS Holders

The Deposit Agreement expressly limits the obligations of SMTH and of BNYM. It also limits the respective liability of SMTH and BNYM. SMTH and BNYM:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law, any provision of our Articles of Incorporation or circumstances beyond their control from performing their obligations under the Deposit Agreement;

•	are not liable if either exercises or fails to exercise discretion permitted under the Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any advice of or information from legal counsel, accountants, any person depositing shares, any ADS holder or any other person believed in good faith to be competent to give them that advice or information.

In the Deposit Agreement, SMTH and BNYM agree to indemnify each other for liabilities arising out of acts performed or omitted by the other party in accordance with the Deposit Agreement.

Requirements for Depositary Actions

Before BNYM will issue or register transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, it may require:

•	payment of a sum sufficient to reimburse it for stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

BNYM may refuse to deliver, transfer, or register transfers of ADSs generally when its transfer books are closed, when SMTH’s transfer books are closed or at any time if it or SMTH thinks it advisable to do so.

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (1) BNYM has closed its transfer books, SMTH has closed its transfer books or JASDEC has closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) SMTH is paying a dividend on the shares;

•	when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Reports and Other Communications

BNYM will make available for your inspection at its corporate trust office any reports and communications, including any proxy soliciting material, that it receives from SMTH, if those reports and communications are both: received by BNYM as the holder of the deposited securities; and made generally available by SMTH to the holders of the deposited securities. If SMTH asks it to, BNYM will also send you copies of those reports it receives from SMTH.

Inspection of Transfer Books

BNYM will keep books for the registration and transfer of ADSs, which will be open for your inspection at all reasonable times. You will only have the right to inspect those books if the inspection is for the purpose of communicating with other owners of ADSs in connection with SMTH’s business or a matter related to the Deposit Agreement or the ADSs.

JAPANESE FOREIGN EXCHANGE CONTROLS AND CERTAIN OTHER REGULATIONS

Japanese Foreign Exchange Controls

The Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended) and the cabinet orders and ministerial ordinances thereunder, collectively known as the Foreign Exchange Regulations, set forth, among other things, regulations relating to the receipt by Exchange Nonresidents of payment with respect to shares to be issued by CMTH and the acquisition and holding of shares by Exchange Nonresidents and Foreign Investors, both as defined below. In general, the Foreign Exchange Regulations as currently in effect do not affect transactions using non-Japanese currencies between Exchange Nonresidents who purchase or sell CMTH’s shares outside Japan.

The Foreign Exchange Regulations define “Exchange Residents” as:

•	individuals who are resident in Japan; or

•	corporations whose principal offices are located inside Japan.

The Foreign Exchange Regulations define “Exchange Nonresidents” as:

•	individuals who are not resident in Japan; or

•	corporations whose principal offices are located outside Japan. Generally, branches and other offices of nonresident corporations within Japan are regarded as residents of Japan, and branches and other offices of Japanese corporations located outside Japan are regarded as nonresidents of Japan.

The Foreign Exchange Regulations define “Foreign Investors” as:

•	individuals who are not resident in Japan;

•	corporations organized under the laws of foreign countries or whose principal offices are located outside Japan; or

•	corporations (i) not less than 50% of the voting rights of which are held, directly or indirectly, by individuals and/or corporations falling within the definition of “foreign investors” above or (ii) a majority of the directors or other officers (or directors or other officers having the power of representation) of which are individuals who are not resident in Japan.

Acquisition of Shares

In general, the acquisition of shares of a Japanese company listed on any Japanese stock exchange by an Exchange Nonresident from an Exchange Resident may be made without any restriction on the Exchange Nonresident, except for cases where such acquisition constitutes an “Inward Direct Investment” described below. Exchange Residents who acquire or transfer such shares from or to an Exchange Nonresident must file a retroactive report to the Minister of Finance following such acquisition or transfer, unless:

•	the aggregate purchase price of the relevant shares is ¥100 million or less;

•	the transfer is made through any securities firm, bank or other entity prescribed by the Exchange Regulations acting as an agent or intermediary; or

•	the acquisition constitutes an Inward Direct Investment described below.

Inward Direct Investment

Acquisition of shares in a listed Japanese corporation by a Foreign Investor from any other person constitutes an inward direct investment if such Foreign Investor directly or indirectly will hold 10% or more of the total issued shares of such corporation upon completion of the proposed acquisition. Any Foreign Investor who intends to acquire shares as a result of which it will directly or indirectly hold 10% or more of the total issued shares of a listed Japanese corporation that engages in the trust bank and asset management businesses must in general file a report of such acquisition with the Minister of Finance and other relevant ministers by the fifteenth day of the month immediately following the month to which the date of such acquisition belongs.

Acquisition of shares by Foreign Investors by way of a share split is not subject to any notification or reporting requirements.

Dividends and Proceeds of Sales

Under the Foreign Exchange Regulations, dividends paid on, and the proceeds of sales in Japan of, shares of common stock held by Exchange Nonresidents may in general be converted into any foreign currency and repatriated abroad.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Upon the effectiveness of the share exchange, the shareholders of STB will become shareholders of CMTH, which will be renamed SMTH. Each of CMTH and STB is a joint stock corporation organized under Japanese law, and the common stock of each of CMTH and STB is listed on the Tokyo Stock Exchange and the Osaka Securities Exchange. The common stock of CMTH is also listed for trading on the Nagoya Stock Exchange in Japan. In addition, the description of the attributes of shares of common stock in the articles of incorporation of CMTH and STB are substantially similar. As a result, there are no material differences in the legal rights of holders of STB common stock as compared to CMTH common stock, provided that shares of CMTH common stock to be delivered to holders of STB common stock in connection with the share exchange will not entitle their holders to any shareholders’ rights of CMTH for which the record date falls on or before March 31, 2011, such as the right to annual dividends for the year ended March 31, 2011 and voting rights at the annual general shareholders’ meeting expected to be held in June 2011. However, as for the voting rights of shares of CMTH common stock to be delivered to holders of STB common stock in connection with the share exchange, the board of CMTH will allow holders of such shares to exercise voting rights at the above-mentioned annual general shareholders’ meeting in accordance with the share exchange agreement and the Companies Act.

TAXATION

You are urged to consult your own tax advisor regarding the United States federal, state and local and the Japanese and other tax consequences of the share exchange and of owning and disposing of shares of common stock and ADSs of CMTH (SMTH after the completion of the share exchange) in your particular circumstances.

Japanese Tax Consequences

The following is a summary of the principal Japanese tax consequences (limited to national taxes) of the share exchange and the ownership of shares of common stock and ADSs of SMTH to nonresident holders who hold shares of common stock or ADSs of STB and ultimately of SMTH. A “nonresident holder” means a holder of common stock or ADSs of shares of STB or SMTH, as the case may be, who holds such shares or ADSs as portfolio investments, and who is a nonresident individual of Japan or a non-Japanese corporation without a permanent establishment in Japan.

The statements regarding Japanese tax laws set forth below are based on the laws in force and double taxation conventions applicable as of the date hereof which are subject to change, possibly on a retroactive basis. This summary is not exhaustive of all possible tax considerations which may apply to a particular nonresident holder and potential nonresident holders are advised to satisfy themselves as to the overall tax consequences of the share exchange and of the acquisition, ownership and disposition of shares of common stock and ADSs of SMTH, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are residents, and any tax treaty between Japan and their country of residence, by consulting their own tax advisors.

Consequences of the Share Exchange

Under the terms of the share exchange, shares of STB common stock and STB preferred stock will be exchanged solely for shares of CMTH common stock and CMTH preferred stock, respectively, and no cash or other property other than shares of CMTH common or preferred stock will be distributed to holders of shares of STB common or preferred stock, except that some holders of shares of STB common stock may receive cash (i) in lieu of fractional shares of CMTH’s common stock where such fractional shares arise due to the exchange ratio in the share exchange or (ii) as a result of their exercise of dissenters’ appraisal rights under the Companies Act. In addition, it is not contemplated that shares of CMTH preferred stock allocated to holders of shares of STB preferred stock under the share exchange will be redeemed, repurchased or exchanged for cash or other property other than shares of CMTH stock, in close proximity to the consummation of the share exchange, in a manner to effectively distribute cash or other property other than shares of CMTH stock to the holders of shares of STB preferred stock.

On the basis of the foregoing, in the opinion of CMTH’s Japanese counsel, Nagashima Ohno & Tsunematsu, subject to certain limited exceptions set forth below, the share exchange is expected to be a tax-free transaction for Japanese tax purposes for holders of shares of STB common stock. As such, except as described in the following paragraphs, as long as nonresident holders of shares of STB common stock receive only shares of CMTH common stock in exchange for the STB shares in the share exchange, such nonresident holders of shares of STB common stock will not recognize any gains or losses for Japanese tax purposes at the time of the share exchange.

If holders of shares of STB common stock receive any cash in lieu of fractional shares of CMTH common stock, such cash is deemed to be sale proceeds for such fractional shares and, consequently, such holders of shares of STB common stock will generally recognize capital gains or losses for Japanese tax purposes with respect to their STB shares that would otherwise have been exchanged for such fractional shares of CMTH common stock. However, nonresident holders of shares of STB common stock or ADSs are generally not subject to Japanese taxation with respect to such gains derived from the sale of their shares under Japanese Law.

If holders of shares of STB common stock receive cash payments of the sale price from STB as a result of their exercise of dissenters’ appraisal rights under the Companies Act (see “The Share Exchange—Dissenters’ Appraisal Rights”), the portion of such sale price in excess of the amount corresponding to a pro rata portion of return of capital as determined under Japanese tax laws will be deemed dividends for Japanese tax purposes, and such deemed dividend portion, if any, will generally be subject to Japanese withholding tax. Nonresident holders who wish to exercise their dissenters’ appraisal rights are urged to consult their own tax advisors with respect to the exact tax consequences of their exercise of dissenters’ appraisal rights.

In general, for the purpose of Japanese taxation, nonresident holders of ADSs of STB should, where applicable, be treated in the same manner as nonresident holders of shares of STB common stock as described above.

Ownership and Disposition of SMTH Shares

Generally, a nonresident holder will be subject to Japanese withholding tax on dividends paid by SMTH. As described in more detail below, the rate of Japanese withholding tax applicable to dividends paid by SMTH to nonresident holders is 7% in general for dividends to be paid on or before December 31, 2011 pursuant to Japanese tax law. After such date, the maximum withholding tax rate under the Tax Convention, as defined below, which is generally set at 10% of the gross amount distributed, shall be applicable to U.S. Holders, as defined below, who are eligible to enjoy benefits under the Tax Convention, as defined below.

In general, for the purpose of Japanese taxation, a non-resident holder of ADSs of SMTH should be treated as a beneficial owner of the shares of SMTH common stock underlying the ADSs evidenced by the ADRs. Deposits or withdrawals of shares of SMTH common stock by a nonresident holder in exchange for ADSs are generally not subject to Japanese income or corporation tax.

In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of withholding tax, or allowing exemption from Japanese withholding tax, the rate of Japanese withholding tax applicable to dividends paid by a Japanese company to nonresident holders is generally 20%. However, with respect to dividends paid on listed shares issued by a Japanese corporation (such as shares of SMTH common stock or ADSs) to nonresident holders, except for any individual shareholder who holds 5% or more of the total number of shares issued by the relevant Japanese corporation, the aforementioned 20% withholding tax rate is reduced to (i) 7% for dividends to be paid on or before December 31, 2011 and (ii) 15% for dividends to be paid on or after January 1, 2012.

Under the Convention between the Government of the United States of America and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the Tax Convention, the above-mentioned withholding tax rate is reduced to 10% for U.S. Holders, as defined below, who are eligible to enjoy benefits under the Tax Convention. The withholding tax rate is further reduced to 5% if the recipient is a U.S. Holder, as defined below, who is eligible to enjoy benefits under the Tax Convention and is a corporation owning, directly or indirectly, on the date on which entitlement to the dividends is determined, 10% or more of the voting shares of the relevant Japanese corporation. Furthermore, dividends paid to U.S. pension funds eligible to enjoy benefits under the Tax Convention are exempt from Japanese taxation by way of withholding or otherwise unless such dividends are derived from the carrying on of a business, directly or indirectly, by such pension funds.

Japanese tax law provides in general that any reduced maximum rate applicable under a tax treaty shall be available when such maximum rate is below the rate otherwise applicable under the Japanese tax law referred to above with respect to the dividends paid by a Japanese corporation. Nonresident holders who are entitled to a reduced rate of Japanese withholding tax, or exemption therefrom, on payments of dividends on the shares of SMTH common stock are required to submit an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Dividends together with any other required forms and documents in advance through the withholding agent to the relevant tax authority before the payment of dividends. A standing proxy for nonresident holders may provide this application service for the nonresident holders. With respect to ADSs, this reduced rate or exemption is applicable if the depositary or its agent submits two

Application Forms (one before payment of dividends, the other within eight months after the record date concerning such payment of dividends) to the Japanese tax authority. To claim this reduced rate or exemption, any relevant nonresident holder of ADSs will be required to file a proof of taxpayer status, residence and beneficial ownership (as applicable) and to provide other information or documents as may be required by the depositary. Nonresident holders who are entitled, under any applicable tax treaty, to a reduced rate of Japanese withholding tax below the rate otherwise applicable under Japanese tax law, or exemption therefrom, but fail to submit the required application in advance will generally be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate under an applicable tax treaty, if such nonresident holders are entitled to a reduced rate under the applicable tax treaty, or the full amount of tax withheld, if such nonresident holders are entitled to an exemption under the applicable tax treaty, by complying with a certain subsequent filing procedure. SMTH does not assume any responsibility to ensure withholding at the reduced treaty rate, or exemption therefrom, for shareholders who would be so eligible under an applicable tax treaty but do not follow the required procedures as stated above.

Stock splits without any cash payment or delivery of other assets are not subject to Japanese income taxation.

Gains derived from the sale or other disposition of shares of SMTH common stock or ADSs outside Japan by a nonresident holder are not, in general, subject to Japanese income or corporation taxes or other Japanese taxes. In addition, a U.S. Holder, as defined below, that is eligible to enjoy benefits under the Tax Convention is generally exempt from Japanese taxation with respect to such gains subject to a certain filing requirement under Japanese law.

Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired shares of SMTH common stock or ADSs as legatee, heir or donee, even if none of the acquiring individual, the decedent and the donor is a Japanese resident.

United States Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell LLP, the following are the material U.S. federal income tax consequences to the U.S. Holders described below of the share exchange and of the ownership and disposition of SMTH common stock or ADSs received pursuant to the share exchange. This discussion applies only to the U.S. Holders described below and addresses only shares or ADSs of STB or SMTH held as capital assets. As used herein, the term “shares” refers to common stock of STB or SMTH, as the case may be. This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the total voting power of STB or SMTH;

•	persons who acquired shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	persons holding shares or ADSs in connection with a trade or business conducted outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the share exchange and of holding or disposing of SMTH shares or ADSs.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. U.S. Holders should consult their tax advisors to determine the particular U.S. federal income tax consequences to them of the share exchange and of the ownership or disposition of SMTH shares or ADSs, as well as the consequences under any applicable U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of shares or ADSs that is eligible for the benefits of the income tax treaty between the United States and Japan, or the Treaty, and is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Consequences of the share exchange

Consequences to Exchanging STB U.S. Holders. The exchange of STB shares or ADSs for SMTH shares or ADSs will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of STB shares or ADSs will recognize gain or loss equal to the difference between the fair market value of the SMTH shares or ADSs received (plus any cash received in lieu of a fractional SMTH share or ADS) and the U.S. Holder’s tax basis in the STB shares or ADSs surrendered, in each case as determined in U.S. dollars. The fair market value of SMTH shares or ADSs received will be determined as of the date of the closing of the share exchange. Gain or loss must be calculated separately for each block of STB shares or ADSs exchanged by the U.S. Holder. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” such gain or loss generally will be treated as capital gain or loss. If a U.S. Holder has held the STB shares or ADSs for more than one year, any gain will be treated as long-term capital gain. In the case of certain noncorporate U.S. Holders, long-term capital gain is subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. Holder’s adjusted basis in SMTH shares or ADSs received pursuant to the share exchange will be equal to the fair market value of such shares or ADSs as of the date of the closing of the share exchange, and the U.S. Holder’s holding period will begin on the day after the closing of the share exchange.

Consequences to Dissenting STB U.S. Holders. U.S. Holders of STB shares or ADSs that exercise their dissenters’ appraisal rights, as discussed in “The Share Exchange—Dissenters’ Appraisal Rights” will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the shares or ADSs surrendered, in each case as determined in U.S. dollars, unless the receipt of such cash is treated as a distribution of property under Sections 302 and 301 of the Code. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the STB shares or ADSs is more than one year. The receipt of cash pursuant to the exercise of the appraisal rights will not be treated as a distribution of property under Sections 302 and 301 of the Code unless the U.S. Holder that receives such cash also continues to own indirectly or constructively (through ownership of SMTH shares or ADSs) shares or ADSs of STB, and certain other conditions are met. U.S. Holders that receive cash pursuant to the exercise of their dissenters’ appraisal rights should consult their own tax advisers concerning the proper U.S. federal income tax treatment of the receipt of such cash.

Any gain or loss recognized by a U.S. Holder that exercises its dissenter’s appraisal rights generally will be U.S. -source gain or loss. However, as discussed in “Japanese Tax Consequences—Consequences of the Share Exchange,” a portion of the amount of cash received by the U.S. Holder may be treated as a deemed dividend for Japanese tax purposes and may be subject to Japanese withholding taxes. In that case, a U.S. Holder’s amount realized would include the gross amount of cash before deduction of the Japanese tax. Under the Treaty, the deemed dividend will be treated as foreign-source income for foreign tax credit purposes. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of any Japanese tax on the deemed dividend in their particular circumstances.

Passive Foreign Investment Company Rules.  A U.S. Holder that exchanges its STB shares or ADSs or exercises its dissenters’ appraisal rights may be subject to rules different from the rules described above if STB is or was a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the STB shares or ADSs. In general, a non-U.S. corporation is considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of “passive income” or (ii) 50% or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For these purposes, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. Passive income generally includes interest, dividends, rents, royalties and capital gains. However, under proposed Treasury regulations (which are proposed to be effective for taxable years beginning after December 31, 1994), or the Proposed Regulations, income derived by foreign active banks from certain banking activities may be treated as nonpassive. If a non-U.S. corporation is a PFIC for any year during which a holder holds its shares or ADSs, it will generally continue to be treated as a PFIC with respect to such holder for all succeeding years during which the holder holds its shares or ADSs, even if the non-U.S. corporation’s assets and income cease to meet the threshold requirements for PFIC status.

If STB were a PFIC for any taxable year during which a U.S. Holder held STB shares or ADSs, any gain recognized by a U.S. Holder in the share exchange would be allocated ratably over the U.S. Holder’s holding period for the shares or ADSs. The amounts allocated to the taxable year of the share exchange and to any year before STB became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the resulting tax liability for each such taxable year.

U.S. Holders of STB shares or ADSs should consult their tax advisers regarding STB’s PFIC status for the periods during which they have held STB shares or ADSs and as to the U.S. federal income tax consequences to them of the share exchange if STB is or was a PFIC.

Information Reporting and Backup Withholding. Cash payments to a U.S. Holder pursuant to the share exchange generally will be subject to information reporting and may be subject to backup withholding if made within the United States or through certain U.S. -related financial intermediaries, unless: (i) the U.S. Holder is an exempt recipient; or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Ownership of SMTH Shares or ADSs Received in the Share Exchange

The discussion below assumes that SMTH is not, and will not become, a PFIC, as described below.

SMTH ADSs.  In general, a U.S. Holder who owns SMTH ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before shares are delivered to the depositary (“pre-release”), or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. Accordingly, the creditability of Japanese taxes described below could be affected by actions taken by such parties or intermediaries.

The discussion below is based, in part, on representations by BNYM and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

Taxation of Distributions. Distributions paid on SMTH shares or ADSs, other than certain pro rata distributions of SMTH shares or ADSs, will generally be treated as dividends to the extent paid out of SMTH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because SMTH does not intend to maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. The amount of a dividend will include any amounts withheld by SMTH in respect of Japanese income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs, the Depositary’s) receipt of the dividend. The amount of any dividend paid in Japanese yen will be the U.S. dollar amount of the dividend calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon a U.S. Holder’s circumstances, Japanese income taxes withheld from dividends at a rate not exceeding the applicable Treaty rate will be creditable against the U.S. Holder’s U.S. federal income tax liability. Japanese income taxes withheld in excess of the applicable Treaty rate will not be eligible for credit against a U.S. Holder’s federal income tax liability. See “Japanese Tax Consequences—Ownership and Disposition of SMTH Shares” for a discussion on how to obtain the applicable Treaty rate. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including Japanese income taxes, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of SMTH Shares or ADSs. Gain or loss realized on the sale or other taxable disposition of CMTH shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the amount realised on the disposition and the U.S. Holder’s tax basis in the shares or ADSs disposed of, in each case as determined in U.S. dollars. This gain or loss will generally be U.S. -source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

Based upon the Proposed Regulations (as defined above), CMTH believes that it was not a PFIC (as defined above) for its taxable year ended March 31, 2010 and it does not expect SMTH to be a PFIC for its current taxable year. However, since there can be no assurance that the Proposed Regulations will be finalized in their current form and since PFIC status depends upon the composition of SMTH’s income and assets and the market value of its assets from time to time, there can be no assurance that SMTH will not be considered a PFIC for any taxable year.

If SMTH were a PFIC for any taxable year during which a U.S. Holder held shares or ADSs, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for the shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before SMTH became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Further, to the extent that any distribution received by a U.S. Holder on its shares or ADSs exceeds 125% of the average of the annual distributions on the shares or ADSs received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain as described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the shares or ADSs. However, SMTH does not intend to provide information necessary for U.S. Holders to make qualified electing fund elections. U.S. Holders should consult their tax advisers with respect to the PFIC rules and whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

Information Reporting and Backup Withholding. Payments of dividends and sales proceeds that are made within the United States or through certain U.S. -related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

EXPERTS

The consolidated financial statements of CMTH as of March 31, 2010 and 2009, and April 1, 2008 and for each of the years in the two-year period ended March 31, 2010, appearing in this prospectus and registration statement have been audited by Deloitte Touche Tohmatsu LLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of STB as of March 31, 2010 and 2009, and April 1, 2008 and for each of the years in the two-year period ended March 31, 2010, have been included herein in reliance upon the report of KPMG AZSA LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the CMTH common stock to be issued in the share exchange will be passed upon for CMTH by Nagashima Ohno & Tsunematsu. Certain U.S. federal income tax matters will be passed upon for CMTH by Davis Polk & Wardwell LLP.

WHERE YOU CAN FIND MORE INFORMATION

CMTH is a “foreign private issuer” and, under the rules adopted under the Exchange Act, will be exempt from some of the requirements of that Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

CMTH has not previously had a reporting obligation in the United States under the Securities Exchange Act of 1934. Following the date on which the registration statement of which this prospectus forms a part becomes effective, CMTH will be subject to reporting obligations and any filings it makes will be available via the website of the SEC, at www.sec.gov. You may also read and copy any reports, statements or other information filed by CMTH at the SEC’s Public Reference Room at 100 F Street, N. E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N. E., Washington D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains filings by reporting companies, including those filed by CMTH, at http://www.sec.gov. You may also access the SEC filings and obtain other information about CMTH through the website it maintains, which is http://www.chuomitsui.jp/english/index.html. The information contained in that website is not incorporated by reference into this prospectus.

CMTH intends that it will, as soon as it becomes permissible to do so, take steps to terminate its duty to file reports under the Exchange Act.

CMTH files annual and semi-annual securities reports and other reports in Japanese under the FIEA with the applicable local finance bureau in Japan.

CMTH has not authorized anyone to give any information or make any representation about the share exchange that is different from, or in addition to, that contained in this prospectus or in any of the materials that are incorporated by reference into this prospectus. Therefore, if anyone does give you any other information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITIES

CMTH is a joint stock corporation with limited liability incorporated under Japanese law. All of CMTH’s directors and corporate auditors reside in Japan. All or substantially all of CMTH’s assets and the assets of these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon CMTH or these persons or to enforce against it or these persons judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. CMTH’s Japanese counsel, Nagashima Ohno & Tsunematsu, has advised it that there is doubt as to the enforceability in Japan, in original actions or inactions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Chuo Mitsui Trust Holdings, Inc.
Tokyo, Japan

We have audited the accompanying consolidated statements of financial position of Chuo Mitsui Trust Holdings, Inc. and subsidiaries (the “Company”) as of March 31, 2010 and 2009 and as of April 1, 2008, the related consolidated income statements, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the two years in the period ended March 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Chuo Mitsui Trust Holdings, Inc. and subsidiaries as of March 31, 2010 and 2009 and as of April 1, 2008, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan
July 30, 2010

CHUO MITSUI TRUST HOLDINGS, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AT MARCH 31, 2010, AT MARCH 31, 2009 AND AT APRIL 1, 2008

	Note	At March 31, 2010	At March 31, 2009	At April 1, 2008
		(Millions of yen)

Assets
Cash and deposits with banks	7	268,450	239,871	220,375
Call loans	8	10,875	23,765	236,344
Cash collateral on securities borrowed and reverse repurchase agreements	8	1,521	8,812	104,003
Financial assets held for trading other than derivatives	9	12,007	26,243	30,006
Derivative financial assets	10	203,406	232,378	181,114
Financial assets designated at fair value through profit or loss	11	124,408	129,742	223,460
Investment securities	12	2,503,695	3,319,574	2,393,370
Loans and advances	13	9,710,846	9,831,088	9,257,436
Assets pledged as collateral	14	1,721,353	1,290,516	1,862,017
Investment in associates and joint ventures	15	21,990	22,643	19,857
Property and equipment	16	141,707	143,815	148,439
Intangible assets	17	68,464	63,511	75,462
Current income tax assets	26	3,401	5,937	42,139
Deferred income tax assets	26	186,178	259,758	218,958
Other assets	18, 27	340,278	267,338	239,838

Total assets		15,318,579	15,864,991	15,252,818

Liabilities
Deposits	19	9,064,722	9,421,346	8,803,077
Call money	20	306,161	253,478	291,582
Cash collateral on securities lent and repurchase agreements	20	1,702,698	1,255,648	1,821,318
Derivative financial liabilities	10	191,963	240,074	182,139
Financial liabilities designated at fair value through profit or loss	21	2,080	2,818	3,530
Due to trust accounts	22	21,356	25,592	26,305
Due to investors of trust accounts	23	1,568,220	1,891,361	2,252,157
Debt securities issued	24	233,969	373,395	532,116
Borrowings	25	1,228,505	1,704,097	485,471
Current income tax liabilities	26	4,625	3,032	8,549
Deferred income tax liabilities	26	10,899	2,975	9,631
Retirement benefit obligations	27	5,793	5,706	5,462
Other liabilities	28	134,340	228,922	150,740

Total liabilities		14,475,331	15,408,444	14,572,077

CHUO MITSUI TRUST HOLDINGS, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION – (Continued)
AT MARCH 31, 2010, AT MARCH 31, 2009 AND AT APRIL 1, 2008

	Note	At March 31, 2010	At March 31, 2009	At April 1, 2008
		(Millions of yen)

Equity attributable to owners of the parent
Share capital	29	261,609	161,434	79,984
Capital surplus	29	33,701	(66,344)	(15,884)
Retained earnings	30	244,790	155,201	315,130
Other reserves	30	117,450	19,815	155,115
Treasury shares	29	(271)	(262)	(262)

Total equity attributable to owners of the parent		657,279	269,844	534,083

Non-controlling interests	31	185,969	186,703	146,658

Total equity		843,248	456,547	680,741

Total liabilities and equity		15,318,579	15,864,991	15,252,818

The notes on pages F-12 to F-151 are an integral part of these consolidated financial statements.

CHUO MITSUI TRUST HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

	Note	2010	2009
		(Millions of yen, except
		per share amounts)

Interest income	34	203,705	232,826
Interest expenses	34	72,814	104,597

Net interest income	34	130,891	128,229

Fee and commission income	35	112,875	126,486
Fee and commission expenses	35	21,061	15,351

Net fee and commission income	35	91,814	111,135

Net gains/(losses) on financial instruments classified as held for trading	36	13,868	(39,784)
Net losses on financial instruments designated at fair value through profit or loss	37	(803)	(40,616)
Net investment income	38	46,997	50,891
Other operating income	40	12,383	10,151

Operating income		295,150	220,006

General and administration expenses	41	129,819	131,961
Impairment charges	39	19,813	163,696
Other operating expenses	42	19,459	19,393

Operating expenses		169,091	315,050

Share of (loss) profit in associates and joint ventures	15	(509)	1,138

Operating profit (loss) before tax		125,550	(93,906)
Income tax expenses	26	21,446	50,643

Profit (loss) for the year		104,104	(144,549)

Profit (loss) attributable to:
Owners of the parent		97,354	(149,002)
Non-controlling interests	31	6,750	4,453

Earnings per share (expressed in yen per share)
Basic	43	63.98	(138.18)
Diluted	43	59.65	(138.18)

The notes on pages F-12 to F-151 are an integral part of these consolidated financial statements.

CHUO MITSUI TRUST HOLDINGS, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

	Note	2010	2009
		(Millions of yen)

Profit (loss) for the year		104,104	(144,549)

Other comprehensive income (loss)
Net gains / (losses) on available-for-sale financial assets	30, 31	165,480	(221,869)
Net gains / (losses) on cash flow hedges	30	(103)	(52)
Exchange differences on translations of foreign operations	30	491	(1,979)
Share of other comprehensive loss of associates and joint ventures	30	(1)	(2)
Income tax benefit / (expense) relating to components of other comprehensive income	30	(68,067)	88,953

Other comprehensive income (loss) for the year, net of tax		97,800	(134,949)

Total comprehensive income (loss) for the year		201,904	(279,498)

Total comprehensive income (loss) attributable to:
Owners of the parent		194,989	(284,302)
Non-controlling interests	31	6,915	4,804

Total		201,904	(279,498)

The notes on pages F-12 to F-151 are an integral part of these consolidated financial statements.

CHUO MITSUI TRUST HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

		Attributable to owners of the parent
							Total
							before non-	Non-
		Share	Capital	Retained	Other	Treasury	controlling	controlling	Total
	Note	capital	surplus	earnings	reserves	shares	interests	interests	equity
		(Millions of yen)

Balance at April 1, 2008		79,984	(15,884)	315,130	155,115	(262)	534,083	146,658	680,741
Comprehensive income
Profit or loss for the year	30	–	–	(149,002)	–	–	(149,002)	4,453	(144,549)
Other comprehensive income
Available-for-sale financial assets	30	–	–	–	(222,220)	–	(222,220)	351	(221,869)
Cash flow hedges	30	–	–	–	(52)	–	(52)	–	(52)
Exchange differences on translations of foreign operations	30	–	–	–	(1,979)	–	(1,979)	–	(1,979)
Share of other comprehensive income/loss of associates and joint ventures	30	–	–	–	(2)	–	(2)	–	(2)
Income tax relating to components of other comprehensive income	26, 30	–	–	–	88,953	–	88,953	–	88,953

Total other comprehensive income		–	–	–	(135,300)	–	(135,300)	351	(134,949)

Total comprehensive income		–	–	(149,002)	(135,300)	–	(284,302)	4,804	(279,498)

Dividends	30	–	–	(10,927)	–	–	(10,927)	(5,801)	(16,728)
Issue of preferred securities	29	–	–	–	–	–	–	41,000	41,000
Redemption of preferred shares	29	–	(44,021)	–	–	–	(44,021)	–	(44,021)
Conversion of preferred shares into ordinary shares	29	81,450	(6,157)	–	–	–	75,293	–	75,293
Other		–	(282)	–	–	–	(282)	42	(240)

Balance at March 31, 2009		161,434	(66,344)	155,201	19,815	(262)	269,844	186,703	456,547

CHUO MITSUI TRUST HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY – (Continued)
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

		Attributable to owners of the parent
							Total
							before non-	Non-
		Share	Capital	Retained	Other	Treasury	controlling	controlling	Total
	Note	capital	surplus	earnings	reserves	shares	interests	interests	equity
		(Millions of yen)

Balance at April 1, 2009		161,434	(66,344)	155,201	19,815	(262)	269,844	186,703	456,547
Comprehensive income
Profit for the year	30	–	–	97,354	–	–	97,354	6,750	104,104
Other comprehensive income
Available-for-sale financial assets	30	–	–	–	165,315	–	165,315	165	165,480
Cash flow hedges	30	–	–	–	(103)	–	(103)	–	(103)
Exchange differences on translations of foreign operations	30	–	–	–	491	–	491	–	491
Share of other comprehensive income/(loss) of associates and joint ventures	30	–	–	–	(1)	–	(1)	–	(1)
Income tax relating to components of other comprehensive income	26, 30	–	–	–	(68,067)	–	(68,067)	–	(68,067)

Total other comprehensive income		–	–	–	97,635	–	97,635	165	97,800

Total comprehensive income		–	–	97,354	97,635	–	194,989	6,915	201,904

Dividends	30	–	–	(7,765)	–	–	(7,765)	(7,649)	(15,414)
Conversion of preferred shares into ordinary shares	29	100,175	100,175	–	–	–	200,350	–	200,350
Other		–	(130)	–	–	(9)	(139)	0	(139)

Balance at March 31, 2010		261,609	33,701	244,790	117,450	(271)	657,279	185,969	843,248

The notes on pages F-12 to F-151 are an integral part of these consolidated financial statements.

CHUO MITSUI TRUST HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

	Note	2010	2009
		(Millions of yen)

Cash flows from operating activities
Operating profit (loss) before tax		125,550	(93,906)
Adjustment for non-cash items:
Net increase/(decrease) in impairment allowance of loans and advances		(3,221)	16,589
Depreciation and amortization of property and equipment and intangible assets	41	12,252	14,752
Net losses on disposal of property and equipment	40, 42	226	1,707
Net losses/(gains) on financial instruments classified as held for trading		(33,863)	2,821
Net losses on financial instruments designated at fair value through profit or loss		803	40,616
Impairment of investment securities	39	8,919	116,936
Net gains on investment securities other than impairment charges		(46,202)	(48,754)
Share of loss/(profit) in associates and joint ventures		509	(1,138)
Foreign exchange losses/(gains)		34,951	(20,030)
Other non-cash items		(3,523)	6,278

Subtotal		96,401	35,871
Change in operating assets and liabilities
Net decrease/(increase) in loans and advances before impairment allowance		123,463	(590,241)
Net decrease in financial assets held for trading other than derivatives		14,236	3,763
Net decrease/(increase) in derivative financial assets		18,514	(39,201)
Net decrease/(increase) in other assets		44,953	30,741
Net increase/(decrease) in deposits		(356,624)	618,269
Net increase/(decrease) in call money		52,683	(38,104)
Net increase/(decrease) in cash collateral on securities lent and repurchase agreements		447,050	(565,670)
Net increase/(decrease) in derivative financial liabilities		(48,111)	57,935
Net decrease in due to trust accounts	22	(4,236)	(713)
Net decrease in due to investors of trust accounts—other than securitization trust accounts	23	(235,576)	(240,071)
Net increase/(decrease) in other liabilities		(92,305)	14,561
Income tax paid		(4,011)	22,445

Net cash generated from (used in) operating activities		56,437	(690,415)

CHUO MITSUI TRUST HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS – (Continued)
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

	Note	2010	2009
		(Millions of yen)

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired	17	219	(782)
Purchase of investment securities		(4,584,997)	(2,455,969)
Proceeds from sales and redemptions of investment securities		5,067,746	1,817,726
Purchase of equity financial instruments designated at fair value through profit or loss — long-term investment		(5,032)	(4,495)
Proceeds from equity financial instruments designated at fair value through profit or loss — long-term investment		1,564	2,989
Net decrease/(increase) in financial instruments designated at fair value through profit or loss — short-term investments		(2,490)	50,819
Purchase of property and equipment	16	(3,865)	(3,743)
Proceeds from disposal of property and equipment		363	571
Purchase of intangible assets	17	(10,053)	(13,532)
Proceeds from disposal of intangible assets		1,064	15,839

Net cash flows generated from (used in) investing activities		464,519	(590,577)

Cash flows from financing activities
Dividends paid		(15,414)	(16,728)
Proceeds from borrowings		81,442	1,263,196
Repayment of borrowings		(557,034)	(44,570)
Repayment of due to investors of trust accounts-securitization trust accounts	23	(87,565)	(120,725)
Issue of subordinated bonds		103,000	–
Redemption of subordinated bonds		(37,275)	–
Redemption of Class III preferred shares		–	(127,441)
Purchase of treasury shares		(18)	(55)
Disposal of treasury shares		4	26
Issues of preferred securities		–	41,000

Net cash generated from (used in) financing activities		(512,860)	994,703

Effect of exchange rates on cash and cash equivalents		302	(1,985)

Net increase in cash and cash equivalents		8,398	(288,274)
Cash and cash equivalents at the beginning of year		272,448	560,722

Cash and cash equivalents at the end of year		280,846	272,448

Cash and cash equivalents comprise of
Cash and deposit with banks		268,450	239,871
Call loans		10,875	23,765
Cash collateral on securities borrowed and reverse repurchase agreements		1,521	8,812

Total		280,846	272,448

CHUO MITSUI TRUST HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS – (Continued)
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

Interest and dividends received were ¥241,014 million and ¥19,228 million, and ¥234,062 million and ¥23,049 million, respectively, for the years ended March 31, 2010 and 2009. Interest paid was ¥69,157 million and ¥95,536 million, respectively, for the years ended March 31, 2010 and 2009.

Non-cash transactions:

Class II and Class III preferred shares classified as liabilities were redeemed and converted into ordinary shares in the years ended March 31, 2010 and 2009. The converted amounts from liabilities to equity were ¥200,350 million and ¥75,293 million, respectively.

During the years ended March 31, 2010 and 2009, CMTH obtained control of two investees. The details of the business combinations are disclosed in Note 17.

The notes on pages F-12 to F-151 are an integral part of these consolidated financial statements.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	General information

Chuo Mitsui Trust Holdings, Inc. is a financial holding company that was established in February 2002 through a share exchange with the Chuo Mitsui Trust and Banking Company, Limited, which has been a wholly owned subsidiary of Chuo Mitsui Trust Holdings, Inc. since the share exchange. Chuo Mitsui Trust Holdings, Inc. was originally named as Mitsui Trust Holdings, Inc., which was subsequently renamed to Chuo Mitsui Trust Holdings, Inc. in October 2007. Chuo Mitsui Trust Holdings, Inc. conducts businesses primarily through the following wholly owned four principal operating subsidiaries:

•	The Chuo Mitsui Trust and Banking Company, Limited (“Chuo Mitsui”) engages in various trust banking services to both individual and corporate customers. The services to individuals include sales of investment trusts and annuity insurance, provision of trust and deposit products, extension of loans including housing loans and extension of testamentary trust and inheritance-processing services, among others. The services to corporate customers include financial services, provision of real estate related solutions including brokerage service, and stock transfer agency services, among others.

•	Chuo Mitsui Asset Trust and Banking Company, Limited (“Chuo Mitsui Asset”) engages in various institutional investor services which include the trust asset management business and trust asset administration business for various institutional investors and pension management services, among others.

•	Chuo Mitsui Asset Management Company, Limited (“Chuo Mitsui Asset Management”) primarily engages in investment trust management. Specifically, the company manages publicly placed investment trusts for ordinary individual investors and privately placed investment trusts for variable annuity insurance clients and also designs and manages investment trust funds for a wide range of investors, including defined contribution pension plans and institutional investors.

•	Chuo Mitsui Capital Company Limited (“Chuo Mitsui Capital”) engages in management of private equity investment that includes leveraged buy-out, management buy-out and other targeted equity investments through investment partnerships.

Chuo Mitsui Trust Holdings, Inc. and the four principal operating subsidiaries noted above are joint stock corporations incorporated under the laws of Japan. Chuo Mitsui Trust Holdings, Inc. is listed on the first section of the Tokyo Stock Exchange.

Chuo Mitsui Trust Holdings, Inc. and its subsidiaries and affiliates, including the four principal operating subsidiaries, are hereafter referred to as “CMTH” collectively. In addition, references to “Management”, “Directors”, “Executive officer”, “Committee”, and “Department” used in these financial statements represent those for Chuo Mitsui Trust Holdings, Inc., Chuo Mitsui, and Chuo Mitsui Asset, individually and collectively.

The consolidated financial statements have been authorized for issuance by the Board of Directors of Chuo Mitsui Trust Holdings, Inc. on July 30, 2010.

2.	Summary of significant accounting policies

2.1. Basis of presentation

2.1.1. General

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, the “IASB”, applicable as of March 31, 2010. This is CMTH’s first set of consolidated financial statements prepared in accordance with

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

IFRS, and the comparative information presented has accordingly been restated to comply with IFRS, with the date of transition to IFRS being April 1, 2008. In accordance with IFRS 1, “First-time Adoption of International Financial Reporting Standards”, accounting policies that are based on those complying with the accounting standards effective as of CMTH’s reporting date for its first IFRS consolidated financial statements, which is March 31, 2010, are consistently applied throughout CMTH’s first IFRS consolidated financial statements. CMTH has prepared and will continue to prepare its statutory financial statements locally in Japan in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). The principal effects of the adoption of IFRS are described in Note 3.

The consolidated financial statements have been prepared under the historical cost convention, such as the following items measured at fair value:

•	Financial instruments at fair value through profit or loss

•	Available-for-sale financial investments

CMTH presents expenses in the consolidated income statement using a classification according to the nature of the expenses. The consolidated financial statements are presented in Japanese Yen, which is CMTH’s presentation currency. All amounts in the consolidated financial statements are shown in millions of Yen, rounded to the nearest million, unless otherwise stated. The disclosures on risks from financial instruments are presented in Note 4.

The consolidated statement of cash flows shows the changes in cash and cash equivalents arising during the period from operating activities, investing activities and financing activities. CMTH presents cash flows from operating activities based on the indirect method. Accordingly, in deriving cash flows of operating activities, consolidated profit or loss for the year is adjusted by non-cash items, such as measurement gains or losses, changes in provisions, as well as changes in operating assets and liabilities. In addition, all income and expenses from cash transactions that are attributable to investing or financing activities are eliminated. Interest received or paid and dividends received are classified as operating cash flows.

CMTH classifies the cash flows to operating, investing and financing activities in a manner which is consistent with its business operations.

The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying CMTH’s accounting policies. Changes in assumptions may have a significant impact on the consolidated financial statements in the period the assumptions change. Management believes that the underlying assumptions are appropriate and that CMTH’s consolidated financial statements, therefore, present the financial position and comprehensive income fairly. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are discussed in Note 5.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.1.2. Standards and interpretations issued but not yet effective and which have not been early adopted by CMTH

The following standards and interpretations have been issued and are mandatory for CMTH’s accounting periods beginning on or after July 1, 2009 and are expected to be relevant to CMTH:

Applicable for financial
Standard/interpretation	Content	years beginning on/after

IFRS 3 (as revised in 2008)	Business combinations	July 1, 2009
IAS 27 (as revised in 2008)	Consolidated and separate financial statements	July 1, 2009
IFRS 9	Financial instruments part 1: Classification and measurement — Financial assets	January 1, 2013

IFRS 3, “Business combinations”

The revised standard continues to apply the acquisition method to business combinations, with some significant changes. For example, all payments to purchase a business are to be recorded at fair value at the acquisition date, with contingent payments classified as debt subsequently re-measured through the income statement. There is a choice, on an acquisition-by-acquisition basis, to measure the non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets. All acquisition-related costs should be expensed. CMTH will apply IFRS 3 (revised) prospectively to all business combinations from April 1, 2010. CMTH is currently analyzing the implications of this standard and the impact on CMTH’s financial reporting.

IAS 27, “Consolidated and separate financial statements”

The revised standard requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control and these transactions will no longer result in goodwill or gains and losses. The standard also specifies the accounting when control is lost; any remaining interest in the entity is re-measured at fair value, and a gain or loss is recognized in profit or loss. CMTH will apply IAS 27 (revised) prospectively to transactions with non-controlling interests from April 1, 2010. CMTH is currently analyzing the implications of this standard and the impact on CMTH’s financial reporting.

IFRS 9, “Financial instruments part 1: Classification and measurement — Financial assets”

IFRS 9 was issued in November 2009 and replaces those parts of IAS 39 relating to the classification and measurement of financial assets. Under IFRS 9, financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortized cost. The determination is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. An instrument is subsequently measured at amortized cost only if it is a debt instrument and both the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and the asset’s contractual cash flows represent only payments of principal and interest (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.

All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognize unrealized and realized fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment. While adoption of IFRS 9 is mandatory from 1 January 2013, earlier adoption is permitted.

CMTH is currently analyzing the implications of the standard, the impact on CMTH’s financial reporting and the timing of its adoption by CMTH. The IASB has indicated that it aims to complete the replacement of IAS 39 in 2011. The impact of IFRS 9 may change as the final aspects of the financial instruments project are completed by the IASB. Accordingly, it is impracticable to quantify the impact of IFRS 9 at this time.

2.1.3. Standards and interpretations issued but not yet effective and not relevant for CMTH

The following standards and interpretations have been issued and are mandatory for CMTH’s accounting periods beginning on or after July 1, 2009 or later periods and are not expected to be relevant to CMTH:

Standard/		Applicable for financial
interpretation	Content	years beginning on/after

Amendments to IAS 39	Financial instruments: Recognition and measurement – eligible hedged items	July 1, 2009
IFRIC 17	Distribution of non-cash assets to owners	July 1, 2009
IFRIC 18	Transfers of assets from customers	July 1, 2009

IAS 39, “Financial instruments: Recognition and measurement – Eligible hedged items”

The amendment “Eligible hedged items” was issued in July 2008. In fair value and cash flow hedges, the amendment made it clear that the intrinsic value, not the time value, of an option reflects a one-sided risk of the hedged item and, therefore, a purchased option designated in its entirety as hedging instrument cannot be perfectly effective. It also clarifies that inflation may only be a hedged risk in a cash flow hedge where changes in inflation are a contractually specified portion of cash flows of a recognized financial instrument. Designation of an inflation component as a hedged risk in a fair value hedge of a fixed-rate financial instrument is not permitted. CMTH will apply the amendment for the years beginning on or after April 1, 2010 and the adoption is not expected to impact on the consolidated financial statements of CMTH.

IFRIC 17, “Distribution to non-cash assets to owners”

IFRIC 17 was issued in November 2008. It addresses how the non-cash dividends distributed to the shareholders should be measured. A dividend obligation is recognized when the dividend is authorized by the appropriate entity and is no longer at the discretion of the entity. This dividend obligation should be recognized at the fair value of the net assets to be distributed. The difference between the dividend paid and the amount carried forward of the net assets distributed should be recognized in profit and loss.

CMTH will apply IFRIC 17 from April 2010. The application of IFRIC 17 is not expected to have an impact on the consolidated financial statements of CMTH.

Additional disclosures are to be made if the net assets being held for distribution to owners meet the definition of a discontinued operation.

IFRIC 18, “Transfers of assets from customers”

IFRIC 18 was issued in January 2009. It clarifies how to account for transfers of items of property and equipment by entities that receive such transfers from their customers. The interpretation also applies to agreements in which an entity receives cash from a customer when that amount of cash must be used only to

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construct or acquire an item of property and equipment, and the entity must then use that item to provide the customer with ongoing access to supply of goods and/or services.

CMTH will apply IFRIC 18 from April 1, 2010. The application of IFRIC 18 is not expected to impact on the consolidated financial statements of CMTH.

2.1.4. Early adoption of standards

Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters (Amendment to IFRS 1)

An amendment to IFRS 1, “First-time adoption of International Financial Reporting Standards” was issued in January 2010. The amendment relieves first-time adopters of IFRS from providing the additional disclosures introduced in March 2009 by Improving Disclosures about Financial Instruments (Amendments to IFRS 7). It intends to ensure that first-time adopters benefit from the same transition provisions that Amendments to IFRS 7 provides to current IFRS preparers. IFRS 1 (amendment) is mandatory for CMTH’s accounting periods beginning on or after April 1, 2011, but CMTH has early-adopted the standard for the fiscal year ended March 31, 2010.

2.2. Consolidation

Subsidiaries

The consolidated financial statements of CMTH comprise the financial statements of Chuo Mitsui Trust Holdings, Inc., the parent entity, and all consolidated subsidiaries, including certain special purpose entities (“SPE”) controlled by CMTH.

Control is presumed to exist when CMTH directly or indirectly holds the majority of the voting rights and where it has the power to govern their financial and operating policies in order to benefit from their activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether CMTH controls another entity. Subsidiaries are fully consolidated from the date on which control is obtained by CMTH. They are de-consolidated from the date on which control is lost. The results of operation and comprehensive income of the subsidiaries acquired or disposed during the year are included in the consolidated statement of comprehensive income from the effective acquisition date or up to the effective date on which control is lost, as appropriate. Inter-company transactions, balances and intra-group gains on transactions between group companies are eliminated. Intra-group losses are also eliminated unless the transaction provides evidence of impairment of the asset transferred.

When assessing whether CMTH controls an SPE, in addition to the criteria in IAS 27, it evaluates a range of factors in accordance with SIC-12, including whether:

•	in substance, the activities of the SPE are being conducted on CMTH’s behalf according to its specific business needs so that CMTH obtains the benefits from the SPE’s operations;

•	in substance, CMTH has the decision-making power to obtain the majority of the benefits of the activities of the SPE, or CMTH has delegated this decision-making power by setting up an “autopilot” mechanism; or

•	in substance, CMTH has the right to obtain the majority of the benefits of the activities of the SPE and, therefore, may be exposed to risks incident to the activities of the SPE; or

•	in substance, CMTH retains the majority of the residual or ownership risks related to the SPE or its assets in order to obtain the benefits from its activities.

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Whenever there is a change in the substance of the relationship between CMTH and the SPE, CMTH performs a re-assessment of consolidation. Indicators for a re-assessment of consolidation include, among others, changes in ownership of the SPE, changes in contractual arrangements and changes in the financing structure.

Transactions with non-controlling interests

CMTH applies a policy of treating transactions with non-controlling interest as transactions with parties external to the group. Disposals of ownership interests to non-controlling shareholder result in gains and losses for the group and are recorded in the income statement. Purchases from ownership interests to non-controlling shareholders result in goodwill, being the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary.

Associates

Associates are all entities over which CMTH has significant influence through participation in the financial and operating policy decision of the investees, and generally holds 20 percent or more, but not greater than 50 percent of the voting rights. Significant influence can be exercised over less than 20 percent-owned investees though a representation on the governing board, material transactions with the investee and means other than voting rights.

Investments in associates are accounted for by the equity method other than those accounted for financial assets designated at fair value through profit or loss. Such investments in associates includes goodwill (net of any accumulated impairment loss) identified on acquisition. CMTH’s share of its associates’ post-acquisition profits or losses is recognized in the consolidated statement of comprehensive income. The cumulative post-acquisition movements in equity are adjusted against the carrying amount of the investment. When CMTH’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, CMTH does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate. Intra-group gains on transactions between CMTH and its associates are eliminated to the extent of CMTH’s interest in the associates. Intra-group losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Joint ventures

A joint venture exists where CMTH has a contractual arrangement with one or more parties to undertake activities through entities that are subject to joint control. CMTH recognizes interests in a jointly controlled entity using the equity method. The policy outlined in “associates” above also applies to joint ventures. CMTH’s share of the results of joint ventures is based on the financial statements prepared for the period ended not earlier than three months before the date of the consolidated statement of financial position of CMTH, adjusted to conform to the accounting policies of CMTH. Intra-group gains and losses on transactions are eliminated to the extent of CMTH’s interest in the joint venture. Intra-group losses are also eliminated unless the transaction provides evidence of impairment in the asset transferred. For summarized financial information on CMTH’s joint ventures accounted for using the equity method, see Note 15.

Fiduciary activities

CMTH often acts as trustee and in agency, custodial and other fiduciary capacities that result in either the holding or placing of assets in its trust accounts on behalf of its customers. These trust accounts are not proprietary accounts of CMTH and, accordingly, are not included in the consolidated financial statements unless they are controlled by CMTH.

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2.3. Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker is the person or group that allocates resources to and assesses the performance of the operating segments of an entity. CMTH has determined the Board of Directors of CMTH as its chief operating decision maker. All transactions between business segments are conducted on an arm’s-length basis, with intra-segment revenue and costs being eliminated. Income and expenses directly associated with each segment are included in determining business segment performance. In accordance with IFRS 8, CMTH has the following business segments: Chuo Mitsui, Chuo Mitsui Asset, Investment management subsidiaries and Other.

2.4. Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of CMTH’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”).

The consolidated financial statements are presented in millions of Yen, which is CMTH’s presentation currency.

Transactions and balances

Foreign currency transactions that are transactions denominated, or that requires settlement, in a foreign currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary items denominated in foreign currency are translated using the closing rate at the reporting date. Non-monetary items measured at historical cost denominated in a foreign currency are translated using the exchange rate at the date of initial recognition.

Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated income statement, except when deferred in equity as gains or losses from qualifying cash flow hedging instruments or qualifying net investment hedging instruments. All foreign exchange gains and losses recognized in the income statement are presented net in the consolidated income statement as “Net investment income”. Foreign exchange gains and losses on other comprehensive income items are presented in other comprehensive income within the corresponding item. In the case of changes in the fair value of financial instruments denominated in foreign currency classified as available-for-sale, a distinction is made between translation differences resulting from changes in amortized cost of monetary assets and other changes in the carrying amount of monetary assets. Translation differences related to changes in the amortized cost are recognized in profit or loss, and other changes in the carrying amount, except impairment, are recognized in equity.

Group companies

The results and financial position of CMTH entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows. None of CMTH’s operations are in countries with a hyperinflationary economy.

•	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

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•	Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	All resulting exchange differences are recognized in other comprehensive income.

Exchange differences arising from the above process are reported in equity as “Other reserves”. On consolidation, exchange differences arising from the translation of the net investment in foreign entities are taken to “Other comprehensive income”. When a foreign operation is disposed of, or partially disposed of, such exchange differences are recognized in the consolidated income statement as part of the gain or loss on disposal.

2.5. Cash and cash equivalents

Cash and cash equivalents comprise balances of cash in hand, deposits held at call with banks, and short-term highly liquid investments which are call loans and cash collateral on securities borrowed and reverse repurchase agreements with original maturities of three months or less.

2.6. Financial assets and liabilities

In accordance with IAS 39, financial assets and liabilities – which include derivative financial instruments – are recognized in the consolidated statement of financial position and measured in accordance with their assigned category.

2.6.1.    Financial assets

CMTH allocates financial assets to the following IAS 39 categories: financial assets at fair value through profit or loss; loans and receivables; held-to-maturity investments; and available-for-sale financial assets. CMTH determines the classification of its financial instruments at initial recognition.

(a)    Financial assets at fair value through profit or loss

This category comprises two sub-categories: financial assets classified as held for trading, and financial assets designated by CMTH at fair value through profit or loss upon initial recognition.

A financial asset is classified as held for trading if it is acquired or incurred principally for the purpose of selling or repurchasing it in the near term or if it is part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking. Financial assets held for trading other than derivatives consist of debt instruments, including Japanese government bonds and commercial paper. All derivatives that do not qualify as hedging instruments are also classified as held for trading and recognized in the consolidated statement of financial position as “Derivative financial assets” or “Derivative financial liabilities” except for embedded derivatives separated from the host contract (see Note 2.8 for more discussion on derivatives). Embedded derivatives separated from a host contract are presented with the host contract in the consolidated statement of financial position. Financial instruments included in this category are recognized initially at fair value; transaction costs are taken directly to the consolidated income statement.

Gains and losses arising from changes in fair value are included directly in the consolidated income statement and are reported as “Net gains / (losses) on financial instruments classified as held for trading”. Interest income and expense, and dividend income on financial assets held for trading are also included in “Net gains / (losses) on financial instruments classified as held for trading”. Instruments are derecognized

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when the rights to receive cash flows have expired or CMTH has transferred substantially all the risks and rewards of ownership.

CMTH designates certain financial assets upon initial recognition at fair value through profit or loss (fair value option). This designation cannot subsequently be changed. In accordance with IAS 39, the fair value option is only applied when the following conditions are met:

•	the application of the fair value option reduces or eliminates an accounting mismatch that would otherwise arise or

•	the financial assets are part of a portfolio of financial instruments which is risk managed and reported to senior management on a fair value basis or

•	the financial assets consist of debt host and embedded derivatives that must be separated, but CMTH is unable to measure the embedded derivatives separately either at acquisition or at the end of a subsequent financial reporting period.

CMTH designates financial instruments at fair value when the designation applied to groups of financial assets, financial liabilities or combination thereof that are managed, and their performance evaluated, on a fair value basis in accordance with a documented risk management or investment strategy, and the information about the groups of financial instruments is reported to management on a fair value basis. Under this criterion, certain investments in externally managed investment funds and privately owned companies held through investment partnerships managed by an investment manager subsidiary are the principal class of financial instruments so designated. Fair value changes relating to financial assets designated at fair value through profit or loss are recognized in “Net losses on financial instruments designated at fair value through profit or loss”. Interest income and dividend income on financial assets designated at fair value through profit or loss are also included in “Net losses on financial instruments designated at fair value through profit or loss”.

(b)    Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, other than:

•	those that CMTH intends to sell immediately or in the near term, which shall be classified as held for trading, and those that CMTH upon initial recognition designates at fair value through profit or loss;

•	those that CMTH upon initial recognition designates as available-for-sale; or

•	those for which the holder may not recover substantially all of its initial investment, other than because of credit deterioration, which shall be classified as available-for-sale.

Loans and receivables are initially recognized at fair value which is the cash consideration to originate or purchase the loan including any transaction costs and fee received, and measured subsequently at amortized cost using the effective interest method. Loans and receivables are reported in the consolidated statement of financial position as “Loans and advances”, “Investment securities” or other items, as appropriate. Interest on loans is included in the consolidated income statement and is reported as “Interest income”. Impairment loss is reported as a deduction from the carrying amount of the loan and recognized in the consolidated income statement as “Impairment charges”.

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(c)    Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturities that CMTH’s management has the positive intention and ability to hold to maturity, other than:

•	those that CMTH upon initial recognition designates as at fair value through profit or loss;

•	those that CMTH designates as available-for-sale; and

•	those that meet the definition of loans and receivables.

These are initially recognized at transaction price including direct and incremental transaction costs and fees received, if any, and measured subsequently at amortized cost, using the effective interest method. Held-to-maturity investments are included in “Investments securities” in the consolidated statement of financial position. Interest on held-to-maturity investments is included in the consolidated income statement and reported as “Interest income”. In the case of impairment, the impairment loss is reported as a deduction from the carrying amount of the investment and recognized in the consolidated income statement as “Impairment charges”. Held-to-maturity investments primarily comprise Japanese government bonds.

(d)    Available-for-sale financial assets

Available-for-sale financial assets are financial assets that are intended to be held for an indefinite period of time, which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices or that are not classified as loans and receivables, held-to-maturity investments or financial assets at fair value through profit or loss. Available-for-sale financial assets are initially recognized at fair value, which is the cash consideration including any transaction costs, and measured subsequently at fair value with gains and losses being recognized in the consolidated statement of comprehensive income, except for impairment losses and foreign exchange gains and losses, until the financial asset is derecognized. If an available-for-sale financial asset is determined to be impaired, the cumulative gain or loss previously recognized in the consolidated statement of comprehensive income is recognized in the consolidated income statement as “Impairment charges”. However, interest is calculated using the effective interest method, and foreign currency gains and losses on monetary assets classified as available-for-sale financial assets are recognized in the consolidated income statements. Dividends on available-for-sale equity instruments are recognized in the consolidated income statement in “Net investment income” when CMTH’s right to receive payment is established.

(e)    Recognition of regular way purchase or sale of securities

CMTH uses trade date accounting for regular way purchase or sale of securities when recording financial asset transactions.

2.6.2.    Financial liabilities

(a)    Financial liabilities designated at fair value through profit or loss

CMTH designates certain financial liabilities upon initial recognition at fair value through profit or loss (fair value option). This designation cannot subsequently be changed. According to IAS 39, the fair value option is only applied when the following conditions are met:

•	the application of the fair value option reduces or eliminates an accounting mismatch that would otherwise arise or

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•	the financial liabilities are part of a portfolio of financial instruments which are managed and reported to senior management on a fair value basis or

•	the financial liabilities consist of debt host and embedded derivatives that are required to be separated, but CMTH is unable to measure the embedded derivatives separately either at acquisition or at the end of a subsequent financial reporting period.

The fair value option is applied to short positions held by investment funds that are part of a portfolio managed on a fair value basis. Fair value changes relating to financial liabilities designated at fair value through profit or loss are recognized in “Net losses on financial instruments designated at fair value through profit or loss”.

(b)    Financial liabilities measured at amortized cost

Financial liabilities that are not classified as financial liabilities at fair value through profit or loss fall into this category and are measured at amortized cost based on the effective interest method. Financial liabilities measured at amortized cost include deposits, call money, cash collateral on securities lent and repurchase agreements, due to trust accounts, due to investors of trust accounts, debt securities issued, and borrowings.

2.6.3.    Determination of fair value

For financial instruments that are traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices or dealer price quotations.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s-length basis. If the above criteria are not met, the market is regarded as being inactive. Indications that a market is inactive may include a wide bid-offer spread, significant increase in the bid-offer spread and fewer recent transactions.

For all financial instruments that are not traded in active markets, fair value is determined using valuation techniques. Using these techniques, fair value is estimated from observable data in respect of similar financial instruments, using models to estimate the present value of expected future cash flows or other valuation techniques, using inputs (for example, LIBOR yield curve, foreign exchange rates, volatilities and counterparty spreads) existing at the dates of the consolidated statement of financial position.

CMTH uses widely recognized valuation models for determining fair value of non-standardized financial instruments of lower complexity, such as options or interest rate and currency swaps. For these financial instruments, inputs into models are generally market observable. For more complex instruments, CMTH uses internally developed models, which are usually based on valuation methods and techniques generally recognized as standard within the industry. Valuation models are used primarily to value derivatives transacted in the over-the-counter (“OTC”) market, unquoted debt and equity securities (including those with embedded derivatives) and other debt and equity instruments for which markets were or have become illiquid. Some of the inputs to these models may not be market observable and are therefore estimated based on assumptions. The impact on net profit of financial instrument valuations reflecting non-market observable inputs (level 3 valuations) is disclosed in Note 33.4.

CMTH uses its own credit-risk spreads in determining the current value for its derivative liabilities and all other liabilities for which it has elected the fair value option when such liabilities designated at fair value through profit or loss are exposed to own credit risks. When CMTH’s credit spreads widen, CMTH recognizes

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a gain on these liabilities because the value of the liabilities has decreased. When CMTH’s credit spreads narrow, CMTH recognizes a loss on these liabilities because the value of the liabilities has increased.

The output of a model is always an estimate or approximation of a value that cannot be determined with certainty, and valuation techniques employed may not fully reflect all factors relevant to the positions CMTH holds. Valuations are, therefore, adjusted, where appropriate, to allow for additional factors including model risk, liquidity risk and counterparty credit risk. Based on the established fair value model governance policies, and related controls and procedures applied, management believes that these valuation adjustments are necessary and appropriate to fairly state the values of financial instruments carried at fair value in the consolidated statement of financial position. Price data and parameters used in the measurement procedures applied are reviewed carefully and adjusted, if necessary – particularly in view of current market developments.

The fair value of OTC derivatives is determined using valuation methods that are commonly accepted in financial markets, such as present value techniques and option pricing models. The fair value of foreign exchange forwards is generally based on current forward exchange rates. Structured interest rate derivatives are measured using appropriate option pricing models (for example, the Black-Scholes model).

2.6.4.    Derecognition

Financial assets are derecognized when the contractual rights to receive the cash flows from these assets have ceased to exist or the assets have been transferred and substantially all the risks and rewards of ownership of the assets are also transferred (that is, if substantially all the risks and rewards have not been transferred, CMTH tests control to ensure that continuing involvement on the basis of any retained powers of control does not prevent derecognition). Financial liabilities are derecognized when, and only when, the obligations specified in the contracts are discharged or cancelled or expired, and the liabilities are extinguished.

Collateral (equity and debt securities) provided by CMTH under standard repurchase agreements and securities lending and borrowing transactions is not derecognized because CMTH retains substantially all the risks and rewards on the basis of the predetermined repurchase price, and the criteria for derecognition are, therefore, not met.

2.7. Offsetting financial instruments

Financial assets and liabilities are offset and the net amount is reported in the consolidated statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

2.8. Derivative financial instruments and hedge accounting

Derivatives are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at their fair value. Fair value is obtained from quoted market prices in active markets (for example, for exchange-traded options), including recent market transactions, and valuation techniques (for example, for swaps and currency transactions), including discounted cash flow models and options pricing models, as appropriate. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. All derivative assets and liabilities, except for embedded derivatives separated from host contracts, are recognized in the consolidated statement of financial position as “Derivative financial assets” and “Derivative financial liabilities”, respectively. Changes in the fair value of derivative instruments that do not qualify for hedge accounting are recognized immediately in the consolidated income statement under “Net gains / (losses) on financial instruments classified as held for trading”.

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Certain derivatives embedded in other financial instruments, such as the credit default option in a purchased bond, are treated as separate derivatives when their economic characteristics and risks are not closely related to those of the host contract and the host contract is not carried at fair value through profit or loss. These embedded derivatives are separately accounted for at fair value, but are presented together with their host contracts in the consolidated statement of financial position, with changes in fair value recognized in the consolidated income statement as “Net gains / (losses) on financial instruments classified as held for trading” unless CMTH chooses to designate the hybrid contracts at fair value through profit or loss.

CMTH enters into a variety of derivative transactions for purposes other than trading. Though such derivatives may serve as economic hedges against CMTH’s risk exposures, they do not always meet the criteria for hedge accounting.

There are three types of hedge relationship: hedges of changes in the fair value of a recognized asset or liability or firm commitment (fair value hedges); hedges of the variability in cash flows from a recognized asset or liability or a highly probable forecasted transaction (cash flow hedges); and hedges of the net investment in a foreign operation. Hedge relationships are formally documented at inception. The documentation identifies the hedged item and the hedging instrument and details the risk that is being hedged and the way in which effectiveness will be assessed at inception and during the period of the hedge. If the hedge is not highly effective in offsetting changes in fair value or cash flows attributable to the hedged risk, consistent with the documented risk management strategy, hedge accounting is discontinued.

CMTH does not apply hedge accounting under IFRS. However, at transition date CMTH discontinued hedge accounting for certain cash flow hedging relationships recorded under Japanese GAAP which were not of a type prohibited by IFRS. As a result, the cumulative changes in fair value of these derivatives were recognized in a cash flow hedging reserve within equity and are being recognized in net income at the same time as the originally hedged transactions.

2.9. Securities sale and repurchase agreements

Transactions under securities sale and repurchase agreements (“repos”) and securities purchase and reverse repurchase agreements (“reverse repos”) are accounted for as collateralized financing transactions. Securities sold under repos are reclassified in the financial statements as “Assets pledged as collateral” when the transferee has the right by contract or custom to sell or re-pledge the collateral; the counterparty liability is included in “Cash collateral on securities lent and repurchase agreements”. Cash collateral paid under reverse repos is recorded as “Cash collateral on securities borrowed and reverse repurchase agreements”. The difference between sale and repurchase price, and, purchase and resell price is treated as interest and accrued over the life of the agreements using the effective interest method. Securities lent to counterparties are also retained in the financial statements as “Assets pledged as collateral” when the borrower has the right by contract or custom to sell or re-pledge the securities lent and cash collateral received is included in “Cash collateral on securities lent and repurchase agreements”. Cash collateral pledged under securities borrowing agreements is included in “Cash collateral on securities borrowed and reverse repurchase agreements”.

2.10.    Leases

Leases are accounted for in accordance with IAS 17 and IFRIC 4. CMTH operates as a lessee and has no material transactions as lessor.

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(i) Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by another party, the lessor, are classified as operating leases. Expense for operating leases is charged to the consolidated income statement on a straight-line basis over the period of the lease.

(ii) Finance leases

Leases of assets where CMTH as a lessee has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate of interest on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other liabilities in the consolidated statement of financial position. The interest element of the finance cost is charged to the consolidated income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

2.11.    Property and equipment

Land and buildings comprise branches and offices. All property and equipment used by CMTH is stated at historical cost less depreciation and impairment. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Subsequent expenditures are included in the asset’s carrying amount or are recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to CMTH and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repair and maintenance costs are charged to other operating expenses during the financial period in which they are incurred.

Land is not depreciated. Depreciation of other assets is calculated using the straight-line method to allocate their cost to their residual values over their estimated useful lives, as follows:

•	Buildings: 10-50 years

•	Equipment: 3-8 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date. In addition, assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. The recoverable amount is the higher of the asset’s fair value less costs to sell and value in use.

Gains and losses on disposals are determined by comparing proceeds with the carrying amount. They are included in other operating income or other operating expenses in the consolidated income statement.

2.12.    Intangible assets

Intangible assets comprise separately identifiable intangible items arising from business combinations, computer software licenses and other intangible assets. Intangible assets are recognized at cost. Intangible assets with a definite useful life are amortized to their residual values using the straight-line method over their estimated useful economic life not exceeding 20 years. Intangible assets with an indefinite useful life are not amortized. At each reporting date, intangible assets are reviewed for indications of impairment. If such indications exist, an intangible asset is analyzed to assess whether its carrying amount is fully recoverable. An impairment loss is recognized if the carrying amount exceeds the recoverable amount. CMTH uses the cost

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model for the measurement after recognition. Intangible assets with indefinite useful lives are tested annually for impairment and whenever there is an indication that the asset may be impaired.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of CMTH’s share of the net identifiable assets of acquired subsidiaries and associates at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill on acquisition of associates is included in investments in associates.

Goodwill is allocated to cash-generating units or groups of cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose identified in accordance with IAS 36. Goodwill is tested annually as well as whenever a triggering event has been observed for impairment by comparing the present value of the expected future cash flows from a cash generating unit with the carrying value of its net assets, including attributable goodwill and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Computer software licenses

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortized to their residual values on the basis of the expected useful lives and the amortization expenses are included in “General and administrative expenses”. Software has a maximum expected useful life of 5 years.

Other intangible assets

Other intangible assets primarily consist of land leasehold rights. They are recognized only when CMTH legally obtains the rights and can reliably measure the fair value. Land leasehold rights have an indefinite useful life, and these contracts are not expected to be terminated in the foreseeable future. Land leasehold rights are expected to generate cash flows for an indefinite period of time. They are not amortized but are tested for impairment annually or more frequently if any events or changes in circumstances indicate an impairment event may have occurred.

2.13.    Income tax

Current income tax

Income tax payable (receivable) is calculated on the basis of the applicable tax law enacted or substantively enacted at the date of the consolidated statement of financial position in the respective jurisdiction and is recognized as an expense (income) for the year except to the extent that current tax related to items that are charged or credited in other comprehensive income or directly to equity. Taxable profit differs from profit as reported in the consolidated income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Where tax losses can be relieved only by carryforward against taxable profits of future periods, a deductible temporary difference arises. Those losses carried forward are set off against deferred tax liabilities carried in the consolidated statement of financial position.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Deferred income tax

Deferred income tax is provided in full, using the balance sheet liability method on income tax loss available to carryforward and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined using tax rates that have been enacted or substantially enacted by the reporting date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. The principal temporary differences arise from impairment of securities and loans and advances and the impairment allowance for loans and advances. However, deferred income tax is not accounted for if it arises from the initial recognition of goodwill or the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

Deferred income tax assets are recognized when it is probable that future taxable profit will be available against which these temporary differences can be utilized. Deferred income tax is provided on temporary differences arising from investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by CMTH and it is probable that the difference will not reverse in the foreseeable future.

The tax effects of the carryforward of unused losses or unused tax credits are recognized as an asset when it is probable that future taxable profits will be available against which these losses can be utilized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and CMTH intends to settle its current tax assets and liabilities on a net basis.

Deferred income tax related to fair value re-measurement of available-for-sale investments and cash flow hedges, which are recognized in other comprehensive income, is also recognized in other comprehensive income and subsequently in the consolidated income statement together with the deferred gain or loss.

2.14.    Employee benefits

The liability recognized in the consolidated statement of financial position for defined benefit pension plans is the present value of the defined benefit obligations at each date, less the fair value of plan assets, together with adjustments for unrecognized actuarial gains or losses and past service costs. The defined benefit obligation is calculated annually by qualified actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using discount rates derived based on the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation are charged or credited to income over the employees’ expected average remaining working lives.

CMTH accounts for assets contributed to the defined benefit plans as plan assets when they meet all conditions for assets held by a long-term employee benefit fund as prescribed under IFRS.

The difference between the fair value of the plan assets and the present value of the defined benefit obligations at the reporting date adjusted for any cumulative unrecognized actuarial gains and losses and past service costs, is recognized as a liability or asset in the consolidated statement of financial position as appropriate. When the calculation for each plan results in a net asset position, the recognized asset is limited to the net total of any cumulative unrecognized actuarial losses and past service costs and the present value of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

any economic benefits available in the form of refunds from the plan or reductions in future contributions to the plan.

2.15.    Provisions

Provisions are recognized when: CMTH has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. CMTH does not recognize provisions for future operating losses.

Provisions are measured at the present value of the expenditure expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expenses.

2.16.    Financial guarantee contracts

Financial guarantee contracts are contracts that require the issuer to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payments when due, in accordance with the terms of a debt instrument. Such financial guarantees are given to banks, financial institutions and other bodies on behalf of customers to secure loans, overdrafts and other banking facilities.

Financial guarantees are initially recognized in the financial statements at fair value on the date the guarantees are issued. Guarantees are agreed on arm’s-length market terms and, therefore, it is considered that the fair value of a financial guarantee equates to the value of the premium receivable at the time the guarantee is issued. Subsequent to initial recognition, CMTH’s liabilities under such guarantees are measured at the higher of the initial amount, less amortization of fees recognized in accordance with IAS 18, and the best estimate of the amount required to settle the guarantee. These estimates are determined based on experience of similar transactions and history of past losses, supplemented by the judgment of management. The fee income earned is recognized on a straight-line basis over the life of the guarantee. Any increase in the liability relating to guarantees is reported in the consolidated income statement within other operating expenses.

2.17. Loan commitments

Loan commitments, which generally have fixed expiration dates or other termination clauses, are legally binding agreements to lend to customers. Commitments are different from guarantees in that the commitments are generally revocable or have provisions that enable CMTH to avoid payments in the event of violations of any conditions of the contracts or certain deterioration of the potential borrowers’ financial condition. Loan commitments may expire without being drawn upon and, therefore, the total commitment amounts are not necessarily exposed to a risk of impairment loss.

Provision is made for loan commitments if it is probable that the facility will be drawn and the resulting loans and advances will be impaired and recognized at a value less than the cash advanced. Provisions are measured using the expected withdrawal, probability of default and collectible amounts at event of default. Commitment fee income on the unused line of loan commitments is recognized on a straight-line basis.

2.18.    Preferred shares

Class II and Class III preferred shares issued by the holding company, Chuo Mitsui Trust Holdings, Inc. are financial instruments that contain both a liability and an equity component. The different components of these compound financial instruments are accounted for in equity and in debt securities issued according to their substance of the contractual agreements, as defined in IAS 32 “Financial instruments: Presentation”.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The financial liability component of the preferred shares was valued on the issuance date initially at the present value of the future cash flows with a discount rate determined based on the interest rate of a bond issued by Chuo Mitsui Trust Holdings, Inc. with the similar characteristics excluding the equity component. The debt component is subsequently measured at amortized cost after initial recognition using the effective interest rate method. The difference between the net proceeds received and the corresponding liability at issuance date was accounted for as an equity component included in the capital surplus account.

Dividends on preferred shares are accounted for within equity, and are recognized in the period in which they are approved by shareholders.

2.19.    Share capital

Classification

Ordinary shares are classified as equity. Mandatorily redeemable preferred shares are classified as liabilities with respect to the redeemable principal.

Share issuance costs

Incremental costs directly attributable to the issuance of new shares or options or to the acquisition of a business are shown in equity as a deduction, net of tax, from the proceeds. For compound instruments the issuance costs are allocated to the liability and equity components based on their relative fair values at issuance.

Dividends on ordinary shares

Dividends on ordinary shares are recognized in equity in the period in which they are approved by the shareholders.

The amount of dividends available for distribution to the shareholders of Chuo Mitsui Trust Holdings, Inc. is determined based on its statutory books of accounts as determined based on Japanese GAAP.

Treasury shares

Where the holding company, Chuo Mitsui Trust Holdings, Inc. or other members of CMTH purchases the holding company’s equity share capital, the consideration paid is deducted from shareholders’ equity as treasury shares until they are retired. Where such shares are subsequently sold or reissued, any consideration received is included in shareholders’ equity.

2.20.    Interest income and expenses

Interest income and expenses for all interest-bearing financial instruments are recognized within “Interest income” and “Interest expenses” except for those on financial assets or liabilities held for trading and financial assets or liabilities designated at fair value through profit or loss. Interest income and expenses are recognized using the effective interest method.

The effective interest method is a method of calculating the amortized cost of a financial asset or a financial liability and of allocating the interest income or interest expenses over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument or, when appropriate, a shorter period to the net carrying amount of the financial asset or financial liability. When calculating the effective interest rate, CMTH estimates cash flows considering all contractual terms of the financial instrument (for example, prepayment options) but does

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

not consider future credit losses. The calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Once a financial asset or a group of similar financial assets has been written down as a result of impairment, interest income is recognized using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss.

2.21.    Fee and commission income

Fees and commissions are generally recognized on an accrual basis when the service has been provided. Loan commitment fees for loans that are likely to be drawn down are deferred (together with related direct costs) and recognized as an adjustment to the effective interest rate on the loan. Loan syndication fees are recognized as income when the syndication has been completed and CMTH has retained no part of the loan package for itself or has retained a part at the same effective interest rate as the other participants.

Fees and commissions arising from negotiating or participating in the negotiation of, a transaction for a third party– such as the arrangement of the acquisition of shares or other securities – are recognized on completion of the underlying transaction. Portfolio and other management advisory and service fees are recognized based on the applicable service contracts, usually on a time-apportioned basis. Fiduciary fees are recognized over the period in which the service is provided. The same principle is applied for asset management fees related to investment funds, wealth management and financial planning that are continuously provided over an extended period of time.

2.22.    Dividend income

With the exception of dividends generated from financial assets or liabilities held for trading and financial assets or liabilities designated at fair value through profit or loss, dividends are recognized in the consolidated income statement as “Net investment income” when the entity’s right to receive payment is established. Dividend income generated from financial assets held for trading and financial assets designated at fair value through profit or loss is recognized in the “Net gains / (losses) on financial instruments classified as held for trading” or “Net losses on financial instruments designated at fair value through profit or loss” in the consolidated income statement, respectively, when the entity’s right to receive payment is established.

2.23. Impairment of financial assets

Assets carried at amortized cost

CMTH assesses at each reporting date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The criteria CMTH uses to determine whether there is objective evidence of an impairment loss include:

(i)	significant financial difficulty of the issuer or obligor;

(ii)	a breach of contract, such as a default or delinquency in interest or principal payments;

(iii)	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(iv)	it becomes probable that the borrower will enter bankruptcy or other financial reorganization;

(v)	the disappearance of an active market for that financial asset because of financial difficulties; or

(vi)	observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio, including;

(a)	adverse changes in the payment status of borrowers in the portfolio; and

(b)	national or local economic conditions that correlate with defaults on the assets in the portfolio.

CMTH first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If CMTH determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognized are not included in a collective assessment of impairment.

The amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account and/or direct charge-offs, and the amount of the loss is recognized in the consolidated income statement. If a loan or held-to-maturity investment has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient, CMTH may measure impairment on the basis of an instrument’s fair value using an observable market price.

The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable. For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics (that is, on the basis of CMTH’s grading process that considers asset type, industry, geographical location, collateral type, past-due status and other relevant factors). Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets in CMTH, considering historical loss experience for assets with credit risk characteristics similar to those in CMTH. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not currently exist.

Estimates of changes in future cash flows for groups of assets should reflect and be directionally consistent with changes in related observable data from period to period (for example, changes in unemployment rates, property prices, payment status, or other factors indicative of changes in the probability of losses in CMTH and their magnitude). The methodology and assumptions used for estimating future cash flows are reviewed regularly by CMTH to reduce any differences between loss estimates and actual loss experience.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

When a loan is uncollectible, it is charged off against the related allowance for loan impairment. Such loans are written off after all the necessary procedures have been completed and the amount of the loss has been determined. Impairment charges relating to loans and advances are classified in “Impairment charges”. Also, impairment charges relating to investment securities (held-to-maturity and loans and receivables categories) are classified in “Impairment charges”. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed either directly or by adjusting the allowance account. The amount of the reversal is recognized in the consolidated income statement, as appropriate.

Assets classified as available-for-sale

CMTH assesses at each date of the consolidated statement of financial position whether there is objective evidence that a financial asset is impaired. In the case of equity instruments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is objective evidence of impairment resulting in the recognition of an impairment loss. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss – is removed from equity and recognized in the consolidated income statement. Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss is reversed through the consolidated income statement.

2.24.    Impairment of non-financial assets

Non-financial assets other than intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows, or cash-generating units. Non-financial assets that have previously been impaired are reviewed for possible reversal of the impairment at each reporting date.

3.  First-time adoption

3.1. Accounting principles

CMTH prepares the accompanying consolidated financial statements based on IFRS as issued by the IASB applicable at March 31, 2010 and applies them retrospectively to its opening consolidated statement of financial position under IFRS. Certain exceptions are required and certain exemptions are permitted by election under IFRS 1. Adoption of these exemptions is discussed in detail below.

•	CMTH elected not to apply IFRS 3, “Business combinations”, retrospectively to business combinations prior to the date of transition.

•	At transition, CMTH recognized all cumulative actuarial gains and losses on defined benefit pension plans in the opening equity.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•	At transition, CMTH elected to reset the cumulative foreign currency translation differences arising from the translation of foreign operations to zero.

•	CMTH applied the derecognition provisions of IAS 39, “Financial instruments: Recognition and Measurement”, prospectively for transactions occurring on or after January 1, 2004.

The following reconciliation tables describe the effects of transition from Japanese GAAP to IFRS for the consolidated statement of financial position, the total equity as of April 1, 2008 and March 31, 2009, the consolidated income statement and the consolidated statement of comprehensive income for the year ended March, 31, 2009. The consolidated financial statements of CMTH under Japanese GAAP for the years ended March 31, 2008 and 2009 were prepared in accordance with the Japanese GAAP presentation requirements. The amounts shown in the Japanese GAAP columns in the reconciliation tables include certain reclassifications from the amounts shown in the originally issued Japanese GAAP consolidated financial statements. Certain items in the consolidated income statement are required to be disclosed in more detail under the issued Japanese GAAP consolidated financial statements, but are aggregated in the Japanese GAAP columns in the reconciliation tables below.

These reclassifications have no effect on total assets, total liabilities, total equity, or profit / (loss) for the year in the Japanese GAAP columns in the reconciliation tables.

Also, although comprehensive income is not presented in the consolidated financial statements under Japanese GAAP, there is a section under “Equity” which includes items such as net unrealized gains / (losses) on available-for-sale securities, deferred gains on derivatives under hedge accounting and foreign currency translation adjustments, which are equivalent to components of other comprehensive income under IFRS. Therefore, comprehensive income is presented under Japanese GAAP in this reconciliation for convenience of the readers of the consolidated financial statements.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated statements of financial position at April 1, 2008

			Effect of
		Japanese	transition to
Note		GAAP	IFRS	IFRS
		(Millions of yen)

	Assets
(a)	Cash and deposits with banks	213,364	7,011	220,375
(a)(h)	Call loans	204,862	31,482	236,344
(h)	Cash collateral on securities borrowed and reverse repurchase agreements	104,003	–	104,003
	Financial assets held for trading other than derivatives	30,006	0	30,006
(a) (c)(l)	Derivative financial assets	57,336	123,778	181,114
(a)(c)	Financial assets designated at fair value through profit or loss	–	223,460	223,460
(a)(c)(j)(k)(m)	Investment securities	4,727,727	(2,334,357)	2,393,370
(a)(b)(k)	Loans and advances	7,797,135	1,460,301	9,257,436
(j)	Assets pledged as collateral	–	1,862,017	1,862,017
(a)	Investment in associates and joint ventures	19,447	410	19,857
(a)(d)	Property and equipment	132,795	15,644	148,439
(a)	Intangible assets	73,499	1,963	75,462
	Current income tax assets	42,139	–	42,139
(a)(g)	Deferred income tax assets	144,996	73,962	218,958
(a)(e)(i)(m)	Other assets	925,528	(685,690)	239,838

	Total assets	14,472,837	779,981	15,252,818

	Liabilities
(a)	Deposits	8,830,598	(27,521)	8,803,077
(a)	Call money	291,582	–	291,582
	Cash collateral on securities lent and repurchase agreements	1,821,318	–	1,821,318
(a)(c)(l)	Derivative financial liabilities	54,101	128,038	182,139
(a)(c)	Financial liabilities designated at fair value through profit or loss	–	3,530	3,530
(a)	Due to trust accounts	1,051,839	(1,025,534)	26,305
(a)	Due to investors of trust accounts	–	2,252,157	2,252,157
(c)(f)	Debt securities issued	176,262	355,854	532,116
(a)(b)	Borrowings	474,370	11,101	485,471
(a)	Current income tax liabilities	9,236	(687)	8,549
(a)	Deferred income tax liabilities	7,580	2,051	9,631
	Provisions	13,150	(13,150)	–
(a)(e)	Retirement benefit obligations	3,564	1,898	5,462
(a) (i)(m)	Other liabilities	720,022	(569,282)	150,740

	Total liabilities	13,453,622	1,118,455	14,572,077

	Equity attributable to owners of the parent
	Share capital	261,609	(181,625)	79,984
	Capital surplus	127,347	(143,231)	(15,884)
	Retained earnings	441,646	(126,516)	315,130
	Other reserves	42,558	112,557	155,115
	Treasury shares	(262)	–	(262)

	Total equity attributable to owners of the parent	872,898	(338,815)	534,083
	Non-controlling interest	146,317	341	146,658

	Total equity	1,019,215	(338,474)	680,741

	Total liabilities and equity	14,472,837	779,981	15,252,818

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated statements of financial position at March 31, 2009

		Japanese	Effect of transition
Note		GAAP	to IFRS	IFRS
		(Millions of yen)

	Assets
(a)	Cash and deposits with banks	233,749	6,122	239,871
(a)(h)	Call loans	15,391	8,374	23,765
(h)	Cash collateral on securities borrowed and reverse repurchase agreements	8,812	–	8,812
	Financial assets held for trading other than derivatives	26,230	13	26,243
(a)(c)(l)	Derivative financial assets	58,932	173,446	232,378
(a)(c)	Financial assets designated at fair value through profit or loss	–	129,742	129,742
(a)(c)(j)(k)(m)	Investment securities	4,956,317	(1,636,743)	3,319,574
(a)(b)(k)	Loans and advances	8,547,718	1,283,370	9,831,088
(j)	Assets pledged as collateral	–	1,290,516	1,290,516
(a)	Investment in associates and joint ventures	21,250	1,393	22,643
(a)(d)	Property and equipment	128,095	15,720	143,815
(a)	Intangible assets	59,223	4,288	63,511
	Current income tax assets	5,937	–	5,937
(a)(g)	Deferred income tax assets	192,569	67,189	259,758
(a) (e)(i)(m)	Other assets	832,223	(564,885)	267,338

	Total assets	15,086,446	778,545	15,864,991

	Liabilities
(a)	Deposits	9,446,535	(25,189)	9,421,346
(a)	Call money	253,478	–	253,478
	Cash collateral on securities lent and repurchase agreements	1,255,648	–	1,255,648
(a)(c)(l)	Derivative financial liabilities	66,050	174,024	240,074
(a)(c)	Financial liabilities designated at fair value through profit or loss	–	2,818	2,818
(a)	Due to trust accounts	879,918	(854,326)	25,592
(a)	Due to investors of trust accounts	–	1,891,361	1,891,361
(c)(f)	Debt securities issued	174,570	198,825	373,395
(a)(b)	Borrowings	1,692,566	11,531	1,704,097
(a)	Current income tax liabilities	3,171	(139)	3,032
(a)	Deferred income tax liabilities	353	2,622	2,975
	Provisions	12,229	(12,229)	–
(a)(e)	Retirement benefit obligations	4,024	1,682	5,706
(a)(i)(m)	Other liabilities	609,449	(380,527)	228,922

	Total liabilities	14,397,991	1,010,453	15,408,444

	Equity attributable to owners of the parent
	Share capital	261,609	(100,175)	161,434
	Capital surplus	–	(66,344)	(66,344)
	Retained earnings	338,564	(183,363)	155,201
	Other reserves	(98,498)	118,313	19,815
	Treasury shares	(262)	–	(262)

	Total equity attributable to owners of the parent	501,413	(231,569)	269,844
	Non-controlling interest	187,042	(339)	186,703

	Total equity	688,455	(231,908)	456,547

	Total liabilities and equity	15,086,446	778,545	15,864,991

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of equity at April 1, 2008 and March 31, 2009

A detailed reconciliation from Japanese GAAP to IFRS is as follows:

Note				At April 1, 2008	At March 31, 2009
				(Millions of yen)

			CMTH’s total equity under Japanese GAAP	1,019,215	688,455
(a)			Scope of consolidation and derecognition of transferred financial assets	(37,799)	(26,476)
(b)			Financial instruments — Loans and advances
	(i	)	Allowance for impaired loans and advances	25,936	(156)
	(ii	)	Fee income and commissions	(5,654)	(4,465)
	(iii	)	Derecognition of financial assets — loan participation	(69)	(46)
(c)			Financial instruments other than loans and advances
	(i	)	Fair value of quoted equity securities	(4,635)	14,095
	(ii	)	Derecognition of financial assets	–	–
	(iii	)	Unquoted equity securities	68,623	12,373
	(iv	)	Amortized cost for debt instruments	(31)	1
	(v	)	Impairment of investment securities-equity securities	–	–
	(vi	)	Hedge accounting	(4,414)	120
	(vii	)	Embedded derivatives	2,325	(9,158)
	(viii	)	Derecognition of financial liabilities	(26,065)	(24,891)
(d)			Property and equipment	8,813	8,728
(e)			Retirement benefit obligations	(84,575)	(68,995)
(f)			Reclassification from equity to liabilities	(355,903)	(199,321)
			Other	3,063	1,716
			Tax effect of the above, from (a) to (f) and Other	20,220	39,965
(g)			Recoverability of deferred income tax assets	51,691	24,602

			CMTH’s total equity under IFRS	680,741	456,547

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated income statement and consolidated statement of comprehensive income for the fiscal year ended March 31, 2009

			Effect of
		Japanese	transition to
Note		GAAP	IFRS	IFRS
		(Millions of yen)

(a)(b)	Interest income	187,159	45,667	232,826
(a)(f)	Interest expenses	94,397	10,200	104,597

	Net interest income	92,762	35,467	128,229

(a)(b)	Fee and commission income	150,477	(23,991)	126,486
(a)	Fee and commission expenses	15,059	292	15,351

	Net fee and commission income	135,418	(24,283)	111,135

(a)(c)	Net losses on financial instruments classified as held for trading	(19,752)	(20,032)	(39,784)
(a)(c)	Net losses on financial instruments designated at fair value through profit or loss	–	(40,616)	(40,616)
(a)(c)	Net investment income	(57,974)	108,865	50,891
(a)(f)	Other operating income	16,271	(6,120)	10,151

	Operating income	166,725	53,281	220,006

(a)(e)	General and administrative expenses	149,451	(17,490)	131,961
(a)(b)(c)	Impairment charges	102,726	60,970	163,696
(a)	Other operating expenses	24,032	(4,639)	19,393

	Operating expenses	276,209	38,841	315,050

(a)	Share of (loss)/profit of associates and joint ventures	(195)	1,333	1,138

	Operating loss before tax	(109,679)	15,773	(93,906)
(a)(g)	Income tax expenses/(benefit)	(23,730)	74,373	50,643

(n)	Loss attributable to non-controlling interests	6,084	(6,084)	–

	Loss for the year	(92,033)	(52,516)	(144,549)

	Other comprehensive income
(a)	Net loss on available-for-sale financial assets	(164,926)	(56,943)	(221,869)
(a)	Net (loss)/gains on cash flow hedges	2,507	(2,559)	(52)
	Exchange differences on translations of foreign operations	(1,979)	–	(1,979)
(a)	Share of other comprehensive loss of associates and joint ventures	–	(2)	(2)
	Income tax relating to components of other comprehensive income	23,343	65,610	88,953

	Other comprehensive loss for the year, net of tax	(141,055)	6,106	(134,949)

	Total comprehensive loss for the year	(233,088)	(46,410)	(279,498)

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of comprehensive income for the fiscal year ended March 31, 2009

A detailed reconciliation from Japanese GAAP to IFRS is as follows:

Note				2009
				(Millions of yen)

			CMTH’s comprehensive income under Japanese GAAP	(233,088)
(n)			Less loss attributable to non-controlling interests	6,084
(a)			Scope of consolidation and derecognition of transferred financial assets	7,486
(b)			Financial instruments — Loans and advances
	(i	)	Allowance for impaired loans and advances	(15,417)
	(ii	)	Fee income and commissions	702
	(iii	)	Derecognition of financial assets — loan participation	14
(c)			Financial instruments other than loans and advances
	(i	)	Fair value of quoted equity securities	11,060
	(ii	)	Derecognition of financial assets	–
	(iii	)	Unquoted equity securities	(33,240)
	(iv	)	Amortized cost for debt instruments	19
	(v	)	Impairment of investment securities — equity securities	–
	(vi	)	Hedge accounting	2,679
	(vii	)	Embedded derivatives	(6,712)
	(viii	)	Derecognition of financial liabilities	694
(d)			Property and equipment	(52)
(e)			Retirement benefit obligations	9,211
(f)			Reclassification from equity to liabilities	(2,075)
(g)			Recoverability of deferred income tax assets	(27,089)
			Other	226

			CMTH’s comprehensive income under IFRS	(279,498)

3.2.	Primary differences in accounting principles between Japanese GAAP and IFRS

CMTH prepared its consolidated financial statements under Japanese GAAP. The primary differences in accounting principles between Japanese GAAP and IFRS are set out below with the major quantitative impact on CMTH’s consolidated financial statements. In addition to the difference in valuation principles between Japanese GAAP and IFRS, which affect various components of opening equity, there are numerous consolidated statement of financial position items affected by changes in presentation with no impact on equity.

(a) Scope of consolidation and derecognition of financial assets

CMTH consolidates certain entities that it does not consolidate under Japanese GAAP due to differences in consolidation requirements between IFRS and Japanese GAAP. These additional entities that are consolidated under IFRS primarily comprise principal-guaranteed money trusts, loan trusts and securitization vehicles. The basis of the consolidation under IFRS is as described below.

Chuo Mitsui and Chuo Mitsui Asset, which engage in trust banking businesses, offer a variety of trust products both to retail and corporate customers, and act as an asset manager and/or a trustee of a variety of trusts they offer. These trusts are not generally consolidated under Japanese GAAP. Under IFRS, however, CMTH consolidates principal-guaranteed money trusts and loan trusts if CMTH controls these trusts. The

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

beneficial interests of these principal-guaranteed money trusts and loan trusts have similar characteristics to saving accounts for retail customers. CMTH, as an asset manager and/or a trustee, makes decisions on the activities of these trusts, including investing in low-risk financial instruments, making payment of the beneficiaries dividends based on predetermined rates from the returns on the investments, and obtaining benefits from any surplus as compensation to an asset manager and/or a trustee. In addition, CMTH guarantees the principal of the beneficial interests in the trusts.

CMTH has securitized mortgages, mostly housing loans, whereby CMTH sells interests in senior tranches to third party investors, and retains subordinated tranches. Under IFRS, derecognition of the mortgages is not permitted if CMTH retains substantially all the risks and rewards associated with the mortgages by holding the subordinated tranches. A part of such securitized mortgages may be partially derecognized under the so-called “financial component approach” of Japanese GAAP. When derecognition is not permitted under IFRS, the securitized mortgages are recognized and corresponding liabilities for the proceeds received are included in “Due to investors of trust accounts” in CMTH’s consolidated statement of financial position. Upon reversing derecognition under IFRS, gains recognized for derecognition under Japanese GAAP have also been reversed.

Under IFRS, CMTH may consolidate certain investment trusts if CMTH controls these trusts, of which CMTH generally holds the majority of beneficial interests issued. These investment trusts are generally not considered subsidiaries under Japanese GAAP, and under Japanese GAAP, CMTH recognizes and accounts for its investments in them as investment securities.

The differences in the scope of consolidation and derecognition of transferred financial assets between Japanese GAAP and IFRS described above resulted in a decrease in retained earnings of ¥48,377 million and ¥20,921 million at April 1, 2008 and March 31, 2009, respectively. These differences also resulted in an increase in other reserves of ¥24,845 million and ¥4,875 million at April 1, 2008 and March 31, 2009, respectively, and an increase in non-controlling interest of ¥10 million and ¥52 million at April 1, 2008 and March 31, 2009, respectively. In total, consolidating these entities led to a decrease in total equity of ¥23,522 million (before tax ¥37,799 million) and ¥15,994 million (before tax ¥26,476 million) at April 1, 2008 and March 31, 2009, respectively.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The differences in the scope of consolidation between Japanese GAAP and IFRS described above resulted in an increase in total assets of ¥1,207,128 million and ¥1,023,691 million, at April 1, 2008 and March 31, 2009, respectively, and in an increase in total liabilities of ¥1,230,650 million and ¥1,039,685 million, at April 1, 2008 and March 31, 2009, respectively. Details of the increased total assets and liabilities are summarized in the following table:

	At April 1, 2008	At March 31, 2009
	(Millions of yen)

Assets
Cash and deposits with banks	7,011	6,122
Call loans	31,746	8,398
Derivative financial assets	–	27
Financial assets designated at fair value through profit or loss	218,206	127,675
Investment securities	(267,815)	(161,053)
Loans and advances	1,178,938	1,012,448
Investment in associates and joint ventures	79	1,393
Property and equipment	0	274
Intangible assets	64	985
Deferred income tax assets	14,604	10,710
Other assets	24,295	16,712

Total assets	1,207,128	1,023,691

Liabilities
Deposits	(25,310)	(23,031)
Derivative financial liabilities	981	7
Financial liabilities designated at fair value through profit or loss	3,530	2,818
Due to trust accounts	(1,025,535)	(854,326)
Due to investors of trust accounts	2,252,157	1,891,361
Borrowings	–	616
Current income tax liabilities	0	1
Deferred income tax liabilities	327	228
Retirement benefit obligations	9	14
Other liabilities	24,491	21,997

Total liabilities	1,230,650	1,039,685

Total equity	(23,522)	(15,994)

Total liabilities and equity	1,207,128	1,023,691

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The differences in the scope of consolidation and derecognition of transferred financial assets between Japanese GAAP and IFRS described above resulted in increases (decreases) to various line of the items in the income statement for the period ended March 31, 2009 as follows:

March 31, 2009
(Millions of yen)

Interest income	37,545
Interest expenses	6,607

Net interest income	30,938
Fee and commission income	(16,509)
Fee and commission expenses	1,132

Net fee and commission income	(17,641)
Net losses on financial instruments classified as held for trading	(11,675)
Net losses on financial instruments carried at fair value	(37,981)
Net investment income	81,228
Other operating income	(4,047)

Operating income	40,822
General and administrative expenses	345
Other expenses	(3,635)

Operating expenses	(3,290)
Share of profit in associates and joint ventures	1,333

Operating profit (loss) before tax	45,445
Income tax expenses	17,990

Profit (loss) for the year	27,455
Other comprehensive income (loss)
Net loss on available-for-sale financial assets	(19,821)
Net loss on cash flow hedges	(146)
Share of other comprehensive loss of associates	(2)

Other comprehensive income (loss) for the year, net of tax	(19,969)

Total comprehensive income (loss) for the year	7,486

(b) Financial instruments — Loans and advances

(i) Allowance for impaired loans and advances

Under Japanese GAAP, the allowance for loan losses is estimated in conjunction with CMTH’s asset self-assessment and borrower classification process and is calculated based on the recoverable amounts from collateral and guarantees, the discounted cash flow method and formula allowance based on the historical loan loss experience. The discounted cash flow method determines the present value of expected future cash flows discounted at the contractual interest rate in the measurement of the allowance. Formula allowance is estimated, on a portfolio basis, using a ratio of loan losses expected to be realized in the coming years. Amounts of direct charge-offs are not reversed in a subsequent period.

Under IFRS, if there is objective evidence that loans and advances have been impaired, the amount of loss is measured as the difference between the carrying amount of the asset and the present value of estimated future cash flows from the asset discounted at the effective interest rate of the loans and advances at initial recognition. Impairment losses are assessed individually for loans and advances that are individually

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

significant and individually or collectively for loans and advances that are not individually significant. An impairment allowance on individually assessed accounts is determined by an evaluation of the exposures on a case-by-case basis for significant impaired loans and advances. Collective assessment of impairment is performed on a portfolio basis where loans and advances are grouped into portfolios on the basis of similar risk characteristics. If, in a subsequent period, the amount of the impairment loss reduces and the reduction can be ascribed to an event after the impairment was recognized, the previously recognized loss is reversed by adjusting the allowance, as appropriate.

The borrower classification is closely linked to the provision for loan loss allowance under Japanese GAAP, which is not necessarily required to determine the impairment allowances under IFRS though the internal ratings assigned as a result of asset self-assessment and borrower classification are utilized to identify objective evidence of impairment.

Under IFRS, allowance for loan losses should be estimated using the discounted cash flow method without any threshold in amount. Under Japanese GAAP, the discounted cash flow method is applied to loans exceeding a predetermined threshold and is not required if the cash flows cannot be reasonably estimated. Accordingly, the use of the discounted cash flow method is rather limited under Japanese GAAP.

A formula-based approach and other statistical methods may be acceptable under IFRS; however, it should be consistent with the discounted cash flow methodology. Under Japanese GAAP, however, a formula allowance does not reflect a discounting effect and is based on the historical loan loss experience and provided to absorb losses to be realized over a specified period in the future according to the assigned borrower classification.

Under Japanese GAAP, amounts of direct charge-offs are not reversed in a subsequent period. Under IFRS, the amounts of direct charge-offs can be reversed if there is objective evidence to support the recovery of impairment.

The difference in allowance methodology resulted in an increase in retained earnings of ¥25,936 million at April 1, 2008 and a decrease in retained earnings of ¥156 million at March 31, 2009, respectively. This difference also resulted in a decrease in “Operating profit before tax” of ¥26,092 million and a decrease in comprehensive income of ¥15,417 million for the year ended March 31, 2009.

(ii) Fee income and commissions

Under Japanese GAAP, fees and commissions for the origination of loans are generally recognized in income upon origination. Under IFRS, fees and commissions for the origination of loans are recognized on an accrual basis as part of the effective interest rate on the respective financial instruments. The difference in recognition of fees and commissions resulted in a decrease in retained earnings of ¥5,654 million and ¥4,465 million at April 1, 2008 and March 31, 2009, respectively. This difference also resulted in an increase in “Operating profit before tax” of ¥1,189 million and an increase in comprehensive income of ¥702 million for the year ended March 31, 2009.

(iii) Derecognition of financial assets — loan participation

Under Japanese GAAP, where an obligation of the loan assets transfers substantially all of the economic profits and the risks of the loan assets without transferring the rights and obligations to the participant (buyer of the loan), and if it meets certain other conditions then derecognition may be achieved.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Under IFRS, the loan participation contract do not meet the derecognition criteria where CMTH is not prohibited by the terms of the contract from selling or pledging the original loan assets other than keeping them as security to the participants for the obligation to pay them cash flows.

This difference resulted in an increase in “Operating profit before tax” of ¥23 million and an increase in comprehensive income of ¥14 million for the year ended March 31, 2009.

In addition to above, the difference also resulted in an increase in loans and advances and borrowings of ¥10,965 million, in each case, and an increase in loan and advances of ¥10,780 million at April 1, 2008 and March 31, 2009, respectively.

(c) Financial instruments other than loans and advances

(i) Fair value of quoted equity securities

Under Japanese GAAP, closing prices at the reporting date are generally used to determine the fair value of quoted equity securities. In addition, under Japanese GAAP, it is permitted that listed equity securities for which quoted prices are available on a daily basis and are classified as available-for-sale are measured based on the one-month average of closing prices before the reporting date if consistently applied. Under IFRS, quoted prices at the reporting date (i.e., if available, bid prices in the active market) are used to determine the fair value of quoted investments as required under IAS 39. This difference resulted in a decrease of ¥4,635 million and an increase of ¥14,095 million in investment securities (equity securities) at April 1, 2008 and March 31, 2009, respectively. This also resulted in a decrease in other reserves of ¥2,750 million at April 1, 2008 and an increase in other reserves of ¥8,310 million at March 31, 2009.

(ii) Derecognition of financial assets (exchange of investment in equity securities classified as available-for-sale)

Under Japanese GAAP, the carrying amount of equity securities exchanged is carried over to the cost of the equity securities received in exchange. Under IFRS, an exchange of equity securities triggered by merger and acquisition transactions, where CMTH receives shares in the acquirer in exchange for those it had in the acquiree of equal fair value, may qualify for derecognition. In accordance with IFRS 1, CMTH has derecognized prospectively those investments in equity securities of such acquirees exchanged on or after January 1, 2004, and recognized equity securities of such acquirer at fair value at the dates of exchange transactions. This difference resulted in an increase in “Operating profit before tax” of ¥1,223 million, for the year ended March 31, 2009. However, due to the offsetting impact between “Operating profit before tax” and other comprehensive income, there is no impact on total comprehensive income for the year ended March 31, 2009. The adjustment of this accounting difference also resulted in an increase in retained earnings of ¥893 million and ¥1,615 million at April 1, 2008 and March 31, 2009, respectively, with a corresponding decrease in other reserves by the same amount.

(iii) Unquoted equity securities

Under Japanese GAAP, equity securities that do not have readily determinable fair value are accounted for at cost less impairment. Under IFRS, unquoted equity securities classified as available-for-sale are accounted for at fair value using valuation techniques, with changes in fair value recognized directly in equity. The difference resulted in an increase in investment securities (equity securities) of ¥68,319 million and ¥15,767 million at April 1, 2008 and March 31, 2009, respectively. This resulted in an increase in other reserves of ¥40,279 million and ¥7,613 million at April 1, 2008 and March 31, 2009, respectively, and a decrease in total comprehensive income of ¥33,240 million for the year ended March 31, 2009.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(iv) Amortized cost for debt instruments

Under Japanese GAAP, the straight-line method is applied to calculate the amortized cost of debt instruments. Under IFRS, the effective interest method is used. This difference resulted in an increase in “Operating profit before tax” of ¥310 million for the fiscal year ended March 31, 2009, and in a decrease in retained earnings of ¥164 million and an increase in retained earnings of ¥19 million at April 1, 2008 and March 31, 2009, respectively. This difference also resulted in an increase in other reserves of ¥146 million and a decrease in other reserves of ¥19 million at April 1, 2008 and March 31, 2009, respectively.

(v) Impairment of investment securities-equity securities

Under Japanese GAAP, CMTH recognizes an impairment loss for quoted equity securities classified as available-for-sale if the decline in fair value below amortized cost (that is, original acquisition cost less accumulated impairment losses) is 30 percent or more, unless, CMTH can objectively demonstrate that the fair value will recover substantially from the decline. If the decline in the fair value is 50 percent or more, impairment is recognized immediately. With regard to unquoted equity securities classified as available-for-sale, impairment losses are assessed by considering the financial condition and value of net assets of the issuer in accordance with the self-assessment procedures. If the fair value of an equity security has declined (i) below its amortized cost in respect of issuers that are categorized as possible bankruptcy, virtual bankruptcy and legal bankruptcy borrowers, (ii) by 30 percent or more compared to its amortized cost in respect of issuers categorized as caution and close observation borrowers, and (iii) by 50 percent or more compared to its amortized cost for all other issuers, unless, CMTH can objectively demonstrate that the fair value will recover shortly and substantially from the decline, CMTH recognizes an impairment in amortized cost of the security since the decline in fair value is deemed to be other than temporary. Impairment is recognized as a direct reduction of the amortized costs and cannot be reversed in the subsequent periods.

Under IFRS, CMTH uses a specific quantitative thresholds to determine significant or prolonged decline in the fair value below cost and other qualitative impairment criteria, including an issuer’s credit standing, and assesses at each reporting date whether there is objective evidence that available-for-sale equity securities are impaired.

As all equity securities classified as available-for-sale are measured at fair value under IFRS, the recognition of an impairment loss results in an offsetting effect between retained earnings and other reserves in the consolidated statement of financial position and between profit or loss for the year and other comprehensive income or loss for the year in the consolidated statement of comprehensive income. These differences resulted in an increase in impairment charge and a decrease in “Operating profit before tax” of ¥8,659 million for the year ended March 31, 2009. These differences resulted in a decrease in retained earnings of ¥41,391 million and ¥46,482 million at April 1, 2008 and March 31, 2009, respectively, with a corresponding increase in other reserves by the same amount. However, due to the offsetting effect as discussed above, there is no impact on total comprehensive income for the fiscal year ended March 31, 2009.

(vi) Hedge accounting

CMTH economically hedges interest risks arising from fixed rate deposits and loans, and currency risks arising from financial assets and liabilities, including investments in debt securities denominated in foreign currencies by entering into interest rate and foreign exchange forward contracts. CMTH applied hedge accounting for these transactions that met the hedging criteria set out under Japanese GAAP; however, IFRS requires different criteria to achieve hedge accounting under IAS 39. Consequently, hedge accounting under Japanese GAAP does not necessarily meet the hedge accounting requirements of IAS 39.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

With regard to hedging relationships of a type that would not qualify for hedge accounting under IFRS, CMTH reversed the hedge accounting under Japanese GAAP and recorded the effects of the reversal against retained earnings at the transition date. With regard to hedging relationships that would qualify under IFRS but CMTH was not fully compliant with the documentation requirements under IFRS at the transition date, CMTH discontinued hedge accounting at the transition date. The differences resulted in an increase in “Operating profit before tax” of ¥6,032 million and comprehensive income of ¥2,679 million, respectively, for the fiscal year ended March 31, 2009. These differences also resulted in a decrease of ¥2,193 million and an increase of ¥1,371 million in retained earnings at April 1, 2008 and March 31, 2009, respectively. These differences also resulted in a decrease in other reserves of ¥415 million and ¥1,300 million at April 1, 2008 and March 31, 2009, respectively.

In addition to above, the difference resulted in an increase in debt securities issued of ¥4,347 million and ¥3,788 million at April 1, 2008 and March 31, 2009, respectively. Also, the difference resulted in a decrease in net losses on financial instruments classified as held for trading of ¥6,312 million and a decrease in net investment income of ¥1,298 million, respectively, for the year ended March 31, 2009.

(vii) Embedded derivatives

Under Japanese GAAP, CMTH separates embedded derivatives on hybrid instruments when such embedded derivatives meet the criteria for separation, or when CMTH separates those derivatives for management purposes. Under Japanese GAAP, even though the embedded derivatives do not meet the separation criteria, a company is permitted to separate those embedded derivatives, if it separates those embedded derivatives from the host contracts for management purposes.

Although there are common separation criteria under IFRS and Japanese GAAP, there are some differences in the separation criteria. One of the major differences is that IFRS requires a separation of an embedded derivative from the host contract when the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract. Japanese GAAP requires a separation of the embedded derivative when the principal amount of the host contract may not be recoverable due to the risks associated with changes in fair value of the embedded derivative.

CMTH reassessed the treatment of hybrid instruments under IFRS that resulted in the different accounting treatment. The differences resulted in an increase or a decrease of following accounts:

•	a decrease of ¥4,095 million and ¥4,316 million in derivative financial assets at April 1, 2008 and March 31, 2009, respectively

•	a decrease of ¥3,498 million and ¥3,517 million in debt securities issued at April 1, 2008 and March 31, 2009, respectively

•	an increase of ¥2,752 million and a decrease of ¥7,872 million in investment securities (debt securities) at April 1, 2008 and March 31, 2009, respectively

•	an increase of ¥13,914 million in net losses on financial instruments classified as held for trading for the fiscal year ended March 31, 2009

The differences resulted in a decrease in retained earnings of ¥3,521 million and ¥11,848 million at April 1, 2008 and March 31, 2009, respectively, and an increase in other reserves of ¥4,895 million and ¥6,332 million at April 1, 2008 and March 31, 2009, respectively. Also, “Operating profit before tax” decreased by ¥13,914 million and comprehensive income decreased by ¥6,712 million for the fiscal year ended March 31, 2009.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(viii) Derecognition of financial liabilities

Under Japanese GAAP, CMTH derecognizes an obligation to repay customer accounts and recognizes a gain when there are no movements within the accounts for a period of more than 10 years and CMTH is not able to locate or identify claimants for the accounts after reasonable efforts. The account balance is generally reimbursed subsequent to derecognition of the obligation if a legitimate claimant appears. Accordingly, CMTH sets aside a provision for future losses on estimated reimbursements subsequent to derecognition. Under IFRS, however, such derecognition is allowed only when the obligation is discharged, or cancelled or expires and CMTH continues to bear the obligation to honor the customer accounts. The difference resulted in a decrease in retained earnings of ¥15,401 million and ¥14,708 million at April 1, 2008 and March 31, 2009, respectively.

(d) Property and equipment

Under Japanese GAAP, CMTH primarily applied the declining-balance method of depreciation for equipment, with residual values assigned to certain assets. Under IFRS, CMTH adopted the straight-line method of depreciation for all equipment. The difference results in an increase in property and equipment of ¥8,813 million and ¥8,728 million at April 1, 2008 and March 31, 2009, respectively. This difference also resulted in a decrease in “Operating profit before tax” of ¥85 million and a decrease in comprehensive income of ¥52 million for the fiscal year ended March 31, 2009 due to changes in depreciation expense. Consequently, these differences resulted in an increase in retained earnings of ¥5,192 million and ¥5,139 million at April 1, 2008 and March 31, 2009, respectively.

(e) Retirement benefit obligations

CMTH applies different treatment under Japanese GAAP and IFRS for the actuarial calculation of the present value of the defined benefit obligation. Under Japanese GAAP, for calculation of projected benefit obligation, CMTH used discount rates estimated based on the average interest rates of Japanese government bonds for recent years. Under IFRS, CMTH used the interest rates of high-quality corporate bonds at the reporting date that are denominated in Japanese yen in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability.

Under Japanese GAAP, CMTH amortizes actuarial differences from the year immediately after recognition of the actuarial differences using the straight-line method over the expected remaining working lives of existing employees. Under IFRS, CMTH elected to recognize all cumulative actuarial gains and losses at the date of transition to IFRS. In subsequent years, CMTH has elected a policy to recognize actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation in income over the expected average remaining working lives of plan participants, which is commonly referred to as “corridor approach”.

In prepaid pension expenses included in other assets, the difference results in a decrease of ¥82,686 million and ¥67,328 million at April 1, 2008 and March 31, 2009, respectively. This is mainly due to onetime recognition of actuarial gains and losses at the date of transition to IFRS. This also results in a decrease in general and administrative expenses of ¥15,579 million for the fiscal year ended March 31, 2009, mainly due to a decrease of amortization of unrecognized actuarial gains and losses.

These differences also resulted in a decrease in total equity of ¥84,575 million and ¥68,995 million, at April 1, 2008 and March 31, 2009, respectively. These differences also resulted in an increase in “Operating profit before tax” of ¥15,579 million and an increase in other comprehensive income of ¥9,211 million for the fiscal year ended March 31, 2009.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(f) Reclassification of equity to liability

Under Japanese GAAP, CMTH’s preferred shares issued by the holding company, Chuo Mitsui Trust Holdings, Inc. were presented in equity based on their legal form. The annual preferred dividend was also recorded in equity. Under IFRS, the amount of the net proceeds received at the issue date of Chuo Mitsui Trust Holdings, Inc.’s preferred shares are separated into liability and equity components at the date of issuance. The liability component related to obligations to pay principals included in “Debt securities issued” initially stated at fair value and subsequently measured at amortized cost. The residual amount is allocated to the equity component attributable to the option to convert the preferred shares into ordinary shares. Subsequent changes in fair value of the separated equity component are not recognized. The details of the terms and conditions of the preferred shares are described in Note 29.

The difference results in an increase in debt securities issued and a decrease in total equity of ¥355,903 million and ¥199,321 million at April 1, 2008 and March 31, 2009, respectively. The difference also results in a decrease in comprehensive income of ¥2,075 million for the fiscal year ended March 31, 2009.

(g) Recoverability of deferred income tax assets

Under Japanese GAAP, the realizability of deferred income tax assets is assessed primarily against the probability of future taxable profit. If a company records a material amount of tax loss carryforwards, it may record deferred income tax assets to the extent that it is probable that the deductible temporary differences or tax loss carryforwards will be utilized against taxable profit in the following year. However, such company may recognize deferred income tax assets based on future taxable profit, reasonably estimated, for up to the next five years if the company demonstrates that the tax loss carryforwards were incurred due to certain nonrecurring events and no significant uncertainties exist in the company’s ability to generate taxable profit in the future. Deductible temporary differences which will be reversed for a long-term period, including depreciation and pension costs, are fully recognized in the deferred income tax assets irrespective of such five-year limitation. However, no deferred income tax assets can be recorded for temporary differences whose timing of reversal in the future periods is not schedulable, such as those related to unrealized gains and losses on available-for-sale equity securities which will be sold in the long run but the timing of such sales is not certain as there is no definite management plan at the reporting date. For the years ended March 31, 2010 and 2009, CMTH and individual entities in CMTH recognized deferred income tax assets based on the expected reversals of temporary differences and future taxable profit reasonably estimated for the next five years, plus certain long-term temporary differences.

Under IFRS, deferred income tax assets are recognized only to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. However, it does not provide an explicit limitation on the length of period used to estimate future taxable profit or requirements to exclude unschedulable temporary differences from the calculation of deferred income tax assets.

The difference resulted in an increase of ¥51,691 million and ¥24,602 million in deferred tax assets at April 1, 2008 and March 31, 2009, respectively. This difference also resulted in decreases in comprehensive income of ¥27,089 million for the fiscal year ended March 31, 2009, an increase in retained earnings of ¥60,455 million and a decrease of ¥6,403 million, and a decrease of ¥8,764 million and an increase of ¥31,005 million in other reserve at April 1, 2008 and March 31, 2009, respectively.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Differences in accounting treatment between Japanese GAAP and IFRS which do not have an impact on equity or comprehensive income

(h) Cash flow statement — scope of cash equivalents

Under Japanese GAAP and IFRS, the scope of cash equivalents is limited to short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. However, under the accounting practice in Japan, the financial instruments included in cash equivalents are more limited than those included in cash equivalents under IAS 7.

The differences between Japanese GAAP and IFRS at April 1, 2008, March 31, 2009, and for the fiscal year ended March 31, 2009 are summarized in the following table:

	At April 1, 2008	At March 31, 2009	For the fiscal year ended March 31, 2009
	Cash and cash	Cash and cash	Operating	Investing	Financing
	equivalents	equivalents	activities	activities	activities
	(Millions of yen)

Japanese GAAP	151,850	217,271	796,376	(585,774)	(143,198)
Change in scope of consolidation	7,011	6,122	(888)	(4,803)	–
IFRS adjustments
Call loans	236,344	23,765	(212,579)	–	–
Cash collateral on securities borrowed and reverse repurchase agreements	104,003	8,812	(95,191)	–	–
Deposit with banks	61,514	16,478	(1,178,133)	–	1,137,901

IFRS	560,722	272,448	(690,415)	(590,577)	994,703

(i) Guarantee contracts

The contingent assets and liabilities from guarantee contracts underwritten by banks are recorded as assets and liabilities in the same amount on the statement of financial position under Japanese GAAP. Under IFRS, these amounts do not satisfy the criteria of assets or liabilities, thus, are not recorded as assets and/or liabilities in the statement of financial position. This difference resulted in a decrease in “Other assets” and “Other liabilities” of ¥584,076 million and ¥475,536 million at April 1, 2008 and March 31, 2009, respectively.

(j) Reclassification of assets pledged as collateral

Under IFRS, if a transferor provides non-cash collateral (such as debt or equity instruments) to the transferee and the transferee has the right by contract or custom to sell or re-pledge the collateral, then the transferor shall reclassify that asset in its statement of financial position (e.g., Japanese government bonds) separately from other assets. Under Japanese GAAP, no such requirements exist. This difference resulted in a decrease in “Investment securities” and an increase in “Assets pledged as collateral” of ¥1,862,017 million and ¥1,290,516 million at April 1, 2008 and March 31, 2009, respectively.

(k) Reclassification of private placement bonds

Under Japanese GAAP, classification of financial instruments is based on the legal form of the financial instruments such as loans, bonds, or equity securities and private placement bonds are categorized as investments in debt securities according to their legal form. Under IFRS, private placement bonds are classified and accounted for as loans and receivables and, based on the substance of the financial instruments, are presented either as “Investment securities” or “Loans and advances” on the statement of financial position.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The difference resulted in a decrease in “Investment securities” and an increase in “Loans and advances” of ¥269,621 million and ¥289,288 million at April 1, 2008 and March 31, 2009, respectively.

(l) Presentation of derivative financial assets and liabilities under ISDA master netting agreements

Under Japanese GAAP, assets and liabilities derived from derivative contracts with the same counterparty under an ISDA master netting agreements are eligible to be offset on the statement of financial position. Under IFRS, the existence of an ISDA master netting agreement does not in itself provide a basis for offsetting assets and liabilities covered by the agreements unless there is an intention to settle the contracts on a net basis. The difference resulted in an increase in derivative financial assets and derivative financial liabilities of ¥126,789 million and ¥176,224 million at April 1, 2008 and March 31, 2009, respectively.

(m) Recognition of regular way purchase or sale of securities

Under Japanese GAAP, a regular way purchase or sale of securities is recognized either on a trade date basis, or modified settlement date basis. Under the modified settlement date basis, securities purchased or sold and the corresponding payables or receivables are not recognized until settlement. Under IFRS, CMTH applies trade date basis accounting for all regular way purchases or sales of securities. The difference resulted in an increase in “Investment securities” and “Other liabilities” of ¥88,099 million at March 31, 2009. There was no increase or decrease at April 1, 2008.

(n) Presentation of profit or loss and comprehensive income attributable to non-controlling interests

Under Japanese GAAP, profit or loss for the year presents the profit or loss attributable to the owners of the parent only; the profit attributable to non-controlling interests is deducted before determination of profit or loss for the year. Under IFRS, however, profit or loss for the year includes the amounts attributable to the owners of the parent and non-controlling interests. The difference resulted in a decrease in loss for the year and an increase in comprehensive income of ¥6,084 million, in each case, for the year ended March 31, 2009.

4.	Financial-risk management

4.1. Introduction

Basic Policies on Risk Management

CMTH is working to improve its risk management system recognizing the importance of risk management to ensure sound and stable management of CMTH. Risk management is therefore one of the most important functions in CMTH.

CMTH aims to manage the risks particular to each business or transaction, prevent the emergence of risks, and control risks even where they appear so that losses can be contained. CMTH has established an integrated risk management system as a framework for assessment of risks in a comprehensive manner and to keep risks within set limits. Risks are classified into credit risk, market risk, liquidity risk, and operational risk (procedural risk, system risk, legal risk, human risk and tangible fixed asset risk). The results of the monitoring of risk status are reported to the Executive Committee and the Board of Directors on a monthly basis.

CMTH has also created a capital management system as a framework for assessing and controlling the level of capital which is required in the business. See Note 4.5.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Group Risk Management System

Supervision of risk management of CMTH is one of the most important functions of the holding company, Chuo Mitsui Trust Holdings, Inc. CMTH has established the Rules for Risk Management as the key principles for risk management and aimed to improve and upgrade its risk management system. Policies and plans are then formulated for each year with respect to risk management.

The Risk Management Department at the holding company supervises overall group risk management, monitors the risk status of the group, and to also supervises, manages and issues instructions to its trust bank and asset management subsidiaries on the development of proper risk management systems. Additionally, the Compliance Department has been formed at the holding company to formulate risk and compliance policies for the group and to monitor the status of management and operations.

An internal audits system is in place whereby the holding company determines policy improvements of the internal audit system for the group, supervises internal audit functions of the trust bank and asset management subsidiaries and issues instructions upon receipt of reports on audit results and the status of improvements carried out by those subsidiaries.

The trust bank and asset management subsidiaries have developed systems for risk management corresponding to the risk characteristics and compliance requirements of each business.

The Board of Directors of the holding company obtains information, monitors, assesses and analyzes the risk status of the group. Additionally, the Directors recognize that risk management has a material impact on the achievement of their strategic targets, and the Executive Officers in charge of risk management strive to accurately recognize the status and examine policies and specific measures, based on a sufficient understanding of source, type and characteristics of risks and methods and importance of risk management. The roles and responsibilities of Directors and Executive Officers in charge of risk management are outlined in the respective the Rules for Risk Management.

4.2. Credit risk

Credit risk is the risk of suffering losses in financial assets and off-balance items as a result of deterioration of financial conditions of customers, clients or market counterparties. CMTH outlines a core framework for risk management in the Rules for Risk Management, and outlines specific requirements for credit risk management in the Rules for Credit Risk Management. In order to maintain asset quality and avert the unpredictable development of nonperforming assets, the target for credit risk management includes lending transactions, market transactions and off-balance sheet transactions.

CMTH has also established the Risk Management Department at Chuo Mitsui and Chuo Mitsui Asset, which performs credit risk management with the Risk Management Department of the holding company and the credit related departments. In addition, CMTH has established the Investment and Credit Committee at Chuo Mitsui that conducts most of the group’s credit-related business. The Investment and Credit Committee consists of the president and executives of Chuo Mitsui, and reviews the credit status objectives of loan and security investments.

CMTH monitors the risk status on a monthly basis to ensure that each business unit remains within the capital allocation amount established by the holding company as the maximum level of credit risk that may be assumed by the credit risk-related departments. In addition, CMTH’s risk management rules are designed to reduce credit concentration with respect to borrowers in specific industries or corporate groups.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The credit risk amounts and credit balances by industry and credit rating are monitored quarterly and provided to the Investment and Credit Committee with regular updates on portfolio status.

In order to monitor the lending activities and achieve appropriate levels of return, CMTH has also established a risk index spread corresponding to the degree of risk inherent in each lending transaction of Chuo Mitsui including the duration of the credit and the level of borrower integrity based on that borrower’s internal credit rating.

Reports on the status of risk are also sent to the Executive Committee and Board of Directors on a monthly basis.

4.2.1.	Credit risk measurement

Lending operations

The estimation of credit exposure is complex and requires the use of models, as the value of a product varies with changes in market variables, expected cash flows and the passage of time. The assessment of credit risk of a portfolio of assets entails further estimations as to the likelihood of defaults occurring, of the associated loss ratios and of default correlations between counterparties.

CMTH has developed models to support the quantification of credit risk. These rating and scoring models are in use for all key credit portfolios and form the basis for measuring default risks. In measuring credit risk of loans and advances at a counterparty level, CMTH considers three components: (i) the “probability of default” (PD) by the client or counterparty on its contractual obligations; (ii) current exposures to the counterparty and its likely future development, from which CMTH derives the “exposure at default” (EAD); and (iii) the likely loss ratio on the defaulted obligations (the “loss given default”) (LGD). The models are reviewed regularly to monitor their robustness relative to actual performance and amended as necessary to optimize their effectiveness. These credit risk measurements, which reflect expected loss (the “expected loss model”), are required by the Basel Committee on Banking Regulations and the Supervisory Practices (the Basel Committee) and are embedded in CMTH’s daily operational management. The operational measurements can be contrasted with impairment allowances required under IAS 39, which are based on losses that have been incurred at the date of the consolidated statement of financial position (the “incurred loss model”) rather than expected losses. See Note 4.2.3.

(i) Probability of default

CMTH assesses the probability of default of individual counterparties using internal rating tools tailored to the various categories of counterparty. They have been developed internally and combine statistical analysis with credit officer judgment. They are validated, where appropriate, by comparison with externally available data. CMTH’s rating method comprises 11 rating levels for the 6 normal grades (A, B+, B, C+, C, and C-), the 2 caution grades (D1, D2), and the 3 close observation or lower grades (D3, E, and F). The master scale assigns each rating category exactly one range of probabilities of default, which is stable over time. The rating methods are subject to an annual validation and recalibration so that they reflect the latest projection in the light of all actually observed defaults.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CMTH has established and maintains internal credit ratings for each corporate client or counterparty. The internal credit rating is designed to link to external ratings designated by rating agencies, including Moody’s and Standard & Poor’s (“S&P”). The following table shows the reconciliation between external ratings and internal ratings.

Internal rating	External rating Moody’s	External rating S&P	Borrower Classification	Description of the grade

A	Aaa to Aa3	AAA to AA-
B+	A1 to A3	A+ to A-
B	Baa1	BBB+
C+	Baa2 to Baa3	BBB to BBB-	Normal	Normal
C	Ba1	BB+
C-	Ba2 to Ba3	BB to BB-

D1	B1	B+	Caution	Caution
D2	Below B2	Below B

D3	N/A	N/A	Close Observation
E	N/A	N/A	Possible Bankruptcy	Close observation or
F	N/A	N/A	Virtual or Legal Bankruptcy	lower

In CMTH, PD, which is based on the risk parameters standard under Basel II, is calculated as the risk weight of the respective internal ratings weighted with EAD estimated value. At March 31, 2010, weighted average of PD for the 6 normal grades and the 2 caution grades for corporate clients or counterparties are 0.52% and 8.31%, respectively.

CMTH assigns a borrower classification to each of the counterparties in accordance with its system of internal credit rating based on the borrower’s ability to repay the loans considering such factors as financial condition, external ratings, cash flow projections and profitability. CMTH’s borrower classifications are as follows:

Normal — Borrowers whose business prospects are favorable and whose financial position exhibits no particular problems.

Caution — Borrowers whose business condition is weak or unstable; or who are otherwise having some financial difficulties; or who have missed principal or interest payments. In this classification, borrowers are generally current in performing their obligations without significant delays and shortfalls. There are some borrowers whose principal and interest payments are past due or who are in deficit; however, no significant doubt is judged to exist about their ability to repay, considering the nature of industry, business prospects, cash flows, restructuring plan and financial support from others. Nevertheless, these borrowers require special attention on an on-going basis in view of their financial condition and business prospects. If there is more than insignificant doubt about the borrowers’ ability to repay, they will be downgraded.

Close observation — Borrowers whose business or financial condition is deteriorating or becoming unstable; or who are otherwise experiencing financial difficulties, and the lending conditions are relaxed such as reduced or suspended interest payments (renegotiated loans).

Possible bankruptcy — Borrowers whose bankruptcy is not currently imminent but for whom the eventuality of failure in the future is high because financial difficulty exists and a sufficient boost through a business improvement plan, for example, is not expected. This category includes borrowers receiving support from a financial institution or other backer.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Virtual bankruptcy — Borrowers that face serious financial difficulties and while they have not been declared legally bankrupt, but are substantially in the same condition of insolvency because of serious financial difficulties or because of a lack of prospects for successful restructuring. These borrowers have low prospects of future profitability and continued solvency because, among other reasons, their business and financial condition has significantly deteriorated, or some or all of their loans are past due.

Legal bankruptcy — Borrowers who have entered into bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings or similar proceedings, or whose bills are subject to suspension at the clearing house.

Not rated — CMTH does not assign borrower classifications to certain financial instruments, including principally securitized financial assets such as asset backed securities and mortgage backed securities. CMTH, however, monitors such securities using other available information, such as external ratings, performance, cash flows, underlying collaterals, level of subordination and other credit enhancement, etc., for credit risk management.

(ii) Exposure at default

Exposure at default is based on the amounts CMTH expects to be owed at the time of default. For example, for a loan this is the face value. For a commitment, CMTH includes any amount already drawn plus the further amount that may have been drawn by the time of default, should it occur.

(iii) Loss given default/loss severity

Loss given default or loss severity represents CMTH’s expectation of the extent of loss on a claim should default occur. It is expressed as percentage loss per unit of exposure. It typically varies by type of counterparty, type and seniority of claim and availability of collateral or other credit support. The measurement of exposure at default and loss given default is based on the risk parameters standard under Basel II for measuring the exposure for credit risk on a portfolio basis (for example, housing loans).

Derivatives and long-term settlement transactions

CMTH manages counterparty credit risk on derivatives and long-term settlement transactions based on current and potential credit exposures. Counterparty credit risk is calculated by adding the future potential exposure to the current replacement costs that would be required to enter into contacts with comparable terms and conditions in the market. Counterparty credit risk is managed in CMTH’s asset self-assessments conducted on a regular basis (quarterly and semiannually), monitoring the amounts of the counterparty credit risk to manage the exposure within the allocated capital amount. In addition, counterparty credit risk is subject to the assessment of credit risk concentration and is controlled together with the credit risk on on-balance items such as loans and advances.

4.2.2.    Risk limit control and mitigation policies

The Japanese Banking Act (the “Banking Act”) restricts the aggregate amount of loans, guarantees and capital investments to any single customer for the purposes of avoiding excessive concentration of credit risk. The aggregate amount of lending, which for this purpose includes equity investments, guarantees or other extensions of credit, by a bank (or a bank together with its subsidiaries and affiliates), with some exceptions, may not exceed 25% (or 15% if the client is a principal shareholder of the bank) of the total qualifying capital of the bank (or the bank together with its subsidiaries and affiliates) with respect to a single customer and 40% of total qualifying capital of the bank (or the bank together with its subsidiaries and affiliates) with respect to a customer group. The same restriction applies to a bank group on a consolidated basis. For a bank

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

group (a bank, its subsidiaries and certain of its affiliates), the applicable limit in respect of the aggregate exposure to any single client, or a client and certain of its affiliates, is 25% and 40%, respectively (or 15% or 25%, respectively, if such client is a principal shareholder of the bank), of the total qualifying capital of the bank group.

In addition to the limit on exposure to a single client or their affiliates as described above, CMTH has internal rules to control its exposure to a single counterparty or groups of counterparties. Counterparty limits for clients with “Normal” borrower classification require the formal approval of the Investment and Credit Committee. For the other exposures with borrower classification other than “Normal”, there are stringent internal rules to restrain credit exposure to a single counterparty or groups of counterparties.

Current status of large counterparty credit exposures by each rating is monitored and reported to the Investment and Credit Committee on a monthly basis and to the Executive Committee on a quarterly basis. Other specific control and credit risk mitigation measures are outlined below:

(a) Collateral

Collateral is classified into types such as deposit collateral, commercial bills, securities, real estate, assignment of obligation, pledge of obligation, and other movables and immovables. CMTH has determined the methods of assessing the collateral according to the nature and characteristics of the collateral and also has established rules and manuals for revising assessments.

For the purpose of assessing the collateral, haircuts are set for respective types of collateral. Particularly for real estate collateral, rates of haircut are examined on the basis of historical records for sales of foreclosed assets. Additionally, assessment of marketable securities is reviewed and the ratio of loan to collateral value is checked every month.

In order to ensure that the collection of principal and interest is effectively secured by collateral, procedures are established to confirm that the collateral setter has lawful title over the pledged assets and the right is perfected through registration of the collateral. The foregoing procedures are performed when originating loans and advances.

Upon registration of collateral, its effectiveness and marketability is carefully judged and assessed, for example, by considering whether or not there is excessive concentration in the names on collateral share certificates, etc.

(b) Offsetting and netting

Deposits may be offset against loans and advances to the customers in accordance with the terms and conditions in the bank transaction agreements after ensuring that the offset is legally enforceable. CMTH checks the balances and conditions of individual deposits at the time of loan origination and, subsequently, monitors the status of customer deposits on a daily basis.

For the application of bilateral netting agreements, CMTH obtains a legal opinion to ensure that netting is legally enforceable under the laws of the jurisdiction of the transaction counterparties with respect to the types of transactions specified in the master netting agreements.

(c) Guarantees

Guarantee procedures are followed for corporations (primarily parent companies), credit guarantee associations, guarantee companies and individuals who act as primary guarantors. CMTH confirms whether

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

the guarantor has funds and is a competent person with high creditworthiness. In addition, CMTH assigns an internal rating to corporate guarantors, as used for lending, to assess creditworthiness.

If a guarantor is a parent company or a subsidiary of the primary debtor, the guarantor and primary debtor are managed as a unit of the same corporate group. Additionally, in the case of a guarantee from a party that has a personnel or capital connection with the primary debtor, the guarantor is included in the relevant corporate group, and subject to credit concentration risk monitoring.

4.2.3.    Impairment and provisioning policies

The internal and external rating systems described in Note 4.2.1. focus on expected credit losses — that is, taking into account the risk of future events giving rise to losses. In contrast, impairment losses are recognized for financial reporting purposes only for losses that have been incurred at the reporting date based on objective evidence of impairment. Due to the different methodologies applied, the amount of incurred credit losses recognized in the consolidated financial statements is usually lower than the amount determined from the expected loss model that is used for internal operational management and banking regulation purposes.

The table below shows CMTH’s on-and off-balance exposures and the associated impairment losses for each of CMTH’s internal rating categories at March 31, 2010, March 31, 2009, and April 1, 2008. For on-balance financial assets, credit risk exposure indicates the gross amount after deducting any impairment losses recognized in accordance with IAS 39. Impairment losses in the table below include both life-to-date direct write-off impairment and impairment allowance.

	At March 31, 2010		At March 31, 2009		At April 1, 2008
	Credit risk	Impairment	Credit risk	Impairment	Credit risk	Impairment
	exposure	losses	exposure	losses	exposure	losses
			(Millions of yen)

Normal	13,250,682	18,314	13,753,447	17,146	12,739,005	14,319
Caution	442,649	9,939	521,944	10,560	444,806	10,673
Close observation or lower	93,152	69,156	124,523	81,774	169,756	120,691
Not rated(1)	127,810	–	146,204	–	168,258	–

On-balance sheet items total	13,914,293	97,409	14,546,118	109,480	13,521,825	145,683

Off-balance sheet items total	870,918	–	806,348	–	785,545	–

Total	14,785,211	97,409	15,352,466	109,480	14,307,370	145,683

(1)	Mainly securitized financial assets such as asset-backed securities and mortgage-backed securities.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.4.    Maximum exposure to credit risk before collateral held or other credit enhancements

Credit risk exposures relating items shown in the consolidated statement of financial position at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31		At April 1
	2010	2009	2008
	(Millions of yen)

Cash and deposits with banks	268,450	239,871	220,375
Call loans	10,875	23,765	236,344
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	8,812	104,003
Financial assets held for trading other than derivatives(1)	12,007	26,243	30,006
Derivative financial assets	203,406	232,378	181,114
Financial assets designated at fair value through profit or loss(2)	31,799	64,442	64,881
Investment securities – debt securities(3)	1,753,222	2,699,505	1,453,284
Loans and advances	9,710,846	9,831,088	9,257,436
Assets pledged as collateral(4)	1,721,353	1,290,516	1,862,017
Other assets	200,814	129,498	112,365

Total	13,914,293	14,546,118	13,521,825

The amounts in the above table include only assets with credit risk exposures.

(1)	Financial assets held for trading presented above consists of debt securities.

(2)	Financial assets designated at fair value through profit or loss presented above include only debt securities.

(3)	Investment securities – equity securities are not included in the table above because the portfolio account is not exposed to credit risk.

(4)	Assets pledged as collateral wholly consists of debt securities.

Credit risk exposures relating to off-balance items (those items not shown in the consolidated statement of financial position) at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31		At April 1
	2010	2009	2008
	(Millions of yen)

Financial guarantees	18,281	23,857	23,758
Loan commitments and other credit related obligations — individual	119,982	123,568	126,233
Loan commitments and other credit related obligations — corporate	732,655	658,923	635,554

Total	870,918	806,348	785,545

The above table represents maximum credit risk exposure, which indicates the gross amount after deducting any impairment losses recognized in accordance with IAS 39, to CMTH at March 31, 2010, at March 31, 2009 and at April 1, 2008, and does not take into account any collateral held or other credit enhancements. As shown above, 70%, 68%, and 68% of the total maximum exposure relating to on-balance items are derived from loans and advances at March 31, 2010, at March 31, 2009, and April 1, 2008, respectively. 13%, 19%, and 11% represent of the total maximum exposure relating to on-balance items are derived from investments in debt securities at March 31, 2010, at March 31, 2009, and April 1, 2008,

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

respectively. Management’s objective is to continue to control and sustain minimal exposure of credit risk to CMTH resulting from both its loans and advances portfolio and debt securities based on the following:

•	99%, 99%, and 98% of the balance of the loans and advances at March 31, 2010, March 31, 2009, and April 1, 2008, respectively, are categorized in the top two categories, normal or caution, of the internal rating system;

•	99%, 98%, and 98% of the balance of the loans and advances at March 31, 2010, March 31, 2009, and April 1, 2008, respectively, are considered to be neither past due nor impaired;

•	More than 95%, 97%, and 95% of the balance of the investment securities-debt securities at March 31, 2010, March 31, 2009, and April 1, 2008, respectively, have at least an A-credit rating based on S&P rating classification or their equivalent.

The table below provides the comparison analysis of assets above based on the internal rating at March 31, 2010, March 31, 2009 and April 1, 2008.

			Close
			observation or
	Normal	Caution	lower	Not rated	Total
	(Millions of yen)

At March 31, 2010
Cash and deposits with banks	268,450	—	—	—	268,450
Call loans	10,875	—	—	—	10,875
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	—	—	—	1,521
Financial assets held for trading other than derivatives	12,007	—	—	—	12,007
Derivative financial assets	202,821	547	38	—	203,406
Financial assets designated at fair value through profit or loss	2,080	29,719	—	—	31,799
Investment securities	1,637,030	14,172	58	101,962	1,753,222
Loans and advances	9,223,585	397,935	89,326	—	9,710,846
Assets pledged as collateral	1,721,353	—	—	—	1,721,353
Other assets	170,960	276	3,730	25,848	200,814

Total	13,250,682	442,649	93,152	127,810	13,914,293

At March 31, 2009
Cash and deposits with banks	239,871	—	—	—	239,871
Call loans	23,765	—	—	—	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	8,812	—	—	—	8,812
Financial assets held for trading other than derivatives	26,243	—	—	—	26,243
Derivative financial assets	230,811	1,558	9	—	232,378
Financial assets designated at fair value through profit or loss	63,084	70	105	1,183	64,442
Investment securities	2,570,327	14,145	64	114,969	2,699,505
Loans and advances	9,205,560	505,716	119,812	—	9,831,088
Assets pledged as collateral	1,290,516	—	—	—	1,290,516
Other assets	94,458	455	4,533	30,052	129,498

Total	13,753,447	521,944	124,523	146,204	14,546,118

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

			Close
			observation or
	Normal	Caution	lower	Not rated	Total
	(Millions of yen)

At April 1, 2008
Cash and deposits with banks	220,375	–	–	–	220,375
Call loans	236,344	–	–	–	236,344
Cash collateral on securities borrowed and reverse repurchase agreements	104,003	–	–	–	104,003
Financial assets held for trading other than derivatives	30,006	–	–	–	30,006
Derivative financial assets	179,827	1,011	276	–	181,114
Financial assets designated at fair value through profit or loss	62,318	987	–	1,576	64,881
Investment securities	1,317,738	2,000	68	133,478	1,453,284
Loans and advances	8,653,759	440,400	163,277	–	9,257,436
Assets pledged as collateral	1,862,017	–	–	–	1,862,017
Other assets	72,618	408	6,135	33,204	112,365

Total	12,739,005	444,806	169,756	168,258	13,521,825

4.2.5.    Concentration of risks of financial assets with credit risk exposure

(a)    Geographical sectors

The following table shows CMTH’s credit exposure at their carrying amounts without taking into account any collateral held or other credit enhancements, categorized into geographical regions where counterparties or borrowers are located at March 31, 2010, March 31, 2009, and April 1, 2008.

In the table below, credit risk exposure by geographical regions indicates the amount after deducting life-to-date direct write-off impairment.

				Less-
				impairment
	Japan	United States	Other	allowance	Total
		(Millions of yen)

At March 31, 2010 On-balance items
Cash and deposits with banks	245,518	195	22,737	–	268,450
Call loans	10,875	–	–	–	10,875
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	–	–	–	1,521
Financial assets held for trading other than derivatives	12,007	–	–	–	12,007
Derivative financial assets	188,484	7,359	7,563	–	203,406
Financial assets designated at fair value through profit or loss	31,799	–	–	–	31,799
Investment securities	1,325,404	120,159	307,659	–	1,753,222
Loans and advances	9,581,036	39,090	151,010	60,290	9,710,846
Assets pledged as collateral	968,200	696,087	57,066	–	1,721,353
Other assets	199,526	1,623	1,212	1,547	200,814

Total	12,564,370	864,513	547,247	61,837	13,914,293

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japan	United States	Other	Total

Off-balance items
Financial guarantees	16,929	1,323	29	18,281
Loan commitments and other credit related obligations — individual	119,982	–	–	119,982
Loan commitments and other credit related obligations — corporate	731,725	930	–	732,655

Total	868,636	2,253	29	870,918

				Less-
				impairment
	Japan	United States	Other	allowance	Total
			(Millions of yen)

At March 31, 2009 On-balance items
Cash and deposits with banks	227,586	20	12,265	–	239,871
Call loans	11,981	–	11,784	–	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	8,812	–	–	–	8,812
Financial assets held for trading other than derivatives	26,243	–	–	–	26,243
Derivative financial assets	212,856	9,388	10,134	–	232,378
Financial assets designated at fair value through profit or loss	64,442	–	–	–	64,442
Investment securities	2,208,630	229,128	261,747	–	2,699,505
Loans and advances	9,667,076	48,178	179,345	63,511	9,831,088
Assets pledged as collateral	716,398	476,816	97,302	–	1,290,516
Other assets	127,165	2,538	1,575	1,780	129,498

Total	13,271,189	766,068	574,152	65,291	14,546,118

Off-balance items	Japan	United States	Other	Total

Financial guarantees	18,513	4,151	1,193	23,857
Loan commitments and other credit related obligations — individual	123,568	–	–	123,568
Loan commitments and other credit related obligations — corporate	655,949	2,974	–	658,923

Total	798,030	7,125	1,193	806,348

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

				Less-
				impairment
	Japan	United States	Other	allowance	Total
	(Millions of yen)

At April 1, 2008 On-balance items
Cash and deposits with banks	177,786	571	42,018	–	220,375
Call loans	63,344	–	173,000	–	236,344
Cash collateral on securities borrowed and reverse repurchase agreements	104,003	–	–	–	104,003
Financial assets held for trading other than derivatives	30,006	–	–	–	30,006
Derivative financial assets	155,926	8,216	16,972	–	181,114
Financial assets designated at fair value through profit or loss	64,881	–	–	–	64,881
Investment securities	1,301,015	93,559	58,710	–	1,453,284
Loans and advances	9,130,666	36,297	137,394	46,921	9,257,436
Assets pledged as collateral	1,105,354	726,233	30,430	–	1,862,017
Other assets	106,722	6,986	69	1,412	112,365

Total	12,239,703	871,862	458,593	48,333	13,521,825

	Japan	United States	Other	Total

Off-balance items
Financial guarantees	16,314	6,204	1,240	23,758
Loan commitments and other credit related obligations — individual	126,233	–	–	126,233
Loan commitments and other credit related obligations — corporate	630,070	5,320	164	635,554

Total	772,617	11,524	1,404	785,545

Note:	CMTH principally operates in Japan and its credit exposures predominantly rest with the counterparties in Japan. However, these domestic counterparties are well diversified across a variety of industry sectors and the credit risk concentration has been mitigated.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(b)	Industry sectors

The following table represents CMTH’s credit exposure at their carrying amounts without taking into account any collateral held or other credit enhancements, as categorized by industry sectors at March 31, 2010, March 31, 2009, and April 1, 2008.

In the table below, credit risk exposure by industry sectors indicates the amount after deducting life-to-date direct write-off impairment.

	Domestic
	Corporate					Individual
		Govern-	Banks and							Less-
	Manufac-	ment and	financial		Other	Housing		Total		Impairment
	turing	public	institutions	Real estate	industries	loans	Other loans	domestic	Overseas	allowance	Total
	(Millions of yen)

At March 31, 2010 On-balance items

Cash and deposits with banks	–	–	245,518	–	–	–	–	245,518	22,932	–	268,450

Call loans	–	–	10,875	–	–	–	–	10,875	–	–	10,875

Cash collateral on securities borrowed and reverse repurchase agreements	–	–	1,521	–	–	–	–	1,521	–	–	1,521

Financial assets held for trading other than derivatives	1,990	50	7,970	–	1,997	–	–	12,007	–	–	12,007

Derivative financial assets	4,778	–	174,037	3,103	6,566	–	–	188,484	14,922	–	203,406

Financial assets designated at fair value through profit or loss	–	–	–	–	31,799	–	–	31,799	–	–	31,799

Investment securities	9,921	1,167,037	14,888	12,074	121,484	–	–	1,325,404	427,818	–	1,753,222

Loans and advances	953,096	5,945	1,662,671	1,243,964	1,761,822	3,620,867	332,671	9,581,036	190,100	60,290	9,710,846

Assets pledged as collateral	–	930,095	–	–	38,105	–	–	968,200	753,153	–	1,721,353

Other assets	2,336	2,845	164,452	14,616	5,686	8,783	808	199,526	2,835	1,547	200,814

Total	972,121	2,105,972	2,281,932	1,273,757	1,967,459	3,629,650	333,479	12,564,370	1,411,760	61,837	13,914,293

	Domestic
	Corporate					Individual
		Govern-	Banks and
	Manufac-	ment and	financial		Other	Housing		Total
	turing	public	institutions	Real estate	industries	loans	Other loans	domestic	Overseas	Total

Off-balance items

Financial guarantees	8	–	31	–	16,752	55	83	16,929	1,352	18,281

Loan commitments and other credit related obligations — individual	–	–	–	–	–	41,916	78,066	119,982	–	119,982

Loan commitments and other credit related obligations — corporate	309,952	–	60,336	82,667	278,770	–	–	731,725	930	732,655

Total	309,960	–	60,367	82,667	295,522	41,971	78,149	868,636	2,282	870,918

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Domestic
	Corporate					Individual
		Govern-
	Manufac-	ment and	Banks and financial							Less-Impairment
	turing	public	institutions	Real estate	Other industries	Housing loans	Other loans	Total domestic	Overseas	allowance	Total
					(Millions of yen)

At March 31, 2009 On-balance items

Cash and deposits with banks	–	–	227,586	–	–	–	–	227,586	12,285	–	239,871

Call loans	–	–	11,981	–	–	–	–	11,981	11,784	–	23,765

Cash collateral on securities borrowed and reverse repurchase agreements	–	–	8,812	–	–	–	–	8,812	–	–	8,812

Financial assets held for trading other than derivatives	8,172	117	8,971	–	8,983	–	–	26,243	–	–	26,243

Derivative financial assets	5,360	–	193,940	4,202	9,354	–	–	212,856	19,522	–	232,378

Financial assets designated at fair value through profit or loss	–	–	–	–	64,442	–	–	64,442	–	–	64,442

Investment securities	9,762	2,032,914	11,588	10,250	144,116	–	–	2,208,630	490,875	–	2,699,505

Loans and advances	1,038,646	6,810	1,530,921	1,389,369	1,959,721	3,370,466	371,143	9,667,076	227,523	63,511	9,831,088

Assets pledged as collateral	–	716,398	–	–	–	–	–	716,398	574,118	–	1,290,516

Other assets	2,695	5,244	85,578	17,393	6,635	8,665	955	127,165	4,113	1,780	129,498

Total	1,064,635	2,761,483	2,079,377	1,421,214	2,193,251	3,379,131	372,098	13,271,189	1,340,220	65,291	14,546,118

	Domestic
	Corporate					Individual
		Govern-	Banks and
	Manufac-	ment and	financial		Other	Housing		Total
	turing	public	institutions	Real estate	industries	loans	Other loans	domestic	Overseas	Total

Off-balance items

Financial guarantees	65	–	94	–	18,184	75	95	18,513	5,344	23,857

Loan commitments and other credit related obligations — individual	–	–	–	–	–	33,188	90,380	123,568	–	123,568

Loan commitments and other credit related obligations-corporate	287,151	–	61,240	58,532	249,026	–	–	655,949	2,974	658,923

Total	287,216	–	61,334	58,532	267,210	33,263	90,475	798,030	8,318	806,348

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Domestic
	Corporate					Individual
		Govern-	Banks and							Less-
	Manufac-	ment and	financial		Other	Housing		Total		Impairment
	turing	public	institutions	Real estate	industries	loans	Other loans	domestic	Overseas	allowance	Total
					(Millions of yen)

At April 1, 2008 On-balance items

Cash and deposits with banks	–	–	177,786	–	–	–	–	177,786	42,589	–	220,375

Call loans	–	–	63,344	–	–	–	–	63,344	173,000	–	236,344

Cash collateral on securities borrowed and reverse repurchase agreements	–	–	104,003	–	–	–	–	104,003	–	–	104,003

Financial assets held for trading other than derivatives	14,976	49	2,995	1,000	10,986	–	–	30,006	–	–	30,006

Derivative financial assets	5,592	–	136,445	4,926	8,963	–	–	155,926	25,188	–	181,114

Financial assets designated at fair value through profit or loss	–	–	–	–	64,881	–	–	64,881	–	–	64,881

Investment securities	–	1,083,463	6,865	–	210,687	–	–	1,301,015	152,269	–	1,453,284

Loans and advances	869,412	10,193	1,362,212	1,515,662	1,947,613	3,011,443	414,131	9,130,666	173,691	46,921	9,257,436

Assets pledged as collateral	–	1,105,354	–	–	–	–	–	1,105,354	756,663	–	1,862,017

Other assets	2,462	3,097	64,858	19,414	7,189	8,528	1,174	106,722	7,055	1,412	112,365

Total	892,442	2,202,156	1,918,508	1,541,002	2,250,319	3,019,971	415,305	12,239,703	1,330,455	48,333	13,521,825

	Domestic
	Corporate
		Govern-				Individual
	Manufac-	ment and	Banks and financial
	turing	public	institutions	Real estate	Other industries	Housing loans	Other loans	Total domestic	Overseas	Total
				(Millions of yen)

Off-balance items

Financial guarantees	365	–	156	–	15,601	86	106	16,314	7,444	23,758

Loan commitments and other credit related obligations — individual	–	–	–	–	–	22,997	103,236	126,233	–	126,233

Loan commitments and other credit related obligations — corporate	285,965	–	78,741	57,487	207,877	–	–	630,070	5,484	635,554

Total	286,330	–	78,897	57,487	223,478	23,083	103,342	772,617	12,928	785,545

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.6. Loans and advances

Loans and advances at March 31, 2010, March 31, 2009, and April 1, 2008 are summarized as follows:

	At March 31, 2010	At March 31, 2009	At April 1, 2008
	(Millions of yen)

Neither past due nor impaired	9,600,004	9,682,755	9,074,321
Past due but not impaired	49,750	56,203	44,813
Individually impaired	121,382	155,641	185,223

Amount before deducting impairment allowance	9,771,136	9,894,599	9,304,357
Less: allowance for impairment
Normal	18,299	17,130	14,311
Caution	9,934	10,552	10,664

Close observation or lower	32,057	35,829	21,946

Net	9,710,846	9,831,088	9,257,436

Further information of the impairment allowance for loans and advances is provided in Note 13.

(a)	Loans and advances neither past due nor impaired

The credit quality of the portfolio of loans and advances that are neither past due nor impaired can be assessed by reference to the internal rating system adopted by CMTH. Loans and advances neither past due nor impaired at March 31, 2010, March 31, 2009, and April 1, 2008 are as follows:

	Loans and advances
			Amount before
			deducting
			impairment
	Individual	Corporate	allowance
	(Millions of yen)

At March 31, 2010
Normal	3,814,368	5,393,554	9,207,922
Caution	50,411	341,671	392,082

Total	3,864,779	5,735,225	9,600,004

At March 31, 2009
Normal	3,605,115	5,572,138	9,177,253
Caution	48,102	457,400	505,502

Total	3,653,217	6,029,538	9,682,755

At April 1, 2008
Normal	3,296,348	5,337,857	8,634,205
Caution	49,838	390,278	440,116

Total	3,346,186	5,728,135	9,074,321

Note:  Loans and advances classified as normal and caution are assessed for collective impairment.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(b)    Loans and advances past due but not impaired

Late processing and other administrative delays on the side of the borrower can lead to a financial asset being past due but not impaired. Loans and advances less than 90 days past due are not usually considered impaired, unless other information is available to indicate the contrary. Loans and advances that are past due but not impaired at March 31, 2010, March 31, 2009, and April 1, 2008 are as follows:

	Loans and advances
			Amount before
			deducting impairment
	Individual	Corporate	allowance
	(Millions of yen)

At March 31, 2010
Past due up to 30 days	37,361	92	37,453
Past due 30 – 60 days	7,012	83	7,095
Over 60 days	3,606	1,596	5,202

Total	47,979	1,771	49,750

Normal	33,942	20	33,962
Caution	14,037	1,751	15,788

Total	47,979	1,771	49,750

At March 31, 2009
Past due up to 30 days	41,410	75	41,485
Past due 30 – 60 days	6,794	3,914	10,708
Over 60 days	2,182	1,828	4,010

Total	50,386	5,817	56,203

Normal	45,367	69	45,436
Caution	5,019	5,748	10,767

Total	50,386	5,817	56,203

At April 1, 2008
Past due up to 30 days	36,434	66	36,500
Past due 30 – 60 days	4,714	541	5,255
Over 60 days	2,888	170	3,058

Total	44,036	777	44,813

Normal	33,797	67	33,864
Caution	10,239	710	10,949

Total	44,036	777	44,813

Upon initial recognition of loans and advances, the fair value of collateral is based on valuation techniques commonly used for the corresponding assets. Collateral mainly includes real estate, listed equity securities and, customer deposits with CMTH. In subsequent periods, the fair value is assessed by reference to the appraisal value, market price or redeemable amount, as deemed appropriate.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The fair value of collateral for loans and advances to corporate is ¥1,596 million, ¥1,829 million, and ¥169 million at March 31, 2010, 2009, and April 1, 2008, respectively.

With regard to loans to individuals, CMTH monitors fair value of collateral only for impaired loans. It is not practical to disclose the fair value of collateral for loans to individuals past due but not impaired.

(c)    Loans and advances impaired

Loans and advances that were impaired at March 31, 2010, 2009, and April 1, 2008 are as follows:

	Loans and advances
			Amount before
			deducting
			impairment
	Individual	Corporate	allowance
	(Millions of yen)

At March 31, 2010
Carrying amount	40,782	80,600	121,382
Fair value of collateral	29,117	27,466	56,583

At March 31, 2009
Carrying amount	38,004	117,637	155,641
Fair value of collateral	29,998	55,495	85,493

At April 1, 2008
Carrying amount	35,351	149,872	185,223
Fair value of collateral	28,458	65,899	94,357

The impaired loans and advances to customers before taking into consideration the amounts estimated to be collectible from collateral held is ¥121,382 million, ¥155,641 million, and ¥185,223 million at March 31, 2010, March 31, 2009, and April, 1, 2008, respectively. The carrying amount represents the outstanding loans and advances after write-off against the related allowance for loan impairment. Write-offs occur after all the necessary procedures have been completed and the amount of the loss has been determined.

(d)    Loans and advances renegotiated

Restructuring activities include waiver of all or part of the debt, suspension and deferred of repayments, modification of the payment terms, etc., which may be agreed upon with the borrower or maybe reflected in the restructuring plans prepared by management or proposed by third party creditors. Restructuring policies and practices are based on indicators or criteria that, in the judgment of the management, indicate that payment will most likely continue. These policies are kept under continuous review. Restructuring is most commonly applied to term loans – in particular, corporate loans. In the majority of cases, restructuring results in the loans and advances continuing to be impaired. Impaired losses are generally recognized in profit or loss as a difference between the carrying amounts of loans and advances and the present value of estimated cash flows based on the terms and conditions in the restructuring agreement, discounted at the original effective interest rate. Subsequently, interest income is recognized using the effective interest rate with which estimated cash flows are discounted in measuring impairment. As a renegotiation will often lead to a new agreement, renegotiated loans and advances, which resulted in non-impaired after restructuring but would otherwise have been past due or impaired, are ¥12,162 million and ¥6,012 million at March 31, 2010 and March 31, 2009, respectively.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.7.     Debt securities

The tables below presents an analysis of debt securities based on S&P rating classification or their equivalent at March 31, 2010, March 31, 2009 and April 1, 2008.

		Financial assets
	Financial assets	designated at
	held for trading	fair value
	other than	through profit	Investment	Assets pledged
	derivatives	or loss	securities	as collateral	Total
	(Millions of yen)

At March 31, 2010
AAA to AA-	50	–	1,430,412	1,721,353	3,151,815
A+ to A-	1,985	–	239,261	–	241,246
BBB+	–	–	36,025	–	36,025
BBB to BBB-	7,982	2,080	20,294	–	30,356
Lower than BBB-	1,990	29,719	27,230	–	58,939
Not rated	–	–	–	–	–

Total	12,007	31,799	1,753,222	1,721,353	3,518,381

At March 31, 2009
AAA to AA-	117	–	2,400,006	1,290,516	3,690,639
A+ to A-	17,942	–	241,186	–	259,128
BBB+	–	–	23,897	–	23,897
BBB to BBB-	8,184	58,521	7,207	–	73,912
Lower than BBB-	–	4,738	27,209	–	31,947
Not rated	–	1,183	–	–	1,183

Total	26,243	64,442	2,699,505	1,290,516	4,080,706

At April 1, 2008
AAA to AA-	50	–	1,296,890	1,862,017	3,158,957
A+ to A-	19,976	–	86,876	–	106,852
BBB+	5,989	–	37,900	–	43,889
BBB to BBB-	3,991	58,381	26,550	–	88,922
Lower than BBB-	–	4,924	5,068	–	9,992
Not rated	–	1,576	–	–	1,576

Total	30,006	64,881	1,453,284	1,862,017	3,410,188

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.8.     Impairment of financial assets

The following table provides summarized information regarding impairment at March 31, 2010, March 31, 2009, and April 1, 2008.

	At March 31, 2010			At March 31, 2009			At April 1, 2008
	Gross	Impairment	Carrying	Gross	Impairment	Carrying	Gross	Impairment	Carrying
	amount	losses	amount	amount	losses	amount	amount	losses	amount
				(Millions of yen)

Investment securities — equity securities	944,101	193,628	750,473	806,005	185,936	620,069	1,028,290	88,204	940,086
Investment securities — debt securities	1,755,137	1,915	1,753,222	2,701,413	1,908	2,699,505	1,455,189	1,905	1,453,284

Investment securities sub total	2,699,238	195,543	2,503,695	3,507,418	187,844	3,319,574	2,483,479	90,109	2,393,370
Loans and advances	9,804,793	93,947	9,710,846	9,936,879	105,791	9,831,088	9,399,802	142,366	9,257,436
Other assets	255,647	1,547	254,100	184,290	1,780	182,510	166,067	1,412	164,655

Total	12,759,678	291,037	12,468,641	13,628,587	295,415	13,333,172	12,049,348	233,887	11,815,461

Gross amount and impairment losses in the table above include both life-to-date direct write-off impairment and allowance for impairment. CMTH maintains certain collateral that can be applied against potential losses arising from impaired assets. The collateral mainly consists of deposits, commercial bills, securities, and property.

4.3.       Market risk

CMTH has exposure to market risk, which is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk arises from open positions in interest rate, currency and equity products, all of which are exposed to general and specific market movements and changes in the level of volatility of market rates or prices such as interest rates, foreign exchange rates and equity prices. CMTH monitors the market risk in trading and non-trading portfolios together.

CMTH segregates duties to ensure appropriate verification takes place. Accordingly, the front office divisions execute transactions, while the back office division confirms the content of these transactions, and the middle office division monitors the market risk, and each division is independent of each other.

The Risk Management Department as a middle office division performs monitoring and reporting of overall market risk on daily basis.

4.3.1.	Market risk measurement techniques

As part of the management of market risk, CMTH undertakes various economical hedging strategies including interest swaps, foreign exchange contracts and bond options, etc. Transactions under such strategies do not qualify for hedge accounting defined in IAS 39; however, they are used as economic hedges to mitigate the exposure to various market risks. Principal techniques used to measure and control market risk are outlined below.

(a)	Value at Risk

CMTH utilizes the Value at Risk (“VaR”) approach in the measurement of market risk. VaR measures the maximum loss that could be incurred due to movements of certain specified risk factors based on a specified holding period and confidence level. CMTH calculates VaR, principally using a historical simulation technique, based on an analysis of major historical market data and a 99% confidence level.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Risk Management Department is responsible for monitoring and managing market risk. The Risk Management Department seeks compliance with the capital allocation amounts established by the holding company, as the maximum level of market risk that may be assumed by CMTH and submits reports to a designated executive officer on a daily basis and the Board of Directors on a monthly basis.

CMTH’s market risk measurements are comprehensive, covering foreign exchange, interest rates and other trading business transactions, as well as cross-shareholdings, and other banking business investments. CMTH’s market risk management structure is designed to enable CMTH to avoid potential risks. CMTH has established alarm points and loss limits aiming to prevent the expansion of losses following a downturn in market trading. CMTH also undertakes hypothetical stress tests with assumptions that reproduce price swings that have occurred in the market during the past 20 years, and uses these results as guidelines for establishing risk limits. As a supplementary measure, CMTH also performs back testing, as outlined below.

As VaR constitutes an integral part of CMTH’s market risk control regime, VaR limits are established by the Board of Directors quarterly for all trading portfolio operations and allocated to business units. Actual exposure against limits, together with a consolidated groupwide VaR, is reviewed daily. The quality of the VaR model is continuously monitored by back-testing the VaR results for trading books. All back-testing exceptions and any exceptional revenues on the profit side of the VaR distribution are investigated, and all back-testing results are reported to the executive committee.

(b)	Stress test

A stress test provides an indication of the potential size of losses that could arise in extreme conditions. While VaR is an effective risk management tool providing a quantitative measure of market risk and is widely used in the business operations of CMTH, management is fully aware of its inherent limitations. VaR is based on statistical and other assumptions, such as static correlations among risk factors, and may vary with assumptions and approaches selected by management. VaR does not necessarily predict the maximum risk of losses in the future and actual results would differ from VaR. In view of these limitations, CMTH incorporates other means for market risk management, including limits on positions, unrealized losses and option risk, in order to complement VaR. A stress test is one of the means to complement limitations of VaR.

Stress tests are performed monthly by the Risk Management Department. Potential losses on the portfolios are calculated according to major risk factors such as interest rate, foreign exchange rate and equity prices. Portfolios are segregated into banking book, trading book, equity securities, investment partnerships, etc. to calculate VaR in the stress case analysis. Stress scenarios include maximum losses expected in the portfolios based on the movements of the risk factors in the past 20 years.

The results of the stress tests are reviewed by senior management in each business unit and by the Board of Directors. Such review includes the evaluation of the impact of the worse case scenarios on the capital adequacy ratios.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.3.2.	VaR summary

		At year end	Average	High	Low
		(Billions of yen)

For the year ended March 31, 2010
Trading book	Interest rate risk / Foreign exchange risk	0.0	0.7	2.2	0.0
	Equity risk / Other risk	–	–	–	–
Banking book	Interest rate risk / Foreign exchange risk	45.1	43.4	56.7	34.4
	Equity risk / Other risk	178.6	183.8	207.9	162.6

For the year ended March 31, 2009
Trading book	Interest rate risk / Foreign exchange risk	0.1	0.4	1.8	0.0
	Equity risk / Other risk	–	–	–	–
Banking book	Interest rate risk / Foreign exchange risk	50.1	50.0	66.8	27.1
	Equity risk / Other risk	157.7	244.9	332.9	157.7

VaR is calculated with a 99 percent confidence level and for a holding period depending on each of the financial instruments and underlying risk factors, principally 10 to 20 days.

CMTH does not include unquoted equities in the market risk analysis through VaR, but performs sensitivity analysis. Management monitors movements of unquoted equity market risk by assessing the expected changes in the fair value of unquoted equities due to movements in the parameter depending on valuation techniques applied for each product for its valuation process, such as expected future cash flows or market multiples. The following table shows the impacts on profit or loss for the year and other comprehensive income affected by changes in relevant parameters at March 31, 2010 and March 31, 2009.

	At March 31, 2010		At March 31, 2009
		Other		Other
		comprehensive		comprehensive
	Profit and loss	income	Profit and loss	income
	(Millions of yen)

Parameter increase 10%	10,227	11,950	3,031	11,542
Parameter decrease 10%	(10,729)	(11,332)	(3,681)	(9,751)

4.3.3.	Concentration of risks of financial assets with market risk exposure

(a)	Equity price risk

CMTH is exposed to the effects of fluctuations in prevailing equity prices. CMTH sets limits on the maximum level of exposure by industry. The table below summarizes CMTH’s exposure to equity price risk at March 31, 2010, and March 31, 2009. Included in the table are CMTH’s equity instruments at carrying amounts, categorized by industry.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Financial assets
	designated at fair value
	through
	profit or loss		Investment securities
	Listed	Unlisted	Listed	Unlisted	Total
	(Millions of yen)

At March 31, 2010
Manufacturing	–	–	312,411	13,315	325,726
Transportation	–	–	65,913	13,781	79,694
Real estate	–	–	55,064	7,913	62,977
Service	–	–	13,643	7,108	20,751
Wholesale and retail	–	–	63,521	3,396	66,917
Financial institution	–	–	17,716	69,055	86,771
Other industries	7,501	70,733	47,429	57,864	183,527
Overseas	–	14,375	–	2,344	16,719

Total	7,501	85,108	575,697	174,776	843,082

At March 31, 2009
Manufacturing	583	–	253,921	7,453	261,957
Transportation	102	–	62,140	4,465	66,707
Real estate	53	–	38,960	4,573	43,586
Service	199	–	13,006	6,264	19,469
Wholesale and retail	160	–	40,409	2,938	43,507
Financial institution	443	–	15,826	51,868	68,137
Other industries	6,328	41,195	45,057	70,309	162,889
Overseas	–	16,237	279	2,601	19,117

Total	7,868	57,432	469,598	150,471	685,369

(b)	Foreign exchange risk

CMTH is exposed to the effects of fluctuations in the prevailing foreign currency exchange rates. CMTH sets limits on the maximum level of exposure by currency for both overnight and intra-day positions, which are monitored daily. The table below summarizes CMTH’s exposure to foreign currency exchange rate risk at March 31, 2010 and March 31, 2009. Included in the table are CMTH’s financial instruments at carrying amounts, categorized by currency.

Included in the table are CMTH’s financial instruments at amount after deducting life-to-date write-off impairment.

				Less-
				Impairment
	Japanese yen	US dollars	Other	allowance	Total
	(Millions of yen)

At March 31, 2010
Assets
Cash and deposits with banks	265,556	28	2,866	–	268,450
Call loans	4,116	6,759	–	–	10,875
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	–	–	–	1,521

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

				Less-
				Impairment
	Japanese yen	US dollars	Other	allowance	Total
	(Millions of yen)

Financial assets held for trading other than derivatives	12,007	–	–	–	12,007
Derivative financial assets	65,180	100,475	37,751	–	203,406
Financial assets designated at fair value through profit or loss	112,408	12,000	–	–	124,408
Investment securities – equity securities	749,281	1,029	163	–	750,473
Investment securities – debt securities	1,652,945	82,916	17,361	–	1,753,222

Investment securities sub total	2,402,226	83,945	17,524	–	2,503,695
Loans and advances	9,616,023	147,358	7,755	60,290	9,710,846
Assets pledged as collateral	935,455	689,841	96,057	–	1,721,353
Other assets	252,812	1,623	1,212	1,547	254,100

Total assets	13,667,304	1,042,029	163,165	61,837	14,810,661

Liabilities
Deposits	9,055,643	7,592	1,487	–	9,064,722
Call money	199,000	107,161	–	–	306,161
Cash collateral on securities lent and repurchase agreements	916,800	689,841	96,057	–	1,702,698
Derivative financial liabilities	56,381	99,159	36,423	–	191,963
Financial liabilities designated at fair value through profit or loss	2,080	–	–	–	2,080
Due to trust accounts	21,356	–	–	–	21,356
Due to investors of trust accounts	1,568,220	–	–	–	1,568,220
Debt securities issued	161,339	72,630	–	–	233,969
Borrowings	1,228,505	–	–	–	1,228,505
Other liabilities	103,008	–	–	–	103,008

Total liabilities	13,312,332	976,383	133,967	–	14,422,682

Off-balance items
Financial guarantees	16,930	1,323	28	–	18,281
Loan commitments and other credit related obligations – individual	119,982	–	–	–	119,982
Loan commitments and other credit related obligations – corporate	731,725	930	–	–	732,655
Commitments to invest in partnerships	15,061	5,660	428	–	21,149

Total of off-balance items	883,698	7,913	456	–	892,067

At March 31, 2009
Assets
Cash and deposits with banks	237,003	24	2,844	–	239,871
Call loans	11,867	11,898	–	–	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	8,812	–	–	–	8,812

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

				Less-
				Impairment
	Japanese yen	US dollars	Other	allowance	Total
	(Millions of yen)

Financial assets held for trading other than derivatives	26,243	–	–	–	26,243
Derivative financial assets	221,804	10,574	–	–	232,378
Financial assets designated at fair value through profit or loss	116,659	13,083	–	–	129,742
Investment securities – equity securities	618,192	1,350	527	–	620,069
Investment securities – debt securities	2,528,369	171,136	–	–	2,699,505

Investment securities subtotal	3,146,561	172,486	527	–	3,319,574
Loans and advances	9,739,500	151,860	3,239	63,511	9,831,088
Assets pledged as collateral	737,781	456,222	96,513	–	1,290,516
Other assets	180,177	2,538	1,575	1,780	182,510

Total assets	14,426,407	818,685	104,698	65,291	15,284,499

Liabilities
Deposits	9,413,679	6,391	1,276	–	9,421,346
Call money	225,000	28,478	–	–	253,478
Cash collateral on securities lent and repurchase agreements	702,914	456,222	96,512	–	1,255,648
Derivative financial liabilities	232,572	370	7,132	–	240,074
Financial liabilities designated at fair value through profit or loss	2,818	–	–	–	2,818
Due to trust accounts	25,592	–	–	–	25,592
Due to investors of trust accounts	1,891,361	–	–	–	1,891,361
Debt securities issued	287,214	86,181	–	–	373,395
Borrowings	1,704,097	–	–	–	1,704,097
Other liabilities	195,869	–	–	–	195,869

Total liabilities	14,681,116	577,642	104,920	–	15,363,678

Off–balance items
Financial guarantees	19,706	4,151	–	–	23,857
Loan commitments and other credit related obligations–individual	123,568	–	–	–	123,568
Loan commitments and other credit related obligations–corporate	655,949	2,974	–	–	658,923
Commitments to invest in partnerships	21,869	4,499	515	–	26,883

Total of off-balance items	821,092	11,624	515	–	833,231

4.4.	Liquidity risk

CMTH recognizes two types of liquidity risk. In a narrow, cash flow sense, liquidity risk is the risk that CMTH either will be unable to secure necessary funds due to a poor financial position or will be forced to acquire funds at interest rates significantly higher than ordinary prevailing rates. In a broader, market-wide sense, liquidity risk is the risk that turmoil in the market will impede CMTH’s ability to execute transactions or will compel CMTH to execute transactions at prices significantly higher than ordinary prevailing rates.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CMTH has established guidelines with respect to the narrow, cash-flow type of liquidity risk at each trust bank subsidiary, particularly with respect to cash gaps, and CMTH monitors compliance with these guidelines in order to control cash flow liquidity risk. In addition, CMTH has established contingency plans regarding measures to be invoked in times of emergency in order to facilitate timely and flexible responses to liquidity risk threats.

CMTH enhances its ability to accurately identify cash flow risk by entrusting cash flow risk management to the Risk Management Department of each trust bank subsidiary and cash flow control to its treasury department.

With respect to monitoring the broader, market-wide form of liquidity risk, limits of trading value are assigned for each type of transaction, based on such factors as transaction value and CMTH’s strategic objectives. CMTH monitors compliance with the assigned trading amounts.

4.4.1.	Liquidity analysis for financial liabilities and assets held for managing liquidity risk

The maturity analysis below shows the remaining contractual maturities for major categories of financial liabilities and assets held for managing liquidity risk. The maturity analysis of financial liabilities and assets include contractual future cash flows of principal payments and interest income.

Liquidity analysis for derivatives below distinguishes derivatives settled on a net basis from those settled on a gross basis. Some of CMTH’s derivatives are subject to collateral requirements.

Collateral calls on derivatives positions can pose a significant liquidity risk: collateral calls may arise at times of market stress and when asset liquidity may be tightening. Collateral calls may be triggered by a credit downgrade. CMTH manages the above risks by including collateral calls in stress tests on liquidity, and by maintaining a portfolio of assets held for managing liquidity risk. The amounts disclosed in the table are based on the contractual undiscounted cash flows at March 31, 2010 and March 31, 2009.

		Contractual cash flows (Undiscounted)
	Carrying		Up to 1				Over 5
	amount	On demand	month	1–3 months	3–12 months	1–5 years	years	Total
	(Millions of yen)

At March 31, 2010
Assets
Cash and deposit with banks	268,450	268,450	–	–	–	–	–	268,450
Call loans	10,875	–	10,875	–	–	–	–	10,875
Cash collateral on securities borrowed and reverse repurchase agreements	1,521	–	1,521	–	–	–	–	1,521
Financial assets held for trading other than derivatives	12,007	–	9,971	1,983	1	3	52	12,010
Derivative financial assets	203,406	–	30,067	24,454	55,959	163,198	52,706	326,384
Net settlement		–	4,238	18,320	54,047	162,977	52,686	292,268
Gross settlement (inflow)		–	807,222	264,173	57,404	3,153	356	1,132,308
Gross settlement (outflow)		–	(781,393)	(258,039)	(55,492)	(2,932)	(336)	(1,098,192)
Financial assets designated at fair value through profit or loss	124,408	34,162	25	–	75	2,222	88,204	124,688
Investment securities – equity securities	750,473	–	–	–	–	–	750,473	750,473

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

		Contractual cash flows (Undiscounted)
	Carrying		Up to 1				Over 5
	amount	On demand	month	1–3 months	3–12 months	1–5 years	years	Total
	(Millions of yen)

Investment securities – debt securities	1,753,222	–	2,792	32,042	549,542	599,448	655,231	1,839,055

Investment securities subtotal	2,503,695	–	2,792	32,042	549,542	599,448	1,405,704	2,589,528
Loans and advances(1)	9,710,846	128,622	1,272,214	622,637	1,293,093	3,161,118	3,992,522	10,470,206
Assets pledged as collateral	1,721,353	–	18,303	48,115	105,237	1,242,048	614,341	2,028,044
Other assets	254,100	4,771	127,715	–	28,134	93,480	–	254,100

Total assets used to manage liquidity risk	14,810,661	436,005	1,473,483	729,231	2,032,041	5,261,517	6,153,529	16,085,806

Liabilities
Deposits	9,064,722	1,680,898	330,588	659,676	2,629,675	3,784,570	70,630	9,156,037
Call money	306,161	–	297,231	8,930	–	–	–	306,161
Cash collateral on securities lent and repurchase agreements	1,702,698	–	1,702,698	–	–	–	–	1,702,698
Derivative financial liabilities	191,963	–	30,297	24,261	51,280	146,365	48,576	300,779
Net settlement		–	3,769	18,353	49,427	145,086	48,575	265,210
Gross settlement (inflow)		–	(871,342)	(262,929)	(46,526)	(45,478)	(37)	(1,226,312)
Gross settlement (outflow)		–	897,870	268,837	48,379	46,757	38	1,261,881
Financial liabilities designated at fair value through profit or loss	2,080	2,080	–	–	–	–	–	2,080
Due to trust accounts	21,356	21,356	–	–	–	–	–	21,356
Due to investors of trust accounts	1,568,220	1,217,618	6,223	16,468	56,253	214,778	79,067	1,590,407
Debt securities issued	233,969	–	640	1,281	5,764	164,087	143,674	315,446
Borrowings	1,228,505	–	94,463	188,663	848,260	94,720	5,880	1,231,986
Other liabilities	103,008	3,605	91,632	4,759	1,140	1,960	–	103,096

Total liabilities	14,422,682	2,925,557	2,553,772	904,038	3,592,372	4,406,480	347,827	14,730,046

At March 31, 2009
Assets
Cash and deposit with banks	239,871	238,135	–	–	1,736	–	–	239,871
Call loans	23,765	–	23,765	–	–	–	–	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	8,812	–	8,812	–	–	–	–	8,812
Financial assets held for trading other than derivatives	26,243	–	26,200	3	2	82	30	26,317
Derivative financial assets	232,378	–	26,739	21,716	47,040	120,838	60,198	276,531
Net settlement		–	2,797	16,947	44,293	119,674	60,058	243,769
Gross settlement (inflow)		–	1,006,496	362,771	52,553	10,031	1,161	1,433,012
Gross settlement (outflow)		–	(982,554)	(358,002)	(49,806)	(8,867)	(1,021)	(1,400,250)
Financial assets designated at fair value through profit or loss	129,742	35,025	33	199	1,840	43,786	55,299	136,182

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

		Contractual cash flows (Undiscounted)
	Carrying		Up to 1				Over 5
	amount	On demand	month	1–3 months	3–12 months	1–5 years	years	Total
	(Millions of yen)

Investment securities — equity securities	620,069	–	–	–	–	–	620,069	620,069
Investment securities — debt securities	2,699,505	–	16,360	241,270	171,172	2,629,997	1,439	3,060,238

Investment securities subtotal	3,319,574	–	16,360	241,270	171,172	2,629,997	621,508	3,680,307
Loans and advances(1)	9,831,088	151,758	1,250,650	648,866	1,231,290	3,445,003	3,941,743	10,669,310
Assets pledged as collateral	1,290,516	–	340	1,101	94,584	802,336	721,202	1,619,563
Other assets	182,510	5,594	50,350	–	40,180	86,386	–	182,510

Total assets used to manage liquidity risk	15,284,499	430,512	1,403,249	913,155	1,587,844	7,128,428	5,399,980	16,863,168

Liabilities
Deposits	9,421,346	1,877,292	729,818	892,949	2,404,125	3,601,181	4,360	9,509,725
Call money	253,478	–	243,478	10,000	–	–	–	253,478
Cash collateral on securities lent and repurchase agreements	1,255,648	–	1,255,648	–	–	–	–	1,255,648
Derivative financial liabilities	240,074	–	35,342	21,999	43,206	113,934	55,538	270,019
Net settlement		–	3,405	17,032	40,562	112,151	55,538	228,688
Gross settlement (inflow)		–	(1,064,569)	(363,013)	(56,497)	(54,095)	–	(1,538,174)
Gross settlement (outflow)		–	1,096,506	367,980	59,141	55,878	–	1,579,505
Financial liabilities designated at fair value through profit or loss	2,818	2,818	–	–	–	–	–	2,818
Due to trust accounts	25,592	25,592	–	–	–	–	–	25,592
Due to investors of trust accounts	1,891,361	1,453,194	8,437	21,822	64,339	258,559	114,230	1,920,581
Debt securities issued	373,395	–	518	1,036	291,414	24,874	231,983	549,825
Borrowings	1,704,097	–	133,823	267,306	1,201,481	13,898	94,253	1,710,761
Other liabilities	195,869	3,870	184,039	4,555	1,129	2,404	–	195,997

Total liabilities	15,363,678	3,362,766	2,591,103	1,219,667	4,005,694	4,014,850	500,364	15,694,444

Note:

(1)	On demand loans and advances above represent outstanding loans and advances that are past due and overdraft.

4.4.2.	Off-balance items

In the ordinary course of business and primarily to facilitate client transactions, CMTH enters into transactions which may involve the use of off-balance items. These items include financial guarantees, loan commitments or investments in partnerships.

(a)	Financial guarantees

Financial guarantee contracts are contracts that require CMTH to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fail to make payment when due, in accordance with

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

the terms of debt instrument (Note 48). Such financial guarantees are given to banks, financial institutions and other parties on behalf of customers to secure loans.

The dates which CMTH might be required to make payments to reimburse the holder for a loss are summarized below.

(b)	Loan commitments

CMTH enters into commitments to lend to its customers, both individual and corporate, subject to certain conditions. Such loan commitments include card loans for individual or foreign currency contracts for corporate customers.

The dates of the contractual amounts of CMTH’s off-balance financial instruments that it commits to extend credit to customers and other facilities (Note 48) are summarized in the table below.

(c)	Commitments to invest in partnership

CMTH enters into commitment agreements, which requires to invest in a partnership when CMTH receives a capital call. When CMTH invests in a new business of partnership, the capital call may be used a method of financing.

Commitments to invest in partnerships (Note 48) are included in the table below, based on the earliest contractual investment date.

		Up to 1		3–12	1–5	Over 5
	On demand	month	1–3 months	months	years	years	Total
	(Millions of yen)

At March 31, 2010
Off–balance items
Financial guarantees	18,281	–	–	–	–	–	18,281
Loan commitments and other credit related obligations — individual	119,982	–	–	–	–	–	119,982
Loan commitments and other credit related obligations — corporate	732,655	–	–	–	–	–	732,655
Commitments to invest in partnerships	21,149	–	–	–	–	–	21,149

Total	892,067	–	–	–	–	–	892,067

At March 31, 2009
Off–balance items
Financial guarantees	23,857	–	–	–	–	–	23,857
Loan commitments and other credit related obligations — individual	123,568	–	–	–	–	–	123,568
Loan commitments and other credit related obligations — corporate	658,923	–	–	–	–	–	658,923
Commitments to invest in partnerships	26,883	–	–	–	–	–	26,883

Total	833,231	–	–	–	–	–	833,231

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.5.	Capital management

CMTH, Chuo Mitsui and Chuo Mitsui Asset are subject to regulatory capital requirements administered by the Financial Services Agency of Japan (the “FSA”) in accordance with the provisions of the Banking Act and related regulations.

The FSA’s capital adequacy guidelines closely follow the risk-adjusted approach proposed by the Basel Committee of Banking Supervision and are intended to further strengthen the soundness and stability of Japanese banks. Under the risk-adjusted capital framework of the FSA’s capital adequacy guidelines, on-balance sheet assets and off-balance sheet exposures are assessed according to broad categories of relative risk, based primarily on the credit risk of the counterparty, country transfer risk and the risk regarding the category of transactions.

The FSA provides two sets of capital adequacy standards. One is a set of standards applicable to Japanese banks and bank holding companies and banks with overseas branches conducting international operations, as defined, (the “international standard”) and the other is applicable to Japanese banks and bank holding companies that are not engaged in international operations conducted by overseas branches (the “domestic standard”). The international standard requires a minimum risk-adjusted capital ratio of 8.0%, including capital charges for market risk, for banking institutions with international operations while the minimum capital ratio is 4.0% for banking institutions which do not conduct international operations under the domestic standard.

The FSA’s capital adequacy guidelines place considerable emphasis on tangible common shareholders’ equity as the core element of the capital base, with appropriate recognition of other components of capital.

For banking institutions which do not have international operations, capital is classified into two tiers, referred to as core capital (Tier I) and supplementary capital (Tier II). Core capital generally consists of shareholders’ equity less any recorded goodwill and certain other items. Supplementary capital generally consists of (i) the general reserve for possible loan losses (subject to a limit of 0.625% of total risk-adjusted assets as determined total of applied standard method and operational risk, divided by 4.0%, (ii) the balance of subordinated perpetual debt and (iii) the balance of subordinated term debt with original maturity of over five years and limited life preferred equity (up to a maximum of 50% of core capital). Supplementary capital may be counted up to the amount equivalent to core capital.

CMTH, Chuo Mitsui and Chuo Mitsui Asset do not have overseas branches conducting international operations, as defined, and are subject to the minimum capital adequacy ratio of 4.0%.

Under FSA guidelines, the amount of net deferred tax assets that can be recorded without diminishing the Tier I capital of major Japanese banks and their holding companies, including CMTH is limited to 20% of the level of their Tier I capital.

In 2004, the Basel Committee announced the Basel II amended rules with respect to minimum capital requirements, including amended risk weight calculations, the inclusion of operational risk and the introduction of internal rating systems, supervisory review and market discipline through effective disclosure. The amendments adopt variable risk weights according to the credit rating given to the obligor of the risk assets. The better the credit rating of an obligor, the lower is the risk weight applicable to the risk assets owed by it. The amended rules also require financial institutions to establish an internal risk management system, to disclose relevant information and to establish an appropriate reserve against operational risk. These rules took effect in Japan in 2007, except for the introduction of the advanced IRB approach and the advanced measurement approach which took effect in 2008.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The table below summarizes the composition of regulatory capital and the ratios of CMTH on a consolidated basis at March 31, 2010, March 31, 2009, and April 1, 2008 (the composition below at April 1, 2008 is based on the status at March 31, 2008). During those years, CMTH and individual entities within CMTH complied with all of the externally imposed capital requirements to which they were subject.

	At March 31, 2010	At March 31, 2009	At April 1, 2008
	(Millions of yen, except percentages)

Tier I capital
Capital stock	261,608	261,608	261,608
Non-cumulative perpetual preferred stock	–	100,175	181,625
Capital surplus	–	–	127,347
Retained earnings	377,592	338,524	441,585
Treasury shares (–)	270	262	261
Projected amount of distribution (–)	13,264	7,765	10,926
Foreign currency translation adjustment	(1,738)	(2,045)	(66)
Minority interest of consolidated subsidiaries	187,805	187,763	146,480
Non-dilutive preferred securities issued by overseas SPCs	183,500	183,500	142,500
Goodwill equivalent amount (–)	35,304	37,755	39,572
Amount equivalent to capital increase due to securitization transactions (–)	20,401	26,681	34,763
Amount equivalent to 50% of exceeding the expected loss amount exceeding the qualifying reserve (–)	13,602	14,370	13,374
Total Tier I capital before deduction of deferred tax assets (total amount of above respective items)	742,425	699,016	878,057
Amount of deferred tax assets deducted	–	52,412	–

Total Tier I capital (A)	742,425	646,603	878,057

Non-dilutive preferred securities with interest rate step-up provisions*2 (B)	85,000	85,000	75,000

Tier II capital
General reserve for possible loan losses *3	0	0	0
Amount of qualifying reserve exceeding the expected loss amount *4	–	–	–
Liability type fundraising means	319,250	267,070	263,761
Perpetual subordinated bonds *5	116,750	119,570	121,261
Fixed-term subordinated bonds and fixed-term preferred shares *6	202,500	147,500	142,500
Amount not includable Tier II capital	–	–	–

Total Tier II capital (C)	319,251	267,070	263,762

Items for deduction *7 (D)	23,041	21,841	19,470

Capital Amount (E) = (A) + (C) − (D)	1,038,635	891,832	1,122,349

Risk weighted assets, etc.
Credit risk-weighted asset amount	7,022,674	6,855,889	7,528,769
On-balance sheet items	6,371,285	6,087,070	6,408,511
Off-balance sheet items	651,389	768,818	1,120,257
Amount arrived at by dividing operational risk equivalents by 8%	503,395	541,112	580,232

Total (F)	7,526,070	7,397,001	8,109,001

Consolidated Capital Adequacy Ratio

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	At March 31, 2010	At March 31, 2009	At April 1, 2008
	(Millions of yen, except percentages)

(Domestic Standard) = (E)/(F) x 100	13.80%	12.05%	13.84%
(A)/(F) x 100	9.86%	8.74%	10.82%
(B)/(A) x 100	11.44%	13.14%	8.54%

Notes:

*1.	Composition of capital and the capital adequacy ratio, etc., are calculated in accordance with Financial Services Agency Ordinance No. 20 of 2006 (the “Consolidated Capital Adequacy Ratio Ordinance”) and No. 79 of 2008. The table above is prepared based on information prepared in accordance with Japanese GAAP. To be consistent with Japanese GAAP, the numbers are rounded down or truncated. Japanese yen figures less than one million yen are rounded down to the nearest million yen.

*2.	Represents items those as provided in Article 17, Paragraph 2 of Consolidated Capital Adequacy Ratio Ordinance, in other words, stock, etc., that have the probability of redemption including those adding a step-up interest rate and other special provisions (including non-dilutive preferred securities issued by overseas SPCs).

*3.	Represents amount of portion to which standardized approach is adopted.

*4.	For trust accounts with principal guarantee, amount of which qualifying reserve exceeding the expected loss amount is not included.

*5.	Meaning liability fundraising as indicated in Article 18, Paragraph 1, Item 3 of the Consolidated Capital Adequacy Ratio Ordinance, and which have all the characteristics as indicated below:
(1) Unsecured, subordinated to other liabilities, and already paid,
(2) Not to be redeemed, except for in certain cases,
(3) Should supplement loss while business is ongoing,
(4) That for which interest payment obligation postponement is allowed.

*6.	These are those indicated in Article 18, Paragraph 1, Items 4 and 5 of the Consolidated Capital Adequacy Ratio Ordinance. However, for fixed-term subordinated bonds, there is a limitation on those with redemption periods exceeding 5 years.

*7.	Amount equivalent to intentional holding of fundraising means of other financial institutions as indicated in Article 20, Paragraph 1, Item 1 of the Consolidated Capital Adequacy Ratio Ordinance, amount equivalent to investment in those set in Item 2 of the relevant paragraph, the amount that is to be deducted pursuant to the provisions of Items 3 to 6 thereof and those indicated in Item 2 above.

Capital allocation operations

CMTH undertakes capital allocation operations by allocating capital of CMTH to each business unit for its risks (credit risk, market risk and operational risk). The capital allocation plan is formulated by the capital management department of the holding company based on the risk status ascertained through the integrated risk management system and the annual plan. The plan is also reviewed for appropriateness by the Risk Management Department and is approved by the Board of Directors. Each business division operates its business in compliance with the allocated risk capital (amount of required risk capital).

The risk management department monitors the adherence to the allocated risk capital (amount of required risk capital) and the risk status on a monthly basis and reports to the Executive Committee and the Board of Directors. The capital allocation plan is reexamined on a regular basis each quarter, and also whenever deemed necessary due to modifications to the business plan of any one of the group companies or change in risk status.

CMTH reviews various management indices such as income or loss after deducting the cost of capital. The review is undertaken to ensure capital is being used effectively and efficiently. In addition, CMTH sets

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

benchmarks for earnings after adjusting for risk, in consideration of capital cost associated with each product and uses these as benchmarks when assessing new investments and loans.

Assessment of capital adequacy level, capital strategy

The level of capital adequacy is assessed each time a capital allocation plan is formulated or reexamined, and is reported to the Executive Committee and the Board of Directors.

An assessment of the capital adequacy level is conducted based on the status of the required level of regulatory capital, the ratio of Tier I capital to capital and the results of the review of the appropriateness of the capital allocation plan. The review of the appropriateness of the capital allocation plan, occurs at the same time as the review of the appropriateness of the method of capital allocation, and the level at which capital can buffer against stress is also reviewed. Based on the results of the assessment of the capital adequacy level, CMTH formulates and carries out a capital strategy including goals for capital levels and policies for capital financing, thereby ensuring an adequate financial base that corresponds to the risks in the business.

5.	Critical accounting estimates and judgments

CMTH’s financial statements and its financial results are influenced by accounting policies, assumptions, estimates and management judgment, which necessarily have to be made in the course of preparation of the consolidated financial statements. CMTH makes estimates and assumptions that affect the reported amounts of assets and liabilities. All estimates and assumptions required in conformity with IFRS are best estimates undertaken in accordance with the applicable standard. Estimates and judgments are evaluated on a continuous basis, and are based on past experience and other factors, including expectations with regard to future events. Accounting policies and management’s judgments for certain items are especially critical for CMTH’s results and financial position due to their materiality.

Impairment losses on loans and advances

In determining whether an impairment loss should be recorded in the consolidated income statements on its loan portfolios, CMTH makes judgments as to whether there is any objective evidence that a loan or group of loans is impaired. This evidence may include observable data indicating that there has been an adverse change in the repayment ability of a specific borrower or borrowers in a group, or national or local economic conditions that correlate with defaults on assets in CMTH.

CMTH individually assesses all impaired loans that exceed specific monetary thresholds. Impairment losses are recognized as the difference between the carrying value of the loan and the discounted value of management’s best estimate of future cash repayments and proceeds from any collateral. These estimates take into account the borrower’s debt service capacity and financial flexibility; the level and quality of its earnings; and the realizable value of any collateral. Estimating the quantum and timing of future recoveries involves significant judgment.

CMTH collectively assesses impairment losses for impaired loans that are below individual assessment thresholds and loan losses that have been incurred but have not been separately identified at the reporting date. Collectively assessed impairment allowances are established on a portfolio basis based on the contractual cash flows and historical loss experience for assets with the credit risk characteristics similar to those in CMTH. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ materially from reported impairment allowances. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. Were the net present value of estimated cash flows to differ by +/-1%, which is considered a reasonably possible change based on management’s best estimates, the impairment

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

charge would be ¥1,519 million and ¥1,684 million higher or ¥1,569 million and ¥1,689 million lower, for the fiscal year ended March 31, 2010 and March 31, 2009, respectively.

Impairment of available-for-sale equity investments

CMTH determines that available-for-sale equity investments are impaired when there has been a significant or prolonged decline in the fair value below its cost. The determination of what is significant or prolonged requires judgment. In making this judgment, CMTH evaluates among other factors, the volatility in share price. In addition, objective evidence of impairment may be a deterioration in the financial condition of the investee, industry and sector performance, changes in technology, and operational and financing cash flows. Had all the declines in fair value below cost been considered significant or prolonged, the maximum amount that CMTH would have recognized impairment charges additionally was ¥1,245 million and ¥18,018 million for the fiscal year ended March 31, 2010 and March, 31, 2009, respectively, in its consolidated income statements.

Fair value of financial instruments

The fair value of financial instruments where no active market exists or where quoted prices are not otherwise available is determined using valuation techniques. In these cases, the fair value is estimated, using observable data in respect of similar financial instruments, discounted cash flow method and other pricing models. When the discounted cash flow method is used, estimation of the amounts and timing of future cash flows and the appropriate discount rate require significant judgment. Where valuation models are used to determine the fair values, they are periodically reviewed by qualified personnel and departments. All models are tested before they are implemented in practice and models are updated and improved to ensure that the outputs reflect the actual market transactions. CMTH uses valuation models principally for derivatives, including interest rate swaps, forward exchange plain vanilla contracts, whose fair values are reliably estimated using the inputs derived from the market. CMTH has exposures for the areas such as unquoted equity investments, investment partnerships and structured credits, where market observable inputs are not always available and their fair value are estimated based on management’s best assumptions. Changes in assumptions about these factors could affect the reported fair value of financial instruments. More details about CMTH’s valuation methodologies and the sensitivity to reasonably possible alternative assumptions of the fair value of financial instruments valued using techniques where at least one significant input is unobservable are given in Note 33.4.

Securitizations and consolidation of special purpose entities

CMTH sponsors the formation of special purpose entities (“SPEs”) primarily to provide structured products to clients, for internal risk management purposes, to generate liquidity and to achieve regulatory capital arbitrage treatment. CMTH is party to securitization transactions that transfer various financial assets to SPEs. The SPE then issues securities to investors. The consolidation of SPEs is addressed in Note 2.2. Depending on the individual arrangement, CMTH may continue to recognize the securitized assets and issued securities; may continue to recognize only a portion of the assets up to CMTH’s remaining involvement in those assets; or may derecognize the assets and recognize, as separate assets or liabilities any rights and obligations constituted or retained in the transfer. SPEs are consolidated when the substance of the relationship between CMTH and the SPE indicates control. As it may be difficult to determine whether CMTH controls an SPE, management makes judgments about its exposure to the risks and rewards, as well as about its ability to make operational decisions for the SPE in question. If CMTH were not to consolidate the assets, liabilities and the comprehensive income of these consolidated SPEs, the net effect on the consolidated statement of financial position would be a decrease in net assets of ¥172,242 million, ¥169,008 million and ¥122,469 million at March 31, 2010, March 31, 2009 and April 1, 2008, respectively.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Income taxes

CMTH is subject to income taxes principally in Japan. The deferred tax assets are recognized at the end of each reporting period based on future profitability assumptions based on management plans. CMTH reassesses unrecognized deferred tax assets and recognizes a previously unrecognized deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered. In the event of changes to these profitability assumptions, the deferred tax assets recognized may be adjusted. As CMTH considers the future profitability assumptions forward-looking estimates, they are vulnerable to changes in economic and market conditions.

Retirement benefits

The present value of the retirement benefit obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. Any changes in these assumptions will impact the carrying amount of retirement benefit obligations. The assumptions used in determining the retirement benefit obligations and net cost (or benefit) for retirement benefits include the discount rates, expected rates of return on plan assets, mortality rates and rates of future salary increases. CMTH determines the appropriate discount rates at the end of each year, being the interest rates that are used to determine the present value of estimated future cash outflows expected to be required to settle the pension obligations. In determining the appropriate discount rates, CMTH considers the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. Other key assumptions for pension obligations are based in part on current market conditions. If the discount rate used increases by 0.5% from management’s estimates, the net effect on the consolidated statement of financial position would be a decrease of the defined benefit obligation by ¥12,525 million, ¥12,469 million and ¥12,917 million at March 31, 2010, March 31, 2009 and April 1, 2008, respectively. If the discount rate used decreases by 0.5% from management’s estimates, the net effect on the consolidated statement of financial position would be an increase of the defined benefit obligation by ¥13,517 million, ¥13,467 million and the ¥13,968 million at March 31, 2010, March 31, 2009 and April 1, 2008, respectively.

Intangible assets and goodwill

Intangible assets and goodwill are tested for impairment on an annual basis or more frequently if events or changes in circumstances, such as an adverse change in business climate, indicate that these assets may be impaired. The determination of the recoverable amount in the impairment assessment requires estimates based on present value of future cash flow or other valuation techniques requiring management to make subjective judgments and assumptions. Events and factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and technology, and changes in discount rates and specific industry or market sector conditions. No intangible assets and goodwill were impaired at March 31, 2010 and 2009.

6.	Segment reporting

CMTH has determined the operating segments based on the reports reviewed by the Board of Directors of CMTH in making their strategic decisions. All operating segments used by management meet the definition of a reportable segment under IFRS 8.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CMTH has four operating segments, identified according to service line consistent with the reports used by the Board of Directors of CMTH. These segments and their respective operations are as follows:

Chuo Mitsui

Chuo Mitsui offers retail trust and banking products and services to individuals and corporate clients. Chuo Mitsui’s retail business offers investment trusts and annuity insurance, various trust and deposit products, testamentary trust and inheritance-processing services and tailor-made trusts. Chuo Mitsui also offers individuals loans including housing loans. Chuo Mitsui provides corporate clients an array of financial services, real estate services and stock transfer agency services.

Chuo Mitsui Asset

Chuo Mitsui Asset offers pension and securities trusts to institutional investors, providing asset management, asset administration, and pension management services.

Investment Management subsidiaries

Investment management subsidiaries consist of Chuo Mitsui Asset Management and Chuo Mitsui Capital. Chuo Mitsui Asset Management is an asset management company that is responsible for investment trust management services. Chuo Mitsui Capital is an asset management company which is specialized in managing private equity funds, which are often structured as investment partnerships designed to secure profits through investments in privately owned companies. As part of its investing strategies, Chuo Mitsui Capital provides mezzanine finances to such privately owned investees through its investments in preferred shares, corporate bonds and subordinated debt in addition to its investments in voting interests.

Other

Other includes consolidated subsidiaries except Chuo Mitsui, Chuo Mitsui Asset, Chuo Mitsui Asset Management and Chuo Mitsui Capital.

Any transactions between business segments are based on normal commercial terms and market conditions. The business segment information, set forth below, is based on the financial information prepared in accordance with Japanese GAAP as allocated in accordance with internal management accounting rules and practices. Accordingly, the format and information are not consistent with the consolidated financial statements prepared on the basis of IFRS.

Management measures the performance of each of the operating segments primarily in terms of profit which consists of net interest income, other income and loss, and depreciation expenses. Therefore, it is required to reconcile the financial information regularly reviewed by the Board of Directors of CMTH to the results as prepared under IFRS included in these financial statements.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Segment information

The segment information provided to the CMTH Board of Directors for the reportable segments for the fiscal year ended March 31, 2010 and 2009 is as follows:

	For the year ended March 31, 2010
			Investment
		Chuo Mitsui	management
	Chuo Mitsui	Asset	subsidiaries	Other	Eliminations*	Total
	(Millions of yen)

Revenue
External customers	297,999	41,193	10,353	15,971	–	365,516
Inter-segment	8,262	2,895	(44)	30,396	(41,509)	–

Total	306,261	44,088	10,309	46,367	(41,509)	365,516

Profit/(loss) before tax	74,647	13,094	407	10,569	(13,918)	84,799
Total assets	14,481,460	140,314	5,320	1,009,839	(658,967)	14,977,966
Total liabilities	13,749,430	97,567	1,482	61,218	221,713	14,131,410

Other material items
Depreciation	9,003	1,273	81	1,097	(318)	11,136
Interest and dividends income	180,445	199	6	12,504	(11,562)	181,592
Interest expenses	68,882	151	–	192	(324)	68,901
Extraordinary profit, not included in ordinary profit under Japanese GAAP	3,444	–	–	821	(1,686)	2,579
Extraordinary loss, not included in ordinary profit under Japanese GAAP	731	52	11	878	(476)	1,196

	For the year ended March 31, 2009
			Investment
		Chuo Mitsui	management
	Chuo Mitsui	Asset	subsidiaries	Other	Eliminations*	Total
	(Millions of yen)

Revenue
External customers	335,745	44,174	12,552	20,573	–	413,044
Inter-segment	7,698	3,468	1	44,446	(55,613)	–
Total	343,443	47,642	12,553	65,019	(55,613)	413,044
Profit/(loss) before tax	(123,482)	17,467	1,301	4,723	(9,688)	(109,679)

Total assets	14,502,540	145,976	5,102	1,005,388	(572,560)	15,086,446
Total liabilities	13,930,717	101,109	1,391	59,227	305,546	14,397,990
Other material items:
Depreciation	10,606	1,448	91	1,573	(351)	13,367
Interest and dividends income	209,849	483	11	18,286	(16,945)	211,684
Interest expenses	96,582	517	8	589	(850)	96,846
Extraordinary profit, not included in ordinary profit under Japanese GAAP	8,961	–	–	685	(466)	9,180
Extraordinary loss, not included in ordinary profit under Japanese GAAP	1,157	5	–	786	–	1,948

Note:

*	“Eliminations” includes inter-company transactions among segments. Segment liabilities include contingent liabilities of ¥335,960 million in 2010 and ¥418,265 million in 2009 for acceptances and financial guarantees provided. Segment assets include contingent assets for customer’s liabilities for acceptances and financial guarantee held in the same amounts for indemnification of such financial guarantees.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliations

The following table shows the reconciliations of segments, results of reportable segment profit or loss before tax for the years ended March 31, 2010 and 2009, total assets, total liabilities and other material items to consolidated results at March 31, 2010 and 2009. See Section 3.2 “Primary differences in accounting principles between Japan GAAP and IFRS” for the details of “Adjustments from Japanese GAAP to IFRS” in the following tables.

(i)	Profit or loss before tax

		For the year ended March 31
	Notes(1)	2010	2009
		(Millions of yen)

Profit/(loss) before tax for reportable segments		98,717	(99,991)
Elimination:
Inter-segment trades		(13,918)	(9,688)
Adjustments
Scope of consolidation	(a)	8,444	45,445
Allowance for impaired loans and advances	(b)	(3,913)	(26,092)
Fee income and commissions	(b)	1,388	1,189
Derecognition of financial asset	(c)	–	1,223
Impairment of investment securities	(c)	(6,221)	(8,659)
Embedded derivatives	(c)	17,379	(13,914)
Derecognition of financial liabilities	(c)	2,357	1,174
Property and equipment	(d)	(50)	(85)
Retirement benefit obligations		18,982	15,579
Reclassification of equity to liability		(1,029)	(2,075)
Other, net		3,414	1,988

Total consolidated operating profit(loss) before tax		125,550	(93,906)

(1)	See corresponding notes in “3.2 Primary difference in accounting principles between Japanese GAAP and IFRS”.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(ii)	Total assets

		At March 31,
	Notes(1)	2010	2009
		(Millions of yen)

Total assets for reportable segments		15,636,933	15,659,006
Elimination:
Inter-segment trades		(658,967)	(572,560)
Adjustments:
Scope of consolidation	(a)	588,444	1,023,691
Allowance for impaired loans and advances	(b)	(5,310)	(612)
Fee income and commissions	(b)	(32,599)	(30,454)
Fair value of quoted equity investments	(c)	22,828	14,095
Unquoted equity securities classified as available-for-sale	(c)	40,827	15,767
Embedded derivatives	(c)	(21,402)	(12,188)
Derecognition of financial liabilities	(c)	(29,745)	(33,111)
Property and equipment	(d)	8,678	8,728
Retirement benefit obligations	(e)	(48,604)	(67,328)
Recoverability of deferred income tax assets	(g)	17,332	24,602
Guarantee contracts	(i)	(384,117)	(475,536)
Presentation of derivative financial assets and liabilities under ISDA master netting agreements	(l)	148,399	176,224
Recognition of regular way purchase or sale of securities	(m)	–	88,099
Other, net		35,882	46,568

Total consolidated assets		15,318,579	15,864,991

(1)	See corresponding notes in “3.2 Primary difference in accounting principles between Japanese GAAP and IFRS”.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(iii)	Total liabilities

		At March 31,
	Notes(1)	2010	2009
		(Millions of yen)

Total liabilities for reportable segments		13,909,697	14,092,444
Elimination:
Inter-segment trades		221,713	305,546
Adjustments:
Scope of consolidation	(a)	604,335	1,039,685
Allowance for impaired loans and advances	(b)	4,015	–
Fee income and commissions	(b)	(29,521)	(27,093)
Embedded derivatives	(c)	(12,333)	(3,517)
Derecognition of financial liabilities	(c)	(7,212)	(8,220)
Retirement benefit obligations	(e)	1,409	1,667
Reclassification of equity to liability	(f)	–	199,321
Guarantee contracts	(i)	(384,117)	(475,536)
Presentation of derivative financial assets and liabilities under ISDA master netting agreements	(l)	148,399	176,224
Recognition of regular way purchase or sale of securities	(m)	–	88,099
Other, net		18,946	19,824

Total consolidated liabilities		14,475,331	15,408,444

(1)	See corresponding notes in “3.2 Primary difference in accounting principles between Japanese GAAP and IFRS”.

Revenue by products and services

Revenue from external customers for the fiscal year ended March 31, 2010 and 2009 is as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

Corporate finance(1)	72,024	85,599
Retail banking(2)	63,048	63,017
Market(3)	55,964	65,550
Pension and securities trust(4)	50,333	54,787
Other(5)	124,147	144,091

Total	365,516	413,044

Note:

(1)	Corporate finance consists of lending and advisory services related to financial and management strategies and corporate governance structures provided to corporate clients.

(2)	Retail banking mainly provides housing loans to individuals.

(3)	Market conducts financial operations, such as securities investments.

(4)	Pension and securities trust consists of asset management and administration services for securities and pension trusts services.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(5)	Other mainly consists of stock transfer agency services and investment products which offer a variety of deposit products and money trusts.

Geographical information

Revenue from external customers for the fiscal year ended March 31, 2010 and 2009 is as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

Revenue from domestic operations	308,153	349,463
Revenue from foreign operations	57,363	63,581

Total	365,516	413,044

Note: Amounts include interest income and fee commission income.

Revenue from foreign operations represents revenue arising from the businesses conducted by CMTH’s overseas subsidiaries, as well as the international businesses conducted by certain divisions headquartered in Japan, such as foreign currency denominated loans, non-resident yen-denominated loans, and foreign currency securities.

The total of non-current assets, other than financial instruments, deferred tax assets and post-employment benefits at March 31, 2010 and 2009 are allocated as follows:

	At March 31,
	2010	2009
	(Millions of yen)

Non-current assets allocated in Japan	184,911	187,304
Non-current assets allocated in foreign countries	30	14

Total	184,941	187,318

Non-current assets is including property and equipment and intangible assets.

Major customer information

There is no single external customer whose transaction volume is equal to, or more than 10% of CMTH’s revenue.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

7.	Cash and deposits with banks

Cash and deposits with banks comprise cash balances with maturities of three months or less from the date of deposit, including cash on hand. The details of cash and deposits with banks at March 31, 2010, 2009, and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Cash on hand	34,830	42,815	34,050
Deposit with other banks	34,555	27,939	75,257
Balances with the Bank of Japan	199,065	169,117	111,068

Total	268,450	239,871	220,375

Balances with the Bank of Japan include an amount set aside as reserve deposits which are determined as certain percentages of customer deposits and other liabilities. Such reserve deposits are not interest-bearing.

8.	Call loans, cash collateral on securities borrowed and reverse repurchase agreements

Call loans

The details of call loans at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Call loans	10,875	23,765	236,344

Total	10,875	23,765	236,344

Current	10,875	23,765	236,344

In Japan, call loans are generally used as a short-term placement of surplus funds by financial institutions, including CMTH, directly and through money brokers in the interbank money market. They are used in day-to-day cash management and daily funding operations at financial institutions. Call loans are very short in maturity, including the same day, overnight, two days and one or weeks. Longer-term call loans may be originated but the term is generally shorter than a few months. The interest rate is calculated daily and constitutes one of the representative money market rates.

Cash collateral on securities borrowed and reverse repurchase agreements

The details of cash collateral on securities borrowed and reverse repurchase agreements at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Cash collateral on securities borrowed	1,521	8,812	104,003

Total	1,521	8,812	104,003

Current	1,521	8,812	104,003

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

9.	Financial assets held for trading other than derivatives

The financial assets held for trading other than derivatives at March 31, 2010, 2009, and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Debt securities
- Japanese government bonds	50	117	49
- Commercial paper	11,957	26,126	29,957

Total	12,007	26,243	30,006

At March 31, 2009, the financial assets held for trading include commercial paper with a market value of ¥20,133 million which was pledged as collateral for a borrowing transaction where the secured party does not have the right by contract or custom to sell or re-pledge the assets. At March 31, 2010 and April 1, 2008, there were no securities held for trading which were pledged as collateral.

10.	Derivative financial assets and liabilities

CMTH enters into various derivatives such as foreign exchange forward contracts, currency option contracts, currency swaps, interest rate swaps, bond futures, bond options, stock index futures, individual stock options, and credit derivatives.

CMTH utilizes derivative financial instruments in its normal course of business (a) to manage interest rate risk, (b) to manage foreign exchange risk and (c) for other purposes. Although certain derivatives economically hedge CMTH’s risk exposure, they do not qualify for hedge accounting under IFRS. All derivatives except for embedded derivatives separated from the host contract are recognized on the consolidated statement of financial position at fair value as “Derivative financial assets” or “Derivative financial liabilities”. The separated embedded derivatives are presented at fair value in the same line item in the consolidated statement of financial position that the host contract is presented. Changes in fair value of derivatives are recognized in the consolidated income statement as “Net gains / (losses) on financial instruments classified as held for trading”.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table shows the fair value of derivative financial instruments, recorded as assets or liabilities, together with their notional amounts.

	At March 31, 2010			At March 31, 2009			At April 1, 2008
	Notional			Notional			Notional
	contract	Fair value	Fair value	Contract	Fair value	Fair value	contract	Fair value	Fair value
	amount	asset	liability	amount	asset	liability	amount	asset	liability
	(Millions of yen)

Interest rate contracts
Listed interest futures	–	–	–	2,422	5	1	1,196	22	–
OTC interest rate swaps	10,513,648	168,359	154,654	11,747,605	198,888	186,069	12,359,824	127,330	123,958
OTC interest rate swaptions	57,150	–	1,284	50,200	–	520	95,399	–	499
Others	149,871	30	21	146,285	40	51	102,501	16	17
Foreign currency contracts
OTC currency swaps	48,375	233	1,376	54,010	376	1,144	16,709	1,207	315
OTC foreign exchange forwards	2,103,197	33,838	32,783	2,584,399	31,950	37,696	3,079,001	49,701	49,034
OTC currency options	–	–	–	10,802	384	384	52,413	1,385	1,033
Stock contracts
Listed stock index futures	636	38	–	651	27	7	31,047	10	981
Listed stock index options	2,462	0	0	–	–	–	29,000	15	–
Bond contracts
Listed bond futures	–	–	–	–	–	–	2,282	3	–
Others	1,259,824	908	61	1,429,280	708	353	1,390,000	1,425	846
Credit contracts
OTC credit default swaps	63,000	–	1,784	63,000	–	13,849	45,000	–	5,456

Total	14,198,163	203,406	191,963	16,088,654	232,378	240,074	17,204,372	181,114	182,139

Current	6,093,821	51,068	49,731	7,780,313	55,949	62,552	7,514,508	63,927	63,044
Non–current	8,104,342	152,338	142,232	8,308,341	176,429	177,522	9,689,864	117,187	119,095

11.	Financial assets designated at fair value through profit or loss

The financial assets designated at fair value through profit or loss at March 31, 2010, 2009, and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Equity securities
- Listed	7,501	7,868	94,198
- Unlisted	85,108	57,432	64,381

Total equity securities	92,609	65,300	158,579

Debt securities
- Corporate bonds	31,799	64,442	64,881

Total debt securities	31,799	64,442	64,881

Total	124,408	129,742	223,460

Non-current portion of debt securities	31,799	64,442	64,881

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CMTH designates financial instruments at fair value when the designation is applied to groups of financial assets, financial liabilities or a combination thereof that are managed, and their performance evaluated, on a fair value basis, in accordance with a documented risk management or investment strategy, and the information about the groups of financial instruments is reported to management on a fair value basis. Under this criterion, certain investments in externally managed investment funds and privately owned companies held through investment partnerships managed by an investment manager subsidiary are designated at fair value.

12.	Investment securities

CMTH’s investment securities by category at March 31, 2010, 2009, and April 1, 2008 are summarized in the table below.

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Equity securities
Available-for-sale	750,473	620,069	939,955
Embedded derivatives	—	—	131

Total equity securities	750,473	620,069	940,086

Debt securities
Available-for-sale	1,034,386	1,766,829	882,607
Embedded derivatives	(7,969)	(18,427)	(6,364)
Held-to-maturity	394,015	596,829	336,957
Loans and receivables	332,790	354,274	240,084

Total debt securities	1,753,222	2,699,505	1,453,284

Total	2,503,695	3,319,574	2,393,370

Current portion of debt securities	498,914	293,448	137,509
Non-current portion of debt securities	1,254,308	2,406,057	1,315,775

Assets pledged as collateral where the secured parties have the right by contract or custom to sell or re-pledge from investment securities are presented as “Assets pledged as collateral” in the consolidated statement of financial position.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Components of the available-for-sale financial assets at March 31, 2010, 2009, and April 1, 2008 and movements for the years ended March 31, 2010 and 2009 are as follows:

Components of available-for-sale financial assets

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Equity securities
- Listed	575,697	469,598	723,184
- Unlisted	174,776	150,471	216,771

Total equity securities	750,473	620,069	939,955

Debt securities
- Japanese government bonds	762,890	1,414,033	727,356
- Other governments and official institutions bonds	32,285	141,295	56,714
- Corporate bonds	239,211	211,501	98,537

Total debt securities	1,034,386	1,766,829	882,607

Total	1,784,859	2,386,898	1,822,562

Movements in the available-for-sale financial assets

	For the year ended March 31
	2010	2009
	(Millions of yen)

At beginning of year	2,386,898	1,822,562
Assets pledged as collateral – beginning of year	1,290,516	1,604,415
Exchange differences	(21,316)	(98,529)
Additions	4,585,712	2,416,460
Disposals (sales and redemptions)	(4,905,726)	(1,732,977)
Amortization	(29,134)	(26,922)
Unrealized gains and losses	202,873	(193,483)
Impairment losses	(8,919)	(114,112)
Assets pledged as collateral – end of year	(1,716,045)	(1,290,516)

At end of year	1,784,859	2,386,898

Components and movements of the held-to-maturity investments at March 31, 2010, 2009, and April 1, 2008 are as follows:

Components of the held-to-maturity investments

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Debt securities
- Japanese government bonds	394,015	596,829	336,957

Total	394,015	596,829	336,957

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Movements in the held-to-maturity investments

	For the fiscal year ended March 31
	2010	2009
	(Millions of yen)

At beginning of year	596,829	336,957
Assets pledged as collateral – beginning of year	–	257,602
Additions	136	–
Redemptions	(199,047)	–
Amortization	1,405	2,270
Assets pledged as collateral – end of year	(5,308)	–

At end of year	394,015	596,829

Components and movements of the loans and receivables at March 31, 2010, 2009, and April 1, 2008 are as follows:

Components of the loans and receivables

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Loans and receivables
- Other governments and official institutions bonds	3,000	3,000	3,000
- Corporate bonds	329,790	351,274	237,084

Total	332,790	354,274	240,084

Movements in the loans and receivables

	For the fiscal year ended March 31
	2010	2009
	(Millions of yen)

At beginning of year	354,274	240,084
Exchange differences	(83)	–
Additions	9,171	166,403
Redemptions	(30,571)	(49,388)
Amortization	(1)	(1)
Impairment losses	–	(2,824)

At end of year	332,790	354,274

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

13.	Loans and advances

The details of the loans and advances at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows.

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Individual
- Loans on notes	771	871	955
- Loans on deeds	3,904,502	3,689,424	3,378,261
- Overdrafts	48,267	51,313	46,358

Gross individual total	3,953,540	3,741,608	3,425,574
Less: impairment allowance	14,432	14,744	16,922

Loans and advances to individual	3,939,108	3,726,864	3,408,652

Corporate
- Bills discounts	4,325	7,105	7,478
- Loans on notes	1,319,063	1,162,924	924,391
- Loans on deeds	3,550,411	3,795,569	3,867,480
- Overdrafts	668,758	879,503	777,175
- Private placement bonds	249,554	287,391	267,321
- Receivables purchased	25,485	20,499	34,938

Gross corporate total	5,817,596	6,152,991	5,878,783

- Less: impairment allowance	45,858	48,767	29,999

Loans and advances to corporate	5,771,738	6,104,224	5,848,784

Total loans and advances	9,710,846	9,831,088	9,257,436

Current	2,878,086	2,629,892	2,417,564
Non-current	6,832,760	7,201,196	6,839,872

Private placement bonds include corporate bonds directly issued to CMTH without involving dealers and brokers or any market transactions. While they are transferrable, there are no ready markets for the bonds and CMTH holds the bonds until maturity. Issuers are generally small- and medium-sized nonpublic companies who seek medium- and long-term financing. Terms and conditions of these bonds are determined based on a negotiation between the issuer and the lender where interest rates, collateral and guarantees, maturities, etc. are substantially the same as ordinary bank loans. Such private placement bonds have the nature that is no different from a bank loan, and they are alternative means for extending credit. Accordingly, CMTH accounts for such private placement bonds as loans and advances.

On the other hand, private placement bonds include privately issued corporate bonds issued to a small number of investors, including qualified institutional investors. Such bonds are issued through dealers and brokers and are transacted in the OTC market. Dealer and broker quotes are generally available. When CMTH acquires such bonds in primary and secondary markets, such bonds are classified as investment securities. Private placement bonds classified as investment securities are included in “Debt securities” in Note 12.

CMTH transferred certain loans to third-party investors, in exchange for cash, through securitizations and loan participations. CMTH continues to recognize all of the loans in its consolidated statement of financial

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

position as it retains substantially all the risks and rewards of ownership of these financial instruments. At March 31, 2010 and 2009, the carrying amounts of such loans which are not derecognized are ¥516,305 million and ¥597,311 million, respectively. See Note 46 for further discussion of transferred loans.

Reconciliation of impairment allowances on loans and advances by class at March 31, 2010 and 2009 is as follows:

	2010		2009
	Individual	Collective	Individual	Collective
	allowances for	allowance for	allowances for	allowance for
	impairment	impairment	impairment	impairment
	(Millions of yen)

Individual
Balance at beginning of year	518	14,226	759	16,163
Increase/(decrease) in provision for impairment losses	1,098	(61)	1,261	(1,937)
Charge-offs	(2,027)	–	(2,376)	–
Recoveries	678	–	874	–

Balance at end of year	267	14,165	518	14,226

Corporate
Balance at beginning of year	25,323	23,444	12,595	17,404
Increase / (decrease) in provision for impairment losses	11,681	(1,592)	41,022	6,040
Charge-offs	(15,697)	–	(30,826)	–
Recoveries	2,710	–	2,536	–
Foreign currency translation and other adjustments	(11)	–	(4)	–

Balance at end of year	24,006	21,852	25,323	23,444

Total impairment losses at end of year	24,273	36,017	25,841	37,670

Government-led Loan Restructuring Program

Under the legislation enacted by the Japanese Diet in June 1996, which incorporates the restructuring program for the loans of seven failed housing-loan companies (the “Jusen”), the Deposit Insurance Corporation (the “DIC”) established a Housing Loan Administration Corporation (“HLAC”) to collect and dispose of the loans of the liquidated Jusen. In 1999, HLAC merged with the Resolution and Collection Bank Limited to create the Resolution and Collection Corporation (the “RCC”), which is wholly owned by the DIC.

Financial institutions, including the predecessor banks of Chuo Mitsui Trust Holdings, Inc., waived the repayment of substantial amounts of the loans to the Jusen and transferred the remaining balances to HLAC. Financial institutions were requested to make loans to HLAC to finance its collection activities, and in the year ended March 31, 1997, the predecessor banks of Chuo Mitsui Trust Holdings, Inc. made loans of ¥165,996 million with an original maturity term of 15 years. The 15-year term loans to HLAC, which are guaranteed by the DIC under the legislation and the loan agreements, mature in 2011 and earn a variable interest indexed to TIBOR (Tokyo Interbank Offered Rate). During the years ended March 31, 2009 and 2010, certain of these loans were repaid before maturity. At March 31, 2010 and 2009, outstanding loans to the RCC were ¥42,356 million and ¥45,739 million, respectively.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Under this restructuring program, a Financial Stabilization Fund (the “Special Fund”) was established within the DIC, and the Bank of Japan and other financial institutions established another fund (the “New Fund”). These funds are principally invested in Japanese government bonds. The predecessor banks of Chuo Mitsui Trust Holdings, Inc. made non-interest-earning deposits of ¥82,061 million with the Special Fund and the New Fund in the year ended March 31, 1997. The deposit balances as of March 31, 2010 and 2009, which are included in other assets, were ¥80,275 million and ¥78,860 million, respectively. The non-interest-earning deposits with these funds are expected to mature in 15 years from the deposit dates, which coincides with the planned operational lifespan of the RCC.

14.	Assets pledged as collateral

Assets are pledged as collateral for securities lending and repurchase agreements with other financial institutions and for security deposits relating to OTC derivative transactions.

The nature and carrying amounts of the assets pledged as collateral where the secured parties have the right by contract or custom to sell or re-pledge the assets at March 31, 2010, 2009, and April 1, 2008 are as follows:

	At March 31, 2010	At March 31, 2009	At April 1, 2008
	(Millions of yen)

Investment securities – debt securities
Available-for-sale	1,716,218	1,290,677	1,603,583
Embedded derivatives	(173)	(161)	832
Held-to-maturity	5,308	–	257,602

Total	1,721,353	1,290,516	1,862,017

These securities are pledged under terms and conditions that are usual and customary in the market place, including, where relevant, those provided in the standard securities lending and repurchase agreements, ISDA Credit Support Annex, etc.

15.	Investment in associates and joint ventures

The following table shows the summary of movements in investments in associates and joint ventures for the years ended March 31, 2010 and 2009. The amounts include investments in associates and joint ventures accounted for using the equity method. Investments in associates which are designated as at fair value through profit or loss are presented as “Financial assets designated at fair value through profit or loss”.

	For the year ended
	March 31
	2010	2009
	(Yen in millions)

Balance at beginning of year	22,643	19,857
Addition	–	2,000
Share of profit or loss	(509)	1,138
Dividends received	(134)	(195)
Other	(10)	(157)

Balance at end of year	21,990	22,643

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Summarized financial information of CMTH’s associates and joint ventures accounted using the equity method at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows.

	Financial information of associates
	Assets	Liabilities	Revenues	Profits
	(Yen in millions)

2010	1,161,045	1,092,524	45,749	859
2009	1,231,261	1,163,282	51,938	992
2008	1,446,080	1,404,577	–	–

	Financial information of joint ventures
		Long-term	Current	Long-term
	Current assets	assets	liabilities	liabilities	Revenues	Expenses
	(Yen in millions)

2010	1,473	7,578	1,726	6,336	5,788	6,473
2009	1,927	8,563	2,068	6,732	2,152	2,574
2008	237	12	120	2	–	–

CMTH’s significant investments in associates and joint ventures at March 31, 2010, 2009 and April 1, 2008, all of which are unlisted, are as follows:

Significant associate

	Country of
	registration or		Voting	Ownership
Company	incorporation	Industry	interest in %	interest in %

Japan Trustee Services Bank, Ltd.	Japan	Trust and banking	33.33%	33.33%

Significant joint venture

	Country of
	registration or		Voting	Ownership
Company	incorporation	Industry	interest in %	interest in %

Japan Stockholders Data Service Co., Ltd.	Japan	Stock transfer agency services	50.00%	50.00%

CMTH has applied the equity method to certain investees in which it holds less than 20 percent of the voting interests if CMTH exercises significant influence through such means as a representation on the governing board of the investee and material transactions with the investee.

Associates

No published price quotations are available for the equity investments in associates of CMTH. There are no significant restrictions on the ability of the associates to transfer funds to CMTH in the form of cash dividends, or repayment of loans or advances, except for a private equity investment in a company in the food service industry who is not allowed to pay any dividends before the company fully repays its loans to the lender in accordance with the loan agreement.

There is no share of contingent liabilities of associates incurred jointly with other investors and no contingent liabilities that arise because CMTH is severally liable for all or part of the liabilities of the associates.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Joint ventures

There are no contingent liabilities relating to CMTH’s interest in joint ventures, contingent liabilities of the joint ventures themselves and the liabilities of other ventures.

16.	Property and equipment

The following table shows the summary of movement in property and equipment for the years ended March 31, 2010 and 2009.

			Equipment and	Construction in
	Buildings	Land	others	progress	Total

(Millions of yen)
At April 1, 2008
Cost	100,373	86,201	43,552	24	230,150
Accumulated depreciation and impairment	(48,091)	(361)	(33,259)	–	(81,711)

Net book value	52,282	85,840	10,293	24	148,439

For the year ended March 31, 2009
Opening book value	52,282	85,840	10,293	24	148,439
Additions	802	21	2,376	544	3,743
Disposals	(278)	(70)	(1,930)	–	(2,278)
Transfer	506	–	–	(506)	–
Impairment	(63)	–	–	–	(63)
Depreciation charge	(3,134)	–	(2,892)	–	(6,026)

Closing net book value	50,115	85,791	7,847	62	143,815

At March 31, 2009
Cost	101,060	86,152	43,012	62	230,286
Accumulated depreciation and impairment	(50,945)	(361)	(35,165)	–	(86,471)

Net book value	50,115	85,791	7,847	62	143,815

For the year ended March 31, 2010
Opening book value	50,115	85,791	7,847	62	143,815
Additions	678	–	2,918	269	3,865
Disposals	(167)	–	(422)	–	(589)
Transfer	130	–	–	(130)	–
Impairment	(5)	–	(5)	–	(10)
Depreciation charge	(3,041)	–	(2,333)	–	(5,374)

Closing net book value	47,710	85,791	8,005	201	141,707

At March 31, 2010
Cost	101,370	86,152	41,104	201	228,827
Accumulated depreciation and impairment	(53,660)	(361)	(33,099)	–	(87,120)

Net book value	47,710	85,791	8,005	201	141,707

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

For the years ended March 31, 2010 and 2009, depreciation expense of ¥5,374 million and ¥6,026 million are included in “General and administration expenses”.

17.	Intangible assets

The movement of the intangible assets for the years ended March 31, 2010 and 2009 is as follows:

			Computer
		Computer	software under	Other intangible
(Millions of yen)	Goodwill	software	development	assets	Total

At April 1, 2008
Acquisition cost	39,634	44,404	7,041	2,950	94,029
Accumulated amortization and impairment	–	(18,290)	–	(277)	(18,567)

Net book value	39,634	26,114	7,041	2,673	75,462

For the fiscal year ended March 31, 2009
Opening book value	39,634	26,114	7,041	2,673	75,462
Additions	585	7,813	5,374	345	14,117
Disposals	–	(9,462)	(7,760)	(120)	(17,342)
Transfer	–	2,321	(2,321)	–	–
Amortization charges	–	(8,713)	–	(13)	(8,726)

Closing net book value	40,219	18,073	2,334	2,885	63,511

At March 31, 2009
Acquisition cost	40,219	35,343	2,334	3,179	81,075
Accumulated amortization and impairment	–	(17,270)	–	(294)	(17,564)

Net book value	40,219	18,073	2,334	2,885	63,511

For the fiscal year ended March 31, 2010
Opening book value	40,219	18,073	2,334	2,885	63,511
Additions	3,118	5,386	4,662	5	13,171
Disposals	–	(875)	(358)	(76)	(1,309)
Transfer	–	1,757	(1,757)	–	–
Amortization charges	–	(6,869)	–	(9)	(6,878)
Impairment	–	(24)	–	(7)	(31)

Closing net book value	43,337	17,448	4,881	2,798	68,464

At March 31, 2010
Acquisition cost	43,337	37,244	4,881	3,100	88,562
Accumulated amortization and impairment	–	(19,796)	–	(302)	(20,098)

Net book value	43,337	17,448	4,881	2,798	68,464

For the years ended March 31, 2010 and 2009, amortization changes of ¥6,878 million and ¥8,726 million, respectively, are charged in “General and administration expenses”.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Goodwill

The details for carrying amount of goodwill allocated to the cash-generating units are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Pension and Securities Trust Service	31,076	31,076	31,076
Stock Transfer Agency Service	8,497	8,497	8,497
Other	3,764	646	61

Total	43,337	40,219	39,634

Accumulated impairment loss	–	–	–

Gross amount of goodwill	43,337	40,219	39,634

Acquisitions

Goodwill arising on an acquisition is recognized as an asset and initially measures at cost. Acquisitions have been accounted for using the purchase method and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair value at date of acquisition.

On October 16, 2008, CMTH acquired 100% ownership interests in a company operating in the food service industry through its private equity investment vehicle. Assets acquired were ¥1,173 million, including cash and cash equivalents of ¥53 million, and liabilities assumed were ¥923 million. No significant contingent liabilities identified. CMTH paid cash consideration of ¥835 million and recognized goodwill of ¥585 million.

On June 30, 2009, CMTH acquired 100% ownership interests in an educational organization through its private equity investment vehicle. Assets acquired were ¥1,260 million, including cash and cash equivalents of ¥219 million, and liabilities assumed were ¥4,378 million. No significant contingent liabilities were identified. CMTH paid cash consideration of ¥1 (single yen) and recognized a goodwill of ¥3,118 million.

Impairment testing of goodwill

Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. CMTH performs the impairment test on goodwill allocated to the primary cash-generating unit at March 31 of each year. For the purpose of the impairment test, CMTH allocates goodwill to the cash-generating unit which represents the lowest level within CMTH at which the goodwill is monitored for internal management purpose. Goodwill allocated to Pension and Securities Trust Service which belongs to Chuo Mitsui Asset was ¥31,076 million and to the Stock Transfer Agency Service, which belongs to the other segment, was ¥8,497 million at March 31, 2010 and 2009. “Other” includes aggregated goodwill of ¥3,764 million and ¥646 million at March 31, 2010 and 2009, respectively, which are not considered individually significant.

The recoverable amount of cash-generating units is determined based on value-in-use calculations. These calculations use cash flow projections based on financial forecasts approved by management covering a 5-year period. Cash flows beyond the 5-year period are extrapolated from the last year’s projected earnings using zero growth rates. The discount rate used is a cost of capital calculated using Weighted Average Cost of Capital. The discount rates used for the value in use calculations at March 31, 2010 and 2009 are 4.06% and 3.02%, respectively.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As a result of these impairment tests at March 31, 2010 and 2009, the recoverable amount of cash-generating units exceeded their carrying amount. CMTH concluded that the goodwill was not impaired.

Computer software

Computer software at March 31, 2010, March 31, 2009 and April 1, 2008 includes purchased computer software whose book value is ¥481 million, ¥577 million and ¥534 million, respectively.

Other intangible assets

Other intangibles at March 31, 2010, March 31, 2009 and April 1, 2008 include leasehold rights, amounting to ¥2,170 million, ¥2,170 million and ¥2,267 million, respectively, which are rights to use land for the purpose of owning buildings.

For the years ended March 31, 2010 and 2009, amortization expense of ¥6,878 million and ¥8,726 million has been recorded in “General and administration expenses”.

18.	Other assets

The details of the other assets at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Prepaid expenses	1,005	964	1,401
Accrued income	29,368	34,811	36,781
Prepaid pension expenses (see Note 27)	51,776	49,106	38,126
Receivables for securities transactions	127,715	50,350	30,536
Financial stabilization fund contributions (see Note 13)	80,275	78,860	77,087
Contribution to Bank’s Shareholdings Purchase Corporation	5,365	5,365	5,365
Security deposit and margin deposit	8,150	9,045	8,827
Other	38,171	40,617	43,127
Less allowance for impairment of other assets	(1,547)	(1,780)	(1,412)

Total	340,278	267,338	239,838

Current	189,679	122,494	108,478
Non-current	150,599	144,844	131,360
Note:    The Banks’ Shareholdings Purchase Corporation (“BSPC”) was established in January 2002 in order to soften the impact on the stock market of sales of cross-shareholdings, in accordance with a law forbidding banks from holding marketable equity securities in excess of their Tier I capital after September 30, 2006. BSPC has been funded by financial institutions, including a banking subsidiary of CMTH. BSPC purchases stock from financial institutions and will be disbanded when it sells all shares that it purchased from financial institutions, or by March 31, 2017 at the latest.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

19.	Deposits

The details of deposits at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Deposits from banks
Current/settlement accounts	924	1,685	1,568
Ordinary accounts	6,400	7,492	3,768
Time deposits	22,382	69,228	10,628
Negotiable certificates of deposit	51,400	267,000	175,000
Other	17,212	160	40,523

Total deposits from banks	98,318	345,565	231,487

Deposits from customers
Corporate customers
Current/settlement accounts	112,287	107,378	86,413
Ordinary accounts	307,727	326,670	331,894
Time deposits	1,241,292	1,722,023	1,533,857
Negotiable certificates of deposit	275,790	275,280	488,340
Deposits at notice	21,510	20,155	7,964
Other	10,329	11,493	12
Retail customers
Current/settlement accounts	302	363	394
Ordinary accounts	830,710	796,845	837,171
Time deposits	6,157,964	5,797,356	5,281,511
Saving accounts	2,993	3,357	3,947
Deposits at notice	5	5	25
Other	5,495	14,856	62

Total deposits from customers	8,966,404	9,075,781	8,571,590

Total deposits	9,064,722	9,421,346	8,803,077

Current	5,194,713	5,792,803	5,532,754
Non-current	3,870,009	3,628,543	3,270,323

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

20.	Call money, cash collateral on securities lent and repurchase agreements

Call money

The details of call money at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Call money	306,161	253,478	291,582

Total	306,161	253,478	291,582

Current	306,161	253,478	291,582

Call money are short-term funds borrowed from financial institutions directly and through money brokers in the interbank money market. From the lenders’ perspective, call money is referred to as call loan.

Cash collateral on securities lent and repurchase agreements

The details of cash collateral on securities lent and repurchase agreements at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Cash collateral on securities lent	1,702,698	1,255,648	1,797,121
Repurchase agreements	–	–	24,197

Total	1,702,698	1,255,648	1,821,318

Current	1,702,698	1,255,648	1,821,318

21.	Financial liabilities designated at fair value through profit or loss

Financial liabilities designated at fair value through profit or loss at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Equity securities
Listed	2,080	2,818	3,530

Total	2,080	2,818	3,530

Current	2,080	2,818	3,530

The financial liabilities are comprised of short positions on listed equity securities held by consolidated investment funds.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

22.	Due to trust accounts

CMTH manages and administers a variety of trust accounts on behalf of its customers in an agent, fiduciary and trustee capacity. Such trust accounts are not CMTH’s proprietary accounts and are not consolidated unless they are controlled by CMTH. While unconsolidated trust accounts are managed and accounted for separately, an individual trust account often places its excess cash funds with CMTH’s trust bank subsidiaries which manage the funds with their proprietary accounts. Due to trust accounts reflect a temporary placement of the funds from the trust accounts, and in view of CMTH’s funding, the balance is similar to short-term funding, including demand deposits and other overnight funds borrowed.

The table below shows borrowings from unconsolidated trust accounts managed by CMTH at March 31, 2010, March 31, 2009, and April 1, 2008.

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Money trust accounts	11,582	15,398	16,501
Real estate in trust accounts	1,617	1,685	1,491
Composite trust accounts	8,157	8,509	8,313

Total	21,356	25,592	26,305

Current	21,356	25,592	26,305

Money trusts are trusts in which CMTH, as investment manager, invests cash funds (money) in loans, securities and other assets. Investors entrust money with a money trust to be a beneficiary. Real estate in trusts hold land and buildings as trust assets under management. Composite trusts are trusts with which two or more classes of assets (such as cash, securities, and real estate) are initially entrusted.

23.	Due to investors of trust accounts

Under IFRS, CMTH consolidates certain trust accounts over which it is assessed to have control. Such consolidated trusts principally include principal-guaranteed money trusts, loan trusts, and securitization trusts, which collect funds through issuing beneficiary certificates to investors. The table below represents the amount that third party investors invested in such consolidated trust accounts managed by CMTH at March 31, 2010, March 31, 2009, and April 1, 2008.

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Principal-guaranteed trust accounts	1,216,105	1,448,727	1,688,258
Securitization trust accounts	350,602	438,167	558,892
Other	1,513	4,467	5,007

Total	1,568,220	1,891,361	2,252,157

Current	1,290,688	1,540,759	1,813,990
Non-current	277,532	350,602	438,167

Principal-guaranteed trusts which include loan trusts invest pooled funds in such investments as loans, securities and other investable assets. Securitization trusts have been created in order to securitize housing loans originated by CMTH (see Note 46).

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

While the principal-guaranteed trusts issue certain beneficial certificates with stated terms of over one year, the balance of due to investors of principal-guaranteed trusts is classified as a current liability because the beneficial certificates are redeemable on demand without significant penalty.

24.	Debt securities issued

The details of debt securities issued at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

			At March 31,		At April 1,
	Notes	Interest rate	2010	2009	2008
	(Millions of yen)

Subordinated perpetual bonds, payable in Japanese yen	1	2.24%	13,477	12,570	12,588
Subordinated bonds, payable in Japanese yen (due 2015)		2.03%	40,329	40,330	40,317
Subordinated bonds with early redemption clause, payable in Japanese yen (due 2015)	2	1.27%	–	30,000	30,000
Subordinated perpetual bonds with early redemption clause, payable in Japanese yen	3	2.06%	4,995	4,994	4,992
Subordinated perpetual bonds with early redemption clause, payable in Japanese yen	4	4.46%	10,000	–	–
Subordinated bonds with early redemption clause, payable in Japanese yen (due 2017)	5	2.95%	49,739	–	–
Subordinated bonds with early redemption clause, payable in Japanese yen (due 2022)	6	1.51%	24,799	–	–
Subordinated bonds with early redemption clause, payable in Japanese yen (due 2022)	7	1.25%	18,000	–	–
Class II preferred shares	8	–	–	149,229	146,966
Class III preferred shares	8	–	–	50,091	208,937
US Dollar subordinated perpetual bonds, payable in Japanese yen	9	5.50%	72,630	86,181	88,316

Total			233,969	373,395	532,116

Current			–	199,320	158,846
Non-current			233,969	174,075	373,270

Notes:

All debt securities issued, other than preferred shares, are unsecured bonds, which are recorded at amortized cost. Interest rate in the above table is the current rate at March 31, 2010.

1.	Bonds with an early redemption clause at the issuer’s option and a step-up feature where the interest rates are increased to the variable rate indexed to 10 years CMS after twenty years from date of issue.

2.	Bonds with an early redemption clause at the issuer’s option and a step-up feature where the interest rates are increased to the variable rate indexed to 6 months LIBOR after five years from date of issue.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

3.	Bonds with an early redemption clause at the issuer’s option and a step-up feature where the interest rates are increased to the variable rate indexed to 6 months LIBOR after seven years from date of issue.

4.	Bonds with an early redemption clause at the issuer’s option and a step-up feature where the interest rates are increased to the variable rate indexed to 6 months LIBOR after ten years from date of issue.

5.	Bonds with an early redemption clause at the issuer’s option after approximately three years from date of issue.

6.	Bonds with an early redemption clause at the issuer’s option and a step-up feature where the interest rates are increased to the variable rate indexed to 6 months LIBOR after approximately five years from date of issue.

7.	Bonds with an early redemption clause at the issuer’s option and a step-up feature where the interest rates are increased to the variable rate indexed to 6 months LIBOR after approximately five years from date of issue.

8.	Details of these preferred shares are disclosed in the Note 29.

9.	Bonds with a step-up feature where the interest rates are increased to the variable rate indexed to 3 months U.S. Dollar LIBOR after approximately ten years from date of issue.

25.	Borrowings

The details of borrowings at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

		At March 31,		At April 1,
	Maturity	2010	2009	2008
	(Millions of yen)

Borrowings	2010-2014	1,135,922	1,611,509	352,904
Subordinated borrowings	2010-2018	77,583	77,588	117,567
Subordinated perpetual borrowings		15,000	15,000	15,000

Total		1,228,505	1,704,097	485,471

Current		1,129,139	1,599,250	375,285
Non-current, including subordinated perpetual borrowings		99,366	104,847	110,186

Subject to prior approval by regulatory agencies, CMTH has the option to repay the subordinated perpetual borrowings on each interest payment date in February 2013 and thereafter.

	Average interest rate
	At March 31,		At April 1,
	2010	2009	2008
	(Percentages)

Borrowings	0.12	0.25	0.60
Subordinated borrowings	2.43	2.55	3.20

CMTH has not had any defaults of principal, interest or other breaches with respect to their liabilities during for the years ended March 31, 2010 and 2009.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

26.	Income tax

Current income tax assets

Current income tax assets at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Tax refund receivable	3,401	5,394	42,139
Adjustment for current tax of prior periods	–	543	–

Total	3,401	5,937	42,139

Current	3,401	5,937	42,139

Current income tax liabilities

Current income tax liabilities at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Income tax payable	4,625	3,032	8,549

Total	4,625	3,032	8,549

Current	4,625	3,032	8,549

At March 31, 2010, March 31, 2009 and April 1, 2008, CMTH had no tax-related contingent liabilities and contingent assets in accordance with IAS 37. Also, there are no significant effects of changes resulting from changes in tax rates or tax laws after the reporting period.

Deferred income tax assets and liabilities

The movements in the deferred income tax accounts for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

At beginning of year	256,783	209,327
Consolidated income statement charge	(13,437)	(41,497)
Other comprehensive income charge	(68,067)	88,953

At end of year	175,279	256,783

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Net deferred tax assets as of March 31, 2010, March 31, 2009 and April 1, 2008 consist of following items. Deferred tax assets and liabilities are computed for each tax jurisdiction using currently enacted tax rates applicable to periods when the temporary differences are expected to reverse.

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Deferred income tax assets/(liabilities):
Loans and advances	30,955	29,066	28,745
Available-for-sale financial assets	(26,311)	45,123	(17,218)
Securitization	31,299	31,304	31,304
Accrued bonuses	1,264	1,212	1,259
Pensions and other retirement benefits	42,712	40,457	40,691
Deferred assets	2,261	2,211	2,050
Property and equipment	(5,257)	(5,264)	(2,768)
Tax loss carryforwards	94,705	103,082	119,784
Other-net	3,651	9,592	5,480

Net deferred income tax assets	175,279	256,783	209,327

For the year ended March 31, 2009, certain subsidiaries of Chuo Mitsui Trust Holdings, Inc. recognized significant tax losses, arising mainly from losses on sales of certain Japanese equity securities. The losses were caused by a management decision to reduce a substantive portion of Japanese equity securities which were giving rise to a significant amount of unrealized losses and to mitigate future financial instability. Historically, CMTH recorded taxable profits sufficient to recover substantial portion of deferred income taxes. However, some subsidiaries of CMTH will not have sufficient taxable profits in the future to realize income tax benefit from deductible temporary differences and tax loss carryforwards before expiry. Based on the above, CMTH’s net deferred income tax assets in the consolidated statement of financial position are recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized.

Deferred income tax assets have not been recognized in respect of the following temporary differences at March 31, 2010, March 31, 2009 and April 1, 2008, respectively.

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Deductible temporary differences	6,402	9,886	13,774
Unused tax loss carryforwards	161,569	238,514	6,332
Investments in subsidiaries and associates	16,725	30,417	5,173

Total	184,696	278,817	25,279

Deferred income tax assets are recognized for tax losses carried forward only to the extent that realization of the related tax benefit is probable. The following table summarizes the amount of the unused tax loss

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

carryforwards that expire each year for which deferred income tax assets are not recognized at March 31, 2010, March 31, 2009 and April 1, 2008.

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

2009	–	–	–
2010	–	4,500	–
2011	138,012	209,943	5,743
2012	–	165	165
2013	–	–	–
2014	–	100	–
2015	289	865	424
2016	21,888	22,941	–
2017	1,380	–	–

Total	161,569	238,514	6,332

The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the assets to be recovered. Deferred income tax assets and liabilities that are expected to be recovered or settled within or after more than 12 months are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Deferred tax to be recovered after more than 12 months	136,621	230,803	172,634
Deferred tax to be recovered within 12 months	38,658	25,980	36,693

Total net deferred income tax assets	175,279	256,783	209,327

The aggregate amount of temporary differences associated with investments in subsidiaries, for which deferred tax liabilities have not been recognized was ¥383,131 million, ¥217,071 million and ¥436,413 million at March 31, 2010, March 31, 2009 and April 1, 2008, respectively. CMTH is able to control the timing of the reversal of these temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future.

Currently, CMTH has neither plans nor intention to dispose of these investments in subsidiaries, associates and joint ventures and, accordingly, it expects to recover the investments though dividends rather than capital gains or losses on disposition. Dividend income is generally exempt from income taxes and no deferred income tax liability is recognized.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Income taxes on consolidated income statement

Total income taxes for the years ended March 31, 2010 and 2009 are allocated as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

Current income taxes:
Current income taxes on profit or loss for the year	48,593	17,446
Adjustments recognized in the current year in relation to the current tax of prior years	(387)	(543)
Benefits arising from previously unrecognized tax losses carried forward of prior years	(40,197)	(7,757)

Total current income taxes	8,009	9,146
Deferred income taxes:
Origination and reversal of temporary differences	5,685	26,984
Benefits arising from previously unrecognized tax losses carried forward of prior years	39,724	(77,642)
Write-downs (reversals of previous write-downs) of deferred tax assets	(31,972)	92,155

Total deferred income taxes	13,437	41,497

Income tax expenses	21,446	50,643

Deferred income tax credited/(charged) to the consolidated income statement for the years ended March 31, 2010 and 2009 consists of following items.

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

Loans and advances	1,889	321
Available-for-sale financial assets	(3,138)	(26,449)
Securitization	(5)	0
Accrued bonuses	53	(48)
Pensions and other retirement benefits	2,255	(235)
Deferred assets	50	160
Property and equipment	7	(2,496)
Tax loss carryforwards	(8,377)	(16,702)
Other-net	(6,171)	3,952

Total deferred income tax charged to consolidated income statement	(13,437)	(41,497)

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The reconciliations of the statutory tax rate and effective income tax rate for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009

Statutory tax rate in Japan	40.90%	40.91%
Effect of deferred tax assets not recognized	(25.65%)	(97.96%)
Tax-exempt dividend income	(0.25%)	2.95%
Other-net	2.08%	0.17%

Effective income tax rate	17.08%	(53.93%)

The income tax rate applicable to the majority of CMTH’s income was 40.90% and 40.91% for the years ended March 31, 2010 and 2009, respectively. The income tax rate applicable to the majority of income of subsidiaries ranges from 17.50% to 42.70% and from 17.50% to 44.81% for the years ended March 31, 2010 and 2009, respectively.

Income tax effects relating to other comprehensive income (see Note 30)

Income taxes charged or credited to other comprehensive income for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

Available-for-sale financial assets	68,110	(88,930)
Other	(43)	(23)

Total income tax charged (credited) to other comprehensive income	68,067	(88,953)

27.	Retirement benefit obligations

Severance indemnity plans

Chuo Mitsui Trust Holdings, Inc. and certain subsidiaries, including Chuo Mitsui and Chuo Mitsui Asset, sponsor and offer their employees other than directors and corporate auditors, lump-sum severance indemnity plans. Under severance indemnity plans, benefit payments in the form of a lump-sum cash payment with no option to receive annuity payments, upon contractual retirement at normal retirement age or earlier termination of employment, are provided. When a benefit is paid in a single payment to a benefit payee under the plans, the payment represents final relief of the obligation.

Defined Benefit Pension Plans

CMTH has funded non-contributory defined benefit pension plans, which cover substantially all of their employees and provide for lifetime annuity payments commencing at age 60 based on eligible compensation at the time of severance, rank, years of service and other factors.

Chuo Mitsui Trust Holdings, Inc., Chuo Mitsui, Chuo Mitsui Asset and certain domestic subsidiaries have non-contributory Corporate Defined Benefit Pension plans (“CDBPs”) which provide benefits to all their

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

domestic employees. Under the CDBPs, employer contributions are funded in accordance with the Corporate Defined Benefit Pension Plan Act and related regulations.

In addition to the CDBPs, Chuo Mitsui Trust Holdings, Inc., Chuo Mitsui and Chuo Mitsui Asset have non-contributory Tax-Qualified Pension Plans which are defined benefit pension plans that provide benefits to certain retired employees based on eligible compensation at the time of severance, years of service and other factors. Under the tax-qualified pension plans, employers enter into contracts with life insurers that administer employer contributions and benefit payments.

The defined benefit liability and asset recognized in the consolidated statement of financial position at March 31, 2010, March 31, 2009 and April 1, 2008 are determined as follows:

	At March 31, 2010	At March 31, 2009	At April 1, 2008
		(Millions of yen)

Present value of funded obligations	186,502	185,615	188,986
Present value of unfunded obligations	3,378	3,142	2,652

Present value of total obligations	189,880	188,757	191,638
Fair value of plan assets	209,055	181,526	224,302

	(19,175)	7,231	(32,664)
Unrecognized actuarial losses	(26,808)	(50,631)	–

Net asset in the consolidated statement of financial position	(45,983)	(43,400)	(32,664)

Liability recognized in the consolidated statement of financial position	5,793	5,706	5,462
Asset recognized in the consolidated statement of financial position	51,776	49,106	38,126

The movements in the defined benefit obligation for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

Balance at beginning of year	188,757	191,638
Current service cost	3,499	3,797
Interest cost	3,825	3,636
Actuarial losses/(gains)	1,873	(2,620)
Benefits paid	(8,074)	(7,694)

Balance at end of year	189,880	188,757

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The movements in the fair value of plan assets for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

Balance at beginning of year	181,526	224,302
Expected return on plan assets	6,735	10,283
Actuarial gains/(losses)	22,277	(53,251)
Employer contributions	6,188	7,466
Benefits paid	(7,671)	(7,274)

Balance at end of year	209,055	181,526

The pension costs recognized in the consolidated income statement for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

Current service cost	3,499	3,797
Interest cost	3,825	3,636
Expected return on plan assets	(6,735)	(10,283)
Amortization of net actuarial losses recognized during the year	3,419	–

Pension costs	4,008	(2,850)

Pension costs are included in “General and administrative expenses”.

Actual return on plan assets was a gain of ¥29,012 million and a loss of ¥42,968 million for the years ended March 31, 2010 and 2009, respectively.

The principal actuarial assumptions used in determining benefit obligation at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008

Discount rate	1.9% - 2.3%	1.8% - 2.1%	1.5% - 2.0%
Future salary increases	5.6% - 6.5%	5.4% - 5.6%	5.4% - 5.6%

The principal assumptions used in determining pension costs for the years ended March 31, 2010 and 2009 are as follows:

For the year ended
March 31,
	2010	2009

Discount rate	1.8% - 2.1%	1.5% - 2.0%
Expected return on plan assets	2.8% - 5.7%	3.5% - 6.3%
Future salary increases	5.4% - 5.6%	5.4% - 5.6%

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Assumptions for future mortality experience are based on published statistics. Mortality assumptions used in measuring CMTH’s obligations under its defined benefit plans at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008

Life expectancy at age 45 and 65
Age 45	37.0	36.5	36.5
Age 65	19.8	19.3	19.3

CMTH’s investment policy aims to achieve a stable growth of the plan assets with the medium and long-term strategy to maximize the return so that CMTH ensures that, combined with CMTH’s contributions, funds are available to cover future benefit payments to the plan participants.

The details of plan assets at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008

Equity securities	56.5%	50.9%	59.4%
Debt securities	34.4%	38.6%	31.9%
Other	9.1%	10.5%	8.7%

Total	100.0%	100.0%	100.0%

CMTH determines its assumptions for the expected rate of return on plan assets using a scenario approach. In the scenario approach, the rate of return for equity securities included in the plan assets is estimated using earnings per share growth rate, price-earnings change rate and dividend yield. Also, the rate of return for debt securities included in the plan assets is estimated using Gross Domestic Product deflator, consumer price index, policy interest rate and long-term interest rate. The expected rate of return on plan assets is the average of the expected rates of return on classes of investments that is weighted by portfolio allocation.

Expected contributions to benefit plans for the year ending March 31, 2011 are ¥6,912 million.

Amounts for the years ended March 31, 2010 and 2009 are as follows:

	At March 31,
	2010	2009
	(Millions of yen)

Present value of defined benefit obligation	189,880	188,757
Fair value of plan assets	209,055	181,526

Deficit/(surplus) in the plan	(19,175)	7,231

Experience losses/(gains) on plan liabilities	1,420	969
Experience losses/(gains) on plan assets	(22,277)	53,251

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

28.	Other liabilities

The details of other liabilities at March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
		(Millions of yen)

Accrued bonus and compensated absences	3,576	3,511	3,661
Employee deposits	4,759	4,555	4,462
Accrued expenses	61,510	57,812	49,188
Advance receipt	4,067	1,874	2,147
Payables for securities transactions	30,122	126,227	23,628
Withholding tax payable on dividends from a subsidiary	–	–	30,001
Obligation under finance leases	3,010	3,394	3,561
Other	27,296	31,549	34,092

Total	134,340	228,922	150,740

Current	120,663	216,526	141,657
Non-current	13,677	12,396	9,083

29.	Share capital and capital surplus

Under the Companies Act of Japan (the “Companies Act”), issuances of ordinary shares, including issuances arising from conversions of bonds and notes, are required to be credited to the ordinary share account for at least 50% of the proceeds and to the legal capital surplus account (“legal capital surplus”) for the remaining amounts.

The Companies Act permits that ordinary shares, legal reserves, additional paid-in capital, and other capital surplus and retained earnings can be transferred between these accounts under certain conditions upon the approval of a shareholders’ meeting. The Companies Act limits the increase of paid-in capital in case a disposition of treasury stock and issuance of ordinary shares are performed at the same time.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table shows detailed information on the numbers of each type of shares outstanding at April 1, 2008, March 31, 2009 and March 31, 2010.

			Class II	Class III
	Ordinary shares	Treasury shares	preferred shares	preferred shares
		(Numbers of shares)

At April 1, 2008	987,551,267	280,082	93,750,000	133,281,250
Conversion of preferred shares to ordinary shares	170,000,000	–	–	(47,812,500)
Purchase of treasury shares	–	107,620	–	–
Redemption and retirement of preferred shares	–	–	–	(54,000,000)
Disposal of treasury shares	–	(63,545)	–	–

At March 31, 2009	1,157,551,267	324,157	93,750,000	31,468,750
Conversion of preferred shares to ordinary shares	500,875,000	–	(93,750,000)	(31,468,750)
Purchase of treasury shares	–	54,252	–	–
Disposal of treasury shares	–	(12,260)	–	–

At March 31, 2010	1,658,426,267	366,149	–	–

The total authorized number of ordinary shares was 4,068,332 thousand shares at March 31, 2010 and 2009. The ordinary shares bear no specified par value. All shares issued are fully paid.

During the year ended March 31, 2010, CMTH purchased 54,252 ordinary shares for ¥18 million and disposed 12,260 ordinary shares for ¥4 million.

During the year ended March 31, 2009, CMTH purchased 107,620 ordinary shares for ¥55 million and disposed 63,545 ordinary shares for ¥26 million.

Class II and Class III preferred shares

On February 1, 2002, the predecessor banks of Chuo Mitsui Trust Holdings, Inc. issued non-voting and non-participating 93,750,000 shares of Class II and 133,281,250 shares of Class III preferred shares to the RCC at an issue price of ¥1,600 per share. Each share provides the holder an option to convert each preferred share into ordinary shares at a conversion price of ¥450 per share. Conversion may occur at any time until the mandatory conversion date of August 1, 2009. If the preferred shares have not been converted, each of the preferred shares is mandatorily converted into ordinary shares by the mandatory conversion price determined based on the average ordinary share prices quoted on the Tokyo Stock Exchange during a certain period before the mandatory conversion date. The mandatory conversion price will not be lower than ¥400 according to the terms of the preferred shares. At CMTH’s discretion, a non-cumulative dividend is paid annually prior to mandatory conversion. These preferred shares are considered to be compound financial instruments, consisting of both liability and equity components. Therefore, net proceeds received from the issue of the preferred shares have been split between the financial liability component as debt securities issued and equity

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

component as capital surplus representing the residual value attributable to the option to convert the preferred shares into ordinary shares of Chuo Mitsui Trust Holdings, Inc., as follows.

	Class II preferred shares	Class III preferred shares
	(Millions of yen)

Proceeds of issue	150,000	213,250
Liability component at date of issue	(133,753)	(190,152)

Equity component	16,247	23,098

The equity component has been credited to capital surplus in the equity and is not remeasured subsequently. The liability component is measured at amortized cost and is included in “Debt securities issued”. The difference between the carrying amount of the liability component at the date of issue and the amount reported in the consolidated statement of financial position at March 31, 2010, March 31, 2009 and April 1, 2008 represents accretion at the effective interest rate. The amount of accretion is presented as “Interest expenses” in the consolidated income statement.

Redemption and retirement of Class III preferred shares in 2008

On June 30, 2008, the Board of Directors of the holding company, Chuo Mitsui Trust Holdings, Inc. resolved to redeem 54,000,000 shares of Class III preferred shares effective on July 3, 2008 at a purchase price of ¥2,359 per share, and retired all of those preferred shares at that time. These transactions resulted in a decrease in the liability component of ¥84,986 million and a decrease in the equity component of ¥44,021 million recognizing gain on redemption in the consolidated income statement of ¥1,621 million for the year ended March 31, 2009.

Conversion of Class III preferred shares to ordinary shares in 2008

On July 17, 2008, the RCC exercised its option to convert 47,812,500 preferred shares into ordinary shares at the conversion price of ¥450. As a result of the conversion, the liability component and equity component decreased by ¥75,293 million and ¥6,157 million, respectively, and share capital increased by ¥81,450 million. No gain or loss were recognized on conversion.

Mandatory conversion of Class II and Class III preferred shares in 2009

On August 1, 2009, all outstanding Class II and Class III preferred shares were mandatorily converted into ordinary shares at the conversion price of ¥400 (4 ordinary shares for one preferred share). This mandatory conversion decreased the liability component by ¥200,350 million, and share capital and capital surplus increased by ¥100,175 million each.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

A summary of the preferred shares is as follows:

	Class II preferred shares	Class III preferred shares

Number of shares issued	93,750,000 shares	133,281,250 shares
Aggregate issue price	¥150,000 million	¥213,250 million
Per share issue price	¥1,600	¥1,600
Per share liquidation	¥1,600	¥1,600
Per share conversion price	¥450	¥450
Period during which conversion requests acceptable	Until July 31, 2009	Until July 31, 2009
Mandatory conversion date	August 1, 2009	August 1, 2009
Conversion price at mandatory conversion date	Average of 30-day closing price for ordinary shares of Chuo Mitsui Trust Holdings, Inc. starting 45 days prior to mandatory conversion date with a floor of ¥400	Average of 30-day closing price for ordinary shares of Chuo Mitsui Trust Holdings, Inc. starting 45 days prior to mandatory conversion date with a floor of ¥400

Preferred securities issued by a subsidiary

In December 2008, CMTH Preferred Capital 7 (Cayman) Limited, a wholly owned subsidiary of the holding company, Chuo Mitsui Trust Holdings, Inc., issued preferred securities of ¥41,000 million to third party investors. Such preferred securities include Series A and Series B issues. Dividends are discretionary and non-cumulative, which are paid semiannually at a fixed rate before July 2019 and a variable rate thereafter. A step-up dividend is added on the variable dividends for the Series A issue. The preferred securities have no stated maturity, however, subject to regulatory approval, they are redeemable at the discretion of the issuer on each dividend payment date from July 2019 onwards. The preferred securities are classified as equity instrument and are included in non-controlling interest in the consolidated financial statements.

Treasury shares

The Companies Act permits Japanese companies to effect purchases of their own shares pursuant to a resolution by the shareholders at an annual general meeting until the conclusion of the following ordinary general meeting of shareholders, and to hold such shares as their treasury shares indefinitely regardless of purpose. However, the Companies Act requires the amount of treasury shares purchased to be less than the amount of retained earnings available for dividends. Disposition of treasury shares is subject to the approval of the Board of Directors and is to follow procedures similar to a public offering of shares for subscription.

30.	Retained earnings and other reserves

In addition to the Companies Act, Japanese banks, including Chuo Mitsui and Chuo Mitsui Asset, are required to comply with the Banking Act of Japan. These regulations apply primarily to CMTH’s financial statements prepared in accordance with Japanese GAAP. However, CMTH applied the same criteria in preparing the IFRS financial statements.

Legal reserve set aside as appropriation of retained earnings and legal capital surplus

The Companies Act provides that an amount at least equal to 10% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each period shall be set aside as a legal reserve until the aggregate amount of legal reserve set aside as an

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

appropriation of retained earnings and the legal capital surplus equals 25% of stated capital as defined in the Companies Act.

The Banking Act provides that an amount at least equal to 20% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each fiscal period shall be set aside as a legal reserve until the aggregate amount of legal reserve set aside as appropriation of retained earnings and the legal capital surplus equals 100% of stated capital as defined in the Companies Act.

Transfer of legal reserve

Under the Companies Act, Japanese companies are permitted, pursuant to a resolution by shareholders at a general meeting, to set aside the legal reserve as an appropriation of retained earnings and legal capital surplus available for dividends until the aggregate amount of the legal reserve and legal capital surplus equals 25% of stated capital as defined in the Companies Act.

Under the Companies Act, Japanese companies are permitted, primarily pursuant to a resolution by shareholders at a general meeting, to transfer the legal capital surplus and the legal reserve to stated capital and/or retained earnings without limitations of thresholds, thereby effectively removing the thresholds provided for in the Companies Act and Banking Act at the company’s discretion.

Under the Banking Act, Japanese banks including Chuo Mitsui and Chuo Mitsui Asset are permitted, pursuant to a resolution by shareholders at a general meeting, to set aside the legal reserve as an appropriation of retained earnings and legal capital surplus available for dividends until the aggregate amount of the legal reserve and legal capital surplus equals 100% of stated capital as defined in the Companies Act.

Unappropriated retained earnings and dividends

In addition to the provision that requires an appropriation for legal reserve as described above, the Companies Act and the Banking Act impose certain limitations on the amount available for dividends.

Under the Companies Act, the amount available for dividends is based on the amount recorded in Chuo Mitsui Trust Holdings, Inc.’s general books of account maintained in accordance with Japanese GAAP. The adjustments included in the accompanying consolidated financial statements but not recorded in Chuo Mitsui Trust Holdings, Inc.’s general books of account have no effect on the determination of retained earnings available for dividends under the Companies Act. Under the Banking Act, Chuo Mitsui Trust Holdings, Inc., Chuo Mitsui and Chuo Mitsui Asset have to meet the minimum capital adequacy requirements and distributions of retained earnings of CMTH, Chuo Mitsui and Chuo Mitsui Asset which are otherwise distributable to shareholders, are restricted in order to maintain the minimum 2.0% Tier I capital for capital adequacy purpose (see Note 4.5). At March 31, 2010, CMTH’s retained earnings determined under Japanese GAAP and that is available for profit distribution amounted to ¥285,355 million.

Movements in the retained earnings for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

At beginning of year	155,201	315,130
Profit/(loss) attributable to owners of the parent	97,354	(149,002)
Dividends paid	(7,765)	(10,927)

At end of year	244,790	155,201

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The details of other reserves at March 31, 2010, 2009 and April 1, 2008 are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Unrealized gains on available-for-sale financial assets	118,753	21,548	154,838
Cash flow hedges	185	246	277
Exchange differences on translations of foreign operations	(1,488)	(1,979)	–
Share of other comprehensive income/(loss) of associates and joint ventures	(1)	(2)	–
Other	1	2	–

Total other reserves	117,450	19,815	155,115

Movements in unrealized gains and losses on available-for-sale financial assets for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

At beginning of year	21,548	154,838
Net unrealized gains/(losses) on available-for-sale financial assets	156,397	(335,914)
Income tax relating to net unrealized gains/(losses) on available-for-sale financial assets	(64,462)	135,442
Reclassification adjustments for gains/(losses) included in profit or loss
Amortization of discounts	38,104	29,100
Net gains on disposal of available-for-sale financial assets	(38,105)	(29,518)
Losses on impairment of available-for-sale financial assets	8,919	114,112
Income tax relating to reclassification adjustments for gains/(losses) included in profit or loss	(3,648)	(46,512)

At end of year	118,753	21,548

Movements in the cash flow hedging reserve for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

At beginning of year	246	277
Reclassification adjustments for losses included in profit or loss	(103)	(52)
Income tax relating to reclassification adjustments for gains included in profit or loss	42	21

At end of year	185	246

Cash flow hedging reserve is derived from the hedge accounting qualified under Japanese GAAP, which CMTH prospectively discontinued at the date of transition to IFRS. Gains and losses accumulated in the reserve are reclassified to profit or loss in accordance with IAS 39.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Movements in the currency translation differences for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

At beginning of year	(1,979)	–
Foreign currency translation differences arising from the translation of foreign operations	491	(1,979)

At end of year	(1,488)	(1,979)

At the date of transition, foreign currency translation differences were deemed to be zero in accordance with an exemption provision under IFRS 1.

Income tax is not recognized for foreign currency translation differences on foreign subsidiaries because CMTH is able to control the timing and reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

31.	Non-controlling interests

Non-controlling interests represent the portion of the profit or loss and net assets of a subsidiary attributable to equity interests that are not owned, directly or indirectly through subsidiaries, by CMTH. Movements of non-controlling interests for the year ended March 31, 2010 and 2009 are as follows:

	For the year ended
	March 31,
	2010	2009
	(Millions of yen)

At beginning of year	186,703	146,658
Share of profit for the year	6,750	4,453
Share of net gains on available-for-sale financial assets	165	351
Dividends paid	(7,649)	(5,801)
Issues of preferred securities (see Note 29)	–	41,000
Other	–	42

At end of year	185,969	186,703

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Included in non-controlling interests are the preferred securities issued by financing vehicles at March 31, 2010, March 31, 2009 and April 1, 2008 as follows:

		At March 31,	At March 31,	At April 1,
	Notes	2010	2009	2008
	(Millions of yen)

Non-cumulative preferred securities with voluntary redemption clause, payable in Japanese yen, with liquidation preference of ¥1,000,000	1	27,500	27,500	27,500
Non-cumulative preferred securities with voluntary redemption clause, payable in Japanese yen, with liquidation preference of ¥1,000,000	2	30,000	30,000	30,000
Non-cumulative preferred securities with voluntary redemption clause, payable in Japanese yen, with liquidation preference of ¥1,000,000	3	10,000	10,000	10,000
Non-cumulative preferred securities with voluntary redemption clause, payable in Japanese yen, with liquidation preference of ¥100,000,000	4	33,000	33,000	33,000
Non-cumulative preferred securities with voluntary redemption clause, payable in Japanese yen, with liquidation preference of ¥100,000,000	5	42,000	42,000	42,000
Non-cumulative preferred securities with voluntary redemption clause, payable in Japanese yen, Series A and B, with liquidation preference of ¥100,000,000 (see Note 29)	6	41,000	41,000	–

Total		183,500	183,500	142,500

Notes:

1.	No redemption date is provided. However, subject to prior approval by regulatory agencies, the security is redeemable voluntarily at the option of the issuer on each dividend date in July 2012 and thereafter. Non-cumulative discretionary dividends are variable at a rate indexed to 6 months LIBOR, with no step-up feature.

2.	No redemption date is provided. However, subject to prior approval by regulatory agencies, the security is redeemable voluntarily at the option of the issuer on each dividend date in July 2013 and thereafter. Non-cumulative discretionary dividends are variable at a rate indexed to 6 months LIBOR, with no step-up feature.

3.	No redemption date is provided. However, subject to prior approval by regulatory agencies, the security is redeemable voluntarily at the option of the issuer on each dividend date in July 2014 and thereafter. Non-cumulative discretionary dividends are variable at a rate indexed to 6 months LIBOR, with no step-up feature.

4.	No redemption date is provided. However, subject to prior approval by regulatory agencies, the security is redeemable voluntarily at the option of the issuer on each dividend date in July 2017 and thereafter. Non-cumulative discretionary dividends are fixed at 3. 02% initially and are variable at a rate indexed to 6 months LIBOR, with a step-up feature, on dividend dates after July 2017.

5.	No redemption date is provided. However, subject to prior approval by regulatory agencies, the security is redeemable voluntarily at the option of the issuer on each dividend date in July 2018 and thereafter. Non-cumulative discretionary dividends are fixed at 3. 52% initially and are variable at a rate indexed to 6 months LIBOR, with a step-up feature, on dividend dates after July 2018.

6.	No redemption date is provided. However, subject to prior approval by regulatory agencies, the security is redeemable voluntarily at the option of the issuer on each dividend date in July 2019 and thereafter. Non-cumulative discretionary dividends are fixed at 5. 09% (Series A) and 5. 59% (Series B) initially and are variable at a rate indexed to 6 months LIBOR on dividend dates after July 2019. A step-up dividend is added with respect to the Series A issue.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

32.	Financial assets and financial liabilities

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of significant accounting policies in Note 2 describes how the classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognized. The following table presents the carrying amounts of the financial assets and liabilities at March 31, 2010, 2009 and April 1, 2008 in accordance with the categories of financial instruments as defined in IAS 39.

The amounts of “Designated at fair value through profit or loss” include embedded derivatives which are accounted for separately from the host contract but are presented in the same line item as the host contract in the consolidated statement of financial position. Non-financial assets and liabilities are not included.

		Designated at
		fair value			Available –	Financial
	Held for	through	Held-to-	Loans and	for-sale	liabilities at
	trading	profit or loss	maturity	receivables	instruments	amortized cost	Total
	(Millions of yen)

At March 31, 2010
Financial assets
Cash and deposits with banks	–	–	–	268,450	–	–	268,450
Call loans	–	–	–	10,875	–	–	10,875
Cash collateral on securities borrowed and reverse repurchase agreements	–	–	–	1,521	–	–	1,521
Financial assets held for trading other than derivatives	12,007	–	–	–	–	–	12,007
Derivative financial assets	203,406	–	–	–	–	–	203,406
Financial assets designated at fair value through profit or loss	–	124,408	–	–	–	–	124,408
Investment securities – equity securities	–	–	–	–	750,473	–	750,473
Investment securities – debt securities	–	(7,969)	394,015	332,790	1,034,386	–	1,753,222

Investment securities sub total	–	(7,969)	394,015	332,790	1,784,859	–	2,503,695
Loans and advances	–	–	–	9,710,846	–	–	9,710,846
Assets pledged as collateral	–	(173)	5,308	–	1,716,218	–	1,721,353
Other assets	–	–	–	200,814	53,286	–	254,100

Total	215,413	116,266	399,323	10,525,296	3,554,363	–	14,810,661

Financial liabilities
Deposits	–	–	–	–	–	9,064,722	9,064,722
Call money	–	–	–	–	–	306,161	306,161
Cash collateral on securities lent and repurchase agreements	–	–	–	–	–	1,702,698	1,702,698
Derivative financial liabilities	191,963	–	–	–	–	–	191,963

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

		Designated at
		fair value			Available –	Financial
	Held for	through	Held-to-	Loans and	for-sale	liabilities at
	trading	profit or loss	maturity	receivables	instruments	amortized cost	Total
	(Millions of yen)

Financial liabilities designated at fair value through profit or loss	–	2,080	–	–	–	–	2,080
Due to trust accounts	–	–	–	–	–	21,356	21,356
Due to investor of trust accounts	–	–	–	–	–	1,568,220	1,568,220
Debt securities issued	–	–	–	–	–	233,969	233,969
Borrowings	–	–	–	–	–	1,228,505	1,228,505
Other liabilities	–	–	–	–	–	103,008	103,008

Total	191,963	2,080	–	–	–	14,228,639	14,422,682

At March 31, 2009
Financial assets
Cash and deposit with banks	–	–	–	239,871	–	–	239,871
Call loans	–	–	–	23,765	–	–	23,765
Cash collateral on securities borrowed and reverse repurchase agreements	–	–	–	8,812	–	–	8,812
Financial assets held for trading other than derivatives	26,243	–	–	–	–	–	26,243
Derivative financial assets	232,378	–	–	–	–	–	232,378
Financial assets designated at fair value through profit or loss	–	129,742	–	–	–	–	129,742
Investment securities – equity securities	–	–	–	–	620,069	–	620,069
Investment securities – debt securities	–	(18,427)	596,829	354,274	1,766,829	–	2,699,505

Investment securities sub total	–	(18,427)	596,829	354,274	2,386,898	–	3,319,574
Loans and advances	–	–	–	9,831,088	–	–	9,831,088
Assets pledged as collateral	–	(161)	–	–	1,290,677	–	1,290,516
Other assets	–	–	–	129,498	53,012	–	182,510

Total	258,621	111,154	596,829	10,587,308	3,730,587	–	15,284,499

Financial liabilities
Deposits	–	–	–	–	–	9,421,346	9,421,346
Call money	–	–	–	–	–	253,478	253,478
Cash collateral on securities lent and repurchase agreements	–	–	–	–	–	1,255,648	1,255,648
Derivative financial liabilities	240,074	–	–	–	–	–	240,074

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

		Designated at
		fair value			Available –	Financial
	Held for	through	Held-to-	Loans and	for-sale	liabilities at
	trading	profit or loss	maturity	receivables	instruments	amortized cost	Total
	(Millions of yen)

Financial liabilities designated at fair value through profit or loss	–	2,818	–	–	–	–	2,818
Due to trust accounts	–	–	–	–	–	25,592	25,592
Due to investor of trust accounts	–	–	–	–	–	1,891,361	1,891,361
Debt securities issued	–	–	–	–	–	373,395	373,395
Borrowings	–	–	–	–	–	1,704,097	1,704,097
Other liabilities	–	–	–	–	–	195,869	195,869

Total	240,074	2,818	–	–	–	15,120,786	15,363,678

At April 1, 2008
Financial assets
Cash and deposit with banks	–	–	–	220,375	–	–	220,375
Call loans	–	–	–	236,344	–	–	236,344
Cash collateral on securities borrowed and reverse repurchase agreements	–	–	–	104,003	–	–	104,003
Financial assets held for trading other than derivatives	30,006	–	–	–	–	–	30,006
Derivative financial assets	181,114	–	–	–	–	–	181,114
Financial assets designated at fair value through profit or loss	–	223,460	–	–	–	–	223,460
Investment securities – equity securities	–	131	–	–	939,955	–	940,086
Investment securities – debt securities	–	(6,364)	336,957	240,084	882,607	–	1,453,284

Investment securities sub total	–	(6,233)	336,957	240,084	1,822,562	–	2,393,370
Loans and advances	–	–	–	9,257,436	–	–	9,257,436
Assets pledged as collateral	–	832	257,602	–	1,603,583	–	1,862,017
Other assets	–	–	–	112,365	52,291	–	164,656

Total	211,120	218,059	594,559	10,170,607	3,478,436	–	14,672,781

Financial liabilities
Deposits	–	–	–	–	–	8,803,077	8,803,077
Call money	–	–	–	–	–	291,582	291,582
Cash collateral on securities lent and repurchase agreements	–	–	–	–	–	1,821,318	1,821,318
Derivative financial liabilities	182,139	–	–	–	–	–	182,139
Financial liabilities designated at fair value through profit or loss	–	3,530	–	–	–	–	3,530

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

		Designated at
		fair value			Available –	Financial
	Held for	through	Held-to-	Loans and	for-sale	liabilities at
	trading	profit or loss	maturity	receivables	instruments	amortized cost	Total
	(Millions of yen)

Due to trust accounts	–	–	–	–	–	26,305	26,305
Due to investor of trust accounts	–	–	–	–	–	2,252,157	2,252,157
Debt securities issued	–	–	–	–	–	532,116	532,116
Borrowings	–	–	–	–	–	485,471	485,471
Other liabilities	–	–	–	–	–	80,857	80,857

Total	182,139	3,530	–	–	–	14,292,883	14,478,552

33.	Fair value of financial assets and liabilities

33.1.	Fair value information of financial assets and liabilities comparison with carrying amounts

The following table presents a comparison of the carrying amounts and fair value of CMTH’s classes of financial instruments at March 31, 2010, and March 31, 2009.

	At March 31,		At March 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
		(Millions of yen)

Financial assets
Cash and deposit with banks	268,450	268,450	239,871	239,871
Call loans	10,875	10,875	23,765	23,765
Cash collateral on securities borrowed and reverse repurchased agreements	1,521	1,521	8,812	8,812
Financial assets held for trading other than derivatives	12,007	12,007	26,243	26,243
Derivative financial assets	203,406	203,406	232,378	232,378
Financial assets designated at fair value through profit or loss:
Equity securities	92,609	92,609	65,300	65,300
Debt securities	31,799	31,799	64,442	64,442

Sub total	124,408	124,408	129,742	129,742

Investment securities – equity securities:
Available-for-sale	750,473	750,473	620,069	620,069
Investment securities – debt securities:
Available-for-sale	1,034,386	1,034,386	1,766,829	1,766,829
Embedded derivatives	(7,969)	(7,969)	(18,427)	(18,427)
Held-to-maturity	394,015	396,211	596,829	602,645
Loans and receivables	332,790	330,432	354,274	329,947

Subtotal	1,753,222	1,753,060	2,699,505	2,680,994

Loans and advances	9,710,846	9,776,704	9,831,088	9,881,778
Asset pledged as collateral:
Available-for-sale	1,716,218	1,716,218	1,290,677	1,290,677
Embedded derivatives	(173)	(173)	(161)	(161)
Held-to-maturity	5,308	5,347	–	–

Subtotal	1,721,353	1,721,392	1,290,516	1,290,516

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	At March 31,		At March 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
		(Millions of yen)

Other financial assets:
Available-for-sale	53,286	53,286	53,012	53,012
Loans and receivables	200,814	202,447	129,498	132,050

Sub total	254,100	255,733	182,510	185,062

Total	14,810,661	14,878,029	15,284,499	15,319,230

Financial liabilities
Deposits	9,064,722	9,104,158	9,421,346	9,461,749
Call money	306,161	306,161	253,478	253,478
Cash collateral on securities lent and repurchase agreements	1,702,698	1,702,698	1,255,648	1,255,648
Derivative financial liabilities	191,963	191,963	240,074	240,074
Financial liabilities designated at fair value through profit or loss	2,080	2,080	2,818	2,818
Due to trust accounts	21,356	21,356	25,592	25,592
Due to investors of trust accounts	1,568,220	1,573,526	1,891,361	1,891,782
Debt securities issued	233,969	237,063	373,395	319,819
Borrowings	1,228,505	1,232,579	1,704,097	1,702,999
Other financial liabilities	103,008	103,008	195,869	195,869

Total	14,422,682	14,474,592	15,363,678	15,349,828

The fair value of a financial instrument is the amount for which a financial asset could be exchanged or a financial liability could be settled, between knowledgeable, willing parties in an arm’s-length transaction, other than in forced or liquidation sale. If a quoted market price is available for an instrument, the fair value is calculated based on the market price. Where quoted market prices are not available, fair value is determined using commonly accepted valuation techniques, such as option pricing models.

The following is an explanation of the determination of fair value for financial instruments that are not carried at fair value in the consolidated statement of financial position, but for which the fair value is disclosed under IFRS 7.

Short-term financial instruments

The carrying value of financial instruments, including cash and cash deposits with banks, call loans, call money, cash collateral on securities borrowed and lent, certain repurchase and reverse repurchase agreements and other short-term investments and borrowings approximates their fair value as they generally expose CMTH to limited credit risk, have no stated maturities or have short-term maturities and carry interest rates that approximate market rates.

Held-to-maturity investments

The fair value for held-to-maturity financial investments is based on quoted market prices published by a securities dealers association or broker/dealer price quotations.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Loans and advances

For loans and advances which mature in a short-term period, the carrying amounts are a reasonable approximation of fair value. For loans and advances with variable interest rates reflecting the market interest rates in a short-term period, the carrying amounts approximate the fair values, unless creditworthiness of the borrowers has changed significantly since the origination of loans and advances. If such loans and advances are impaired, the discounted cash flow method is employed to measure the fair value. For loans and advances with fixed interest rates, fair values are estimated by discounting future contractual cash flows with the interest rate reflecting credit risk for each category, internal rating and maturity of loans and receivables if such loans and advances are not impaired. For fixed rate loans individually assessed for impairment, fair values are estimated by discounting future cash flows adjusted for credit risk with risk free interest rates. For fixed rate loans collectively assessed for impairment, fair value of such loans and advances approximates the carrying amounts after deducting the impairment allowance because impairment allowances are estimated based on present value of future cash flow and recoverable amount of collateral or guarantees. For loans and advances without a fixed maturity due to loan characteristics such as limiting the amounts within the value of pledged assets, the fair values are estimated based on the expected collection periods, interest rates and other factors.

Other financial assets

The fair value of other financial assets, which primarily include accrued income and receivables for securities transactions, approximates the carrying amounts because such amounts are settled in a short-term period with insignificant risk of loss. For long-term contracts, including Financial Stabilization Fund contributions, the fair value is estimated by discounting future cash flows with discount rates appropriate for the assets.

Deposits

As most deposits which have on-demand features, including current and settlement accounts, ordinary accounts, and deposits at notice, the carrying amounts are a reasonable approximation of fair value. For long-term deposits, including term deposits, fair value is calculated by classifying them based on their terms and discounting the future contractual cash flows. Discount rates used in such calculations are the interest rates that would be applied to newly accepted deposits estimated by reference to the market rates for similar deposits with similar maturities. For fair value of deposits with maturity within one year, the carrying amounts approximate the fair value.

Due to trust accounts

The carrying amount is a reasonable estimate of the fair value since the nature is similar to short-term funding, which reflects a short-term placement of cash funds from individual trust accounts and the balance changes in response to the day-to-day changes in the placements from the trust accounts.

Due to investors of trust accounts

Due to investors of trust accounts include principal-guaranteed trusts that issue beneficial certificates to investors. While the principal-guaranteed trusts issue certain beneficial certificates with stated terms of over one year, investments in principal-guaranteed trusts have an on-demand feature as they are readily redeemable at the investors’ request without significant penalty, and the dividend rate offered to investors is revised within a short-term period. Accordingly, the carrying amount is a reasonable estimate of fair value. For other trust accounts, investors are not permitted to redeem their investments for a long time before maturity, the fair value is estimated based on broker/dealer price quotations for the beneficiary interests.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Debt securities issued

The fair value of bonds issued by CMTH is estimated based on the quoted market prices, if available, prices published by a securities dealers association, quotations provided by brokers and dealers, and values determined by discounting the principal and interest amounts with the current interest rate expected for similar issues with similar maturities, adjusted for the credit risk applicable to CMTH. Fair value of the liability components of Class II and Class III preferred shares is estimated by discounting the principal amounts by the current interest rates adjusted for its credit risk in a similar manner.

Borrowings

For fair value of borrowings with variable interest rates reflecting the market interest rates in a short-term period, the carrying amounts approximate the fair value. For fair value of borrowings with fixed interest rates, fair value is determined by discounting future contractual cash flows with current market rates applicable to similar borrowings with similar maturities, adjusted for the credit risk applicable to CMTH. For borrowings with maturity within one year, the carrying amounts approximate the fair value.

Other financial liabilities

The fair value of other financial liabilities, which primarily include accrued expenses and payables for securities transactions, approximates their carrying amounts because such amounts are settled in a short-term period at the carrying amounts. For long-term contracts, including obligations under finance leases, the fair value is estimated by discounting future cash flows with discount rates appropriate for the assets.

33.2. Fair value hierarchy

IFRS 7 specifies a fair value hierarchy to classify fair value measurements that reflects the significance of the inputs used in making such measurements based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources; unobservable inputs reflect CMTH’s market assumptions. The fair value hierarchy is as follows:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities. This level includes listed equity securities, and debt instruments quoted in active markets and exchange traded derivatives like futures. CMTH considers markets to be active based on trading volume and activity and bid and ask spread.

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices). This level principally includes a majority of the OTC derivative contracts, most government agency securities, municipal obligations, investment-grade corporate bonds and unlisted public investment funds which invest only in listed products. The sources of input parameters like LIBOR yield curve are available from price information providers such as Bloomberg or Reuters.

•	Level 3 – Inputs for the asset or liability that are not based on observable market data (unobservable inputs). This level principally includes most unlisted equity investments, unlisted investment partnerships, certain interests in securitizations, and debt instruments and derivatives with significant unobservable components.

This hierarchy requires the use of observable market data when available. CMTH considers relevant and observable market prices in its valuations where possible.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following table presents a type of fair value of CMTH’s classes of financial instruments that is measured and recorded at fair value, at March 31, 2010, and 2009.

	Level 1	Level 2	Level 3	Total
		(Millions of yen)

At March 31, 2010
Financial assets held for trading other than derivatives	50	11,957	–	12,007
Derivative financial assets	39	202,543	824	203,406
Financial assets designated at fair value through profit or loss	7,480	19,116	97,812	124,408
Investment securities
Equity securities	575,692	47,077	127,704	750,473
Debt securities	416,907	402,766	206,744	1,026,417
Assets pledged as collateral	1,465,909	250,136	–	1,716,045
Other financial assets	–	–	53,286	53,286

Total financial assets	2,466,077	933,595	486,370	3,886,042

Derivative financial liabilities	–	190,159	1,804	191,963
Financial liabilities designated at fair value through profit or loss	2,080	–	–	2,080

Total financial liabilities	2,080	190,159	1,804	194,043

At March 31, 2009
Financial assets held for trading other than derivatives	117	26,126	–	26,243
Derivative financial assets	32	231,691	655	232,378
Financial assets designated at fair value through profit or loss	7,869	23,041	98,832	129,742
Investment securities
Equity securities	469,598	44,480	105,991	620,069
Debt securities	1,149,570	416,627	182,205	1,748,402
Assets pledged as collateral	892,301	398,215	–	1,290,516
Other financial assets	–	–	53,012	53,012

Total financial assets	2,519,487	1,140,180	440,695	4,100,362

Derivative financial liabilities	8	225,914	14,152	240,074
Financial liabilities designated at fair value through profit or loss	2,818	–	–	2,818

Total financial liabilities	2,826	225,914	14,152	242,892

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following is an explanation of the determination of fair value for financial instruments that are carried at fair value in the consolidated statement of financial position.

Equity securities

(a) Listed shares

The fair value of listed shares is determined based on quoted market prices.

(b) Unlisted equity securities

The valuation of unlisted equity securities involve significant management judgement due to the absence of quoted market prices, insufficient liquidity and long-term nature.

The fair value of such equity securities is determined using valuation techniques based on approaches commonly accepted in the market place. When recent transaction prices are available, the fair value is determined with reference to the prices with adjustments deemed appropriate in the circumstances. Otherwise, CMTH uses the earnings multiples based on the financial analyses of comparable peers, discounted value of cash flows on earnings and dividends, enterprise value comparisons with comparable companies, and net asset values of the issuers in order to estimate the fair value. Such fair value is adjusted to account for company-specific issues and marketability discounts inherent in the investments. Although CMTH intends to use as much observable inputs as practicable, the valuation incorporates significant unobservable inputs, such as estimation of market multiples, selection of comparable peers, expected futures cash flows on operations and distributions, discount rates and risk premiums, marketability discounts and net asset values, which are not observable in the market and are subject to significant management judgement.

The reasonably possible change used in the analysis in Note 33.4 is determined by applying a +/- 10 percent shift for unobservable inputs, including market multiples and discount rates. The percentage is subject to another management judgment and is determined considering the upward and downward movements of the monthly price of the Nikkei Stock Average, an average of 225 blue chip stocks listed on the Tokyo Stock Exchange, for the period from April 2009 to March 2010.

(c) Unlisted investment funds

Unlisted investment funds include unlisted collective investment trusts and investment partnerships investing in loans and advances, listed securities, private equities, real estate and other fund investments.

The fair valuation of unlisted investment funds involve significant management judgement due to the absence of quoted market prices for the underlying investment portfolios, insufficient liquidity and limited information about component assets if the funds are externally managed funds. The fair value of such investment funds is determined using valuation techniques based on approaches commonly accepted in the market place. If the components of the investment portfolios are identified, CMTH applies valuation techniques appropriate for each of the components, including quoted market prices for listed securities, discounted cash flows for financial assets with reasonably estimable cash flows and unlisted equity valuation techniques.

For externally managed investment funds, the fair value is generally determined using the net asset value and financial information provided by the investment managers unless recent transaction prices are available. Interests in these funds are not traded in an active market and may not be redeemable at a short notice. However, in some cases, investors can redeem and transfer the interests in the funds with reference to a price provided by the fund managers without significant adjustments. Although CMTH intends to use as much observable inputs as practicable, the valuation incorporates significant unobservable inputs, such as market

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

multiples, expected futures cash flows, discount rates and risk premiums, marketability discounts and net asset values, which are not observable in the market and are subject to significant management judgement.

The reasonably possible change used in the analysis in Note 33.4 is determined by applying a +/- 10 percent shift for unobservable inputs, including market multiples and discount rates. The percentage is subject to another management judgement and is determined considering the upward and downward movements of the monthly price of the Nikkei Stock Average for the period from April 2009 to March 2010.

Debt securities

(a) Government bonds, municipal obligations and corporate debt

CMTH invests in Japanese and foreign government bonds, municipal obligations and corporate debt. These securities held in CMTH’s portfolio are generally traded on a regular basis in organized exchanges and OTC markets and quoted prices are obtainable from securities dealers associations, dealers and brokers and independent pricing services. Fair value of a debt security is based on a quoted price if a debt security is readily and regularly traded in an active market. Such security is classified as Level 1 financial assets.

For debt securities not traded in active markets, fair value is estimated with reference to quotations provided by securities dealers associations, dealers and brokers who trade such securities, and independent pricing services. In such cases, management judgment is required to assign an appropriate level to a debt security. CMTH regularly trades debt securities and analyzes the volume and activity of transactions and recent trading prices in the market and gives a lower level classification to a debt security if the quoted prices are not judged to be derived from active markets.

In some cases, price quotations are not available for debt securities and the fair value is determined by using valuation techniques, including discounted cash flows, where future cash flows, discount rates and credit spreads are often unobservable. Fair value of liability-classified preferred shares is estimated using the valuation techniques applicable to valuation of unlisted equity securities if it is practicable. Examples of significant inputs are the amounts and timing of future cash flows and discount rates, which are subject to significant management judgment.

The reasonably possible change used in the analysis in Note 33.4 is determined by applying a +/- 10 percent shift for unobservable inputs based on management judgement.

(b) Mortgage-backed securities and asset-backed securities

These securities include mortgage-backed securities issued by US government agency and government-sponsored enterprises, collateralized mortgage obligations and residential mortgage-backed securities and asset-backed securities.

For mortgage-backed and asset-backed securities traded regularly in organized exchanges and OTC markets, quoted prices are generally available and obtainable from dealers and brokers and independent pricing services. If a mortgage-backed or asset-backed security is deemed to be readily and regularly traded in an active market, the fair value is determined based on the quoted price.

For mortgage-backed and asset-backed securities not traded in active markets, fair value is estimated with reference to quoted prices of securities with similar characteristics, quoted prices provided by brokers and dealers and quotations obtained from pricing services. Certain securities may be tradable at prices comparable to the dealer and broker quotes without significant adjustments, in which case the fair value is estimated based on the prices.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

However, quoted prices provided by dealers and brokers and quotations obtained from pricing services are not binding in most cases, and the inputs as a basis for the quotations are generally unobservable. Accordingly, significant management judgment is required to corroborate the quoted prices provided by dealers and brokers quotes. CMTH makes inquiries to the dealers and brokers about their assumptions and inputs as a basis for the quotation, and/or compares the dealer and brokers quotes with quotations obtained from pricing services and other information sources, if available. It may analyze the quoted prices obtained from other parties using valuation techniques, if practicable, when some of the inputs such as discount rates, credit spread, prepayment rates and correlations are unobservable.

The reasonably possible change used in the analysis in Note 33.4 is determined by applying a +/- 1 percent shift for prepayment rates +/- 10 percent shift for the other unobservable inputs based on management judgement.

Derivative financial instruments

(a) Exchange traded derivatives

The fair value of exchange traded derivatives is determined based on quoted market prices.

(b) OTC derivatives

A majority of derivatives entered into by CMTH are traded in over-the-counter markets, principally including interest rate swaps, forward exchange contracts and interest rate options. Accordingly, quoted market prices are not available.

Fair value is estimated using internal developed valuation models which are based on the discounted cash flow approach and option pricing models. Such internal models are reviewed and validated before implementation and are subject to updates in response to the changes in market practices and types of products and transactions.

Inputs for these models are usually observable directly in the market or derived from observable prices. For plain vanilla interest rate and currency swaps, one of the critical inputs to the fair valuation includes market spot and forward interest rates along the interest rate yield curves. Interest rates between available data points are estimated by interpolation. Accordingly, such inputs are derived from the market. For swaptions and other products with optional features, implied volatilities are obtained from the market and/or estimated using the commonly accepted valuation models. For foreign currency products, including foreign exchange forward contracts and foreign currency swaps, foreign exchange rates are observable in the market along with the interest rate yield curves.

While CMTH has access to inputs directly obtained or indirectly derived from the market in order to fair value most of its OTC derivatives, it is not always possible to observe or corroborate model inputs. CMTH may use quoted prices provided by dealers and brokers who trade the derivative and its proprietary valuation model to estimate the fair value. Significant management judgement is required to estimate fair value of OTC derivatives whose inputs are not observable.

In the fair value measurement of OTC derivatives, examples of inputs are interest rate yield curve, foreign currency exchange rates, implied volatilities, credit spread and correlations.

The reasonably possible change used in the analysis in Note 33.4 is determined by applying a +/- 10 percent shift for unobservable inputs based on management judgement.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Other financial assets

Other financial assets include an available-for-sale financial asset whose fair value is determined by using discounted cash flow techniques. Inputs to the fair value measurement include the management estimates on future cash flows and interest rate yield curve.

The reasonably possible change used in the analysis in Note 33.4 is determined by applying a +/- 10 percent shift for unobservable inputs based on management judgment.

33.3.	Reconciliation of Level 3 items

		Financial
		assets
		designated
		at fair value	Investment	Investment
	Derivative	through	securities –	securities –	Other		Derivative
	financial	profit or	equity	debt	financial		financial	Total
	assets	loss	securities	securities	assets	Total assets	liabilities	liabilities
	(Millions of yen)

Balance at March 31, 2009	655	98,832	105,991	182,205	53,012	440,695	14,152	14,152
Total gains and losses
Profit or loss	824	(3,352)	(727)	(7)	–	(3,262)	(12,044)	(12,044)
Other comprehensive income	–	–	23,963	12,572	274	36,809	–	–
Purchases	–	3,130	540	44,203	–	47,873	–	–
Settlements	(655)	(798)	(2,063)	(32,229)	–	(35,745)	(304)	(304)

Balance at March 31, 2010	824	97,812	127,704	206,744	53,286	486,370	1,804	1,804

33.4.	Effect of changes in significant unobservable input to reasonably possible alternatives

At March 31, 2010, financial instruments valued on the basis of unobservable inputs comprised unlisted equity securities of ¥157,727 million, unlisted investment funds of ¥35,991 million, corporate bonds of ¥224,411 million and residential mortgage- and asset-backed securities of ¥14,131 million, OTC derivatives of ¥980 million and other financial assets of ¥53,286 million. The valuation methodologies used and unobservable inputs to those methodologies are described in Note 33.2 above, including reasonably possible changes in those inputs.

The reasonably possible changes in critical unobservable inputs would increase and decrease the fair value of the financial instruments. Such changes in fair values are summarized as follows:

	Increase in fair value	Decrease in fair value
	(Millions of yen)

Unlisted equity securities	17,515	17,502
Corporate bonds	2,422	2,323
Other	2,599	2,593

For such financial instruments, the reasonably possible changes in critical unobservable inputs would increase other comprehensive income by ¥12,243 million and profit by ¥10,293 million if the changes are favorable, and decrease other comprehensive income by ¥11,624 million and profit by ¥10,793 million if the changes are unfavorable. In this analysis, favorable and unfavorable changes in each of the critical inputs are assumed to occur independently with each other, and correlations and diversification effects are not taken into account. In addition, when the fair value of a financial instrument is affected by more than one unobservable input, the amounts of reasonably possible changes reflect the combined effects of individual assumptions that would result in most favorable or most unfavorable changes in fair value.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

34.	Net interest income

The analysis of net interest income for the years ended March 31, 2010 and 2009 is as follows:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Interest income
Loans and advances	155,579	168,845
Cash and deposit with banks	203	341
Call loans	183	1,003
Investment securities – debt securities	47,271	61,467
Other	469	1,170

Total interest income	203,705	232,826

Interest expenses
Deposits	46,392	51,462
Cash collateral on securities lent and repurchase agreements	3,484	19,516
Due to investors of trust accounts	9,196	13,090
Debt securities issued	8,171	9,952
Borrowings	4,069	5,937
Other	1,502	4,640

Total interest expenses	72,814	104,597

Net interest income	130,891	128,229

For the years ended March 31, 2010 and 2009, interest income includes ¥1,527 million and ¥2,115 million, respectively, of interest income accrued on impaired financial assets carried at amortized cost, which, represents the unwinding of discounting in accordance with IAS 39.

35.	Net fee and commission income

The analysis of net fee and commission income for the years ended March 31, 2010 and 2009 is as follows:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Fee and commission income
Trust and asset management fees	51,758	54,769
Investment trust sales fees	12,178	10,524
Insurance product sales fees	7,054	11,187
Real estate brokerage fees	9,308	12,417
Stock transfer agency fees	22,696	27,785
Other fees	9,881	9,804

Total fee and commission income	112,875	126,486

Fee and commission expenses	21,061	15,351

Net fee and commission income	91,814	111,135

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CMTH provides asset management and administration services to third parties. Such services often include investment activities where CMTH makes investment decisions on asset allocation, and sales and purchases and portfolio management of financial instruments in accordance with the predetermined investment policies and guidelines.

Fee and commission expense mainly consists of an agent service expenses to Japan Trustee Services Bank, Ltd. and Stockholders Data Service Company, Limited.

36.	Net gains/(losses) on financial instruments classified as held for trading

The analysis of net gains/(losses) on financial instruments classified as held for trading, including derivatives, for the years ended March 31, 2010 and 2009 is as follows:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Debt securities	(918)	(1,037)
Derivatives
Interest rate contracts	9,802	26
Foreign currency contracts	(238)	(1,166)
Stock contracts	(517)	(18,458)
Bond contracts	(8,247)	(4,788)
Credit contracts	13,986	(14,361)

Total	13,868	(39,784)

Debt securities include trading gains and losses and interest income of debt securities classified as financial instruments held for trading upon initial recognition of the debt securities.

Derivatives – Interest rate contracts include the results of trading in interest rate swaps, options and other derivatives related to interest rates, which are not designated as qualifying hedging relationships.

Derivatives – Foreign currency contracts include gains and losses from forward contracts, currency swaps, options and futures, which are not designated as qualifying hedging relationships.

Derivatives – Stock contracts include gains and losses derived from stock index futures, stock index options and individual stock options which are held for risk management purposes but do not form part of qualifying hedging relationships.

Derivatives – Bond contracts include gains and losses derived from futures, forward and bond option agreements which are held for risk management purposes but do not form part of qualifying hedging relationships.

Derivatives – Credit contracts include the result of holding proprietary written long positions in certain credit markets through credit defaults swaps.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

37.	Net losses on financial instruments designated at fair value through profit or loss

The analysis of net losses on financial instruments designated at fair value through profit or loss for the years ended March 31, 2010 and 2009 is as follows:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Debt securities	(7,939)	661
Equity securities	7,136	(41,277)

Total	(803)	(40,616)

Net losses on financial instruments designated at fair value through profit or loss also include interest, dividend and gains and losses on financial instruments designated at fair value through profit or loss.

Net losses on financial instruments designated at fair value through profit or loss include dividend income amounting to ¥10,627 million and ¥2,576 million, respectively, for the years ended March 31, 2010 and 2009.

38.	Net investment income

The analysis of net investment income for the years ended March 31, 2010 and 2009 is as follows:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Financial assets classified as available-for-sale
Net gains on sales of debt securities	20,208	17,319
Net gains on sales of equity securities	17,897	12,199
Dividends	7,819	19,067

Sub total	45,924	48,585

Gains on foreign exchange	992	2,247
Other	81	59

Total	46,997	50,891

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

39.	Impairment charges

The analysis of impairment charges of financial assets for the years ended March 31, 2010 and 2009 is as follows:

	For the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Investment securities – equity securities
Financial assets classified as available-for-sale	8,912	114,108
Investment securities – debt securities
Financial assets classified as available-for-sale	7	4
Financial assets classified as loans and receivables	–	2,824
Loans and advances
Financial assets classified as loans and receivables	11,126	46,386
Other assets
Financial assets classified as loans and receivables	(232)	374

Total	19,813	163,696

Impairment charges of loans and advances for the years ended March 31, 2010 and 2009 are as follows:

	For the year ended March 31
	2010	2009
	(Millions of yen)

Loans and advances to customers – individual
Increase/(decrease) in provision for impairment losses	(241)	(1,996)
Amount written off during the year as uncollectible	1,956	2,194
Income received on claims previously written off	(678)	(874)

Sub total	1,037	(676)
Loans and advances to customers – corporate
Increase/(decrease) in provision for impairment losses	4,507	21,852
Amount written off during the year as uncollectible	8,281	27,742
Income received on claims previously written off	(2,710)	(2,536)
Other	11	4

Sub total	10,089	47,062

Total	11,126	46,386

Losses on sales of loans and advances which were included in “Amount written off during the year as uncollectible” for the years ended March 31, 2009 and 2010, were ¥8,049 million and ¥7 million, respectively.

Gains on sales of loans and advances which were included in “Income received on claims previously written off” for the years ended March 31, 2009 and 2010, were ¥79 million and ¥20 million, respectively.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

40.	Other operating income

The analysis of other operating income for the years ended March 31, 2010 and 2009 is as follows:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Gain on disposal of property and equipment	277	267
Gain on redemption of subordinated bonds	1,860	–
Gain on redemption of Class III preferred shares (see Note 29)	–	1,621
Dividends on miscellaneous contributions	2,262	1,940
Other individually immaterial income	7,984	6,323

Total	12,383	10,151

41.	General and administration expenses

The analysis of general and administration expenses for the years ended March 31, 2010 and 2009 as follows:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Personnel expenses	70,787	61,452
Operating and administrative expenses	46,780	55,757
Depreciation and amortization	12,252	14,752

Total	129,819	131,961

Personnel expenses

The analysis of personnel expenses for the years ended March 31, 2010 and 2009 is as follows:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Wages and salaries	59,370	56,885
Social security costs	7,409	7,417
Pension costs (see Note 27)	4,008	(2,850)

Total personnel expenses	70,787	61,452

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Operating and administrative expenses

The analysis of operating and administrative expenses for the years ended March 31, 2010 and 2009 is as follows:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Rent expenses on real estates	9,003	11,292
Deposit insurance premium	8,128	8,057
Taxes and dues	5,708	5,094
IT and software cost	4,735	4,704
Advertising expenses	3,260	5,175
Outsourcing fee	3,379	3,716
Communication expenses	2,453	3,618
Maintenance fee	2,729	2,935
Supplies expenses	2,157	1,897
Utilities expenses	842	991
Other general and operating expenses	4,386	8,278

Total operating and administrative expenses	46,780	55,757

Depreciation and amortization

The analysis of depreciation and amortization for the years ended March 31, 2010 and 2009 is as follows:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Depreciation of property and equipment	5,374	6,026
Amortization of intangible assets	6,878	8,726

Total depreciation and amortization	12,252	14,752

42.	Other operating expenses

The analysis of other operating expenses for the years ended March 31, 2010 and 2009 is as follows:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Loss on disposal of property and equipment	503	1,974
Expenses for system development	3,804	4,594
Professional service fee	6,728	5,702
Expenses for integration	525	–
Other individually immaterial expenses	7,899	7,123

Total other operating expenses	19,459	19,393

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

43.	Per share information

(a) Basic earnings per share

Basic earnings per share is calculated by dividing the net profit attributable to ordinary shareholders of CMTH by the weighted average number of ordinary shares outstanding during the year, excluding ordinary shares purchased by CMTH and held as treasury shares (see Note 29).

	For the year ended March 31,
	2010	2009

Profit/(loss) attributable to the owners of the parent (millions of yen)	97,354	(149,002)
Adjustments for:
Total amount of dividends of preferred shares, after tax (millions of yen)	(1,980)	(4,016)

Adjusted profit/(loss) attributable to the owners of the parent (millions of yen)	95,374	(153,018)

Weighted average number of ordinary shares issued (millions)	1,491	1,107

Basic earnings (loss) per share (yen per share)	63.98	(138.18)

(b) Diluted earnings per share

Diluted earnings per share is calculated adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares and after adjusting earnings for distributions on dilutive potential ordinary shares. CMTH’s share options are included in the calculation of dilutive potential ordinary shares unless they are anti-dilutive.

	For the year ended March 31,
	2010	2009

Profit/(loss) attributable to the owners of the parent (millions of yen)	97,354	(149,002)
Adjustments for:
Total amount of dividends of preferred shares (millions of yen)	(1,980)	(4,016)
The amount of dividends of Class II preferred shares (millions of yen)	1,350	–
Amortization of Class II preferred shares (millions of yen)	1,022	–

Adjusted profit/(loss) attributable to the owners of the parent (millions of yen)	97,746	(153,018)
Weighted average number of ordinary shares issued (millions)	1,491	1,107
Adjustments for:
Assumed conversion of preferred shares (millions)	147	–

Weighted average number of ordinary shares for diluted earnings per share (millions)	1,638	1,107
Diluted earnings (loss) per share (yen per share)	59.65	(138.18)

Class II preferred shares can be converted to ordinary shares and therefore have a potential effect on earnings per share. For the fiscal year ended March 31, 2010, the Class II preferred shares are included in the calculation of diluted earnings per share as they had a dilutive effect before the date of mandatory conversion. For the fiscal year ended March 31, 2009, these preferred shares are excluded from the calculation of diluted earnings per share as the impact is anti-dilutive.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(c) Dividends per share

The dividends recognized by CMTH for the fiscal years ended March 31, 2010 and 2009 were as follows:

	Dividend per share		Aggregate amounts
	2010	2009	2010	2009
	(Yen)		(Millions of yen)

Ordinary shares	5.00	7.00	5,786	6,911
Class II preferred shares	14.40	14.40	1,350	1,350
Class III preferred shares	20.00	20.00	629	2,666

In June 2010, the following dividends were approved by the general shareholders’ meeting held on June 29, 2010. The consolidated financial statements for the fiscal year ended March 31, 2010 do not record this dividend payable as it was approved after the year end.

	Dividend per	Aggregate
	share	amounts
	(In yen)	(In millions)

Ordinary shares	8.00	¥ 13,264

44. Condensed stand-alone IFRS financial information of the holding company, Chuo Mitsui Trust Holdings, Inc.

The following stand-alone financial information presents the condensed statement of financial position at April 1, 2008, March 31, 2009 and 2010, and the condensed income statement and the statement of cash flows for the years ended March 31, 2009 and 2010 of Chuo Mitsui Trust Holdings, Inc. The condensed financial information is prepared in accordance with IFRS as issued by the IASB, except for accounting for its investments in subsidiaries, for which, Chuo Mitsui Trust Holdings, Inc. applies the equity method.

(a) Statement of financial position at March 31, 2010, March 31, 2009 and April 1, 2008.

	At March 31, 2010	At March 31, 2009	At April 1, 2008
	(Millions of yen)

Assets:
Cash and deposits with banks	36,950	41,238	137,600
Investments in subsidiaries and affiliated companies	810,649	618,451	865,728
Deferred income tax assets	1,515	362	1,572
Other assets	2,348	3,233	37,197

Total assets	851,462	663,284	1,042,097

Liabilities:
Debt securities issued	189,700	389,021	504,003
Current income tax liabilities	40	23	16
Retirement benefit obligations	2,814	2,831	2,865
Other liabilities	1,629	1,565	1,130
Total liabilities	194,183	393,440	508,014

Total equity attributable to owner of the parent	657,279	269,844	534,083

Total liabilities and equity	851,462	663,284	1,042,097

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(b) Income statements for the years ended March 31, 2010 and 2009

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Interest income	48	187
Interest expenses	8,703	9,967

Net interest expenses	(8,655)	(9,780)
Fee and commission income	3,608	2,650
Fee and commission expenses	377	663

Net fee and commission income	3,231	1,987
Other operating income	19	1,663

Operating loss	(5,405)	(6,130)
General and administration expenses	2,399	2,298
Other operating expenses	513	106

Operating expenses	2,912	2,404
Share of profit/(loss) of subsidiaries and affiliates	104,574	(139,082)

Operating profit before tax	96,257	(147,616)
Income tax expenses/(benefit)	(1,097)	1,386

Profit/(loss) for the year	97,354	(149,002)

(c) Statement of cash flows for the years ended March 31, 2010 and 2009

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Cash flows from operating activities:
Operating profit before tax	96,257	(147,616)
Share of (profit)/loss of subsidiaries and affiliates, net of dividends received	(97,628)	154,818
Income taxes received- net	896	33,997
Other	4,153	1,148
Non-cash items	(62)	(254)

Net cash generated from operating activities	3,616	42,093
Cash flows from investing activities:
Purchase of investment securities	–	(41,600)
Purchase of property and equipment	–	(4)

Net cash flows generated from/(used in) investing activities	–	(41,604)
Cash flows from financing activities:
Dividends paid	(7,765)	(10,927)
Proceeds from subordinated bonds	–	41,600
Purchase of treasury shares	(18)	(55)
Disposal of treasury shares	4	26
Redemption of Class III preferred shares	–	(127,441)
Other	(125)	(54)

Net cash flows generated from (used in) financing activities	(7,904)	(96,851)

Net decrease in cash and cash equivalents	(4,288)	(96,362)

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Cash and cash equivalents at the beginning of year	41,238	137,600

Cash and cash equivalents at the end of year	36,950	41,238

45.	Scope of consolidation

There are no significant restrictions that restrict the ability of the subsidiaries to transfer funds to CMTH in the form of cash dividends, or repayment of loans or advances.

The following table shows significant entities in the scope of the consolidated financial statements at March 31, 2010.

Significant subsidiaries (consolidated)

	Country of
	registration or		Voting	Ownership
Company	incorporation	Industry	interest in %	interest in %

The Chuo Mitsui Trust and Banking Co., Ltd.	Japan	Trust and banking	100.00%	100.00%
Chuo Mitsui Asset Trust and Banking Co., Ltd.	Japan	Trust and banking	100.00%	100.00%
Chuo Mitsui Asset Management Co., Ltd.	Japan	Investment trust management	100.00%	100.00%
Chuo Mitsui Capital Co., Ltd.	Japan	Private equity fund management	100.00%	100.00%
Chuo Mitsui Guarantee Co., Ltd.	Japan	Credit guarantee services	86.90%	86.90%
Chuo Mitsui Card Co., Ltd.	Japan	Credit card services	93.90%	93.90%
Chuo Mitsui Realty Co., Ltd.	Japan	Real estate brokerage	55.00%	55.00%
Chuo Mitsui Trust International, Ltd.	England	Securities business	100.00%	100.00%
Chuo Mitsui Information Technology Co., Ltd.	Japan	Computer-related services	100.00%	100.00%
CMTB Equity Investments Co., Ltd.	Japan	Investment, management and administration of stocks	100.00%	100.00%
Chuo Mitsui Finance Service Co., Ltd.	Japan	Finance	100.00%	100.00%
Tokyo Securities Transfer Agent Co., Ltd.	Japan	Stock transfer agency services	100.00%	100.00%
Chuo Mitsui Trust Realty Company, Limited	Japan	Investment management	100.00%	100.00%

Significant associates and joint ventures accounted for using the equity method are disclosed in Note 15.

46.	Securitization

In the ordinary course of business, CMTH enters into transactions that result in the transfer of financial assets to third parties or securitization vehicles.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Financial assets are derecognized in full when CMTH transfers both its contractual rights to receive cash flows from the financial assets, or retains the contractual rights to receive the cash flows but assumes a contractual obligation to pay the cash flows to the eventual recipients, and also transfers substantially all the risks and rewards of ownership of the financial assets, including credit risk, prepayment risk and interest rate risk. For the years ended March 31, 2010 and March 31, 2009, CMTH entered into loan transfers and syndicated loan transactions, which qualify for derecognition of the underlying financial assets, details of which are represented below:

	For the year ended March 31,
	2010	2009
	(Millions of yen)

Corporate loans	5,100	16,532

CMTH securitizes housing loans and corporate loans to obtain liquidity and to manage its asset and liability condition. In such cases, the housing loans and corporate loans are transferred to securitization vehicles in exchange for cash proceeds, after which the securitization vehicles issue debt securities to third-party investors. The debt securities typically include senior and subordinated tranches where subordinated tranches serve as credit enhancements to absorb losses on the underlying assets and are used to obtain investment ratings on the senior debt issued by the securitization vehicles. In most cases, retained interests in the financial assets held by CMTH are in the form of subordinated tranches and/or senior tranches. CMTH consolidates the securitization vehicles where CMTH takes all or a majority of the residual risks and rewards by retaining the subordinated tranches, and where it is evident that the securitization vehicles are established for the sole purpose of securitizing financial assets. In these securitizations, CMTH has not transferred substantially all risks and rewards of the ownership of the housing loans and, accordingly, such transactions do not qualify for derecognition of financial assets.

CMTH also has a number of loan participation schemes whereby certain non-recourse loans are securitized through partial on full transfer of the loans to a third party participant. Under such schemes, CMTH is not, by the terms or the contract, explicitly prohibited from selling or pledging the original loan assets. Accordingly, CMTH does not have an obligation to transfer cash flows generating from the original loan assets to the transferee and therefore such transactions do not meet the criteria for derecognition of financial assets.

CMTH transfers financial assets in such a way that all of the financial assets do not qualify for derecognition. The following table shows the carrying amount of such securitized assets together with the associated liabilities at March 31, 2010, March 31, 2009, and April 1, 2008:

	At March 31, 2010		At March 31, 2009		At April 1, 2008
	Assets		Assets		Assets
	carrying	Liabilities	carrying	Liabilities	carrying	Liabilities
	amount	associated	amount	associated	amount	associated
	(Millions of yen)

Housing loans	505,709	350,602	586,531	438,167	702,900	558,892
Corporate loans	10,596	10,620	10,780	10,827	10,965	11,034

Total	516,305	361,222	597,311	448,994	713,865	569,926

47.	Contingencies

In the ordinary course of business, CMTH is involved in various legal proceedings. At March 31, 2010, CMTH believes, based on information currently available, that the ultimate resolution of these legal

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

proceedings would not have a material adverse effect on the consolidated results of operations, financial condition or liquidity.

48.	Commitments, guarantee and other financial facilities

(a) Loan commitments, guarantee and other financial facilities at March 31, 2010, March 31, 2009 and April 1, 2008

CMTH had contractual amounts relating to off-balance financial liabilities that commit it to extend credit to customers, provide financial guarantees and other facilities as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(Millions of yen)

Financial guarantees	18,281	23,857	23,758
Loan commitments and other credit-related obligations – individual	119,982	123,568	126,233
Loan commitments and other credit-related obligations – corporate	732,655	658,923	635,554

Total	870,918	806,348	785,545

(b) Commitments to invest in partnerships

In relation to its investment activities, CMTH has commitments to make investment in response to capital calls from domestic and foreign partnerships. Such outstanding commitments at March 31, 2010, March 31, 2009 and April 1, 2008 amounted to ¥21,149 million, ¥26,883 million, and ¥33,161 million, respectively.

(c) Performance guarantees

CMTH issues performance bonds and surety bonds that commit to provide compensation if another party fails to perform its contractual obligations. At March 31, 2010, March 31, 2009 and April 1, 2008, such outstanding commitments amounted to ¥29, 875 million, ¥33,413 million and ¥24,192 million, respectively.

(d) Overdraft facilities

Outstanding overdraft facilities at March 31, 2010, March 31, 2009 and April 1, 2008 amounted to ¥1,566,862 million, ¥1,378,785 million, and ¥1,520,040 million , respectively.

Certain consolidated subsidiaries establish credit facilities for overdrafts by making agreements to meet the financing needs of their customers. Many of these credit facilities expire without being drawn. As such, the total balance of unused credit facilities does not necessarily impact future cash flows of the subsidiaries. Furthermore, many overdraft facilities contain provisions that allow the subsidiaries to refuse to advance funds to the customers or reduce the contract amount of the credit facilities under certain conditions. The subsidiaries may also request customers to provide collateral, if necessary, such as real estate or securities on the execution date of the contract. After execution, the subsidiaries periodically monitor the customers’ creditworthiness over the term of the contracts in accordance with internal policies, and take measures to manage the credit exposures such as revising the terms of the contracts, if necessary.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

49.	Assets pledged as collateral and assets received as collateral

At March 31, 2010, March 31, 2009, and April 1, 2008, the carrying amounts of the assets pledged as collateral where the secured party does not have the right by contract or custom to sell or re-pledge the assets are as follows:

	At March 31,		At April 1,
	2010	2009	2008
	(millions of yen)

Assets pledged as collateral
Financial assets held for trading other than derivatives	–	20,133	–
Investment securities
Equity securities	118,946	102,025	101,989
Debt securities	1,409,012	2,064,079	994,286
Loans and advances	765,768	632,297	54,535
Other	70	70	70

Total	2,293,796	2,818,604	1,150,880

CMTH received collateral which CMTH has the right to sell or re-pledge. At March 31, 2010, March 31, 2009 and April 1, 2008, fair value of that collateral received is as follows:

	At March 31, 2010	At March 31, 2009	At April 1, 2008
	(Millions of yen)

Assets received as collateral
Equity securities	3,520	10,706	48,163
Debt securities	–	–	53,100

Total	3,520	10,706	101,263

50.	Related-party transactions

Parties are considered to be related if one party has the ability to directly or indirectly control the other party or exercise significant influence over the other party in making financial or operational decisions. If an investor holds, directly or indirectly, 20 percent or more of the voting power of CMTH the investee, it is presumed that the investor has in a position to exercise significant influence, irrespective of whether the significant influence is actively demonstrated or passive in nature. CMTH’s related parties include the following:

Parent entity

The ultimate parent of CMTH is Chuo Mitsui Trust Holdings, Inc.

Key management personnel

Key management personnel are defined as those persons having the authority and responsibility for planning, directing and controlling the activities of CMTH, being the directors and executive officers of the CMTH.

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Subsidiaries, associates and joint ventures

Transactions between CMTH and its subsidiaries also meet the definition of related party transactions. Where these are eliminated on consolidation, they are not disclosed in CMTH financial statements. Transactions between CMTH and its associates and joint ventures (together referred to below as ‘Associated Companies’) also qualify as related party transactions.

Parties that have an interest in the entity that gives them significant influence over CMTH

At March 31, 2010, the RCC held 30.20 percent of ordinary shares of Chuo Mitsui Trust Holdings, Inc., which was converted from the preferred shares on August 1, 2009 (see Note 29). Before the date of conversion, the RCC had less than 10 percent of ordinary share of Chuo Mitsui Trust Holdings, Inc. and had no voting right in its preferred shares. However, the RCC had the right to convert its preference share into ordinary shares and, accordingly, it was in a position to exercise significant control under IAS28, regardless of the intention.

Post-employment benefit plans for the benefit of CMTH employees

CMTH has post-employment benefit plans as outlined in Note 2.14. The amount of contributions paid to the plans is disclosed in Note 27.

A number of banking transactions are entered into with related parties in the normal course of business. These include loans, deposits and other transactions. The volumes of related-party transactions, outstanding balances at the year-end, and relating income and expense for the year are as follows:

Transactions with key management personnel

(a) Transaction with key management personnel and close family members

	At March 31, 2010	At March 31, 2009
	(Millions of yen)

Deposits	879	569
Due to investors of trust accounts	58	74

The above deposits were made in the normal course of business and on substantially the same terms, including interest rates, as those offered to third party customers, and due to investors of trust accounts were also made in the normal course of business to third party customers.

(b) Key management compensation

The analysis of key management compensation for the years ended March 31, 2010 and 2009 is as follows:

	For the fiscal year ended March 31
	2010	2009
	(Millions of yen)

Salaries and other short-term employee benefits	636	634
Post-employment benefits	75	279

Total	711	913

CHUO MITSUI TRUST HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Transactions with Associated Companies

(a) Loans and advances

	At March 31, 2010	At March 31, 2009
	(Millions of yen)

Balance at end of year	6,788	6,716

Allowances for impairment are insignificant since loans and advances to associates are classified into normal loans.

(b) Deposits from Associated Companies

	At March 31, 2010	At March 31, 2009
	(Millions of yen)

Balance at end of year	187	197

The above deposits are unsecured, carry variable interest rates and are repayable on demand.

(c) Other transactions and balances

	At or for the fiscal year ended March 31,
	2010	2009
	(Millions of yen)

Income statement:
Fee and commission received for services rendered	761	606
Fee and commission paid for services provided	(7,372)	(7,394)
Assets:
Other assets	39	6
Liabilities:
Call money	55,000	55,000
Other liabilities	4,111	3,849

Transactions with parties that have an interest in the entity that gives them significant influence over CMTH

Transactions with the RCC

	At March 31, 2010	At March 31, 2009
	(Millions of yen)

Loans and advances	42,356	45,739
Financial stabilization fund contribution	80,275	78,860

The detail of the above balances to the RCC is described in Note 13. Interest rates on loans and advances are variable indexed TIBOR, which was comparable to the market interest rate at the time of origination.

51.	Event after the reporting period

On June 29, 2010, the ordinary shareholders approved the payment of cash dividends to the shareholders of records on March 31, 2010, of ¥8.00 per share, totaling ¥13,264 million at the general meeting of shareholders.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
The Sumitomo Trust and Banking Company, Limited:

We have audited the accompanying consolidated statement of financial position of The Sumitomo Trust and Banking Company, Limited and subsidiaries as of March 31, 2010 and 2009, and April 1, 2008, and the related consolidated income statement and consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended March 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Sumitomo Trust and Banking Company, Limited and subsidiaries as of March 31, 2010 and 2009, and April 1, 2008, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG AZSA LLC

Tokyo, Japan
July 30, 2010

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Note	March 31, 2010	March 31, 2009	April 1, 2008

ASSETS:
Cash and deposits with banks	7	1,027,819	668,184	1,011,741
Call loans		112,455	29,819	156,067
Cash collateral on securities borrowed		–	295,942	152,240
Financial assets held for trading (of which 49 billion yen, 272 billion yen, and 45 billion yen were pledged to creditors and can be sold or repledged as of March 31, 2010, March 31, 2009, and April 1, 2008, respectively)	8	551,166	710,082	511,820
Derivative financial instruments	9	3,130,994	4,027,339	2,274,952
Investment securities (of which 525 billion yen, 961 billion yen, and 866 billion yen were pledged to creditors and can be sold or repledged as of March 31, 2010, March 31, 2009, and April 1, 2008, respectively)	10	3,949,512	4,790,073	4,748,483
Loans and advances	11	13,780,823	13,494,699	13,364,868
Investment in associates and joint ventures	13	48,399	33,847	36,809
Property and equipment	14	151,081	153,013	149,471
Investment property	15	66,028	72,045	49,109
Intangible assets	16	158,329	86,544	100,457
Deferred tax assets	25	80,548	212,645	65,860
Other assets	17	385,015	386,497	242,085

Total assets		23,442,169	24,960,729	22,863,962

The notes on pages F-161 to F-284 are an integral part of the consolidated financial statements.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Note	March 31, 2010	March 31, 2009	April 1, 2008

LIABILITIES:
Deposits	18	14,585,719	14,170,297	14,304,074
Call money		79,519	133,182	140,153
Cash collateral on securities lent and repurchase agreements	19	601,787	1,236,776	922,546
Financial liabilities held for trading	20	7,386	2,792	8,574
Derivative financial instruments	9	2,827,439	3,751,432	1,988,715
Due to trust accounts	21	83,337	77,578	120,170
Principal guaranteed trust certificates	22	655,047	762,484	961,133
Debt securities issued	23	1,186,808	1,465,823	1,729,983
Borrowed funds	24	1,383,207	1,540,360	938,303
Current tax payable		8,169	9,294	42,392
Deferred tax liabilities	25	17,669	4,434	8,286
Retirement benefit obligations	26	9,204	8,632	9,659
Other liabilities	28	555,410	556,440	419,089

Total liabilities		22,000,701	23,719,524	21,593,077

EQUITY:
Equity attributable to equity holders of the Sumitomo Trust
Share capital	29	342,037	287,537	287,537
Capital surplus	29	297,052	242,556	242,556
Retained earnings		429,096	370,988	392,591
Other reserves	30	70,905	(53,369)	133,524
Treasury shares	29	(465)	(454)	(441)

Total equity attributable to equity holders of the Sumitomo Trust		1,138,625	847,258	1,055,767

Minority interest		302,843	393,947	215,118

Total equity		1,441,468	1,241,205	1,270,885

Total liabilities and equity		23,442,169	24,960,729	22,863,962

The notes on pages F-161 to F-284 are an integral part of the consolidated financial statements.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

CONSOLIDATED INCOME STATEMENT

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

		Year ended
	Note	March 31, 2010	March 31, 2009

Interest income	33	293,994	391,948
Interest expenses	33	107,893	195,744

Net interest income	33	186,101	196,204
Provision for credit losses	34	27,729	97,105

Net interest income after provision for credit losses		158,372	99,099

Fee and commission income	35	147,929	146,360
Fee and commission expenses	35	26,321	26,579

Net fee and commission income	35	121,608	119,781

Net gains (losses) on financial instruments held for trading	36	83,508	(56,293)
Net other operating income	37	35,067	222,946

Other income		118,575	166,653

Total income		398,555	385,533

Impairment losses on investment securities	38	16,595	113,423
General and administration expenses	39	201,476	193,172
Other expenses	40	35,202	39,444

Operating expenses		253,273	346,039

Share of gains of associates and joint ventures	13	1,436	2,285

Profit before income tax expenses		146,718	41,779
Income tax expenses	25	64,604	26,499

Net profit		82,114	15,280

Net profit attributable to:
Equity holders of the Sumitomo Trust		69,334	6,891
Minority interest		12,780	8,389

Net profit		82,114	15,280

Earnings per share (in yen)
Basic	41	41.2	4.1
Diluted	41	41.2	4.1

Number of shares (in thousands)
Denominator for basic and diluted earnings per share – weighted-average shares outstanding	41	1,674,588	1,674,616

The notes on pages F-161 to F-284 are an integral part of the consolidated financial statements.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

		Year ended
	Note	March 31, 2010	March 31, 2009

Net profit		82,114	15,280
Other comprehensive income (losses):
Net gains (losses) on available-for-sale financial assets	30	212,485	(303,312)
Unwinding of cash flow hedges transferred to profit or loss	30	(3,375)	(3,693)
Foreign currency translation differences for foreign operations	30	(420)	(6,752)
Share of other comprehensive income (losses) of associates and joint ventures	30	300	(4,668)
Income tax (expenses) benefits relating to components of other comprehensive income	25	(84,457)	131,384

Other comprehensive income (losses), net of tax		124,533	(187,041)

Total comprehensive income (losses)		206,647	(171,761)

Total comprehensive income (losses) attributable to:
Equity holders of the Sumitomo Trust		193,608	(180,002)
Minority interest		13,039	8,241

Total comprehensive income (losses)		206,647	(171,761)

The notes on pages F-161 to F-284 are an integral part of the consolidated financial statements.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Attributable to equity holders of the Sumitomo Trust
						Total equity
						attributable
						to equity
						holders of
						the
	Share	Capital	Retained	Other	Treasury	Sumitomo	Minority
	capital	surplus	earnings	reserves	shares	Trust	interest	Total equity

Balance as of April 1, 2008	287,537	242,556	392,591	133,524	(441)	1,055,767	215,118	1,270,885
Comprehensive income (losses):
Net profit	–	–	6,891	–	–	6,891	8,389	15,280
Other comprehensive income (losses), net of tax:
Available-for-sale financial assets	–	–	–	(178,348)	–	(178,348)	(33)	(178,381)
Cash flow hedges transferred to profit or loss	–	–	–	(2,193)	–	(2,193)	–	(2,193)
Foreign currency translation differences for foreign operations	–	–	–	(1,684)	–	(1,684)	(115)	(1,799)
Share of other comprehensive losses of associates and joint ventures	–	–	–	(4,668)	–	(4,668)	–	(4,668)

Total other comprehensive income (losses)	–	–	–	(186,893)	–	(186,893)	(148)	(187,041)

Total comprehensive income (losses)	–	–	6,891	(186,893)	–	(180,002)	8,241	(171,761)

Transactions with owners, recorded directly in equity:
Issuance of preference shares by subsidiaries to third party investors (Note 45)	–	–	–	–	–	–	180,002	180,002
Decrease in minority interests	–	–	–	–	–	–	(10)	(10)
Purchases of treasury shares	–	–	–	–	(67)	(67)	–	(67)
Sales of treasury shares	–	(0)	(25)	–	54	29	–	29
Dividends	–	–	(28,469)	–	–	(28,469)	(9,404)	(37,873)

Total transactions with owners	–	(0)	(28,494)	–	(13)	(28,507)	170,588	142,081

Balance as of March 31, 2009	287,537	242,556	370,988	(53,369)	(454)	847,258	393,947	1,241,205

The notes on pages F-161 to F-284 are an integral part of the consolidated financial statements.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Attributable to equity holders of the Sumitomo Trust
						Total equity
						attributable
						to equity
						holders of
						the
	Share	Capital	Retained	Other	Treasury	Sumitomo	Minority
	capital	surplus	earnings	reserves	shares	Trust	interest	Total equity

Balance as of April 1, 2009	287,537	242,556	370,988	(53,369)	(454)	847,258	393,947	1,241,205
Comprehensive income (losses):
Net profit	–	–	69,334	–	–	69,334	12,780	82,114
Other comprehensive income (losses), net of tax:
Available-for-sale financial assets	–	–	–	126,309	–	126,309	262	126,571
Cash flow hedges transferred to profit or loss	–	–	–	(2,002)	–	(2,002)	–	(2,002)
Foreign currency translation differences for foreign operations	–	–	–	(333)	–	(333)	(3)	(336)
Share of other comprehensive losses of associates and joint ventures	–	–	–	300	–	300	–	300

Total other comprehensive income (losses)	–	–	–	124,274	–	124,274	259	124,533

Total comprehensive income (losses)	–	–	69,334	124,274	–	193,608	13,039	206,647

Transactions with owners, recorded directly in equity:
Issuance of non-cumulative preference shares	54,500	54,500	–	–	–	109,000	–	109,000
Increase in minority interests on capital issuances	–	–	–	–	–	–	56	56
Redemption of preference shares issued by certain subsidiaries upon their liquidation	–	–	–	–	–	–	(83,076)	(83,076)
Net decrease in minority interests on acquisition of investments in subsidiaries	–	–	–	–	–	–	(8,393)	(8,393)
Purchases of treasury shares	–	–	–	–	(18)	(18)	–	(18)
Sales of treasury shares	–	(4)	–	–	7	3	–	3
Dividends	–	–	(11,226)	–	–	(11,226)	(12,730)	(23,956)

Total transactions with owners	54,500	54,496	(11,226)	–	(11)	97,759	(104,143)	(6,384)

Balance as of March 31, 2010	342,037	297,052	429,096	70,905	(465)	1,138,625	302,843	1,441,468

The notes on pages F-161 to F-284 are an integral part of the consolidated financial statements.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

		Year ended
	Note	March 31, 2010	March 31, 2009

Cash flows from operating activities
Profit before income tax expenses		146,718	41,779
Adjustment for non-cash items:
Depreciation and amortization	14,15,16	25,614	24,748
Impairment of property and equipment, investment property and intangible assets	14,15,16	14,845	17,306
Provision for credit losses	34	27,729	97,105
Net losses (gains) on investment securities		23,157	(4,422)
Share of gains of associates and joint ventures	13	(1,436)	(2,285)
Foreign currency losses		77,920	212,758
Interest and dividend income		(328,965)	(440,062)
Interest expenses		107,893	218,058

Subtotal		(53,243)	123,206
Change in operating assets and liabilities
Net (increase) decrease in deposits with banks		(209,220)	280,024
Net (increase) decrease in call loans		(81,673)	124,091
Net decrease (increase) in cash collateral on securities borrowed		296,205	(144,942)
Net decrease (increase) in financial assets held for trading		207,770	(181,320)
Net increase in loans and advances		(417,913)	(516,351)
Net (increase) decrease in net derivative financial instruments		(25,681)	11,356
Net increase (decrease) in deposits		417,226	(121,884)
Net decrease in call money		(50,070)	(8,162)
Net (decrease) increase in cash collateral on securities lent and repurchase agreements		(634,989)	314,230
Net increase (decrease) in financial liabilities held for trading		4,720	(5,765)
Net increase (decrease) in due to trust accounts		5,759	(42,592)
Net decrease in principal guaranteed trust certificates		(107,437)	(198,649)
Net decrease in debt securities issued		(166,475)	(31,331)
Net (decrease) increase in borrowed funds		(132,555)	684,642
Net increase in prepaid pension expenses and decrease in retirement benefit obligations		(4,059)	(50,004)
Others, net		15,778	12,383

Subtotal		(882,614)	125,726
Interest and dividend received		326,249	457,879
Interest paid		(97,634)	(207,112)
Tax paid		(25,292)	(75,892)

Net cash (used in) generated from operating activities		(585,816)	465,586

The notes on pages F-161 to F-284 are an integral part of the consolidated financial statements.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

		Year ended
	Note	March 31, 2010	March 31, 2009

Cash flows from investing activities
Purchase of investment securities		(3,018,869)	(10,151,698)
Proceeds from sale or redemption of investment securities		3,952,943	9,584,473
Purchase of property and equipment		(9,459)	(15,985)
Proceeds from sale of property and equipment		2,511	4,256
Purchase of investment property		(2)	(28,374)
Proceeds from sale of investment property		1,849	4,159
Purchase of intangible assets		(10,659)	(15,072)
Acquisition of subsidiaries, net of cash acquired	42	(160,320)	(27,000)
Disposal of subsidiaries, net of cash disposed	42	49,090	47,915
Purchase of additional interests in subsidiaries from minority shareholders		(8,478)	–
Others, net		(96)	(69)

Net cash generated from (used in) investing activities		798,510	(597,395)

Cash flows from financing activities
Dividends paid		(11,231)	(28,473)
Dividends paid to minority interest		(12,730)	(9,482)
Proceeds from issuance of preference shares by the Sumitomo Trust		108,568	–
Proceeds from issuance of subordinated borrowed funds and debt securities		78,704	89,500
Repayments of subordinated borrowed funds and debt securities		(122,162)	(76,900)
Proceeds from issuance of preference shares by subsidiaries to third-party investors		56	180,002
Redemption of preference shares issued by certain subsidiaries upon their liquidation		(83,076)	–
Others, net		(15)	(38)

Net cash (used in) generated from financing activities		(41,886)	154,609
Effect of exchange rates on cash and cash equivalents		370	(12,300)

Net increase in cash and cash equivalents		171,178	10,500
Cash and cash equivalents at beginning of the year	7	453,138	442,638

Cash and cash equivalents at end of the year	7	624,316	453,138

The notes on pages F-161 to F-284 are an integral part of the consolidated financial statements.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

1.	General information

The Sumitomo Trust and Banking Company, Limited (“the Sumitomo Trust”) is a public company, incorporated under the Japanese Corporate Law, with its registered office at 5-33, Kitahama 4-chome, Chuo-ku, Osaka 540-8639, Japan. The Sumitomo Trust was originally incorporated on July 28, 1925 as Sumitomo Trust Company and was previously engaged solely in the trust business. In 1948, The Sumitomo Trust received authorization to commence commercial banking activities. The Sumitomo Trust subsequently adopted its current corporate name in 1952. In 1957, The Sumitomo Trust became a licensed agent under the Japanese Real Estate Transaction Act and commenced its real estate business activities. The Sumitomo Trust is headquartered in Tokyo and is primarily engaged in commercial and retail banking, and in providing trust and fiduciary, real estate, and investment services. The Sumitomo Trust has main offices located in Osaka and Tokyo and its shares are listed on the Tokyo Stock Exchange and the Osaka Securities Exchange.

The consolidated financial statements of STB (as defined below) as of and for the year ended March 31, 2010 incorporate financial information of the Sumitomo Trust and its subsidiaries, including all special purpose entities (“SPEs”) in which the Sumitomo Trust has control (together referred to as “STB” and individually as “Group entities”), and STB’s interests in associates and joint ventures.

The consolidated financial statements have been authorized for issuance by the Executive Committee on July 28, 2010.

2.	Summary of significant accounting policies

2.1.  Basis of preparation

2.1.1.  Introduction

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These are STB’s first set of consolidated financial statements prepared in accordance with IFRS, and IFRS 1 “First-time Adoption of International Financial Reporting Standards” has been applied. The date of transition to IFRS is April 1, 2008 and comparative information presented has been restated to comply with IFRS. The principal effects arising on the adoption of IFRS are described in Note 3. The consolidated financial statements have been prepared in accordance with IFRS applicable as of March 31, 2010.

The consolidated financial statements have been prepared under the historical cost convention except for the following:

•	Financial assets and liabilities (including derivative instruments) classified as held for trading or available-for-sale are measured at fair value.

•	The liability for defined benefit obligations is recognized as the present value of the defined benefit obligation less the fair value of the plan assets, plus unrecognized actuarial gains, less unrecognized past service cost and unrecognized actuarial losses.

The consolidated financial statements are presented in Japanese yen, the currency of the country in which the Sumitomo Trust is incorporated. All amounts are shown in millions of Japanese yen, rounded to the nearest million, unless otherwise stated.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying STB’s accounting policies. Estimates and underlying assumptions are reviewed on an ongoing basis. Changes in estimates and assumptions are recognized in the period in which they are revised and may have a significant impact on the consolidated financial statements in the period of change. The estimates and assumptions involving a higher degree of judgment or complexity or areas where estimates and assumptions are significant to the consolidated financial statements are disclosed in Note 5.

The accounting policies set out below have been applied consistently to all periods presented in the consolidated financial statements and in the preparation of the opening IFRS consolidated statement of financial position as of April 1, 2008 for the purposes of the transition to IFRS.

2.1.2.  Standards and interpretations issued but not yet effective

New accounting pronouncements. The following accounting pronouncements have been published and may be relevant to STB. However, they were not effective as of March 31, 2010 and therefore have not been applied in preparing the consolidated financial statements.

(a) Effective for annual periods beginning on April 1, 2010

IFRS 3 Business Combinations and International Accounting Standard (“IAS”) 27 Consolidated and Separate Financial Statements. In January 2008, the IASB issued a revised version of IFRS 3 “Business Combinations” (“IFRS 3R”), and an amended version of IAS 27 “Consolidated and Separate Financial Statements” (“IAS 27R”). IFRS 3R reconsiders the application of acquisition accounting for business combinations and IAS 27R mainly relates to changes in the accounting for minority interests and the loss of control of a subsidiary. Under IFRS 3R, the acquirer can elect to measure any minority interest on a transaction-by-transaction basis, either at fair value as of the acquisition date or at its proportionate interest in the fair value of the identifiable assets and liabilities of the acquiree. When an acquisition is achieved in successive share purchases (step acquisition), the identifiable assets and liabilities of the acquiree are recognized at fair value when control is obtained. A gain or loss is recognized in profit or loss for the difference between the fair value of the previously held equity interest in the acquiree and its carrying amount. IAS 27R also requires the effects of all transactions with minority interests to be recorded in equity if there is no change in control. Transactions resulting in a loss of control result in a gain or loss being recognized in profit or loss. The gain or loss includes a remeasurement to fair value of any retained equity interest in the investee. In addition, all items of consideration transferred by the acquirer are measured and recognized at fair value, including contingent consideration, as of the acquisition date. Transaction costs incurred by the acquirer in connection with the business combination do not form part of the cost of the business combination transaction but are expensed as incurred unless they relate to the issuance of debt or equity securities, in which case they are accounted for under IAS 39, “Financial Instruments: Recognition and Measurement”. IFRS 3R and IAS 27R are effective for business combinations in annual periods beginning on or after July 1, 2009, with early application permitted provided that both Standards are applied together and the entity discloses that fact. STB will apply IFRS 3R and IAS 27R to business combinations occurring after April 1, 2010. The impact of the new standard on STB’s consolidated financial statements cannot be determined at this stage, as it will depend on future transactions.

IAS 39 Financial Instruments:  Recognition and Measurement – Eligible Hedged Items. In July 2008, the IASB issued an amendment of IAS 39 “Financial Instruments: Recognition and Measurement”. The amendments introduce additional application guidance in the context of hedge accounting regarding the

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

designation of inflation in a financial hedged item and the designation in a hedged item of a one-side risk. The amendments are effective for annual periods beginning on or after July 1, 2009. The amendment to IAS 39 will be adopted by STB as of April 1, 2010. The amendment is not expected to have a material impact on STB’s consolidated financial statements.

International Financial Reporting Interpretation Committee (“IFRIC”) 17 Distributions of Non-cash Assets to Owners. In November 2008, the IASB issued IFRIC 17 “Distributions of Non-cash Assets to Owners”. The interpretation deals with the recognition and measurements of dividends payable and also addresses the question of how to account for any difference between the carrying amount of the assets distributed and the carrying amount of the dividend payable. The interpretation is effective for annual periods beginning on or after July 1, 2009. The interpretation will be adopted by STB as of April 1, 2010. The interpretation is not expected to have a material impact on STB’s consolidated financial statements.

IFRS 2 Group Cash-settled Share-based Payment Transactions. In June 2009, the IASB issued an amendment “Group Cash-settled Share-based Payment Transactions” to IFRS 2 “Share-based Payment” that will change the accounting for share awards by permitting accounting for equity settlement only by entities that either grant awards over their own equity or have no obligation to settle a share-based payment transaction. The amendment is effective for annual periods beginning on or after January 1, 2010. Earlier application is permitted provided that the entity discloses that fact. The amendment to IFRS 2 will be adopted by STB as of April 1, 2010. The amendment is not expected to have a material impact on STB’s consolidated financial statements.

IAS 32 Financial Instruments:  Presentation – Classification of Rights Issues. In October 2009, the IASB issued an amendment of IAS 32 “Financial Instruments: Presentation”. The amendments require a financial instrument that gives the holder the right to acquire a fixed number of the entity’s instruments for a fixed amount of any currency to be classified as an equity instrument if, and only if, the entity offers the financial instrument pro rata to all of its existing owners of the same class of its own non-derivative equity instruments. The amendments are effective for annual periods beginning on or after February 1, 2010. The amendment to IAS 32 will be adopted by STB as of April 1, 2010. The amendment is not expected to have a material impact on STB’s consolidated financial statements.

(b) Effective for annual periods beginning on April 1, 2011 or later, if not adopted earlier

IFRS 9 Financial instruments. In November 2009, IFRS 9 “Financial Instruments” introduced new requirements for the classification and measurement of financial assets. The standard is effective for annual periods beginning on or after January 1, 2013 with early adoption permitted provided that the entity discloses that fact and at the same time applies the amendments in Appendix C. IFRS 9 is required to be applied retrospectively. If the standard is adopted prior to January 1, 2012, an entity will be exempt from the requirement to restate prior period comparative information. In addition, entities adopting before January 1, 2011 are allowed to designate any date between the date of issuance of IFRS 9 and January 1, 2011, as the date of initial application that will be the date upon which the classification of financial assets will be determined.

STB has not adopted IFRS 9 as of March 31, 2010 and has not yet determined if it will adopt IFRS 9 prior to the required effective date of annual periods beginning on or after January 1, 2013.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The main changes to the requirements of IAS 39 are summarized below:

•	All financial assets that are currently in the scope of IAS 39 will be classified as either amortized cost or fair value. The available-for-sale and held-to-maturity categories will no longer exist.

•	Classification is based on an entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. Reclassifications between the two categories are prohibited unless there is a change in the entity’s business model.

•	A financial asset is measured at amortized cost if two criteria are met: (i) the objective of the business model is to hold the financial asset for the collection of the contractual cash flows, and (ii) the contractual cash flows of the instrument are solely payments of principal and interest on the principal outstanding. All other financial assets are measured at fair value. Movements in the fair value of financial assets classified at fair value are recognized in profit or loss, except for equity investments where an entity takes the option to designate an equity instrument that is not held for trading at fair value through other comprehensive income. If this option is taken, all subsequent changes in fair value are recognized in other comprehensive income with no recycling of gains or losses to the income statement. Dividend income would continue to be recognized in the income statement.

•	An entity is only permitted to designate a financial asset otherwise meeting the amortized cost criteria at fair value through profit or loss if doing so significantly reduces or eliminates an accounting mismatch. This designation is made on initial recognition and is irrevocable.

•	Financial instruments which contain embedded derivatives are to be classified in their entirety either at fair value or amortized cost depending on whether the contracts as a whole meet the relevant criteria under IFRS 9.

IFRS 9 is the first installment in the IASB’s planned phased replacement of IAS 39 with a less complex and improved standard for financial instruments. The next steps in the IASB’s project will address the classification and measurement requirements for financial liabilities, the impairment of financial assets measured at amortized cost and hedge accounting. The IASB has indicated that it aims to replace all of the requirements of IAS 39 by the second quarter of 2011. In addition, the IASB is working with the US Financial Accounting Standards Board to reduce inconsistencies between US GAAP and IFRS in accounting for financial instruments. The impact of IFRS 9 may change as a consequence of further developments resulting from the IASB’s financial instruments project. As a result, it is impracticable to quantify the impact of IFRS 9 as of the date of these financial statements.

IAS 24 Related Party Disclosures. In November 2009, the IASB issued a revised IAS 24 “Related Party Disclosure”. The amendment provides a partial exemption from the related party disclosure requirement for government-related entities, clarifies the definition of a related party, and includes an explicit requirement to disclose commitments involving related parties. The amendments are effective for annual periods beginning on or after January 1, 2011. The amendment to IAS 24 will be adopted by STB as of April 1, 2011. The amendment is not expected to have a material impact on STB’s consolidated financial statements.

IFRIC 14 Prepayments of a Minimum Funding Requirement. In November 2009, the IASB issued the amended IFRIC 14 “The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction”, which itself is an interpretation of IAS 19 “Employee Benefits”.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The amendment applies in the limited circumstances when an entity is subject to minimum funding requirements and makes an early payment of contributions to cover those requirements. The amendment permits an entity to treat the benefit of such an early payment as an asset. The amendment is effective for annual periods beginning on or after January 1, 2011. Earlier application is permitted provided that the entity discloses that fact. The amendment to IFRIC 14 will be adopted by STB as of April 1, 2011. The adoption of this amendment is not expected to have a material impact on STB’s consolidated financial statements.

IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments. In November 2009, the IASB issued IFRIC “Extinguishing Financial Liabilities with Equity Instruments”. The interpretation requires the extinguishment of a financial liability by the issue of equity instruments to be measured at fair value with the difference between the fair value of the instrument issued and the carrying amount of the liability extinguished being recognized in profit or loss. The interpretation is effective for annual periods beginning on or after July 1, 2010. The interpretation will be adopted by STB as of April 1, 2011. The interpretation is not expected to have a material impact on STB’s consolidated financial statements.

(c) Other improvements

Improvements to IFRS 2008, 2009, and 2010. In May 2008, April 2009, and May 2010, the IASB issued various amendments to IFRS, which resulted from the IASB’s annual improvements project. They comprise amendments that result in accounting changes for presentation, recognition or measurement purposes as well as terminology or editorial amendments related to a variety of individual IFRS standards. Most of the amendments are effective for annual periods beginning on or after July 1, 2009, January 1, 2010, and January 1, 2011, respectively, and accordingly, these amendments will be effective either April 1, 2010 or 2011 for STB. Earlier application is permitted provided that the entity discloses that fact. STB will adopt these amendments either as of April 1, 2010 or 2011 and the adoption of these amendments is not expected to have a material impact on STB’s consolidated financial statements except for the improvement to IFRS 8 discussed in the next paragraph.

2.1.3. Early adoption of standards

STB early adopted the improvement to IFRS 8 “Operating Segments (amendment)”, which is part of the IASB’s annual improvements project for 2009. This amendment was originally effective for financial periods commencing January 1, 2010. Before this amendment to IFRS 8, an entity was required to report a measure of total assets even if such amounts were not regularly provided to the chief operating decision maker. The improvement clarified that an entity shall report a measure of total assets for each reportable segment only if such amounts are regularly provided to the chief operating decision maker. Accordingly, segment information in Note 6 does not incorporate such information because total assets for each reportable segment are not regularly provided to the chief operating decision maker.

In addition, STB also early adopted “Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters – Amendment to IFRS 1” which was originally effective for annual periods beginning on or after July 1, 2010. This amendment provides relief to first-time adopters from the requirement to provide comparative period disclosures for the information to be presented by the amendments to IFRS 7 if the comparative period ends before December 31, 2009. Accordingly, comparative information with regards to certain fair value information as set out in Note 32 is not disclosed.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

2.2.  Consolidation

In general, the consolidated financial statements of STB comprise the financial statements of the Sumitomo Trust and its subsidiaries, including all SPEs in which the Sumitomo Trust and/or its subsidiaries have control. Most of the financial statements of the Group entities were prepared based on a year-end of March 31. However, in order to perform the year-end consolidation process in a timely manner, certain special purpose entities’ operating results are reported in the consolidated financial statements using year-ends other than March 31. In such case, the year-end is set within three months prior to March 31. Adjustments for the effects of significant transactions or events occurring between the fiscal year-ends of the consolidated SPEs and Group entities other than SPEs are made upon consolidation.

(a) Business combinations

Acquisitions on or after April 1, 2008. The purchase method of accounting is used to account for the acquisition of a business. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of STB’s share of the identifiable net assets acquired is recorded as goodwill.

Acquisitions prior to April 1, 2008. As part of its transition to IFRS, STB elected to restate only those business combinations that occurred on or after April 1, 2008. For acquisitions prior to April 1, 2008, goodwill represents the amounts recognized under accounting principles generally accepted in Japan (“Japanese GAAP”), which is STB’s previous accounting framework.

(b) Subsidiaries

Subsidiaries are entities controlled by STB. Control arises when STB directly or indirectly holds the majority of the voting rights or holds the decision-making authority over the entity’s financial and operating activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether STB controls another entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which STB obtains control until the date on which such control ceases.

(c) Special purpose entities

An SPE is an entity that is created to accomplish a narrow and well-defined objective. An SPE is consolidated if, based on an evaluation of the substance of its relationship with STB and the SPE’s risks and rewards, STB concludes that it controls the SPE. The following circumstances may indicate a relationship which, in substance, STB controls and consequently consolidates an SPE:

•	the activities of the SPE are being conducted on STB’s behalf according to its specific business needs so that STB obtains the benefits from the SPE’s operations;

•	STB has the decision-making power to obtain the majority of the benefits of the activities of the SPE, or STB has delegated such decision-making power by setting up an “autopilot” mechanism;

•	STB has the rights to obtain the majority of the benefits of the activities of the SPE and therefore may be exposed to risks incident to the activities of the SPE; or

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

•	STB retains the majority of the residual or ownership risks related to the SPE or its assets in order to obtain the benefits from its activities.

The assessment of whether STB has control over an SPE is carried out at inception and normally no re-assessment of control is carried out in the absence of changes in the structure or terms of the SPE, or additional transactions between STB and the SPE. Day-to-day changes in market conditions normally do not lead to a reassessment of control. However, sometimes changes in market conditions may alter the substance of the relationship between STB and the SPE and in such instances STB determines whether the change warrants a reassessment of control based on the specific facts and circumstances. Where STB’s voluntary or contemplated actions, such as lending amounts in excess of existing liquidity facilities or extending terms beyond those established originally, change the relationship between STB and an SPE, STB performs a reassessment of control over the SPE.

(d) Investment in associates and joint ventures

An associate is an entity in which STB has significant influence, but not a controlling interest, over the operating and financial management policy decisions of the entity. Significant influence is generally presumed when STB holds between 20 percent and 50 percent of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when STB assesses whether it has significant influence.

A joint venture exists when STB has a contractual arrangement with one or more parties to undertake activities through entities which are subject to joint control.

Investments in associates and joint ventures are accounted for using the equity method of accounting. The results of associates and joint ventures are adjusted to conform to the accounting policies of STB. Under the equity method of accounting, STB’s investments in associates and joint ventures are initially recorded at cost, and subsequently increased (or decreased) to reflect STB’s pro-rata share of the post-acquisition net income (or losses) of the associate or joint venture and other movements included directly in the equity of the associate or joint venture.

(e) Transactions eliminated at consolidation

Intra-group balances, and income and expenses, except for foreign currency transaction gains or losses, arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with associates and joint ventures are eliminated against the investment to the extent of STB’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

(f) Minority interest

Minority interest represents third-party ownership in certain subsidiaries of the Sumitomo Trust and is shown in the consolidated statement of financial position as a separate component of equity, which is distinct from the equity attributable to equity holders of the Sumitomo Trust. Net profit attributable to minority interest and total comprehensive income (losses) attributable to minority interest is separately disclosed on the face of the consolidated income statement or the consolidated statement of comprehensive income, respectively.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

2.3. Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (“CODM”). An operating segment is a component of STB that engages in business activities from which it earns revenue and incurs expenses, and whose operating results are reviewed regularly by the CODM. The CODM is the person or group that allocates resources to and assesses the performance of the operating segments of the entity. STB has determined the Executive Committee acts as its CODM. In accordance with IFRS 8, STB has the following reportable segments: retail financial services, wholesale financial services, global markets, fiduciary services, and real estate.

2.4. Foreign currency translation

(a) Transactions and balances

Foreign currency transactions that are denominated, or that require settlement, in a foreign currency are translated into the functional currency of the operation using the exchange rates prevailing at the dates of the transactions.

Monetary items denominated in foreign currencies at the reporting date are retranslated into the functional currency using the spot exchange rate at that date. Non-monetary items in a foreign currency that are measured at fair value are retranslated using the exchange rates at the date that the fair value is determined.

Foreign currency differences arising on translation are recognized in profit or loss, except for differences arising on the retranslation of available-for-sale equity securities which are recognized in equity. In the case of changes in the fair value of debt securities denominated in foreign currency classified as available-for-sale, a distinction is made between translation differences resulting from changes in amortized cost of the debt security and other changes in the carrying amount of the debt security. Translation differences related to changes in the amortized cost are recognized in profit or loss, and other changes in the carrying amount, except impairment, are recognized in equity. Translation differences on non-monetary financial instruments, such as equity securities held at fair value through profit or loss, are reported as part of the fair value gain or loss.

Retranslation for non-monetary items measured at historical cost denominated in a foreign currency is not required and they are translated using the exchange rate as of the date of initial recognition.

(b) Group entities

The operating results and financial position of Group entities that have a functional currency other than Japanese Yen are translated into Japanese Yen as follows:

•	Assets and liabilities of each Group entity, including goodwill and fair value adjustments arising on acquisition, are translated to Japanese Yen using the closing rate at the reporting date;

•	Income and expenses of each Group entity are translated into Japanese Yen using average exchange rate (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the exchange rates prevailing on the dates of the transactions); and

•	All resulting exchange differences are recognized in Other comprehensive income.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

For Group entities that are not wholly-owned, the relevant proportionate share of the difference is allocated to the minority interests. When a foreign operation is disposed of, or partially disposed of, such exchange differences are recognized in the consolidated income statement as part of the gain or loss on sale.

2.5. Cash and cash equivalents

Cash and cash equivalents for the purpose of the cash flow statement include cash in hand, deposits with the Bank of Japan, and non-interest-bearing deposits with other banks, which have original maturities not exceeding three months, are subject to insignificant risk of changes in their value and are held for the purpose of meeting STB’s short-term cash commitments rather than for investment or other purposes.

Cash and cash equivalents are carried at amortized cost in the consolidated statement of financial position.

2.6.  Financial assets and liabilities

2.6.1. Recognition

STB initially recognizes loans and advances, deposits, debt securities issued and subordinated liabilities on the date at which they are originated. Regular way purchases and sales of financial assets are recognized on the trade date at which STB commits to purchase or sell the asset. All other financial assets and liabilities are initially recognized on the trade date when STB becomes a party to the contractual provisions of the instrument.

A financial asset or financial liability is measured initially at fair value plus, for an item not at fair value through profit or loss, transaction costs that are directly attributable to its acquisition or issuance.

2.6.2. Financial assets

STB classifies financial assets in the following categories: financial assets at fair value through profit or loss; loans and receivables; held-to-maturity financial assets; and available-for-sale financial assets. Management determines the classification of its financial instruments at initial recognition or when reclassified in the consolidated statement of financial position.

(a) Financial assets at fair value through profit or loss

This category comprises two sub-categories: financial assets classified as held for trading, and financial assets designated by STB as at fair value through profit or loss upon initial recognition.

A financial asset is classified as held for trading if it is acquired principally for the purpose of selling it in the near term or if it is part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking. Derivatives are also categorized as held for trading and reflected as a separate line item on the consolidated statement of financial position. Financial instruments included in this category are initially recognized and subsequently measured at fair value in the consolidated statement of financial position, with transaction costs recognized in profit or loss. Gains and losses arising from realized and unrealized changes in fair value, interest, dividends and foreign exchange differences are included as part of net gains or losses on financial instruments held for trading in the consolidated income statement.

STB did not designate any financial assets at fair value through profit or loss upon initial recognition.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, and that STB does not intend to sell immediately or in the near term.

Loans and receivables are initially recognized at fair value, which equals the cash consideration to originate or purchase the loan, plus direct and incremental transaction costs and are measured subsequently at amortized cost using the effective interest method. Loans and receivables are reported in various line items in the consolidated statement of financial position, including loans and advances and investment securities. A breakdown of loans and receivables into the respective line items is set out in Note 31.

In the case of impairment, the impairment losses are recognized in the consolidated income statement for loans and advances and investment securities, and also reflected in an allowance account for loans and advances.

When STB is the lessor in a lease agreement that transfers substantially all of the risks and rewards incidental to ownership of the asset to the lessee, the arrangement is classified as a finance lease and a receivable equal to the net investment in the lease is recognized and presented within loans and advances in the consolidated statement of financial position.

(c) Held-to-maturity financial assets

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturities that STB’s management has the positive intention and ability to hold to maturity, other than:

•	those that STB upon initial recognition designates as at fair value through profit or loss;

•	those that STB designates as available-for-sale; and

•	those that meet the definition of loans and receivables.

These are initially recognized at fair value plus direct and incremental transaction costs and measured subsequently at amortized cost, using the effective interest method. In the case of impairment, the impairment losses are reported as a deduction from the carrying amount of the investment and recognized in the consolidated income statement.

A sale or reclassification of a more than insignificant amount of held-to-maturity investments would result in the reclassification of all held-to-maturity investments as available-for-sale, and would prevent STB from classifying investment securities as held-to-maturity for the current and the following two financial years. However, sales and reclassifications in any of the following circumstances would not trigger a reclassification:

•	sales or reclassifications that are so close to maturity that changes in the market rate of interest would not have a significant effect on the financial asset’s fair value;

•	sales or reclassifications after STB has collected substantially all of the asset’s original principal; or

•	sales or reclassifications attributable to non-recurring isolated events beyond STB’s control that could not have been reasonably anticipated.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(d) Available-for-sale financial assets

Available-for-sale investments are non-derivative financial assets that are designated as available-for-sale or are not classified as another category of financial assets. All available-for-sale investments are measured initially at fair value plus direct and incremental transaction costs. They are subsequently carried at fair value.

Interest income is recognized in the consolidated income statement using the effective interest method. Dividend income is recognized in profit or loss when STB becomes entitled to the dividend. Foreign exchange gains or losses on available-for-sale debt security investments are recognized in profit or loss.

Other fair value changes are recognized in other comprehensive income until the investment is sold or impaired, whereupon the cumulative gains and losses previously recognized in other comprehensive income are reclassified to profit or loss as a reclassification adjustment.

2.6.3. Financial liabilities

STB classifies capital instruments as financial liabilities or equity instruments in accordance with the requirements of IAS 32 based on the substance of the contractual terms of the instruments. STB’s financial liabilities are reflected in financial liabilities at fair value through profit or loss and financial liabilities at amortized cost.

(a) Financial liabilities at fair value through profit or loss

This category comprises two sub-categories: financial liabilities classified as held for trading, and financial liabilities designated by STB as at fair value through profit or loss upon initial recognition.

A financial liability is classified as held for trading if it is incurred principally for the purpose of repurchasing it in the near term or if it is part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking. Derivatives are also categorized as held for trading. Those financial instruments are recognized in the consolidated statement of financial position as Financial liabilities held for trading or Derivative financial instruments. Financial instruments included in this category are initially recognized and subsequently measured at fair value in the consolidated statement of financial position, with transaction costs recognized in profit or loss. Gains and losses arising from changes in fair value and interest expenses on financial liabilities included in this category are included in net gains or losses on financial instruments held for trading in the consolidated income statement.

STB did not designate any financial liabilities at fair value through profit or loss upon initial recognition.

(b) Financial liabilities measured at amortized cost

Financial liabilities that are not classified as at fair value through profit or loss fall into this category and are measured at amortized cost using the effective interest method. Financial liabilities measured at amortized cost include deposits, call money, cash collateral on securities lent and repurchase agreements, due to trust accounts, principal guaranteed trust certificates, debt securities issued, borrowed funds, and a part of other liabilities.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

2.6.4. Derecognition

STB derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when it transfers the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred or in which STB neither transfers nor retains substantially all the risks and rewards of ownership and it does not retain control of the financial asset. Any interest in transferred financial assets that qualify for derecognition that is created or retained by STB is recognized as a separate asset or liability in the consolidated statement of financial position. On derecognition of a financial asset, the difference between the carrying amount of the asset or the carrying amount allocated to the portion of the asset transferred, and the sum of (i) the consideration received, including any new asset obtained less any new liability assumed, and (ii) any cumulative gain or losses that had been recognized in other comprehensive income is recognized in the consolidated income statement.

STB enters into transactions whereby it transfers assets recognized on its consolidated statement of financial position, but retains either all or substantially all of the risks and rewards of the transferred assets or a portion of them. If all or substantially all risks and rewards are retained, then the transferred assets are not derecognized.

In transactions in which STB neither retains nor transfers substantially all the risks and rewards of ownership of a financial asset and it retains control over the asset, STB continues to recognize the asset to the extent of its continuing involvement, determined by the extent to which it is exposed to changes in the value of the transferred asset.

Financial assets that are transferred to a third party but do not qualify for derecognition are separately disclosed in the consolidated statement of financial position if the transferee has the right to sell or repledge them.

Financial liabilities are derecognized when they have been redeemed or otherwise extinguished. If an existing financial liability is replaced by another financial liability from the same lender on substantially different terms, or the terms of the existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated income statement.

Repurchase and reverse repurchase agreements. Securities purchased under agreements to resell (“reverse repurchase agreements”) and securities sold under agreements to repurchase (“repurchase agreements”) are treated as collateralized financings and are recognized initially at fair value, being the amount of cash disbursed and received, respectively. The party disbursing the cash takes possession of the securities serving as collateral for the financing and having a market value equal to, or in excess of the principal amount loaned. The securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognized on, or derecognized from, the consolidated statement of financial position, unless the risks and rewards of ownership are obtained or relinquished.

Securities borrowed and securities lent. Securities borrowing transactions generally require STB to deposit cash with the securities lender. In a securities lending transaction, STB generally receives either cash collateral, in an amount equal to or in excess of the market value of securities lent, or securities. STB monitors the fair value of securities borrowed and securities lent and additional collateral is disbursed or obtained, if necessary. The amount of cash advanced or received is recorded as Cash collateral on securities borrowed and Cash collateral on securities lent and repurchase agreements, respectively on the consolidated statement of financial position. The securities borrowed are not themselves recognized in the financial

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

statements. If they are sold to third parties, the obligation to return the securities is recorded as a financial liability at fair value through profit or loss and any subsequent gain or loss is included in the consolidated income statement. Securities lent to counterparties are also retained on the consolidated statement of financial position.

2.6.5. Reclassification

STB may choose to reclassify certain non-derivative financial assets held for trading out of the held for trading category if the financial assets are no longer held for the purpose of selling it in the near term. Financial assets other than loans and receivables are permitted to be reclassified out of the held for trading category only in rare circumstances arising from a single event that is unusual and highly unlikely to recur in the near-term. STB may choose to reclassify financial assets that would meet the definition of loans and receivables out of the held for trading or available-for-sale categories if STB has the intention and ability to hold these financial assets for the foreseeable future or until maturity at the date of reclassification.

Reclassifications are made at fair value as of the reclassification date. Fair value becomes the new cost or amortized cost as applicable, and no reversals of fair value gains or losses recorded before the reclassification date are subsequently made. Effective interest rates for financial assets reclassified to loans and receivables are determined at the reclassification date. Further increases in estimates of cash flows adjust effective interest rates prospectively whereas further decreases in estimates of cash flows adjust the carrying amount of the instrument to reflect the revised estimated cash flows. On reclassification of a financial asset out of the “at fair value through profit or loss” category, all embedded derivatives are reassessed and, if necessary, separately accounted for.

2.6.6. Determination of fair value

For financial instruments traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices. This category includes listed equity securities on major exchanges and quoted debt instruments.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

If a market for a financial instrument is not active, fair value is determined using a valuation technique. Valuation techniques include using recent arm’s length transactions between knowledgeable, willing parties, if available, reference to the current fair value of other instruments that are substantially the same, discounted cash flow analyses and option pricing models. The chosen valuation technique makes maximum use of observable market inputs, relies as little as possible on estimates specific to STB, incorporates all factors that market participants would consider in setting a price, and is consistent with normal industry business practices for pricing financial instruments.

The best evidence of fair value at initial recognition is the transaction price, that is, the fair value of the consideration given or received, unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument, that is, without modification or repackaging, or based on a valuation technique whose variables include only data from observable markets. When transaction price provides the best evidence of fair value at initial recognition, the financial instrument is initially measured at the transaction price and any difference between this price and the value initially obtained from a

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

valuation model is subsequently recognized in profit or loss on an appropriate basis over the life of the instrument but not later than when the valuation is supported wholly by observable market data or the transaction is closed out.

Assets and long positions are measured at a bid price, and liabilities and short positions are measured at an offer price. Where STB has positions with offsetting risks, mid-market prices are used to measure the offsetting risk positions and a bid or offer price adjustment is applied only to the net open position as appropriate. Fair values reflect the credit risk of the instrument and include adjustments to take into account the credit risk of Group entities and the counterparty where appropriate. Fair value estimates obtained from models are adjusted for any other factors, such as liquidity risk or model uncertainties to the extent that STB believes a third-party market participant would take them into account in pricing a transaction. Notes 5 and 32 provide more details of the management judgment involved in the valuation of financial instruments carried at fair value.

2.7. Offsetting of financial instruments

Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position when, and only when, STB currently has a legally enforceable right to offset the recognized amounts and an intention to either settle on a net basis or to realize the asset and settle the liability simultaneously. Income and expenses are offset when permitted by IFRS or for a group of similar transactions such as trading activities.

2.8. Derivative financial instruments and hedge accounting

Derivatives are initially recognized at fair value on the date on which the derivative contract is entered into and are subsequently remeasured at their fair value. Fair values are obtained from quoted market prices in active markets, for example, for exchange-traded options, independent third-party quotes, and valuation techniques, for example, for swaps and currency transactions, which include discounted cash flow models and options pricing models, as appropriate. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

Certain derivatives embedded in other financial instruments, such as the conversion option in a purchased convertible bond, are treated as separate derivatives when their economic characteristics and risks are not closely related to those of the host contract and the host contract is not carried at fair value through profit or loss. These embedded derivatives are separately accounted for at fair value within Derivative financial instruments, with changes in fair value recognized in the consolidated income statement.

STB does not apply hedge accounting under IFRS for its derivative instruments held. Accordingly, changes in the fair value of all derivative instruments are recognized immediately in the consolidated income statement.

2.9. Leases

(a) Where STB is the lessor

(i) Finance lease. Leases of assets to customers under agreements which transfer substantially all the risks and rewards of ownership are classified as finance lease. When assets held are subject to a finance lease, the leased assets are derecognized and a receivable equal to the present value of the minimum lease payments, discounted at the rate of interest implicit in the lease is recognized. Initial direct costs incurred in negotiating

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

and arranging a finance lease are included in the initial measurement of the lease receivable. The recognition of finance income is based on a pattern reflecting a constant periodic rate of return on the net investment in the finance lease. Estimated unguaranteed residual values included in the minimum lease payments are reviewed regularly and if there is a reduction, the income allocation over the lease term is revised and any reduction in respect of amounts accrued is recognized immediately.

(ii) Operating lease. Leases of assets to customers under agreements which do not transfer substantially all the risks and rewards of ownership are classified as operating lease. The leased assets are included in Property and equipment and Investment property on the consolidated statement of financial position, net of accumulated depreciation. Depreciation is recognized on a straight-line basis over the estimated useful lives of the leased assets. Rental income is recognized on a straight-line basis over the period of the leases unless another systematic basis is more appropriate. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized as expenses over the lease term.

(b) Where STB is the lessee

(i) Finance lease. Leases in which STB assumes substantially all the risks and rewards of ownership are classified as finance lease. Upon initial recognition, the leased asset is capitalized at the lower of its fair value and the present value of the minimum lease payments, and subsequently accounted for in accordance with the accounting policy applicable to that asset. The corresponding obligations, net of finance charges in respect of future periods, are included in Other liabilities on the consolidated statement of financial position, and subsequently amortized using the interest rate implicit in the lease.

(ii) Operating lease. All leases, other than finance leases, are operating leases. The leased assets are not recognized on the consolidated statement of financial position. Payments, including prepayments, made under operating leases are charged to general and administration expenses in the consolidated income statement on a straight-line basis over the period of the lease. Lease incentives received are recognized as integral part of the total lease expenses over the lease term.

2.10. Property and equipment

All property and equipment used by STB is stated at cost less depreciation. Cost includes expenditures that are directly attributable to the acquisition of the asset. Subsequent expenditures are included in the asset’s carrying amount or are recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to STB and the cost of the item can be measured reliably. In the situation of a replacement, the carrying amount of the replaced part is derecognized. All other repair and maintenance costs are charged to other operating expenses during the period in which they are incurred.

Land and assets under construction are not depreciated. Depreciation of other assets is calculated using the straight-line method to allocate their cost to their residual values over their estimated useful lives, as follows:

Buildings:	20 to 50 years

Equipment and motor vehicles:	2 to 20 years

Leasehold improvements:	Shorter of the term of the lease and the estimated useful lives of the improvement, which generally ranges from 2 to 20 years.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in Net other operating income in the consolidated income statement.

2.11. Asset retirement obligations

Asset retirement obligations related to restoration of certain leased property upon maturity of the lease term are recorded in Other liabilities with a corresponding increase in leasehold improvements. The amounts represent the present value of expected future cash flows associated with returning such leased property to their original condition. The difference between the gross and present value of expected future cash flows is accreted over the life of the related leases as interest expenses. STB estimates the future cash outflow will arise 9 to 37 years later in accordance with the useful lives of corresponding leased property.

2.12. Investment properties

Investment properties are real estate properties held either to earn rental income or for capital appreciation or for both, but not for sale or use in the ordinary course of business, or for administrative purposes. Investment properties are carried at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated using the straight-line method to allocate the cost of the investment properties to their residual values over 34 to 47 years. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

2.13. Intangible assets

Intangible assets comprise goodwill, software and other intangible assets. The initial recognition and initial and subsequent measurement of each category of intangible assets are made as follows.

(a) Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of STB’s share of the net identifiable assets of acquired subsidiaries at the date of acquisition. Subsequent to initial measurement, goodwill is measured at cost less accumulated impairment losses.

(b) Software

Costs related to software internally developed or acquired from outside vendors for internal use are capitalized if it is probable that future economic benefits will flow to STB, and the cost can be measured reliably. For software internally developed, eligible costs include external direct costs for materials and services, as well as payroll related costs for employees directly associated with the development on internal-use software project. Overhead costs, costs incurred during the research phase as well as costs associated with maintaining software are expensed as incurred. Software is amortized using the straight-line method generally over a period of 5 years. Subsequent to initial measurement, software is measured at cost less accumulated amortization and accumulated impairment losses, if any. Amortization methods and useful lives are reviewed at the end of each reporting period and adjusted if appropriate.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(c) Other

Other intangible assets recorded on the consolidated statement of financial position as of March 31, 2010 mainly consist of investment trust contracts and investment advisory contracts which were acquired through the business combination of Nikko Asset Management Co., Ltd. during the fiscal year ended March 31, 2010. Other intangible assets acquired in a business combination are initially recognized when they are separable or arise from contractual or other legal rights and the cost can be measured reliably. The value of intangible assets which are acquired in a business combination is generally determined using income approach methodologies, such as the discounted cash flow method. They are amortized over their useful lives in a manner that reflects the pattern to which they contribute to future cash flows, generally over 7.5 to 13.5 years. Subsequent to initial measurement, other intangible assets are stated at cost less accumulated amortization and accumulated impairment losses, if any, plus reversals of impairment, if applicable. Amortization methods and useful lives are reviewed at the end of each reporting period and adjusted if appropriate.

2.14. Income taxes

Income tax expenses comprise current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or losses for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax assets and liabilities are provided, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated statement of financial position. Deferred tax assets and liabilities are determined using tax rates and laws that have been enacted or substantially enacted by the reporting date and are expected to apply when the related deferred tax assets are realized or the deferred tax liabilities are settled. The principal temporary differences arise from allowance for credit losses, losses on valuation of investment securities, retirement benefit obligations and unused tax losses. However, the deferred tax assets and liabilities are not recognized if a temporary difference arises from the initial recognition of goodwill, and initial recognition of an asset or liability in a transaction other than a business combination and affects neither accounting nor taxable profit or loss. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset and they relate to income tax expenses levied by the same tax authority on the same taxable entity, or on different tax entities, but their tax assets and liabilities will be realized simultaneously.

Deferred tax assets are recognized for unused tax losses, tax credits and deductible temporary differences when it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred tax assets and liabilities related to available-for-sale financial assets, cash flow hedges and exchange differences on translation of foreign operations which are recognized in other comprehensive income, is also recognized in other comprehensive income and subsequently in the consolidated income statement together with the reclassification of gains or losses.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

2.15. Employee benefits

(a) Retirement benefits

The Sumitomo Trust and its Group entities operate various pension schemes that cover substantially all employees. STB has both defined contribution and defined benefit plans.

A defined contribution plan is a post-employment benefit plan under which STB pays fixed contributions into a separate entity. STB will have no legal or constructive obligations to pay further contributions. Obligations for contributions are recognized in the consolidated income statement when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The defined benefit plans are generally funded through payments to insurance companies or trustee-administered funds and include lump-sum gratuity payments and pension plans that define an amount of pension benefit that an employee will receive upon retirement, usually dependent on one or more factors, such as age, years of service and compensation. The liability recognized in the consolidated statement of financial position in respect of each defined benefit pension plan is the present value of the defined benefit obligation at the reporting date less the fair value of plan assets, together with adjustments for unrecognized actuarial gains or losses and past service costs. The defined benefit obligation is calculated annually by qualified actuaries using the projected unit credit method.

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation are charged or credited to profit or loss over the employees’ expected average remaining working lives. Otherwise, the actuarial gains and losses are not recognized. Past service costs are recognized immediately in income, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past service costs are amortized on a straight-line basis over the vesting period.

(b) Share-based payments

Nikko Asset Management Co., Ltd., a company acquired by the Sumitomo Trust during the fiscal year ended March 31, 2010 provides equity-settled share-based compensation in respect of services received from certain of its employees.

The fair value of the services received is measured by reference to the fair value of the stock options on the date of the grant. The cost of the employee services received in respect of the options granted is recognized in the consolidated income statement over the period that the services are received, which is the vesting period. The amount recognized as an expense is adjusted to reflect the number of share awards for which the related service vesting conditions are expected to be met such that the amount ultimately recognized as an expense is based on the number of share awards that meet the related service conditions at the vesting date.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The fair value of the options granted is determined using option pricing models, which take into account the exercise price of the option, the current share price, the risk free interest rate, the expected volatility of the share price over the life of the option, expected life of the option and other relevant factors. Except for those which include terms related to market conditions, vesting conditions included in the terms of the grant are not taken into account in estimating fair value.

Share-based employee awards which require future service are to be amortized over the relevant service period.

2.16. Financial guarantee contracts

Financial guarantees are contracts that require STB to make specified payments to reimburse the contract holder for losses it incurs because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument. Financial guarantee liabilities are recognized initially at their fair value, and the initial fair value is amortized over the life of the financial guarantee. The financial guarantee liability is subsequently carried at the higher of this amortized amount and the present value of any expected payment when it is probable (i. e. more likely than not) that the payment under the guarantee will be required. Financial guarantees are included within Other liabilities.

2.17. Share capital

(a) Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issuance of ordinary shares and stock options are deducted from the initial measurement of the equity instrument.

(b) Preference share

Preference share is classified as equity if it is non-redeemable, or redeemable only at the option of the Sumitomo Trust, and any dividends are discretionary. Preference dividends thereon are recognized as distributions within equity upon approval by shareholders of the Sumitomo Trust.

Preference share is recognized as a liability if it is redeemable on a specific date or at the option of the holders, or if dividend payments are not discretionary. Preference dividends thereon are recognized as interest expenses in profit or loss as incurred.

(c) Treasury shares

When shares recognized as equity are repurchased, the consideration paid is deducted from total equity attributable to equity holders of the Sumitomo Trust as treasury shares until they are cancelled. Where such shares are subsequently sold or reissued, any consideration received is included in equity attributable to equity holders of the Sumitomo Trust.

(d) Dividends on ordinary shares

Dividends declared on ordinary shares are recognized in the period in which they are approved by shareholders of the Sumitomo Trust.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

2.18. Interest income and expenses

Interest income and expenses for all interest-bearing financial instruments are recognized within interest income and interest expenses in the consolidated income statement using the effective interest method, except for financial instruments held for trading which are recognized within Net gains (losses) on financial instruments held for trading.

The effective interest method is a method of calculating the amortized cost of a financial asset or a financial liability and of allocating the interest income or interest expenses over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument or, when appropriate, a shorter period to the net carrying amount of the financial asset or financial liability. When calculating the effective interest rate, STB estimates cash flows considering all contractual terms and prepayments of the financial instrument but does not consider future credit losses. The calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Once a financial asset or a group of similar financial assets has been written down as a result of impairment losses, interest income is recognized using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment losses.

2.19. Net fee and commission income

Fees from trust and custody operations as well as asset management business are recognized on an accrual basis, generally based on the amount of assets under management and/or the operating performance for the accounting period of each account. Fees on guarantees are generally recognized over the contractual periods of the respective guarantees.

Loan commitment fees for loans that are likely to be drawn down are deferred, together with related direct costs, and recognized as an adjustment to the effective interest rate on the loan. When a loan commitment is not expected to result in the draw-down of the loan, the related loan commitment fees are recognized on a straight-line basis over the commitment period.

The fees and commission income, including stock transfer agency service fees, sales commission and real estate brokerage fees, are recognized as the related services are performed or recognized over the period that the services are provided.

2.20. Dividend income

Dividends are recognized in the consolidated income statement when STB’s right to receive payment is established. Usually this is the ex-dividend date for equity securities. Dividends are reflected as a component of Net gains (losses) on financial instruments held for trading, or Net other operating income based on the classification of the underlying equity investment.

2.21. Net gains (losses) on financial instruments held for trading

Net gains (losses) on financial instruments held for trading comprise gains less losses related to trading assets and liabilities, and include all realized and unrealized fair value changes, interest, dividends and foreign exchange differences.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

2.22. Earnings per share

STB presents basic and diluted earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Sumitomo Trust by the weighted average number of ordinary shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares. STB did not have any dilutive instruments outstanding during the years ended March 31, 2010 and 2009.

2.23. Impairment of financial assets

(a) Assets carried at amortized cost

STB assesses at each reporting date whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event, or events, has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The criteria that STB uses to determine that there is objective evidence of impairment include:

•	significant financial difficulty of the issuer or obligor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•	the probability that the borrower may become bankrupt or financially reorganized;

•	the disappearance of an active market for that financial asset because of financial difficulties; or

•	observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio, including adverse changes in the payment status of borrowers in the portfolio; and national or local economic conditions that correlate with defaults on the assets in the portfolio.

STB first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If STB determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which impairment losses are or continue to be recognized are not included in a collective assessment of impairment.

The amount of the losses is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account and the amount of the losses is recognized in the consolidated income statement. If a loan or held-to-maturity investment has a

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract.

The calculation of the present value of the estimated future cash flows of a financial asset that is secured by a collateral reflects the cash flows that may result from foreclosure after deducting costs for obtaining and selling the collateral, whether or not foreclosure is probable. For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics, that is, on the basis of STB’s grading process that considers asset type, industry, geographical location, collateral type, past-due status and other relevant factors. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets in STB and historical loss experience for assets with credit risk characteristics similar to those in STB. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not currently exist.

Estimates of changes in future cash flows for groups of assets should reflect and be directionally consistent with changes in related observable data from period to period, for example, changes in unemployment rates, property prices, payment status, or other factors indicative of changes in the probability of losses in STB and their magnitude. The methodology and assumptions used for estimating future cash flows are reviewed regularly by STB to reduce any differences between loss estimates and actual loss experience.

When a loan is uncollectible, it is written off against the related allowance for loan impairment. Impairment charges relating to loans and advances are classified in Provision for credit losses while impairment charges relating to investment securities (held-to-maturity and loans and receivables categories) are classified in Impairment losses on investment securities. Interest on impaired assets continues to be recognized through the unwinding of the discount. When a subsequent event causes the amount of impairment to decrease, the decrease in impairment losses is recognized through profit or loss.

(b) Assets classified as available-for-sale

STB assesses at each reporting date whether there is objective evidence that a financial asset is impaired. A financial asset is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event, or events, has an impact on the estimated future cash flows of the financial asset that can be reliably estimated. Objective evidence of impairment can include significant financial difficulty of the issuer, the disappearance of an active market for a security. In addition, in the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is objective evidence of impairment resulting in the recognition of impairment losses.

If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost, net of any principal repayment amortization, and the current fair value less any impairment losses on that financial asset previously recognized in profit or loss – is removed from equity and recognized in the consolidated income statement. Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

can be related objectively to an event occurring after the impairment losses were recognized, the impairment losses are reversed through profit or loss.

2.24. Impairment of non-financial assets

At each reporting date, or more frequently as necessary, property and equipment, investment property and other intangible assets other than goodwill, are assessed for indications of impairment. If any such indicator is present, the asset is subject to impairment testing. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit” or “CGU”). The impairment testing comprises a comparison of the carrying amount of the asset with its recoverable amount. The recoverable amount is the higher of fair value less costs to sell and value in use. Value in use is the present value of the future cash flows expected to be derived from the asset. For the purpose of impairment testing, cash-generating units represent the lowest level within the entity at which assets are monitored for internal management purposes and are not larger than an operating segment. If the recoverable amount is less than the carrying amount of these assets, an impairment loss is recognized immediately. A previously recognized impairment loss on these assets is reversed in part or in full when a change in circumstances leads to a change in the estimates used to determine the asset’s recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Goodwill is tested annually, and whenever there is an indication of impairment. The annual impairment testing is performed at the same time every year. For purpose of impairment testing, goodwill is allocated to cash-generating units. Cash-generating unit is the lowest level within the entity at which goodwill is monitored for internal management purposes and is not larger than an operating segment. The impairment testing comprises a comparison of the carrying amount of the unit including goodwill with its recoverable amount, which is the higher of fair value less costs to sell and value in use. Value in use is the present value of the future cash flows expected to be derived from the unit to which goodwill has been allocated. If the recoverable amount is less than the carrying amount, impairment loss is first allocated to reduce the carrying amount of goodwill allocated to the CGU and then to reduce the carrying amount of the other assets in the unit on a pro-rata basis. A previously recognized impairment loss on goodwill is not reversed.

3.	First time adoption

3.1. Accounting principles

STB has adopted IFRS for its consolidated financial statements as of and for the year ended March 31, 2010 by transitioning from Japanese GAAP. In order to show comparative financial information, the consolidated financial statements as of March 31, 2009 and April 1, 2008, and for the year ended March 31, 2009 are also presented under IFRS. The date of transition to IFRS is April 1, 2008.

In general, STB is required to determine its IFRS accounting policies as of March 31, 2010 and apply them retrospectively to its opening consolidated statement of financial position under IFRS. Certain exceptions are required while certain exemptions are permitted under IFRS 1. First time adoption of these exemptions is detailed below.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

STB elected not to apply IFRS 3, “Business combinations”, retrospectively to business combinations prior to the date of transition.

At the date of transition, STB recognized all cumulative actuarial gains and losses on defined benefit pension plans in the opening equity.

At the date of transition, STB elected to reset the cumulative foreign currency translation differences arising from the translation of foreign operations to zero.

STB elected only to apply the derecognition provisions of IAS 39, “Financial Instruments: Recognition and Measurement”, prospectively for transactions occurring on or after January 1, 2004.

At the date of transition, STB used fair value as deemed cost of certain land and buildings and investment property by measuring their fair values as of April 1, 2008.

At the date of transition, STB elected to apply the exemption in calculating decommissioning liabilities and accordingly, STB measures the decommissioning liabilities as of April 1, 2008.

STB elected not to capitalize borrowing costs in respect of qualifying assets for which the commencement date for capitalization was before January 1, 2009.

The following reconciliation tables reflect the effects of transition from Japanese GAAP to IFRS for the consolidated statements of financial position, equity, consolidated income statement and consolidated statement of comprehensive income. The consolidated financial statements under Japanese GAAP for the years ended March 31, 2009 and March 31, 2008 were prepared in accordance with the Japanese GAAP presentation requirements. In preparing the reconciliation tables, certain reclassifications have been made to the Japanese GAAP financial statements in order to present these statements as required under IFRS.

The amounts in the Japanese GAAP columns of the reconciliation tables are those after such reclassifications. However, these reclassifications had no effect on Total equity, Net profit or Total comprehensive income or losses.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Reconciliation of consolidated statement of financial position as of April 1, 2008

			Effect of transition
Note		Japanese GAAP	to IFRS	IFRS

	ASSETS:
(a)	Cash and deposits with banks	898,509	113,232	1,011,741
(a)	Call loans	140,781	15,286	156,067
	Cash collateral on securities borrowed	152,240	—	152,240
(a)	Financial assets held for trading	619,511	(107,691)	511,820
(a)(b)	Derivative financial instruments	2,260,926	14,026	2,274,952
(a)(b)	Investment securities	4,901,687	(153,204)	4,748,483
(a)(b)(f)	Loans and advances	11,238,509	2,126,359	13,364,868
(a)(b)	Investment in associates and joint ventures	30,082	6,727	36,809
(a)(c)(f)	Property and equipment	903,187	(753,716)	149,471
(a)(c)(f)	Investment property	3,466	45,643	49,109
(d)	Intangible assets	147,247	(46,790)	100,457
(g)	Deferred tax assets	83,051	(17,191)	65,860
(a)(b)(e)	Other assets	312,673	(70,588)	242,085

	Total assets	21,691,869	1,172,093	22,863,962

	LIABILITIES:
(a)(b)	Deposits	14,332,444	(28,370)	14,304,074
	Call money	140,153	—	140,153
	Cash collateral on securities lent and repurchase agreements	922,546	—	922,546
(a)	Financial liabilities held for trading	—	8,574	8,574
(a)(b)	Derivative financial instruments	1,958,713	30,002	1,988,715
(a)	Due to trust accounts	747,555	(627,385)	120,170
(a)	Principal guaranteed trust certificates	—	961,133	961,133
(a)	Debt securities issued	955,614	774,369	1,729,983
(a)	Borrowed funds	883,039	55,264	938,303
(a)	Current tax payable	42,425	(33)	42,392
(a)(g)	Deferred tax liabilities	6,220	2,066	8,286
(e)	Retirement benefit obligations	9,636	23	9,659
(a)(b)	Other liabilities	412,570	6,519	419,089

	Total liabilities	20,410,915	1,182,162	21,593,077

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

			Effect of transition
Note		Japanese GAAP	to IFRS	IFRS

	EQUITY:
	Equity attributable to equity holders of the Sumitomo Trust
	Share capital	287,537	—	287,537
	Capital surplus	242,556	—	242,556
	Retained earnings	483,686	(91,095)	392,591
	Other reserves
(h)	Foreign currency translation reserve	(4,729)	4,729	—
(a)(b)	Cash flow hedging reserve	1,107	2,599	3,706
(a)(b)	Net gains (losses) on available-for-sale financial assets	65,958	63,860	129,818
(c)	Land revaluation reserve	(4,306)	4,306	—
	Treasury shares	(441)	—	(441)

	Total equity attributable to equity holders of the Sumitomo Trust	1,071,368	(15,601)	1,055,767
	Minority interest	209,586	5,532	215,118

	Total equity	1,280,954	(10,069)	1,270,885

	Total liabilities and equity	21,691,869	1,172,093	22,863,962

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Reconciliation of consolidated statement of financial position as of March 31, 2009

			Effect of transition
Note		Japanese GAAP	to IFRS	IFRS

	ASSETS:
(a)	Cash and deposits with banks	616,541	51,643	668,184
(a)	Call loans	9,597	20,222	29,819
	Cash collateral on securities borrowed	295,942	—	295,942
(a)	Financial assets held for trading	735,197	(25,115)	710,082
(a)(b)	Derivative financial instruments	889,746	3,137,593	4,027,339
(a)(b)	Investment securities	4,976,522	(186,449)	4,790,073
(a)(b)(f)	Loans and advances	12,310,540	1,184,159	13,494,699
(a)(b)	Investment in associates and joint ventures	26,711	7,136	33,847
(a)(c)(f)	Property and equipment	255,950	(102,937)	153,013
(a)(c)(f)	Investment property	3,239	68,806	72,045
(d)	Intangible assets	142,407	(55,863)	86,544
(g)	Deferred tax assets	207,741	4,904	212,645
(a)(b)(e)	Other assets	437,052	(50,555)	386,497

	Total assets	20,907,185	4,053,544	24,960,729

	LIABILITIES:
(a)(b)	Deposits	14,213,057	(42,760)	14,170,297
	Call money	133,182	—	133,182
	Cash collateral on securities lent and repurchase agreements	1,236,776	—	1,236,776
(a)	Financial liabilities held for trading	—	2,792	2,792
(a)(b)	Derivative financial instruments	591,479	3,159,953	3,751,432
(a)	Due to trust accounts	547,116	(469,538)	77,578
(a)	Principal guaranteed trust certificates	—	762,484	762,484
(a)	Debt securities issued	890,184	575,639	1,465,823
(a)	Borrowed funds	1,460,149	80,211	1,540,360
(a)	Current tax payable	9,294	—	9,294
(a)(g)	Deferred tax liabilities	5,912	(1,478)	4,434
(e)	Retirement benefit obligations	8,538	94	8,632
(a)(b)	Other liabilities	547,446	8,994	556,440

	Total liabilities	19,643,133	4,076,391	23,719,524

	EQUITY:
	Equity attributable to equity holders of the Sumitomo Trust
	Share capital	287,537	—	287,537
	Capital surplus	242,556	—	242,556
	Retained earnings	463,347	(92,359)	370,988
	Other reserves
(h)	Foreign currency translation reserve	(10,111)	8,427	(1,684)
(a)(b)	Cash flow hedging reserve	(2,209)	3,722	1,513

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

			Effect of transition
Note		Japanese GAAP	to IFRS	IFRS

(a)(b)	Net gains (losses) on available-for-sale financial assets	(102,248)	49,050	(53,198)
(c)	Land revaluation reserve	(4,512)	4,512	—
	Treasury shares	(454)	—	(454)

	Total equity attributable to equity holders of the Sumitomo Trust	873,906	(26,648)	847,258
	Minority interest	390,146	3,801	393,947

	Total equity	1,264,052	(22,847)	1,241,205

	Total liabilities and equity	20,907,185	4,053,544	24,960,729

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Reconciliation of equity as of March 31, 2009 and April 1, 2008

A detailed reconciliation from Japanese GAAP to IFRS is as follows:

Note			March 31, 2009	April 1, 2008

		Japanese GAAP	1,264,052	1,280,954
(a)		Scope of consolidation	9,575	16,463
(b)		Financial instruments
	(i)	Classification of financial instruments	10,543	4,288
	(ii)	Impairment of available-for-sale investment securities	(24,193)	(13,866)
	(iii)	Fair value adjustments to investment securities	7,755	35,801
	(iv)	Embedded derivatives	7,859	4,460
	(v)	Hedge accounting	(252)	(4,240)
	(vi)	Allowance for loan losses	56,969	56,592
	(vii)	Effective interest method of loans and advances	(15,825)	(15,780)
	(viii)	Fair value of derivatives	(812)	(1,034)
(c)		Property and equipment and investment property	2,094	276
(d)		Intangible assets
	(i)	Software costs	3,277	3,798
	(ii)	Goodwill	(59,154)	(50,595)
(e)		Retirement benefit obligations	(50,130)	(59,781)
(f)		Lease reclassification	22,110	31,772
		Others	(2,968)	(571)
(g)		Tax effect of the above	(10,780)	(23,498)
(g)		Income taxes	21,085	5,846

		IFRS	1,241,205	1,270,885

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Reconciliation of consolidated income statement and consolidated statement of comprehensive income for the year ended March 31, 2009

				Effect of
				transition to
Note		Japanese GAAP		IFRS	IFRS

(a)(b)(f)(h)	Interest income	364,343		27,605	391,948
(a)(b)(h)	Interest expenses	178,681		17,063	195,744

	Net interest income	185,662		10,542	196,204
(b)(h)	Provision for credit losses	97,788		(683)	97,105

	Net interest income after provision for credit losses	87,874		11,225	99,099

(b)(h)	Fee and commission income	167,461		(21,101)	146,360
(b)(h)	Fee and commission expenses	27,351		(772)	26,579

	Net fee and commission income	140,110		(20,329)	119,781

(a)(b)(h)	Net losses on financial instruments held for trading	(69,290)		12,997	(56,293)
(a)(b)(c)(h)	Net other operating income	230,819		(7,873)	222,946

	Other income	161,529		5,124	166,653

	Total income	389,513		(3,980)	385,533
(a)(b)(h)	Impairment losses on investment securities	111,990		1,433	113,423
(a)(c)(d)(e)(f)(g)(h)	General and administration expenses	201,959		(8,787)	193,172
(a)(b)(c)(d)(f)(h)	Other expenses	19,876		19,568	39,444

	Operating expenses	333,825		12,214	346,039
(a)(b)	Share of (losses) gains of associates and joint ventures	(2,122)		4,407	2,285

	Profit before income tax expenses	53,566		(11,787)	41,779
(g)(h)	Income tax expenses	35,398		(8,899)	26,499

	Net profit	18,168		(2,888)	15,280

	Other comprehensive income (losses)
(a)(b)	Net losses on available-for-sale financial assets	(276,768	)(1)	(26,544)	(303,312)
(a)(b)	Unwinding of cash flow hedges transferred to profit or loss	(5,677	)(1)	1,984	(3,693)
(h)	Foreign currency translation differences for foreign operations	(5,494	)(1)	(1,258)	(6,752)
	Share of other comprehensive loss of associates and joint ventures	(3,670	)(1)	(998)	(4,668)
	Income tax benefits relating to components of other comprehensive income	114,560	(1)	16,824	131,384

	Other comprehensive losses, net of tax	(177,049)		(9,992)	(187,041)

	Total comprehensive losses	(158,881)		(12,880)	(171,761)

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(1)	Under Japanese GAAP, “Other comprehensive income” is not required to be disclosed in the Statement of comprehensive income. However, for the purpose of reconciliation between Japanese GAAP and IFRS, the “Other comprehensive income” for applicable items have been extracted and disclosed above.

Reconciliation of net profit, other comprehensive income (losses), and comprehensive income (losses) for the year ended March 31, 2009

A detailed reconciliation from Japanese GAAP to IFRS is as follows:

				Other comprehensive	Comprehensive
Note			Net profit	income (losses)	income (losses)

		Japanese GAAP	18,168	(177,049)	(158,881)
(a)		Scope of consolidation	(6,466)	(506)	(6,972)
(b)		Financial instruments
	(i)	Classification of financial instruments	—	6,255	6,255
	(ii)	Impairment of available-for-sale investment securities	532	(10,859)	(10,327)
	(iii)	Fair value adjustments to investment securities	—	(28,046)	(28,046)
	(iv)	Embedded derivatives	1,153	2,246	3,399
	(v)	Hedge accounting	194	3,794	3,988
	(vi)	Allowance for loan losses	377	—	377
	(vii)	Effective interest method of loans and advances	(45)	—	(45)
	(viii)	Fair value of derivatives	222	—	222
(c)		Property and equipment and investment property	1,553	265	1,818
(d)		Intangible assets
	(i)	Software costs	(521)	—	(521)
	(ii)	Goodwill	(8,559)	—	(8,559)
(e)		Retirement benefit obligations	9,651	—	9,651
(f)		Lease reclassification	(9,662)	—	(9,662)
(h)		Foreign operations	1,442	(1,442)	—
		Others	(2,398)	1	(2,397)
(g)		Tax effects of the above	(2,973)	15,673	12,700
(g)		Income taxes	12,612	2,627	15,239

		IFRS	15,280	(187,041)	(171,761)

Explanation of material adjustments to Consolidated Statement of Cash Flows for the fiscal year ended March 31, 2009

Under Japanese GAAP, the Sumitomo Trust did not include non-interest bearing deposits with other banks as part of its cash and cash equivalents. Under IFRS, non-interest bearing deposits with other banks are included as part of its cash and cash equivalents. Other than the above and the expanded scope of consolidation, there are no other material differences between the consolidated statement of cash flows presented under Japanese GAAP and IFRS.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

3.2. Explanation of transition to IFRS

STB previously prepared its consolidated financial statements under Japanese GAAP before the transition to IFRS. The significant differences between STB’s Japanese GAAP accounting policies and its IFRS accounting policies set out in Note 2 are discussed below.

(a) Scope of consolidation

Under Japanese GAAP, there is guidance that allows specific accounting treatment for SPEs. The guidance stipulates that if an SPE is established under prescribed SPE law in which operations are restricted and the purpose is narrowly defined, these entities are not subject to consolidation. Such SPEs are generally accounted for using the equity method or carried at fair value depending on the nature of the SPE. Under IFRS, consolidation is based on whether STB’s relationship with an SPE indicates a control in substance. For further information, see “Special purpose entities” in Note 2.2(c).

Additionally, under Japanese GAAP, there is guidance that permits companies to exclude immaterial subsidiaries and associates from the scope of consolidation if certain materiality thresholds are met. As STB has applied this exemption, certain subsidiaries were not consolidated and the equity method was not applied to certain associates under Japanese GAAP. The materiality of STB’s subsidiaries and associates is annually reviewed considering their impact on STB’s profit or loss and retained earnings. Under IFRS, there is no such guidance that permits companies to exclude immaterial subsidiaries and associates from the scope of consolidation.

The primary divergence in consolidation under Japanese GAAP and IFRS for STB is related to the difference in accounting treatment for SPEs under the two accounting standards.

The expanded scope of consolidation under IFRS resulted in STB recording the assets and liabilities, as well as the income and expenses of these newly consolidated entities on a line-by-line basis. As part of the consolidation process, intragroup transactions with these newly consolidated entities and balances, including financial instruments issued by these entities and held by the Sumitomo Trust, are eliminated. Accordingly, gains arising from transactions with certain newly consolidated SPEs that were previously recognized under Japanese GAAP were reversed under IFRS which has an effect of reducing total comprehensive income under IFRS. On an overall basis, there is an increase in the total equity of STB due to the expanded scope of consolidation under IFRS.

(b) Financial instruments

(i) Classification of financial instruments. Under IFRS (IAS 39), investment securities are classified and disclosed within one of the following four categories: ‘loans and receivables’; ‘held-to-maturity’; ‘available-for-sale’; or ‘fair value through profit or loss’. Under IFRS, STB classifies its investment securities as ‘loans and receivables’; ‘held-to-maturity’; or ‘available-for-sale’. The accounting treatment for each of the categories under IAS 39 is described in Note 2.

The classification and accounting of investment securities under Japanese GAAP are generally similar to IFRS, except that the loans and receivables category is not applicable to investment securities. Accordingly, investment securities are classified as ’held-to-maturity’ or ’available-for-sale’.

Upon transition to IFRS, certain securities, which were previously classified as available-for-sale under Japanese GAAP but met the definition of loans and receivables under IFRS, were classified as loans and

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

receivables under IFRS. Accordingly, the difference between the fair value and the amortized cost of these assets that had been recognized in equity under Japanese GAAP was reversed under IFRS. This resulted in an increase in other comprehensive income under IFRS because the fair value of these securities were lower than their amortized cost and hence a negative fair value reserve was previously recognized in equity under Japanese GAAP.

(ii) Impairment of available-for-sale investment securities. The difference in accounting for impairment between Japanese GAAP and IFRS resulted in significant adjustments to the cost basis of investment securities upon transition. The net cumulative effect of the adjustments decreases total comprehensive income and total equity under IFRS. Details of the adjustments are as explained below.

Impairment of available-for-sale and held-to-maturity debt securities

Under Japanese GAAP, significant declines in the fair value of available-for-sale or held-to-maturity financial assets (including debt and equity securities) below amortized cost are recorded in the consolidated income statement unless recovery is reasonably expected. A decline in fair value of a security of more than 50 percent of its cost is generally considered as a decline that is not expected to be recoverable and is therefore conclusive evidence of impairment.

Should fair value of the securities remain, over a certain period of time, between 50 to 70 percent of amortized cost, STB’s accounting policy considers it as another conclusive evidence of impairment.

Should the fair value remain between 50 to 70 percent, for less than a certain period of time, further assessment, primarily based on the credit rating of the issuer, is required to ascertain if there is impairment. Any decline in the fair value of less than 30 percent usually does not trigger an impairment assessment under Japanese GAAP.

Under IFRS, STB assesses at each reporting date whether there is objective evidence that an available-for-sale or held-to-maturity financial asset is impaired. In general, an available-for-sale or held-to-maturity debt security is impaired and impairment losses are recognized only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event, or events, has an impact on its estimated future cash flows. A significant decline in the fair value of a debt security over a prolonged period of time is not conclusive evidence that the debt security is impaired. Further assessment is required to ascertain the presence of a loss event (e.g. significant financial difficulty of the issuer), and to determine whether such loss event would result in a decrease in the estimated future cash flows of the security.

In summary, assessment of an impairment under Japanese GAAP is generally driven by the fair value of the financial asset. However, under IFRS, a decline in fair value by itself does not represent objective evidence of an impairment, and further assessment is required. Accordingly, upon transition to IFRS, cumulative losses previously recorded in profit or loss under Japanese GAAP for certain available-for-sale debt securities were reclassified to other reserves (fair value reserve), with no impact on total equity.

Impairment of available-for-sale equity securities

Under Japanese GAAP, the assessment of an impairment of available-for-sale equity security generally follows the same approach as available-for-sale and held-to-maturity debt securities as described above. A decline in the fair value of more than 50 percent of its cost is usually conclusive evidence of impairment. A decline in fair value of 30 percent or more but less than 50 percent of its cost will require further assessment

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

of the credit rating of the issuer. Any decline in the fair value of less than 30 percent usually does not trigger any impairment assessment under Japanese GAAP.

Under IFRS, a significant or prolonged decline in the fair value of the security below its cost is objective evidence of impairment for an equity security classified as available-for-sale. Note 5 provides more details on the judgment exercised by management in determining when a decline in the fair value of an available-for-sale equity security is considered as ‘prolonged’ or ‘significant’.

In summary, either a significant or prolonged decline in the fair value is considered impairment under IFRS, whereas under Japanese GAAP, only a significant decline in the fair value will be considered impairment. Accordingly, the impairment losses for available-for-sale equity securities assessed under Japanese GAAP are generally lower than the impairment losses assessed under IFRS. Upon transition to IFRS, cumulative losses recognized in other reserves (fair value reserves) for certain equity securities under Japanese GAAP were reclassified to retained earnings with no impact on total equity.

However, under IFRS, STB also recognized impairment losses for certain equity securities which were previously carried at cost under Japanese GAAP. This resulted in a higher impairment charge for the year ended March 31, 2009 and has the effect of reducing total equity under IFRS.

(iii)	Fair value adjustments to investment securities

Unquoted equity securities. Under Japanese GAAP, equity securities that do not have a readily determinable fair value are measured at cost less subsequent impairment losses.

Under IFRS, these securities are classified as available-for-sale and measured at fair value using appropriate valuation techniques. Changes in fair value are recognized directly through equity except in instances when the securities are impaired and impairment losses are recognized in profit or loss. Note 5 provides more details of the judgment exercised by STB in determining whether equity securities are impaired.

In general, the measurement of investment securities at fair value under IFRS has resulted in an increase in the carrying amount of these securities as well as an increase in the total equity of STB. However, there is a negative impact on total comprehensive income for the year ended March 31, 2009 mainly due to the decline in the fair value of these securities prices in 2009 as compared to their fair values as of the date of transition. Such changes in fair values had no impact under Japanese GAAP because these securities were accounted for at cost.

Quoted investment securities. Under Japanese GAAP, the fair value of debt securities is measured at mid-market prices based on quoted prices or valuation techniques. In addition, the fair value of quoted equity securities is based on the averages of the closing prices during the last month of the financial year. However, under IFRS, the fair value of these securities is determined using the bid price for long positions, and the offer price for short positions, as of the reporting date. This difference has the effect of decreasing total equity as of the date of transition, but has the opposite impact of increasing total equity as of March 31, 2009 with an increase in other comprehensive income for the year ended March 31, 2009.

(iv) Embedded derivatives. Under IFRS, embedded derivatives in hybrid instruments are bifurcated and reported at fair value with gains and losses recognized in net gains (losses) in the consolidated income statement where the economic characteristics and risks of embedded derivatives are not closely related to those of the host contracts. The remaining host contracts should be accounted for separately based under

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

IAS 39. However, under Japanese GAAP, embedded derivatives may not be separated from their host contracts if the potential losses on the embedded derivatives are limited, and accordingly, the original investments to hybrid instrument are not exposed to any loss resulting from the embedded derivatives. The additional bifurcation of embedded derivatives under IFRS resulted in an increase in Total comprehensive income as well as Total equity of STB.

(v) Hedge accounting. STB uses certain derivative financial instruments to manage its exposures to variability in future cash flows that result from holdings or transactions such as (1) non-trading assets and liabilities which bear interest at a variable rate and (2) forecast foreign currency transactions. In addition, STB also enters into derivative transactions to eliminate or reduce its exposure to changes in fair value of recognized assets and liabilities such as fixed-rate loans and debt securities issued. Under Japanese GAAP, which is generally more flexible in allowing hedging relationships as compared to IFRS, STB has designated these derivatives as hedging instruments and applied hedge accounting using the deferral method which is similar to cash flow hedge accounting under IFRS.

As such, certain hedging relationships, which were permitted under Japanese GAAP, do not qualify for hedge accounting under IFRS. Accordingly, such hedging relationships were reversed and the deferred losses and gains that were previously recognized in equity under Japanese GAAP are reclassified to retained earnings at the date of transition.

Where hedging relationships under Japanese GAAP are of a type that qualifies for hedge accounting under IFRS (IAS 39), the hedging reserve under Japanese GAAP was carried forward to the opening consolidated statement of financial position prepared under IFRS at the date of transition as adjustments to hedged items (fair value hedge) or as a hedging reserve (cash flow hedge). However, even though such hedging relationships are of a type that qualifies for hedge accounting under IAS 39, STB discontinued hedge accounting prospectively at the date of transition because these hedging relationships do not fully satisfy the requirements under IAS 39 due to various reasons such as insufficient documentation supporting the hedging relationships. Accordingly, the adjustments to hedged items and the hedging reserve recognized in the opening consolidated statement of financial position prepared under IFRS at the date of transition, which is the net of both positive and negative derivative positions with varying maturities, will be amortized over future periods.

On an overall basis, the discontinuation of hedge accounting under IFRS resulted in a decline in Total equity. However, there is a positive impact on Total comprehensive income of STB for the year ended March 31, 2009 due to the amortization of the adjustments to hedged items and the hedging reserve that were recognized in the opening consolidated statement of financial position as of the date of transition and the fair value changes of other derivatives that are recognized through profit or loss. These derivatives qualified for hedge accounting under Japanese GAAP but do not qualify for hedge accounting under IFRS.

(vi) Allowance for loan losses. The differences in the accounting relating to the allowance for impaired loans between Japanese GAAP and IFRS resulted in significant adjustments upon transition. The adjustments mainly resulted from the different calculation of a specific allowance due to the differences of the scope and the application of the discounted cash flow method and the different calculation of a collective allowance. On an overall basis, the allowance for impaired loans under IFRS is lower than the allowance under Japanese GAAP, which resulted in a higher carrying amount for loans and advances and a positive impact on the total equity for STB. However, there is a negative impact to the profit or loss for the year ended March 31, 2009 because the net increase in the allowance for impaired loans under IFRS is greater than the net increase in the allowance under Japanese GAAP.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Specific allowance based on discounted cash flow method. Under Japanese GAAP, STB applies the discounted cash flow (“DCF”) method only to obligors which are considered as “requiring careful monitoring” or “at risk of bankruptcy” based on its internal credit rating with outstanding balances greater than certain predetermined thresholds. The application of the DCF method under Japanese GAAP is also different as compared to the application under IFRS. In its application of the DCF method under Japanese GAAP, STB principally prepares multiple cash flow scenarios based on the obligor’s business or restructuring plan, the recent financial position, and result of operations over a time horizon of between three to five years. The estimated cash flows from the loan are then determined based on a probability-weighted basis for each scenario. The probability of each scenario is pre-determined based on historical data and is applied for all obligors in the same internal rating class. Such estimated cash flows are discounted at the original contractual interest rate of the loan or the weighted-average original contractual interest rates.

Under IFRS, in its application of the DCF method, STB prepares only one best estimate scenario of cash flows based on a case-by-case assessment, instead of a probability-weighted approach for various scenarios based on historical data under Japanese GAAP. In addition, under IFRS, STB applies the DCF method to all impaired loans where there is objective evidence of impairment and therefore, the scope of the DCF method under IFRS is different from that under Japanese GAAP.

Specific allowance based on methods other than discounted cash flow method. Under Japanese GAAP, specific allowance is also set up for loans where STB expects recoveries mainly from their collateral and/or guarantees. This approach, instead of the DCF method as explained above, is usually adopted for all obligors that are considered as “legally/virtually bankrupt” and for obligors considered as “at risk of bankruptcy” with outstanding balances less than certain predetermined thresholds. Under this approach, STB individually estimates the net recoveries from the loan based on the assessment of the recoverable amount of the collateral and/or guarantees and sets up the specific allowance against the uncollectible portion of the loan. In assessing the recoverable amount of the collateral and/or guarantees, STB applies certain mark-down factors to the fair value of the collateral. No discount factor is considered for the estimate of the specific allowance.

Under IFRS, the DCF method is also applied for these loans because they are classified as impaired loans. Accordingly, the estimated cash flows from collateral and/or guarantees are discounted in order to establish the specific allowance, and no mark-down factor is applied on the fair value of the collateral and/or guarantees.

Of the two differences discussed above, the more significant difference between Japanese GAAP and IFRS is the effect of applying a mark-down factor to the fair value of the collateral.

Collective allowance. Under Japanese GAAP, STB sets up a collective allowance for loan losses other than loans (1) selected for the DCF method and (2) which STB only expects recoveries from their collateral and/or guarantees. The collective allowance is estimated by multiplying historical loss experience, which covers the period of one to three years depending on the borrower’s credit ratings, by the outstanding amount of loans.

Under IFRS, as explained above, the DCF is applied for all impaired loans where there is objective evidence of impairment. The collective allowance for loan losses is set up for all loans that are not individually impaired (i. e. no objective evidence of impairment exists). The collective allowance is adjusted to recognize only the incurred loss as of the reporting date through the incorporation of an emergence period factor. Accordingly, the collective allowance calculated under IFRS is lower as compared to Japanese GAAP.

(vii) Effective interest method of loans and advances. Under Japanese GAAP, loan origination fees and costs are recognized in the consolidated income statement when earned or as incurred. Under IFRS, loan

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

origination fees and costs are deferred and amortized to the consolidated income statement over the period of the loan using the effective interest method. This difference resulted in a lower carrying amount of loans and advances and has a consequential effect of reducing total equity under IFRS.

(viii) Fair value of derivatives. Under IFRS, derivative instruments are measured at fair value by using the current bid price or asking price and incorporating all factors that market participants would consider in setting a price. Under Japanese GAAP, the mid-price is used and the detailed method to incorporate counterparties’ and own creditworthiness in fair value is different from IFRS. This difference has the effect of reducing total equity of STB.

(ix) Offsetting of derivative financial instruments. Under IFRS, a master netting agreement, in the absence of the intention to settle net or realize asset and settle liability simultaneously, is not sufficient to offset derivative financial assets and liabilities even if it creates a legally enforceable right to offset. As most derivative contracts covered by master netting agreements are not settled net in the ordinary course of business they are presented on a gross basis.

Under Japanese GAAP, derivative financial instruments with the same counterparty may be reported net on the statement of financial position when there is an executed master netting agreement covering enforceable jurisdictions. STB applied this netting policy effective March 31, 2009. Prior to March 31, 2009, STB did not apply this policy, and the reporting of derivative financial instruments as of March 31, 2008 under Japanese GAAP were generally similar with the requirements of IFRS.

(c) Property and equipment and investment property

Under Japanese GAAP, property and equipment and investment property are carried at cost less accumulated depreciation and impairment losses, if any.

Under IFRS, STB has elected a deemed cost approach for certain land and buildings and investment properties, which is allowed for first-time adopters of IFRS. In general, STB applied the deemed cost approach for all significant land and buildings where it is expected to be difficult to collect historical information in order to reconstruct their cost based on the requirement of IAS 16. In addition, STB also applied the deemed cost approach for the investment properties held by the newly consolidated SPEs. The deemed cost approach entails the application of fair value at the date of transition which represents the deemed cost. The aggregate fair value (or deemed cost) of the land and buildings amounted to 39,506 million yen at the date of transition. To reflect this deemed cost an adjustment of 9,155 million yen to decrease land and buildings was made at the date of transition. The aggregate fair value (or deemed cost) of the investment properties amounted to 7,740 million yen at the date of transition. To reflect this deemed cost an adjustment of 4,597 million yen to increase investment properties was made at the date of transition.

For those properties and equipment and investment properties where deemed cost was not applied, STB considered the incidental costs to be capitalized under the requirement of IFRS and made adjustments, as necessary, to conform to IFRS. After the reconstruction of the cost of these properties and equipment and investment properties, STB recalculated the accumulated depreciation charges and revised the net book value of these assets in accordance with IAS 16 as of the date of transition. This resulted in a higher amount of costs capitalized for properties and equipment and investment properties with a consequential increase in depreciation charge. However, there is a positive impact to the total comprehensive income for the year ended March 31, 2009 mainly due to the higher gains/lower losses realized upon the disposal of certain properties and equipment and investment properties which had a lower cost basis under IFRS at the date of transition.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(d) Intangible assets

(i) Software costs. Under IFRS, costs directly attributable to internally developed software are capitalized in accordance with IAS 38. The directly attributable costs typically include materials cost and service cost, related consumption tax and staff cost for employees who are directly involved in the software developments. Under Japanese GAAP, STB has the same accounting requirement after they changed their accounting policy for the scope of costs that qualify for capitalization as internally development software with effect from the year ended March 31, 2009. Prior to the change in its accounting policy, certain costs which would have qualified for capitalization under the new policy, were not capitalized, but were charged to the consolidated income statement when incurred.

Under Japanese GAAP, changes in accounting policy were applied prospectively and no retrospective application was required, and accordingly, STB applied the change in the scope of costs to be capitalized as internally developed software prospectively during the year ended March 31, 2009. Under IFRS, STB took into account all related costs and retrospectively reconstructed the costs that qualified for capitalization as internally developed software. This resulted in an increase in Intangible assets with a consequential decrease in profit before tax due to higher amortization of intangible assets.

(ii) Goodwill. STB has elected not to apply retrospectively the provisions of IFRS 3 to business combinations that occurred prior to the date of transition. The carrying amount of goodwill under Japanese GAAP has accordingly been brought forward without adjustment at the date of transition to IFRS.

Under Japanese GAAP, goodwill is amortized over a period generally not exceeding 20 years. Goodwill is tested for impairment only when there is an indication of impairment and annual impairment testing is not required. When an indication of impairment is present, a preliminary assessment is performed to assess whether the carrying amount of the unit including goodwill is recoverable from the undiscounted cash flows expected to be derived from the unit. If the undiscounted cash flows exceed the carrying amount, no further impairment analysis is required. If the carrying amount exceeds the undiscounted cash flows, then the amount of impairment is measured based on the recoverable amount of the unit, which is the higher of fair value less costs to sell and value in use. Value in use is the present value of the future cash flows expected to be derived from the unit to which the goodwill has been allocated. In regards to the basis for estimates of future cash flows, cash flow projections should be based on the budgets/forecasts approved by management and the period of the budgets/forecasts should be the remaining period of amortization of goodwill.

Under IFRS, goodwill is not amortized. Instead, goodwill is subject to an annual impairment testing, which is required to be performed at the same time every year, irrespective of whether there is an indication of impairment at that time. IFRS also requires that goodwill impairment testing is performed whenever there is any indication of impairment. The impairment testing comprises a comparison of the carrying amount of the unit including the goodwill with the recoverable amount of the unit, which is the higher of fair value less costs to sell and value in use. Value in use is the present value of the future cash flows expected to be derived from the unit to which the goodwill has been allocated. In regards to the basis for estimates of future cash flows, IFRS specifies that the cash flow projections should be based on the most recent financial budgets/forecasts approved by management and the period of the budgets/forecasts should not exceed five years, unless a longer period can be justified. In addition, IFRS also defines that cash flow projections beyond the period covered by the most recent budgets/forecasts shall be estimated by extrapolating the projections based on the budgets/forecasts using a steady or declining growth rate for subsequent years, unless an increasing rate can be justified. Furthermore, this growth rate shall not exceed the long-term average growth rate for the products, industries, or country or countries in which the entity operates, or for the market in which the assets is used,

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

unless a higher rate can be justified. The justification for these exceptions needs to be supported by external evidence.

As discussed above, there are certain fundamental differences in the impairment testing scope and approach as well as the assumptions and estimates used for the goodwill impairment testing and measurement between Japanese GAAP and IFRS. Accordingly, as of the date of transition and as of March 31, 2009, STB recorded impairment losses for certain goodwill when it performed its annual assessment under IFRS. Under Japanese GAAP, it was determined that there were no indicators of impairment as of March 31, 2008 and accordingly, no impairment assessment was required to be performed. For the fiscal year ended March 31, 2009, in view of the financial crisis, indicators of impairment were considered to be present for certain goodwill and an impairment assessment was performed for this goodwill. However, no impairment loss was recorded under Japanese GAAP for this goodwill because their undiscounted cash flows exceeded the carrying amount of the goodwill. Accordingly, due to the impairment losses recorded for certain goodwill under IFRS, the net carrying amount of goodwill is lower as compared to Japanese GAAP and this has the effect of reducing total equity under IFRS.

(e) Retirement benefit obligations

There are certain differences between IFRS and Japanese GAAP for the actuarial calculation of the present value of the defined benefit obligations. Under Japanese GAAP, STB has basically attributed the retirement benefits to periods of service on a straight-line basis. For the discount rate that is applied to calculate the projected benefit obligation, STB uses the average interest rate over the last five-year periods, which reflects the expected average remaining service periods of STB’s employees. Under IFRS, an entity shall in principle attribute the retirement benefits to periods of service under the plan benefit formula, and a straight-line basis shall be applied if an employee’s service of the entity in later years will result in a higher level of benefits than in earlier years. Accordingly, STB applied the straight-line basis for the attribution of pension benefits. In addition, the discount rate under IFRS shall be the rate as of the reporting date, which reflects the estimated timing of the benefit payments.

Under Japanese GAAP, STB amortizes actuarial differences over 10 years beginning in the year subsequent to recognition of the actuarial differences. Under IFRS, STB amortizes actuarial differences over 10 years beginning in the year subsequent to recognition of the actuarial differences if it exceeds the corridor, which is defined as greater of 10 percent of plan assets or the defined benefit obligation. In addition, STB has elected an exemption available to first-time adopters, in which the actuarial differences are reset to zero at the date of transition. The above-mentioned differences resulted in a net reduction in prepaid pension costs, which is included in Other assets. However, there is a positive impact to profit or loss for the year ended March 31, 2009 as there is no amortization of the actuarial differences as they have been reset to zero as of the date of transition as explained above.

(f) Lease reclassification

Under Japanese GAAP, maintenance and administration fees received as a lessor are included in the calculation of the minimum lease payments and are recognized as part of lease income. Under IFRS, those fees are excluded from the calculation of the minimum lease payments and are recorded as advance payments/receipt.

Estimated unguaranteed residual values used in computing the lessor’s gross investment in the lease are reviewed regularly in accordance with IAS 17. However, under Japanese GAAP, there is no guidance

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

pertaining to the regular review of estimated unguaranteed residual values, and accordingly, estimated unguaranteed residual values are not reviewed.

Under Japanese GAAP, the finance income from finance leases for contracts entered into before April 1, 2008 is recognized on a straight-line basis over the lease term. The Japanese GAAP treatment for contracts that incepted on and after April 1, 2008 is similar to IFRS. Under IFRS, the recognition of finance income shall be based on a pattern reflecting a constant periodic rate of return on the lessor’s net investment in the finance lease resulting in a larger proportion of the finance income being recognized in the earlier years of the lease.

As described above, further difference between Japanese GAAP and IFRS will not arise for new contracts entered into on or after April 1, 2008. Accordingly, the difference recognized in the retained earnings as of April 1, 2008 will decrease through the recognition in the consolidated income statement in later years.

(g) Income taxes

Income tax expenses are affected by all the accounting difference adjustments mentioned herein. In addition, under IFRS, deferred tax assets are recognized only to the extent that it is more likely than not that taxable income will be available against which deductible temporary differences can be utilized. Under Japanese GAAP, there are detailed guidelines to determine the recoverability of deferred tax assets that often result in less deferred tax assets being recognized than under IFRS. This resulted in a higher equity and total comprehensive income under IFRS as compared to Japanese GAAP.

(h) Foreign operations

STB has elected an exemption for first-time adopters to deem all foreign currency translation differences that arose prior to the date of translation in respect of foreign operations to be nil. Accordingly, the cumulative translation reserve is reset to zero, and transferred to retained earnings, at the date of transition.

Under Japanese GAAP, income and expenses of foreign operations that have a functional currency different from the presentation currency are translated at the closing rate on the date of the statement of financial position. Under IFRS, income and expenses of foreign operations are translated at average exchange rate (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rates prevailing on the transaction dates). This difference resulted in a decrease of Net income in the consolidated income statement and with a corresponding increase in other comprehensive income in the consolidated statement of comprehensive income.

4.	Financial risk management

(a) Introduction

STB categorizes its risk exposure from financial instruments into credit risk, market risk, liquidity risk and operational risk.

The Board of Directors formulates policies and plans concerning the management of overall risks that are faced by STB, and disseminates the policies and plans throughout STB as well as vests authority to relevant functions within STB. The Board has established the Executive Committee and other sub-committees (such as Credit Risk Committee, Asset-Liability Management (“ALM”) Committee, and Compliance Committee) as

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

bodies to deliberate and decide on matters relating to specific business strategies, risk management and operations. In addition, the Executive Committee sets rules and provisions regarding the identification, assessment, monitoring, control and mitigation of risks in line with the policies set out by the Board of Directors. The Executive Committee also develops frameworks to put the policies into practice.

The Corporate Risk Management Department, which is the middle office independent of the various departments, performs the group-wide coordination function for risk management. In addition, the Corporate Risk Management Department is also responsible for the monitoring of credit, liquidity and market risks of STB, and reports directly to the Credit Risk Committee, ALM Committee, Executive Committee, and the Board of Directors, as appropriate. In addition, to manage operational risks, the Corporate Risk Management Department is supported by various departments who are primarily responsible for the monitoring and analysis of risks and the planning and promotion of appropriate risk management frameworks. These departments and the sub-category of operational risks that they relate to are disclosed in the section for operational risks.

This note presents information about STB’s exposure to each of the above risks, its objectives, policies and processes for measuring and managing risk, and its management of capital.

(b) Credit risk

Credit risk is the risk of financial loss to STB if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from STB’s loans and advances to customers and other banks and investments in debt securities. STB manages credit risk considering and consolidating major elements of credit risk exposure, such as individual obligor default risk, country and sector risk.

(i) Risk management policy. The basic policy of STB’s credit risk management focuses on maintaining a diversified credit portfolio to mitigate credit concentration risks and enforcing strict credit management for individual credits. For the former, STB mitigates credit concentration risks by managing, on a sector-by-sector and country-by-country basis, the diversification of the overall credit portfolio, including large borrowers. For the latter, STB manages individual credits through the operation of credit screening, self-assessment and internal credit ratings.

STB also sets credit limits which represent the maximum credit exposures that STB is willing to assume for each obligor and each country. In addition, credit approval authorities are assigned to individuals depending on their qualifications and for certain transactions exceeding certain amounts, ratification by the Credit Risk Committee is required as part of the approval process.

(ii) Organizational structure for credit risk management. STB has established a credit risk management framework under which various organizations and departments are closely organized for mutual support and effective checks and balances. Relevant organizations and departments assume their respective roles based on the credit strategies and credit risk management plans formulated by the Board of Directors.

1) Board of Directors. The Board of Directors decides on important matters related to credit risk management when establishing semiannual management plans. Based on reports on credit risk management including the results of asset assessment, the Board of Directors decides the credit strategy and economic capital plan, and approves standards for self-assessment, and for write-offs and reserves, as well as securing the effective use of funds and the soundness of assets, including assets in trust.

2) Executive Committee. Based on the reports of the various credit risk departments (including the results of asset assessment), the Executive Committee deliberates and recommends an appropriate credit strategy and

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

economic capital plan to the Board of Directors for their approval. The Committee also develops and reviews the framework to carry out self-assessment and the calculation of write-offs and reserves in an appropriate manner.

3) Credit Risk Committee. The Credit Risk Committee deliberates and decides basic credit policies, and approves certain investment and loan transactions.

4) Corporate Risk Management Department. The Corporate Risk Management Department undertakes credit risk management through:

•	the measurement of credit risk amounts;

•	the monitoring of credit portfolios;

•	the validation of the appropriateness of self-assessment, write-offs and reserves; and

•	the verification of the appropriateness of the internal ratings system.

5) Research Department. The Research Department performs industry research, researches the creditworthiness of individual companies and applies credit ratings from a neutral standpoint independent from branches, departments, and the Credit Risk Management Group.

6) Credit Risk Management Group. The Credit Risk Management Group screens credit transactions, provides appropriate guidance to branches and departments, conducts self-assessment (secondary assessment), and deals with problematic loans.

7) Branches and Departments. All the respective Branches and Departments are required to manage credit transactions appropriately and conduct self -assessment (initial assessment).

8) Internal Audit Department. The Internal Audit Department conducts internal audits to ensure compliance with the internal risk management framework for various processes.

Of the above, the Corporate Risk Management Department, together with the Research Department, fulfills the asset quality review function by performing independent reviews of the appropriateness of the credit ratings accorded to the respective obligors. These departments also support the Credit Risk Committee and Executive Committee in reviewing and establishing the quality of the overall loan portfolio.

(iii)	Credit ratings and Self-assessment

Credit ratings. An integral part of the credit approval and portfolio management process is a detailed credit screening on the credit status of obligors and the possibility of defaults of every individual transaction.

STB uses an internal evaluation methodology that combines a statistical quantitative model and qualitative assessment based on certain criteria such as financial standing, cash position, and profit-earning capacity of the obligors. Based on the results of the evaluation, ratings from 1 through 10 are assigned to a wide range of obligors, from all corporate clients, including banks, to project finance (loan for a particular project, to be repaid with the cash flows of that project with no, or limited, recourse to the borrower’s other assets) and other structured finance transactions. The credit ratings also serve as the basis for the credit risk calculation using the Internal Ratings-Based Approach (“IRB Approach”) of the Basel II framework.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Self-assessment. In addition, Japanese banks are required to categorize obligors into the groups listed below based on their financial condition and other factors and then to classify loans and off-balance instruments against obligors, taking into consideration the risk of collection and risk of impairment. This categorization and classification process is usually referred to as the self-assessment procedures which are conducted in conjunction with the credit rating system. Through the self-assessment procedures, obligors are categorized into the following categories:

Sound:	Obligors for which business conditions are favorable and are deemed not to have any particular problems in terms of their financial position.

Requiring careful monitoring:	Obligors that require observation going forward because of concerns over their ability to meet lending terms due to their financial position or performance, or weak or unstable business conditions.

3 months delinquent/restructured:	Among obligors requiring careful monitoring, those who subsequently had their lending terms relaxed in order to facilitate rehabilitation of the obligors and performance on the loans, or those in default of payment obligations such as failure to make principal or interest payments for over 3 months.

At risk of bankruptcy:	Obligors that are not yet bankrupt but are in financial difficulties and are deemed likely to become bankrupt in the future because of failure to make progress in implementing their management improvement plans or other measures (including obligors that are receiving ongoing support from financial institutions).

Virtually bankrupt:	Obligors that have not yet become legally or formally bankrupt but are effectively insolvent because they are in serious financial difficulties and are deemed to be not capable of restructuring.

Legally bankrupt:	Obligors that have become legally or formally bankrupt.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

A comparison of the self-assessment internal ratings used by STB with the rating categories provided by external rating agencies is set out below.

Internal		Long-term Rating[1]

rating	Classification of obligors	Moody’s	S&P	R&I	JCR

1		Aaa	AAA	AAA	AAA

2		Aa1 Aa2 Aa3	AA+ AA AA-	AAA	AAA

3		A1 A2 A3	A+ A A-	AA+ AA AA-	AAA AA+ AA

4	Sound	Baa1 Baa2 Baa3	BBB+ BBB BBB-	A+ A A-	AA- A+ A

5+		Ba1	BB+	BBB+	A-

5		Ba2	BB	BBB	BBB+

5-		Ba3	BB-	BBB-	BBB

6+		B1	B+	BB+	BBB-

6		B2	B	BB	BB+

6-

7	Requiring careful monitoring

8		B3 or below	B- or below	BB- or below	BB or below
8-	3-months delinquent/restructured

9	At risk of bankruptcy

10	Legally bankrupt/virtually bankrupt

1.	Moody’s (Moody’s Investors Service, Inc. ), S&P (Standard & Poor’s Financial Service LLC), R&I (Rating and Investment Information, Inc. ), and JCR (Japan Credit Rating Agency, Ltd. ) are external credit rating agencies.

The credit rating system and the self-assessment system share basic financial data of clients, and are administered in a mutually consistent manner to enable STB to evaluate the soundness of credit portfolios by properly reflecting the creditworthiness of clients.

In addition, STB carries out independent reviews of assigned credit ratings in order to ensure the accuracy, adequacy and objectivity of the credit rating process.

STB writes off a loan or investment debt security balance, and any related allowances for impairment losses, when it is determined that the loan or security is uncollectible. This determination is reached after considering information such as the occurrence of significant changes in the borrower’s/issuer’s financial position such that the borrower/issuer can no longer pay the obligation, or that proceeds from collateral will

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

not be sufficient to cover the entire exposure. For smaller balance standardized loans, write-off decisions generally are based on a product-specific past-due status.

(iv) Credit risk quantification. STB quantifies the credit risk amount to ascertain the potential impact of losses based on the results of credit ratings and self-assessment that it is likely to incur from credit events over the coming year.

The results of the quantification of credit risk are reported regularly to the Board of Directors. Certain investment securities comprising unlisted equity securities, real estate investment funds and private equity funds (“non-marketable equity securities”) are excluded from management’s scope of market risks because these securities are not traded and are not considered to have market risks. Instead, they are considered to have characteristics of credit risks and are included in the table below.

Credit risk exposures related to loans and advances, debt securities, and non-marketable equity securities are as follows:

	Loans and advances
	March 31, 2010	March 31, 2009	April 1, 2008

Assets at amortized cost:
Gross amount	13,883,591	13,609,320	13,425,575
Allowance for loan losses	(102,768)	(114,621)	(60,707)

Carrying amount	13,780,823	13,494,699	13,364,868

Individually impaired:
Grade 8-: 3 months delinquent/restructured	139,272	34,858	43,090
Grade 9: At risk of bankruptcy	82,821	129,655	55,058
Grade 10: Legally bankrupt and virtually bankrupt	50,884	67,451	21,090

Gross amount	272,977	231,964	119,238
Allowance for loan losses	(71,174)	(75,105)	(24,586)

Carrying amount	201,803	156,859	94,652

Collectively impaired:
Past due but not individually impaired:
Grade 1-6: Sound	12,705	12,777	15,612
Grade 7-8: Requiring careful monitoring	22,533	37,353	37,634

Gross amount	35,238	50,130	53,246

Past due comprises:
Within 30 days	23,254	36,203	36,619
30-90 days	10,533	11,188	14,234
More than 90 days	1,451	2,739	2,393

Gross amount	35,238	50,130	53,246

Neither past due nor individually impaired:
Grade 1-6: Sound	12,899,201	12,397,150	12,442,297
Grade 7-8: Requiring careful monitoring	676,175	930,076	810,794

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Loans and advances
	March 31, 2010	March 31, 2009	April 1, 2008

Gross amount	13,575,376	13,327,226	13,253,091

Includes restructured loan terms which would have been impaired or past due otherwise	78,724	96,830	101,276

Gross amount	13,610,614	13,377,356	13,306,337
Allowance for loan losses	(31,594)	(39,516)	(36,121)

Carrying amount	13,579,020	13,337,840	13,270,216

Total carrying amount	13,780,823	13,494,699	13,364,868

Debt securities
	March 31, 2010	March 31, 2009	April 1, 2008

Assets at amortized cost:
Gross amount	965,151	1,142,707	1,217,594
Allowance for impairment	–	–	–

Carrying amount	965,151	1,142,707	1,217,594

Individually impaired:
Grade 8-: 3 months delinquent/restructured	–	–	–
Grade 9: At risk of bankruptcy	105	6,716	–
Grade 10: Legally bankrupt and virtually bankrupt	–	–	–

Gross amount	105	6,716	–
Allowance for impairment	–	–	–

Carrying amount	105	6,716	–

Collectively impaired:
Past due but not individually impaired:
Grade 1-6: Sound	–	–	–
Grade 7-8: Requiring careful monitoring	–	–	–

Gross amount	–	–	–

Past due comprises:
Within 30 days	–	–	–
30-90 days	–	–	–
More than 90 days	–	–	–

Gross amount	–	–	–

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Debt securities
	March 31, 2010	March 31, 2009	April 1, 2008

Neither past due nor individually impaired:
Grade 1-6: Sound	960,875	1,135,065	1,217,594
Grade 7-8: Requiring careful monitoring	4,171	926	–

Gross amount	965,046	1,135,991	1,217,594

Includes restructured loan terms which would have been impaired or past due otherwise	–	–	–
Gross amount	965,046	1,135,991	1,217,594
Allowance for impairment	–	–	–

Carrying amount	965,046	1,135,991	1,217,594

Total carrying amount	965,151	1,142,707	1,217,594

Available-for-sale securities
Individually impaired:
Grade 8-: 3 months delinquent/restructured	659	–	–
Grade 9: At risk of bankruptcy	32	540	–
Grade 10: Legally bankrupt and virtually bankrupt	–	–	–

Carrying amount – fair value	691	540	–

Neither past due nor individually impaired:
Grade 1-6: Sound	2,311,503	3,037,810	2,585,736
Grade 7-8: Requiring careful monitoring	12	5,253	1,579

Carrying amount – fair value	2,311,515	3,043,063	2,587,315

Total carrying amount	2,312,206	3,043,603	2,587,315

Assets at fair value through profit or loss
Neither past due nor individually impaired:
Grade 1-6: Sound	460,693	670,643	483,902
Grade 7-8: Requiring careful monitoring	–	–	–
Grade 8-: 3 months delinquent/restructured	–	–	–
Grade 9: At risk of bankruptcy	–	–	–
Grade 10: Legally bankrupt and virtually bankrupt	–	–	–

Carrying amount – fair value	460,693	670,643	483,902

Total carrying amount	460,693	670,643	483,902

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Non-marketable equity securities
	March 31, 2010	March 31, 2009	April 1, 2008

Available-for-sale securities
Individually impaired:
Grade 8-: 3 months delinquent/restructured	1,152	18	26
Grade 9: At risk of bankruptcy	512	18	29
Grade 10: Legally bankrupt and virtually bankrupt	0	0	83

Carrying amount	1,664	36	138

Neither past due nor individually impaired:
Grade 1-6: Sound	154,764	184,267	271,976
Grade 7-8: Requiring careful monitoring	809	1,526	2,466

Carrying amount – fair value	155,573	185,793	274,442

Total carrying amount	157,237	185,829	274,580

Assets at fair value through profit or loss
Neither past due nor individually impaired:
Grade 1-6: Sound	457	–	9,628
Grade 7-8: Requiring careful monitoring	–	–	–
Grade 8-: 3 months delinquent/restructured	–	–	–
Grade 9: At risk of bankruptcy	–	–	–
Grade 10: Legally bankrupt and virtually bankrupt	–	–	–

Carrying amount – fair value	457	–	9,628

Total carrying amount	457	–	9,628

Notes to the table above:

Impaired loans and investment debt securities. Impaired loans and securities are loans and advances and investment debt securities (other than those carried at fair value through profit or loss) for which STB determines that it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan or the investment security. These loans are graded 8- to 10 in STB’s internal credit rating system. Investment debt securities carried at fair value through profit or loss are not assessed for impairment but are subject to the same internal grading system.

Past due but not impaired loans and investment debt securities. Past due but not impaired loans and debt securities are those (other than those carried at fair value through profit or loss) for which the contractual interest or principal repayments are past due but STB believes that impairment is not appropriate on the basis of the level of security/collateral available and/or the stage of collection of amounts owed to STB.

Restructured loans. Restructured loans are loans whose terms have been restructured to support borrowers who are in financial difficulties and where STB has made concession that it would not otherwise consider. These loans are graded as grade 8- unless re-graded in subsequent self-assessments of the obligor.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Allowances for loan losses/impairment. STB establishes an allowance for loan losses or impairment of assets carried at amortized cost or classified as available-for-sale that represents its estimate of incurred losses in its loan and investment debt securities portfolio. The main components of this allowance are a specific loss component that relates to individually significant exposures, and a collective loan loss allowance established for groups of homogenous assets in respect of losses that have been incurred but have not been identified on loans that are considered individually insignificant as well as individually significant exposures that were subject to individual assessment for impairment but not found to be individually impaired. Assets carried at fair value through profit or loss are not subject to impairment testing as the measure of fair value reflects the credit quality of each asset.

An analysis of the gross and net (of allowances for loan losses) amounts of individually impaired loans and advances by risk grade is as set out below:

	Loans and advances
	Gross	Net

March 31, 2010
Grade 8-: 3 months delinquent/restructured	139,272	128,031
Grade 9: At risk of bankruptcy	82,821	41,157
Grade 10: Legally bankrupt and virtually bankrupt	50,884	32,615

Total	272,977	201,803

March 31, 2009
Grade 8-: 3 months delinquent/restructured	34,858	33,767
Grade 9: At risk of bankruptcy	129,655	72,102
Grade 10: Legally bankrupt and virtually bankrupt	67,451	50,990

Total	231,964	156,859

April 1, 2008
Grade 8-: 3 months delinquent /restructured	43,090	37,745
Grade 9: At risk of bankruptcy	55,058	41,843
Grade 10: Legally bankrupt and virtually bankrupt	21,090	15,064

Total	119,238	94,652

STB holds collateral against loans and advances in the form of mortgage interests over property, and other registered securities over assets.

In addition, eligible guarantees are considered as valid collateral for the purpose of credit risk mitigation. Such eligible guarantees are also considered during the screening of credit applications.

The assessment of collateral is conducted at least once a year, in principle, for real estate and ships, while equities and other collateral with market value are assessed by current prices on a quarterly basis.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

An estimate of the fair value of collateral and other security enhancements held against loans and advances is shown below. The fair values are capped at the outstanding credit exposures.

	Loans and advances
	March 31, 2010	March 31, 2009	April 1, 2008

Against individually impaired:
Securities	6,060	2,068	137
Property	103,019	129,985	71,333
Guarantee	7,291	6,852	7,077
Others	787	220	230

Total	117,157	139,125	78,777

Against past due but not individually impaired:
Securities	–	–	–
Property	8,165	11,812	9,391
Guarantee	646	1,035	1,077
Others	–	–	–

Total	8,811	12,847	10,468

During the year, STB did not take over possession of any significant collateral held as security against loans and advances nor did STB make any calls on credit enhancements.

In addition to the table relating to credit exposure to loans and advances, debt securities, and non-marketable equity securities, STB had the following credit exposures:

	March 31, 2010	March 31, 2009	April 1, 2008

On-balance sheet items
Deposits with banks	962,115	609,569	873,472
Call loans	112,455	29,819	156,067
Cash collateral on securities borrowed	–	295,942	152,240
Derivative financial instruments	3,130,994	4,027,339	2,274,952

Off-balance sheet items
Loan commitments	1,515,988	1,533,213	1,725,848
Financial guarantees and other credit related contingent liabilities	339,837	422,947	488,866

Substantially all on-balance sheet items as described above and loan commitments are held with financial institutions or corporate counterparties which are classified as Sound (Grade 1-6). In addition, approximately 97%, 97% and 99% of financial guarantees and other credit related contingent liabilities as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively, were made to Sound obligors who are rated 1-6 based on STB’s self-assessment rating.

It is generally STB’s policy to enter into master netting and margining agreements with all derivative counterparties. As of March 31, 2010, March 31, 2009 and April 1, 2008, STB had obtained collateral of 294,306 million yen, 300,693 million yen and 184,906 million yen, respectively, from derivative counterparties and would be entitled to offset derivative of 2,607,326 million yen, 3,364,586 million yen and 1,648,441 million yen, respectively, against recorded derivative assets in the event of counterparty defaults.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(v) Credit concentration risk management. STB manages credit concentration risk by monitoring and limiting exposure to each obligor. In addition to monitoring and limiting exposure to each obligor, STB also controls credit concentration exposures of loans and advances by sector and by country. On a quarterly basis, credit concentration reports are submitted to the Executive Committee.

An analysis of concentrations of credit risk from loans and advances by sector and by geographic location at the reporting date is shown below. Categorization of loans and advances by sector is based on the loan classification designated by the Bank of Japan for regulatory reporting purposes.

	Loans and advances
	March 31, 2010	March 31, 2009	April 1, 2008

Gross amount	13,883,591	13,609,320	13,425,575
Concentration by location:
Japan	13,472,794	13,048,988	12,572,546
US	188,919	321,382	585,473
Other outside Japan	221,878	238,950	267,556

Gross amount	13,883,591	13,609,320	13,425,575

Concentration by sector:
Domestic
Manufacturing	2,273,764	2,270,635	1,754,452
Wholesale and retail	1,174,563	1,223,230	1,208,238
Finance and insurance	1,545,931	1,446,838	1,671,914
Real estate	2,143,903	1,991,718	1,855,450
Various services	950,985	1,220,422	1,229,055
Individuals	2,466,693	2,442,919	2,294,464
Others	2,345,198	2,035,720	2,153,233

Subtotal	12,901,037	12,631,482	12,166,806
Foreign	982,554	977,838	1,258,769

Gross amount	13,883,591	13,609,320	13,425,575

Concentration by location for loans and advances is measured based on the location of the borrower. In contrast, concentration by sector for loans and advances is measured based on the location of the STB entity holding the asset instead from the perspective of the borrower.

(c) Liquidity risk

Liquidity risk is the risk that STB will encounter difficulty in meeting obligations associated with its financial liabilities that are settled by delivering cash or another financial asset.

This can arise due to maturity mismatches between investment and funding and/or an unexpected outflow of funds (funding risk).

(i) Management of liquidity risk. STB’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities as and when they fall due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to STB’s reputation.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Funding risk is managed on a daily basis by setting an upper limit on the daily funding gap. Daily checks are also conducted to ascertain if future funding gaps, including planned investment amounts, can be covered by assets easily convertible into cash and funds to be raised from the market.

In addition, regular liquidity stress tests which assume stress unique to STB and overall market stress, and based on various scenarios covering “normal conditions” to “times of emergency” are also conducted to ensure that STB has sufficient liquid assets to meet its financial obligation even under a worst-case scenario.

The ALM Committee, assisted by the Treasury Unit, Global Markets Department, is responsible for the management of liquidity risks at STB level.

The Corporate Risk Management Department (middle office) separately monitors these liquidity risks and their reports cover the liquidity positions of STB, operating subsidiaries and foreign branches and are prepared and reviewed on a daily basis. Periodic reports are also submitted to the ALM Committee, Executive Committee and the Board of Directors.

STB relies on deposits, debt securities issued and borrowed funds as its primary sources of funding. While STB’s debt securities and subordinated liabilities have maturities of over one year, deposits from customers and banks generally have shorter maturities. The short-term nature of these deposits increases STB’s liquidity risk, and STB actively manages this risk through maintaining competitive pricing and constant monitoring of market trends.

(ii) Exposure to liquidity risk. Funding risk is managed on a daily basis by setting an upper limit on the projected net cash outflow for the following business day (“daily funding gap”).

Details of the daily funding gap for domestic operation (Japanese yen) are as follows, and similar gap analysis is performed for other currencies:

	2010	2009
	(in billions of yen)

As of March 31	159	155
Maximum for the period	824	333
Minimum for the period	(24)	(12)
Upper limit	(550)	(550)

Residual contractual maturities of financial liabilities

	On Demand	0-3 months	3-12 months	1-3 years	3-5 years	Over 5 years

March 31, 2010
Non-derivative liabilities
Deposits	2,396,389	4,315,939	3,152,269	3,150,712	1,618,924	4,556
Call money	–	79,519	–	–	–	–
Cash collateral on securities lent and repurchase agreements	–	601,787	–	–	–	–
Financial liabilities held for trading	7,386	–	–	–	–	–
Due to trust accounts	–	83,337	–	–	–	–
Principal guaranteed trust certificates	164,861	114,040	165,330	142,188	69,308	195
Debt securities issued	–	543,187	27,905	37,150	115,530	560,857
Borrowed funds	–	476,645	98,941	325,922	157,472	389,538
Other liabilities	246,767	267,576	–	–	–	–

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	On Demand	0-3 months	3-12 months	1-3 years	3-5 years	Over 5 years

Derivative liabilities
Derivatives settled gross:
Outflow	58,415	1,841,315	869,213	604,930	302,802	69,658
Inflow	55,496	1,795,956	835,807	579,281	292,525	66,230
Derivatives settled net:	1,368,425	76,733	396,337	621,327	187,925	64,143
Unrecognized loan commitments	1,515,988	–	–	–	–	–
Financial guarantees and other credit-related contingent liabilities	339,837	–	–	–	–	–

	On Demand	0-3 months	3-12 months	1-3 years	3-5 years	Over 5 years

March 31, 2009
Non-derivative liabilities
Deposits	2,148,076	4,317,338	2,905,379	3,395,517	1,480,352	4,811
Call money	–	133,182	–	–	–	–
Cash collateral on securities lent and repurchase agreements	–	1,236,776	–	–	–	–
Financial liabilities held for trading	2,792	–	–	–	–	–
Due to trust accounts	–	77,578	–	–	–	–
Principal guaranteed trust certificates	168,456	112,427	191,435	224,455	66,624	217
Debt securities issued	–	703,310	40,738	45,156	129,675	700,365
Borrowed funds	0	773,955	107,340	220,492	178,871	312,275
Other liabilities	276,794	251,096	–	–	–	–
Derivative liabilities
Derivatives settled gross:
Outflow	97,025	2,355,920	1,867,023	882,050	413,164	294,647
Inflow	93,746	2,320,809	1,774,735	826,980	387,798	283,389
Derivatives settled net:	1,693,648	59,467	377,762	680,823	378,123	399,640
Unrecognized loan commitments	1,533,213	–	–	–	–	–
Financial guarantees and other credit-related contingent liabilities	422,947	–	–	–	–	–

The previous table shows the undiscounted cash flows on STB’s financial liabilities, unrecognized loan commitments and financial guarantees on the basis of their earliest possible contractual maturity. STB’s expected cash flows on these instruments could vary significantly from this analysis. For instance, demand deposits from customers are expected to maintain stable and unrecognized loan commitments are not all expected to be drawn down immediately.

The gross nominal inflow (outflow) disclosed in the previous table represents the contractual undiscounted cash flows relating to the principal and interest on the financial liability or commitment. The disclosure for derivatives shows a net amount for derivatives that are settled net, and a gross inflow and outflow amount for derivatives that have simultaneous gross settlement.

Trading derivative liabilities forming part of STB’s proprietary trading operations are expected to be closed out prior to contractual maturity. Hence, in respect of these derivative liabilities, the maturity analysis in the previous table reflects the fair values as of the reporting date since contractual maturities are not reflective of the liquidity risk exposure arising from these positions. These fair values are disclosed in the On Demand column. In addition, trading derivative liabilities comprise also derivatives that are entered into by STB with its customers. In respect of these liabilities, which are usually not closed out prior to contractual maturity, the maturity analysis in the previous table reflects the contractual undiscounted cash flows as STB believes that contractual maturities are essential for understanding the timing of cash flows associated with these derivative positions.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

To manage the liquidity risk arising from financial liabilities, STB holds liquid assets comprising cash and cash equivalents and investment-grade investment securities for which there is an active and liquid market. These assets can be readily sold to meet liquidity requirements. In addition, STB believes that demand deposits from customers are expected to maintain a stable balance and other deposits are expected to be rolled-forward upon their maturity. Accordingly, STB believes that it is not necessary to disclose a maturity analysis in respect of its assets to enable users to evaluate the nature and extent of liquidity risk.

(d) Market risk

Market risk is the risk that changes in market prices, such as interest rates, equity prices and foreign exchange rates and credit spreads will affect STB’s income or the value of its holdings of financial assets.

STB’s basic policy for the management of market risks is to proactively take risks within the allowable range and appropriately manage them in a manner that will maximize returns.

(i) Management of market risk. The Board of Directors and Executive Committee determine key matters pertaining to market risk management policies. The ALM Committee discusses and coordinates matters relating to basic asset and liability management policies, as well as risk planning and market risk management. In addition, the ALM Committee, assisted by the Treasury Unit, Global Markets Department, is also responsible for managing and controlling market and liquidity risks on a consolidated basis.

The Corporate Risk Management Department (middle office) is responsible for the monitoring of market and liquidity risks, measuring of risk amount and profits/losses, and planning and promoting market and liquidity risk management measures. The Corporate Risk Management Department also monitors if there have been any breaches of stipulated risk and loss limits. The findings are reported to the ALM Committee on a daily basis and to the Board of Directors on a periodic basis.

Management does not include certain non-marketable equity securities within their scope in the management of market risks. These financial instruments comprise mainly investments in unlisted equity securities, private equity funds and real estate investment funds included in the non-trading account. These securities are not traded, and are not considered to have any market risks.

Instead, management considers investments in unlisted equity securities as having exposure to credit risks and accordingly, the carrying amounts of these investments are included in the disclosure for credit risks. Furthermore, under Japanese GAAP, investments in private equity funds and real estate investment funds are accounted for using the equity method and are excluded from the scope of market risks. The carrying amounts of these investments are included in the disclosure for credit risks.

In addition, certain SPEs which are consolidated under IFRS, are not required to be consolidated under Japanese GAAP, and accordingly, management does not include the financial instruments held by these SPEs within their scope in their management of market risks. For the purpose of these IFRS financial statements, these financial instruments are similarly excluded from the scope of management of market risks. However, a significant proportion of the exposures of these financial instruments offset each other and the net exposure of 37 billion yen as of March 31, 2010 and March 31, 2009, is not considered to have a material impact on the Value at Risk information disclosed below.

(ii) Exposure to market risk. The principal tool used to measure and control market risk exposure is Value at Risk (“VaR”).

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

VaR uses historical actual market fluctuation performance to statistically predict the maximum expected losses under specific adverse market conditions within a certain period (time horizon) and range of specified probability (confidence interval). Based on the VaR model developed by STB, VaR is measured and risks are managed through the calculation of various risk management indicators and carrying out various simulations. The VaR model basically employs the variance-covariance method, and at the same time also uses the historical simulation method for calculating some risks (such as nonlinear risks) in option transactions. By category, market risk can be classified into interest rate risk, stock price risk, and foreign exchange rate risk. Market risk is calculated through the simple summation of all risk categories without considering the correlation between these categories. The VaR is reported to the ALM Committee on a monthly basis, and to the Board of Directors on a quarterly basis.

Although VaR is an important tool for measuring market risk, the assumptions on which the model is based do give rise to certain limitations, including the following:

•	The stipulated holding period assumes that it is possible to hedge or dispose of positions within that period. This may not be the case for highly illiquid assets or in situations in which there is severe general market illiquidity.

•	A 99% confidence interval does not reflect losses that may occur beyond this level. There is a one percent probability that losses could exceed the VaR.

•	VaR is calculated on an end-of-day basis and does not reflect exposures that may arise on positions during a trading day.

•	The use of historical data as a basis for determining the possible range of future outcomes may not always cover all possible scenarios, especially those of an exceptional nature.

•	The VaR measure is dependent upon STB’s position and the volatility of market prices. The VaR of an unchanged position reduces if market price volatility declines and vice versa.

The limitations of the VaR methodology are recognized and addressed by back testing and supplemented by stress testing as follows:

Back testing. STB conducts back testing by comparing the daily-calculated VaR with the actual daily profit or loss. The middle office monitors the results of comparison between actual profit or loss and VaR on a daily basis. In the event where the actual loss exceeds the calculated VaR, the middle office will conduct a factor analysis to ensure the accuracy of the internal model. Results are reported to the Board of Directors on a quarterly basis.

Stress testing. In addition to back testing, STB also conducts stress tests that simulate the extent of potential losses under a situation with changes going beyond statistically expected levels (such as an overrun of the holding period). The middle office carries out appropriate stress testing using multiple stress scenarios, including scenarios based on changes that occurred in the market due to past market events and scenarios that reflect the maximum change that occurred over a certain period of time according to the portfolio characteristics. Stress testing is conducted on a daily basis, and results are reported to the ALM Committee. The results of stress testing are also reported to the Board of Directors on a quarterly basis.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(iii) Trading account. With respect to the monitoring of market risk amount in the trading account, VaR is calculated on a daily basis following, in principle, the measurement criteria below:

VaR measurement standards

•	Confidence interval: One-tailed 99%

•	Holding period: 1 business day

•	Observation period: 260 business days

The market risk amount “VaR” described above are managed to fall within the amount of risk capital allocated to market risks. In the assessment of the adequacy of capital, the integrated risk amount “overall VaR”, which also includes risk amounts of other risk categories than market risk, is compared with risk capital. Please also refer to the section on Capital management for more details.

A summary of the actual VaR positions and the VaR limits for the trading account of STB as of March 31 and during the year then ended is as follows:

		Year Ended March 31
	As of March 31	Average	Maximum	Minimum
	(in billions of yen)

2010
Actual VaR positions	0.7	0.8	1.5	0.4
VaR limits	2.9

2009
Actual VaR positions	1.1	1.7	8.1	0.1
VaR limits	10.3

(iv) Non-trading account. With respect to the monitoring of market risk amount in the non-trading account, VaR is calculated using the same measurement criteria as the trading account, except that the holding period is assumed to be 21 business days and the expiry of transactions is in accordance with the contract terms.

The financial instruments held by newly consolidated SPEs which were previously not required to be consolidated under Japanese GAAP as well as non-marketable equity securities, are also excluded from the scope of market risks and the VaR positions for the non-trading account as disclosed below do not include the exposures arising from these instruments.

All other non-trading financial instruments are included in the scope of the non-trading VaR.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

A summary of the actual VaR positions and the VaR limits for the non-trading account of STB as of March 31 and during the year then ended is as follows:

		Year Ended March 31
	As of March 31	Average	Maximum	Minimum
	(in billions of yen)

2010
Foreign currency and interest rate risk	19.2	38.9	71.6	20.2
Stock price and other risk	139.5	165.4	202.9	119.3

Actual overall VaR positions	158.7	204.3	274.5	139.5

Overall authorized VaR limit	399.0
2009
Foreign currency and interest rate risk	92.7	101.0	136.8	61.6
Stock price and other risk	163.3	165.2	218.3	155.6

Actual overall VaR positions	256.0	266.2	355.1	217.2

Overall authorized VaR limit	466.5

(e) Operational risk

Operational risk is the risk of losses arising from inappropriate business processes, activities of officers/employees and computer systems as well as external incidents. Operational risks include business processing risk, information security risk, compliance risk, human resource risk, event risk and reputational risk. STB’s objective in operational risk management is to prevent such risk from occurring and mitigate STB’s financial losses and damage to our reputation.

STB continuously carries out activities to enhance the staff’s administrative capabilities and the quality of their services. Through training and the constant development of various rules and regulations and their strict implementation, STB aims to enhance the prevention and awareness of operational risks. It is STB’s basic policy to build the internal risk management framework and strengthen its operation so that STB is able to respond promptly and contain damage to a minimum if, by any chance, an accident does indeed occur. Further, operational risk is managed as part of STB’s integrated risk management approach, and is also quantified as part of the required capital under Basel II.

From the viewpoint of building an effective operational risk management framework, STB has developed a framework for the management of operational risks in six subcategories:

(i) Business processing risk managed by Operations Process Planning Department and Personnel Department. The risk of incurring losses arising from executives or employees neglecting to engage in proper business activities, or other incidents such as accident or fraud is managed by Operations Process Planning Department except for internal fraud which is managed by Personnel Department.

(ii) Information security risk managed by IT & Business Process Planning Department. The risk of incurring losses, owing to factors such as improper management of information of clients and the company, system failure or improper management of system development projects.

(iii) Compliance risk managed by Legal and Compliance Department. The risk of incurring losses for reasons such as penalties, claims or lawsuits arising from failure to comply with laws and regulations in Japan and abroad.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(iv) Human resource risk managed by Personnel Department. The risk of incurring losses due to issues such as unequal or unfair management of personnel (including issues related to compensation, benefits and release from employment), and harassment.

(v) Event risk managed by Corporate Administrative Department. The risk of incurring losses arising from extraordinary situations such as natural disasters, war and criminal offenses.

(vi) Reputational risk managed by Corporate Risk Management Department. The risk of incurring losses due to a possible major impact on business as a result of deterioration in reputation for STB, owing to reasons such as mass media reports, rumors or speculation.

The Board of Directors and Executive Committee determine key matters pertaining to operational risk management activities (Operational Risk Management Plan). The Operational Risk Management Committee coordinates the management of respective risk categories amongst the respective responsible departments. Each responsible department is in charge of collecting and assessing various data related to the specific risk categories, and is also responsible for issuing instructions to each business unit.

In addition, the Internal Audit Department conducts periodic reviews of the adequacy and operating effectiveness of the risk management framework.

The results of the internal audit reviews are discussed with the management of the business unit to which they relate, with summaries submitted to senior management of STB, including the Board of Directors.

STB has also put in place a framework to collect and analyze reports on operational accidents for STB as a whole. The Corporate Risk Management Department who is responsible for the comprehensive management of operational risk and coordination of activities of other risk management related departments, will also implement measures to prevent the recurrence of similar accidents.

In addition, on a periodic basis, each business unit:

•	conducts a self-risk assessment;

•	identifies operational risks in each operation in the form of scenarios;

•	estimates the amount and frequency of losses that may arise in each scenario (a situation that could have an impact on the management of STB); and

•	evaluates the extent of the impact.

Based on the results thereof, each department formulates appropriate risk management plans and risk management measures regarding scenarios whose impact it estimates to be large, and follows up on the implementation of those measures.

Additionally, based on the internal loss data collected through operational accident reports and risk assessment results, STB calculates the amount of operational risk on a semi-annual basis using the Monte Carlo simulation method, which estimates the maximum value of losses that could arise during a given period. The operational risk amount thus calculated is distributed to each business unit, and is utilized for internal management purposes, such as the risk quantity plan and corporate profit goal. The status of the occurrence of operational accidents, the results of risk assessments, risk quantity and other reports are submitted to the Executive Committee and the Board of Directors on a periodic basis.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(f) Capital management

Capital management is aimed at ensuring the soundness of STB’s business by improving STB’s capital reserves and maintaining and increasing the efficiency of STB’s business by optimizing the use of capital. Capital management encompasses the implementation of measures concerning capital adequacy, appropriate allocation, evaluation, monitoring and control of capital, and calculation of the capital adequacy ratio as stipulated by laws and regulations.

(i) Capital allocation. Capital is strategically allocated with consideration of the external environment, such as macro-economic environment or capital market environment, and internal factors, such as risk profile or operational conditions, and is monitored and adjusted to maintain sufficient capital and optimize the overall return on capital. The process of allocating capital to specific operations and activities is undertaken independently of those responsible for the operation and is subject to review by the Executive Committee and the Board of Directors.

(ii) Regulatory capital. STB is lead regulated by the Financial Services Agency of Japan. STB and its individually regulated operations have complied with all externally imposed capital requirements throughout the period.

With effect from the end of March 2007, STB is required to comply with the provisions of the Basel II Framework in respect of regulatory capital. Basel II is a set of capital adequacy ratio rules established as a unified international standard determined by the Basel Committee on Banking Supervision.

The framework of Basel II is based on the following three pillars: minimum capital requirements; supervisory review; and market discipline.

(1) The First Pillar – minimum capital requirements. The first pillar is designed to manage the required capital calculated under the regulation-prescribed methods. An internationally active bank is required under Basel II to have a total capital that is at least 8% of the aggregate of credit risk, market risk and operational risk.

(2) The Second Pillar – supervisory review. The second pillar comprises the management of overall risks, including “interest rate risk in the banking account” and “credit concentration risk”, which are particularly important among risks not covered by the first pillar, by the banks themselves, and the examination of the banks’ capital adequacy by the banking supervisory authorities through the processes of evaluation and supervision. It is aimed at maintaining and improving the soundness of the management of banks. STB manages these risks within its internal risk management framework.

(3) The Third Pillar – market discipline. The third pillar is designed to maintain and improve the soundness of bank management by enhancing information disclosure regarding matters related to the first and second pillars, such as capital adequacy and risk management, thereby increasing the effectiveness of market discipline to be exerted on banks.

STB’s regulatory capital is analyzed into two tiers as follows:

•	Tier I capital, which includes common stock, capital surplus, retained earnings, treasury stock, translation reserve, minority interests after deduction for certain items, and non-cumulative preferred securities.

•	Tier II capital, which includes perpetual subordinated bonds, subordinated term debt, and fixed term preferred stock.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Various limits are applied to elements of the capital base. For instance, qualifying Tier II capital cannot exceed Tier I capital. There are also other regulatory adjustments relating to items that are included in equity, but are treated differently for capital adequacy purposes.

The Bank for International Settlements (“BIS”) capital adequacy ratio is calculated on both a consolidated and non-consolidated basis in line with provisions of Article 14-2 of the Banking Act of Japan and on the basis of calculation formula prescribed under the criteria for determining whether a bank’s capital adequacy ratio is appropriate in the context of the assets held (the Financial Services Agency 2006 Notification No. 19, hereinafter referred to as the “Notification”). STB has adopted the Foundation Internal Ratings-Based (“F-IRB”) Approach for the calculation of credit risk-weighted assets and the standardized approach for the calculation of operational risk. STB’s market risk component is a multiple of its VaR calculated using internal models.

Details of the computation of the consolidated BIS capital adequacy ratio that is required to be based on the consolidated financial statements under Japanese GAAP are as set out below:

BIS Capital Adequacy Ratio calculated based on Japanese GAAP in line with the provisions of the Article 14-2 of the Banking Act and the Notification.

BIS Capital Adequacy Ratio
(The amounts and percentages in the table are rounded down. )

	March 31, 2010	March 31, 2009

Tier I
Capital stock	342,037	287,537
Noncumulative perpetual preferred stock	54,500	–
Deposit for subscriptions to shares	–	–
Capital surplus	297,052	242,555
Retained earnings	505,443	463,345
Treasury stock	(465)	(453)
Deposit for subscriptions to treasury stock	–	–
Expected distributed amount	(10,678)	(2,511)
Net unrealized loss on available-for-sale securities	(335)	(109,615)
Foreign currency translation adjustments	(9,922)	(10,111)
Share warrants	–	–
Minority interests	301,361	306,969
Noncumulative preferred securities issued by overseas special purpose companies	280,000	280,000
Business rights equivalents	–	–
Goodwill equivalents	(133,092)	(106,980)
Equivalent to intangible fixed assets recorded through business combination	–	–
Equivalent to the increase in the capital associated with securitization transactions	(2,915)	(1,062)

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	March 31, 2010	March 31, 2009

Equivalent to 50% of the excess of expected loss over qualifying allowance	(22,141)	(7,865)

Total Tier I before deduction of deferred tax assets (aggregate sum of items above)	1,266,342	1,061,806
Deducted amounts of deferred tax assets	–	–

Total (A)	1,266,342	1,061,806
Noncumulative preferred securities attached with step-up interest rate clause (a)	156,000	156,000

Tier II
45% of net unrealized gain on available-for-sale securities	–	–
45% of revaluation reserve for land	505	614
General allowance for loan losses	9,294	9,383
Excess of qualifying allowance over expected loss	–	–
Debt capital	596,823	673,625
Perpetual subordinated debt	186,915	292,740
Subordinated term debt and fixed-term preferred stock	409,907	380,885

Total	606,622	683,624
Included in capital (B)	606,622	683,624

Tier III
Subordinated short-term debt	–	–

Included in capital (C)	–	–

Items for Deduction
Items for deduction (D)	95,604	62,542

Total Qualifying Capital
((A) + (B) + (C) – (D)) (E)	1,777,360	1,682,888

Risk-Weighted Assets
Amount of credit risk-weighted assets (F)	11,963,692	12,943,870
Amount of market risk equivalents (G)	96,869	284,753
Amount of operational risk equivalents (H)	770,806	682,848
Amount obtained by multiplying by 12.5 the excess of the amount obtained by multiplying the old required capital by the rate prescribed by the notification over the new required capital (I)	–	–

Total ((F) + (G) + (H) + (I)) (J)	12,831,367	13,911,473

BIS Capital Adequacy Ratio = E/J x 100 (%)	13.85	12.09

Tier I Capital Ratio = A/J x 100 (%)	9.86	7.63

Ratio of Noncumulative Preferred Securities with Step-up Interest Rate Clauses to Tier I Capital = a/A x 100 (%)	12.31	14.69

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

5.	Critical accounting estimates and judgments

STB’s consolidated financial statements and its financial results are influenced by its accounting policies, assumptions, estimates and management judgment, which necessarily have to be made in the course of the preparation of the consolidated financial statements. STB makes estimates and assumptions that affect the reported amounts of assets and liabilities within the next financial year. All estimates and assumptions required in conformity with IFRS are management’s best estimates undertaken in accordance with the applicable standards. Estimates and judgments are evaluated on a continuous basis, and are based on past experience and other factors, including expectations with regard to future events. Accounting policies and management’s judgments for certain items are especially critical for STB’s results and financial situation due to their materiality. Management estimates and judgments may change from time to time as the new information becomes available. Changes in these estimates and judgments will have an impact on the consolidated financial statements of STB and will be recorded in the period the changes occur.

(a) Impairment of financial instruments carried at amortized cost

STB reviews the portfolios of loans and advances, investment securities classified as held-to-maturity or loans and receivables and other assets to assess impairment regularly. In determining whether impairment losses should be recorded in the consolidated income statement, STB makes judgments as to whether there is any observable data indicating an impairment trigger followed by measurable decrease in the estimated future cash flows from the portfolios of loans and advances, investment securities and other assets. This evidence may include observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in STB. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the portfolios when scheduling its future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. See Notes 2.23 and 38 for further information.

(b) Impairment of available-for-sale equity investments

STB determines that available-for-sale equity investments are impaired when there has been a significant or prolonged decline in the fair value below their cost. This determination of what is significant or prolonged requires judgment. In making this judgment, STB evaluates, among other factors, the volatility in share price. In addition, objective evidence of impairment may be the deterioration in the financial health of the investee, industry and sector performance, changes in technology, and operational and financing cash flows. See Notes 2.23 and 38 for further information.

(c) Impairment of available-for-sale debt investments

STB determines that available-for-sale debt securities are impaired and impairment losses are incurred if there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the debt investment, and that loss event or events has had an impact on the estimated future cash flows of the debt investment that can be reliably estimated.

STB exercise judgment in determining whether there is objective evidence that an impairment loss has been incurred. Typically, STB determines such events based on deterioration in debtor’s creditworthiness in accordance with STB’s internal rating. In determining the credit rating of the debtor, STB considers factors such as estimated cash flows, financial ratios, financial situation of the debtor, and external credit rating. Once

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

impairment has been identified, the amount of impairment loss is measured with reference to the fair value of the debt investment. More information on assumptions and estimates requiring judgment relating to the determination of fair values of financial instruments is provided below in ‘(d) Fair value of financial instruments’.

In a subsequent period, if the fair value of an available-for-sale debt security increases and the increase can be objectively related to an event occurring after recognition of an impairment loss and it has an impact on the estimated future cash flows, the impairment is reversed through the consolidated income statement. The determination of a loss event or reversal of a loss event requires significant judgment. STB determines such events based on improvement in the debtor’s creditworthiness in accordance with STB’s internal rating. In determining the credit rating of the debtor, STB considers same factors as stated above. See Notes 2.23 and 38 for further information.

(d) Fair value of financial instruments

The fair value of financial instruments where no active market exists or where quoted prices are not otherwise available is determined by using valuation techniques. In these cases, the fair values are estimated from observable data in respect of similar financial instruments or using models. Where market observable inputs are not available, they are estimated based on appropriate assumptions. Where valuation techniques (for example, models) are used to determine fair values, they are validated and periodically reviewed by qualified personnel independent of those that sourced them. All models are certified before they are used, and models are assessed to ensure that outputs reflect actual data and comparative market prices. To the extent practical, models use only observable data; however, areas such as credit risk (both own credit risk and counterparty risk), volatilities and correlations require management to make estimates. Changes in assumptions about these factors could affect the reported fair value of financial instruments. See Note 2.6.6 for further information. Also see Note 32 for sensitivity information for financial instruments.

(e) Income taxes

Deferred tax assets are recognized only if it is probable that they can be realized. Future realization of the tax benefit of existing deductible temporary differences or tax losses carried forward ultimately depends on the existence of sufficient taxable income in future periods. In determining deferred tax assets, STB performs a review of future taxable income, exclusive of reversing temporary differences and carryforwards. Future taxable income is developed from forecasted operating results, based on recent historical trends and approved business plans, the eligible carryforward periods and other relevant factors. See Notes 2.14 and 25 for further information.

(f) Retirement benefits

The present value of the retirement benefit obligations depend on a number of factors that are determined on an actuarial basis using a number of assumptions. Any changes in these assumptions will impact the carrying amount of pension obligations. The assumptions used in determining the net cost (income) for pensions include the discount rate. STB determines the appropriate discount rate at the end of each year. This is the interest rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the pension obligations. In determining the appropriate discount rate, STB considers the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. See Notes 2.15 and 26 for further information.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(g) Impairment of goodwill

STB tests goodwill for impairment annually or more frequently if events or changes in circumstances, such as an adverse change in business climate, indicate that goodwill may be impaired. The determination of the recoverable amount of cash-generating units with goodwill in the impairment assessment requires subjective judgments that involve the use of estimates and assumptions, particularly related to the cash flow projections and the appropriate discount rate. For the purpose of the goodwill impairment test, the cash flow projections are based on financial plans approved by management and, are developed to a five-year period. Earnings projections beyond the initial five-year period are, where applicable, adjusted to derive a sustainable level and assumed to increase by or converging towards a constant long-term growth rate, which is based on expectations for the development of gross domestic product and inflation, and are captured in the terminal value. The discount rates applied are determined based on the capital asset pricing model which is comprised of a risk-free interest rate, a market risk premium and a factor covering the systematic market risk (“beta factor”). The values for the risk-free interest rate, the market risk premium and the beta factors are determined using external sources of information. Business specific beta factors are determined based on a respective group of peer companies. These estimates and assumptions could be affected depending on changes in business environment, which could change the recoverable amount used for impairment testing. Refer to Note 16 for goodwill impairment testing details.

6.	Segment reporting

STB provides various financial products and a wide range of services to its clients. In applying IFRS 8, STB has considered the Executive Committee to be the CODM. In addition, STB has determined five operating segments based on the reports generated by the management reporting system and reviewed by the CODM in making their strategic decisions, including resource allocation and performance assessment of the operating segments. The management reporting system provides information on the performance of each segment by aggregating the revenue and costs of each segment based on the individual products and services provided by respective segments. The management reporting system focuses on the net performance of each segment, and hence only information on net revenue of each product and service and operating expenses for each segment is available. In addition, STB is required to make certain estimates in the preparation of the management reports.

All operating segments used by management meet the definition of a reportable segment under IFRS 8.

STB’s five operating segments and their respective operations are as follows:

Retail Financial Services Business

Retail Financial Services Business provides personal clients with a broad array of financial products and services. These include provision of (1) mortgage loans, (2) investment opportunities through the offering of products such as time deposits, foreign currency deposits, mutual funds and annuities, and (3) trust and estate administration services.

Wholesale Financial Services Business

Wholesale Financial Services Business provides corporate loans, non-recourse loans, and project finance to primarily corporate clients in both domestic and overseas financial markets. Wholesale Financial Services Business also provides securitization services which allow corporate clients to have access to capital markets.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Other services provided include M&A advisory, family business succession planning, as well as stock transfer agency service for listed corporations.

Global Markets Business

Global Markets Business carries out STB’s proprietary investment activities as well as services pertaining to interest and foreign exchange related products. Such services include the quoting of foreign exchange related transactions as well as for a variety of derivative instruments relating to foreign exchange and interest rates for both corporate and personal clients in Tokyo and other major financial centers in Japan and worldwide. In addition, Global Markets Business also arranges structured deposits with built-in options for both corporate and personal clients.

Global Markets Business also controls STB’s overall financial position and risk through its asset-liability management activities.

Fiduciary Services Business

Fiduciary Services Business comprises three sub-businesses: pension trust, investment management and securities processing services.

The pension trust sub-business provides a complete suite of pension-related services ranging from launching of pension scheme to the administration and management of pension funds. The investment management sub-business provides asset management services to institutional investors. In terms of the development and distribution of mutual funds and related products, Retail Financial Services Business is responsible for such activities. The securities processing services sub-business provides custody, settlement services and securities lending services.

Real Estate Business

Real Estate Business provides real estate related transaction services, investment management and real estate appraisal services in Japan. Types of transaction services provided by Real Estate Business include real estate agency business, corporate owned property securitization and property development consulting. Real estate investment management performs both syndication of funds such as REITs and manages STB’s proprietary investment in REITs and real estate private funds. Real estate business also provides property appraisal service for commercial and residential properties in Japan.

The segment information is derived from the management reporting system and is prepared primarily in accordance with Japanese GAAP, as modified by management accounting rules and practices. Accordingly, the format and information is very different from the consolidated income statement prepared on the basis of IFRS.

The key measure used by the CODM for making their strategic decisions is primarily segment operating profit or loss which is defined as net revenue less operating expenses.

In the table below, net revenue, operating expenses and reportable segment operating profit or loss are presented as segment information. It is neither practical nor cost-effective to provide the other disclosure items required by IFRS 8 Operating Segments as these items are not provided to the CODM on a regular basis. In addition, information on segment assets and liabilities is not provided regularly to the CODM. Accordingly, information on segment assets and liabilities is not disclosed.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(a) Reportable segments

	Retail	Wholesale Financial	Global	Fiduciary
	Financial Services	Services	Markets	Services	Real Estate	Total

Year ended March 31, 2010
Net revenue	80,987	156,898	77,902	69,593	18,952	404,332
Operating expenses	62,844	54,783	10,854	45,343	14,902	188,726

Reportable segment operating profit	18,143	102,115	67,048	24,250	4,050	215,606

Year ended March 31, 2009
Net revenue	84,302	155,829	142,311	62,775	21,868	467,085
Operating expenses	61,728	60,580	11,611	31,430	16,222	181,571

Reportable segment operating profit	22,574	95,249	130,700	31,345	5,646	285,514

Net revenue consists of net interest income, net fee and commission, net trading income and other investment income arising from non-trading debt securities. Certain allocation of net revenue is made by the management reporting system. For example, in terms of loan products, which are mainly provided by the Retail Financial Services and Wholesale Financial Services Businesses segments, net revenue is derived based on a predetermined standard net revenue for each loan product, that takes into account net interest spread, fee and commission and direct costs, but excludes credit costs, multiplied by the size of the respective loan books. The segment providing the source of the funds for a particular loan will be allocated a portion of the net revenue based on a predetermined internal rate of funding.

Operating expenses comprises general and administrative expenses and does not include credit costs. Costs are allocated to the respective segments based on various drivers depending on the nature of the expenses.

Profit or loss not related to traditional banking activities such as sale of equity securities and equity-related derivatives is excluded from the segment net revenue and segment operating expenses. In addition, items considered as ‘non-recurring’ under Japanese GAAP such as impairment losses on securitization products classified as available-for-sale, certain items pertaining to defined benefit plans, profit or loss on disposal of fixed assets and recoveries of loans written off in prior years are also excluded from the segment net revenue and segment operating expenses.

(b) Reconciliation

As set forth above, the management bases and the income and expenses items covered are very different between the internal management reporting system and the accompanying consolidated income statement prepared in accordance with IFRS. Therefore, it is impracticable to present reconciliations of the business segments’ total information, other than operating profit, to corresponding items in the accompanying

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

consolidated income statement. A reconciliation of the operating profits under the internal management system to profit before income tax expenses shown in the consolidated income statement is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Reportable segment	215,606	285,514
Credit cost	(6,149)	(170,099)
Capital cost	(19,143)	(23,800)
Head office cost	(12,640)	(13,838)
Past service cost and amortization of net actuarial losses	(16,569)	(9,901)
Equity related losses	(19,181)	(38,516)
Gain on contribution of securities to retirement benefit trust (Note 26)	–	21,538
Dividend received from strategic investment in equity securities	20,975	11,300
Impairment of goodwill	(34,438)	–
Other	4,697	(8,632)

Profit before income tax expenses (Japanese GAAP)	133,158	53,566
Adjustments from Japanese GAAP to IFRS	13,560	(11,787)

Profit before income tax expenses	146,718	41,779

(c) Foreign activities

The geographical analysis of income and non-current assets are prepared in accordance with IFRS.

STB and its major subsidiaries are domiciled in Japan. Foreign activities are defined as business transactions that involve customers residing outside of Japan. Breakdown of total income from operations in Japan and outside Japan, excluding provision for credit losses, is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Income from operations in Japan	370,406	466,911
Income from operations outside Japan	55,878	15,727

Consolidated total income, excluding provision for credit losses	426,284	482,638

The geographic analysis of non-current assets is based on the location of the entity which holds the assets. The total of non-current assets, other than financial instruments, deferred tax assets, and post-employment benefits are as follows:

	March 31, 2010	March 31, 2009

Japan	373,726	309,997
Foreign countries	1,712	1,605

	375,438	311,602

There is no single external customer whose transactions are equal to or more than 10% of STB’s revenue.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

7.	Cash and deposits with banks

The details of cash and deposits with banks are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Cash in hand	65,704	58,615	138,269
Deposits with the Bank of Japan	417,819	206,740	302,158
Non-interest-bearing deposits with other banks	140,793	187,783	2,211
Interest-bearing deposits with other banks	403,503	215,046	569,103

Total	1,027,819	668,184	1,011,741

Less: Interest-bearing deposits with other banks	403,503	215,046	569,103

Cash and cash equivalents	624,316	453,138	442,638

Current	1,026,532	666,359	1,009,662
Non-current	1,287	1,825	2,079

Cash and cash equivalents include cash in hand, deposits with the Bank of Japan, and non-interest-bearing deposits with other banks, which have original maturities of three months or less, are subject to insignificant risk of changes in their value and are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes.

Under Japanese law, Japanese banks are required to maintain reserves on deposits with the Bank of Japan based on amount of deposit balances and certain other factors. There are similar reserve deposit requirements for foreign offices engaged in banking businesses in foreign countries. Deposits with the Bank of Japan is an average reserve which is required to be maintained for a certain period, however, the balance can be withdrawn on demand similar to a demand deposit if certain conditions are met. As of March 31, 2010, March 31, 2009 and April 1, 2008, STB has met these conditions and accordingly, Deposits with the Bank of Japan are included in cash and cash equivalents. Average reserves with the Bank of Japan maintained by STB during the fiscal years ended March 31, 2010, March 31, 2009 and April 1, 2008 were 136,248 million yen, 138,829 million yen and 127,110 million yen, respectively.

Reserve deposits for banking business in foreign countries are included in interest-bearing deposits with other banks.

Interest-bearing deposits with other banks are held for investment or other purposes and are not held for the purpose of meeting STB’s short-term cash commitments. Accordingly, these deposits are excluded from cash and cash equivalents.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

8.	Financial assets held for trading

The financial assets held for trading are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Equity securities
Listed	90,016	39,439	18,290
Unlisted	457	–	9,628

Equity securities total	90,473	39,439	27,918
Debt securities
Government bonds	25,155	11,706	5,416
Municipal bonds	817	1,012	1,057
Corporate bonds	434,721	657,925	477,429

Debt securities total	460,693	670,643	483,902

Total	551,166	710,082	511,820

Current	551,166	710,082	511,820
Non-current	–	–	–

9.	Derivative financial instruments

STB transacts in various derivatives such as interest rate swaps, options and futures, forward foreign exchange contracts, currency option contracts, currency swaps, bond futures, bond options, stock index futures, and credit related derivatives.

STB utilizes these derivative financial instruments in its normal course of business for risk management and proprietary trading purposes including transactions with its customers. Certain derivatives are held for risk management purposes and economically hedge STB’s exposures to foreign currency, interest rate, equity market and credit risks, but may not qualify for hedge accounting under IAS 39, or the existing hedging relationship do not fully meet the hedge accounting criteria such as documentation requirement. All derivatives are recognized on the consolidated statement of financial position at fair value as Derivative financial instruments, with changes in fair value recognized in the consolidated income statement as Net gains (losses) on financial instruments classified as held for trading.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The following table shows the fair values of derivative financial instruments, recorded as assets or liabilities, together with their notional amounts:

	March 31, 2010			March 31, 2009			April 1, 2008
	Notional			Notional			Notional
	contract	Fair value	Fair value	contract	Fair value	Fair value	contract	Fair value	Fair value
	amount	assets	liabilities	amount	assets	liabilities	amount	assets	liabilities

Interest rate:
Listed interest rate futures	17,940,311	16,177	16,549	17,807,846	42,166	39,619	42,355,407	61,716	61,693
Listed interest rate options	1,775,868	129	115	319,830	43	37	790,371	50	84
OTC interest rate swaps	142,571,671	2,441,818	2,293,352	116,294,300	2,814,011	2,694,933	93,128,887	1,402,630	1,339,535
OTC interest rate options	21,423,027	180,775	161,917	39,704,553	613,554	539,271	41,969,409	425,080	261,515

Subtotal	183,710,877	2,638,899	2,471,933	174,126,529	3,469,774	3,273,860	178,244,074	1,889,476	1,662,827
Foreign currency:
OTC currency swaps	2,200,900	152,511	13,238	2,380,229	144,972	33,345	1,920,114	118,032	21,630
Forward	6,813,134	102,427	106,978	11,363,691	203,804	186,691	8,400,528	136,993	155,051
OTC currency options	10,135,328	228,109	218,193	9,948,006	192,343	223,695	5,361,762	111,629	118,901

Subtotal	19,149,362	483,047	338,409	23,691,926	541,119	443,731	15,682,404	366,654	295,582
Stock:
Listed stock index futures	52,698	624	377	18,143	200	637	77,940	474	845
Listed stock index options	5,305	36	36	7,685	73	10	30,277	235	52
Conversion options	20,667	0	5,317	20,040	0	1,105	20,040	2,767	5
OTC stock index swaps	107,328	7,421	7,421	112,612	9,141	9,141	64,600	3,747	3,747

Subtotal	185,998	8,081	13,151	158,480	9,414	10,893	192,857	7,223	4,649
Bond:
Listed bond futures	496,761	564	661	277,049	884	1,023	2,014,351	8,729	12,339
Listed bond futures options	17,352	12	14	32,426	13	67	233,792	414	550

Subtotal	514,113	576	675	309,475	897	1,090	2,248,143	9,143	12,889
Credit contracts:
OTC credit related contracts	409,178	391	3,271	479,912	6,135	21,858	437,376	2,456	12,768

Total	203,969,528	3,130,994	2,827,439	198,766,322	4,027,339	3,751,432	196,804,854	2,274,952	1,988,715

Current		1,760,357	1,558,624		2,207,972	1,979,042		1,133,113	972,009
Non-current		1,370,637	1,268,815		1,819,367	1,772,390		1,141,839	1,016,706

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

10.	Investment securities

STB’s investment securities by category are summarized as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Equity securities
Available-for-sale	672,155	603,763	943,574
Debt securities
Available-for-sale	2,312,206	3,043,603	2,587,315
Loans and receivables	705,593	786,433	640,947
Held-to-maturity	259,558	356,274	576,647

Subtotal	3,277,357	4,186,310	3,804,909

Total	3,949,512	4,790,073	4,748,483

Equity securities
Current	–	–	–
Non-current	672,155	603,763	943,574

Debt securities
Current	698,996	381,255	411,193
Non-current	2,578,361	3,805,055	3,393,716

(a) Components of investment securities classified as available-for-sale

	March 31, 2010	March 31, 2009	April 1, 2008

Equity securities
Listed	514,918	417,934	668,994
Unlisted	157,237	185,829	274,580

Equity securities total	672,155	603,763	943,574
Debt securities
Government bonds	1,905,851	2,590,788	1,449,464
Municipal bonds	11,822	11,758	25,599
Corporate bonds	394,533	441,057	1,112,252

Debt securities total	2,312,206	3,043,603	2,587,315

Total	2,984,361	3,647,366	3,530,889

(b) Components of investment securities classified as loans and receivables

	March 31, 2010	March 31, 2009	April 1, 2008

Debt securities
Corporate bonds	705,593	786,433	640,947

Total	705,593	786,433	640,947

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(c) Components of investment securities classified as held-to-maturity

	March 31, 2010	March 31, 2009	April 1, 2008

Debt securities
Government bonds	236,269	331,932	439,650
Municipal bonds	–	50	100
Corporate bonds	23,289	24,292	136,897

Total	259,558	356,274	576,647

(d) Reclassifications out of available-for-sale investment securities

For the year ended March 31, 2009, certain asset-backed securities that were previously classified as available-for-sale investment securities were reclassified to loans and receivables. In its consolidated financial statements for the year ended March 31, 2009 prepared under Japanese GAAP, STB also reclassified these available-for-sale asset-backed securities to the held-to-maturity category.

This reclassification was based on the judgment that the financial market circumstances experienced in the second half of 2008 constituted rare circumstances involving many entities experiencing continuous difficulties in selling asset-backed securities for an extended period of time. This arose mainly due to a decline in market liquidity which was triggered by significant changes in the market environment.

The reclassifications under both Japanese GAAP and IFRS were made with effect from December 26, 2008 at the fair value at that date. The table below sets out the carrying amounts and fair values of the financial assets reclassified.

	March 31, 2010		March 31, 2009		December 26, 2008
	Carrying		Carrying
	amount	Fair value	amount	Fair value	Amounts reclassified

Available-for-sale investment securities reclassified to loans and receivables	262,656	307,857	300,957	273,622	288,058

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The table below sets out the amounts actually recognized in profit or loss and other comprehensive income (pre-tax) in respect to the financial assets reclassified out of available-for-sale investment securities:

	Year ended
	March 31, 2010		March 31, 2009
		Other		Other
		Comprehensive		Comprehensive
	Profit or (loss)	income (losses)	Profit or (loss)	income (losses)

Periods before reclassification
Available-for-sale investment securities reclassified to loans and receivables
Interest income	–	–	14,263	–
Exchange differences	–	–	44,678	–
Net change in fair value	–	–	–	(66,132)

Total	–	–	58,941	(66,132)

Periods after reclassification
Available-for-sale investment securities reclassified to loans and receivables
Interest income	17,535	–	5,559	–
Amortization of fair value reserve through profit or (loss)	(12,546)	12,546	(2,570)	2,570

Net interest income	4,989	–	2,989	–
Exchange differences	(5,210)	–	(3,427)	–
Net impairment loss on financial assets	(5)	–	(2)	–

Total	(226)	12,546	(440)	2,570

For the year ended March 31, 2008, STB recognized interest income of 19,898 million yen, exchange differences of 29,820 million yen, and decrease in fair value reserve of 49,213 million yen in respect of the financial assets reclassified from investment securities classified as available-for-sale to investment securities classified as loans and receivables during the year ended March 31, 2009.

The table below sets out the amounts that would have been recognized if the reclassifications had not been made:

	March 31, 2010		March 31, 2009
		Other		Other
		Comprehensive		comprehensive
	Profit or (loss)	income (losses)	Profit or (loss)	income (losses)

Available-for-sale investment securities reclassified to loans and receivables
Interest income	4,989	–	17,252	–
Exchange differences	(5,069)	–	33,639	–
Net change in fair value	–	85,086	–	(97,023)

Total	(80)	85,086	50,891	(97,023)

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

As of December 26, 2008, the effective interest rates on reclassified available-for-sale investment securities ranged from 1.9% to 17.6% with expected recoverable cash flows of 432,670 million yen.

11.	Loans and advances

(a) Net loans and advances

	March 31, 2010	March 31, 2009	April 1, 2008

Gross loans and advances	13,883,591	13,609,320	13,425,575
Less allowance for loan losses comprising:	(102,768)	(114,621)	(60,707)
Allowance for collectively impaired loans and advances	(31,594)	(39,516)	(36,121)
Allowance for individually impaired loans and advances	(71,174)	(75,105)	(24,586)

Net loans and advances	13,780,823	13,494,699	13,364,868

Current	3,664,891	3,769,632	3,894,150
Non-current	10,115,932	9,725,067	9,470,718

Loans and advances include finance lease receivables as follows:

			Present value of
	Gross investment		minimum lease
	in finance lease	Future finance	payments	Unguaranteed
	receivables	income	receivables	residual values

March 31, 2010
Lease receivables
Less than one year	286,755	4,942	281,813	5,645
Between one and five years	560,791	43,105	517,686	15,647
More than five years	66,147	23,644	42,503	2,160

Total	913,693	71,691	842,002	23,452

March 31, 2009
Lease receivables
Less than one year	287,792	5,316	282,476	6,295
Between one and five years	598,090	45,878	552,212	16,734
More than five years	46,781	16,302	30,479	2,033

Total	932,663	67,496	865,167	25,062

April 1, 2008
Lease receivables
Less than one year	299,811	5,693	294,118	7,420
Between one and five years	605,500	44,197	561,303	18,762
More than five years	44,044	13,524	30,520	2,313

Total	949,355	63,414	885,941	28,495

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The allowance for uncollectible minimum lease payments receivables is as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Accumulated allowance for uncollectible minimum lease payments	11,060	10,532	8,113

STB leases a variety of assets to third parties under finance leases, including equipment, vessel and machinery. The lease terms are for periods of four to fourteen years where substantially all the risks and rewards lie with the lessees. At the end of lease terms, assets may be sold to third parties or leased for further terms.

(b) Reconciliation of allowance for loan losses

	Year ended
	March 31, 2010			March 31, 2009
	Collective	Individual	Total	Collective	Individual	Total

Allowance for loan losses at beginning of the year	39,516	75,105	114,621	36,121	24,586	60,707
Provision for loan losses	(7,168)	35,073	27,905	3,913	93,069	96,982
Charge off for the year	–	(40,063)	(40,063)	–	(43,544)	(43,544)
Recoveries	–	1,359	1,359	–	973	973
Changes in STB consolidation scope	(692)	–	(692)	(373)	–	(373)
Exchange rate/other	(62)	(300)	(362)	(145)	21	(124)

Allowance for loan losses at end of the year	31,594	71,174	102,768	39,516	75,105	114,621

12.	Collateral

(a) Assets pledged as collateral to counterparties

Assets are pledged as collateral for deposits, repurchase agreements with other banks, borrowings and for security deposits relating to foreign exchange transactions or futures transactions.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The nature and carrying amounts of the assets pledged as collateral are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Assets pledged as collateral
Financial assets held for trading	313,970	508,253	343,204
Investment securities – debt securities	1,177,150	1,983,158	1,117,939
Loans and advances	701,618	570,483	273,207
Investment property	61,198	65,556	17,300
Other assets	11,175	17,262	37,788

Total	2,265,111	3,144,712	1,789,438

Corresponding liabilities
Deposits	24,461	22,097	35,211
Cash collateral on securities lent	–	–	131,957
Repurchase agreements	601,787	1,236,776	790,589
Borrowed funds	412,211	760,698	188,041

Total	1,038,459	2,019,571	1,145,798

In addition to the items outlined above, investment securities of 684,166 million yen, 705,367 million yen and 570,677 million yen and other assets of 172 million yen, 172 million yen and 197 million yen as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively, were pledged mainly as collateral in substitution for settlement of cash or margin for futures markets. Other assets included margin for futures markets of 4,289 million yen, 2,912 million yen and 5,005 million yen, security deposits of 17,431 million yen, 16,681 million yen and 16,786 million yen, and cash collateral for derivatives transactions of 56,139 million yen, 50,144 million yen and 5,076 million yen as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively.

Assets transferred where the transferee has the right to sell or repledge are disclosed on the face of the consolidated statement of financial position. These amounts were 574,427 million yen, 1,232,739 million yen and 910,530 million yen, as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively.

(b) Collateral accepted from counterparties as security for assets

The fair value of financial assets accepted as collateral that STB is permitted to sell or repledge in the absence of default is nil, 295,346 million yen and 152,050 million yen as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively. STB is obliged to return equivalent securities. There are no financial assets accepted as collateral that have been sold or repledged.

These transactions are conducted under terms that are usual and customary to securities borrowing and lending activities.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

13.	Investment in associates and joint ventures

The following table shows investment in associates and joint ventures with STB’s ownership information. Investment in associates and joint ventures is accounted for using the equity method of accounting.

	Ownership percentage
	March 31, 2010	March 31, 2009	April 1, 2008

Associates:
Top REIT Asset Management Co., Ltd.	38.00%	38.00%	38.00%
HR One Corporation (formerly known as “Human Resource Management Service & Consulting Co., Ltd.”)[1]	35.89%	38.89%	38.89%
Japan Trustee Services Bank, Ltd.	33.33%	33.33%	33.33%
Japan Trustee Information Systems, Ltd.	33.33%	33.33%	33.33%
Rongtong Fund Management Co., Ltd.[2]	40.00%	–	–
MCo2, L. L. P. [3]	99.01%	99.01%	99.01%
OLYMPUS CAPITAL JAPAN I, L. P. [3,4]	–	99.50%	99.50%
Global Vintage Fund 2008, L. P. [5]	19.28%	19.28%	–

Joint ventures:
Japan Pension Operation Service, Ltd.	50.00%	50.00%	50.00%
SBI Sumishin Net Bank, Ltd.	50.00%	50.00%	50.00%
Sumishin Life Card Company, Ltd.[6]	40.00%	40.00%	51.00%
BUSINEXT CORPORATION	40.00%	40.00%	40.00%

1.	During the fiscal year ended March 31, 2010, shareholders of Human Resource Management Service & Consulting Co., Ltd. (“HRMSC”) and Mitsubishi Corporation, parent company of Human Link Corporation (“HLO”) reached the agreement to merge HRMSC and HLO. As a result of this merger, the name of the company was changed from HRMSC to HR One Corporation, and the ownership held by respective shareholders including STB was revised.

2.	During the fiscal year ended March 31, 2010, STB acquired Rongtong Fund Management Co., Ltd. (“RFM”) through the acquisition of Nikko Asset Management Co., Ltd., who owns a 40% share of RFM.

3.	STB has no voting rights attached to the equity interest and does not have control over the investees. Instead, the general partners of the investees control all aspects of the financing and operating policies of these partnerships.

4.	During the fiscal year ended March 31, 2010, OLYMPUS CAPITAL JAPAN I, L. P. was liquidated and a final capital distribution was made to the respective investors.

5.	STB has significant influence over the investee because of its participation in the “Investor Committee” which decides key operational decisions of the investee.

6.	During the fiscal year ended March 31, 2009, Sumishin Life Card Company, Ltd. (“SLC”) allocated its newly issued share capital to third parties. As a result, STB’s ownership in SLC decreased.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The following table shows the summary of movements in investment in associates and joint ventures:

	March 31, 2010	March 31, 2009

Balance at beginning of the year	33,847	36,809
Addition	12,991	4,705
Share of profit	1,436	2,285
Dividends received	(154)	(239)
Distribution	(84)	(5,088)
Other equity movements	363	(4,625)[1]

Balance at end of the year	48,399	33,847

1.	The amount primarily represents net change in net gains (losses) on available-for-sale financial assets. During the year ended March 31, 2009, one of STB’s associates sold its partnership investment. As a result, the majority of unrealized gain recorded at the beginning of the year was realized.

Investment in associates and joint ventures is not expected to be realized within twelve months from the respective reporting dates.

Summarized condensed financial information of STB’s associates and joint ventures accounted for using the equity method of accounting are as follows:

	Financial information of associates and joint ventures
	Assets	Liabilities	Revenues	Profit

As of and for the year ended March 31, 2010
Associates	1,166,701	1,086,937	58,738	4,296
Joint ventures	1,318,207	1,276,779	33,020	(2,339)

Total	2,484,908	2,363,716	91,758	1,957

As of and for the year ended March 31, 2009
Associates	1,222,029	1,155,791	52,540	5,576
Joint ventures	738,231	701,234	25,799	(3,474)

Total	1,960,260	1,857,025	78,339	2,102

(a) Associates

In general, the reporting dates of all material associates are consistent with the reporting date of STB. However, for practical reasons, the reporting dates of certain associates differ from the reporting date of STB. In such cases, the difference between the reporting date of the associates and that of STB is no more than three months.

There were no published price quotations for any associates of STB. Furthermore, there are no significant restrictions on the ability of the associates to transfer funds to STB in the form of cash dividends, or repayment of loans or advances.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The investees have no significant contingent liabilities to which STB is exposed. In addition, there was no unrecognized share of losses of an investee, for the period ended, or cumulatively.

(b) Joint ventures

The reporting dates of joint ventures listed above are consistent with the reporting date of STB. There are no contingent liabilities relating to STB’s interest in joint ventures and no contingent liabilities of the ventures themselves. STB’s share of the joint ventures’ commitments is nil.

14.	Property and equipment

The following table shows the summary of movement in property and equipment:

	Land and	Equipment and	Construction in
	buildings	others[1]	progress[2]	Total

As of April 1, 2008
Cost	137,056	78,481	61	215,598
Accumulated depreciation	(18,923)	(41,283)	–	(60,206)
Accumulated impairment	(5,570)	(351)	–	(5,921)

Net book value	112,563	36,847	61	149,471

Year ended March 31, 2009
Additions	4,247	15,998	2,537	22,782
Disposals	(1,524)	(3,010)	–	(4,534)
Impairment	(168)	(50)	–	(218)
Depreciation charge	(2,030)	(10,627)	–	(12,657)
Transfer	–	–	(1,654)	(1,654)
Exchange differences	(33)	29	–	(4)
Others	(10)	(163)	–	(173)

Closing net book value	113,045	39,024	944	153,013

As of March 31, 2009
Cost	131,785	77,601	944	210,330
Accumulated depreciation	(17,747)	(38,229)	–	(55,976)
Accumulated impairment	(993)	(348)	–	(1,341)

Net book value	113,045	39,024	944	153,013

Year ended March 31, 2010
Additions	1,582	9,675	3,986	15,243
Disposals	(2,857)	(1,949)	–	(4,806)
Impairment	(207)	(70)	–	(277)
Depreciation charge	(2,151)	(9,095)	–	(11,246)
Addition through business combination	258	310	–	568
Transfer	–	–	(1,127)	(1,127)

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Land and	Equipment and	Construction in
	buildings	others[1]	progress[2]	Total

Exchange differences	0	(162)	–	(162)
Others	(32)	(93)	–	(125)

Closing net book value	109,638	37,640	3,803	151,081

As of March 31, 2010
Cost	130,282	78,879	3,803	212,964
Accumulated depreciation	(19,614)	(40,834)	–	(60,448)
Accumulated impairment	(1,030)	(405)	–	(1,435)

Net book value	109,638	37,640	3,803	151,081

1.	Including assets subject to operating leases with a net carrying amount of 25,884 million yen, 26,709 million yen and 25,032 million yen as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively. The depreciation charge derived from assets subject to operating leases is 5,905 million yen and 7,408 million yen for the years ended March 31, 2010 and 2009, respectively, which is classified within Other expenses in the consolidated income statement.

2.	Including the costs related to the construction of Marunouchi Building which commenced in January 2009. The estimated total expenditure for the construction is 26,800 million yen. STB had outstanding balances for contractual commitments related to the construction in the amount of 18,347 million yen and 11,015 million yen as of March 31, 2010 and 2009, respectively.

Property and equipment are not expected to be realized within twelve months from the respective reporting dates.

There were no capitalized borrowing costs related to the acquisition of property and equipment during the years ended March 31, 2010 and 2009.

The impairment losses on property and equipment are recorded within Other expenses in the consolidated income statement.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

15.	Investment property

The following table shows the summary of movement in investment property:

Investment
property

As of April 1, 2008
Cost	49,211
Accumulated depreciation	(102)
Accumulated impairment	–

Net book value	49,109

Year ended March 31, 2009
Additions	28,374
Disposals	(4,847)
Impairment	–
Depreciation charge	(588)
Others	(3)

Closing net book value	72,045

As of March 31, 2009
Cost	72,728
Accumulated depreciation	(683)
Accumulated impairment	–

Net book value	72,045

Year ended March 31, 2010
Additions	2
Disposals	(2,444)
Impairment	(2,725)
Depreciation charge	(855)
Others	5

Closing net book value	66,028

As of March 31, 2010
Cost	70,282
Accumulated depreciation	(1,529)
Accumulated impairment	(2,725)

Net book value	66,028

Investment properties are not expected to be realized within twelve months from the respective reporting dates.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The majority of investment property balance is held by certain SPEs that are consolidated by STB. The fair value of investment property was 60,489 million yen, 70,152 million yen and 48,944 million yen as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively. The fair value is calculated by independent appraisers who have a recognized and relevant professional qualification and appropriate experience, based on observed market data such as rental yield, replacement cost and useful life.

During the fiscal year ended March 31, 2010, the impairment loss of 2,725 million yen was recognized in the investment properties held by certain consolidated SPEs. Those investment properties are rental housing properties, mainly located in rural areas of Japan. The continued negative outlook for the rental housing business in those areas, accentuated by the decline in housing rents, led to the impairment of those investment properties. STB does not invest in any other rental housing properties. The recoverable amount used for the impairment testing is based on the fair value which has been measured by independent appraisers as mentioned above. The impairment loss on investment property is recorded within Other expenses in the consolidated income statement.

Rental income on investment property of 3,605 million yen and 2,810 million yen was recognized for the years ended March 31, 2010 and 2009, respectively. Rental income is classified within Other income in the consolidated income statement. Direct operating costs on investment property of 1,532 million yen and 1,040 million yen were recognized for the years ended March 31, 2010 and 2009, respectively. Direct operating costs are classified within General and administration expenses and Other expenses within the consolidated income statement.

STB had no restrictions on the realizability of investment property or the remittance of income and proceeds of disposals. Further, STB had no contractual obligations to purchase, construct or develop investment property for repairs, maintenance or enhancements.

16.	Intangible assets

The following table shows the summary of movement in goodwill and other intangible assets.

		Software
		(Internally	Software
	Goodwill	developed)	(Purchased)	Other	Total

As of April 1, 2008
Cost	115,509	83,788	569	1,029	200,895
Accumulated amortization	–	(48,495)	(396)	(780)	(49,671)
Accumulated impairment	(50,595)	–	–	(172)	(50,767)

Net book value	64,914	35,293	173	77	100,457

Current	–	–	–	–	–
Non-current	64,914	35,293	173	77	100,457

Year ended March 31, 2009
Additions	–	14,941	120	11	15,072
Disposals	–	(312)	(0)	(4)	(316)
Impairment	(17,088)[1]	–	–	–	(17,088)
Amortization charge	–	(11,398)	(87)	(18)	(11,503)

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

		Software
		(Internally	Software
	Goodwill	developed)	(Purchased)	Other	Total

Exchange differences	–	(78)	(4)	–	(82)
Others	–	1	1	2	4

Closing net book value	47,826	38,447	203	68	86,544

As of March 31, 2009
Cost	115,509	97,401	642	991	214,543
Accumulated amortization	–	(58,954)	(439)	(752)	(60,145)
Accumulated impairment	(67,683)	–	–	(171)	(67,854)

Net book value	47,826	38,447	203	68	86,544

Current	–	–	–	–	–
Non-current	47,826	38,447	203	68	86,544

Year ended March 31, 2010
Additions	–	10,557	75	27	10,659
Additions through business combination	54,536[2]	85	0	31,920	86,541
Disposals	–	(36)	(1)	(1)	(38)
Impairment	(11,667)[1]	(155)	–	(21)	(11,843)
Amortization charge	–	(12,053)	(77)	(1,383)	(13,513)
Exchange differences	–	(13)	(0)	(0)	(13)
Others	–	(1)	(3)	(4)	(8)

Closing net book value	90,695	36,831	197	30,606	158,329

As of March 31, 2010
Cost	170,045	97,293	704	32,899	300,941
Accumulated amortization	–	(60,307)	(507)	(2,102)	(62,916)
Accumulated impairment	(79,350)	(155)	–	(191)	(79,696)

Net book value	90,695	36,831	197	30,606	158,329

Current	–	–	–	–	–
Non-current	90,695	36,831	197	30,606	158,329

1.	Goodwill impairment losses were recognized for First Credit Corporation (“First Credit”) within Wholesale Financial Services Business segment for the years ended March 31, 2010 and 2009 as well as at the date of transition to IFRS.

2.	During the fiscal year ended March 31, 2010, STB acquired 98.59% share of Nikko Asset Management Co., Ltd. (“NAM”), which resulted in the recognition of goodwill amounting to 54,536 million yen. Refer to Note 42 “Acquisition and disposition” for the transaction details.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(a) Goodwill impairment test

Goodwill is allocated to cash-generating units for the purpose of impairment testing, which represents the lowest level within STB, at which goodwill is monitored for internal management purposes. On this basis, STB’s cash-generating units with goodwill are Sumishin Matsushita Financial Services Co., Ltd. (“SMFC”), First Credit, and Life Housing Loan, Ltd. (“LHL”) within the Wholesale Financial Services Business segment and NAM within Fiduciary Services Business segment.

The carrying amounts of goodwill by cash-generating units for the years ended March 31, 2010, March 31, 2009 and April 1, 2008 are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Sumishin Matsushita Financial Services Co., Ltd.	4,010	4,010	4,010
First Credit Corporation	14,064	25,731	42,819
Life Housing Loan, Ltd.	18,085	18,085	18,085
Nikko Asset Management Co., Ltd.	54,536	–	–

Total	90,695	47,826	64,914

Goodwill is tested for impairment annually as of March 31 by comparing the recoverable amount of each goodwill carrying cash-generating unit (“CGU”) with its carrying amount. The carrying amount of a CGU includes those assets, including goodwill, which are attributable to the CGU and will generate the future cash inflows used in determining its value in use. The recoverable amount is the higher of a CGU’s fair value less costs to sell and its value in use. The annual goodwill impairment tests for the years ended March 31, 2010 and March 31, 2009 did not result in an impairment loss of goodwill of SMFC, LHL and NAM, as the recoverable amounts for these CGUs were higher than their respective carrying amounts. However, as noted above, STB recognized an impairment loss of 11,667 million yen and 17,088 million yen for the goodwill of First Credit within Wholesale Financial Services Business segment for the years ended March 31, 2010 and 2009, respectively. First Credit specializes in the provision of real estate secured loans and the continued negative outlook for the mortgage loan business, accentuated by the declining real estate prices, led to the impairment of goodwill of First Credit.

The following sections describe how STB determines the recoverable amount of its goodwill carrying cash-generating units and provide information on key assumptions on which management based its determination of the recoverable amount.

(i) Recoverable amount. STB determines the recoverable amount of its CGUs on the basis of value in use and employs a valuation model based on DCF. The DCF model employed by STB reflects the specifics of the financial services industry and its regulatory environment. The model calculates the present value of the estimated future earnings that are distributable to shareholders after fulfilling the respective regulatory capital requirements.

The DCF model uses earnings projections based on financial plans approved by management which, for purposes of the goodwill impairment test, are developed to a five-year period and are discounted to their present value. Estimating future earnings requires judgment, considering past and actual performance as well as expected developments in the respective markets and in the overall macro-economic environment.

(ii) Key assumptions. The value in use of a CGU is sensitive to the earnings projections, the discount rate applied and, to a much lesser extent, the long-term growth rate. The discount rates applied are determined

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

based on the capital asset pricing model which is comprised of a risk-free interest rate, a market risk premium and a factor covering the systematic market risk (“beta factor”). The values for the risk-free interest rate, the market risk premium and the beta factors are determined using external sources of information. Business specific beta factors are determined based on a respective group of peer companies. Variations in all of these components might impact the calculation of the discount rates. Discount rates applied to determine the value in use of the CGUs for the years ended March 31, 2010 and March 31, 2009 are as follows:

	Discount rate
	March 31, 2010	March 31, 2009

Sumishin Matsushita Financial Services Co., Ltd.	7.26%	7.21%
First Credit Corporation	9.20%	8.40%
Life Housing Loan, Ltd.	6.23%	6.22%
Nikko Asset Management Co., Ltd.	10.69%	–

As a result of goodwill impairment assessment, management believes that any reasonable change in the key assumptions would not cause the recoverable amounts to fall below their carrying amounts for SMFC, LHL and NAM for the years ended March 31, 2010 and 2009.

17.	Other assets

The details of other assets are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Accounts receivable[1]	104,747	129,072	65,817
Accrued income	19,889	12,186	22,757
Prepaid pension expenses (Note 26)	72,343	68,391	19,414
Cash collateral	56,139	50,144	5,076
Financial Stabilization Fund[2]	62,144	60,127	58,176
Security deposit	17,431	16,681	16,786
Others	52,322	49,896	54,059

Total	385,015	386,497	242,085

Current	195,378	208,408	113,413
Non-current	189,637	178,089	128,672

1.	The majority of the balance represents receivables from securities transactions.

2.	The balance represents 65 billion yen of deposits, placed in funds established by the Japanese government. These deposits are carried at amortized cost and their carrying amounts are 62,144 million yen, 60,127 million yen and 58,176 million yen as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively. The background and nature of these deposits are explained below:

In June 1996, the Japanese government, through the legislation enacted in the Japanese Diet, established the JUSEN Framework (“the Framework”) to restructure the real estate loan portfolios of seven bankrupt housing loan companies (“the JUSEN companies”).

Under the Framework, (1) the real estate loan portfolios of the JUSEN companies (“the JUSEN loans”) were transferred to the Resolution and Collection Corporation (“RCC”) which was a newly established government agency, (2) the JUSEN loans were to be managed and collected by RCC within 15 years towards 2011, and (3) certain Japanese financial institutions, including STB, were required to provide

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

deposits to the Financial Stabilization Fund (“the Fund”) amounting to 1,007 billion yen, of which STB deposited 38 billion yen, in order to provide financial support to the Framework through the investment income generated by the Fund.

The Fund is expected to mature in 2011, 15 years from the deposit date, which also represents the planned operational lifespan of RCC. If losses are incurred during the collection of the JUSEN loans, the Framework stipulates that (1) additional government funds will be made available to compensate 50 percent of the loss, and (2) the investment income generated by the Fund will be used to cover the remaining losses.

As of March 31, 2010 and 2009, based on the assessment of the expected cash flows available to the Fund, STB believes that the deposits in the Fund will be repaid in full at maturity and; accordingly, the deposits are not impaired.

Additionally, in September 1996, the government requested financial institutions and the Bank of Japan to deposit funds up to 813 billion yen, of which STB deposited 27 billion yen, in the New Financial Stabilization Fund (“the New Fund”). The New Fund is expected to mature in 2011, 15 years from the deposit date; and is structured to invest mainly in Japanese government bonds with the objective of using its investment income to provide additional financial support to the Framework. As of March 31, 2010 and 2009, STB believes that there is no objective evidence that indicates concern over the repayment of the contribution to the New Fund, hence no impairment is required.

Both deposits in the Fund and the New Fund are non-interest-bearing. STB discounts these deposits using the risk-free rate and accounts for them at amortized cost with the accretion of the discount towards their maturity dates of 2011.

18.	Deposits

The details of deposits are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Non-interest-bearing deposits	347,923	250,258	284,874
Interest-bearing deposits
Current accounts	1,806,403	1,627,996	1,683,655
Time deposits	10,080,439	9,987,922	9,878,590
Other deposits	70	604	50
Certificates of deposits	2,350,884	2,303,517	2,456,905

Total of interest-bearing deposits	14,237,796	13,920,039	14,019,200

Total of deposits	14,585,719	14,170,297	14,304,074

Current	9,840,755	9,321,993	9,373,440
Non-current	4,744,964	4,848,304	4,930,634

Included in deposits are fixed-interest deposits amounting to 11,658,878 million yen, 11,428,852 million yen and 11,404,503 million yen as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively, and variable-interest deposits amounting to 2,578,918 million yen, 2,491,187 million yen and 2,614,697 million yen as of March 31, 2010, March 31, 2009 and April 1, 2008, respectively.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

19. Cash collateral on securities lent and repurchase agreements

The details of cash collateral on securities lent and repurchase agreements are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Cash collateral on securities lent	–	–	131,957
Repurchase agreements	601,787	1,236,776	790,589

Total	601,787	1,236,776	922,546

Current	601,787	1,236,776	922,546
Non-current	–	–	–

20. Financial liabilities held for trading

The fair values of the financial liabilities held for trading are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Equity securities
Listed	7,386	2,792	8,574

Current	7,386	2,792	8,574
Non-current	–	–	–

21. Due to trust accounts

STB holds assets on behalf of its customers in an agent, fiduciary or trust capacity. Such trust account assets are not STB’s proprietary assets and are managed and accounted for separately.

However, excess cash funds of individual trust accounts are often placed with STB, which manages the funds together with its own funds in its proprietary account. Due to trust accounts reflect a temporary placement of the excess funds from individual trust accounts and, in view of STB’s funding, due to trust accounts is similar to short-term funding, including demand deposits and other overnight funds purchased. The balance changes in response to the day-to-day changes in the excess funds placed by the trust accounts. A summary of due to trust accounts transactions is as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Outstanding balance at year-end	83,337	77,578	120,170

	Year ended
	March 31, 2010	March 31, 2009

Average balance outstanding during the fiscal year	112,056	117,889
Maximum balance at any month-end during the fiscal year	669,461	143,381
Weighted average interest rate during the fiscal year	0.06%	0.24%

Due to trust accounts are due, and are expected to be settled, within one year from the respective reporting dates.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

22. Principal guaranteed trust certificates

Principal guaranteed trust certificates include the beneficiary certificates of a loan trust and jointly-operated money trusts (“JOMTs”). As STB guarantees the principals of the loan trust and JOMTs, STB may be exposed to risks of their activities. Accordingly, these beneficiary certificates are included in the consolidated financial statements of STB under IAS 27, although they are administrated separately from the banking account. Since the beneficiary certificates of these trust accounts have maturity dates, and STB has contractual obligations to return the money to investors, the trust certificates are classified as financial liabilities under IAS 32. The interest rate of these trust certificates are variable, which are typically revised every six months.

	March 31, 2010	March 31, 2009	April 1, 2008

Outstanding balance at year-end	655,047	762,484	961,133
Current	443,579	469,909	550,185
Non-current	211,468	292,575	410,948

23. Debt securities issued

The details of debt securities issued are as follows:

	Currency	Maturity	Interest Rate	March 31, 2010	March 31, 2009	April 1, 2008

Commercial paper	JPY	2010	0.11%–0.17%	552,067	718,862	747,254
Unsecured subordinated bonds
Fixed rate bonds	JPY	2013–2027	1.37%–2.78%	295,815	296,427	297,047
Adjustable rate bonds[1]	JPY	2019	2.14%	34,868	–	–
Adjustable rate bonds[1]	JPY	2019	6 month LIBOR+1.15%	19,924	–	–
Euro perpetual subordinated notes[8]
Adjustable rate notes[2]	JPY	–	2.02%–2.81%	32,244	28,352	29,440
Adjustable rate notes[3]	JPY	–	1 month LIBOR+1.00%	–	49,982	49,932
Adjustable rate notes[4]	JPY	–	6 month LIBOR + 0.54%–1.05%	34,423	34,390	44,968
Adjustable rate notes[5]	GBP	–	5.83%	35,465	70,205	99,918
Euro medium-term subordinated notes
Adjustable rate notes[6]	JPY	2011–2016	1.41%–2.25%	43,818	43,957	59,447
Adjustable rate notes[7]	JPY	2011–2014	6 month LIBOR + 0.25%–1.50%	25,464	25,451	10,890
Senior Bonds
Fixed rate bonds	USD	2020	5.95%–8.80%	1,302	1,376	2,755
Floating rate bonds	USD	2020	6 month LIBOR +0.25%–3.55%	51,020	135,068	316,380
Floating rate bonds	EUR	2024	6 month LIBOR + 0.60%–6.00%	44,398	46,753	56,952
Unsecured Bonds
Fixed rate bonds	JPY	2012	0.94%	3,000	–	2,000
Floating rate bonds	JPY	2010–2013	6 month TIBOR + 0.10%–0.15%	13,000	15,000	13,000

Total				1,186,808	1,465,823	1,729,983

Current				558,067	720,862	749,254
Non-current				628,741	744,961	980,729

The interest rates and maturities shown are the range of contractual rates and maturities in effect as of March 31, 2010.

1.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 2.65% after five years.

2.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 2.09% to 3.30% after five or seven years.

3.	These funds include a step-up feature where the interest rates are increased to 1 month LIBOR + 2.50% after five years.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

4.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 2.04% to 2.55% after five or seven years.

5.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 2.14% after five years.

6.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 1.75% to 2.35% after five to ten years.

7.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 1.75% to 3.00% after five years.

8.	Perpetual notes are redeemable at the option of STB.

STB has not had any defaults of principal, interest or other breaches with respect to their liabilities during the years ended March 31, 2010 and 2009.

The above subordinated bonds and notes will, in the event of the winding-up of the issuers, be subordinated to the claim of depositors and all other creditors of the issuers.

All subordinated bonds and notes rank pari passu with each other.

24. Borrowed funds

The details of borrowings are as follows:

	Currency	Maturity	Interest Rate	March 31, 2010	March 31, 2009	April 1, 2008

Borrowed funds	JPY	2010–2020	0.01%–2.22%	1,106,244	1,277,645	691,641
Subordinated borrowed funds
Fixed rate borrowing	JPY	2013	2.05%	–	–	4,888
Adjustable rate borrowings[1]	JPY	2017–2022	1.77%–2.90%	40,806	40,926	31,045
Perpetual subordinated borrowed funds[5]
Adjustable rate borrowings[2]	JPY	–	2.01%–3.65%	65,154	75,202	35,225
Adjustable rate borrowings[3]	JPY	–	6 month LIBOR + 2.10%	20,000	–	–
Adjustable rate borrowings[4]	JPY	–	6 month LIBOR + 1.75%–1.85%	–	35,000	55,000
Redeemable instruments[6]	JPY/USD/EUR	–	–	151,003	111,587	120,504

Total				1,383,207	1,540,360	938,303

Current				562,797	868,650	310,115
Non-current				820,410	671,710	628,188

The interest rates and maturities shown are the range of contractual rates and maturities in effect as of March 31, 2010.

1.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 1.85% to 3.20% after five to ten years.

2.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 2.18% to 3.85% after five to ten years.

3.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 3.60% after three years.

4.	These funds include a step-up feature where the interest rates are increased to 6 month LIBOR + 3.25% to 3.35% after five to ten years.

5.	Perpetual borrowed funds are redeemable at the option of STB.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

6.	Redeemable instruments represent equity instruments issued by limited life SPEs controlled by STB. The life spans of these SPEs are predetermined at their inception and range from three years to fifty years. Such instruments are puttable and include a contractual obligation to repurchase or redeem for cash or another financial asset on exercise of the put.

STB has not had any defaults of principal, interest or other breaches with respect to its liabilities during the years ended March 31, 2010 and 2009.

The above subordinated borrowed funds will, in the event of the winding-up of the issuers, be subordinated to the claim of depositors and all other creditors of the issuers. All subordinated borrowed funds rank pari passu with each other.

25. Income taxes

(a) Deferred tax assets and liabilities

Deferred tax assets and liabilities are calculated on all temporary differences under the liability method using the tax rates that have been enacted or substantially enacted by March 31, 2010 and 2009, respectively. The movement on the net deferred tax assets and liabilities is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Net deferred tax assets at beginning of the year	208,211	57,574
Tax (charged)/credited to the consolidated income statement	(48,438)	19,686
Tax (charged)/credited to components of other comprehensive income	(84,457)	131,384
Acquisition of subsidiaries	(11,441)	–
Others	(996)	(433)

Net deferred tax assets at end of the year	62,879	208,211

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of March 31, 2010, March 31, 2009 and April 1, 2008 are presented below:

	March 31, 2010	March 31, 2009	April 1, 2008

Deferred tax assets:
Allowance for credit losses	34,556	50,807	20,124
Loss on valuation of investment securities	39,645	45,445	44,914
Retirement benefit obligations	38,171	37,307	40,150
Available-for-sale financial assets	–	36,796	–
Unused tax losses	7,514	3,341	7,114
Exchange differences on translation of foreign operations	5,036	4,953	–
Cash flow hedge	337	–	–
Others	45,315	45,903	49,675

Total deferred tax assets	170,574	224,552	161,977
Effect of netting	(90,026)	(11,907)	(96,117)

Net deferred tax assets	80,548	212,645	65,860

Deferred tax liabilities:
Available-for-sale financial assets	50,040	922	89,058
Cash flow hedge	–	1,035	2,534
Retirement benefit trust	23,980	–	–
Others	33,675	14,384	12,811

Total deferred tax liabilities	107,695	16,341	104,403
Effect of netting	(90,026)	(11,907)	(96,117)

Net deferred tax liabilities	17,669	4,434	8,286

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities, and when the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Deferred tax (charged)/credited to the consolidated income statement represents movements on the following items:

	Year ended
	March 31, 2010	March 31, 2009

Allowance for credit losses	(16,251)	30,683
Loss on valuation of investment securities	(5,800)	531
Retirement benefit obligations	864	(2,843)
Unused tax losses	4,173	(3,773)
Derivatives	(11,241)	308
Others	(20,183)	(5,220)

Total deferred tax (charged) credited to the consolidated income statement	(48,438)	19,686

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Deferred tax charged or credited relating to components of other comprehensive income are as follows:

	Year ended
	March 31, 2010	March 31, 2009

Net gains (losses) on available-for-sale financial assets	(85,914)	124,931
Unwinding of cash flow hedges transferred to profit or loss	1,373	1,500
Foreign currency transaction differences for foreign operations	84	4,953

Total income tax expenses (charged) credited to components of other comprehensive income	(84,457)	131,384

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. As of March 31, 2010 and March 31, 2009, STB recognized deferred tax assets that exceed deferred tax liabilities by 73,292 million yen, and 1,993 million yen, respectively, in entities which have suffered a loss in either the current or preceding period. The increase is due to tax loss carryforwards which arose in STB for the year ended March 31, 2010. STB believes that it is probable that sufficient future taxable profits will be available against which to offset these recognized deferred tax assets within 5 years.

The amount of deductible temporary differences and unused tax losses for which no deferred tax asset is recognized is as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Unused tax losses	9,066	–	–
Deductible temporary differences	124,582	102,196	76,927

Total	133,648	102,196	76,927

Tax loss carryforwards as of March 31, 2010 and March 31, 2009 are available to offset future taxable income until they expire at varying dates. The following table summarizes the year when the tax losses carryforwards, for which deferred tax assets have not been recognized, expire.

	March 31, 2010	March 31, 2009

Expiring in the year ending March 31:
2011	5,187	–
2012	280	–
2013	1,154	–
2014	–	–
2015 and thereafter	2,445	–

Total	9,066	–

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(b) Income tax expenses

Total income tax expenses are allocated as follows:

	Year ended
	March 31, 2010	March 31, 2009

Current tax expenses
Tax expenses on income for the reporting period	16,166	46,185
Deferred tax expenses
Origination and reversal of temporary differences	48,438	(19,686)

Income tax expenses	64,604	26,499

Income tax expenses in Japan applicable to STB are imposed by the national, prefectural and municipal governments which, in aggregate, resulted in a domestic statutory tax rate of approximately 40.6% for the years ended March 31, 2010 and 2009. Foreign subsidiaries and branches are subject to income tax expenses of the countries in which they operate. A reconciliation of the tax charge using the effective statutory tax rate to the effective tax charge of STB is as set out below:

	Year ended
	March 31, 2010	March 31, 2009

Profit before income tax expenses	146,718	41,779
Tax calculated at the Japan domestic tax rate of 40.6% for the years ended March 31, 2010 and 2009	59,567	16,962
Effect of:
Deferred tax assets not recognized	12,527	10,257
Non-taxable dividend income	(2,559)	(1,598)
Others	(4,931)	878

Income tax expenses	64,604	26,499

26. Retirement benefit obligations

STB maintains defined benefit pension plans and a defined contribution pension plan, covering substantially all employees. STB’s defined benefit plans include a specific plan only for employees who are eligible to receive or retirees who are already receiving annuity benefits.

Specifically, STB has a defined benefit plan ‘Employees’ Pension Fund Plan (“EPF”)’, established under Japanese Welfare Pension Insurance Law (“JWPIL”). The plan consists of (1) a substitutional portion based on pension benefits prescribed by JWPIL and (2) a corporate portion based on a contributory defined benefit pension arrangement established by STB.

STB is exempted from contributions to Japanese Pension Insurance (“JPI”) that would otherwise be required if they had not elected to fund the substitutional portion of the benefits through an EPF arrangement. The EPF, in turn, pays both the corporate and the substitutional pension benefits to retired beneficiaries out of its plan assets. Benefits of the substitutional portion are based on a standard remuneration schedule as determined by JWPIL, but the benefits of corporate portion are based on a formula determined by STB. The plan assets of the EPF are managed and invested as a single portfolio for the entire EPF and are not statutorily attributed to the substitutional and corporate portions.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Some provisions of JWPIL permits each employer or EPF to separate the substitutional portion from its EPF and transfer the obligation and related assets to the Japanese government. Upon completion of the separation, the remaining substitutional obligation and related plan assets are transferred to a government agency, and the employer/EPF is released from paying the remaining obligations (the “separation process”).

Pursuant to the provisions described in IAS 19, STB accounts for the entire EPF arrangement as a single-employer defined benefit plan using a single plan approach. Accordingly, STB recognizes the defined benefit obligation and the plan assets for the entire EPF arrangement and applies the same accounting policies that are applied to other defined benefit plans operated by STB.

On May 14, 2010, STB has announced that they will separate the substitutional portion from the EPF and transfer the obligation and related assets to the government in the near future. During the separation process and when STB has completed the separation, STB has to consider recognizing curtailment and/or settlement gains or losses in accordance with IAS 19. See Note 47 for more information.

STB has a defined contribution pension plan, and the cost recognized in the consolidated income statements is 216 million yen and 124 million yen for the years ended March 31, 2010 and 2009, respectively, which are included in General and administration expenses.

The amounts recognized in the consolidated statement of financial position is determined as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Present value of funded obligations	(231,956)	(226,397)	(218,472)
Present value of unfunded obligations	(7,959)	(6,690)	(7,473)

Present value of total obligations	(239,915)	(233,087)	(225,945)
Fair value of plan assets	263,784	223,348	235,704

Present value of net obligations	23,869	(9,739)	9,759
Unrecognized actuarial gains	39,274	69,502	0
Unrecognized past service cost	(4)	(4)	(4)

Net asset in the consolidated statement of financial position	63,139	59,759	9,755

Liability recognized in the consolidated statement of financial position	(9,204)	(8,632)	(9,659)
Asset recognized in the consolidated statement of financial position (Note 17)	72,343	68,391	19,414

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The movements in the defined benefit obligation are as follows:

	Year ended
	March 31, 2010	March 31, 2009

Balance at beginning of the year	(233,087)	(225,945)
Current service cost	(5,212)	(4,722)
Interest cost	(5,265)	(5,300)
Employee contributions	(752)	(740)
Benefits paid	8,936	9,129
Past service costs	(3)	(52)
Acquisition of subsidiary	(820)	–

Balance at end of the year – estimated	(236,203)	(227,630)
Actuarial losses	(3,712)	(5,457)

Balance at end of the year	(239,915)	(233,087)

The movements in the fair value of plan assets are as follows:

	Year ended
	March 31, 2010	March 31, 2009

Balance at beginning of the year	223,348	235,704
Expected return on plan assets	12,895	11,212
Employer contributions	5,649	47,459
Employee contributions	752	740
Benefits paid	(8,251)	(7,726)

Balance at end of the year – estimated	234,393	287,389
Actuarial gains (losses)	29,391	(64,041)

Balance at end of the year	263,784	223,348

The employer contributions include contribution of certain equity securities classified as available-for-sale to employee pension trusts for future pension payments. During the year ended March 31, 2009, STB contributed certain equity securities classified as available-for-sale at their fair value of 37,007 million yen, to employee pension trusts and recognized a gain of 21,538 million yen with a corresponding decrease in Other reserves (net gains (losses) on available-for-sale financial assets).

The benefit cost recognized in the consolidated income statements are as follows:

	Year ended
	March 31, 2010	March 31, 2009

Current service cost	5,212	4,722
Interest cost	5,265	5,300
Expected return on plan assets	(12,895)	(11,212)
Past service costs	3	52
Net actuarial losses recognized during the year	4,664	–

Total included in staff costs	2,249	(1,138)

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Of the total charge, a loss of 2,249 million yen and a gain of 1,138 million yen for the years ended March 31, 2010 and 2009, respectively, is included in General and administration expenses.

The actual returns on plan assets amounted to 42,286 million yen for the year ended March 31, 2010 and the actual losses on plan assets amounted to 52,829 million yen for the year ended March 31, 2009.

The principal actuarial assumptions used are as follows:

	March 31, 2010	March 31, 2009

Discount rate	2.25%	2.35%
Expected return on plan assets	5.77%	4.77%
Future salary increases	4.45%	4.52%

Assumptions regarding future mortality experience used for the actuarial valuation of defined benefit pension plans are set based on the recent standard mortality rate by gender and age, which is announced by Ministry of Health, Labour and Welfare.

The following table translates into an average life expectancy in years of a pensioner retiring at age 60:

	March 31, 2010	March 31, 2009	April 1, 2008

Retiring at date of the consolidated statement of financial position
Male	23.32	22.83	22.83
Female	29.29	28.71	28.71

The details of plan assets are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Equity	67.8%	59.1%	62.3%
Debt	24.2%	28.8%	27.1%
Others	8.0%	12.1%	10.6%

Total	100.0%	100.0%	100.0%

The expected return on plan assets is determined by considering the expected returns available on the assets underlying the current investment policy. The expected rate of return on the plan assets is calculated by aggregating the weighted rate of return derived from each asset category. The expected rate of return for each asset category is based primarily on various aspects of long-term prospects for the economy that include historical performance and the market environment.

Expected contributions to benefit plans for the year ending March 31, 2011 are 6,401 million yen.

	March 31, 2010	March 31, 2009	April 1, 2008

Present value of defined benefit obligation	(239,915)	(233,087)	(225,945)
Fair value of plan assets	263,784	223,348	235,704
Deficit/(surplus) in the plan	23,869	(9,739)	9,759

Experience adjustments on plan liabilities	(2,837)	(996)	–
Experience adjustments on plan assets	29,391	(64,041)	–

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

27. Stock options

NAM, a company acquired by STB on October 1, 2009, provides share-based compensation to its employees under several stock option plans. These stock option plans were terminated and liquidated just prior to the completion of the acquisition by STB. Subsequently, the Board of Directors of NAM approved the terms, conditions and awards of a new 2010 Stock Option Plan. Under the terms of this plan, eligible employees, including the Chief Executive Officer, the Chief Information Officer, directors, operating officers and other employees, received stock options in NAM. Each stock option is convertible into 3,300 shares; one-half of the stock options vest two years after the grant date, one-quarter after another year, and the remaining one-quarter after one subsequent additional year. Under the terms of the plan, if an initial public offering does not occur by January 21, 2015, the recipient, during set liquidation windows, can request NAM to repurchase their stock options at their fair value. For options vested, the exercise period must be between an initial public offering date or January 21, 2015, if no initial public offering has taken place, and January 21, 2020, the end date of the plan. Vested options in the plan terminate automatically if they are not exercised by the end date of the plan. Unvested options are forfeited at the discretion of the Board of Directors upon employment termination. As of March 31, 2010, 5,927 stock options convertible into 19,559,100 shares of NAM were issued and outstanding. None of these options are vested or exercisable as of March 31, 2010.

Movements in the number of stock options (1 option = 3,300 shares) outstanding are as follows:

	Exercise price	Outstanding
	(yen)	(number of
		shares)

As of April 1, 2009	–	–
Granted	625	19,724,100
Forfeited	625	(165,000)
Exercised	–	–
Lapsed	–	–

As of March 31, 2010	625	19,559,100

Exercisable as of March 31, 2010	–	–

Stock options outstanding at the end of the year by expiry date were as follows:

	Exercise price	March 31, 2010
	(yen)	(number of
		shares)

Expiry date 2020	625	19,559,100

The fair value of the stock options granted are calculated by using the Black Scholes pricing model. The exercise price for outstanding options under the Stock Option Plan as of March 31, 2010 is 625 yen per share

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

with the weighted-average remaining contractual life of 9.75 years. Additional information regarding NAM’s stock options is as follows:

March 31, 2010

Weighted-average fair value of options granted, at grant date (yen)	344,810
Assumptions made:
Dividend yield(1)	2.37%
Risk-free interest rate(2)	0.90%
Expected life(3)	6.7 years
Expected volatility(4)	44%

(1)	The dividend yield was based on the median earnings yield of comparable Japanese firms, instead of NAM’s planned dividend rate.

(2)	The risk-free interest rate was based on the Japanese Treasury Strip yield as of each valuation date.

(3)	The expected life was determined as an average of contractual life and vesting life, assuming the occurrence of an initial public offering at projected dates.

(4)	The expected volatility was based upon the median historical volatility for Japanese comparable companies rounded to the nearest percentage.

28. Other liabilities

The details of other liabilities are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Margin deposits	246,953	276,885	175,771
Accrued expenses	108,106	98,810	87,299
Accounts payable	95,232	116,261	80,313
Others	105,119	64,484	75,706

Total	555,410	556,440	419,089

Current	503,964	532,478	386,093
Non-current	51,446	23,962	32,996

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

29. Share capital

The following table shows detailed information as to share capital:

	Number of shares
	(thousands)
	Ordinary	Preference	Ordinary	Preference	Capital	Treasury
	shares	shares	shares	shares	surplus	shares	Total

April 1, 2008	1,675,128	–	287,537	–	242,556	(441)	529,652
Purchase of treasury shares	–	–	–	–	–	(67)	(67)
Sales of treasury shares	–	–	–	–	(0)	54	54

March 31, 2009	1,675,128	–	287,537	–	242,556	(454)	529,639

Proceeds from shares issued	–	109,000	–	54,500	54,500	–	109,000
Purchase of treasury shares	–	–	–	–	–	(18)	(18)
Sales of treasury shares	–	–	–	–	(4)	7	3

March 31, 2010	1,675,128	109,000	287,537	54,500	297,052	(465)	638,624

The total authorized number of ordinary shares is 3,000,000 thousand as of March 31, 2010, March 31, 2009 and April 1, 2008 with no par value. All issued shares are fully paid. STB acquired 39 thousand and 109 thousand of its own shares through purchases on the Tokyo Stock Exchange during the years ended March 31, 2010 and 2009, respectively. The total amount paid to acquire the shares, net of income tax expenses, was 18 million yen and 67 million yen for the years ended March 31, 2010 and 2009, respectively, and has been deducted from shareholders’ equity as treasury shares.

In the ordinary general meeting of shareholders on June 26, 2009, the shareholders of the Sumitomo Trust approved partial amendments to the articles of incorporation to authorize the Sumitomo Trust to issue 400,000 thousand preference shares.

During the year ended March 31, 2010, 109,000 thousand of preference shares were issued with a par value of 1,000 yen per share. All issued shares are fully paid.

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at shareholders’ meeting of the Sumitomo Trust. The holders of preference shares receive a non-cumulative discretionary dividend and preference shares do not carry the right to vote. All shares rank equally with regard to STB’s residual assets, except that preference shareholders have priority over ordinary shareholders but participate only to the extent of the face value of the shares plus any dividends.

The stated annual dividend is 24.28 yen per preference share for the year ended March 31, 2010. For subsequent years, the stated annual dividend is 42.30 yen per preference share which is to be paid out of the profit for the year. However, the annual dividend is non-cumulative and if the profit for the year is not sufficient to cover the annual dividend, such shortfall is not carried forward for accumulation in the subsequent fiscal year.

STB may acquire all or a part of the preference shares on the date separately determined by a resolution of the meeting of the Board of Directors.

Under the Companies Act of Japan, the entire amount of the issue price of shares is required to be accounted for as capital, although a company may, by a resolution of its Board of Directors, account for an amount not exceeding one-half of the issue price of the new shares as additional paid-in capital, which is

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

included in capital surplus. In addition, the Banking Act of Japan stipulates that an amount equal to at least 20% of dividends and other appropriations shall be set aside as legal retained earnings until the total amount of legal retained earnings and additional paid-in-capital equals 100% of share capital. Legal retained earnings and additional paid-in capital could be used to eliminate or reduce a deficit, or could be capitalized subject to a resolution of the shareholders’ meeting. They may also be transferred back to other capital surplus or retained earnings and may be distributed as dividends to shareholders subject to the requirements of the Banking Act of Japan, as mentioned above.

The maximum amount that STB is able to distribute as dividends is calculated based on its non-consolidated financial statements prepared under Japanese GAAP in accordance with the Companies Act of Japan.

30. Other reserves

The details of other reserves are as follows:

	March 31, 2010	March 31, 2009	April 1, 2008

Net gains (losses) on available-for-sale financial assets	72,903	(53,406)	124,942
Cash flow hedging reserve	(489)	1,513	3,706
Foreign currency translation differences for foreign operations	(2,017)	(1,684)	–
Share of accumulated other comprehensive income of associates and joint ventures	508	208	4,876

Total other reserves	70,905	(53,369)	133,524

(a) Net gains (losses) on available-for-sale financial assets

This includes the cumulative net change in the fair value of available-for-sale financial assets, excluding impairment losses, until the investment is derecognized.

Movements in the net gains (losses) for available-for-sale financial assets are as follows:

	Year ended
	March 31, 2010	March 31, 2009

Balance at beginning of the year	(53,406)	124,942

Net change in fair value – gross	168,382	(276,489)
Net amount transferred to profit or loss – gross	44,103	(26,823)

Net movement – gross	212,485	(303,312)

Net change in fair value – tax	(67,904)	112,399
Net amount transferred to profit or loss – tax	(18,010)	12,532

Net movement – tax	(85,914)	124,931

Minority interest	(262)	33

Balance at end of the year	72,903	(53,406)

(b) Cash flow hedging reserve

The cash flow hedging reserve represents the unamortized hedging reserve carried forward from Japanese GAAP at the date of transition for hedging relationships that are of a type that qualify for hedge accounting

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

under IAS 39, but which do not fully satisfy certain requirements of IAS 39. This reserve will be amortized when the hedged items affect profit or loss.

At the transition date, net gains of 3,706 million yen relating to the discontinued cash flow hedges were recognized in equity and remains in equity until the forecasted transactions affect profit or loss. The forecasted transactions which relate to the crystallization of variable interest rate exposures are expected to occur between 2009 and 2037 and net gains of 2,002 million yen and 2,193 million yen were reclassified from equity to profit or loss for the years ended March 31, 2010 and 2009, respectively. Movements in the cash flows hedging reserve are as follows:

	Year ended
	March 31, 2010	March 31, 2009

Balance at beginning of the year	1,513	3,706
Amortization – gross	(3,375)	(3,693)
Amortization – tax	1,373	1,500

Balance at end of the year	(489)	1,513

(c) Foreign currency translation differences for foreign operations

This comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations.

In accordance with the exemption permitted by IFRS 1, STB has reset the foreign currency translation differences of all foreign operations to nil at the date of transition. Movements in the foreign currency translation differences for foreign operations are as follows:

	Year ended
	March 31, 2010	March 31, 2009

Balance at beginning of the year	(1,684)	–
Currency translation differences:
Group-gross	(420)	(6,752)
Group-tax	84	4,953
Minority interest	3	115

Balance at end of the year	(2,017)	(1,684)

(d) Share of accumulated other comprehensive income of associates and joint ventures

Movements in STB’s share of accumulated other comprehensive income of associates and joint ventures are as follows:

	Year ended
	March 31, 2010	March 31, 2009

Balance at beginning of the year	208	4,876
Share of other comprehensive income (losses) of associates and joint ventures	300	(4,668)

Balance at end of the year	508	208

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

31. Financial assets and financial liabilities

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of significant accounting policies in Note 2 describes how the classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognized. The following table presents the carrying amounts of the financial assets and liabilities by category as defined in IAS 39 and by financial statement caption and fair values as of March 31, 2010 and 2009.

						Available-	Financial
						for-sale	liabilities at	Total
			Held for	Held-to-	Loans and	financial	amortized	carrying
	Note		trading	maturity	receivables	assets	cost	amount	Fair value

As of March 31, 2010
Financial assets
Cash and deposits with banks	(a	)	–	–	1,027,819	–	–	1,027,819	1,027,819
Call loans	(a	)	–	–	112,455	–	–	112,455	112,455
Financial assets held for trading			551,166	–	–	–	–	551,166	551,166
Derivative financial instruments			3,130,994	–	–	–	–	3,130,994	3,130,994
Investment securities	(b	)	–	259,558	705,593	2,984,361	–	3,949,512	3,998,997
Loans and advances	(c	)	–	–	13,780,823	–	–	13,780,823	13,907,514
Other assets	(d	)	–	–	288,409	–	–	288,409	290,741

Total			3,682,160	259,558	15,915,099	2,984,361	–	22,841,178	23,019,686

Financial liabilities
Deposits	(e	)	–	–	–	–	14,585,719	14,585,719	14,584,534
Call money	(a	)	–	–	–	–	79,519	79,519	79,519
Cash collateral on securities lent and repurchase agreements	(a	)	–	–	–	–	601,787	601,787	601,787
Financial liabilities held for trading			7,386	–	–	–	–	7,386	7,386
Derivative financial instruments			2,827,439	–	–	–	–	2,827,439	2,827,439
Due to trust accounts	(a	)	–	–	–	–	83,337	83,337	83,337
Principal guaranteed trust certificates	(f	)	–	–	–	–	655,047	655,047	655,047
Debt securities issued	(a	)(f)	–	–	–	–	1,186,808	1,186,808	1,186,249
Borrowed funds	(a	)(f)	–	–	–	–	1,383,207	1,383,207	1,404,869
Other liabilities	(a	)	–	–	–	–	472,778	472,778	472,778

Total			2,834,825	–	–	–	19,048,202	21,883,027	21,902,945

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

						Available-	Financial
						for-sale	liabilities at	Total
			Held for	Held-to-	Loans and	financial	amortized	carrying
	Note		trading	maturity	receivables	assets	cost	amount	Fair value

As of March 31, 2009
Financial assets
Cash and deposits with banks	(a	)	–	–	668,184	–	–	668,184	668,184
Call loans	(a	)	–	–	29,819	–	–	29,819	29,819
Cash collateral on securities borrowed	(a	)	–	–	295,942	–	–	295,942	295,942
Financial assets held for trading			710,082	–	–	–	–	710,082	710,082
Derivative financial instruments			4,027,339	–	–	–	–	4,027,339	4,027,339
Investment securities	(b	)	–	356,274	786,433	3,647,366	–	4,790,073	4,761,557
Loans and advances	(c	)	–	–	13,494,699	–	–	13,494,699	13,650,374
Other assets	(d	)	–	–	292,027	–	–	292,027	295,659

Total			4,737,421	356,274	15,567,104	3,647,366	–	24,308,165	24,438,956

Financial liabilities
Deposits	(e	)	–	–	–	–	14,170,297	14,170,297	14,172,912
Call money	(a	)	–	–	–	–	133,182	133,182	133,182
Cash collateral on securities lent and repurchase agreements	(a	)	–	–	–	–	1,236,776	1,236,776	1,236,776
Financial liabilities held for trading			2,792	–	–	–	–	2,792	2,792
Derivative financial instruments			3,751,432	–	–	–	–	3,751,432	3,751,432
Due to trust accounts	(a	)	–	–	–	–	77,578	77,578	77,578
Principal guaranteed trust certificates	(f	)	–	–	–	–	762,484	762,484	762,484
Debt securities issued	(a	)(f)	–	–	–	–	1,465,823	1,465,823	1,450,822
Borrowed funds	(a	)(f)	–	–	–	–	1,540,360	1,540,360	1,541,919
Other liabilities	(a	)	–	–	–	–	510,322	510,322	510,322

Total			3,754,224	–	–	–	19,896,822	23,651,046	23,640,219

Note 32 provides more information with regards to those financial instruments measured at fair value (including those held for trading, derivatives and available-for-sale) in the consolidated statement of financial position.

The following sets out the basis of how the fair value of financial instruments that are not carried at fair value in the consolidated statement of financial position, but for which the fair value is disclosed under IFRS 7, is determined.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(a) Short-term financial instruments

The carrying amounts of short-term financial instruments, including cash and deposits with banks, call loans, call money, cash collateral on securities borrowed and cash collateral on securities lent and repurchase agreements, due to trust accounts, debt securities issued, borrowed funds and other liabilities, approximate the fair value of these instruments. These financial instruments either have a demand feature or have short-term maturities and carry interest rates that approximate market rates.

(b) Investment securities

The fair value of loans and receivables and held-to-maturity investment securities is based on market prices or broker/dealer price quotations. When this information is not available, the fair value is determined based on appropriate valuation techniques. For short-term investment securities, the carrying amount represents a reasonable estimate of the fair value. For long-term investment securities, the fair value is estimated by discounting future contractual cash flows using risk-adjusted discount rates.

(c) Loans and advances

Fair values are generally determined by discounting both principal and interest cash flows expected to be collected using a discount rate for similar instruments with adjustments that STB believes a market participant would consider in determining fair value. STB estimates the cash flows expected to be collected using internal credit risk, interest rate and prepayment risk models that incorporate STB’s best estimate of current key assumptions, such as default rates, loss severities and prepayment speeds for the life of the loan.

(d) Other assets

In terms of financial assets included in other assets that are short term in nature, the carrying amount approximates a reasonable estimate of the fair value. For contracts that are long term, the fair value is calculated by discounting contractual cash flows using current market rates for instruments with similar maturities.

(e) Deposits

The fair values for deposits with stated maturities are calculated by discounting contractual cash flows using current market rates for instruments with similar maturities. For deposits with a demand feature, the carrying amounts are considered to approximate fair value.

(f) Long-term debt

Fair value is determined from quoted market prices, where available. Where quoted market prices are not available, fair value is estimated using a valuation technique that discounts the remaining contractual cash flows at a rate at which an instrument with similar characteristics could be issued at the reporting date.

32.	Financial instruments carried at fair value

(a) Valuation and control framework

The fair value of a financial instrument is defined as the amount in which a financial asset could be exchanged or a financial liability could be settled, between knowledgeable, willing parties in an arm’s length transaction. STB have in place an established valuation control framework covering the internal controls,

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

methodologies and procedures over the valuation of financial instruments that are carried at fair value. This valuation control framework is encapsulated in the Valuation Manual that is maintained and updated by the Corporate Risk Management Department, the middle office independent of operations.

The Corporate Risk Management Department is responsible for the valuation of most financial instruments. Wherever possible, it relies on quoted market prices or consensus pricing. For financial instruments without quoted market prices, the Corporate Risk Management Department values them using internal models or broker quotes. The former relates primarily to plain vanilla derivatives whilst the latter covers mainly other derivatives and asset-backed securities. Details of the valuation techniques for the various types of financial instruments carried at fair value are as set out in section (b) Valuation techniques below.

For instruments which are valued based on broker quotes, the Corporate Risk Management Department further ascertains the reasonableness of the broker quotes by comparing them to quotes from other brokers for identical or similar products or by performing an independent calculation of the fair values and comparing them to the broker quotes. Variances outside the predetermined and approved tolerance levels by STB will be identified and highlighted to senior management for further consideration and investigation if required.

The Internal Audit Department performs periodic checks to ensure adherence to the internal controls, methodologies and procedures over the valuation of financial instruments in accordance with the Valuation Manual.

(b) Valuation techniques

For instruments whose prices are quoted in an active market, their fair values are established based on the quoted prices.

For financial instruments whose fair values are not quoted in an active market, STB uses prices obtained from independent pricing vendors or valuation techniques to ascertain their fair values. The appropriate valuation technique, including the parameters and their sources to be used for each type of financial instrument, is determined at the time STB acquires the financial instrument. Any change to the valuation technique, parameters and their source needs to be approved by the head of the Corporate Risk Management Department.

(c) Fair value adjustments

As part of the valuation process, valuation adjustments are incorporated to calibrate the valuation results. Valuation adjustments used by STB include credit valuation adjustments and bid-offer adjustments.

(i) Credit valuation adjustments (“CVAs”). Credit valuation adjustments are applicable for both derivative assets and derivative liabilities. Counterparty credit adjustments are incorporated into the valuation results for derivative assets to adjust for the credit risk inherent in counterparty derivative exposures using the expected losses given default and the probability of default based on the internal rating class which the counterparty belongs to. Own credit adjustments are incorporated into the valuation results for derivative liabilities to adjust STB’s own credit risk based on the credit ratings of STB.

(ii) Bid-offer valuation adjustments. Bid-offer adjustments are incorporated to adjust mid-market prices to the appropriate bid or offer prices. The fair values of long positions are adjusted from mid to bid, and the fair values of short positions are adjusted from mid to offer. Such adjustments are typically applied to debt securities where the relevant bid or offer price is not available and is derived primarily from quotes or bid-

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

offer prices obtained in relevant trading activities or from market sources, such as pricing services and broker data. In addition, where the fair value of financial instruments is derived from modeling techniques based on mid-price inputs, bid-offer adjustments will need to be incorporated to reflect the cost of closing out the net exposure to each of the input parameters. These adjustments are determined from bid-offer prices observed in relevant trading activities.

(d) Fair value hierarchy

IFRS 7 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources; unobservable inputs reflect STB’s market assumptions. The financial instruments carried at fair value have been categorized under the three levels of the fair value hierarchy as follows:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities. This category includes active listed equity securities on major exchanges (for example, the Tokyo Stock Exchange,) highly liquid government bonds (G5 securities), and actively exchange-traded derivatives such as futures.

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, in valuation models). This category includes certain government bonds, municipal bonds, corporate bonds and the majority of OTC derivatives held by STB. The sources of input parameters like LIBOR yield curve or volatilities are based on available observable market data.

•	Level 3 – Valuation techniques using significant inputs for the asset or liability that are not based on observable market data (unobservable inputs). This category includes private equity investments, certain credit default swaps, collateralized debt obligations (“CDOs”), collateralized loan obligations (“CLOs”), mortgage-backed securities (“MBSs”) and certain OTC derivative contracts (requiring unobservable inputs such as long-dated volatilities).

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The following tables present STB’s financial assets and liabilities that are recognized and measured at fair value and analyzed by level within the fair value hierarchy as of March 31, 2010 and 2009:

	Level 1	Level 2	Level 3	Total

As of March 31, 2010
Financial assets at fair value through profit or loss
Financial assets held for trading:
Equity securities	88,896	1,120	457	90,473
Debt securities	25,155	435,538	–	460,693
Derivatives	17,541	3,104,765	8,688	3,130,994
Available-for-sale investments:
Equity securities	514,360	887	156,908	672,155
Debt securities	1,666,113	605,751	40,342	2,312,206

Total	2,312,065	4,148,061	206,395	6,666,521

Financial liabilities at fair value through profit or loss
Financial liabilities held for trading:
Equity securities	7,386	–	–	7,386
Derivatives	17,752	2,793,676	16,011	2,827,439

Total	25,138	2,793,676	16,011	2,834,825

	Level 1	Level 2	Level 3	Total

As of March 31, 2009
Financial assets at fair value through profit or loss
Financial assets held for trading:
Equity securities	37,209	2,230	–	39,439
Debt securities	11,325	659,318	–	670,643
Derivatives	43,378	3,968,550	15,411	4,027,339
Available-for-sale investments:
Equity securities	420,042	888	182,833	603,763
Debt securities	2,351,192	590,067	102,344	3,043,603

Total	2,863,146	5,221,053	300,588	8,384,787

Financial liabilities at fair value through profit or loss
Financial liabilities held for trading:
Equity securities	2,792	–	–	2,792
Derivatives	41,392	3,677,928	32,112	3,751,432

Total	44,184	3,677,928	32,112	3,754,224

There have been no significant transfers of instruments between Level 1 and 2 of the fair value hierarchy during the year ended March 31, 2010.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The following summary sets out the methods in determining fair values of the instruments.

(i)  Equity securities

1)  Listed shares. The fair values of listed equity securities are determined based on quoted market prices.

2)  Unlisted shares. The fair values of unlisted shares are determined using appropriate valuation techniques such as recent transaction prices in identical securities where available and comparisons with the earnings or enterprise value multiples of listed comparative companies. Unobservable inputs include multiples of comparative companies and marketability discounts.

3)  Unquoted investment funds. Unquoted investment funds include unit holdings and limited partnership interest in private equity funds, real estate funds, and hedge funds. Externally managed funds are valued using recent prices where available. When such prices are not available, the fair value is generally determined using valuation statements provided by the fund administrators. To the extent necessary, such valuations may be adjusted by STB management using valuation techniques, such as discounted cash flow analysis and enterprise value analysis. Unobservable inputs include assumptions and judgments made by fund administrators or multiples of comparative companies.

(ii)  Debt securities

1)  Government bonds, municipal bonds and corporate bonds. The fair values of government bonds, municipal bonds and corporate bonds are mainly determined based on quoted market prices. These market quotes are obtained through exchanges, brokers, and pricing services. Where quoted prices in an active market are not available, the fair values of these instruments are determined based on prices obtained from independent pricing vendors. The fair value of commercial paper is determined based on a discounted cash flow model. The inputs for the valuation model include yield curves derived from observable market data.

2)  Asset-backed securities. Asset-backed securities (“ABSs”) are debt products that are linked to the cash flow of a pool of referenced assets and primarily include MBSs and CLOs.

MBSs and CLOs purchased from third parties are valued using independent third-party quotes and are corroborated using internal STB valuation models, recent transaction prices, or alternative third-party quotes. Third- party quotes for certain ABSs are derived using a variety of inputs (including unobservable inputs) such as credit spreads, recovery rates, prepayment rates, correlation, and interest rates. Third-party quotes for other ABSs are derived primarily from recent transaction prices by the issuing broker, but may include adjustments that are unobservable inputs.

(iii)  Derivative financial instruments

1)  Exchange-traded derivatives. The fair values of exchange-traded derivatives such as interest rate, bond, equity index futures and futures options traded in liquid markets are determined based on quoted market prices.

2)  OTC derivatives. The fair values of OTC derivatives including interest rate, foreign exchange, and equity index swaps and options and foreign exchange forwards are determined using internal valuation models. The most frequently applied pricing models and valuation techniques include discounted cash flow models and option pricing models. The key inputs include interest rates, volatility and foreign exchange rates obtained from pricing services. Market inputs are obtained from pricing services and recently-occurring transactions in

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

active markets wherever possible. However certain inputs may be unobservable and include volatility rates on underlying reference assets.

Credit default swaps are generally valued utilizing independent third-party quotes. These quotes are computed based on recent transaction prices or prices from broker’s valuation models. The inputs (including unobservable inputs) to the valuation models include credit spreads, volatility and recovery rates.

(e) Reconciliation of Level 3 items

The table below presents a reconciliation of financial instruments categorized in Level 3 of the fair value hierarchy for the year ended March 31, 2010. The table shows gains and losses for all financial assets and liabilities transferred to Level 3 during the year. The table does not reflect gains and losses for Level 3 financial assets and liabilities that were transferred out during the year. Transfers are recorded at their fair value at the beginning of the year in the table below:

		Available-for-	Net derivative
	Trading	sale financial	financial
	assets	assets	instruments	Total

As of April 1, 2009	–	285,177	(16,701)	268,476
Gains and losses:
Profit or loss	23	(43,813)	2,050	(41,740)
Other comprehensive income	–	73,312	–	73,312
Purchases	434	86,955	208	87,597
Sales	–	(179,739)	(1,293)	(181,032)
Settlements	–	(19,167)	8,413	(10,754)
Transfers into Level 3	–	6,521	–	6,521
Transfers out of Level 3	–	(11,996)	–	(11,996)

As of March 31, 2010	457	197,250	(7,323)	190,384

Total gains (losses) for Level 3 assets/liabilities held as of March 31, 2010 recognized in the consolidated income statement	23	(10,430)[1]	3,320	(7,087)
Total gains (losses) for Level 3 assets/liabilities held as of March 31, 2010 recognized in other comprehensive income	–	21,918	–	21,918

(1)	This amount relates to impairment losses on Level 3 available-for-sale financial assets.

The following sets out the discussion of the changes to Level 3 balances for each of the roll-forward accounts presented above.

The change in trading assets was primarily driven by:

•	Addition of 434 million yen in equity securities associated with the purchase of an investment fund by a consolidated subsidiary.

The change in available-for-sale securities was primarily driven by:

•	Purchases of 83,938 million yen in equity products which primarily consisted of investment funds.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

•	Sales and settlements of 65,378 million yen due to the disposal of foreign asset-backed securities and sales of 126,628 million yen due to the disposal of domestic and foreign investment funds.

•	Transfers into Level 3 were largely due to the de-consolidation of SPEs that were consolidated in the prior year. The SPEs were de-consolidated due to a reduction in the equity interests held by STB and the interests in these de-consolidated SPEs are recorded as investment securities as of March 31, 2010.

•	Transfers of 10,970 million yen were made out of Level 3 due to an increase in liquidity and availability of observable inputs such as market transactions for certain investment-grade asset-backed securities. Additionally, transfers out of Level 3 also included 1,026 million yen related to the consolidation of the securities issued by an SPE that were not subject to consolidation in the prior year, but the securities held by the SPE are consolidated in the current year.

The change in net derivative financial instruments was primarily driven by:

•	Net gain of 1,446 million yen primarily relating to credit derivatives. These gains were partially offset by losses relating to equity derivatives.

•	Settlement of 8,272 million yen of credit derivatives.

(f) Effect of changes in significant unobservable input to reasonably possible alternatives

As discussed above, financial instruments are, in certain circumstances, measured using valuation techniques including inputs that are not based on observable market information. The potential effect on the fair values of such financial instruments using reasonably possible alternative assumptions are summarized in the following table:

	Reflected in the consolidated		Reflected in other
	income statement		comprehensive income
	Favorable	Unfavorable	Favorable	Unfavorable
	changes	changes	changes	changes

March 31, 2010
Derivatives	559	937	–	–
Debt securities	–	–	2,623	2,599
Equity securities	–	–	14,034	10,759

The effect of stressing the unobservable assumptions into a range of reasonably possible alternatives would be to increase the fair values by 17,216 million yen as of March 31, 2010 or to decrease the fair values by 14,295 million yen as of March 31, 2010 for STB. The above favorable and unfavorable changes are calculated independently from each other. Correlations and diversification effects are not taken into account.

In order to determine the reasonably possible alternative assumptions, STB adjusted the key unobservable inputs as follows:

(i) Derivatives. For credit default swaps the sensitivity of valuation is calculated based on the price movements of the observable iTraxx and CDX indexes. The sensitivity is based on the largest upward and downward price movements during the preceding 12-month period.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

For equity derivatives, the sensitivity of valuation is determined by stressing the volatility parameter. The sensitivity is determined by changing the volatility based on the historical observation of volatility levels of the underlying reference asset over the preceding 12-month period.

For equity index swaps, the key unobservable input is the volatility of the underlying equity index. However, STB enters into both paying and receiving contracts for the equity swap to hedge the positions, and the profit and loss incurred on both contracts are offset. For this, regardless of the magnitude of the volatility of the underlying equity index, the sensitivity impact for this product is expected to be minimal hence is not included in the above table.

(ii) Debt securities. For asset-backed securities, the sensitivity of valuation is based on the average price percentage difference between alternative broker prices obtained during the internal price validation process.

(iii) Equity securities. For unlisted shares, the sensitivity of valuation is calculated based on the change of the enterprise value multiple of comparable listed companies. The sensitivity is based on the maximum and minimum enterprise value multiples of comparable listed companies during the preceding 12-month period.

For unquoted investment funds, the sensitivity of valuation is based on the largest upward and downward movements of the hedge fund index (HFRX) over the preceding 2-year period.

33.	Net interest income

The analysis of interest income is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Interest income
Cash and deposits with banks	1,522	10,840
Call loans	239	2,710
Cash collateral on securities borrowed	348	291
Investment securities	53,976	99,362
Loans and advances	234,409	273,219
Others	3,500	5,526

Subtotal	293,994	391,948
Interest expenses
Deposits	76,410	118,003
Call money	696	3,588
Cash collateral on securities lent and repurchase agreements	2,580	29,383
Debt securities issued	15,860	27,316
Borrowed funds	8,576	11,939
Others	3,771	5,515

Subtotal	107,893	195,744

Total	186,101	196,204

Interest income includes 2,389 million yen and 3,819 million yen for the years ended March 31, 2010 and 2009, respectively, of interest income accrued on impaired financial assets. This represents the unwinding of discounts in accordance with IAS 39.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Net interest income also includes the effects of the unwinding of cash flow hedges which were transferred from equity to profit or loss and amounted to 3,375 million yen and 3,693 million yen for the years ended March 31, 2010 and 2009, respectively. See Note 30 for more details on the cash flow hedging reserve.

34.	Provision for credit losses

The charge/(credit) to the consolidated income statement pertaining to provision for loan losses and off-balance-sheet positions is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Provision for loan losses	27,905	96,982
Provision for off-balance sheet positions	(176)	123

Total	27,729	97,105

Credit to the consolidated income statement pertaining to provision for off-balance sheet position is 176 million yen for the year ended March 31, 2010. This is due to a decrease in the allowance for off-balance sheet credit instruments, which arose because of a decrease in guarantees for customers who have lower credit ratings.

35.	Net fee and commission income

The analysis of fee income for the years ended March 31, 2010 and 2009 is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Fee and commission income
Trust fees	47,445	53,758
Fees from asset management services	24,388	9,473
Fees from securities custody services	10,898	13,103

Subtotal	82,731	76,334
Fees from stock transfer and real estate related services	34,191	38,407
Fees from security-related business	11,270	10,921
Fees from banking business	9,533	9,021
Others	10,204	11,677

Total fee and commission income	147,929	146,360

Fee and commission expenses	26,321	26,579

Net fee and commission income	121,608	119,781

Fee and commission income includes 82,731 million yen and 76,334 million yen for the years ended March 31, 2010 and 2009, respectively, earned by STB on trust and fiduciary activities where STB holds or invests assets on behalf of third parties.

Fee and commission expenses include 9,639 million yen and 8,915 million yen for the years ended March 31, 2010 and 2009, respectively, incurred on trust and fiduciary activities where third parties hold or invest assets on behalf of STB.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Net fee and commission income above includes income of 4,000 million yen and 3,494 million yen for the years ended March 31, 2010 and 2009, respectively, relating to financial assets that are not at fair value through profit or loss. These amounts are not included in determining the effective interest rates for such financial assets.

36.	Net gains (losses) on financial instruments held for trading

The analysis of net gains (losses) on financial instruments held for trading is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Debt securities	2,055	3,397
Equity securities	5,751	(1,102)
Derivatives	75,702	(58,588)

Total	83,508	(56,293)

Trading income of debt securities includes trading gains and losses, unrealized fair value gains and losses, and interest income of debt securities held for trading.

Trading income of equity securities includes dividends, foreign exchange differences, trading gains and losses, and unrealized fair value gains and losses of equity securities held for trading.

Trading income of derivatives includes gains and losses from interest rate and currency swaps and options, listed derivatives, credit-related derivatives which are held for trading and risk management purposes but not forming part of a qualifying hedging relationship.

The fair value of financial liabilities (e.g. OTC derivative liabilities) incorporates the change in STB’s own credit risk of the financial liability. For derivative liabilities, STB considers own creditworthiness by assessing all counterparties’ exposure to STB, taking into account any collateral placed, the effect of any master netting agreements, expected losses given default and STB’s own credit risk based on historical default levels of companies with similar credit risk.

37.	Net other operating income

The analysis of net other operating income is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Financial assets classified as available-for-sale
Net (losses) gains on disposal of debt securities	(28,760)	107,300
Net gains on disposal of equity securities	22,667	11,746
Dividends	18,957	47,916

Subtotal	12,864	166,962

Financial assets classified as loans and receivables
Net gains (losses) on disposal of debt securities	108	(6)

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Year ended
	March 31, 2010	March 31, 2009

Others	–	606

Subtotal	108	600

Operating lease income	22,349	20,920
Gains on sale of securities contributed to employee retirement benefit trust (Note 26)	–	21,538
Gains on retirement of perpetual subordinated bonds	9,083	–
Foreign exchange (losses) gains	(23,472)	1,227
Others	14,135	11,699

Subtotal	22,095	55,384

Total	35,067	222,946

38.	Impairment losses on investment securities

The analysis of net impairment losses on investment securities is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Investment securities classified as available-for-sale
Debt securities	1,384	8,778
Equity securities	15,144	103,311

Subtotal	16,528	112,089
Investment securities classified as loans and receivables
Debt securities	67	1,334

Subtotal	67	1,334

Total	16,595	113,423

39.	General and administration expenses

The analysis of general and administration expenses for the years ended March 31, 2010 and 2009 is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Wages and salaries	76,728	74,787
Retirement benefits	395	274
Social security and other personnel costs	12,773	13,889
Pension costs
Defined contribution plan	216	124
Defined benefit plan	2,249	(1,138)

Total personnel cost	92,361	87,936

IT and software cost	13,798	15,631
Occupancy, furniture and equipment	23,808	23,079

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Year ended
	March 31, 2010	March 31, 2009

Communication	5,603	6,320
Research expenses	5,770	1,071
Marketing and public relations	4,029	5,248
Taxes other than income tax expenses	6,260	6,328
Outsourcing expenses	4,254	4,143
Office supplies	6,456	6,710
Others	19,428	19,366

Total operating and administration expenses	89,406	87,896

Depreciation of property and equipment	6,196	5,837
Amortization of intangible assets	13,513	11,503

Total depreciation and amortization	19,709	17,340

Total	201,476	193,172

40.	Other expenses

The analysis of other expenses is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Impairment of property and equipment, investment property and intangible assets	14,845	17,306
Depreciation of operating lease assets	5,905	7,408
Professional service fees	3,125	5,910
Others	11,327	8,820

Total	35,202	39,444

41.	Per share information

(a) Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to shareholders of STB by the weighted average number of ordinary shares issued during the year, excluding ordinary shares purchased as treasury shares.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(b) Diluted earnings per share

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. There were no dilutive equity instruments outstanding for the years ended March 31, 2010 and 2009.

	Year ended
	March 31, 2010	March 31, 2009

Net profit attributable to equity holders of the Sumitomo Trust	69,334	6,891
Dividends on redeemable preference shares	341	–
Net profit attributable to ordinary equity holders of the Sumitomo Trust	68,993	6,891
Weighted average number of ordinary shares issued (thousands)	1,674,588	1,674,616
Weighted average number of ordinary shares for diluted earnings per share (thousands)	1,674,588	1,674,616
Basic earnings per share (yen)	41.2	4.1
Diluted earnings per share (yen)	41.2	4.1

(c) Dividends per share

The following dividends were declared and paid by the Sumitomo Trust to the holders of ordinary shares:

	Dividend per
	ordinary share	Dividend paid
	(Yen)	(Yen in millions)

Dividends for the year ended March 31, 2009
Interim dividend for the year ended March 31, 2009	8.50	14,234
Final dividend for the year ended March 31, 2009	1.50	2,512
Dividends for the year ended March 31, 2010
Interim dividend for the year ended March 31, 2010	5.00	8,373

The following dividends were declared and paid by the Sumitomo Trust to the holders of preference shares.

	Dividend per
	preference share	Dividend paid
	(Yen)	(Yen in millions)

Interim dividend for the year ended March 31, 2010	3.13	341

After March 31, 2010, the following dividends for ordinary and preference shares were approved by the general stockholders’ meeting and paid in respect of the year ended March 31, 2010. The dividends have not been provided for as of March 31, 2010 and there are no income tax consequences.

	Dividend per
	ordinary share	Dividend paid
	(Yen)	(Yen in millions)

Dividend for the year ended March 31, 2010	5.00	8,373

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Dividend per
	preference share	Dividend paid
	(Yen)	(Yen in millions)

Dividend for the year ended March 31, 2010	21.15	2,305

42.	Acquisition and disposition

(a) Business combination

(i) Nikko Asset Management Co., Ltd. On October 1, 2009, STB completed the acquisition of 98.55%, with an additional 0.04% acquired during the fourth quarter of the fiscal year ended March 31, 2010, of Nikko Asset Management Co., Ltd. (“NAM”), an asset manager based in Japan, from Citigroup in the U.S. The acquisition is aimed to further strengthen STB’s service offering in the asset management business.

The acquired business contributed to STB’s Total income and Net profit by 27,995 million yen and 1,524 million yen, respectively, for the period from October 1, 2009 to March 31, 2010. If this acquisition had been effective as of April 1, 2009, the unaudited pro forma effect on STB’s Total income and Net profit would have been 54,940 million yen and 2,442 million yen, respectively. These amounts have been calculated after applying STB’s accounting policies and adjusting the financial results of NAM to reflect the additional amortization that would have been charged assuming the fair value adjustments to NAM’s assets and liabilities, including the newly recognized intangible assets, had been applied from April 1, 2009, together with the consequential tax effects.

The following table summarizes the cost to acquire NAM and the amounts of identified assets acquired and liabilities assumed at the acquisition date:

Cost of business combination:
Cash consideration	115,669
Costs directly attributable to the acquisition	823

Total	116,492

	Carrying amounts
	before the
	acquisition	Adjustments	Fair value

Assets:
Cash and cash equivalents	26,172	–	26,172
Investment securities	10,495	–	10,495
Investments in associates	4,403	6,162	10,565
Intangible assets	1,663	30,342	32,005
Deferred tax assets	2,025	2,022	4,047
Other assets	12,133	–	12,133

Total assets	56,891	38,526	95,417

Liabilities:
Accrued compensation	1,780	4,862	6,642
Accounts payable and accrued expenses	4,138	312	4,450
Commissions and fees payable	2,862	–	2,862
Deferred tax liabilities	1	15,487	15,488

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

	Carrying amounts
	before the
	acquisition	Adjustments	Fair value

Other liabilities	2,640	150	2,790

Total liabilities	11,421	20,811	32,232

Minority interest	317	912	1,229

Total identifiable net assets			61,956

Goodwill on acquisition			54,536

The intangible assets identified of 31,898 million yen represent the present value of the various identifiable investment trust management contracts acquired. These intangible assets are amortized on a straight line basis over 7.5 to 13.5 years. The cost of business combination in excess of total identifiable net assets as of October 1, 2009 is recognized as goodwill. The goodwill is attributable to the workforce and strong domestic and worldwide presence that NAM possesses. There was no impairment of goodwill related to NAM for the year ended March 31, 2010. The goodwill is not expected to be deductible for tax purposes.

Additional liability of 4,862 million yen has been recognized at fair value predominantly for the expected payout upon the termination of NAM’s old stock option plans. 3,405 million yen of this accrued amount has already been paid during the year ended March 31, 2010, and the remaining 1,457 million yen is expected to be paid during the year ended March 31, 2011.

As of March 31, 2010, there were no changes in the amounts of the assets and liabilities of NAM to be recognized at the time of acquisition, nor were there any changes in the expected outcomes or assumptions used to develop the fair value of the assets and liabilities. Further, there is no other contingent consideration that STB has to pay in relation to the transaction.

(ii) Sumishin Matsushita Financial Services Co., Ltd. During the year ended March 31, 2010, STB acquired an additional 11.38% interest in Sumishin Matsushita Financial Services Co., Ltd., an existing subsidiary, for 8,425 million yen, increasing its ownership from 66.00% to 77.38%. The consideration paid is lower than STB’s carrying amount of minority interest acquired by 1,130 million yen. STB recorded the difference as a gain within “Other income” in the consolidated income statement.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(b) Consolidation and de-consolidation of SPEs

During the years ended March 31, 2010 and 2009, STB obtained or lost control of certain investment vehicles. Cash paid or received, and the amounts of assets and liabilities of these investment vehicles are summarized as follows:

(i) Newly-consolidated SPEs

	Year ended
	March 31, 2010	March 31, 2009

Deposits with banks	170	1
Call loans	8,298	7,590
Financial assets held for trading	69,468	30,953
Other assets	1,004	753
Borrowed funds	(7,270)	(6,765)
Other liabilities	(670)	(5,032)

Net assets acquired	71,000	27,500
Investments in previous years	(1,000)	(500)

Cash paid during the year	70,000	27,000

(ii) De-consolidated SPEs

	Year ended
	Mach 31, 2010	March 31, 2009

Deposits with banks	16,188	85,319
Call loans	7,615	365
Financial assets held for trading	35,910	14,450
Investment securities	5,095	3,006
Loans and advances	85,347	248,084
Other assets	3,557	6,955
Derivative financial instruments	(2,206)	(1,114)
Debt securities issued	(81,163)	(180,011)
Borrowed funds	(9,141)	(115,373)
Other liabilities	(4,309)	(306)

Net assets disposed of	56,893	61,375

Amount relating to non-controlling interests	0	10
Losses on sale	3,578	638
Reclassification to investment securities	4,225	12,812

Cash received during the year	49,090	47,915

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

43.	Contingencies

(a) Contingencies

Financial guarantees and other credit-related contingent liabilities transactions with customers and third parties are entered into by STB. The maximum exposure under these guarantees as of March 31, 2010, March 31, 2009 and April 1, 2008 are 339,837 million yen, 422,947 million yen and 488,866 million yen, respectively. STB’s recognized liabilities for financial guarantees as of March 31, 2010, March 31, 2009 and April 1, 2008 are 319 million yen, 495 million yen and 371 million yen, respectively.

(b) Legal proceedings

STB is not a party to any material pending legal proceedings other than routine litigation incidental to its business. These litigation cases are in the early stages of the legal process and the amount of losses cannot be reasonably estimated. However, based on currently available information, STB is of the view that these litigation cases, both individually and collectively, are not reasonably likely to have a material adverse effect on its consolidated results of operations, financial position or liquidity.

44.	Commitments

(a) Loan commitments

Commitment line contracts on overdrafts and loans are agreements to loan up to a committed limit upon the customers’ request as long as there has been no breach of contracts. Such outstanding commitments as of March 31, 2010, March 31, 2009 and April 1, 2008 amounted to 1,515,988 million yen, 1,533,213 million yen and 1,725,848 million yen, respectively.

(b) Capital call commitments to partnership investments

STB has commitments to invest in interests in both domestic and foreign partnerships, in relation to its investment activities. Such outstanding commitments as of March 31, 2010, March 31, 2009 and April 1, 2008 amounted to 24,770 million yen, 18,153 million yen and 24,588 million yen, respectively.

(c) Lease commitments – where STB entity is the lessee

Non-cancellable operating lease rentals are payable as follows:

	March 31, 2010	March 31, 2009

Less than one year	7,082	5,854
Between one and five years	9,501	7,116
More than five years	16	–

Total	16,599	12,970

STB leases a number of branch and office premises under operating leases. The leases typically run for a period of 1 to 10 years, with an option to renew the lease after the period. Under cancellable operating lease agreements, STB is typically required to provide mainly six-month advance notification before termination of the lease.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

The lease expenditure charged to the consolidated income statement for the years ended March 31, 2010 and 2009 amounted to 16,516 million yen and 15,500 million yen, respectively.

(d) Lease commitments – where STB entity is the lessor

STB leases a variety of assets to third parties under operating lease agreements, including equipment.

The future aggregate minimum lease receivables under non-cancellable operating leases are as follows:

	March 31, 2010	March 31, 2009

Less than one year	9,821	10,101
Between one and five years	9,020	12,390
More than five years	356	533

Total	19,197	23,024

45.	Group entities

Significant subsidiaries

The following table presents the significant subsidiaries STB owns:

			Ownership interest
		Country of
Name	Principal activities	incorporation	March 31, 2010	March 31, 2009		April 1, 2008

First Credit Corporation	Provision of real estate–secured loans	Japan	100.00%	100.00%		100.00%
Sumishin Matsushita Financial Services Co., Ltd.[1]	Leasing, installment finance, credit card service	Japan	77.38%	66.00%		66.00%
STB Leasing Co., Ltd.	Leasing	Japan	100.00%	100.00%		100.00%
Life Housing Loan, Ltd.	Provision of housing loan	Japan	100.00%	100.00%		100.00%
Nikko Asset Management Co., Ltd.[2]	Investment management business
	Investment advisory and agency business	Japan	98.59%	–		–
STB Finance Cayman Ltd.	Funding vehicle	Cayman	100.00%	100.00%		100.00%
STB Preferred Capital (Cayman) Ltd.	Funding vehicle	Cayman	–[3]	100.00%		100.00%
STB Preferred Capital 2 (Cayman) Ltd.	Funding vehicle	Cayman	100.00%	100.00%		100.00%
STB Preferred Capital 3 (Cayman) Ltd.	Funding vehicle	Cayman	100.00%	100.00%		100.00%
STB Preferred Capital 4 (Cayman) Ltd.	Funding vehicle	Cayman	100.00%	100.00%	[4]	–
STB Preferred Capital 5 (Cayman) Ltd.	Funding vehicle	Cayman	100.00%	100.00%	[4]	–

1	During the fiscal year ended March 31, 2010, STB acquired 11.38% share of Sumishin Matsushita Financial Services Co., Ltd. (“SMFC”), an existing subsidiary, from Panasonic Corporation.

2	During the fiscal year ended March 31, 2010, STB acquired 98.59% share of Nikko Asset Management Co., Ltd. (“NAM”).

3	During the fiscal year ended March 31, 2010, STB liquidated STB Preferred Capital (Cayman) Ltd.

4	During the fiscal year ended March 31, 2009, STB newly formed STB Preferred Capital 4 (Cayman) Ltd. and STB Preferred Capital 5 (Cayman) Ltd. Upon the formation, these entities issued preferred securities to third party investors for the amount of 180,000 million yen.

STB does not have any significant investment in investees of which STB owns directly or indirectly more than half of the voting rights but does not have control, except joint ventures.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

Subsidiaries may have restrictions on their ability to transfer funds, including payment of dividends and repayment of loans to STB. Reasons for the restrictions include:

•	Capital adequacy requirements

•	Local corporate laws, for example, limitations regarding the transfer of funds to the parent when the respective entity has a loss carried forward not covered by retained earnings or other components of capital.

The reporting dates of the significant subsidiaries listed above are consistent with the reporting date of STB or the difference is within three months prior to March 31. Adjustments for the effects of significant transactions or events occurring between the fiscal year-ends of the consolidated subsidiaries have been made upon consolidation.

46.	Related-party transactions

Parties are considered to be related if one party has the ability to directly or indirectly control the other party or exercise significant influence over the other party in making financial or operating decisions. The definition includes subsidiaries, associates, joint ventures and post-retirement benefit plans as well as key management personnel and their close members of the family. Other than as disclosed elsewhere in the consolidated financial statements, transactions with related parties are as disclosed below. All transactions with related parties are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties.

(a) Transactions with key management personnel

Key management compensation. Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of STB, directly or indirectly. STB considers the members of the board of directors, the members of the board of statutory auditors and executive officers comprise the key management personnel for the purpose of IAS 24.

The analysis of key management compensation is as follows:

	Year ended
	March 31, 2010	March 31, 2009

Salaries and other related short-term benefits	1,138	1,002
Post-employment benefits	–	63

Total	1,138	1,065

In addition to the above, the key management personnel as well as their close members of the family had banking transactions such as deposits with STB Group. Balances of the deposits with key management personnel and their close members of the family as of March 31, 2010 and March 31, 2009 were 723 million yen and 724 million yen, respectively.

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

(b) Transactions with other related parties

The outstanding balances relating to other related parties are as follows:

	Joint Ventures		Associates
	Year ended		Year ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Cash and deposits with banks:
At beginning of the year	8,546	–	–	–
Net increase/(decrease)	3,319	8,546	–	–

At end of the year	11,865	8,546	–	–

Call loans:
At beginning of the year	–	–	10,000	–
Net increase/(decrease)	–	–	(10,000)	10,000

At end of the year	–	–	–	10,000

Loans and advances:
At beginning of the year	60,740	79,680	8,426	6,703
Net increase/(decrease)	(11,130)	(18,940)	274	1,723

At end of the year	49,610	60,740	8,700	8,426

Allowance for loan losses at end of the year	2,552	3,737	11	10

Deposits:
At beginning of the year	2,672	12,644	498	321
Net increase/(decrease)	1,455	(9,972)	120	177

At end of the year	4,127	2,672	618	498

Borrowed funds:
At beginning of the year	–	–	–	–
Net increase/(decrease)	17,688	–	–	–

At end of the year	17,688	–	–	–

Other liabilities:
At beginning of the year	623	690	5,300	6,015
Net increase/(decrease)	(312)	(67)	1,106	(715)

At end of the year	311	623	6,406	5,300

Interest income:	1,208	1,731	183	137
Interest expenses:	367	–	–	20
Fee and commission income:	758	2,456	1,013	1,061
Fee and commission expenses:	2,406	2,393	11,100	10,277

THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Yen amounts stated in millions, except for share, per share amounts and where specifically noted)

47.	Subsequent events

As described in Note 26, STB has announced that it will separate the substitutional portion from the EPF and transfer the obligation and related assets to the government in the near future on May 14, 2010. Upon completion of the separation, the outstanding substitutional obligation and related plan assets, determined pursuant to a government formula, are transferred to a government agency, and the EPF is released from paying the outstanding substitutional portion of the benefits to EPF beneficiaries. After the separation, both STB and its employees are required to make periodic contributions to JPI, and the Japanese government is responsible for all benefit payments earned under JWPIL. The remaining corporate portion of the EPF continues to exist exclusively as a corporate defined benefit pension plan, although the EPF is deemed to have been dissolved and the corporate defined benefit pension plan is deemed to be newly established when the separation process is completed. Subsequent to the separation process, STB is going to transfer the remaining corporate portion of the EPF into a defined contribution plan.

The process of separating the substitutional portion from the corporate portion occurs in several phases. In accordance with IAS 19, STB expects the recognition of curtailment and/or settlement gains or losses after the completion of the separation process. STB might also recognize curtailment gain or loss at the end of certain phase during the process. However, STB cannot estimate the amount of the curtailment and/or settlement gains or losses at this stage because it depends on (1) the subsequent actuarial gains or losses arising after the date of transition to IFRS and (2) the return on investments in plan assets before the curtailment and/or settlement.

Appendix A

ENGLISH TRANSLATION OF THE SHARE EXCHANGE AGREEMENT

Share Exchange Agreement

Chuo Mitsui Trust Holdings, Inc. (scheduled to be renamed Sumitomo Mitsui Trust Holdings, Inc. on April 1, 2011, address: 33-1, Shiba 3-chome, Minato-ku, Tokyo; “CMTH”) and the Sumitomo Trust and Banking Company, Limited. (address: 5-33, Kitahama 4-chome, Chuo-ku, Osaka-shi, Osaka; “STB”) have entered into this share exchange agreement, as of August 24, 2010, as follows (this “Agreement”).

Article 1	(Share Exchange)

STB shall conduct a statutory share exchange (kabushiki kokan), in accordance with the provisions of this Agreement, through which CMTH will become a wholly owning parent company of STB and STB will become a wholly owned subsidiary of CMTH (the “Share Exchange”), and CMTH shall acquire all of the issued shares of STB (excluding the shares of STB owned by CMTH).

Article 2	(Shares to be Delivered upon Share Exchange and Allotment of Shares)

1.	Upon the Share Exchange, CMTH shall deliver to common shareholders of STB (excluding CMTH) at the time immediately preceding the time CMTH acquires all of the issued shares of STB (excluding the shares of STB owned by CMTH) through the Share Exchange (the “Base Time”), in exchange for shares of STB common stock, the number of shares of CMTH common stock calculated by multiplying the total number of shares of STB common stock held by common shareholders of STB by 1.49.

2.	Upon the Share Exchange, CMTH shall deliver to holders of shares of the First Series of STB Class II Preferred Stock (“STB Preferred Stock”) entered or recorded on STB’s register of shareholders at the Base Time (“STB Preferred Shareholder”) (excluding CMTH), in exchange for shares of STB Preferred Stock, the same number of shares of the First Series of CMTH Class VII Preferred Stock (the terms of issuance of which are stated in Exhibit 1; “CMTH Preferred Stock” [Appendix A-6 – Appendix A-8]) as the total number of shares of STB Preferred Stock held by STB Preferred Shareholder.

3.	Upon the Share Exchange, CMTH shall allot shares of CMTH common stock to the common shareholders of STB at the Base Time (excluding CMTH), and such allotment shall be made at the ratio of 1.49 shares of CMTH common stock for each share of STB common stock held by such shareholders.

4.	Upon the Share Exchange, CMTH shall allot shares of CMTH Preferred Stock to STB Preferred Shareholder entered or recorded on STB’s register of shareholders at the Base Time (excluding CMTH), and such allotment shall be made at the ratio of one share of CMTH Preferred Stock for each share of STB Preferred Stock.

Article 3	(Amount of Stated Capital and Reserves)

The amount of increase in the stated capital and reserves of CMTH upon the Share Exchange are as follows:

(1)	Stated capital 0 yen

(2)	Capital reserve Amount determined separately by CMTH in accordance with Article 39, Paragraph 2 of the Ordinance on Company Accounting.

Appendix A-1

(3)	Retained earnings reserve 0 yen

Article 4	(Effective Date)

The date on which the Share Exchange takes effect (the “Effective Date”) shall be April 1, 2011; provided, however, that CMTH and STB may, upon negotiation and agreement with each other, change such date, if necessary, in light of the progress of procedures for the Share Exchange or for any other reason.

Article 5	(General Meetings of Shareholders Approving the Share Exchange Agreement)

1.	CMTH shall seek a resolution approving this Agreement at the extraordinary general meeting of shareholders and the class shareholders’ meeting of common shareholders of CMTH both scheduled to be held on December 22, 2010.

2.	STB shall seek a resolution approving this Agreement at the extraordinary general meeting of shareholders, the class shareholders’ meeting of common shareholders of STB and the class shareholders’ meeting of STB Preferred Shareholders each scheduled to be held on December 22, 2010; provided, however, that this will not apply if, pursuant to Article 319, Paragraph 1 of the Companies Act, as applied mutatis mutandis pursuant to Article 325 of the Companies Act, the approval of this Agreement at the class shareholders’ meeting of STB Preferred Shareholders is deemed to have been obtained.

3.	CMTH and STB may, upon negotiation and agreement with each other, change the scheduled dates of the shareholders’ meetings stated in the preceding two Paragraphs, if necessary, in light of the progress of procedures for the Share Exchanges or for any other reason.

Article 6	(Management of Company Assets)

During the period after the date of execution of this Agreement and before the Effective Date, CMTH and STB shall manage and operate their respective businesses and assets with the due care of a prudent manager, and CMTH and STB shall negotiate and agree with each other before taking any action that could materially affect their assets or rights and obligations.

Article 7	(Limit of Payment of Dividends from Surplus)

1.	Each of CMTH and STB may, in accordance with their respective existing dividend policies, make payments of dividends from surplus to the common shareholders or the registered stock pledgees with respect to shares of common stock entered or recorded on their respective final register of shareholders at the close of September 30, 2010 up to the following amount:

(1)	8 yen per share, 13,267,410,136 yen in the aggregate for CMTH; and

(2)	10 yen per share, 16,751,285,460 yen in the aggregate for STB.

2.	STB may make payments of dividends from surplus to the STB Preferred Shareholders or the registered stock pledgees with respect to shares of STB Preferred Stock entered or recorded on the final register of shareholders at the close of September 30, 2010 up to the amount of 21.15 yen per share and 2,305,350,000 yen in the aggregate.

3.	Each of CMTH and STB may, in accordance with their respective existing dividend policies, make payments of dividends from surplus to the common shareholders or the registered stock pledgees with respect to shares of common stock entered or recorded on their respective final register of shareholders at

Appendix A-2

the close of March 31, 2011 up to the amount calculated by adding the following amount to the amount calculated by subtracting the amount of the dividends from surplus paid in accordance with Paragraph 1 from the amount stated in Paragraph 1:

(1)	8 yen per share, 13,267,410,136 yen in the aggregate for CMTH; and

(2)	10 yen per share, 16,751,285,460 yen in the aggregate for STB.

4.	STB may make payments of dividends from surplus to the STB Preferred Shareholders or the registered stock pledgees with respect to shares of STB Preferred Stock entered or recorded on the final register of shareholders at the close of March 31, 2011 up to the amount of 21.15 yen per share and 2,305,350,000 yen in the aggregate.

5.	If, after the execution of this Agreement, CMTH and STB intend to make payments of dividends from surplus on a record date prior to the Effective Date, CMTH and STB shall obtain the written consent of the other party, except as provided for in the preceding Paragraphs.

Article 8	(Cancellation of Treasury Stock)

STB shall cancel all of its treasury stock to be held by STB by the Base Time (including the treasury stock to be acquired by STB through a purchase of shares in response to the exercise of dissenters’ appraisal right requesting for the purchase of shares owned by the dissenting shareholders in connection with the Share Exchange) in accordance with laws and regulations.

Article 9	(Articles of Incorporation and Officers of CMTH on and after Effective Date)

1.	CMTH shall, at the extraordinary general meeting of shareholders provided for in Article 5, Paragraph 1 (including the class shareholders’ meeting, which is provided for in Article 5, Paragraph 1, if required by laws and regulations), seek a resolution approving the amendments to its Articles of Incorporation to (i) change its trade name to MITSUI SUMITOMO TRUST HOLDINGS KABUSHIKI KAISHA (which shall be written as Sumitomo Mitsui Trust Holdings, Inc., in English); (ii) change the location of its head office to Chiyoda-ku, Tokyo; (iii) add the contents of CMTH Preferred Stock; and (iv) make other changes as agreed by and between CMTH and STB, which amendments shall be made as of the Effective Date, on the condition that the Share Exchange takes effect.

2.	CMTH and STB shall separately negotiate and agree on the composition of officers of CMTH as of the Effective Date. The number of candidates for directors to be nominated by CMTH shall be the same as the number of candidates for directors to be nominated by STB. The number of candidates for corporate auditors to be nominated by CMTH shall be the same as the number of candidates for corporate auditors to be nominated by STB. CMTH shall, at the extraordinary general meeting of shareholders provided for in Article 5, Paragraph 1, seek a resolution approving the election, as of the Effective Date, on the condition that the Share Exchange takes effect, of the candidates to be newly elected as directors and corporate auditors of CMTH based on the above-mentioned agreement. In addition, CMTH and STB shall respectively conduct any and all acts to be required to make the composition of officers of CMTH as of the Effective Date be the composition based on the above-mentioned agreement.

Article 10	(Amendments to Articles of Incorporation of STB)

STB shall, at the extraordinary general meeting of shareholders provided for in Article 5, Paragraph 2, seek a resolution approving the amendments to its Articles of Incorporation to delete, as of March 30, 2011, the provisions of the Articles of Incorporation with respect to the record date of ordinary general meetings of shareholders of STB on the condition that, prior to March 30, 2011, this Agreement has not become invalid and the Share Exchange has not been canceled.

Appendix A-3

Article 11	(Granting of Voting Rights to Shareholders of STB)

Prior to the Effective Date, CMTH shall, at a meeting of the Board of Directors of CMTH, make a resolution to the effect that, on the condition that the Share Exchange takes effect, CMTH shall, in accordance with Article 124, Paragraph 4 of the Companies Act, grant voting rights to be exercised at the ordinary general meeting of shareholders of CMTH scheduled to be held in June 2011 to the common shareholders of STB to whom shares of common stock of CMTH are allocated and delivered upon the Share Exchange; provided, however, that this will not apply if the agenda item presented to achieve the amendments to the Articles of Incorporation provided for in Article 10 is not approved at the extraordinary general meeting of shareholders of STB provided for in Article 5, Paragraph 2.

Article 12	(Change of Terms and Conditions of Share Exchange and Cancellation of Share Exchange)

1.	If, during the period after the date of execution of this Agreement and before the Effective Date, (i) there is a material change in the conditions of assets or business operations or rights and obligations of CMTH or STB, (ii) a situation arises or is discovered that materially obstructs the implementation of the Share Exchange, or (iii) some other reason that makes it difficult to achieve the purpose of this Agreement, CMTH and STB may, upon negotiation and agreement with each other, agree to change the terms and conditions of the Share Exchange and the contents of this Agreement or cancel the Share Exchange.

2.	If, at the general meeting of shareholders of CMTH or STB provided for in Article 5, all or part of the resolutions provided for in Article 9 and Article 10 are not adopted, either party to this Agreement may cancel the Share Exchange after negotiation with the other party.

Article 13	(Validity of this Agreement)

This Agreement shall cease to have any effect if this Agreement is not approved at the general meeting of shareholders of CMTH or STB provided for in Article 5, or if any of the approvals from regulatory authorities, which are required by laws and regulations, for the implementation of the Share Exchange, is not obtained.

Article 14	(Matters for Negotiation)

In addition to the matters provided for in this Agreement, any matters necessary with respect to the Share Exchange shall be determined upon negotiation and agreement between CMTH and STB in accordance with the purpose of this Agreement.

[The rest of this page is intentionally left blank.]

Appendix A-4

IN WITNESS WHEREOF, the parties hereto have executed two (2) copies of this Agreement and, upon signing and sealing hereof, each of CMTH and STB retains one (1) copy hereof.

August 24, 2010

CMTH:	CHUO MITSUI TRUST HOLDINGS, INC. 33-1, Shiba 3-chome, Minato-ku, Tokyo President: Kazuo Tanabe

STB:	THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED. 5-33, Kitahama 4-chome, Chuo-ku, Osaka President & CEO: Hitoshi Tsunekage

Appendix A-5

Exhibit 1

Terms and Conditions of
First Series of Class VII Preferred Stock of
Sumitomo Mitsui Trust Holdings, Inc.

1.	Type of Stock
First Series of Class VII Preferred Stock of Sumitomo Mitsui Trust Holdings, Inc. (the “Preferred Stock”)

2.	Preferred Dividends

(1)	In the case of payments of dividends from surplus as provided for in Article 49, Paragraph 1 of the Articles of Incorporation of the Company, the Company shall pay cash dividends in the amount of 42.30 Japanese Yen per share of the Preferred Shares (the “Preferred Dividends”) to the holders of shares of the Preferred Stock (the “Preferred Shareholders”) or the registered stock pledgees with respect to shares of the Preferred Stock (the “Registered Preferred Stock Pledgees”), in preference to the holders of shares of common stock (the “Common Shareholders”) or the registered stock pledgees with respect to shares of common stock (the “Registered Common Stock Pledgees”) ; provided, however, that if all or part of the Preferred Interim Dividends as provided for in Section 3 or all or part of the Extraordinary Preferred Dividends as provided for in Section 4 have been paid based on a record date falling within the fiscal year that includes such record date for the Preferred Dividends, the amount so paid shall be subtracted from the Preferred Dividends.

(2)	If the amount of cash dividends from surplus paid to the Preferred Shareholders or the Registered Preferred Stock Pledgees is less than the amount of the Preferred Dividends in any fiscal year, such deficiency shall not be carried over for accumulation to subsequent fiscal years.

(3)	The Company shall not pay dividends in excess of the amount of the Preferred Dividends to the Preferred Shareholders or the Registered Preferred Stock Pledgees.

3.	Preferred Interim Dividends

In the case of payments of interim dividends as provided for in Article 50 of the Articles of Incorporation of the Company, the Company shall pay 21.15 Japanese Yen in cash per share of the Preferred Stock (the “Preferred Interim Dividends”) to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders and the Registered Common Stock Pledgees; provided, however, that if all or part of the Extraordinary Preferred Dividends as provided for in the immediately following Section have been paid prior to the record date for the Preferred Interim Dividends and based on a record date falling within the fiscal year that includes such record date for the Preferred Interim Dividends, the amount so paid shall be subtracted from the Preferred Interim Dividends.

4.	Extraordinary Preferred Dividends

In the case of payments of dividends from surplus as provided for in Article 49, Paragraph 2 of the Articles of Incorporation of the Company, the Company shall pay to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees, cash dividends from surplus in the amount per share of the Preferred Stock corresponding to the accrued period (which is obtained by multiplying (i) (a) the number of days included in the period commencing on and including the first day of the fiscal year that includes the record date for such dividend (the “Record Date for the Extraordinary Preferred Dividends”) and ending on and including the Record Date for the Extraordinary Preferred Dividends, divided by (b) 365, by (ii) the amount of the Preferred Dividends (calculation for an amount less than one (1) yen shall be made to the third (3rd) decimal places and shall be

Appendix A-6

rounded off to two (2) decimal places) ) (the “Extraordinary Preferred Dividends”); provided, however, that if all or part of the Preferred Interim Dividends or all or part of other Extraordinary Preferred Dividends have been paid prior to the Record Date for the Extraordinary Preferred Dividends and based on a record date falling within the fiscal year that includes such Record Date for the Extraordinary Preferred Dividends, the amount so paid shall be subtracted from the Extraordinary Preferred Dividends.

5.	Distribution of Residual Assets

(1)	In the case of distributions of residual assets, the Company shall pay 1,000 Japanese Yen per share of the Preferred Stock to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees.

(2)	Other than a distribution provided for in the preceding Item, no distribution of residual assets shall be made to the Preferred Shareholders or the Registered Preferred Stock Pledgees.

6.	Consolidations or Splits of Shares of Preferred Stock; Allotment of Offered Shares, Etc.

(1)	Unless otherwise provided for by laws and ordinances, no consolidations or splits of shares shall be made with respect to shares of the Preferred Stock.

(2)	The Company shall not give the Preferred Shareholders any rights to receive an allotment of offered shares or stock acquisition rights. The Company shall not allot any shares of stock or stock acquisition rights to the Preferred Shareholders without consideration.

7.	Provisions for the Acquisition of Shares of the Preferred Stock for Monetary Consideration

(1)	The Company may, on the date separately provided for by the Board of Directors, which is on or after October 1, 2014 (the “Acquisition Date”), acquire all or part of the shares of the Preferred Stock in exchange for cash in the amount obtained by adding 1,000 yen per share to the amount equivalent to the accrued dividend from surplus (which is obtained by multiplying (i) (a) the number of days included in the period commencing on and including the first day of the fiscal year that includes the Acquisition Date and ending on and including the day immediately preceding the Acquisition Date, divided by (b) 365, by (ii) the amount of the Preferred Dividends (calculation for an amount less than one (1) yen shall be made to the third (3rd) decimal places and shall be rounded off to two (2) decimal places)); provided, however, that if all or part of the Preferred Interim Dividends or all or part of the Extraordinary Preferred Dividends have been paid, during the fiscal year that includes the Acquisition Date, based on a record date that is on or prior to the day immediately preceding the Acquisition Date, the amount so paid shall be subtracted from the amount of accrued dividend from surplus.

(2)	In the event that a part of the shares of the Preferred Stock is acquired in accordance with the preceding Item, the shares of preferred stock to be acquired shall be decided by lottery or by proportional allotment.

8.	Voting Rights

The Preferred Shareholders shall not be entitled to vote at a general meeting of shareholders; provided, however, that the Preferred Shareholders shall have voting rights from (i) the ordinary general meeting of shareholders in case an agendum to the effect that the Preferred Dividends as provided for in Section 2, Item (1) shall be paid to the Preferred Shareholders is not submitted at such meeting or (ii) the closing of the ordinary general meeting of shareholders in case such agendum is submitted at such meeting but is rejected, until the time when the resolution is made to the effect that the Preferred Dividends shall be paid to the Preferred Shareholders.

Appendix A-7

9.	Order of Priority

The Preferred Stock shall rank pari passu with other classes of preferred stock (in this Section, “preferred stock” means the preferred stock provided for in Article 6 of the Articles of Incorporation of the Company) issued by the Company with respect to the payment of the Preferred Dividends, the Preferred Interim Dividends, the Extraordinary Preferred Dividends and residual assets of the Preferred Stock.

10.	Period of Limitations for Dividends

If any dividends remain unreceived after five (5) years from the day on which such dividends shall have become due and payable, the Company shall be relieved of its obligation to pay such dividends.

(Note)

The numbers of Articles and Paragraphs of the Articles of Incorporation of the Company referred to in this Terms of issuance are the numbers of Articles and Paragraphs of the Articles of Incorporation of the Company as of the date of execution of this Agreement, and if such numbers are changed, the numbers referred to in this Terms of issuance shall be read as the numbers after such change.

Appendix A-8

ENGLISH TRANSLATION OF THE MANAGEMENT INTEGRATION AGREEMENT

MANAGEMENT INTEGRATION AGREEMENT

Chuo Mitsui Trust Holdings, Inc.

The Sumitomo Trust and Banking Company, Limited

August 24, 2010

Appendix A-9

Management Integration Agreement

Chuo Mitsui Trust Holdings, Inc. (“CMTH”) and The Sumitomo Trust and Banking Company Limited (“STB”) have entered into this management integration agreement (this “Agreement”) as of August 24, 2010 (the “Agreement Date”), based upon their mutual agreement concerning the management integration of CMTH and STB (the “Management Integration”), as follows:

CHAPTER I. OBJECTIVES AND DEFINITIONS

Article 1.1	(Objectives)

1.	CMTH and STB shall conduct the Management Integration and the Trust Bank Combination (as defined in Article 3.1, Paragraph 1; hereinafter the same) under the spirit of mutual trust and equality, in order to form “The Trust Bank”, a new trust bank group that, with a combination of significant expertise and comprehensive capabilities, will provide better and swifter comprehensive solutions to their clients than ever before, by combining their personnel, know-how and other managerial resources and fusing both groups’ strengths such as CMTH Group’s agility and STB Group’s diversity.

2.	In order to achieve the objectives of the Management Integration and the Trust Bank Combination, CMTH and STB shall establish a policy of the new group that will be formed after the Management Integration (Sumitomo Mitsui Trust Group), as stated in Exhibit 1.1, for the purpose of clarifying the ideal model of the new corporate group.

Article 1.2	(Definitions)

The terms used in this Agreement, as set forth in the items below, shall have the meanings as prescribed in each of the following items:

(1)	“CMTH Group” collectively means CMTH, its Subsidiaries and Affiliated Companies;
(2)	“STB Group” collectively means STB, its Subsidiaries and Affiliated Companies;
(3)	“Integrated Holding Company” means CMTH after the Share Exchange (as defined in Article 2.1, Paragraph 1; hereinafter the same);
(4)	“Combined Trust Bank” means STB after the Merger (as defined in Article 3.1, Paragraph 1; hereinafter the same);
(5)	“Subsidiary” means the subsidiary prescribed in Article 8 of the Regulation for Terminology, Forms and Preparation of Financial Statements ;
(6)	“Affiliated Company” means the affiliated company prescribed in Article 8 of the Regulation for Terminology, Forms and Preparation of Financial Statements;
(7)	“Share Exchange Ratio” collectively means (i) the number of shares of CMTH’s common stock to be delivered in exchange for one (1) share of STB’s common stock at the Share Exchange, and (ii) the number of shares of CMTH’s preferred stock (“CMTH Preferred Stock”) to be delivered in exchange for one (1) share of the First Series of STB Class II Preferred Shares upon the Share Exchange;
(8)	“Contracts” collectively means contracts, arrangements and other agreements (regardless of whether they were made in writing or orally);
(9)	“Event of Default” collectively means an event of termination, cancellation, acceleration or default related to the Contracts, and any other event that falls under any of these events by the giving of notice or due to the lapse of time or for both of these reasons;
“Judicial and Administrative Organs” collectively means courts, arbitrators, arbitration organizations, regulatory authorities and other judicial and administrative organs and self-regulatory organizations;

(10)	“Judicial and Administrative Organs’ Judgment” collectively means the judgments, decisions, orders, settlements in court, licenses, permissions, approvals, circular notices, administrative guidance and other judgments made, issued or given by the Judicial and Administrative Organs;

Appendix A-10

(11)	“Damages” means damages, losses, debts, expenses and expenditures (regardless of whether they accrue as a result of a demand from a third party; including lost profits and reasonable attorney’s fees);
(12)	“Laws and Regulations” collectively means laws, cabinet orders, circular notices, rules, orders, ordinances, guidelines and any other regulations.

CHAPTER II. MANAGEMENT INTEGRATION

Article 2.1	(Outline and Method of the Management Integration)

1.	Management Integration
CMTH and STB shall conduct the Management Integration in accordance with the provisions of this Agreement. The Management Integration shall be effected by a statutory share exchange (kabushiki kokan), through which CMTH will become the wholly owing parent company and STB will become a wholly owned subsidiary, and the consideration for which is CMTH’s shares (the “Share Exchange”).

2.	Share Exchange

(1)	On the Agreement Date, CMTH and STB shall enter into a share exchange agreement in the form and with the terms and conditions set forth in Exhibit 2.1 (the “Share Exchange Agreement”), and STB shall conduct the Share Exchange pursuant to the provisions of the Share Exchange Agreement. The rights and obligations of CMTH and STB prescribed in the Share Exchange Agreement shall constitute rights and obligations of CMTH and STB under this Agreement.
(2)	The schedule of the Share Exchange shall be as set forth below; provided, however, that, CMTH and STB may, upon negotiation and agreement with each other, change such schedule, if necessary, in light of the progress of procedures for the Share Exchange or for any other reason.
Resolution of board of directors (CMTH and STB): August 24, 2010
Execution of Share Exchange Agreement: August 24, 2010
Public notice of record date for voting at extraordinary general meeting of shareholders: September 7, 2010 (Planned)
Record date for voting at extraordinary general meeting of shareholders (CMTH and STB): September 30, 2010 (Planned)
Extraordinary general meeting of shareholders for the approval of share exchange (CMTH and STB): December 22, 2010 (Planned)
Date of delisting of STB common shares: March 29, 2011 (Planned)
Date of share exchange (effective date): April 1, 2011 (Planned)

3.	Outline of the Integrated Holding Company
The outline of the Integrated Holding Company is as follows:

(1)	The trade name of the Integrated Holding Company
The trade name of the Integrated Holding Company shall be Mitsui Sumitomo Trust Holdings Kabushiki Kaisha, and the English name shall be Sumitomo Mitsui Trust Holdings, Inc.

(2)	Location and address of the headquarters of the Integrated Holding Company
The location of the headquarters of the Integrated Holding Company shall be Chiyoda-ku, Tokyo, and the address of the headquarters shall be the address of a new office building that is currently under construction by STB in conjunction with third parties in 4-2 and other Marunouchi 1-chome, Chiyoda-ku, Tokyo as the “Marunouchi 1-4 Project”. 9-2 Marunouchi 1-chome, Chiyoda-ku, Tokyo which is the address of STB’s current Tokyo headquarters shall be the address of headquarter until the headquarters is relocated to such building.

(3)	Representatives of the Integrated Holding Company
CMTH and STB shall separately negotiate and agree on the composition of the Representative Directors of the Integrated Holding Company as of the effective date of the Share Exchange. The candidates for the Chairman and Representative Director and the President and Representative

Appendix A-11

Director of the Integrated Holding Company as of the effective date of the Share Exchange shall be as follows:
Chairman and Representative Director: Hitoshi Tsunekage
President and Representative Director: Kazuo Tanabe

(4)	Directors and Corporate Auditors of the Integrated Holding Company
CMTH and STB shall separately negotiate and agree on the composition of Directors and Corporate Auditors of the Integrated Holding Company as of the effective date of the Share Exchange. The number of candidates for Directors to be nominated by CMTH shall be the same as the number of candidates for Directors to be nominated by STB. The number of candidates for Corporate Auditors to be nominated by CMTH shall be the same as the number of candidates for Corporate Auditors to be nominated by STB.

(5)	Executive Officers of the Integrated Holding Company
If the Integrated Holding Company shall have Executive Officers as of the effective date of the Share Exchange, CMTH and STB shall separately negotiate and agree on the composition of Executive Officers. The number of candidates of Executive Officers nominated by the CMTH and the number of candidates of Executive Officers nominated by STB shall be the same.

(6)	Stock Exchange where the Integrated Holding Company’s shares will be listed
The Stock Exchange where the Integrated Holding Company’s shares will be listed shall be the first section of the Tokyo Stock Exchange, the first section of the Osaka Securities Exchange and the first section of the Nagoya Stock Exchange.

CHAPTER III. TRUST BANK COMBINATION

Article 3.1	(Outline and Method of the Trust Bank Combination)

1.	Trust Bank Combination
CMTH and STB shall, after the effective date of the Share Exchange, conduct the combining of The Chuo Mitsui Trust and Banking Company, Limited (“CMTB”), Chuo Mitsui Asset Trust and Banking Company, Limited (“CMATB”) and STB (the “Trust Bank Combination”) in accordance with the provisions of this Agreement. The Trust Bank Combination shall be effected by a merger through which STB will become the surviving company and CMTB and CMATB will become the absorbed companies (the “Merger”).

2.	Merger

(1)	STB shall, after the effective date of the Share Exchange, enter into a merger agreement concerning the Merger with CMTB and CMATB (the “Merger Agreement”), and conduct the Merger with CMTB and CMATB pursuant to the provisions of the Merger Agreement.
(2)	The effective date of the Merger is planned to be on April 1, 2012; provided, however, that, CMTH, STB, CMTB and CMATB may, upon negotiation and agreement with each other, change such schedule, if necessary, in light of the progress of procedures for the Merger or for any other reason.
(3)	Matters concerning the Merger shall be provided for in the Merger Agreement, in addition to the preceding two (2) items, in line with the purposes of this Agreement.

3.	Outline of the Combined Trust Bank
The outline of the Combined Trust Bank is as follows:

(1)	The trade name of the Combined Trust Bank
The trade name of the Combined Trust Bank shall be Mitsui Sumitomo Shintaku Ginko Kabushiki Kaisha, and the name in English shall be Sumitomo Mitsui Trust Bank, Limited.

(2)	Location and address of the headquarters of the Combined Trust Bank
The location of the headquarters of the Combined Trust Bank shall be Chiyoda-ku, Tokyo, and the address of the headquarters shall be the address of an office building now under construction under the Marunouchi 1-4 Project.

Appendix A-12

(3)	Representatives of the Combined Trust Bank
CMTH, STB, CMTB and CMATB shall separately negotiate and agree on the composition of the Representative Directors of the Combined Trust Bank as of the effective date of the Merger. The Chairman and Representative Director of the Combined Trust Bank shall be nominated by CMTB or CMATB, and the President and Representative Director of the Combined Trust Bank shall be nominated by STB.

(4)	Directors and Corporate Auditors of the Combined Trust Bank
CMTH, STB, CMTB and CMATB shall separately negotiate and agree on the composition of the Directors and Corporate Auditors of the Combined Trust Bank as of the effective date of the Merger. The number of candidate of Directors nominated by STB and the number of candidates for Directors nominated by CMTB and CMATB shall be the same. The number of candidates for Corporate Auditors nominated by STB and the number of candidates for Corporate Auditors nominated by CMTB and CMATB shall be the same.

(5)	Executive Officers of the Combined Trust Bank If the Combined Trust Bank
shall have Executive Officers as of the effective date of the Merger, CMTH, STB, CMTB and CMATB shall separately negotiate and agree on the composition of Executive Officers. The number of candidates for Executive Officers nominated by STB and the number of candidates for Executive Officers nominated by CMTB and CMATB shall be the same.

CHAPTER IV. GROUP REORGANIZATION

Article 4.1	(Group Reorganization)

In addition to the Trust Bank Combination, CMTH and STB shall examine and negotiate with each other regarding the necessity of reorganizing companies that belong to the CMTH Group and the STB Group (including the companies that are closely related to the CMTH Group and the STB Group; hereinafter the same in this Article) and the method of such reorganization given the objectives of the Management Integration and the Trust Bank Combination, as provided for in Article 1.1, in order to facilitate a prompt implementation of the reorganization of the companies that will belong to a new group after the Merger (excluding the Trust Bank Combination, the “Group Reorganization”). When examining, negotiating on and implementing such reorganization, CMTH and STB shall make their best efforts to cause the companies that belong to the CMTH Group and the STB Group, respectively, to give the necessary cooperation.

CMTH and STB acknowledge that, among the companies that belong to the CMTH Group and the STB Group, companies engaging in asset management-related businesses and think tank businesses are planned to be reorganized according to their functions, if necessary, and planned to be governed under a system to be established in the future, under which the reorganized companies will be directly supervised by the Integrated Holding Company.

CHAPTER V. MANAGEMENT INTEGRATION AND PREPARATION, PROCEDURES, ETC.
CONCERNING TRUST BANK COMBINATION

Article 5.1	(Duty of Due Care, etc.)

1.	During the period until the effective date of the Share Exchange, CMTH and STB shall manage and operate the businesses and assets of the CMTH Group and the STB Group respectively with the due care of a prudent manager, and CMTH and STB shall negotiate and agree with each other before taking any action that could materially affect such assets or rights and obligations.

2.	During the period until the effective date of the Share Exchange, CMTH and STB shall negotiate with the other party in advance and in good faith with respect to any matters concerning the capital policy of the respective companies or their Subsidiaries that are material in light of the Management Integration or the Trust Bank Combination.

Appendix A-13

3.	During the period until the effective date of the Share Exchange, if CMTH or STB, or their respective Subsidiaries and Affiliated Companies, contemplate a management integration, organizational restructuring, capital tie up, capital participation, stock transfer, business transfer, asset transfer, etc. or any other similar transaction thereto that is considered a material transaction in light of the Management Integration or the Trust Bank Combination, CMTH and STB shall negotiate with each other in advance and in good faith.

4.	In addition to the provisions of the preceding Paragraphs of this Article, in order to facilitate the smooth and swift Management Integration, Trust Bank Combination, Group Reorganization, and achievement of the objectives of this Agreement, CMTH and STB shall examine and negotiate matters with each other in good faith to ensure the spirit of mutual trust, cooperate with each other to the maximum extent, proceed with matters in an appropriate manner, and cause their respective Subsidiaries and Affiliated Companies to act likewise.

Article 5.2	(Compliance with Laws and Regulations, and Procedures Therefor)

1.	In order to facilitate the smooth and swift Management Integration, Trust Bank Combination, Group Reorganization, and achievement of the objectives of this Agreement, CMTH and STB shall, consulting with the other party, each obtain the approval and license necessary for the Management Integration, Trust Bank Combination and Group Reorganization from, or perform registration, filing, etc. necessary for the Management Integration, Trust Bank Combination and Group Reorganization with, the competent domestic or foreign authorities, and shall take the procedures or actions necessary for the Management Integration, Trust Bank Combination and Group Reorganization under the applicable domestic and foreign laws, regulations and rules (including preliminary consultation meetings with competent domestic or foreign authorities, such as the Financial Services Agency, Fair Trade Commission and the U.S. Securities and Exchange Commission), in an appropriate manner, and the other party shall cooperate in an appropriate manner, and CMTH and STB shall cause their respective Subsidiaries and Affiliated Companies to cooperate in the same manner.

2.	If a certain action or measure within the CMTH Group or the STB Group becomes necessary (including changing the schedule for the Management Integration), in relation to the Antitrust Act and applicable laws and regulations, in order to facilitate the smooth and swift Management Integration, CMTH and STB shall negotiate and agree with each other, or shall cause their respective Subsidiaries and Affiliated Companies to negotiate and agree with each other, and determine the policy therefor by mutual agreement, in order to minimize the burden and effect on the party taking the action or measure.

3.	If a filing pursuant to the U.S. securities regulations becomes necessary concerning the Management Integration, CMTH and STB shall negotiate with each other regarding the preparation, audit and provision to the other party of the financial documents necessary for such filing, and proceed in an appropriate manner.

Article 5.3	(Handling of Material Contracts, etc.)

If there are Contracts, concluded by CMTH or STB, or any of their Subsidiaries or Affiliated Companies, in which conducting the Share Exchange will constitute an Event of Default, CMTH and STB shall make their best efforts to obtain the consent in writing to conduct the Share Exchange from the other party to such Contracts, or cause its Subsidiaries and Affiliated Companies to make their best efforts to obtain such consent in writing from the other party to such Contracts, by the effective date of the Share Exchange (provided, however, that such Contracts shall be limited to those that will have a material effect on the financial condition, operating results or rights and obligations of the CMTH Group or the STB Group, if such Event of Default should occur).

Appendix A-14

Article 5.4	(Disclosure of Documents/Information)

If there should be a request from the other party CMTH and STB shall cooperate with each other, in connection with the matters deemed necessary to facilitate the smooth and swift Management Integration, Trust Bank Combination, Group Reorganization, and the achievement of the objectives of this Agreement, to provide the relevant material and information, within the scope acceptable by Laws and Regulations, and shall also cause their Subsidiaries and Affiliated Companies to provide such relevant material and information in the same manner.

Article 5.5	(Business Alliance)

In order to improve the convenience and service for the customers of the CMTH Group and the STB Group, and to achieve, at an early stage, the benefits of the integration of the CMTH Group and the STB Group and the union among the groups, CMTH and STB shall, within the scope acceptable by Laws and Regulations, and when deemed necessary, continue to examine the business alliance among the CMTH Group and the STB Group, and endeavor, to the maximum extent, for the achievement thereof, and shall also cause their Subsidiaries and Affiliated Companies to conduct such examination and endeavor likewise.

CHAPTER VI. GENERAL PROVISIONS

Article 6.1	(Obligation for Exclusive Negotiation)

1.	During the period until the effective date of the Share Exchange, CMTH and STB shall not engage in any act of providing information to, or soliciting information from, third parties, or negotiating with third parties or any act similar thereto, whether directly or indirectly, concerning transactions, etc., that are similar to, or go against, the Management Integration or the Trust Bank Combination (including transactions such as management integration, organizational restructuring, capital tie up, capital participation, stock transfer, business transfer, asset transfer, etc., or any other transactions, etc., similar thereto, which interfere with or have an adverse effect on the achievement of the goal of this Agreement) (the “Competitive Transaction”).

2.	During the period until the effective date of the Share Exchange, if either CMTH or STB receives from a third party a proposition, a solicitation, a notice, an approach, a request for the provision of information, etc., concerning the Competitive Transaction (the “Third Party Proposition, etc.”) (the “Proposition Receiving Party”), the Proposition Receiving Party shall notify the other party, without delay, regarding the matter (including the name of the relevant third party), the details thereof, together with the provision of related material, records, etc. Moreover, in regards to the handling of the Third Party Proposition, etc. (including expressing an opinion concerning a tender offer), the Proposition Receiving Party shall, in accordance with the purpose of this Agreement, negotiate with the other party in advance and in good faith, and appropriately handle the matter in a manner that would not breach the obligations set forth in the immediately preceding Paragraph.

3.	If either CMTH or STB breaches the obligation set forth in the preceding two (2) Paragraphs above, the other party may demand that the breaching party perform the said obligation (including a request for a restraining order). Moreover, if either CMTH or STB shall commit a breach of obligation set forth in Paragraph 1 of this Article or a material breach of obligation set forth in Paragraph 2 of this Article, the other party may file a petition for a temporary restraining order. Furthermore, CMTH and STB hereby confirm that each recognizes that, in such circumstances, the other party would be facing imminent danger or would have the strong probability of facing conspicuous harm.

Appendix A-15

Article 6.2	(Cancellation, etc.)

1.	If any of the events set forth in the following items occurs by the effective date of the Share Exchange, CMTH and STB may cancel this Agreement by giving written notice to the other party:

(1)	A petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings or other similar legal insolvency proceedings (including proceedings under foreign laws) is filed against the other party, or the other party files such petition; or
(2)	The other party falls into a status of suspension of payments, becomes insolvent or has liabilities in excess of assets.

2.	If any of the following events (the “Consultation Commencement Event”) occurs with respect to the other party (the “Attributable Party”), CMTH and STB shall consult with each other in good faith on the revision of the Share Exchange Ratio and other measures that can be taken to achieve the objectives of this Agreement as provided for in Article 1.1 to the maximum extent. If, after such consultation, CMTH and STB fail to reach an agreement on the measures to cure the Consultation Commencement Event, the alternative measures or other measures to be taken to achieve the objectives of this Agreement to the maximum extent, and it is found that a situation arises or is discovered that materially obstructs the implementation of the Share Exchange because of the existence of such Consultation Commencement Event, the party who is not the Attributable Party may, if it is prior to the effective date of the Share Exchange, cancel this Agreement by giving written notice to the Attributable Party:

(1)	If the Attributable Party is in material breach of the obligation under this Agreement;
(2)	If CMTH, is found to be, or, is in material breach of any of the matters stated in Exhibit 6.2-1 (only in the case where CMTH is the Attributable Party), or STB, is found to be, or, is in material breach of any of the matters stated in Exhibit 6.2-2 (only in the case where STB is the Attributable Party); or
(3)	In addition to the cases as stated in the preceding two (2) items, if the financial conditions or operating results of the Attributable Party, as a corporate group, or the rights and obligations of the Attributable Party, substantially change, if a situation arises or is discovered that materially obstructs the implementation of the Share Exchange, or if the event that makes it difficult for the party to this Agreement, who is not the Attributable Party, to achieve the objectives of this Agreement occurs.

Article 6.3	(Termination of Agreement and Effect Thereof)

1.	This Agreement shall terminate if any of the events set forth in the following items occurs:

(1)	CMTH and STB agree to terminate this Agreement;
(2)	This Agreement is cancelled in accordance with the preceding Article; or
(3)	The Share Exchange is cancelled, or ceases to be effective, in accordance with the Share Exchange Agreement.

2.	CMTH and STB recognize that the termination of this Agreement pursuant to items (1) or (2) of the preceding Paragraph falls under the circumstance set forth in Article 12 of the Share Exchange Agreement where “a situation arises or is discovered that materially obstructs the implementation of the Share Exchange” and agree, in advance, to cancel the Share Exchange pursuant to the said Article, should such circumstance arise.

3.	The termination of this Agreement is effective with reference to future occurrences, and unless otherwise prescribed in this Agreement, the rights and obligations that accrued pursuant to this Agreement prior to the termination of this Agreement shall not be affected by the termination hereof.

4.	Each provision of Paragraphs 2 through to 4 of this Article and Articles 6.4 through to 6.13 shall continue to be effective after the termination of this Agreement.

Appendix A-16

Article 6.4	(Binding Effect)

This Agreement is legally binding on both parties.

Article 6.5	(Termination of the Basic Agreement)

CMTH and STB shall confirm that the basic agreement, concluded on November 6, 2009, by and between CMTH and STB (the “Basic Agreement”), shall cease to be effective upon the conclusion of this Agreement.

Article 6.6	(Compensation for Damages)

In the event that CMTH or STB suffers Damages as a result of, or in connection with, a material breach of the obligations under this Agreement by the other party, the breaching party shall compensate, or indemnify, the other party for the Damages suffered by the other party.

Article 6.7	(Confidentiality)

1.	Neither CMTH nor STB shall disclose or divulge to any third party (i) the contents of this Agreement, (ii) the progress and contents of negotiations concerning this Agreement or (iii) any information received from the other party or advisors requested by the other party to provide the relevant services, such as financial advisors, attorneys at law, certified public accountants, licensed tax accountants and appraisers (the “Concerned Parties”) in connection with the Management Integration, the Trust Bank Combination, the Group Reorganization and other transactions contemplated hereunder (regardless of whether the information stated above is received in writing, by e-mail, orally, through an electronic record medium or by any other form, and such information includes the information obtained by reproducing, duplicating, compiling, processing, altering or otherwise modifying the initially received information and also includes the information received under a confidentiality agreement or the Basic Agreement, which was executed by and between both parties in connection with the Management Integration prior to the execution of this Agreement) (collectively the “Confidential Information”); provided, however, that this shall not apply if CMTH or STB makes the disclosure to its officers, employees or the Concerned Parties who reasonably need to know the Confidential Information, if CMTH or STB discloses the Confidential Information to a third party with the prior written consent of the other party or if CMTH or STB discloses the Confidential Information to a third party with respect to whom the disclosing party has already obtained the other party’s prior written consent at the time of the execution of this Agreement pursuant to the proviso clause of Article 12, Paragraph 1 of the Basic Agreement.

2.	Neither CMTH nor STB shall use the Confidential Information for purposes other than the performance of its duties and execution of its rights under this Agreement.

3.	The Confidential Information shall not include the following information:

(i)	information that, at the time of disclosure, is already in the lawful possession of the receiving party;
(ii)	information that, at the time of disclosure, is already in the public domain or is available to the public;
(iii)	information that, after disclosure, becomes part of the public domain or becomes available to the public through no fault of the receiving party;
(iv)	information that is independently developed by the receiving party without using the Confidential Information; or
(v)	information that is lawfully received by the receiving party from a duly authorized third party without assuming a duty of confidentiality.

4.	If CMTH or STB discloses the Confidential Information to a third party pursuant to the proviso clause of Paragraph 1 of this Article, the disclosing party shall cause the third party to assume the same obligations

Appendix A-17

as the disclosing party under this Article and shall be liable to the other party for any breach of such obligations by such third party.

5.	Notwithstanding the provision of the main clause of Paragraph 1 of this Article, if CMTH or STB is requested to disclose the Confidential Information pursuant to any Laws or Regulations, the rules of the relevant financial instruments exchange or the Judicial and Administrative Organs’ Judgment (the “Applicable Laws and Regulations”), the disclosing party may disclose the Confidential Information pursuant to such Applicable Laws and Regulations. In that case, the disclosing party shall promptly notify the necessity of disclosure to the other party and shall, to the extent permitted by the Applicable Laws and Regulations, consult with the other party on the method of disclosing the Confidential Information (provided, however, that, if it is impossible to have such prior consultation, the disclosing party shall report the progress and contents of disclosure to the other party promptly after the disclosure). If CMTH or STB discloses the Confidential Information pursuant to the Applicable Laws and Regulations, the Confidential Information to be disclosed shall be limited to the information that is minimally required by the Applicable Laws and Regulations.

6.	If this Agreement is terminated, each party shall promptly respond to the other party’s request, if any, for the return or destruction of material or records in which the Confidential Information is included.

7.	Notwithstanding the provisions of Paragraph 4 of Article 6.3 hereof, the confidentiality obligation assumed by CMTH and STB concerning the Confidential Information shall become extinct upon the passage of three (3) years from the date of termination of this Agreement.

Article 6.8	(Public Announcements)

Neither CMTH nor STB shall, without obtaining the other party’s prior consent, issue any public announcement of the existence or contents of this Agreement or the facts concerning the examinations, consultations, negotiations, etc. related to the Management Integration, the Trust Bank Combination and the Group Reorganization, and the contents, timing and methods of a press release or other public announcements (the “Contents, etc. of the Public Announcement”) shall separately be determined upon consultation between both parties; provided, however, that, if either party is requested to promptly issue a public announcement pursuant to the Laws and Regulations of Japan or the relevant foreign country or the rules of the relevant financial instruments exchange, the provisions of the first sentence of this Article shall not apply and such party shall obtain the other party’s confirmation to the extent possible with respect to the Contents, etc. of the Public Announcement.

Article 6.9	(Expenses)

Except as provided for in Article 6.6 hereof, each party shall, in principle, bear the expenses incurred by itself in connection with the execution and performance of this Agreement. Considering the nature, etc. of expenses, if there is any expense item with respect to which it is reasonable to share the expense thereof between both parties, the ratio of sharing may separately be determined upon consultation between both parties.

Article 6.10	(Prohibition of Assignment of Rights and Obligations)

Neither CMTH nor STB shall be permitted, without obtaining the other party’s prior written consent, to assign or transfer to any third party, to cause a third party to succeed to, or to place any other security interest on or otherwise dispose of, its status as a party under this Agreement or any and all of its rights or obligations thereunder.

Article 6.11	(Governing Law)

This Agreement shall be governed by, and construed in accordance with, the laws of Japan.

Appendix A-18

Article 6.12	(Jurisdiction)

Any dispute arising from or in connection with this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Article 6.13	(Matters to be Determined upon Consultation)

Any matter not provided for in this Agreement that is necessary to create the new group and accomplish other purposes of this Agreement, and any doubt arising with respect to the interpretation of the provisions of this Agreement, shall be determined upon consultation between CMTH and STB in good faith.

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Appendix A-19

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate and, upon signing and sealing hereon, each of CMTH and STB retains one (1) copy hereof.

August 24, 2010

CMTH:	CHUO MITSUI TRUST HOLDINGS, INC. 33-1, Shiba 3-chome, Minato-ku, Tokyo President: Kazuo Tanabe

STB:	THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED 5-33, Kitahama 4-chome, Chuo-ku, Osaka President & CEO: Hitoshi Tsunekage

Appendix A-20

Exhibit 1.1
Management Policy of the New Group (Sumitomo Mitsui Trust Group)

(1)	Management Principles (“Mission”)

(i)	Sumitomo Mitsui Trust Group will swiftly provide comprehensive solutions to its clients by fully utilizing its significant expertise and comprehensive capabilities.
(ii)	Sumitomo Mitsui Trust Group will adhere to the principles of sound management based on a high degree of self-discipline with the background of “Trustee Spirit” and will establish strong credibility from society.
(iii)	Sumitomo Mitsui Trust Group will strive to fulfill all shareholder expectations by creating distinct values through fusing the various functions featuring the trust bank group
(iv)	Sumitomo Mitsui Trust Group will offer a workplace where the diversity and creativity of its employees are more fully utilized to add value to the organization and where employees can have pride and be highly motivated in fulfilling their missions.

(2)	Ideal Model (“Vision”) – Towards “The Trust Bank”
Based on the “Trustee Spirit” and with significant expertise and comprehensive capabilities, Sumitomo Mitsui Trust Group will create distinct values by leveraging a new business model, combining its Banking, Asset Management and Administration, and Real Estate businesses, and will move onto the global stage as a leading trust bank group which boasts the largest and highest status in Japan.

(3)	Codes of Conduct (“Value”)
In order to pursue the Management Principles of Sumitomo Mitsui Trust Group, we, the board of directors and employees of Sumitomo Mitsui Trust Group, will comply with the 6 Codes of Conduct described below.

(i)	“Completely Client-oriented – Truthfulness and Loyalty”: We will adhere to the highest degree of “Truthfulness and Loyalty” as well as credibility and sureness, and will carry out all our responsibilities for client satisfaction and comfort as our top priority.
(ii)	“Contribution to society – Dedication and Development”: We will remain dedicated in all our efforts, with “Frontier Spirit”, and continue to contribute to society.
(iii)	“Realization of organizational capability – Trust and Creativity”: We will realize our organizational capabilities with full of mutual trust and creativity through improvement by mutual learning and continuous personal transformation of various people who share the enthusiasm for trust.
(iv)	“Establishment of Individuality – Self-help and Self-discipline”: With a spirit of self-help and self-discipline as well as a sense of ownership, we will carry out our responsibilities.
(v)	“Strict compliance with applicable laws and regulations”: We will strictly comply with all applicable laws, rules and regulations and will ensure that all our corporate activities meet the highest standards of social norms.
(vi)	“Resolute stance against antisocial forces”: We will continue to take a resolute stance against antisocial forces, which may threaten public order and the security of civil society.

Appendix A-21

Exhibit 2.1: Share Exchange Agreement

[Translation]

Share Exchange Agreement

Chuo Mitsui Trust Holdings, Inc. (scheduled to be renamed Sumitomo Mitsui Trust Holdings, Inc. on April 1, 2011, address: 33-1, Shiba 3-chome, Minato-ku, Tokyo; “CMTH”) and the Sumitomo Trust and Banking Company, Limited. (address: 5-33, Kitahama 4-chome, Chuo-ku, Osaka-shi, Osaka; “STB”) have entered into this share exchange agreement, as of August 24, 2010, as follows (this “Agreement”).

Article 1	(Share Exchange)

STB shall conduct a statutory share exchange (kabushiki kokan), in accordance with the provisions of this Agreement, through which CMTH will become a wholly owning parent company of STB and STB will become a wholly owned subsidiary of CMTH (the “Share Exchange”), and CMTH shall acquire all of the issued shares of STB (excluding the shares of STB owned by CMTH).

Article 2	(Shares to be Delivered upon Share Exchange and Allotment of Shares)

1.	Upon the Share Exchange, CMTH shall deliver to common shareholders of STB (excluding CMTH) at the time immediately preceding the time CMTH acquires all of the issued shares of STB (excluding the shares of STB owned by CMTH) through the Share Exchange (the “Base Time”), in exchange for shares of STB common stock, the number of shares of CMTH common stock calculated by multiplying the total number of shares of STB common stock held by common shareholders of STB by 1.49.

2.	Upon the Share Exchange, CMTH shall deliver to holders of shares of the First Series of STB Class II Preferred Stock (“STB Preferred Stock”) entered or recorded on STB’s register of shareholders at the Base Time (“STB Preferred Shareholder”) (excluding CMTH), in exchange for shares of STB Preferred Stock, the same number of shares of the First Series of CMTH Class VII Preferred Stock (the terms of issuance of which are stated in Exhibit 1; “CMTH Preferred Stock” [Appendix A-26 — Appendix A-28]) as the total number of shares of STB Preferred Stock held by STB Preferred Shareholder.

3.	Upon the Share Exchange, CMTH shall allot shares of CMTH common stock to the common shareholders of STB at the Base Time (excluding CMTH), and such allotment shall be made at the ratio of 1.49 shares of CMTH common stock for each share of STB common stock held by such shareholders.

4.	Upon the Share Exchange, CMTH shall allot shares of CMTH Preferred Stock to STB Preferred Shareholder entered or recorded on STB’s register of shareholders at the Base Time (excluding CMTH), and such allotment shall be made at the ratio of one share of CMTH Preferred Stock for each share of STB Preferred Stock.

Article 3	(Amount of Stated Capital and Reserves)

The amount of increase in the stated capital and reserves of CMTH upon the Share Exchange are as follows:

(1)	Stated capital 0 yen

(2)	Capital reserve Amount determined separately by CMTH in accordance with Article 39, Paragraph 2 of the Ordinance on Company Accounting.

(3)	Retained earnings reserve 0 yen

Appendix A-22

Article 4	(Effective Date)

The date on which the Share Exchange takes effect (the “Effective Date”) shall be April 1, 2011; provided, however, that CMTH and STB may, upon negotiation and agreement with each other, change such date, if necessary, in light of the progress of procedures for the Share Exchange or for any other reason.

Article 5	(General Meetings of Shareholders Approving the Share Exchange Agreement)

1.	CMTH shall seek a resolution approving this Agreement at the extraordinary general meeting of shareholders and the class shareholders’ meeting of common shareholders of CMTH both scheduled to be held on December 22, 2010.

2.	STB shall seek a resolution approving this Agreement at the extraordinary general meeting of shareholders, the class shareholders’ meeting of common shareholders of STB and the class shareholders’ meeting of STB Preferred Shareholders each scheduled to be held on December 22, 2010; provided, however, that this will not apply if, pursuant to Article 319, Paragraph 1 of the Companies Act, as applied mutatis mutandis pursuant to Article 325 of the Companies Act, the approval of this Agreement at the class shareholders’ meeting of STB Preferred Shareholders is deemed to have been obtained.

3.	CMTH and STB may, upon negotiation and agreement with each other, change the scheduled dates of the shareholders’ meetings stated in the preceding two Paragraphs, if necessary, in light of the progress of procedures for the Share Exchanges or for any other reason.

Article 6	(Management of Company Assets)

During the period after the date of execution of this Agreement and before the Effective Date, CMTH and STB shall manage and operate their respective businesses and assets with the due care of a prudent manager, and CMTH and STB shall negotiate and agree with each other before taking any action that could materially affect their assets or rights and obligations.

Article 7	(Limit of Payment of Dividends from Surplus)

1.	Each of CMTH and STB may, in accordance with their respective existing dividend policies, make payments of dividends from surplus to the common shareholders or the registered stock pledgees with respect to shares of common stock entered or recorded on their respective final register of shareholders at the close of September 30, 2010 up to the following amount:

(1)	8 yen per share, 13,267,410,136 yen in the aggregate for CMTH; and
(2)	10 yen per share, 16,751,285,460 yen in the aggregate for STB.

2.	STB may make payments of dividends from surplus to the STB Preferred Shareholders or the registered stock pledgees with respect to shares of STB Preferred Stock entered or recorded on the final register of shareholders at the close of September 30, 2010 up to the amount of 21.15 yen per share and 2,305,350,000 yen in the aggregate.

3.	Each of CMTH and STB may, in accordance with their respective existing dividend policies, make payments of dividends from surplus to the common shareholders or the registered stock pledgees with respect to shares of common stock entered or recorded on their respective final register of shareholders at the close of March 31, 2011 up to the amount calculated by adding the following amount to the amount

Appendix A-23

calculated by subtracting the amount of the dividends from surplus paid in accordance with Paragraph 1 from the amount stated in Paragraph 1:

(1)	8 yen per share, 13,267,410,136 yen in the aggregate for CMTH; and
(2)	10 yen per share, 16,751,285,460 yen in the aggregate for STB.

4.	STB may make payments of dividends from surplus to the STB Preferred Shareholders or the registered stock pledgees with respect to shares of STB Preferred Stock entered or recorded on the final register of shareholders at the close of March 31, 2011 up to the amount of 21.15 yen per share and 2,305,350,000 yen in the aggregate.

5.	If, after the execution of this Agreement, CMTH and STB intend to make payments of dividends from surplus on a record date prior to the Effective Date, CMTH and STB shall obtain the written consent of the other party, except as provided for in the preceding Paragraphs.

Article 8	(Cancellation of Treasury Stock)

STB shall cancel all of its treasury stock to be held by STB by the Base Time (including the treasury stock to be acquired by STB through a purchase of shares in response to the exercise of dissenters’ appraisal right requesting for the purchase of shares owned by the dissenting shareholders in connection with the Share Exchange) in accordance with laws and regulations.

Article 9	(Articles of Incorporation and Officers of CMTH on and after Effective Date)

1.	CMTH shall, at the extraordinary general meeting of shareholders provided for in Article 5, Paragraph 1 (including the class shareholders’ meeting, which is provided for in Article 5, Paragraph 1, if required by laws and regulations), seek a resolution approving the amendments to its Articles of Incorporation to (i) change its trade name to MITSUI SUMITOMO TRUST HOLDINGS KABUSHIKI KAISHA (which shall be written as Sumitomo Mitsui Trust Holdings, Inc., in English); (ii) change the location of its head office to Chiyoda-ku, Tokyo; (iii) add the contents of CMTH Preferred Stock; and (iv) make other changes as agreed by and between CMTH and STB, which amendments shall be made as of the Effective Date, on the condition that the Share Exchange takes effect.

2.	CMTH and STB shall separately negotiate and agree on the composition of officers of CMTH as of the Effective Date. The number of candidates for directors to be nominated by CMTH shall be the same as the number of candidates for directors to be nominated by STB. The number of candidates for corporate auditors to be nominated by CMTH shall be the same as the number of candidates for corporate auditors to be nominated by STB. CMTH shall, at the extraordinary general meeting of shareholders provided for in Article 5, Paragraph 1, seek a resolution approving the election, as of the Effective Date, on the condition that the Share Exchange takes effect, of the candidates to be newly elected as directors and corporate auditors of CMTH based on the above-mentioned agreement. In addition, CMTH and STB shall respectively conduct any and all acts to be required to make the composition of officers of CMTH as of the Effective Date be the composition based on the above-mentioned agreement.

Article 10	(Amendments to Articles of Incorporation of STB)

STB shall, at the extraordinary general meeting of shareholders provided for in Article 5, Paragraph 2, seek a resolution approving the amendments to its Articles of Incorporation to delete, as of March 30, 2011, the provisions of the Articles of Incorporation with respect to the record date of ordinary general meetings of shareholders of STB on the condition that, prior to March 30, 2011, this Agreement has not become invalid and the Share Exchange has not been canceled.

Appendix A-24

Article 11	(Granting of Voting Rights to Shareholders of STB)

Prior to the Effective Date, CMTH shall, at a meeting of the Board of Directors of CMTH, make a resolution to the effect that, on the condition that the Share Exchange takes effect, CMTH shall, in accordance with Article 124, Paragraph 4 of the Companies Act, grant voting rights to be exercised at the ordinary general meeting of shareholders of CMTH scheduled to be held in June 2011 to the common shareholders of STB to whom shares of common stock of CMTH are allocated and delivered upon the Share Exchange; provided, however, that this will not apply if the agenda item presented to achieve the amendments to the Articles of Incorporation provided for in Article 10 is not approved at the extraordinary general meeting of shareholders of STB provided for in Article 5, Paragraph 2.

Article 12	(Change of Terms and Conditions of Share Exchange and Cancellation of Share Exchange)

1.	If, during the period after the date of execution of this Agreement and before the Effective Date, (i) there is a material change in the conditions of assets or business operations or rights and obligations of CMTH or STB, (ii) a situation arises or is discovered that materially obstructs the implementation of the Share Exchange, or (iii) some other reason that makes it difficult to achieve the purpose of this Agreement, CMTH and STB may, upon negotiation and agreement with each other, agree to change the terms and conditions of the Share Exchange and the contents of this Agreement or cancel the Share Exchange.

2.	If, at the general meeting of shareholders of CMTH or STB provided for in Article 5, all or part of the resolutions provided for in Article 9 and Article 10 are not adopted, either party to this Agreement may cancel the Share Exchange after negotiation with the other party.

Article 13	(Validity of this Agreement)

This Agreement shall cease to have any effect if this Agreement is not approved at the general meeting of shareholders of CMTH or STB provided for in Article 5, or if any of the approvals from regulatory authorities, which are required by laws and regulations, for the implementation of the Share Exchange, is not obtained.

Article 14	(Matters for Negotiation)

In addition to the matters provided for in this Agreement, any matters necessary with respect to the Share Exchange shall be determined upon negotiation and agreement between CMTH and STB in accordance with the purpose of this Agreement.

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Appendix A-25

IN WITNESS WHEREOF, the parties hereto have executed two (2) copies of this Agreement and, upon signing and sealing hereof, each of CMTH and STB retains one (1) copy hereof.

August 24, 2010

CMTH:	CHUO MITSUI TRUST HOLDINGS, INC. 33-1, Shiba 3-chome, Minato-ku, Tokyo President: Kazuo Tanabe

STB:	THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED. 5-33, Kitahama 4-chome, Chuo-ku, Osaka President & CEO: Hitoshi Tsunekage

Appendix A-26

Exhibit 1 [of Management Integration Agreement Exhibit 2.1]

Terms and Conditions of
First Series of Class VII Preferred Stock of
Sumitomo Mitsui Trust Holdings, Inc.

1.	Type of Stock
First Series of Class VII Preferred Stock of Sumitomo Mitsui Trust Holdings, Inc. (the “Preferred Stock”)

2.	Preferred Dividends

(1)	In the case of payments of dividends from surplus as provided for in Article 49, Paragraph 1 of the Articles of Incorporation of the Company, the Company shall pay cash dividends in the amount of 42.30 Japanese Yen per share of the Preferred Shares (the “Preferred Dividends”) to the holders of shares of the Preferred Stock (the “Preferred Shareholders”) or the registered stock pledgees with respect to shares of the Preferred Stock (the “Registered Preferred Stock Pledgees”), in preference to the holders of shares of common stock (the “Common Shareholders”) or the registered stock pledgees with respect to shares of common stock (the “Registered Common Stock Pledgees”) ; provided, however, that if all or part of the Preferred Interim Dividends as provided for in Section 3 or all or part of the Extraordinary Preferred Dividends as provided for in Section 4 have been paid based on a record date falling within the fiscal year that includes such record date for the Preferred Dividends, the amount so paid shall be subtracted from the Preferred Dividends.

(2)	If the amount of cash dividends from surplus paid to the Preferred Shareholders or the Registered Preferred Stock Pledgees is less than the amount of the Preferred Dividends in any fiscal year, such deficiency shall not be carried over for accumulation to subsequent fiscal years.

(3)	The Company shall not pay dividends in excess of the amount of the Preferred Dividends to the Preferred Shareholders or the Registered Preferred Stock Pledgees.

3.	Preferred Interim Dividends

In the case of payments of interim dividends as provided for in Article 50 of the Articles of Incorporation of the Company, the Company shall pay 21.15 Japanese Yen in cash per share of the Preferred Stock (the “Preferred Interim Dividends”) to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders and the Registered Common Stock Pledgees; provided, however, that if all or part of the Extraordinary Preferred Dividends as provided for in the immediately following Section have been paid prior to the record date for the Preferred Interim Dividends and based on a record date falling within the fiscal year that includes such record date for the Preferred Interim Dividends, the amount so paid shall be subtracted from the Preferred Interim Dividends.

4.	Extraordinary Preferred Dividends

In the case of payments of dividends from surplus as provided for in Article 49, Paragraph 2 of the Articles of Incorporation of the Company, the Company shall pay to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees, cash dividends from surplus in the amount per share of the Preferred Stock corresponding to the accrued period (which is obtained by multiplying (i) (a) the number of days included in the period commencing on and including the first day of the fiscal year that includes the record date for such dividend (the “Record Date for the Extraordinary Preferred Dividends”) and ending on and including the Record Date for the Extraordinary Preferred Dividends, divided by (b) 365, by (ii) the amount of the Preferred Dividends

Appendix A-27

(calculation for an amount less than one (1) yen shall be made to the third (3rd) decimal places and shall be rounded off to two (2) decimal places) ) (the “Extraordinary Preferred Dividends”); provided, however, that if all or part of the Preferred Interim Dividends or all or part of other Extraordinary Preferred Dividends have been paid prior to the Record Date for the Extraordinary Preferred Dividends and based on a record date falling within the fiscal year that includes such Record Date for the Extraordinary Preferred Dividends, the amount so paid shall be subtracted from the Extraordinary Preferred Dividends.

5.	Distribution of Residual Assets

(1)	In the case of distributions of residual assets, the Company shall pay 1,000 Japanese Yen per share of the Preferred Stock to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees.

(2)	Other than a distribution provided for in the preceding Item, no distribution of residual assets shall be made to the Preferred Shareholders or the Registered Preferred Stock Pledgees.

6.	Consolidations or Splits of Shares of Preferred Stock; Allotment of Offered Shares, Etc.

(1)	Unless otherwise provided for by laws and ordinances, no consolidations or splits of shares shall be made with respect to shares of the Preferred Stock.

(2)	The Company shall not give the Preferred Shareholders any rights to receive an allotment of offered shares or stock acquisition rights. The Company shall not allot any shares of stock or stock acquisition rights to the Preferred Shareholders without consideration.

7.	Provisions for the Acquisition of Shares of the Preferred Stock for Monetary Consideration

(1)	The Company may, on the date separately provided for by the Board of Directors, which is on or after October 1, 2014 (the “Acquisition Date”), acquire all or part of the shares of the Preferred Stock in exchange for cash in the amount obtained by adding 1,000 yen per share to the amount equivalent to the accrued dividend from surplus (which is obtained by multiplying (i) (a) the number of days included in the period commencing on and including the first day of the fiscal year that includes the Acquisition Date and ending on and including the day immediately preceding the Acquisition Date, divided by (b) 365, by (ii) the amount of the Preferred Dividends (calculation for an amount less than one (1) yen shall be made to the third (3rd) decimal places and shall be rounded off to two (2) decimal places)); provided, however, that if all or part of the Preferred Interim Dividends or all or part of the Extraordinary Preferred Dividends have been paid, during the fiscal year that includes the Acquisition Date, based on a record date that is on or prior to the day immediately preceding the Acquisition Date, the amount so paid shall be subtracted from the amount of accrued dividend from surplus.

(2)	In the event that a part of the shares of the Preferred Stock is acquired in accordance with the preceding Item, the shares of preferred stock to be acquired shall be decided by lottery or by proportional allotment.

8.	Voting Rights

The Preferred Shareholders shall not be entitled to vote at a general meeting of shareholders; provided, however, that the Preferred Shareholders shall have voting rights from (i) the ordinary general meeting of shareholders in case an agendum to the effect that the Preferred Dividends as provided for in Section 2, Item (1) shall be paid to the Preferred Shareholders is not submitted at such meeting or (ii) the closing of the ordinary general meeting of shareholders in case such agendum is submitted at such meeting but is rejected,

Appendix A-28

until the time when the resolution is made to the effect that the Preferred Dividends shall be paid to the Preferred Shareholders.

9.	Order of Priority

The Preferred Stock shall rank pari passu with other classes of preferred stock (in this Section, “preferred stock” means the preferred stock provided for in Article 6 of the Articles of Incorporation of the Company) issued by the Company with respect to the payment of the Preferred Dividends, the Preferred Interim Dividends, the Extraordinary Preferred Dividends and residual assets of the Preferred Stock.

10.	Period of Limitations for Dividends

If any dividends remain unreceived after five (5) years from the day on which such dividends shall have become due and payable, the Company shall be relieved of its obligation to pay such dividends.

(Note)

The numbers of Articles and Paragraphs of the Articles of Incorporation of the Company referred to in this Terms of issuance are the numbers of Articles and Paragraphs of the Articles of Incorporation of the Company as of the date of execution of this Agreement, and if such numbers are changed, the numbers referred to in this Terms of issuance shall be read as the numbers after such change.

Appendix A-29

Exhibit 6.2-1

(1)	CMTH is a joint-stock company duly and validly organized and validly existing under the laws of Japan and has the corporate power and authority necessary to carry on its business as it is presently being conducted.
(2)	CMTH has the corporate power and authority necessary to duly and validly enter into and perform this Agreement. The execution and performance of this Agreement by CMTH shall be within the extent of CMTH’s corporate purpose, and CMTH has performed all procedures required by the Laws and Regulations, CMTH’s Articles of Incorporation and CMTH’s other internal rules in order to enter into and perform this Agreement.
(3)	If this Agreement is duly and validly entered into by CMTH and is also duly and validly entered into by the other party, this Agreement shall, in accordance with its terms and conditions, constitute the legal, valid and legally binding obligation of CMTH, which shall be enforceable against CMTH.
(4)	The execution and performance of this Agreement by CMTH will not (a) contravene any Laws and Regulations, (b) violate CMTH’s Articles of Incorporation or any other internal rules of CMTH, or (c) disobey the Judicial and Administrative Organs’ Judgment.
(5)	CMTH’s financial statements as of March 31, 2010 (“CMTH’s Basic Account Closing Date”) (including both consolidated and non-consolidated statements and meaning the financial statements accompanied by an audit certificate by publicly certified accountants or an auditing firm; the same shall apply hereinafter) have been properly prepared pursuant to the Regulation for Terminology, Forms and Preparation of Financial Statements and the Regulation for Terminology, Forms and Preparation of Consolidated Financial Statements and in accordance with the generally accepted accounting standards and accounting practices in Japan (the “Japanese GAAP”). (With respect to the consolidated financial statements, the classification of assets and liabilities and the classification of income and expenses have been governed by the Ordinance for Enforcement of the Banking Act.) The above-mentioned financial statements fairly and correctly present, in material respects, the financial condition of CMTH as of CMTH’s Basic Account Closing Date and the result of operations of CMTH for the business year ended the same date, in accordance with the Japanese GAAP.
(6)	The securities reports, quarterly reports, internal control reports or extraordinary reports (including amendment reports therefor) submitted pursuant to the Financial Instruments and Exchange Act on or after April 1, 2008 contain no false statements on material matters and do not fail to state any material matter to be stated or any material fact necessary to prevent these reports from being misleading.
(7)	Each of CMTH, CMTB and CMATB has developed a system for terminating its relationship with antisocial forces in order to prevent damage caused by such antisocial forces.
(8)	To the best of CMTH’s knowledge, all information disclosed by CMTH to STB or the Concerned Parties in the course of due diligence conducted in connection with the Management Integration is true and correct in all material respects, does not mislead STB with respect to material facts and does not omit any material fact that would mislead STB. Furthermore, as to the matters requested by STB to disclose in the course of due diligence conducted in connection with the Management Integration, all information that would, in CMTH’s reasonable opinion, have a material adverse effect on STB’s judgment concerning the Management Integration has already been disclosed to STB.

Appendix A-30

Exhibit 6.2-2

(1)	STB is a joint-stock company duly and validly organized and validly existing under the laws of Japan and has the corporate power and authority necessary to carry on its business as it is presently being conducted.
(2)	STB has the corporate power and authority necessary to duly and validly enter into and perform this Agreement. The execution and performance of this Agreement by STB shall be within the extent of STB’s corporate purpose, and STB has performed all procedures required by the Laws and Regulations, STB’s Articles of Incorporation and STB’s other internal rules in order to enter into and perform this Agreement.
(3)	If this Agreement is duly and validly entered into by STB and is also duly and validly entered into by the other party, this Agreement shall, in accordance with its terms and conditions, constitute the legal, valid and legally binding obligation of STB, which shall be enforceable against STB.
(4)	The execution and performance of this Agreement by STB will not (a) contravene any Laws and Regulations, (b) violate STB’s Articles of Incorporation or any other internal rules of STB, or (c) disobey the Judicial and Administrative Organs’ Judgment.
(5)	STB’s financial statements as of March 31, 2010 (“STB’s Basic Account Closing Date”) (including both consolidated and non-consolidated statements and meaning the financial statements accompanied by an audit certificate by publicly certified accountants or an auditing firm; the same shall apply hereinafter) have been properly prepared pursuant to the Regulation for Terminology, Forms and Preparation of Financial Statements and the Regulation for Terminology, Forms and Preparation of Consolidated Financial Statements and in accordance with the “Japanese GAAP. (With respect to the consolidated financial statements, the classification of assets and liabilities and the classification of income and expenses have been governed by the Ordinance for Enforcement of the Banking Act.) The above-mentioned financial statements fairly and correctly present, in material respects, the financial condition of STB as of STB’s Basic Account Closing Date and the result of operations of STB for the business year ended the same date, in accordance with the Japanese GAAP.
(6)	The securities reports, quarterly reports, internal control reports or extraordinary reports (including amendment reports therefor) submitted pursuant to the Financial Instruments and Exchange Act on or after April 1, 2008 contain no false statements on material matters and do not fail to state any material matter to be stated or any material fact necessary to prevent these reports from being misleading.
(7)	STB has developed a system for terminating its relationship with antisocial forces in order to prevent damage caused by such antisocial forces.
(8)	To the best of STB’s knowledge, all information disclosed by STB to CMTH or the Concerned Parties in the course of due diligence conducted in connection with the Management Integration is true and correct in all material respects, does not mislead CMTH with respect to material facts and does not omit any material fact that would mislead CMTH. Furthermore, as to the matters requested by CMTH to disclose in the course of due diligence conducted in connection with the Management Integration, all information that would, in STB’s reasonable opinion, have a material adverse effect on CMTH’s judgment concerning the Management Integration has already been disclosed to CMTH.

Appendix A-31

ENGLISH TRANSLATION OF THE MEMORANDUM ON SHARE EXCHANGE AGREEMENT

Memorandum on Share Exchange Agreement

Chuo Mitsui Trust Holdings, Inc. (“CMTH”) and The Sumitomo Trust and Banking Company, Limited (“STB”) have entered into this Memorandum on Share Exchange Agreement (this “Memorandum”) as of October 28, 2010 as follows regarding the share exchange agreement as of August 24, 2010 between CMTH and STB (the “Share Exchange Agreement”). Unless otherwise provided for in this Memorandum, the terms used in this Memorandum have the meaning set forth in the Share Exchange Agreement.

Article 1    Composition of Officers of CMTH as of the Effective Date

Pursuant to Paragraph 2 of Article 9 of the Share Exchange Agreement, CMTH and STB agree on the composition of officers of CMTH as of the Effective Date as described below.

(1) Directors

Chairman	Hitoshi Tsunekage
President	Kazuo Tanabe
Director	Jun Okuno
Director	Kiyoshi Mukohara
Director	Kunitaro Kitamura
Director	Akio Otsuka
Director	Nobuo Iwasaki
Director	Junichi Sayato
Director	Shinji Ochiai
Director	Tetsuo Ohkubo

(2) Corporate auditors

Auditor	Teruhiko Sugita
Auditor	Tetsuo Amano
External auditor	Hitoshi Maeda
External auditor	Hiroyuki Nakanishi
External auditor	Toshio Hoshino
External auditor	Yasuhiko Takano

Article 2    Continuation of Composition of Officers

Unless there are any special circumstances, CMTH and STB agree that the directors to be elected at the general meeting of shareholders of CMTH scheduled to be held in June 2011 are as provided for in Article 1 and that CMTH proposes an agenda item for election of officers for that purpose.

Article 3    Relationship with the Share Exchange Agreement

This Memorandum constitutes part of, and is not severable from, the Share Exchange Agreement as agreement set forth in Paragraph 2 of Article 9 of the Share Exchange Agreement.

[The rest of this page is intentionally left blank.]

Appendix A-32

IN WITNESS WHEREOF, the parties hereto have executed two (2) copies of this Memorandum and, upon signing and sealing hereof, each of CMTH and STB retains one (1) copy hereof.

October 28, 2010

CMTH:	Chuo Mitsui Trust Holdings, Inc. 33-1, Shiba 3-chome, Minato-ku, Tokyo President: Kazuo Tanabe

STB:	The Sumitomo Trust and Banking Company, Limited 5-33, Kitahama 4-chome, Chuo-ku, Osaka President & CEO: Hitoshi Tsunekage

Appendix A-33

Appendix B

ENGLISH TRANSLATION OF FAIRNESS OPINION DELIVERED BY UBS SECURITIES JAPAN LTD

[Letterhead]

August 24, 2010

The Board of Directors
The Sumitomo Trust and Banking Co., Ltd.
5-33 Kitahama 4-chome, Chuo-ku
Osaka-shi 540-8639, Japan

Dear Members of the Board:

We understand that The Sumitomo Trust and Banking Co., Ltd. (“STB” or the “Company”), and Chuo Mitsui Trust Holdings, Inc. (“CMTH”) are considering a transaction whereby the Company will become a wholly owned subsidiary of CMTH through a share exchange between CMTH and STB. Pursuant to the terms of a management integration agreement between STB and CMTH, draft dated as of August 23, 2010, and a share exchange agreement between STB and CMTH, draft dated as of August 23, 2010 (collectively, the “Agreements”), each outstanding share of common stock of STB (“STB Common Shares”) will be converted into the right to receive 1.49 shares (the “Exchange Ratio”) of common stock of CMTH (“CMTH Common Shares”) (the “Transaction”). Following the completion of the Transaction, STB will merge with Chuo Mitsui Asset Trust and Banking Company, Limited (“Chuo Mitsui Asset”) and The Chuo Mitsui Trust and Banking Company, Limited (“Chuo Mitsui”) and CMTH will serve as the holding company of the combined group.

The terms and conditions of the Transaction are more fully set forth in the Agreements.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of STB Common Shares of the Exchange Ratio provided for in the Transaction.

UBS Securities Japan Ltd (“UBS”) has acted as lead financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is contingent upon consummation of the Transaction and a further portion of which is contingent upon the consummation of a merger of STB, Chuo Mitsui Asset and Chuo Mitsui. In the past, UBS and its affiliates have provided investment banking services to the Company and its affiliates and to CMTH and its affiliates unrelated to the proposed Transaction, for which UBS and its affiliates received compensation, including having acted as a financial advisor to STB on (i) the merger between STB Leasing Co., Ltd, a wholly owned subsidiary of STB, and Sumishin Panasonic Financial Services Co., Ltd., and (ii) STB’s acquisition of Nikko Asset Management Co., Ltd. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and CMTH or their respective affiliates and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by authorized committees of UBS and UBS Securities LLC.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion (i) as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreements or the form of the Transaction or any related transaction, or (ii) as to the fairness to, or any other consideration to, the holders of any class of securities, creditors or other constituencies of the Company, other

Appendix B-1

than the holders of STB Common Shares. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. We express no opinion as to the price at which STB Common Shares will trade following the announcement of the Agreements or what the value of CMTH Common Shares will be when issued pursuant to the Transaction or the price at which STB Common Shares or CMTH Common Shares will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreements will not differ in any material respect from the drafts that we have reviewed, (ii) the parties to the Agreements will comply with all material terms of the Agreements, and (iii) the Transaction will be consummated in accordance with the terms of the Agreements without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, CMTH, or the Transaction. We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any third party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and CMTH; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of CMTH that were not publicly available, including financial forecasts and estimates prepared by the management of CMTH that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of synergies prepared by the managements of the Company and CMTH that were not publicly available that you have directed us to utilize for purposes of our analysis; (v) conducted discussions with members of the senior managements of the Company and CMTH concerning the businesses and financial prospects of the Company and CMTH; (vi) reviewed publicly available financial and stock market data with respect to selected publicly traded Japanese major banks which we believe to be generally relevant; (vii) reviewed current and historical market prices of STB Common Shares and CMTH Common Shares; (viii) reviewed drafts of the Agreements; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company and CMTH, nor have we been furnished with any such evaluation or appraisal. We are not experts in the evaluation of individual financial assets, such as loan or lease portfolios or allowances for losses with respect thereto, and have not been requested to conduct, and have not conducted, a review of individual credit files, and have been advised and therefore have assumed that such allowances for STB and CMTH are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. With respect to the financial forecasts, estimates, and synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future financial performance of their respective companies and such synergies. In addition, we have assumed with your approval that the financial forecasts, estimates and synergies referred to above will be achieved at the times and in the amounts projected.

Our opinion is based upon financial information prepared in accordance with generally accepted accounting principles in Japan (“Japan GAAP”). We have not reviewed any financial information prepared by the Company or CMTH in accordance with International Financial Reporting Standards (“IFRS”) for the purpose of our analyses and have not taken account of any differences between Japan GAAP and IFRS in our analyses. We have also assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes. Our opinion is necessarily based

Appendix B-2

on economic, financial, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of STB Common Shares.

This opinion is provided for the benefit of the Board of Directors (in their capacity as such) in connection with, and for the purpose of, its evaluation of the Exchange Ratio in the Transaction. Except as otherwise specifically permitted under the agreement between the Company and UBS, the opinion expressed herein may not be disclosed to any other person or used for any purpose other than as originally intended, and the Company may not disclose, refer to, transmit or use this letter, in whole or in part, without the prior consent of UBS.

Very truly yours,

UBS SECURITIES JAPAN LTD

Appendix B-3

Appendix C

ENGLISH TRANSLATION OF FAIRNESS OPINION DELIVERED BY DAIWA SECURITIES CAPITAL MARKETS CO. LTD.
August 23, 2010

Board of Directors
Sumitomo Trust and Banking Co., Ltd.
5-33, Kitahama 4-chome, Chuo-ku, Osaka-shi

We, Daiwa Securities Capital Markets Co. Ltd., understand that The Sumitomo Trust and Banking Company, Limited (“STB”) and Chuo Mitsui Trust Holdings, Inc. (“CMTH” and, once renamed Sumitomo Mitsui Trust Holdings, Inc. “SMTH”) are planning to enter into a share exchange agreement and a management integration agreement (collectively, the “Agreements”) each as of August 24, 2010, and based on their respective drafts dated August 23, 2010 (the “Draft Agreements”), STB is expected to become a wholly-owned subsidiary of CMTH through a share exchange (the “Transaction”) in which 1.49 shares of the common stock of SMTH will be allotted and delivered to the holders of the common stock of STB for each share of the common stock of STB (the “Exchange Ratio”).

You have requested us to provide our opinion as to the fairness of the Exchange Ratio from a financial point of view to the holders of the common stock of STB.

In arriving at our opinion set forth below, we have:

1.	reviewed and analyzed each of the Draft Agreements;

2.	reviewed and analyzed financial information and business descriptions contained in the annual securities reports (yuka-shoken hokokusho) and other disclosure materials of STB and CMTH;

3.	reviewed and analyzed publicly available materials, including share-related information, related to STB and CMTH;

4.	reviewed and analyzed the business plans of STB and CMTH prepared and provided to us by STB and CMTH, respectively, for the period between April 1, 2010 and March 31, 2016 and any other related information provided to us by STB, including through interviews;

5.	reviewed and analyzed the expected synergies relating to the Transaction prepared and provided to us by each of STB and CMTH;

6.	interviewed the management of STB and CMTH regarding their respective finances and businesses, financial forecasts and the effects of the Transaction, including the expected synergies;

7.	reviewed and analyzed the historical market prices and trading activity of the shares of common stock of each of STB and CMTH;

8.	reviewed the report, dated July 13, 2010, on legal due diligence performed by STB’s legal advisors on CMTH received from STB;

9.	reviewed the report, dated July 12, 2010, on financial due diligence performed by STB’s accounting advisors on CMTH received from STB;

10.	reviewed the report, dated July 12, 2010, on tax due diligence performed by STB’s tax advisors on CMTH received from STB; and

11.	reviewed and analyzed other related information we deemed appropriate.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information that we have reviewed or analyzed, and have not verified or assumed any obligation to independently verify the accuracy or completeness of such information. We have not undertaken a separate evaluation, appraisal or

Appendix C-1

assessment of any of the assets or liabilities, on an aggregate or individual basis, of STB or CMTH and their respective affiliates (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), nor have we made any request to a third party for any such valuation, appraisal or assessment. In preparing our opinion, we have assumed that there are no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to STB, CMTH and their respective affiliates that may affect our opinion. We have not evaluated the solvency and the credit ratings of STB, CMTH and their respective affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. We have not conducted any physical inspection of the properties or facilities of STB, CMTH, or their respective affiliates, nor have we assumed any obligation to do so. We understand that STB’s legal, accounting and tax advisors performed legal, financial and tax due diligence, respectively, on CMTH based on the scope of due diligence agreed between the respective advisors and STB. We have not independently verified such scope or assumed any obligation with respect to such due diligence.

In preparing our opinion, we have assumed that the business plans, financial forecasts and other information furnished to us by STB and CMTH have been prepared according to reasonable procedures, and reflect the best currently available estimates and judgment of the management of STB and CMTH respectively, and, with STB’s consent, we have relied on such information without independent verification. In addition, in preparing our opinion, we have not taken into consideration any synergies. We have assumed that all assumptions for the preparation of the business plans and financial forecasts are accurate and feasible. We have conducted no independent verifications of the accuracy or feasibility thereof, nor have we assumed any obligation to do so.

We have assumed that each of the Agreements will be legally and validly executed with terms and conditions substantially the same as those set forth in the relevant Draft Agreement, and the Transaction will be legally and validly performed and completed pursuant to such terms and conditions, without any waiver, revision or amendment of any material terms or conditions thereof. Further, we have assumed that the governmental, regulatory or other consents or approvals necessary for the execution of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction. We have not evaluated the decision of STB with respect to its execution of the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to STB, nor have we been requested by STB to do so. We are not legal, accounting or tax experts and have not verified or assumed any obligation to independently analyze and verify the legality and validity of accounting and tax treatment of any matter regarding the Transaction. We also have assumed that the anticipated tax effects of the Transaction communicated to us by STB will be realized.

We are to receive a fee from STB as consideration for our advisory services regarding the Transaction upon delivering this opinion, payment of part of which is contingent upon the Transaction being concluded. Our opinion is subject to the indemnification provisions set forth in our advisory services agreement in connection with our advisory services regarding the Transaction.

We and our affiliates have provided to STB, CMTH and certain of their respective affiliates securities-related services, including investment and financing services, for which we have received compensation, and may do so in the future. In addition, we and our affiliates may actively trade or hold financial products, including securities and derivatives products, of STB, CMTH and any of their respective affiliates, for our own and our affiliates’ accounts or for the accounts of customers.

Our opinion was prepared solely for the use and benefit of the Board of Directors of STB in connection with its review of the Exchange Ratio (the “Opinion Purpose”). STB may not disclose, refer, communicate or use (collectively, “Disclosure”) all or any part of our opinion to or for any third party without our prior written consent. STB will be solely responsible for Disclosure of our opinion to a third party with our prior consent. We assume no liability to any party other than STB in connection with our opinion or the Transaction, nor do we assume any responsibility for any matters arising out of or in connection with the use of our opinion other than for the Opinion Purpose. Our opinion does not constitute a recommendation or solicitation to any holders of shares of common stock of STB as to how such holder of shares should vote on the Transaction (including

Appendix C-2

exercise of the appraisal right of opposing holders of shares), the assignment and receipt of shares of common stock of STB or any other related matters.

Our opinion addresses only the fairness of the Exchange Ratio from a financial point of view to the holders of the shares of the common stock of STB, and STB has not asked us to address, and our opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of common stock of STB. We do not provide any opinion on any premise or assumption upon which the determination of the Exchange Ratio was based or the underlying business decision of STB to proceed with the Transaction. We are not expressing any opinion as to the prices at which the shares of common stock of STB and CMTH will trade at any time after the date of this opinion. In addition, we express no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the Exchange Ratio by any officers, directors, employees or any class of such persons involved in the Transaction. In preparing our opinion, we have not been authorized by you or STB to solicit, nor have we solicited, any third-party indication of interest for the acquisition of all or any part of STB.

Our opinion is based upon financial, economic, market and other conditions as they exist as of the date hereof, and relies on information made available to us by the date hereof. Additionally, although our opinion may be affected by future changes in conditions, we do not assume any obligation to renew, revise or reaffirm our opinion.

The preparation and submission of our opinion has been authorized by our fairness opinion approval committee.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the common stock of STB.

Daiwa Securities Capital Markets Co. Ltd.

Appendix C-3

Appendix D

ENGLISH LANGUAGE PRESS RELEASE OF CMTH, DATED NOVEMBER 12, 2010, ANNOUNCING ITS UNAUDITED JAPANESE GAAP RESULTS FOR THE SECOND QUARTER (FIRST HALF) ENDED SEPTEMBER 30, 2010

Chuo Mitsui Trust Holdings, Inc.
Consolidated Financial Statements for the 2nd Quarter (1st Half) of Fiscal Year 2010 [under Japanese GAAP]
November 12, 2010
33-1, Shiba 3-chome, Minato-ku, Tokyo 105-8574 Japan
Stock Exchange Listings: Tokyo, Osaka, Nagoya
Securities Code: 8309
(URL http://www.chuomitsui.jp/)
President: Kazuo Tanabe

<Note>Amounts less than one million yen are rounded down

1. Consolidated Financial Highlights for the 2nd Quarter (1st Half) of Fiscal Year 2010 (from April 1, 2010 to September 30, 2010)

(1) Operating Results (%: Change from the same period in the previous year)

	Ordinary Income		Ordinary Profit		Net Income
	Million yen	%	Million yen	%	Million yen	%
1st Half FY 2010	179,238	(1.4)	50,104	45.7	32,071	68.0
1st Half FY 2009	181,802	(13.4)	34,392	27.8	19,088	38.4

	Net Income per Common	Net Income per Common
	Share (Basic)	Share (Diluted)
	Yen	Yen
1st Half FY 2010	19.34	–
1st Half FY 2009	14.41	–

Note: Net Income per Common Share (Diluted) was not stated as there were no potential dilutive securities.

(2) Financial Conditions

					Consolidated Capital
					Adequacy Ratio
				Net Assets per Common	(Uniform domestic
	Total Assets	Net Assets	Net Assets Ratio	Share	standard)
As of	Million yen	Million yen	%	Yen	%
September 30, 2010	14,265,161	850,115	4.6	399.73	15.02
March 31, 2010	14,977,966	846,556	4.4	397.69	13.80

(Reference) Shareholders’ equity as of September 30, 2010: 662,782 million yen; as of March 31, 2010: 659,394 million yen

Note 1:	Net assets ratio = {(Net assets – Minority interest)/Total assets} ×100

Note 2:	Consolidated Capital Adequacy Ratio (Uniform domestic standard) is calculated based on the “Standards for Bank Holding Company to Examine the Adequacy of Its Capital Based on Assets, etc. Held by It and Its Subsidiaries Pursuant to Article 52-25 of Banking Act” (Notification 20 issued by the Japanese Financial Services Agency in 2006).

The ratio as of September 30, 2010 is the preliminary figure for immediate release purposes.

2. Dividends

	1st	2nd	3rd	Fiscal
Record Date	Quarter-end	Quarter-end	Quarter-end	Year-end	Annual
	Yen	Yen	Yen	Yen	Yen
FY 2009	-	0.00	-	8.00	8.00

FY 2010	-	4.00	-	-	-

[Intentionally Omitted]

Appendix D-1

3. [Intentionally Omitted]

4. Others

(1)	Changes in significant Subsidiaries and Affiliates (Specified Subsidiary): None

(2)	Changes in accounting principles, procedures, and presentation rules:
1)  Changes due to revision of the accounting standards: Yes
2)  Changes other than those in item 1): None

(3)	Number of shares of common stock outstanding:

1)	Number of shares of common stock outstanding (including treasury stock)
September 30, 2010: 1,658,426,267 shares; March 31, 2010: 1,658,426,267 shares

2)	Number of shares of treasury stock
September 30, 2010: 378,777 shares; March 31, 2010: 366,149 shares

3)	Average number of shares of common stock outstanding (for the 1st Half of Fiscal Year)
1st Half FY 2010: 1,658,055,685 shares; 1st Half FY 2009: 1,324,179,541 shares

(Summary of Non-consolidated Financial Results)

1.	Non-consolidated Financial Highlights for the 2nd Quarter (1st Half) of Fiscal Year 2010 (from April 1, 2010 to September 30, 2010)
(1) Operating Results (%: Change from the same period in the previous year)

									Net Income per
	Operating Income		Operating Profit		Ordinary Profit		Net Income		Common Share
	Million yen	%	Million yen	%	Million yen	%	Million yen	%	Yen
1st Half FY 2010	20,512	77.7	15,230	148.6	13,315	118.8	13,031	114.6	7.85
1st Half FY 2009	11,543	(26.4)	6,126	(46.8)	6,084	(46.7)	6,073	(46.8)	4.58

(2) Financial Conditions

	Total Assets	Net Assets	Net Assets Ratio	Net Assets per Common Share
As of	Million yen	Million yen	%	Yen
September 30, 2010	804,723	612,138	76.1	369.19
March 31, 2010	805,149	612,375	76.1	369.33

(Reference) Shareholders’ equity as of September 30, 2010: 612,138 million yen; as of March 31, 2010: 612,375 million yen

Note: Net assets ratio = (Net assets /Total assets)×100

3. [Intentionally Omitted]

Indication regarding implementation status for interim audit procedure
At the time of this financial statement disclosure, procedure to audit the interim financial statement in accordance with the Financial Instruments and Exchange Act has not been completed yet.

Appendix D-2

Table of Contents of accompanying material

1. Qualitative information regarding consolidated financial statements for 1st Half FY 2010

(1) Qualitative information regarding consolidated operating results
(2) Qualitative information regarding consolidated financial conditions
(3) Qualitative information regarding consolidated outlook

2. Others

(1) Changes in significant Subsidiaries and Affiliates (Specified Subsidiary)

(2)	Changes in accounting principles, procedures, and presentation rules

3. Consolidated financial statements

(1) Consolidated Balance Sheets
(2) Consolidated Statements of Income
(3) Consolidated Statements of Changes in Net Assets
(4) Note for Going-Concern Assumption

There will be analyst meeting regarding the financial results of 1st Half FY 2010.

Appendix D-3

1.	Qualitative information regarding consolidated financial statements for 1st Half FY 2010

(1) Qualitative information regarding consolidated operating results
With respect to the economic conditions during this period, economic recovery in U.S. or other developed countries remained sluggish, and the pace of economic recovery in developing countries such as China slowed down slightly. In Japan, economic condition has shown a gradual recovery trend. However, outlook for the economic conditions has become unclear since the appreciation of the Japanese yen against foreign currencies has developed and the growth in exports and production has slowed down.
In the financial markets, short-term interest rates (overnight call rates) hovered around the Bank of Japan’s target rate of 0.1%. Since concerns about the global economic uncertainty led to a withdrawal from risk assets, long-term interest rates fell to 0.9% level, for the first time since August 2003, from a 1.3% range at the beginning of the period.
The Nikkei Stock Average dropped from the 11,000 level at the beginning of the period, finishing at the 9,300 level. In the foreign exchange market, the yen trended higher against the dollar, rising from the ¥93 range in early April to the ¥83 range at the end of the period.

In these economic and financial conditions, each of our group companies — The Chuo Mitsui Trust and Banking Company, Limited, focusing on the retail trust, banking, real estate, and transfer agency businesses; Chuo Mitsui Asset Trust and Banking Company, Limited, focusing on the pension trust and securities trust businesses; Chuo Mitsui Asset Management Company, Limited, focusing on the investment trust business; and Chuo Mitsui Capital Company Limited, focusing on the private equity fund management business — has deployed various initiatives in keeping with our fundamental policy of “accumulating profits of all operating departments at each group subsidiary in order to enhance the gross operating profit.”

Regarding our consolidated 1st Half operating results, ordinary income increased by ¥15.7 billion year on year to ¥50.1 billion and net income increased by ¥12.9 billion to ¥32.0 billion mainly due to steady increase in market related income and decrease in new non-performing loan at our bank subsidiaries.

Our consolidated capital adequacy ratio (Domestic Standard) was 15.02% (preliminary). The table below shows the progression of our capital adequacy ratio, including this period.

				End 1st Half
Reference Date	End FY 2007	End FY 2008	End FY 2009	FY 2010
Capital Adequacy Ratio*	13.84%	12.05%	13.80%	15.02% (preliminary)

*	Since the fiscal year ended March 2007, our consolidated capital adequacy ratio (domestic standard) has been calculated in accordance with the “Standard for Consolidated Capital Adequacy Ratio of Banking Holding Company under Article 52-25 of the Banking Act” (the Notification of the Financial Service Agency No. 20 of 2006).

(2) Qualitative information regarding consolidated financial conditions
Regarding our consolidated assets and liabilities, total assets decreased by ¥712.8 billion during this period to ¥14,265.1 billion as of September 30, 2010, of which loans and bills discounted decreased by ¥74.0 billion to ¥8,867.9 billion, and securities decreased by ¥459.4 billion to ¥4,066.1 billion. Deposits increased by ¥172.5 billion during this period to ¥8,932.4 billion as of September 30, 2010.

(3) [Intentionally Omitted]

Appendix D-4

2.	Others

(1) Changes in significant Subsidiaries and Affiliates (Specified Subsidiary):  None

(2)	Changes in accounting principles, procedures, and presentation rules:
a) Adoption of “Accounting Standard for Equity Method of Accounting for Investments” and “Practical Solution for Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method”
We have adopted “Accounting Standard for Equity Method of Accounting for Investments” (ASBJ Statement No. 16, March 10, 2008) and “Practical Solution for Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method” (PITF No. 24, March 10, 2008) from the consolidated accounting period ended September 30, 2010.
There was no effect on financial statements with regard to this adoption.

b) Adoption of “Accounting Standards for Asset Retirement Obligations”
We have adopted “Accounting Standards for Asset Retirement Obligations” (ASBJ Statement No. 18, March 31, 2008) and “Implementation Guidance for Asset Retirement Obligations” (ASBJ Guidance No. 21, March 31, 2008) from the consolidated accounting period ended September 30, 2010. As a result, Ordinary Profit and income before income taxes decreased by ¥13 million and ¥238 million, respectively. With regard to this adoption, the amount of asset retirement obligations increased ¥418 million.

Appendix D-5

Chuo Mitsui Trust Holdings, Inc.
Consolidated Balance Sheets

	As of September 30,	As of March 31,
	2010	2010
	(in millions of yen)
ASSETS
Cash and due from banks	229,583	262,240
Call loans and bills bought	5,056	9,884
Receivables under securities borrowing transactions	11,938	1,521
Monetary claims bought	97,510	98,818
Trading assets	18,929	22,778
Money held in trust	2,270	2,234
Securities	4,066,192	4,525,683
Loans and bills discounted	8,867,944	8,941,948
Foreign exchanges	716	767
Other assets	333,489	446,145
Tangible fixed assets	125,546	126,000
Intangible fixed assets	57,929	58,940
Deferred tax assets	142,725	150,296
Customers’ liabilities for acceptances and guarantees	352,067	384,117
Allowance for loan losses	(46,739)	(53,410)

Total assets	14,265,161	14,977,966

LIABILITIES
Deposits	8,932,458	8,759,917
Negotiable certificates of deposit	271,170	327,190
Call money and bills sold	274,493	306,161
Payables under securities lending transactions	1,638,268	1,702,697
Trading liabilities	8,538	7,911
Borrowed money	445,874	1,217,246
Foreign exchanges	—	21
Bonds payable	227,741	234,750
Due to trust accounts	873,256	995,612
Other liabilities	367,455	170,887
Provision for bonuses	3,140	3,160
Provision for retirement benefits	2,752	2,662
Provision for directors’ retirement benefits	1,292	1,704
Provision for contingent losses	13,230	12,022
Deferred tax liabilities	3,307	5,346
Acceptances and guarantees	352,067	384,117

Total liabilities	13,415,045	14,131,410

NET ASSETS
Capital stock	261,608	261,608
Retained earnings	396,425	377,619
Treasury stock	(272)	(270)

Shareholders’ equity	657,761	638,957

Valuation difference on available-for-sale securities	17,750	35,002
Deferred gains or losses on hedges	4,805	2,705
Revaluation reserve for land	(15,532)	(15,532)
Foreign currency translation adjustment	(2,002)	(1,738)

Valuation and translation adjustments	5,021	20,436

Minority interests	187,333	187,161

Total net assets	850,115	846,556

Total liabilities and net assets	14,265,161	14,977,966

<Note>Amounts less than one million yen are rounded down.

Appendix D-6

Chuo Mitsui Trust Holdings, Inc.
Consolidated Statements of Income

	1st Half	1st Half
	FY 2010	FY 2009
	(in millions of yen)
Ordinary income	179,238	181,802
Trust fees	23,372	26,543
Interest income	81,042	91,715
Interest on loans and discounts	54,658	62,187
Interest and dividends on securities	23,616	28,059
Fees and commissions	43,193	39,302
Trading income	1,494	926
Other ordinary income	23,567	15,002
Other income	6,567	8,311
Ordinary expenses	129,133	147,410
Interest expenses	30,752	35,696
Interest on deposits	21,038	22,821
Fees and commissions payments	10,549	9,420
Trading expenses	40	-
Other ordinary expenses	4,852	3,355
General and administrative expenses	69,713	75,070
Other expenses	13,224	23,868

Ordinary profit	50,104	34,392

Extraordinary income	7,503	1,913
Gain on disposal of noncurrent assets	13	209
Reversal of allowance for loan losses	5,815	-
Recoveries of written-off claims	1,675	940
Reversal of allowance for contingent losses	-	762
Extraordinary loss	2,774	201
Loss on disposal of noncurrent assets	161	201
Management integration expenses	2,132	-
Other	481	-

Income before income taxes	54,833	36,104

Income taxes-current	3,621	4,182
Income taxes-deferred	15,175	9,016

Total income taxes	18,796	13,199

Income before minority interests in income	36,037

Minority interests in income	3,965	3,815

Net income	32,071	19,088

<Note>Amounts less than one million yen are rounded down.

Appendix D-7

Chuo Mitsui Trust Holdings, Inc.
Consolidated Statements of Changes in Net Assets

	1st Half	1st Half
	FY 2010	FY 2009
	(in millions of yen)
Shareholders’ equity:
Capital stock
Balance at the end of previous period	261,608	261,608
Changes of items during the period:
Total changes of items during the period	-	-

Balance at the end of the current period	261,608	261,608

Retained earnings:
Balance at the end of previous period	377,619	338,564
Changes of items during the period:
Dividends from surplus	(13,264)	(7,765)
Net income	32,071	19,088
Disposal of treasury stock	(1)	(3)

Total changes of items during the period	18,805	11,319

Balance at the end of the current period	396,425	349,883

Treasury stock:
Balance at the end of previous period	(270)	(262)
Changes of items during the period:
Acquisition of treasury stock	(5)	(8)
Disposal of treasury stock	3	6

Total changes of items during the period	(2)	(2)

Balance at the end of the current period	(272)	(264)

Total shareholders’ equity
Balance at the end of previous period	638,957	599,910
Changes of items during the period:
Dividends from surplus	(13,264)	(7,765)
Net income	32,071	19,088
Acquisition of treasury stock	(5)	(8)
Disposal of treasury stock	1	2

Total changes of items during the period	18,803	11,317

Balance at the end of the current period	657,761	611,227

Valuation and translation adjustments:
Valuation difference on available-for-sale securities:
Balance at the end of previous period	35,002	(83,325)
Changes of items during the period:
Net changes of items other than shareholders’ equity	(17,251)	130,700

Total changes of items during the period	(17,251)	130,700

Balance at the end of the current period	17,750	47,374

Deferred gains or losses on hedges:
Balance at the end of previous period	2,705	2,406
Changes of items during the period:
Net changes of items other than shareholders’ equity	2,100	(1,333)

Total changes of items during the period	2,100	(1,333)

Balance at the end of the current period	4,805	1,073

Appendix D-8

	1st Half	1st Half
	FY 2010	FY 2009
	(in millions of yen)
Revaluation reserve for land:
Balance at the end of previous period	(15,532)	(15,532)
Changes of items during the period:
Total changes of items during the period	-	-

Balance at the end of the current period	(15,532)	(15,532)

Foreign currency translation adjustments:
Balance at the end of previous period	(1,738)	(2,045)
Changes of items during the period:
Net changes of items other than shareholders’ equity	(264)	581

Total changes of items during the period	(264)	581

Balance at the end of the current period	(2,002)	(1,464)

Total valuation and translation adjustments:
Balance at the end of previous period	20,436	(98,497)
Changes of items during the period:
Net changes of items other than shareholders’ equity	(15,415)	129,948

Total changes of items during the period	(15,415)	129,948

Balance at the end of the current period	5,021	31,450

Minority interests:
Balance at the end of previous period	187,161	187,041
Changes of items during the period:
Net changes of items other than shareholders’ equity	172	46

Total changes of items during the period	172	46

Balance at the end of the current period	187,333	187,088

Total net assets:
Balance at the end of previous period	846,556	688,455
Changes of items during the period:
Dividends from surplus	(13,264)	(7,765)
Net income	32,071	19,088
Acquisition of treasury stock	(5)	(8)
Disposal of treasury stock	1	2
Net changes of items other than shareholders’ equity	(15,243)	129,994

Total changes of items during the period	3,559	141,312

Balance at the end of the current period	850,115	829,767

<Note>Amounts less than one million yen are rounded down.

Appendix D-9

Note for the Going-Concern Assumption

There are no corresponding items.

Appendix D-10

Appendix E

UNAUDITED REVERSE RECONCILIATION OF SELECTED FINANCIAL INFORMATION OF
CMTH AS OF AND FOR THE YEAR ENDED MARCH 31, 2010

CMTH has included unaudited consolidated financial statements as of September 30, 2010 prepared in accordance with Japanese GAAP in Appendix D of this prospectus. The basis of CMTH’s consolidated financial information included elsewhere in this prospectus, which are presented under IFRS, is significantly different from Japanese GAAP in certain respects. CMTH presents below a reverse reconciliation from IFRS to Japanese GAAP of shareholder’s equity as of March 31, 2010.

Reconciliation of net income for the year ended March 31, 2010

A detailed reconciliation from IFRS to Japanese GAAP is as follows:

Fiscal year ended
March 31, 2010
(Millions of yen)

CMTH’s net income under IFRS	¥104,104
Differences arising from:
Scope of consolidation and derecognition of transferred financial assets	(2,551)
Financial instruments -Loans and advances:
Reserve for impaired loans	2,310
Fee income and commissions	(820)
Financial asset de-recognition	(13)
Financial instruments other than loans and advances:
Fair value of quoted investments	—
Financial asset de-recognition	(615)
Unquoted equity securities classified as available-for-sale	(3,062)
Amortized cost for debt instruments	(2)
Impairment of investment securities-equity securities	3,675
Hedge accounting	1,159
Embedded derivatives	(10,224)
Derecognition of financial liabilities	(1,393)
Property and equipments	31
Retirement benefit obligations	(11,226)
Reclassification from equity to liabilities	1,029
Recoverability of deferred income tax assets	(26,938)
Other	(965)
Less profit attributable to non-controlling interests	(7,673)

CMTH’s net income under Japanese GAAP	¥46,826

Appendix E-1

Reconciliation of equity as of March 31, 2010

A detailed reconciliation from IFRS to Japanese GAAP is as follows:

Fiscal year ended
March 31, 2010
(Millions of yen)

CMTH’s total equity under IFRS	¥843,248
Differences arising from different accounting for:
Scope of consolidation and derecognition of transferred financial assets	22,367
Financial instruments -Loans and advances:
Reserve for impaired loans	4,069
Fee income and commissions	3,077
Financial asset de-recognition	24
Financial instruments other than loans and advances:
Fair value of quoted investments	(22,828)
Financial asset de-recognition	(1,072)
Unquoted equity securities classified as available-for-sale	(43,576)
Amortized cost for debt instruments	(31)
Impairment of investment securities-equity securities	—
Hedge accounting	(523)
Embedded derivatives	8,517
Derecognition of financial liabilities	22,533
Property and equipments	(8,677)
Retirement benefit obligations	50,012
Other	(255)
Tax effect of the above	(12,997)
Recoverability of deferred income tax assets	(17,332)

CMTH’s total equity under Japanese GAAP	¥846,556

Explanation of differences between Japanese GAAP and IFRS

Major factors which explain the differences shown in the above table are described at Note 3.2. “Primary differences in accounting principles between Japanese GAAP and IFRS” of CMTH’s financial statements included elsewhere in this prospectus.

Appendix E-2

Appendix F

ENGLISH LANGUAGE PRESS RELEASE OF STB, DATED NOVEMBER 12, 2010,
ANNOUNCING ITS UNAUDITED JAPANESE GAAP RESULTS FOR THE FIRST HALF
ENDED SEPTEMBER 30, 2010

The Sumitomo Trust & Banking Co., Ltd. Financial Results for the First Half of the Fiscal Year 2010 [Japanese GAAP] (Consolidated)

Nov 12, 2010

Stock exchange listings	: Tokyo and Osaka (code: 8403)
URL	: http://www.sumitomotrust.co.jp/IR/company/index_en.html
Representative	: Hitoshi Tsunekage, President and CEO
For inquiry	: Tadashi Nishimura, Executive Officer, General Manager of Financial Management Department TEL +81-3-3286-8354
Filing date of quarterly securities report (Scheduled)	: November 26, 2010
Trading accounts	: Established
Payment date of cash dividends (Scheduled)	: December 3, 2010
Supplementary explanatory material	: Prepared
Information meeting (Scheduled)	: Prepared (for analysts)
(All amounts less than one million yen are rounded down.)

1.  Consolidated Financial Results for the First Half of the Fiscal Year 2010
(April 1, 2010 through September 30, 2010)
(1)  Consolidated Results of Operations
(%: Change from the same period in the previous fiscal year)

	Ordinary Income		Ordinary Profit		Net Income
Six Months Ended	Millions of yen	%	Millions of yen	%	Millions of yen	%
September 30, 2010	423,995	0.0	61,529	83.9	54,035	180.3
September 30, 2009	423,964	(15.1)	33,458	(38.9)	19,276	(31.9)

	Net Income	Net Income per Share
	per Share	(Fully Diluted)
Six Months Ended	Yen	Yen
September 30, 2010	30.89	–
September 30, 2009	11.31	–

(Note) Net income per share (fully diluted) for the first half of the fiscal year 2010 is not stated, as there are potential securities but not dilutive.
Net income per share (fully diluted) for the first half of the fiscal year 2009 is not stated, as there are no potentially dilutive securities.

(2) Consolidated Financial Conditions

			Net Assets		Consolidated
			to Total Assets	Net Assets	BIS Capital
	Total Assets	Net Assets	Ratio	per Share	Adequacy Ratio
As of	Millions of yen	Millions of yen	%	Yen	%
September 30, 2010	19,542,797	1,477,209	6.0	634.49	14.71
March 31, 2010	20,551,049	1,449,945	5.6	619.15	13.85

(Reference) Net Assets less Minority Interests: September 30, 2010 1,173,787 millions of yen March 31, 2010 1,148,118 millions of yen
(Note) Net Assets to Total Assets Ratio = Net Assets less Minority Interests / Total Assets
(Note) Consolidated BIS Capital Adequacy Ratio is calculated based on the “Standard to determine the adequacy of bank’s capital concerning its assets provided under the Article 14-2 of the Banking Act (FSA Announcement No. 19, 2006.)”
The ratio as of September 30, 2010 is the preliminary figure for immediate release purposes.

Appendix F-1

2.  [Intentionally Omitted]

3.  [Intentionally Omitted]

4.  Other Information (For details, please refer to page 3, “2. Other Information” of “Accompanying Materials.”)
(1) Changes in important subsidiaries during the first half of the fiscal year 2010: None

(Note)	This item shows whether there have been changes in specified subsidiaries resulted in changes in the scope of consolidation during the first half of the fiscal year 2010 or not.
(2) Changes in accounting principles, procedures and presentation methods
1) Changes due to revisions in accounting standards: Yes
2) Other changes: Yes

(Note)	This item shows whether there are changes in accounting principles, procedures and presentation methods in the preparation of interim consolidated financial statements during the first half of the fiscal year 2010 or not.
(3) Number of issued shares (Common share)
1) Number of issued shares (including treasury stock)

September 30, 2010 :	1,675,128,546 shares,	March 31, 2010 :	1,675,128,546 shares
2) Number of treasury stock

September 30, 2010 :	571,786 shares,	March 31, 2010 :	556,984 shares
3) Average number of issued shares (for the first half of the fiscal year)

September 30, 2010 :	1,674,561,113 shares,	September 30, 2009 :	1,674,595,997 shares

1.  [Intentionally Omitted]

2.  [Intentionally Omitted]
Presentation on the implementation status of the interim audit procedures

These quarterly (interim) financial results stand out of range of interim audit procedures based on “Financial Instruments and Exchange Act.” At the time of these disclosure, the procedures of the quarterly (interim) financial statements based on “Financial Instruments and Exchange Act” have not completed yet.

Appendix F-2

1. Qualitative Information related to Financial Results for this Period

(1) Qualitative Information related to the Consolidated Results of Operations

“Consolidated net business profit before credit costs” (see note below) for the first half of the fiscal year 2010 decreased by 4.7 billion yen from the first half of the previous fiscal year to 83.0 billion yen mainly due to the decrease of net interest income with the decline of market interest rate, despite the increase of net fees and commissions related to real estate business and fiduciary services business including Nikko Asset Management Co., Ltd. which became a consolidated subsidiary in the previous fiscal year.
Consolidated ordinary profit increased by 28.0 billion yen from the first half of the previous fiscal year to 61.5 billion yen as a result of the decrease of the “Total substantial credit costs” (see note below) with both the Sumitomo Trust & Banking Co., Ltd. (hereinafter “the Bank”) and the group companies. As a result of deferred tax accounting, consolidated net income increased by 34.7 billion yen from the first half of the previous year to 54.0 billion yen and net income per share was 30.89 yen, despite posting the goodwill impairment loss of 6.0 billion yen as an extraordinary loss resulting from the business transfer of subsidiaries.
Total substantial credit costs decreased by 30.8 billion yen from the first half of the previous fiscal year to 9.9 billion yen. The main reasons were the reversal of allowances for loan losses for special mention debtor reflecting decrease of loan balance, in addition to low occurrence of the bad debt.

The percent complete of consolidated earnings forecast for the fiscal year 2010 (Net business profit before credit costs: 175.0 billion yen, Ordinary profit: 120.0 billion yen, Net income: 85.0 billion yen) which are stated at section (3) below is 47.4%, 51.3% and 63.6% respectively.

(Note) As to the explanation of “Consolidated net business profit before credit costs” and “Total substantial credit costs”, please refer to the “Explanatory Material 2nd Quarter of Fiscal Year 2010 ended on Sep. 30, 2010”.

(2) Qualitative Information related to the Consolidated Financial Conditions

Consolidated total assets decreased by 1,008.2 billion yen from the end of the previous fiscal year, to 19,542.7 billion yen and consolidated net assets increased by 27.2 billion yen to 1,477.2 billion yen.
As to major accounts, the balance of loans and bills discounted decreased by 424.6 billion yen from the end of the previous fiscal year, to 11,262.0 billion yen, while that of securities decreased by 462.8 billion yen to 3,621.2 billion yen. The balance of deposits decreased by 371.9 billion yen from the end of the previous fiscal year, to 11,879.2 billion yen. The total balance of trust account on non-consolidated basis increased by 2,640.4 billion yen from the end of the previous fiscal year, to 81,948.1 billion yen.
Net unrealized gains of available-for-sale securities with fair value in total decreased by 35.6 billion yen to 58.6 billion yen, mainly due to the decrease (which was 40.0 billion yen) in unrealized gains of stock resulting from the decline in market price from the end of the previous fiscal year.
The balance of assets classified under the Financial Reconstruction Law (non-consolidated, banking account and principal guaranteed trust account combined) decreased by 14.9 billion yen from the end of the previous fiscal year, to 161.5 billion yen mainly due to the decrease of bankrupt and doubtful loans by the repayment, etc. and the ratio of assets classified under the Financial Reconstruction Law to the total loan balance improved by 0.1% from the end of the previous fiscal year to 1.3%. Loans to special mention debtors decreased by 110.4 billion yen from the end of the previous fiscal year, to 513.8 billion yen mainly due to the repayment and the upgrades with improvement of the financial conditions of domestic debtors.
The balance of net deferred tax assets increased by 29.6 billion yen from the end of the previous year to 108.7 billion yen.
Consolidated BIS capital adequacy ratio (preliminary) and consolidated Tier I capital ratio (preliminary) were 14.71% and 10.48% respectively, which maintain sufficient level.

(3) [Intentionally Omitted]

Appendix F-3

2. Other Information

(1) Changes in Important Subsidiaries during this Period
(Changes in specified subsidiaries resulted in changes in the scope of consolidation)

There is no applicable information.

(2) Changes in Accounting Principles, Procedures and Presentation Methods

(i) Equity Method
The Bank has started to adopt Accounting Standard Board of Japan (hereinafter “ASBJ”) Statement No. 16 “the Accounting Standard for Equity Method of Accounting for Investments” (issued by ASBJ on March 10, 2008) and Practical Issue Task Force No. 24 “the Practical Solution on Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method” (issued by ASBJ on March 10, 2008) from this fiscal year. This adoption did not affect the consolidated financial statements for this first half of fiscal year 2010.

(ii) Asset Retirement Obligations
The Bank has started to adopt ASBJ Statement No. 18 “the Accounting Standard for Asset Retirement Obligations” (issued by ASBJ on March 31, 2008) and Guidance No. 21 “the Guidance on Accounting Standard for Asset Retirement Obligations” (issued by ASBJ on March 31, 2008) from this fiscal year. As the result, compared with the previous treatments, Ordinary profit and Income before income taxes and Minority interests decreased by 27 million yen and 644 million yen, respectively. The balance of asset retirement obligations was 825 million yen when the Bank started to adopt the standard and the guidance at April 1, 2010.

(iii) Embedded Derivatives
Embedded derivatives, which do not need to be separated from host contracts, had been accounted for as whole financial instruments coupled with host contracts until the previous fiscal year. For this first half of the fiscal year, however, for more appropriate representation of the financial conditions and the results of operations, the embedded derivatives have been separated from the host contracts and accounted for as derivatives, based on the improvement of the administrative structure about the separation. As the result, compared with the previous treatments, Ordinary profits and Income before income taxes and Minority interests increased by 1,953 million yen, respectively.

Appendix F-4

3. Consolidated Financial Statements

(1) Consolidated Balance Sheets

	(Millions of yen)
	As of	As of
	September 30, 2010	March 31, 2010
Assets:
Cash and Due from Banks	754,709	970,869
Call Loans and Bills Bought	118,952	86,485
Receivables under Resale Agreements	25,134	—
Monetary Claims Bought	444,751	489,816
Trading Assets	732,319	761,850
Money Held in Trust	22,220	22,345
Securities	3,621,206	4,084,091
Loans and Bills Discounted	11,262,002	11,686,629
Foreign Exchanges	5,334	5,553
Lease Receivables and Investment Assets	637,010	650,540
Other Assets	1,303,978	1,203,651
Tangible Fixed Assets	125,357	125,802
Intangible Fixed Assets	159,963	170,043
Deferred Tax Assets	108,831	79,131
Customers’ Liabilities for Acceptances and Guarantees	336,973	339,837
Allowance for Loan Losses	(115,950)	(125,598)

Total Assets	19,542,797	20,551,049

Liabilities:
Deposits	11,879,205	12,251,117
Negotiable Certificates of Deposit	1,970,451	2,350,884
Call Money and Bills Sold	29,221	79,519
Payables under Repurchase Agreements	210,390	601,787
Trading Liabilities	170,805	97,945
Borrowed Money	992,722	1,172,338
Foreign Exchanges	35	31
Short-term Bonds Payable	526,290	438,667
Bonds Payable	604,892	531,815
Borrowed Money from Trust Account	464,563	430,969
Other Liabilities	843,843	771,305
Provision for Bonuses	8,993	10,051
Provision for Directors’ Bonuses	216	411
Provision for Retirement Benefits	8,887	8,927
Provision for Reimbursement of Deposits	1,259	1,043
Provision for Contingent Loss	10,707	8,258
Provision for Relocation Expenses	379	379
Deferred Tax Liabilities	35	34
Deferred Tax Liabilities for Land Revaluation	5,709	5,778
Acceptances and Guarantees	336,973	339,837

Total Liabilities	18,065,588	19,101,104

Net Assets:
Shareholders’ Equity:	1,187,403	1,144,068
Capital Stock	342,037	342,037
Capital Surplus	297,052	297,052
Retained Earnings	548,787	505,444
Treasury Stock	(473)	(465)
Valuation and Translation Adjustments:	(13,615)	4,050
Valuation Difference on Available-for-Sale Securities	(4,032)	9,188
Deferred Gains or Losses on Hedges	6,391	9,440
Revaluation Reserve for Land	(4,714)	(4,655)
Foreign Currency Translation Adjustment	(11,260)	(9,922)
Minority Interests	303,421	301,826

Total Net Assets	1,477,209	1,449,945

Total Liabilities and Net Assets	19,542,797	20,551,049

Appendix F-5

(2) Consolidated Statements of Income

		(Millions of yen)
	Six Months Ended	Six Months Ended
	September 30, 2009	September 30, 2010
Ordinary Income:
Trust Fees	26,258	25,097
Interest Income:	141,248	119,994
Interest on Loans and Discounts	92,148	81,767
Interest and Dividends on Securities	43,438	28,540
Fees and Commissions	48,769	79,811
Trading Income	10,030	5,632
Other Ordinary Income	183,879	182,494
Other Income	13,778	10,964

Ordinary Income	423,964	423,995

Ordinary Expenses:
Interest Expenses:	53,657	43,364
Interest on Deposits	35,148	27,670
Fees and Commissions Payments	12,654	26,285
Other Ordinary Expenses	160,952	153,721
General and Administrative Expenses	104,710	117,967
Other Expenses	58,531	21,127

Ordinary Expenses	390,506	362,466

Ordinary Profit	33,458	61,529

Extraordinary Income:	9,813	756
Gain on Disposal of Noncurrent Assets	9	70
Recoveries of Written-off Claims	333	685
Other	9,469	—
Extraordinary Loss:	242	9,870
Loss on Disposal of Noncurrent Assets	213	665
Impairment Loss	28	6,442
Other	—	2,762

Income before Income Taxes and Minority Interests	43,028	52,414

Income Taxes:	16,252	(8,294)
Current	13,411	10,364
Deferred	2,841	(18,658)

Income before Minority Interests	—	60,709

Minority Interests in Income	7,499	6,674

Net Income	19,276	54,035

Appendix F-6

(3) Consolidated Statements of Changes in Net Assets

	(Millions of yen)
	Six Months Ended	Six Months Ended
	September 30, 2009	September 30, 2010
Shareholders’ Equity:
Capital Stock:
Balance at the End of the Previous Period	287,537	342,037
Changes of Items during the Period:
Issuance of New Shares	54,500	—

Total Changes of Items during the Period	54,500	—

Balance at the End of the Current Period	342,037	342,037
Capital Surplus:
Balance at the End of the Previous Period	242,555	297,052
Changes of Items during the Period:
Issuance of New Shares	54,500	—
Disposal of Treasury Stock	(2)	(0)

Total Changes of Items during the Period	54,497	(0)

Balance at the End of the Current Period	297,053	297,052

Retained Earnings:
Balance at the End of the Previous Period	463,346	505,444
Changes of Items during the Period:
Cash Dividends	(2,511)	(10,678)
Net Income	19,276	54,035
Reversal of Revaluation Reserve for Land	60	60
Change of Scope of Consolidation	—	(75)

Total Changes of Items during the Period	16,825	43,342

Balance at the End of the Current Period	480,172	548,787

Treasury Stock:
Balance at the End of the Previous Period	(453)	(465)
Changes of Items during the Period:
Purchase of Treasury Stock	(10)	(8)
Disposal of Treasury Stock	5	0

Total Changes of Items during the Period	(5)	(8)

Balance at the End of the Current Period	(458)	(473)

Total Shareholders’ Equity:
Balance at the End of the Previous Period	992,986	1,144,068
Changes of Items during the Period:
Issuance of New Shares	109,000	—
Cash Dividends	(2,511)	(10,678)
Net Income	19,276	54,035
Purchase of Treasury Stock	(10)	(8)
Disposal of Treasury Stock	2	0
Reversal of Revaluation Reserve for Land	60	60
Change of Scope of Consolidation	—	(75)

Total Changes of Items during the Period	125,817	43,334

Balance at the End of the Current Period	1,118,803	1,187,403

Valuation and Translation Adjustments:
Valuation Difference on Available-for-Sale Securities:
Balance at the End of the Previous Period	(102,248)	9,188
Changes of Items during the Period:
Net Changes of Items other than Shareholders’ Equity	96,607	(13,220)

Total Changes of Items during the Period	96,607	(13,220)

Balance at the End of the Current Period	(5,640)	(4,032)

Appendix F-7

	(Millions of yen)
	Six Months Ended	Six Months Ended
	September 30, 2009	September 30, 2010
Deferred Gains or Losses on Hedges:
Balance at the End of the Previous Period	(2,208)	9,440
Changes of Items during the Period:
Net Changes of Items other than Shareholders’ Equity	12,950	(3,048)

Total Changes of Items during the Period	12,950	(3,048)

Balance at the End of the Current Period	10,741	6,391

Revaluation Reserve for Land:
Balance at the End of the Previous Period	(4,511)	(4,655)
Changes of Items during the Period:
Net Changes of Items other than Shareholders’ Equity	(60)	(59)

Total Changes of Items during the Period	(60)	(59)

Balance at the End of the Current Period	(4,572)	(4,714)

Foreign Currency Translation Adjustment:
Balance at the End of the Previous Period	(10,111)	(9,922)
Changes of Items during the Period:
Net Changes of Items other than Shareholders’ Equity	1,122	(1,337)

Total Changes of Items during the Period	1,122	(1,337)

Balance at the End of the Current Period	(8,988)	(11,260)

Total Valuation and Translation Adjustments:
Balance at the End of the Previous Period	(119,080)	4,050
Changes of Items during the Period:
Net Changes of Items other than Shareholders’ Equity	110,620	(17,666)

Total Changes of Items during the Period	110,620	(17,666)

Balance at the End of the Current Period	(8,460)	(13,615)

Minority Interests:
Balance at the End of the Previous Period	390,146	301,826
Changes of Items during the Period:
Net Changes of Items other than Shareholders’ Equity	(82,737)	1,595

Total Changes of Items during the Period	(82,737)	1,595

Balance at the End of the Current Period	307,409	303,421

Total Net Assets:
Balance at the End of the Previous Period	1,264,052	1,449,945
Changes of Items during the Period:
Issuance of New Shares	109,000	—
Cash Dividends	(2,511)	(10,678)
Net Income	19,276	54,035
Purchase of Treasury Stock	(10)	(8)
Disposal of Treasury Stock	2	0
Reversal of Revaluation Reserve for Land	60	60
Change of Scope of Consolidation	—	(75)
Net Changes of Items other than Shareholders’ Equity	27,883	(16,070)

Total Changes of Items during the Period	153,700	27,263

Balance at the End of the Current Period	1,417,753	1,477,209

Appendix F-8

(4) Note on Assumption of Going Concern

There is no applicable information.

Appendix F-9

Appendix G

UNAUDITED REVERSE RECONCILIATION OF SELECTED FINANCIAL INFORMATION OF
STB AS OF AND FOR THE YEAR ENDED MARCH 31, 2010

STB has included unaudited consolidated financial statements as of and for the first half ended September 30, 2010 prepared in accordance with Japanese GAAP in Appendix F of this prospectus. As the basis of the consolidated financial information included in this prospectus, which is presented in accordance with IFRS, is significantly different from Japanese GAAP in certain respects, STB presents below a reverse reconciliation from IFRS to Japanese GAAP of net profit for the year ended March 31, 2010, and total equity as of March 31, 2010.

Reconciliation of net profit for the year ended March 31, 2010

A detailed reconciliation from IFRS to Japanese GAAP is as follows:

	Note	Net Profit
		(Millions of yen)

IFRS		¥ 82,114
Scope of consolidation	2	(15,307)
Financial instruments
Classification of financial instruments	2	-
Impairment of available-for-sale investment securities	2	36,583
Fair value adjustments to investment securities	2	0
Embedded derivatives	2	(6,704)
Hedge accounting	2	(23,879)
Allowance for loan losses	2	27,168
Effective interest method of loans and advances	2	5,217
Fair value of derivatives	2	537
Property and equipment and investment property	2	919
Intangible assets
Software costs	2	749
Goodwill	2	(31,300)
Intangible assets purchased through acquisition of Nikko Asset Management Co., Ltd.	1	(1,148)
Retirement benefit obligations	2	(11,563)
Lease reclassification	2	6,263
Foreign operations	2	(69)
Others	2	(1,473)
Tax effects of the above	2	(8,607)
Income taxes	2	7,257

Japanese GAAP		¥ 66,757

Appendix G-1

Reconciliation of total equity as of March 31, 2010

A detailed reconciliation from IFRS to Japanese GAAP is as follows:

	Note	Total equity
		(Millions of yen)

IFRS		¥ 1,441,468
Scope of consolidation	2	(5,884)
Financial instruments
Classification of financial instruments	2	(2,525)
Impairment of available-for-sale investment securities	2	24,606
Fair value adjustments to investment securities	2	(36,744)
Embedded derivatives	2	(1,239)
Hedge accounting	2	(3,069)
Allowance for loan losses	2	(29,801)
Effective interest method of loans and advances	2	21,043
Fair value of derivatives	2	1,349
Property and equipment and investment property	2	(1,077)
Intangible assets
Software costs	2	(2,529)
Goodwill	2	27,855
Intangible assets purchased through acquisition of Nikko Asset Management Co., Ltd.	1	(16,556)
Retirement benefit obligations	2	38,568
Lease reclassification	2	(15,847)
Others	2	1,495
Tax effects of the above	2	21,365
Income taxes	2	(12,533)

Japanese GAAP		¥ 1,449,945

Notes:

1.	During the fiscal year ended March 31, 2010, STB completed the acquisition of Nikko Asset Management Co., Ltd. (NAM). Upon the acquisition, under Japanese GAAP, goodwill is recognized as the excess of the consideration transferred over the fair value of the net assets of the acquiree. The recognition of additional intangible assets which had not been recognized in the acquiree’s statement of financial position is permitted as long as they meet recognition criteria, but not required. Goodwill is amortized over a period generally not exceeding 20 years and not expected to be deductible for tax purposes.

Under IFRS, goodwill is recognized as the excess of the consideration transferred over the net of the identifiable assets acquired and the liabilities assumed measured in accordance with IFRS 3 as of the date of the acquisition. Goodwill is not amortized. Instead, goodwill is subject to an annual impairment testing. In regards to the recognition of identifiable assets acquired, IAS 38 “Intangible Assets” specifically requires that intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable. Upon the acquisition of NAM, STB recognized additional intangible assets, which consist of investment trust contracts and investment advisory contracts. The newly recognized intangible assets were amortized over the period of 7.5 years- 13.5 years. As a result, the additional amortization was recognized, which has been offset by the effect of a reversal of goodwill amortization recognized under Japanese GAAP.

2.	Refer to Note 3 of STB’s consolidated financial statements included elsewhere in this prospectus for detailed discussion of these reconciling items between Japanese GAAP and IFRS.

Appendix G-2

Appendix H

ENGLISH TRANSLATION OF SELECTED ARTICLES OF THE COMPANIES ACT

Companies Act
Act No. 86 of July 26, 2005

Chapter IV Share Exchange and Share Transfer
Section 1 Share Exchange
Subsection 1 Common Provisions
(Conclusion of a Share Exchange Agreement)

Article 767  A Stock Company may effect Share Exchange. In such cases, the Stock Company shall conclude a Stock Exchange agreement with the company acquiring all of its Issued Shares (limited to a Stock Company or a Limited Liability Company; hereinafter referred to as the “Wholly Owning Parent Company in Share Exchange” in this Part).

Subsection 2 Share Exchange Which Causes a Stock Company to Acquire the Issued Shares

(Share Exchange Agreement Which Causes a Stock Company to Acquire the Issued Shares)

Article 768  In the case where a Stock Company effects a Share Exchange, if the Wholly Owning Parent Company in Share Exchange is a Stock Company, it shall prescribe the following matters in the Share Exchange agreement:

(i)  the trade names and domiciles of the Stock Company effecting the Share Exchange (hereinafter referred to as the “Wholly Owned Subsidiary Company in Share Exchange” in this Part) and the Wholly Owning Parent Company in Share Exchange which is a Stock Company (hereinafter referred to as the “Wholly Owning Parent Stock Company in Share Exchange” in this Part);

(ii)   if the Wholly Owning Parent Stock Company in Share Exchange is to deliver to shareholders of the Wholly Owned Subsidiary Company in Share Exchange Monies, etc. in lieu of the shares thereof when effecting the Share Exchange, the following matters concerning such Monies, etc.:

(a)   if such Monies, etc. are shares of the Wholly Owning Parent Stock Company in Share Exchange, the description of the number of such shares (or, for a Company with Class Shares, the classes of the shares and the number of the shares for each class) or the method for calculating such numbers, and matters concerning the amount of the stated capital and capital reserves of the Wholly Owning Parent Stock Company in Share Exchange;

(b)   if such Monies, etc. are Bonds of the Wholly Owning Parent Stock Company in Share Exchange (excluding those pertaining to Bonds with Share Options), the description of the classes of such Bonds and the total amount for each class of Bonds, or the method for calculating that total amount;

(c)   if such Monies, etc. are Stock Options of the Wholly Owning Parent Stock Company in Share Exchange (excluding those attached to Bonds with Share Options), the description of the features and number of such Share Options, or the method for calculating such number;

(d)   if such Monies, etc. are Bonds with Share Options of the Wholly Owning Parent Stock Company in Share Exchange, the matters prescribed in (b) concerning such Bonds with Share Options and the matters prescribed in (c) concerning the Share Options attached to such Bonds with Share Options; or

(e)   if such Monies, etc. are property other than shares, etc. of the Wholly Owning Parent Stock Company in Share Exchange, the description of the features and number or amount of such property, or the method for calculating such number or amount;

Appendix H-1

(iii)  in the case prescribed in the preceding item, matters concerning the allotment of Monies, etc. set forth in that item to shareholders of the Wholly Owned Subsidiary Company in Share Exchange (excluding the Wholly Owning Parent Stock Company in Share Exchange);

(iv)   if the Wholly Owning Parent Stock Company in Share Exchange is to deliver to holders of Share Options of the Wholly Owned Subsidiary Company in Share Exchange Share Options of the Wholly Owning Parent Stock Company in Share Exchange in lieu of such Share Options at the time of the Share Exchange, the following matters concerning such Share Options:

(a)   the description of the features of the Share Options (hereinafter referred to as “Share Options under Share Exchange Agreement” in this Part) held by holders of Share Options of the Wholly Owned Subsidiary Company in Share Exchange who will receive delivery of Share Options of the Wholly Owning Parent Stock Company in Share Exchange;

(b)   the description of the features and number of Share Options of the Wholly Owning Parent Stock Company in Share Exchange to be delivered to holders of Share Options under Share Exchange Agreement, or the method for calculating such number; and

(c)   if Share Options under Share Exchange Agreement are Share Options attached to Bonds with Share Options, a statement to the effect that the Wholly Owning Parent Stock Company in Share Exchange will succeed to the obligations relating to the Bonds pertaining to such Bonds with Share Options and the description of the classes of the Bonds subject to such succession and the total amount for each class of Bonds, or the method for calculating that total amount;

(v)   in the case prescribed in the preceding item, matters concerning the allotment of the Share Options of the Wholly Owning Parent Stock Company in Share Exchange set forth in that item to holders of Share Options under Share Exchange Agreement; and

(vi)   the day on which the Share Exchange becomes effective (hereinafter referred to as the “Effective Day” in this Section).

(2)   In the case prescribed in the preceding paragraph, if the Wholly Owned Subsidiary Company in Share Exchange is a Company with Class Shares, the Wholly Owned Subsidiary Company in Share Exchange and the Wholly Owning Parent Stock Company in Share Exchange may provide for the following matters in prescribing the matters set forth in item (iii) of that paragraph in accordance with the features of the classes of shares issued by the Wholly Owned Subsidiary Company in Share Exchange:

(i)   if there is any arrangement that no Monies, etc. are allotted to shareholders of a certain class of shares, a statement to such effect and such class of shares; and

(ii)   in addition to the matters listed in the preceding item, if there is any arrangement that each class of shares shall be treated differently with respect to allotment of Monies, etc., a statement to such effect and the details of such different treatment.

(3)   In the case prescribed in paragraph (1), the provisions on the matters listed in item (iii) of that paragraph shall be such that the Monies, etc. are delivered in proportion to the number of the shares (or, in cases where there are provisions on the matters listed in item (ii) of the preceding paragraph, the number of the shares of each class) held by shareholders of the Wholly Owned Subsidiary Company in Share Exchange (excluding the Wholly Owning Parent Stock Company in Share Exchange and shareholders of the class of shares referred to in item (i) of the preceding paragraph).

(Effectuation, etc. of a Share Exchange Which Causes a Stock Company to Acquire the Issued Shares)

Article 769  The Wholly Owning Parent Stock Company in Share Exchange shall acquire all of the Issued Shares of the Wholly Owned Subsidiary Company in Share Exchange (excluding shares of the Wholly

Appendix H-2

Owned Subsidiary Company in Share Exchange already held by the Wholly Owning Parent Stock Company in Share Exchange) on the Effective Day.

(2)   In the case set forth in the preceding paragraph, the Wholly Owned Subsidiary Company in Share Exchange shall be deemed to have given the approval set forth in Article 137(1) with regard to the acquisition of shares of the Wholly Owned Subsidiary Company in Share Exchange (limited to Shares with a Restriction on Transfer, and excluding those already held by the Wholly Owning Parent Stock Company in Share Exchange prior to the Effective Day) by the Wholly Owning Parent Stock Company in Share Exchange.

(3)   In the cases listed in the following items, shareholders of the Wholly Owned Subsidiary Company in Share Exchange shall become the persons specified respectively in those items, in accordance with the provisions on the matters set forth in paragraph (1)(iii) of the preceding Article, on the Effective Day:

(i)   in cases where there is a provision on the matters set forth in (a) of item (ii) of paragraph (1) of the preceding Article:  shareholders of shares set forth in (a) of that item;

(ii)   in cases where there is a provision on the matters set forth in (b) of item (ii) of paragraph (1) of the preceding Article:  bondholders of Bonds set forth in (b) of that item;

(iii)  in cases where there is a provision on the matters set forth in (c) of item (ii) of paragraph (1) of the preceding Article:  holders of Share Options set forth in (c) of that item; or

(iv)   in cases where there is a provision on the matters set forth in (d) of item (ii) of paragraph (1) of the preceding Article:  bondholders of the Bonds pertaining to Bonds with Share Options set forth in (d) of that item, and holders of the Share Options attached to such Bonds with Share Options.

(4)   In the case prescribed in paragraph (1)(iv) of the preceding Article, the Share Options under Share Exchange Agreement shall be extinguished and holders of the Share Options under Share Exchange Agreement shall become holders of the Share Options of the Wholly Owning Parent Stock Company in Share Exchange set forth in item (iv)(b) of that Article, in accordance with the provisions on the matters set forth in item (v) of that Article, on the Effective Day.

(5)   In the case prescribed in (c) of item (iv) of paragraph (1) of the preceding Article, the Wholly Owning Parent Stock Company in Share Exchange shall succeed to the obligations relating to the Bonds pertaining to Bonds with Share Options set forth in (c) of that item on the Effective Day.

(6)   The provisions of the preceding paragraphs shall not apply in cases where procedures under the provisions of Article 789 or Article 799 are not completed yet or where the Share Exchange is cancelled.

Chapter V Procedures of Entity Conversion, Merger, Company Split, Share Exchange, and Share Transfer
Section 2 Procedures of an Absorption-type Merger, etc.
Subsection 1 Procedures for a Company Absorbed in Absorption-type Merger, a Splitting Company in Absorption-type Company Split, and a Wholly Owned Subsidiary Company in Share Exchange
Division 1 Procedures for a Stock Company

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger Agreement, etc.)

Article 782  Each of the Stock Companies listed in the following items (hereinafter referred to as an “Absorbed Stock Company, etc.” in this Division) shall, from the day on which the Absorption-type Merger Agreement, etc. began to be kept until the day on which six months have elapsed from the day on which the Absorption-type Merger, Absorption-type Company Split or Share Exchange (hereinafter referred to as an “Absorption-type Merger, etc.” in this Section) becomes effective (hereinafter referred to as the “Effective Day” in this Section) (or, in the case of a Stock Company Absorbed in Absorption-type Merger, until the Effective Day), keep documents or Electromagnetic Records that state or record the contents of the matters specified respectively in those items (hereinafter referred to as the “Absorption-type Merger Agreement, etc.”

Appendix H-3

in this Section) and other matters prescribed by the applicable Ordinance of the Ministry of Justice at its head office:

(i)   Stock Company Absorbed in Absorption-type Merger:  the Absorption-type Merger agreement;

(ii)   Splitting Stock Company in Absorption-type Company Split:  the Absorption-type Company Split agreement; and

(iii)  Wholly Owned Subsidiary Company in Share Exchange:  the Share Exchange agreement.

(2)   The “day on which the Absorption-type Merger Agreement, etc. began to be kept” prescribed in the preceding paragraph means the earliest of the following days:

(i)   if the Absorption-type Merger Agreement, etc. is required to be approved by a resolution of a shareholders’ meeting (including a Class Meeting), the day two weeks prior to the day of the shareholders’ meeting (or, in the cases prescribed in paragraph (1) of Article 319, the day when the proposal under that paragraph is submitted);

(ii)   if there are shareholders who are to receive the notice under the provisions of paragraph (3) of Article 785, the day of the notice under the provisions of that paragraph or the day of the public notice under paragraph (4) of that Article, whichever is earlier;

(iii)  if there are holders of Share Options who are to receive the notice under the provisions of paragraph (3) of Article 787, the day of the notice under the provisions of that paragraph or the day of the public notice under paragraph (4) of that Article, whichever is earlier;

(iv)   if the procedures under the provisions of Article 789 are required to be carried out, the day of the public notice under the provisions of paragraph (2) of that Article or the day of the notice under the provisions of that paragraph, whichever is earlier; or

(v)   in cases other than those prescribed in the preceding items, the day on which two weeks have elapsed from the day of conclusion of the Absorption-type Company Split agreement or the Share Exchange agreement.

(3)   Shareholders and creditors of an Absorbed Stock Company, etc. (or, in the case of a Wholly Owned Subsidiary Company in Share Exchange, shareholders and holders of Share Options) may make the following requests to said Absorbed Stock Company, etc. at any time during its business hours; provided, however, that the fees designated by said Absorbed Stock Company, etc. are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i)   requests for inspection of the documents set forth in paragraph (1);

(ii)   requests for delivery of a transcript or extract of the documents set forth in paragraph (1);

(iii)  requests for inspection of anything that indicates the matters recorded in the Electromagnetic Records set forth in paragraph (1) in a manner prescribed by the applicable Ordinance of the Ministry of Justice; and

(iv)   requests that the matters recorded in the Electromagnetic Records set forth in paragraph (1) be provided by the Electromagnetic Method designated by the Absorbed Stock Company, etc., or requests for the delivery of any document that states such matters.

(Approval, etc. of the Absorption-type Merger Agreement, etc.)

Article 783  An Absorbed Stock Company, etc. shall obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders’ meeting by the day immediately preceding the Effective Day.

Appendix H-4

(2)   Notwithstanding the provisions of the preceding paragraph, in the cases where the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange is not a Company with Classes of Shares, if all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange (hereinafter referred to as the “Consideration for the Merger, etc.” in this Article) are Equity Interests, etc. (meaning equity interests of a Membership Company or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto; hereinafter the same shall apply in this Article), the consent of all shareholders of the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange shall be obtained with regard to the Absorption-type Merger agreement or the Share Exchange agreement.

(3)   In the cases where the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange is a Company with Classes of Shares, if all or part of the Consideration for the Merger, etc. are Shares with a Restriction on Transfer, etc. (meaning Shares with a Restriction on Transfer and those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto; hereinafter the same shall apply in this Chapter), the Absorption-type Merger or the Share Exchange shall not become effective without a resolution of a Class Meeting constituted by the Class Shareholders of the class of shares subject to the allotment of the Shares with a Restriction on Transfer, etc. (excluding Shares with a Restriction on Transfer) (in cases where there are two or more classes of shares relating to such Class Shareholders, the respective Class Meetings constituted by Class Shareholders categorized by the class of such two or more classes of shares); provided, however, that this shall not apply to cases where there is no Class Shareholder who is able to exercise a voting right at such Class Meeting.

(4)   In the cases where the Stock Company Absorbed in Absorption-type Merger or the Wholly Owned Subsidiary Company in Share Exchange is a Company with Classes of Shares, if all or part of the Consideration for the Merger, etc. are Equity Interests, etc., the Absorption-type Merger or the Share Exchange shall not become effective without the consent of all shareholders of the class subject to the allotment of the Equity Interests, etc.

(5)   An Absorbed Stock Company, etc. shall notify its Registered Pledgees of Shares (excluding the Registered Pledgees of Shares in the cases prescribed in paragraph (3) of the following Article) and Registered Pledgees of Share Options concerning the Share Options specified in the items of Article 787(3) that it will effect the Absorption-type Merger, etc. by twenty days prior to the Effective Day.

(6)   A public notice may be substituted for the notice under the provisions of the preceding paragraph.

(Dissenting Shareholders’ Share Purchase Demand)

Article 785  In cases of effecting an Absorption-type Merger, etc. (excluding the following cases), dissenting shareholders may demand that the Absorbed Stock Company, etc. purchase, at a fair price, the shares held by such shareholders:

(i)  in cases prescribed in Article 783(2); or

(ii)  in cases prescribed in paragraph (3) of the preceding Article.

(2)  The “dissenting shareholders” provided for in the preceding paragraph shall mean the shareholders provided for in the following items in the cases listed in the same items (excluding shareholders entitled to allotment of Equity Interests, etc. prescribed in Article 783(4) in the cases prescribed in that paragraph):

(i)  in cases where a resolution of a shareholders’ meeting (including a Class Meeting) is required to effect the Absorption-type Merger, etc. :  the following shareholders:

(a)  shareholders who gave notice to such Absorbed Stock Company, etc. to the effect that they dissented from such Absorption-type Merger, etc. prior to such shareholders’ meeting and who dissented from such

Appendix H-5

Absorption-type Merger, etc. at such shareholders’ meeting (limited to those who can exercise voting rights at such shareholders’ meeting);

(b)  shareholders who are unable to exercise voting rights at such shareholders’ meeting; and

(ii)  in cases other than those prescribed in the preceding item:  all shareholders.

(3)  An Absorbed Stock Company, etc. shall notify its shareholders (excluding shareholders entitled to allotment of Equity Interests, etc. prescribed in Article 783(4) in the cases prescribed in that paragraph) that it will effect an Absorption-type Merger, etc. and the trade name and domicile of the Surviving Company, etc., by twenty days prior to the Effective Day; provided, however, that this shall not apply in the cases listed in the items of paragraph (1).

(4)  In the following cases, a public notice may be substituted for the notice under the provisions of the preceding paragraph:

(i)  in cases where the Absorbed Stock Company, etc. is a Public Company; or

(ii)  in cases where the Absorbed Stock Company, etc. obtains the approval of the Absorption-type Merger Agreement, etc. by the resolution of a shareholders’ meeting set forth in Article 783(1).

(5)  Demands under the provisions of paragraph (1) (hereinafter referred to as a “Share Purchase Demand” in this Division) shall be made, within the period from the day twenty days prior to the Effective Day to the day immediately preceding the Effective Day, by disclosing the number of shares relating to such Share Purchase Demand (or, for a Company with Classes of Shares, the classes of the shares and the number of shares for each class).

(6)  Shareholders who made Share Purchase Demands may withdraw their Share Purchase Demands only in cases where such shareholders obtain the approval of the Absorbed Stock Company, etc.

(7)  If the Absorption-type Merger, etc. is cancelled, the Share Purchase Demands shall become ineffective.

(Determination, etc. of Price of Shares)

Article 786  In cases where a Share Purchase Demand is made, if an agreement on the determination of the price of the shares is reached between the shareholder and the Absorbed Stock Company, etc. (or, after the Effective Day in cases of effecting an Absorption-type Merger, the Company Surviving Absorption-type Merger; hereinafter the same shall apply in this Article), the Absorbed Stock Company, etc. shall make payment within sixty days from the Effective Day.

(2)  If no agreement on the determination of the price of the shares is reached within thirty days from the Effective Day, shareholders or the Absorbed Stock Company, etc. may file a petition to the court for a determination of the price within thirty days after the expiration of that period.

(3)  Notwithstanding the provisions of paragraph (6) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, shareholders may withdraw their Share Purchase Demands at any time after the expiration of such period.

(4)  The Absorbed Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5)  The purchase of shares relating to a Share Purchase Demand shall become effective on the Effective Day (or, in the case of effecting an Absorption-type Company Split, at the time of payment of the price of such shares).

Appendix H-6

(6)  If a Company Issuing Share Certificates receives a Share Purchase Demand with respect to shares for which share certificates are issued, the Company must pay the price of the shares relating to such Share Purchase Demand in exchange for the share certificates.

(Objections of Creditors)

Article 789  In the cases listed in the following items, the creditors provided for in those items may state their objections to the Absorption-type Merger, etc. to the Absorbed Stock Company, etc.

(i)  in cases of effecting an Absorption-type Merger:  creditors of the Stock Company Absorbed in Absorption-type Merger;

(ii)  in cases of effecting an Absorption-type Company Split:  creditors of the Splitting Stock Company in Absorption-type Company Split who are unable to request the Splitting Stock Company in Absorption-type Company Split to perform the obligations (including performance of the guarantee obligations that the Splitting Stock Company in Absorption-type Company Split jointly and severally assumes with the Succeeding Company in Absorption-type Company Split as a guarantor) (or, in the case where there are provisions on the matter set forth in Article 758(viii) or Article 760(vii), creditors of the Splitting Stock Company in Absorption-type Company Split); and

(iii)  in cases where the Share Options under Share Exchange Agreement are Share Options attached to Bonds with Share Options:  bondholders pertaining to such Bonds with Share Options.

(2)  In cases where all or part of the creditors of the Absorbed Stock Company, etc. are able to state their objection pursuant to the provisions of the preceding paragraph, the Absorbed Stock Company, etc. shall give public notice of the matters listed below in the official gazette and shall give notices separately to each known creditor (limited to one who is able to state an objection pursuant to the provisions of such paragraph), if any; provided, however, that the period under item (iv) may not be less than one month:

(i)  a statement that an Absorption-type Merger, etc. will be effected;

(ii)  the trade name and domicile of the Surviving Company, etc.;

(iii)  the matters prescribed by the applicable Ordinance of the Ministry of Justice as the matters regarding the Financial Statements of the Absorbed Stock Company, etc. and the Surviving Company, etc. (limited to a Stock Company); and

(iv)  a statement to the effect that creditors may state their objections within a certain period of time.

(3)  Notwithstanding the provisions of the preceding paragraph, if the Absorbed Stock Company, etc. gives public notice under that paragraph by the Method of Public Notice listed in item (ii) or item (iii) of paragraph (1) of Article 939 in accordance with the provisions of the articles of incorporation under the provisions of that paragraph in addition to the official gazette, the Absorbed Stock Company, etc. is not required to give separate notices under the provisions of the preceding paragraph (excluding such notices to creditors of the obligations of the Splitting Stock Company in Absorption-type Company Split that have arisen due to a tort in the case of effecting an Absorption-type Company Split).

(4)  In cases where creditors do not raise any objections within the period under paragraph (2)(iv), such creditors shall be deemed to have approved the Absorption-type Merger, etc.

(5)  In cases where creditors raise objections within the period under paragraph (2)(iv), the Absorbed Stock Company, etc. shall make payment or provide reasonable security to such creditors, or entrust equivalent property to a Trust Company, etc. for the purpose of having such creditors receive the payment; provided, however, that this shall not apply if there is no risk of harm to such creditors by such Absorption-type Merger, etc.

Appendix H-7

(Change in the Effective Day of an Absorption-type Merger, etc.)

Article 790  An Absorbed Stock Company, etc. may change the Effective Day by agreement with the Surviving Company, etc.

(2)  In the cases prescribed in the preceding paragraph, the Absorbed Stock Company, etc. shall give public notice of the changed Effective Day by the day immediately preceding the original Effective Day (or, immediately preceding the changed Effective Day, in the case where the changed Effective Day comes before the original Effective Day).

(3)  When the Effective Day is changed pursuant to the provisions of paragraph (1), the provisions of this Section and Article 750, Article 752, Article 759, Article 761, Article 769, and Article 771 shall apply by deeming the changed Effective Day to be the Effective Day.

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Company Split or Share Exchange)

Article 791  The Splitting Stock Company in Absorption-type Company Split or the Wholly Owned Subsidiary Company in Share Exchange shall, without delay after the Effective Day, prepare what are provided for in the following items for the categories set forth respectively in those items, jointly with the Succeeding Company in Absorption-type Company Split or the Wholly Owning Parent Company in Share Exchange:

(i)  Splitting Stock Company in Absorption-type Company Split:  documents or Electromagnetic Records that state or record the rights and obligations that the Succeeding Company in Absorption-type Company Split succeeded to by transfer from the Splitting Stock Company in Absorption-type Company Split through the Absorption-type Company Split and any other matters prescribed by the applicable Ordinance of the Ministry of Justice as those concerning an Absorption-type Company Split; and

(ii)  Wholly Owned Subsidiary Company in Share Exchange:  documents or Electromagnetic Records that state or record the number of shares of the Wholly Owned Subsidiary Company in Share Exchange acquired by the Wholly Owning Parent Company through the Share Exchange and any other matters prescribed by the applicable Ordinance of the Ministry of Justice as those concerning a Share Exchange.

(2)  A Splitting Stock Company in Absorption-type Company Split or a Wholly Owned Subsidiary Company in Share Exchange shall, for a period of six months from the Effective Day, keep the documents or Electromagnetic Records set forth in the items of the preceding paragraph at its head office.

(3)  Shareholders, creditors and any other interested parties of a Splitting Stock Company in Absorption-type Company Split may make the following requests to the Splitting Stock Company in Absorption-type Company Split at any time during its business hours; provided, however, that the fees designated by said Splitting Stock Company in Absorption-type Company Split are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i)  requests for inspection of the documents set forth in the preceding paragraph;

(ii)  requests for delivery of a transcript or extract of the documents set forth in the preceding paragraph;

(iii)  requests for inspection of anything that indicates the matters recorded in the Electromagnetic Records set forth in the preceding paragraph in a manner prescribed by the applicable Ordinance of the Ministry of Justice; and

(iv)  requests that the matters recorded in the Electromagnetic Records set forth in the preceding paragraph be provided by the Electromagnetic Method designated by the Splitting Stock Company in Absorption-type Company Split, or requests for the delivery of any document that states such matters.

Appendix H-8

(4)  The provisions of the preceding paragraph shall apply mutatis mutandis to a Wholly Owned Subsidiary Company in Share Exchange. In such cases, the phrase “shareholders, creditors and any other interested parties of a Splitting Stock Company in Absorption-type Company Split” shall be deemed to be replaced with “persons who were shareholders or holders of Share Options of the Wholly Owned Subsidiary Company in Share Exchange as of the Effective Day.”

Subsection 2 Procedures for the Company Surviving Absorption-type Merger, the Succeeding Company in Absorption-type Company Split and the Wholly Owning Parent Company in Share Exchange
Division 1 Procedures for a Stock Company

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger Agreement, etc.)
Article 794  The Stock Company Surviving Absorption-type Merger, the Succeeding Stock Company in Absorption-type Company Split or the Wholly Owning Parent Stock Company in Share Exchange (hereinafter referred to as the “Surviving Stock Company, etc.” in this Division) shall, from the day on which the Absorption-type Merger Agreement, etc. began to be kept until the day on which six months have elapsed from the Effective Day, keep documents or Electromagnetic Records that state or record the contents of the Absorption-type Merger Agreement, etc. and other matters prescribed by the applicable Ordinance of the Ministry of Justice at its head office.

(2)  The “day on which the Absorption-type Merger Agreement, etc. began to be kept” prescribed in the preceding paragraph means the earliest of the following days:

(i)  if the Absorption-type Merger Agreement, etc. is required to be approved by a resolution of a shareholders’ meeting (including a Class Meeting), the day two weeks prior to the day of the shareholders’ meeting (or, in the cases prescribed in paragraph (1) of Article 319, the day when the proposal under that paragraph is submitted);

(ii)  the day of the notice under the provisions of paragraph 3 of Article 797 or the day of the public notice under paragraph (4) of that Article, whichever is earlier; or

(iii)  if the procedures under the provisions of Article 799 are required to be carried out, the day of the public notice under the provisions of paragraph (2) of that Article or the day of the notice under the provisions of that paragraph, whichever is earlier.

(3)  Shareholders and creditors of a Surviving Stock Company, etc. (or, in the case where the Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company in Share Exchange are limited to shares of the Wholly Owning Parent Stock Company in Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto (excluding the case prescribed in Article 768(1)(iv)(c)), shareholders) may make the following requests to said Surviving Stock Company, etc. at any time during its business hours; provided, however, that the fees designated by said Surviving Stock Company, etc. are required to be paid in order to make the requests set forth in item (ii) or item (iv):
(i)  requests for inspection of the documents set forth in paragraph (1);

(ii)  requests for delivery of a transcript or extract of the documents set forth in paragraph (1);

(iii)  requests for inspection of anything that indicates the matters recorded in the Electromagnetic Records set forth in paragraph (1) in a manner prescribed by the applicable Ordinance of the Ministry of Justice; and

(iv)  requests that the matters recorded in the Electromagnetic Records set forth in paragraph (1) be provided by the Electromagnetic Method designated by the Surviving Stock Company, etc., or requests for the delivery of any document that states such matters.

Appendix H-9

(Approval, etc. of the Absorption-type Merger Agreement, etc.)

Article 795  A Surviving Stock Company, etc. shall obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders’ meeting by the day immediately preceding the Effective Day.

(2)  In the cases listed below, a director shall explain to that effect at the shareholders’ meeting set forth in the preceding paragraph:

(i)  in cases where the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of obligations that the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split succeeds to by transfer from the Company Absorbed in Absorption-type Merger or the Splitting Company in Absorption-type Company Split (referred to as the “Amount of Succeeded Obligations” in the following item) exceeds the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of assets that the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split succeeds to by transfer from the Company Absorbed in Absorption-type Merger or the Splitting Company in Absorption-type Company Split (referred to as the “Amount of Succeeded Assets” in the following item);

(ii)  in cases where the book value of the Monies, etc. (excluding shares, etc. of the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split) delivered by the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split to shareholders of the Stock Company Absorbed in Absorption-type Merger, to partners of the Membership Company Absorbed in Absorption-type Merger or to the Splitting Company in Absorption-type Company Split exceeds the amount obtained by deducting the Amount of Succeeded Obligations from the Amount of Succeeded Assets; or

(iii)  in cases where the book value of the Monies, etc. (excluding shares, etc. of the Wholly Owning Parent Stock Company in Share Exchange) delivered by the Wholly Owning Parent Stock Company in Share Exchange to shareholders of the Wholly Owned Subsidiary Company in Share Exchange exceeds the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of shares of the Wholly Owned Subsidiary Company in Share Exchange to be acquired by the Wholly Owning Parent Stock Company in Share Exchange.

(3)  In cases where the assets of the Company Absorbed in Absorption-type Merger or the Splitting Company in Absorption-type Company Split include shares of the Stock Company Surviving Absorption-type Merger or the Succeeding Stock Company in Absorption-type Company Split, a director shall explain the matters concerning such shares at the shareholders’ meeting set forth in paragraph (1).

(4)  Where the Surviving Stock Company, etc. is a Company with Class Shares, in the cases listed in the following items, an Absorption-type Merger, etc. shall not become effective without a resolution of a Class Meeting constituted by Class Shareholders of the class of shares provided for respectively in those items (limited to Shares with a Restriction on Transfer and for which the provisions of the articles of incorporation set forth in Article 199(4) do not exist) (in cases where there are two or more classes of shares relating to such Class Shareholders, the respective Class Meetings constituted by Class Shareholders categorized by the class of such two or more classes of shares); provided, however, that this shall not apply to cases where there is no Class Shareholder who is able to exercise a voting right at such Class Meeting:
(i)  in cases where the Monies, etc. delivered to shareholders of the Stock Company Absorbed in Absorption-type Merger or to partners of the Membership Company Absorbed in Absorption-type Merger are shares of the Stock Company Surviving Absorption-type Merger:  the class of shares set forth in Article 749(1)(ii)(a);

(ii)  in cases where the Monies, etc. delivered to the Splitting Company in Absorption-type Company Split are shares of the Succeeding Stock Company in Absorption-type Company Split:  the class of shares set forth in Article 758(iv)(a); or

Appendix H-10

(iii)  in cases where the Monies, etc. delivered to shareholders of the Wholly Owned Subsidiary Company in Share Exchange are shares of the Wholly Owning Parent Stock Company in Share Exchange:  the class of shares set forth in Article 768(1)(ii)(a).

(Dissenting Shareholders’ Share Purchase Demand)
Article 797  In cases of effecting an Absorption-type Merger, etc., dissenting shareholders may demand that the Surviving Stock Company, etc. purchase, at a fair price, the shares held by such shareholders.
(2)  The “dissenting shareholders” provided for in the preceding paragraph shall mean the shareholders provided for in the following items in the cases listed in the same items:
(i)  in cases where a resolution of a shareholders’ meeting (including a Class Meeting) is required to effect the Absorption-type Merger, etc. :  the following shareholders:

(a)  shareholders who gave notice to such Surviving Stock Company, etc. to the effect that they dissented from such Absorption-type Merger, etc. prior to such shareholders’ meeting and who dissented from such Absorption-type Merger, etc. at such shareholders’ meeting (limited to those who can exercise voting rights at such shareholders’ meeting);

(b)  shareholders who are unable to exercise voting rights at such shareholders’ meeting; and

(ii)  in cases other than those prescribed in the preceding item:  all shareholders;

(3)  A Surviving Stock Company, etc. shall notify its shareholders that it will effect an Absorption-type Merger, etc. and the trade name and domicile of the Absorbed Company, etc. (or, in the cases prescribed in Article 795(3), the fact that it will effect an Absorption-type Merger, etc., the trade name and domicile of the Absorbed Company, etc. and the matters concerning shares set forth in that paragraph), by twenty days prior to the Effective Day.

(4)  In the following cases, a public notice may be substituted for the notice under the provisions of the preceding paragraph:
(i)  in cases where the Surviving Stock Company, etc. is a Public Company; or

(ii)  in cases where the Surviving Stock Company, etc. obtains the approval of the Absorption-type Merger Agreement, etc. by the resolution of a shareholders’ meeting set forth in Article 795(1).

(5)  Demands under the provisions of paragraph (1) (hereinafter referred to as the “Share Purchase Demand” in this Division) shall be made, within the period from the day twenty days prior to the Effective Day to the day immediately preceding the Effective Day, by disclosing the number of shares relating to such Share Purchase Demand (or, for a Company with Classes of Shares, the classes of the shares and the number of shares for each class).

(6)  Shareholders who made Share Purchase Demands may withdraw their Share Purchase Demands only in cases where such shareholders obtain the approval of the Surviving Stock Company, etc.

(7)  If the Absorption-type Merger, etc. is cancelled, the Share Purchase Demands shall become ineffective.

(Determination, etc. of Price of Shares)
Article 798  In cases where a Share Purchase Demand is made, if an agreement on the determination of the price of the shares is reached between the shareholder and the Surviving Stock Company, etc., the Surviving Stock Company, etc. shall make payment within sixty days from the Effective Day.

(2)  If no agreement on the determination of the price of the shares is reached within thirty days from the Effective Day, shareholders or the Surviving Stock Company, etc. may file a petition to the court for a determination of the price within thirty days after the expiration of that period.

(3)  Notwithstanding the provisions of paragraph (6) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective

Appendix H-11

Day, shareholders may withdraw their Share Purchase Demands at any time after the expiration of such period.

(4)  The Surviving Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5)  The purchase of shares relating to a Share Purchase Demand shall become effective at the time of payment of the price of such shares.

(6)  If a Company Issuing Share Certificates receives a Share Purchase Demand with respect to shares for which share certificates are issued, the Company must pay the price of the shares relating to such Share Purchase Demand in exchange for the share certificates.

(Objections of Creditors)

Article 799  In the cases listed in the following items, the creditors provided for in those items may state their objections to the Absorption-type Merger, etc. to the Surviving Stock Company, etc.:
(i)  in cases of effecting an Absorption-type Merger:  creditors of the Stock Company Surviving Absorption-type Merger;

(ii)  in cases of effecting an Absorption-type Company Split:  creditors of the Succeeding Stock Company in Absorption-type Company Split; or

(iii)  in cases of effecting a Share Exchange other than where the Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company in Share Exchange are only shares of the Wholly Owning Parent Stock Company in Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto, or in the cases prescribed in Article 768(1)(iv):  creditors of the Wholly Owning Parent Stock Company in Share Exchange.

(2)  In cases where the creditors of the Surviving Stock Company, etc. are able to state their objection pursuant to the provisions of the preceding paragraph, the Surviving Stock Company, etc. shall give public notice of the matters listed below in the official gazette and shall give notices separately to each known creditor, if any; provided, however, that the period under item (iv) may not be less than one month:

(i)  a statement that an Absorption-type Merger, etc. will be effected;

(ii)  the trade name and domicile of the Absorbed Company, etc.;

(iii)  the matters prescribed by the applicable Ordinance of the Ministry of Justice as the matters regarding the Financial Statements of the Surviving Stock Company, etc. and the Absorbed Company, etc. (limited to a Stock Company); and

(iv)  a statement to the effect that creditors may state their objections within a certain period of time.

(3)  Notwithstanding the provisions of the preceding paragraph, if the Surviving Stock Company, etc. gives public notice under that paragraph by Method of Public Notice listed in item (ii) or item (iii) of paragraph (1) of Article 939 in accordance with the provisions of the articles of incorporation under the provisions of that paragraph in addition to the official gazette, the Surviving Stock Company, etc. is not required to give separate notices under the provisions of the preceding paragraph.

(4)  In cases where creditors do not raise any objections within the period under paragraph (2)(iv), such creditors shall be deemed to have approved the Absorption-type Merger, etc.

(5)  In cases where creditors raise objections within the period under paragraph (2)(iv), the Surviving Stock Company, etc. shall make payment or provide reasonable security to such creditors, or entrust equivalent property to a Trust Company, etc. for the purpose of having such creditors receive the payment; provided,

Appendix H-12

however, that this shall not apply if there is no risk of harm to such creditors by such Absorption-type Merger, etc.

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger, etc.)
Article 801  The Stock Company Surviving Absorption-type Merger shall, without delay after the Effective Day, prepare documents or Electromagnetic Records that state or record the rights and obligations that the Stock Company Surviving Absorption-type Merger succeeded to by transfer from the Company Absorbed in Absorption-type Merger through the Absorption-type Merger and any other matters prescribed by the applicable Ordinance of the Ministry of Justice as those concerning an Absorption-type Merger.

(2)  The Succeeding Stock Company in Absorption-type Company Split (limited to the Succeeding Stock Company in Absorption-type Company Split where the Limited Liability Company effects the Absorption-type Company Split) shall, without delay after the Effective Day, prepare, jointly with the Splitting Limited Liability Company in Absorption-type Company Split, documents or Electromagnetic Records that state or record the rights and obligations that the Succeeding Stock Company in Absorption-type Company Split succeeded to by transfer from the Splitting Limited Liability Company in Absorption-type Company Split through the Absorption-type Company Split and any other matters prescribed by the applicable Ordinance of the Ministry of Justice as those concerning an Absorption-type Company Split.

(3)  Each of the Surviving Stock Companies, etc. listed in the following items shall, for a period of six months from the Effective Day, keep what are specified respectively in those items at its head office:
(i)  Stock Company Surviving Absorption-type Merger:  documents or Electromagnetic Records set forth in paragraph (1);

(ii)  Succeeding Stock Company in Absorption-type Company Split:  documents or Electromagnetic Records set forth in the preceding paragraph or Article 791(1)(i); and

(iii)  Wholly Owning Parent Stock Company in Share Exchange:  documents or Electromagnetic Records set forth in Article 791(1)(ii).

(4)  Shareholders and creditors of the Stock Company Surviving Absorption-type Merger may make the following requests to said Stock Company Surviving Absorption-type Merger at any time during its business hours; provided, however, that the fees designated by said Stock Company Surviving Absorption-type Merger are required to be paid in order to make the requests set forth in item (ii) or item (iv):
(i)  requests for inspection of the documents set forth in item (i) of the preceding paragraph;

(ii)  requests for delivery of a transcript or extract of the documents set forth in item (i) of the preceding paragraph;

(iii)  requests for inspection of anything that indicates the matters recorded in the Electromagnetic Records set forth in item (i) of the preceding paragraph in a manner prescribed by the applicable Ordinance of the Ministry of Justice; and

(iv)  requests that the matters recorded in the Electromagnetic Records set forth in item (i) of the preceding paragraph be provided by the Electromagnetic Method designated by the Stock Company Surviving Absorption-type Merger, or requests for the delivery of any document that states such matters.

(5)  The provisions of the preceding paragraph shall apply mutatis mutandis to the Succeeding Stock Company in Absorption-type Company Split. In such cases, the phrase “shareholders and creditors” in that paragraph shall be deemed to be replaced with “shareholders, creditors and any other interested parties,” and the term “item (i) of the preceding paragraph” in the items of that paragraph shall be deemed to be replaced with “item (ii) of the preceding paragraph.”

Appendix H-13

(6)  The provisions of paragraph (4) shall apply mutatis mutandis to the Wholly Owning Parent Stock Company in Share Exchange. In such cases, the phrase “shareholders and creditors” in that paragraph shall be deemed to be replaced with “shareholders and creditors (or, in cases where Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company in Share Exchange are limited to shares of the Wholly Owning Parent Stock Company in Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto (excluding the case prescribed in Article 768(1)(iv)(c)), shareholders of the Wholly Owning Parent Stock Company in Share Exchange),” and the term “item (i) of the preceding paragraph” in the items of that paragraph shall be deemed to be replaced with “item (iii) of the preceding paragraph.”

Appendix H-14